Form 10-K405, Exhibit 13
period 2000-12-31
MONROE BANCORP
filed 2001-03-29
CIK 745456

Independent Auditor's Report

To the Shareholders and
Board of Directors
Monroe Bancorp
Bloomington, Indiana

We have audited the accompanying consolidated balance sheet of Monroe Bancorp and subsidiary as of December 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (pages 19-38). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements as of December 31, 1999 and for the years ended December 31, 1999 and 1998 were audited by other auditors whose report dated January 19, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Monroe Bancorp and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Olive LLP

Olive LLP
Indianapolis, Indiana
January 25, 2001

6  Monroe Bancorp

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheet of Monroe Bancorp as of December 31, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.





                                               /s/ Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 19, 2000

Five Year Financial Summary
(table dollar amounts in thousands, except per share data)

                                                          At or for the years ended December 31,
                                            --------------------------------------------------------------
                                               2000         1999         1998         1997         1996
                                            ----------   ----------   ----------   ----------   ----------
Summary of Operations
     Interest income - tax equivalent ...   $   32,427   $   28,277   $   26,715   $   24,785   $   23,419
     Interest expense ...................       15,941       12,650       11,900       10,893       10,366
                                            ----------   ----------   ----------   ----------   ----------
     Net interest income - tax equivalent       16,486       15,627       14,815       13,892       13,053
     Less tax equivalent adjustment(1)...          792          858          714          636          588
                                            ----------   ----------   ----------   ----------   ----------
     Net interest income ................       15,694       14,769       14,101       13,256       12,465
     Less provision for loan losses .....          720          585          480          450          480
     Noninterest income .................        3,734        3,852        3,079        2,275        1,996
     Noninterest expenses ...............       10,744       11,052        9,683        8,416        7,699
                                            ----------   ----------   ----------   ----------   ----------
     Income before income taxes .........        7,964        6,984        7,017        6,665        6,282
     Income tax expense .................        2,631        2,261        2,372        2,281        2,181
                                            ----------   ----------   ----------   ----------   ----------
     Net income .........................   $    5,333   $    4,723   $    4,645   $    4,384   $    4,101
                                            ==========   ==========   ==========   ==========   ==========

Total cash dividends declared ...........   $    2,452   $    2,081   $    1,955   $    1,647   $    1,353
Average common shares outstanding .......    6,135,260    6,125,240    6,115,240    6,105,240    6,146,393

Per share data
     Basic earnings per share ...........   $     0.87   $     0.77   $     0.76   $     0.72   $     0.67
     Diluted earnings per share .........         0.87         0.77         0.76         0.72         0.67
     Dividends per common share .........         0.40         0.34         0.32         0.27         0.22
     Book value per common share ........         6.14         5.62         5.25         4.79         4.33

(1) Tax equivalent basis was calculated using a 34% tax rate for all periods presented.
                                                        (continued on next page)

                                                            2000 Annual Report 7

Five Year Financial Summary continued
(table dollar amounts in thousands, except per share data)

                                                   At or for the years ended December 31,
                                         --------------------------------------------------------
                                           2000        1999        1998        1997        1996
                                         --------    --------    --------    --------    --------
Selected year-end balances
     Total assets ....................   $441,831    $416,649    $375,418    $323,874    $293,091
     Earning assets ..................    406,813     384,388     350,201     299,811     271,738
     Total securities ................    102,250     109,237      83,309      62,360      59,836
     Loans ...........................    296,759     273,894     244,503     233,414     209,417
     Allowance for loan losses .......      3,873       3,343       3,562       3,341       3,201
     Total deposits ..................    342,995     313,150     305,058     276,138     256,744
     Short-term borrowings ...........     48,871      46,694      22,967       8,718       6,355
     Long-term debt ..................      6,542      16,188       9,976       5,492         108
     Shareholders' equity ............     37,732      34,444      32,138      29,284      26,411

Selected average balances
     Total assets ....................   $428,582    $393,225    $345,697    $310,647    $292,159
     Earning assets ..................    396,511     364,115     322,006     291,668     274,570
     Total securities ................    105,495      99,718      70,363      59,824      56,254
     Loans ...........................    287,485     254,397     239,611     222,744     201,268
     Allowance for loan losses .......      3,649       3,572       3,380       3,297       3,206
     Total deposits ..................    335,505     314,769     288,204     269,147     254,978
     Short-term borrowings ...........     40,873      30,226      15,776       6,978       7,877
     Long-term debt ..................     10,126       9,914       6,135       2,289         115
     Shareholders' equity ............     36,075      33,445      30,803      28,217      25,693

Performance ratios
     Average loans to average deposits      80.82%      83.14%      82.76%      78.94%      85.69%
     Allowance to period end loans ...       1.31        1.22        1.46        1.43        1.53
     Average equity to average assets        8.42        8.51        8.91        9.08        8.79
     Return on assets ................       1.24        1.20        1.34        1.41        1.40
     Return on equity ................      14.78       14.12       15.08       15.54       15.96
     Dividend payout ratio(2).........      45.98       44.06       42.09       37.57       32.99
     Efficiency ratio(3)..............      53.14       56.74       54.11       52.06       51.16

(2) Dividends declared on common shares divided by net income available to shareholders.
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. A lower ratio indicates more efficient performance.

8  Monroe Bancorp

Management's Discussion and Analysis

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp and its wholly owned subsidiary, Monroe County Bank.

Management's forward-looking statements are intended to benefit the reader, but future results are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to: economic conditions, generally and in the market areas of the Company; increased competition in the financial services industry; actions by the Federal Reserve Board; changes in interest rates; and governmental regulation and legislation.

Description of Business
Monroe Bancorp ("Company") is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe County Bank ("Bank"), which was formed in 1892. The Bank is the primary business of the Company.

The Bank, with its primary office located in Bloomington, Indiana, conducts business from 14 different locations in Monroe, Jackson and Lawrence counties, Indiana. Approximately 85 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. Being the home of Indiana University, the county's largest employer, the local economy benefits from the spending patterns of the school's 37,000 students as well as the University's $803 million annual operating budget. Monroe County has also historically had one of the lowest unemployment rates in the state of Indiana.

Results of Operations
Net Income
Net income for the year 2000 was $5.3 million, a 12.9 percent increase over net income of $4.7 million in 1999. Basic and diluted earnings per share totaled $0.87 per share, an increase of $0.10, or 13.0 percent, from 1999. Return on equity was 14.78 percent in 2000, up from 14.12 percent in 1999. Return on assets was 1.24 percent in 2000, up from 1.20 percent in 1999.

The Company credits the increase in net income to the following:

Strong loan growth. Net loans and loans held for resale were $292.9 million at December 31, 2000, an increase of 8.3 percent over year-end 1999. Growth occurred primarily in commercial loans and real estate loans. Net interest income on a fully tax equivalent basis (FTE) increased $859,000 or 5.5 percent over 1999.

Strong noninterest income growth. The Bank began selling fixed rate annuities at its branches during October 1999 and began selling variable rate annuities and mutual funds at its branches in March 2000. During 2000, $438,000 of commission income was recognized from these products. Trust Department fees also grew 37.6 percent to $812,000 during 2000.

Emphasis on cost control. The Bank went through a process with its software provider, Kirchman Corp., called "Getting Better Quicker," which evaluated the Bank's operations and identified opportunities for containing costs, improving efficiencies and increasing revenue by utilizing technology. We also evaluated many internal processes, such as purchasing of supplies, negotiating service contracts, and routine maintenance and repairs. We improved our efficiency in these areas as well. The focus on cost control, coupled with growth in net interest income and other income, resulted in an improvement in our efficiency ratio to 53.1 percent in 2000 compared to 56.7 percent in 1999.

Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

                                                            2000 Annual Report 9

Management's Discussion and Analysis continued

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending December 31, 2000. Interest income and expense is shown as a percent of average earning assets on a fully tax equivalent (FTE) basis.

                                      Net      Average      Net
             Interest    Interest   Interest   Earning    Interest
              Income     Expense     Income    Assets      Income
    ---------------------------------------------------------------
    2000       8.17%       4.79%      3.38%    $396,511    $16,486
    1999       7.76        4.18       3.58      364,115     15,627
    1998       8.29        4.55       3.74      322,006     14,815

2000 Compared to 1999
In 2000, asset yields increased 41 basis points and interest expense increased 61 basis points, resulting in a 20 point decline in the net interest income margin. This decline resulted from funding coming from certificates of deposit and repurchase agreements, which are relatively higher-cost sources of funds. Deposits and repurchase agreements also repriced more quickly than the Company's loan and security portfolio, which during a period of increasing interest rates, as in 2000, caused the net interest margin to decrease. Net interest income
(FTE) increased $859,000, or 5.5 percent, in 2000.

The prime rate increased 100 basis points during the first five months of 2000 and remained stable the rest of the year. The average loans to deposits ratio grew to 85.7 percent in 2000, compared to 80.8 percent in 1999.

1999 Compared to 1998
In 1999, asset yield declined 53 basis points and interest cost declined 37 basis points, resulting in a 16 point decline in the net interest income margin. This decline was due to funding growth occurring in high-yield money market savings accounts and repurchase agreements. Additionally, approximately $26 million of securities were purchased during 1999 to collateralize repurchase agreements. Yields on these securities were 290 basis points lower than the average yield on the Company's loan portfolio, further causing the margin to decrease. In 1999, net interest income (FTE) increased $812,000 or 5.5 percent over 1998.

To offset this decrease in the margin, the Company focused on growing other revenue sources, on containing costs and on streamlining operations. Overall, the increase in earning asset volume during the year compensated for the general decline in yields, which resulted in higher net interest income, but a lower net interest margin.

Interest rates were stable for the first six months of 1999. From June to December 1999 the prime rate increased 75 basis points. Average loans to deposits were 80.8 percent during 1999 compared to 83.1 percent in 1998.

Liquidity, Interest Sensitivity and Disclosures about Market Risk
The balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets. The internal Asset/Liability Committee (ALCO) and the Board of Directors regularly review the Company's exposure to interest rate risk. We measure interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of cash flows from assets and liabilities within a range of assumed changes in market interest rates. Net portfolio value is the market value of the equity and is equal to the market value of assets minus the market value of liabilities.

If estimated changes to net portfolio value are not within the limits established by the Board, the Board may direct management to adjust

10  Monroe Bancorp

Management's Discussion and Analysis continued

the Bank's asset and liability mix to bring interest rate risk within Board approved limits. The current Board approved limit is 10 percent, up or down, on a 200 basis point instantaneous change in interest rates.

The following tables set forth the change in the Bank's net portfolio value at December 31, 2000 and 1999 in the event of sudden and sustained one-percent to three-percent increases and decreases in market interest rates, with no effect given to any steps that management might take to counteract that change.

                               Net Portfolio Value at December 31, 2000
     ----------------------------------------------------------------------------------------
        Change in                   Dollar
      Interest Rate                 Amount                   $ Change              % Change
     (basis points)             (in thousands)                in NPV                in NPV
     --------------             --------------                ------                ------
         +300                       $58,148                   $1,316                  2.32%
         +200                        57,766                      934                  1.64
         +100                        57,324                      492                  0.87
            0                        56,832                      ---                   ---
         -100                        56,125                     (707)                (1.24)
         -200                        55,096                   (1,736)                (3.05)
         -300                        53,858                   (2,974)                (5.23)

                               Net Portfolio Value at December 31, 1999
     ----------------------------------------------------------------------------------------
        Change in                   Dollar
      Interest Rate                 Amount                   $ Change              % Change
     (basis points)             (in thousands)                in NPV                in NPV
     --------------             --------------                ------                ------
         +300                       $51,186                    $(730)                (1.41)%
         +200                        51,456                     (460)                (0.89)
         +100                        51,705                     (211)                (0.41)
            0                        51,916                      ---                   ---
         -100                        52,086                      170                  0.33
         -200                        51,932                       16                  0.03
         -300                        51,520                     (396)                (0.76)

The Bank's net portfolio value changed from being negatively impacted by an increase in rates at December 31, 1999 to being positively impacted by an increase in rates at December 31, 2000. This occurred due to a change in the composition of this asset and liability mix between those dates. At December 31, 1999, the Bank had $7.0 million more in its securities portfolio than at December 31, 2000. The higher balance in the securities portfolio at December 31, 1999 caused the Bank to be more negatively affected by an increase in rates and more positively affected by a decrease in rates.

The other major difference in the composition of the balance sheet was that noninterest-bearing demand deposits were $10.6 million lower at December 31, 1999, primarily due to customer Y2K (year 2000) concerns. The lower balance of noninterest-bearing demand deposits contributed to the net portfolio value being less negatively impacted by a decrease in rates and more negatively impacted by an increase in rates.

In comparing the effects of changes between 100 and 300 basis points in rates on the fair market value of the loan portfolio and interest-bearing deposits and borrowings at December 31, 2000 and 1999, the Bank's change in net portfolio value was similar in direction and magnitude at both dates. This indicates that the maturity/repricing gap between loans and interest-bearing deposits and borrowings did not change significantly between December 31, 1999 and 2000. The percentage changes in net portfolio value are well within the Board's limits.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.

                                                           2000 Annual Report 11

Management's Discussion and Analysis continued

Certain shortcomings are inherent in the method of computing the estimated NPV. Actual results may differ from that information presented in the tables above should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

The Company's liquidity and interest sensitivity position at December 31, 2000 remained adequate to meet the Company's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Company's interest rate sensitivity analysis as of December 31, 2000.

Liquidity and Interest Rate Sensitivity
                                                              At December 31, 2000
                                       ---------------------------------------------------------------
                                                       91-365         1-5         Over 5
                                       1-90 Days        Days         Years        Years        Total
                                       ---------     ---------     ---------    ---------    ---------
Rate sensitive assets
     Federal funds sold and interest
          bearing deposit ..........   $   6,546     $      --     $      --    $      --    $   6,546
     Investment securities .........      11,151        12,580        78,183          336      102,250
     Loans .........................      98,205        90,405       102,178        5,871      296,759
     Federal Home Loan Bank stock ..       1,257            --            --           --        1,257
                                       ---------     ---------     ---------    ---------    ---------
         Total rate sensitive assets     117,159       102,985       180,361        6,307      406,812
                                       =========     =========     =========    =========    =========

Rate sensitive liabilities
     Interest-bearing deposits .....     157,662        90,655        35,134          698      284,149
     Short-term borrowings .........      48,871            --            --           --       48,871
     Long-term debt ................          32           336         2,777        3,397        6,542
                                       ---------     ---------     ---------    ---------    ---------
          Total rate sensitive
              liabilities...........     206,565        90,991        37,911        4,095      339,562
                                       =========     =========     =========    =========    =========


Interest rate sensitivity gap by
     period ........................   $ (89,406)    $  11,994     $ 142,450    $   2,212    $  67,250

Cumulative rate sensitivity gap ....     (89,406)      (77,412)       65,038       67,250           --

Cumulative rate sensitivity gap
     ratio at December 31, 2000 ....       (22.0)%       (19.0)%        16.0%        16.5%

12  Monroe Bancorp

Management's Discussion and Analysis continued

During the latter half of 1999 and all of 2000, loan demand has exceeded deposit growth. Management expects this trend to continue in the near future. To provide current liquidity, the Company has been buying federal funds which are overnight loans from other banks. The Company believes that interest rates may fall during 2001 and has relied on short-term funding to provide liquidity rather than locking into longer term funding commitments. The Company had excess borrowing capacity of $16.5 million at the Federal Home Loan Bank of Indianapolis (FHLBI) at December 31, 2000, as limited by a Board resolution. Management expects to draw on FHLBI advances as needed for liquidity in the future as the interest rate environment becomes more favorable to secure longer term funding.

Other Income
2000 Compared to 1999
Other noninterest income decreased 3.1 percent to $3.7 million compared to $3.9 million in 1999. Security losses are comprised almost entirely of net unrealized losses on trading securities (mutual funds) held in grantor trusts (a rabbi trust) in connection with the Company's Directors' Deferred Compensation Plan. These securities are held as trading securities, hence, unrealized gains and losses are recognized on the income statement. This net unrealized loss is directly offset by a decrease to directors' fee expense, and is included in the line item identified on page 20 of the consolidated financial statements as "Appreciation (depreciation) on directors' deferred compensation plan." The activity of the rabbi trust has no effect on the Company's net income. Omitting the rabbi trust activity (securities net losses/gains) from 2000 and 1999, other income increased 17.3 percent to $4.0 million during 2000. This increase is attributable to the items discussed below.

The Company began a platform-based, or branch-based, fixed rate annuity sales program in October 1999, and platform-based mutual funds and variable rate annuities were first sold March 2000. The Company also offers a full service brokerage operation offered through Raymond James Financial Services, Inc. Platform-based investment sales and brokerage operations have generated $648,000 of commission income in 2000 compared to $223,000 in 1999, an increase of 190.5 percent. The Bank has nine employees who hold Series 6 licenses and seven employees who hold Series 7 licenses. In addition, 22 branch employees hold insurance licenses and are able to sell fixed annuities. Branch personnel have received extensive training and are coached on an ongoing basis to prepare them to work in a sales-focused environment.

The Trust Department also experienced strong growth during 2000. The fair market value of assets managed by the Trust Department was $130.8 million at December 31, 2000 compared to $121.7 million at December 31, 1999. Trustee fees grew 37.6 percent, or $222,000, in 2000. Approximately $110,000 of revenue came from new account relationships and the remainder of the growth was due to an increase in the fee structure that was implemented in the fall of 1999.

Service fees on deposit accounts increased 10.0 percent to $1.5 million in 2000 due to an increase in the fee structure implemented in August 1999. Other operating income decreased slightly in 2000, primarily because the Company recognized a $49,000 gain on the sale of a warehouse in 1999.

The Bank sells substantially all fixed rate residential mortgage loans on the secondary market. Realized gains on the sale of real estate loans decreased 49.2 percent in 2000 primarily because the increase in interest rates substantially slowed refinancing activity.

1999 Compared to 1998
Other noninterest income increased 25.1 percent to $3.9 million in 1999 compared to $3.1 million in 1998. Without rabbi trust activity (unrealized securities gains), other income would have increased 9.5 percent to $3.4 million in 1999. This increase is attributable to the items discussed on the following page.

                                                           2000 Annual Report 13

Management's Discussion and Analysis continued

Income from trust fees increased 20.4 percent during 1999. The majority of the increase was attributed to the following: the general increase in overall market values of trust assets, an increase in the departmental fee structure, and an increase in the number of high market value accounts obtained throughout the year. Also, in October, the Bank began selling fixed rate annuities at its branches (platform-based) and recognized commission income on these sales during the latter part of 1999. This new activity, coupled with a strong increase in brokerage commissions increased commission income by 49.7 percent, or $74,000, in 1999. The Company made significant investments in personnel and in fixed assets in Financial Management Services, which includes trust, brokerage and platform-based investment sales, during 1999 to position this area for further growth.

Other operating income rose 22.0 percent over the prior year primarily because the Bank outsourced its official checks at the end of 1998, and was paid $96,000 in commissions on compensating balances and float by the vendor during 1999.

Service charges on deposit accounts increased 19.8 percent due to an increase in the deposit fee structure, deposit base growth and more accounts being assessed fees, predominately insufficient funds fees.

In 1999, net gains from secondary market mortgage loan sales declined 39.0 percent compared to the prior year. Rising interest rates during the last half of 1999 significantly slowed the pace of mortgage refinancing. Although mortgage volume was down, the Company retained its local market leadership by originating $81.6 million of mortgage loans in Monroe County during 1999. Income from the origination and sale of mortgage loans is extremely dependent upon the current interest rate environment.

Other Expense
2000 Compared to 1999
Other noninterest expense decreased 2.8 percent to $10.7 million during 2000. As previously discussed in the Other Income section, the net unrealized losses from securities in the rabbi trust directly reduced director fee expense in 2000, and the net unrealized gains increased director fee expense in 1999. Without the effect of the rabbi trust on 2000 and 1999, other noninterest expense would have increased 3.7 percent to $11.0 million in 2000. Salaries and employee benefits increased 7.9%, or $491,000 primarily due to normal salary increases and increased commissions paid to employees on platform-based annuity and mutual fund sales. Net occupancy expense only increased 3.0 percent due to a conscious effort to contain costs. Advertising and other operating expenses decreased slightly compared to 1999. The bank has focused on containing costs and on pursuing efficiency through the use of technology and by pushing information and decision making authority to the point of customer contact. The Company's efficiency ratio improved to 53.1 percent for 2000 compared to 56.7 percent in 1999.

1999 Compared to 1998
Other noninterest expense increased 14.1 percent to $11.1 million in 1999 compared to 1998. Without the effect of the 1999 unrealized securities gains from the rabbi trust on directors' fee expense, noninterest expense would have increased 9.2 percent to $10.6 million. This increase is mainly attributed to the investments made in personnel, fixed assets and advertising to position the Company for growth. The Company's efficiency ratio was 56.7 percent in 1999 compared to 54.1 percent in 1998.

Salaries and employee benefits increased 7.0 percent, or $407,000 due to normal salary increases and additions to staff, mainly in the Financial Management Services area. Occupancy and equipment expense increased 24.3 percent, or $341,000, in 1999. Several factors contributed to this increase. A new, larger, Mall Road Branch was

14  Monroe Bancorp

Management's Discussion and Analysis continued

completed in May 1998. The Bank also opened a new Operations Center in a leased facility in March 1999. The Bank's Main Office was also renovated during 1999. The square footage allocated to Financial Management Services doubled during 1999 and their office space was substantially renovated to position this area for further growth. Advertising expense increased 43.0 percent to $552,000 in 1999 as a result of the Company's increased marketing and advertising campaigns.

Income Taxes
The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34 percent is interest on tax-exempt securities and loans.

The Company's effective tax rate was 33.0 percent, 32.4 percent and 33.8 percent in 2000, 1999, and 1998, respectively. The tax rate increased slightly in 2000 due to a decrease in municipal bond interest income.

Financial Condition
Overview
Total assets increased to $441.8 million at December 31, 2000, a 6.0 percent increase from $416.6 million at December 31, 1999 with the majority of this growth in the loan portfolio. This growth was funded primarily by the increase in deposits as well as the proceeds from maturities of securities.

Securities
Securities decreased to $102.3 million at December 31, 2000 from $109.2 million at December 31, 1999. As loan growth exceeded deposit growth during 2000, and as securities matured, proceeds were used to make loans or to retire FHLBI advances. During 1998 and 1999, approximately $35 million of securities were purchased to collateralize repurchase agreements which must be secured by U.S. Treasury or agency securities. The growth in repurchase agreements slowed slightly during 2000 and collateral was also more efficiently allocated which caused far fewer securities to be purchased solely for collateral purposes during 2000.

Loans
Net loans and loans held for resale increased to $292.9 million at December 31, 2000, or 8.3 percent, from December 31, 1999. The commercial real estate portfolio grew by $7.9 million, or 13.4 percent and real estate loans increased $14.4 million or 7.6 percent. Loans secured by one-to-four-family properties continue to be the largest segment of the loan portfolio. It is the Company's practice to sell all fixed rate residential mortgages it originates and to portfolio all variable rate loans it originates. In the rising interest rate environment we experienced in 2000, more customers sought adjustable rate loans, and this contributed to the growth of our loan portfolio.

The increase in net loans also reflects the continued healthy loan demand in our market area. Indiana University's large student population contributes to a strong rental market and a strong demand for real estate loans. Monroe County, Indiana also continues to enjoy one of the lowest unemployment rates in the state. The Company was well positioned with its loan products to capitalize on this demand. Growth was achieved while maintaining rates consistent with our competitors and maintaining credit quality standards.

Asset Quality and Provision for Loan Losses
The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the adequacy of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent

                                                           2000 Annual Report 15

Management's Discussion and Analysis continued

loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified.

The Bank's methodology for assessing the appropriateness of the allowance consists of several key elements:

           o the formula allowance
           o specific allowances
           o the unallocated allowance

A complete discussion of this process is contained in Note 1 on page 24 of the notes to the consolidated financial statements.

Net loans charged off during 2000 were $190,000, or 0.1 percent of average loans compared to $804,000 or 0.3 percent of average loans in 1999. At December 31, 2000, non-performing loans totaled $3.5 million, or 1.2 percent of gross loans, up from $2.4 million, or 0.9 percent of gross loans, at December 31, 1999. Increases in the prime rate and increased bankruptcies have been a factor in the increase in non-performing loans this year. Management believes loss exposure on these loans is minimal, and the addition to the provision for loan losses was increased during 2000 to adequately cover any losses incurred.

At December 31, 2000, impaired loans totaled $1.3 million, an increase of $128,000 over December 31, 1999. An allowance for losses was not deemed necessary for impaired loans totaling $416,000, but an allowance of $230,000 was recorded for the remaining balance of impaired loans of $837,000.

At December 31, 2000, the allowance for loan losses was $3.9 million up from $3.3 million at year-end 1999. As a percent of loans, the allowance was 1.3 percent at December 31, 2000 compared to 1.2 percent at the end of 1999. The provision for loan losses was $720,000 in 2000 compared to $585,000 in 1999.

All watch list loans are subject to additional scrutiny and monitoring. The Company's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion and believes this process ultimately results in the identification of problem loans in a more timely fashion. The Company had loans totaling $2.9 million and $1.1 million on its watch list which were not included in impaired or non-performing loans at December 31, 2000 and 1999, respectively.

Deposits
Due to customer concerns over Y2K (year 2000) issues and the impact those concerns had on the deposit balances at December 31, 1999, management believes a more meaningful discussion about deposit growth can be achieved by examining the change in average deposits as opposed to the change in year-end deposits. All year-end decreases in deposit balances due to Y2K activity were regained by February 2000. Average deposits increased $20.7 million or 6.6 percent during 2000. Average deposits increased $26.6 million or 9.2 percent in 1999. During 2000, the majority of deposit growth occurred in time deposits, and these deposits continue to be the largest single source of the Company's funds. In 1999, growth occurred primarily in high-yield money market savings accounts.

To provide temporary liquidity and as alternative to borrowing federal funds, the Company will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2000, the Company had $10.6 million short-term public fund certificates of deposit. The Company had no such funds as of December 31, 1999.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-

16  Monroe Bancorp

Management's Discussion and Analysis continued

term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis and retail repurchase agreements which mature daily. During 2000 and 1999, the Company saw substantial growth in daily repurchase agreements, which are primarily held by business customers. The Company had no federal funds purchased at December 31, 2000 compared to $17.8 million at year-end 1999.

Long-term debt consists of FHLBI advances and a small mortgage. FHLBI advances totaled $6.5 million at December 31, 2000 compared to $16.1 million at year-end 1999. At December 31, 1999, the Company had approximately $5.0 million in additional federal funds purchased and had borrowed an additional $6.0 million from the FHLBI to provide sources of Y2K liquidity.

Capital
The Company's capital strength continues to exceed regulatory minimums and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital to average assets ratio was 8.7 percent at December 31, 2000 and 8.5 percent at year-end 1999. At December 31, 2000, the Company had a Tier 1 risk-based capital ratio of 13.3 percent, total risk-based capital percentage of 14.5 percent and a leverage ratio of 8.7 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

In 2001, the Bank will rebuild its Highland Village Branch because a city road widening project will substantially reduce the existing branch's customer parking. The Bank has purchased the adjacent property and will be building a larger branch on that property and demolishing the existing branch. The Bank will use existing capital resources to build this branch. The existing branch is 36 years old, and its net book value is negligible.

The Bank is also planning on entering at least one new high-growth market area in 2001. The Bank anticipates leasing space for this new branch, and does not anticipate incurring material capital expenditures. Neither rebuilding the Highland Village Branch nor making leasehold improvements at the new branch will cause the Bank's capital to drop below the level needed to maintain its status as "well-capitalized."

Accounting Matters
The Financial Accounting Standards Board (FASB) has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. Statement No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative.

The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

Statement No. 133 amends Statements No. 52 and supersedes Statements No. 80, 105 and 119. Statement No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from Statement No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of Statement No. 133.

Statement No. 133 was originally effective for all fiscal years beginning after June 15, 1999 and was amended. It is now effective for all fiscal years beginning after June 15, 2000 and is not expected to have a material impact on the operations of the Company. The Statement may not be applied retroactively to financial statements of prior periods. As of December 31, 2000 and 1999, the Company did not hold any derivative instruments nor did it engage in any hedging activities as defined by Statement No. 133.

                                                          2000 Annual Report  17

Management's Discussion and Analysis continued

Inflation
For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally corresponding increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the last few years the inflation rate has been relatively low, and its impact on the balance sheets and increased levels of income and expense has been nominal.


18  Monroe Bancorp

[BAR CHART APPEARS HERE]
Loans and Loans Held for Sale
Net of Allowance for Loan Losses
(000's Omitted)

1996      $206,215
1997      $230,073
1998      $240,941
1999      $270,551
2000      $292,886

[BAR CHART APPEARS HERE]
Total Assets
(000's Omitted)

1996      $293,091
1997      $323,874
1998      $375,418
1999      $416,649
2000      $441,831

[BAR CHART APPEARS HERE]
Total Deposits
(000's Omitted)

1996      $256,744
1997      $276,138
1998      $305,058
1999      $313,150
2000      $342,995

Consolidated Balance Sheets
(in thousands, except per share data)
                                                                      December 31,
                                                                ----------------------
                                                                   2000         1999
                                                                ---------    ---------
Assets
 Cash and due from banks ....................................   $  19,483    $  17,404
 Federal funds sold .........................................       6,500
                                                                ---------    ---------
     Cash and cash equivalents ..............................      25,983       17,404
 Trading assets, at fair value ..............................       3,171        3,347
 Investment securities
     Available for sale .....................................      23,636       20,119
     Held to maturity (fair value of $75,217 and $84,044) ...      75,443       85,771
                                                                ---------    ---------
         Total investment securities ........................      99,079      105,890
 Loans held for sale ........................................         794          423
 Loans, net of allowance for loan losses of $3,873 and $3,343     292,092      270,128
 Premises and equipment .....................................      10,447       10,362
 Federal Home Loan Bank stock ...............................       1,257        1,183
 Other assets ...............................................       9,008        7,912
                                                                ---------    ---------
         Total assets .......................................   $ 441,831    $ 416,649
                                                                =========    =========

Liabilities
 Deposits
    Noninterest-bearing .....................................   $  58,846    $  48,201
    Interest-bearing ........................................     284,149      264,949
                                                                ---------    ---------
        Total deposits ......................................     342,995      313,150
 Short-term borrowings ......................................      48,871       46,964
 Long-term debt .............................................       6,542       16,188
 Other liabilities ..........................................       5,691        5,903
                                                                ---------    ---------
        Total liabilities ...................................     404,099      382,205
                                                                ---------    ---------

Commitments and contingent liabilities

Shareholders' equity
 Common stock, no par value
    Authorized--18,000,000 shares
    Issued and outstanding--6,150,240 shares ................         137          137
 Additional paid-in capital .................................       3,346        3,343
 Retained earnings ..........................................      34,392       31,511
 Accumulated other comprehensive loss .......................         (35)        (369)
 Unearned ESOT shares .......................................        (108)        (178)
                                                                ---------    ---------
       Total shareholders' equity ...........................      37,732       34,444
                                                                ---------    ---------
       Total liabilities and shareholders' equity ...........   $ 441,831    $ 416,649
                                                                =========    =========

See notes to consolidated financial statements
                                                          2000 Annual Report  19

[BAR CHART APPEARS HERE]
Net Income
(000's Omitted)

1996      $4,101
1997      $4,384
1998      $4,645
1999      $4,723
2000      $5,333

[BAR CHART APPEARS HERE]
Other (Noninterest) Income
(000's Omitted)

1996      $1,996
1997      $2,275
1998      $3,079
1999      $3,852
2000      $3,734

[BAR CHART APPEARS HERE]
Earnings per Share
(000's Omitted)

1996      $0.67
1997      $0.72
1998      $0.76
1999      $0.77
2000      $0.87

Consolidated Statements of Income
(in thousands, except per share data)
                                                                    Year Ended December 31,
                                                           ----------------------------------------
                                                              2000           1999          1998
                                                           -----------    -----------   -----------
Interest income
   Loans receivable ....................................   $    25,870    $    21,822   $    21,634
    Investment securities
       Taxable .........................................         4,033          3,451         2,422
       Tax-exempt ......................................         1,501          1,647         1,369
       Trading .........................................            87             77
    Federal funds sold .................................           144            422           576
                                                           -----------    -----------   -----------
          Total interest income ........................        31,635         27,419        26,001
                                                           -----------    -----------   -----------

Interest expense
    Deposits ...........................................        13,057         10,776        10,819
    Short-term borrowings ..............................         2,294          1,300           698
    Long-term debt .....................................           590            574           383
                                                           -----------    -----------   -----------
       Total interest expense ..........................        15,941         12,650        11,900
                                                           -----------    -----------   -----------
Net interest income ....................................        15,694         14,769        14,101
    Provision for loan losses ..........................           720            585           480
                                                           -----------    -----------   -----------
Net interest income after provision for loan losses ....        14,974         14,184        13,621
                                                           -----------    -----------   -----------

Other income
    Fiduciary activities ...............................           812            590           490
    Service charges on deposit accounts ................         1,490          1,354         1,130
    Commission income ..................................           648            223           149
    Realized and unrealized gains (losses) on securities          (221)           481
    Net gains on loan sales ............................           200            394           646
    Other income .......................................           805            810           664
                                                           -----------    -----------   -----------
          Total other income ...........................         3,734          3,852         3,079
                                                           -----------    -----------   -----------
Other expenses
    Salaries and employee benefits .....................         6,727          6,236         5,829
    Net occupancy and equipment expenses ...............         1,796          1,744         1,403
    Director and committee fees ........................           100            121            80
    Appreciation (depreciation) on directors' deferred
         compensation plan .............................          (146)           557           406
    Advertising ........................................           492            552           386
    Other expenses .....................................         1,775          1,842         1,579
                                                           -----------    -----------   -----------
           Total other expenses ........................        10,744         11,052         9,683
                                                           -----------    -----------   -----------
                                                                                              7,017
Income before income tax ...............................         7,964          6,984
    Income tax expense .................................         2,631          2,261         2,372
                                                           -----------    -----------   -----------
Net income .............................................   $     5,333    $     4,723   $     4,645
                                                           ===========    ===========   ===========

Basic earnings per share ...............................   $       .87    $       .77   $       .76
                                                           ===========    ===========   ===========
Diluted earnings per share .............................           .87            .77           .76
                                                           ===========    ===========   ===========

Weighted-average shares outstanding ....................     6,135,260      6,125,240     6,115,240

                                See notes to consolidated financial statements
20  Monroe Bancorp

Consolidated Statements of Shareholders' Equity
(in thousands, except share data)

                                                                                                                   Unearned
                                                                                                     Accumulated   Employee
                                             Common Stock                                              Other        Stock
                                       ------------------------             Comprehensive           Comprehensive  Ownership
                                         Shares                  Paid-in       Income      Retained    Income       Trust
                                       Outstanding    Amount     Capital       (Loss)      Earnings    (Loss)       Shares   Total
----------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1998 ............  6,150,240    $    137  $   3,291              $  26,179   $     33   $    (356)  $  29,284
   Comprehensive income
      Net income .....................                                     $   4,645      4,645                              4,645
      Other comprehensive
        income--unrealized gains on
        securities, net of tax of $29                                             44                    44                      44
                                                                           ---------
   Comprehensive income ..............                                     $   4,689
                                                                           =========
   ESOT shares earned ................                                31                                            89         120
   Cash dividends ($.32 per share) ...                                                   (1,955)                            (1,955)
                                       ----------    --------  ---------              ---------   --------   ---------   ---------
Balances, December 31, 1998 ..........  6,150,240         137      3,322                 28,869         77        (267)     32,138
   Comprehensive income
      Net income .....................                                     $   4,723      4,723                              4,723
      Other comprehensive
        loss--unrealized losses on
        securities, net of tax of $293                                          (446)                 (446)                   (446)
                                                                           ---------
   Comprehensive income ..............                                     $   4,277
                                                                           =========
   ESOT shares earned ................                                21                                            89         110
   Cash dividends ($.34 per share) ...                                                   (2,081)                            (2,081)
                                       ----------    --------  ---------              ---------   --------   ---------   ---------
Balances, December 31, 1999 ..........  6,150,240         137      3,343                 31,511       (369)       (178)     34,444
   Comprehensive income
      Net income .....................                                     $   5,333      5,333                              5,333
      Other comprehensive
        income--unrealized gains on
        securities, net of tax of $220                                           334                   334                     334
                                                                           ---------
   Comprehensive income ..............                                     $   5,667
                                                                           =========
   ESOT shares earned ................                                 3                                            89          92
   ESOT shares purchased .............                                                                             (19)        (19)
   Cash dividends ($.40 per share) ...                                                   (2,452)                            (2,452)
                                       ----------    --------  ---------              ---------   --------   ---------   ---------
Balances, December 31, 2000 ..........  6,150,240    $    137  $   3,346              $  34,392   $    (35)  $    (108)  $  37,732
                                       ==========    ========  =========              =========   ========   =========   =========

See notes to consolidated financial statements.

                                                          2000 Annual Report  21

Consolidated Statements of Cash Flows
(in thousands, except per share data)

                                                                                               Year Ended December 31,
                                                                                          --------------------------------
                                                                                            2000        1999        1998
                                                                                          --------    --------    --------
Operating activities:
      Net income ......................................................................   $  5,333    $  4,723    $  4,645
      Adjustments to reconcile net income to net cash provided by operating activities:
           Provision for loan losses ..................................................        720         585         480
           Depreciation and amortization ..............................................        628         548         471
           Deferred income tax ........................................................        (34)         94        (289)
           Investment securities amortization, net ....................................        292         354         352
           Investment securities (gains) losses .......................................          1          (2)
           Net change in trading securities ...........................................        176      (3,347)
           Origination of loans held for sale .........................................    (17,692)    (29,597)    (59,374)
           Proceeds from sale of loans held for sale ..................................     17,521      32,063      58,832
           Gain on sale of loans held for sale ........................................       (200)       (394)       (646)
           ESOT shares earned .........................................................         92         110         120
           ESOT shares purchased ......................................................        (19)
     Net change in:
          Interest receivable and other assets ........................................     (1,282)       (325)     (1,279)
          Interest payable and other liabilities ......................................       (212)        624       1,037
                                                                                          --------    --------    --------
               Net cash provided by operating activities ..............................      5,324       5,436       4,349
                                                                                          --------    --------    --------

Investing activities:
     Purchases of securities available for sale .......................................     (4,999)     (7,843)     (6,550)
     Proceeds from maturities of securities available for sale ........................      1,730       1,100       3,862
     Proceeds from sales of securities available for sale .............................        264          28
     Purchases of securities held to maturity .........................................     (2,996)    (30,300)    (28,783)
     Proceeds from maturities of securities held to maturity ..........................     13,073      13,337      10,249
     Net change in loans ..............................................................    (22,684)    (32,267)    (10,160)
     Purchases of premises and equipment ..............................................       (713)     (3,725)     (1,893)
     Purchase of FHLB stock ...........................................................        (74)        (12)       (138)
                                                                                          --------    --------    --------
          Net cash used by investing activities .......................................    (16,399)    (59,682)    (33,413)
                                                                                          --------    --------    --------

Financing activities:
     Net change in:
          Noninterest-bearing, interest-bearing demand and savings
               deposits ...............................................................      9,951      10,321      23,325
          Certificates of deposit .....................................................     19,894      (2,229)      5,595
          Short-term borrowings .......................................................      1,907      23,997      14,249
     Proceeds of long-term debt .......................................................                  9,000       5,500
     Repayment of long-term debt ......................................................     (9,646)     (2,788)     (1,016)
     Cash dividends ...................................................................     (2,452)     (2,081)     (1,955)
                                                                                          --------    --------    --------
          Net cash provided by financing activities ...................................     19,654      36,220      45,698
                                                                                          --------    --------    --------

Net change in cash and cash equivalents ...............................................      8,579     (18,026)     16,634
Cash and cash equivalents, beginning of year ..........................................     17,404      35,430      18,796
                                                                                          --------    --------    --------
Cash and cash equivalents, end of year ................................................   $ 25,983    $ 17,404    $ 35,430
                                                                                          ========    ========    ========
Additional cash flows information
     Interest paid ....................................................................   $ 15,748    $ 12,825    $ 11,706
     Income tax paid ..................................................................      2,460       2,261       2,655

                                See notes to consolidated financial statements
22  Monroe Bancorp

Notes to Consolidated Financial Statements

Note 1 -- Nature of Operations and Summary of Significant
Accounting Policies

The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly owned subsidiary, Monroe County Bank ("Bank"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Monroe, Jackson and Lawrence counties in Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation--The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions.

Trading Activities are engaged in by the Company and consist of investments in various mutual funds held in grantor trusts formed by the Company in connection with a deferred compensation plan. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income.

Quoted market prices, when available, are used to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax. Trading account securities are held for resale in anticipation of short-term market movements and are valued at fair value. Gains and losses, both realized and unrealized, are included in other income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed

                                                          2000 Annual Report  23

Notes to Consolidated Financial Statements continued

Note 1 -- Nature of Operations and Summary of Significant
Accounting Policies (continued)

when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. The Bank's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Company's key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, regulatory examination results, and findings of an independent third party conducting reviews of the loan portfolio.

The allowance for loan losses also incorporates the results of measuring impaired loans. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral of the loan, if collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using primarily the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

24  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Comprehensive income consists solely of net income and unrealized gains and losses on securities available for sale, net of tax.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOT shares have been excluded from the computation of average common shares outstanding. Options to purchase 115,000 and 100,000 shares of common stock at December 31, 2000 and 1999 were excluded from the computation of diluted earnings per share because the options' exercise price was greater than or equal to the average market price of the common shares.

Reclassifications of certain amounts in the 1999 and 1998 consolidated financial statements have been made to conform to the 2000 presentation.

Note 2 -- Restriction on Cash and Due From Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2000, was $1,474,000.

Note 3 -- Investment Securities

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized  Fair
                                      Cost       Gains      Losses    Value
                                    ----------------------------------------
Available for sale
2000
     U. S. Treasury ..............   $ 4,997    $     4    $     1   $ 5,000
     Federal agencies ............    16,579        118        135    16,562
     State and municipal .........     1,891          4          4     1,891
     Marketable equity securities        229                    46       183
                                     -------    -------    -------   -------
          Total available for sale   $23,696    $   126    $   186   $23,636
                                     =======    =======    =======   =======
1999
     Federal agencies ............   $17,610    $     2    $   529   $17,083
     State and municipal .........     2,641          4         11     2,634
     Marketable equity securities        483          5         86       402
                                     -------    -------    -------   -------
          Total available for sale   $20,734    $    11    $   626   $20,119
                                     =======    =======    =======   =======

Held to maturity
2000
     Federal agencies ............   $43,429    $   197    $   192   $43,434
     State and municipal .........    31,517          8        237    31,288
     Mortgage-backed securities ..       497                     2       495
                                     -------    -------    -------   -------
          Total held to maturity .   $75,443    $   205    $   431   $75,217
                                     =======    =======    =======   =======
1999
     U. S. Treasury ..............   $ 1,497    $     4              $ 1,501
     Federal agencies ............    46,504         24    $ 1,141    45,387
     State and municipal .........    35,879         15        623    35,271
     Mortgage-backed securities ..     1,891                     6     1,885
                                     -------    -------    -------   -------
          Total held to maturity .   $85,771    $    43    $ 1,770   $84,044
                                     =======    =======    =======   =======

                                                          2000 Annual Report  25

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 3 -- Investment Securities (continued)

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with a carrying value of $64,915,000 and $62,305,000 were pledged at December 31, 2000 and 1999 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2000 and 1999 were $264,000 and $28,000. Gross losses of $1,000 were realized on the 2000 sales, and gross gains of $2,000 were realized on the 1999 sales. There were no sales of available-for-sale securities in 1998.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2000.

Trading securities, which consist of mutual funds, are recorded at fair value. Unrealized holding losses on trading securities of $320,000 and unrealized holding gains of $428,000 were included in earnings in 2000 and 1999. There were no trading securities in 1998.

                                  Available for Sale        Held to Maturity
                                 -----------------------------------------------
                                 Amortized      Fair       Amortized      Fair
                                   Cost         Value        Cost         Value
                                 -----------------------------------------------
Within one year ............      $ 6,422      $ 6,426      $13,485      $13,474
One to five years ..........       17,045       17,027       61,125       60,920
Five to ten years ..........                                    336          328
                                  -------      -------      -------      -------
                                   23,467       23,453       74,946       74,722

Mortgage-backed securities .                                    497          495
Marketable equity securities          229          183
                                  -------      -------      -------      -------

 Totals ....................      $23,696      $23,636      $75,443      $75,217
                                  =======      =======      =======      =======

26  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 4 -- Loans and Allowance

Loans at December 31:                     2000           1999
                                        ---------     ---------
Commercial and industrial loans ....    $  65,625     $  57,835
Real estate loans (includes $1,457
     and $1,455 secured by farmland)      177,471       167,202
Construction loans .................       24,545        20,780
Agricultural production financing
     and other loans to farmers ....          639           784
Individuals' loans for household
     and other personal expenditures       27,077        26,529
Tax-exempt loans ...................          608           341
                                        ---------     ---------
                                          295,965       273,471
Allowance for loan losses ..........       (3,873)       (3,343)
                                        ---------     ---------
          Total loans ..............    $ 292,092     $ 270,128
                                        =========     =========

Allowance for loan losses:           2000        1999        1998
                                   -------     -------     -------
Balances, January 1 .........      $ 3,343     $ 3,562     $ 3,341
Provision for losses.........          720         585         480
Recoveries on loans..........          105          56          68
Loans charged off............         (295)       (860)       (327)
                                   -------     -------     -------
Balances, December 31              $ 3,873     $ 3,343     $ 3,562
                                   =======     =======     =======

Information on impaired loans is summarized below.

As of and for the year ending
December 31:                                 2000      1999      1998
                                            ------    ------    ------
Impaired loans with an allowance .......    $  837    $  674    $1,847
Impaired loans for which the
     discounted cash flows or collateral
     value exceeds the carrying value
     of the loan .......................       416       451       402
                                            ------    ------    ------
          Total impaired loans .........    $1,253    $1,125    $2,249
                                            ======    ======    ======

Allowance for impaired loans
     (included in the Company's
     allowance for loan losses) ........    $  230    $  209    $  714
Average balance of impaired loans ......    $1,015    $1,103    $1,287
Interest income recognized on
     impaired loans ....................        85       154       103
Cash-basis interest included above .....        82       134       102

Note 5 -- Premises and Equipment

Cost at December 31:                           2000         1999
                                             --------     --------
Land ...................................     $  1,722     $  1,714
Buildings ..............................        9,091        8,910
Equipment ..............................        4,799        4,956
                                             --------     --------
       Total cost ......................       15,612       15,580
Accumulated depreciation ...............       (5,165)      (5,218)
                                             --------     --------
       Net .............................     $ 10,447     $ 10,362
                                             ========     ========

                                                          2000 Annual Report  27

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 6 -- Deposits

Deposits at December 31:                  2000        1999
                                        --------    --------
Noninterest-bearing deposits .......    $ 58,846    $ 48,201
NOW and money market deposits ......     100,880     100,032
Savings deposits ...................      17,765      19,307
Certificates and other time deposits
   of $100,000 or more .............      56,619      40,094
Other certificates and time deposits     108,885     105,516
                                        --------    --------
          Total deposits ...........    $342,995    $313,150
                                        ========    ========

Certificates and other time deposits maturing in years ending December 31:
    2001............................   $ 129,672
    2002............................      26,457
    2003............................       3,955
    2004............................       1,537
    2005............................       3,185
    Thereafter......................         698
                                       ---------
                                       $ 165,504
                                       =========

Note 7 -- Short-Term Borrowings

Short-term borrowings at
December 31:                               2000                  1999
                                         --------              --------
Federal funds purchased................                        $ 17,800
Securities sold under repurchase
     agreements........................  $ 48,871                29,164
                                         --------              --------
          Total short-term borrowings..  $ 48,871              $ 46,964
                                         ========              ========

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2000 and 1999 totaled $48,871,000 and $34,078,000 and the daily average of such agreements totaled $33,965,000 and $28,999,000. The agreements at December 31, 2000, mature on January 2, 2001.

Note 8 -- Long-Term Debt

Long-term debt at December 31:               2000                  1999
                                           -------               -------
Federal Home Loan Bank advances,
     variable rates, due at various dates
     through October 15, 2014............  $ 6,505              $ 16,129
Other notes payable, 9%, due in
     installments to December 2002.......       37                    59
                                           -------              --------
          Total long-term debt...........  $ 6,542              $ 16,188
                                           =======              ========

The Federal Home Loan Bank advances are secured by first-mortgage loans, investment securities, and FHLB stock totaling $84,274,000. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending December 31:
   2001.............................  $   368
   2002.............................      158
   2003.............................      655
   2004.............................    1,757
   2005.............................      207
   Thereafter.......................    3,397
                                      -------
                                      $ 6,542
                                      =======

28  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 9 -- Income Tax

Income tax expense for the year
ended December 31:                                              2000        1999        1998
                                                              -------     -------     -------
Currently payable ........................................    $ 2,665     $ 2,167     $ 2,661
Deferred .................................................        (34)         94        (289)
                                                              -------     -------     -------
     Total income tax expense ............................    $ 2,631     $ 2,261     $ 2,372
                                                              =======     =======     =======

Reconciliation of federal statutory to actual tax expense:
   Federal statutory income tax at 34% ...................    $ 2,708     $ 2,375     $ 2,386
   Tax-exempt interest ...................................       (429)       (470)       (399)
   Effect of state income taxes ..........................        348         354         382
   Other .................................................          4           2           3
                                                              -------     -------     -------
        Actual tax expense ...............................    $ 2,631     $ 2,261     $ 2,372
                                                              =======     =======     =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

Deferred tax asset at December 31:          2000        1999
                                          -------     -------
Assets
    Allowance for loan losses ........    $ 1,270     $ 1,094
    Deferred compensation ............      1,385       1,494
    Other ............................          6          32
    Accrued health insurance .........         27          34
    Accrued vacation .................         15          19
    Net unrealized losses on
         available-for-sale securities         25         246
                                          -------     -------
              Total assets ...........      2,728       2,919
                                          -------     -------

Liabilities
    Depreciation .....................       (344)       (204)
    Deferred loan fees ...............        (23)        (15)
    Other ............................                    (25)
    Unrealized gains--trading account         (42)       (169)
                                          -------     -------
              Total liabilities ......       (409)       (413)
                                          -------     -------
              Net deferred tax asset .    $ 2,319     $ 2,506
                                          =======     =======

                                                          2000 Annual Report  29

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 10 -- Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:
                                             2000                  1999
                                           -------               -------
Commitments to extend credit.............. $ 9,379               $ 6,250
Unused lines of credit and letters
     of credit............................  49,960                35,820

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 11 -- Dividend and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2000 was $37,333,000 of which $29,167,000 was restricted from dividend distribution to the Corporation.

30  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 12 -- Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2000 and 1999, the Company and the Bank were categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2000 that management believes have changed the Company's or Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:

                                                        Required for        To Be Well
                                         Actual      Adequate Capital(1)   Capitalized(1)
                                  -----------------------------------------------------------
                                   Amount     Ratio    Amount    Ratio    Amount     Ratio
---------------------------------------------------------------------------------------------
As of December 31, 2000
Total capital(1)
     (to risk-weighted assets)
     Consolidated ............    $41,296      14.5%  $22,724      8.0%      N/A       N/A
     Bank ....................     40,854      14.6    22,452      8.0   $28,065      10.0%

Tier 1 capital(1)
     (to risk-weighted assets)
     Consolidated ............     37,741      13.3    11,362      4.0       N/A       N/A
     Bank ....................     37,341      13.3    11,226      4.0    16,839       6.0

Tier 1 capital(1)
     (to average assets)
     Consolidated ............     37,741       8.7    17,350      4.0       N/A       N/A
     Bank ....................     37,341       8.7    17,202      4.0    21,502       5.0
---------------------------------------------------------------------------------------------
As of December 31, 1999

Total capital(1)
     (to risk-weighted assets)
     Consolidated ............    $38,058      14.7%  $20,759      8.0%      N/A       N/A
     Bank ....................     37,050      14.5    20,452      8.0   $25,565      10.0%

Tier 1 capital(1)
     (to risk-weighted assets)
     Consolidated ............     34,813      13.4    10,379      4.0       N/A       N/A
     Bank ....................     33,853      13.2    10,226      4.0    15,339       6.0

Tier 1 capital(1)
     (to average assets)
     Consolidated ............     34,813       8.5    16,378      4.0       N/A       N/A
     Bank ....................     33,853       8.3    16,248      4.0    20,310       5.0

(1)  As defined by regulatory agencies

                                                          2000 Annual Report  31

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 13 - Employee Benefit Plans

The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.

The trust borrowed funds from the Company which were used to acquire 50,000 and 1,888 shares of the Company's stock. The loans require annual principal payments of $89,000, through 2001 and $1,839 beginning in July 2002 through July 2007. Accordingly, the $89,000 and $19,352 of stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants' accounts and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions. Upon termination of employment, trust participants have the opportunity to require the trust to repurchase their shares for a limited period of time.

Information about trust shares and expense for 2000, 1999 and 1998 is as follows:

                                                    2000        1999       1998
                                                  --------    --------    --------
Shares allocated to participants' accounts ...     300,262     300,977     357,573
Shares earned during the year and released for
     allocation ..............................      10,049      10,000      10,000
Unreleased shares ............................      11,839      20,000      30,000
Fair value of unreleased shares ..............    $    101    $    205    $    413
Total trust expense ..........................    $    130    $    146    $    155

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. Through June 30, 1998, the amount earned by participants on amounts deferred was tied to the change in the market value of the Company's stock. Effective July 1, 1998, the plan was revised and the return to participants was tied to the three-year U. S. Treasury rate.

Effective January 1, 1999, the Company established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2000 and 1999 was $3,170,921 and $3,347,170, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $139,000 for 2000, $121,000 for 1999 and $110,000 for 1998.

32  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 14 -- Related Party Transactions

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

    Balances, January 1, 2000...................  $  7,072
    Changes in composition of related parties...      (405)
    New loans, including renewals...............    20,747
    Payments, etc., including renewals..........   (22,088)
                                                  --------
    Balances, December 31, 2000.................   $ 5,326
                                                  ========

Deposits from related parties held by the Bank at December 31, 2000 totaled approximately $2,699,000.

Note 15 -- Stock Option Plan

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable upon completing the required years of continued employment. During 1999, the Company authorized the grant of options for up to 580,000 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                     2000            1999
                                                     ----            ----
   Risk-free interest rates.....................  4.28-5.11%         4.56%
   Dividend yields..............................       4.11%         2.57%
   Volatility factors of expected
      market price of common stock..............      19.50%          .01%
   Weighted-average expected life
      of the options............................   10 years       5 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                   2000          1999
                                                   ----          ----
   Net income
        As reported.............................  $5,333        $4,723
        Pro forma...............................   5,325         4,612
   Basic earnings per share
        As reported.............................     .87           .77
        Pro forma...............................     .87           .75
   Diluted earnings per share
        As reported.............................     .87           .77
        Pro forma...............................     .87           .75

                                                          2000 Annual Report  33

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 15 -- Stock Option Plan (continued)

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2000 and 1999.

                                              2000                      1999
                                     ----------------------    -----------------------
                                              Weighted-                  Weighted-
                                           Average Exercise           Average Exercise
                                     Shares     Price          Shares      Price
                                     ----------------------    -----------------------
Outstanding, beginning of year       100,000   $ 13.25
Granted                               15,000      9.38         100,000    $ 13.25
                                    --------                  --------

 Outstanding, end of year            115,000     12.91         100,000      13.25
                                    ========                  ========

Options exercisable at year end      105,000                    60,000

Weighted-average
    fair value of options granted
    during the year                               1.66                       1.11

As of December 31, 2000, the 115,000 options outstanding have exercise prices ranging from $8.50 to $13.25 and a weighted-average remaining contractual life of 8.5 years. There were no options exercised, forfeited or that expired during 2000 or 1999.

Note 16 -- Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-backed Securities--Fair values are based on quoted market prices.

Loans--For both short-term loans and variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable--The fair values of interest receivable/payable approximate carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

34  Monroe Bancorp

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Long-term Debt and FHLB Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Securities Sold Under Repurchase Agreements--Securities sold under repurchase agreements are short-term borrowing arrangements. The rates at December 31, 2000 approximate market rates, thus the fair value approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments at year end are as follows:

                                                            2000                      1999
                                                   -----------------------   ---------------------
                                                   Carrying       Fair       Carrying       Fair
                                                    Amount        Value       Amount        Value
                                                   -----------------------   ---------------------
Assets
      Cash and cash equivalents                    $ 25,983     $ 25,983     $ 17,404     $ 17,404
      Trading account securities                      3,171        3,171        3,347        3,347
      Investment securities available for sale       23,636       23,636       20,119       20,119
      Investment securities held to maturity         75,443       75,217       85,771       84,044
      Loans including loans held for sale, net      292,886      292,455      270,551      269,435
      Interest receivable                             4,182        4,182        3,619        3,619
      Stock in FHLB                                   1,257        1,257        1,183        1,183

Liabilities
      Deposits                                      342,995      343,741      313,150      314,099
      Short-term borrowings                          48,871       48,871       46,964       46,964
      Long-term debt                                  6,542        6,378       16,188       15,679
      Interest payable                                1,273        1,273        1,028        1,028

                                                          2000 Annual Report  35

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except per share data)

Note 17 -- Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheet                                      December 31,
                                                         -------------------
                                                           2000        1999
                                                         -------     -------
Assets
     Cash and due from banks .......................     $   152     $   328
      Investment in common stock of subsidiary .....      37,333      33,534
     Available-for-sale securities .................         183         402
     Trading securities ............................       3,171       3,347
     ESOT note receivable ..........................         108         178
                                                         -------     -------
          Total assets .............................     $40,947     $37,789
                                                         =======     =======

Liabilities
     Deferred compensation .........................     $ 3,171     $ 3,345
     Other .........................................          44
                                                         -------     -------
          Total liabilities ........................       3,215       3,345

Shareholders' Equity ...............................      37,732      34,444
                                                         -------     -------
          Total liabilities and shareholders' equity     $40,947     $37,789
                                                         =======     =======

Condensed Statement of Income                         Year ended December 31,
                                                 ---------------------------------
                                                   2000         1999         1998
                                                 -------      -------      -------
Income
     Dividends from subsidiary .............     $ 1,907      $ 1,630      $ 2,937
     Other income (loss) ...................        (100)         613           34
                                                 -------      -------      -------
          Total income .....................       1,807        2,243        2,971

Expenses ...................................         123         (565)          (7)
                                                 -------      -------      -------

Income before income tax and equity in
     undistributed income of subsidiary ....       1,930        1,678        2,964
Income tax expense .........................          12           16            9
                                                 -------      -------      -------

Income before equity in undistributed
     income of subsidiary ..................       1,918        1,662        2,955
Equity in undistributed income of subsidiary       3,415        3,061        1,690
                                                 -------      -------      -------

           Net income ......................     $ 5,333      $ 4,723      $ 4,645
                                                 =======      =======      =======

36  Monroe Bancorp

Notes to Consolidated Financial Statements
(table dollar amounts in thousands, except per share data)

Condensed Statement of Cash Flows                                                    Year ended December 31,
                                                                               ---------------------------------
                                                                                2000         1999          1998
                                                                               -------      -------      -------
Operating activities:
     Net income ..........................................................     $ 5,333      $ 4,723      $ 4,645
     Adjustments to reconcile net income to net cash provided by operating activities:
          Equity in undistributed income .................................      (3,415)      (3,061)      (1,690)
          Gain on sale of securities .....................................           1           (2)
          Change in other assets .........................................         176       (3,347)
          Change in other liabilities ....................................        (142)       3,368            6
                                                                               -------      -------      -------
               Net cash provided by operating activities .................       1,953        1,681        2,961
                                                                               -------      -------      -------

Investing activities:
     Purchase of securities ..............................................         (11)        (510)
     Sales of securities .................................................         264           28
     Paydown ESOT loan ...................................................          89           89           89
     Acquisition of ESOT shares ..........................................         (19)
                                                                               -------      -------      -------
          Net cash provided (used) by investing
               activities ................................................         323         (393)          89
                                                                               -------      -------      -------

Financing activity:
     Dividends paid ......................................................      (2,452)      (2,081)      (1,955)
                                                                               -------      -------      -------

Net change in cash and cash equivalents ..................................        (176)        (793)       1,095

Cash and cash equivalents at beginning of year ...........................         328        1,121           26
                                                                               -------      -------      -------

Cash and cash equivalents at end of year .................................     $   152      $   328      $ 1,121
                                                                               =======      =======      =======

                                                          2000 Annual Report  37

Quarterly Results of Operations
   for the years ended December 31, 2000 and 1999

(dollar amounts in thousands, except per share data)

                                                                                     Weighted Average   Net Income
                                               Net                                        Shares        Per Share
                Interest       Interest      Interest    Provision for       Net        Outstanding     Basic and
Quarter Ended   Income         Expense        Income      Loan Losses       Income   Basic and Diluted   Diluted
------------------------------------------------------------------------------------------------------------------
2000:
March .....   $    7,450     $    3,608     $    3,842     $      180     $    1,282      6,131,490     $     0.21
June ......        7,770          3,883          3,887            180          1,321      6,133,990           0.21
September..        8,143          4,168          3,975            180          1,398      6,136,490           0.23
December...        8,272          4,282          3,990            180          1,332      6,138,990           0.22
              ----------     ----------     ----------     ----------     ----------                    ----------
              $   31,635     $   15,941     $   15,694     $      720     $    5,333      6,135,260     $     0.87
              ==========     ==========     ==========     ==========     ==========                    ==========
------------------------------------------------------------------------------------------------------------------
1999:
March .....   $    6,603     $    3,029     $    3,574     $      135     $    1,106      6,121,490     $     0.18
June ......        6,802          3,098          3,704            135          1,170      6,123,990           0.19
September..        6,871          3,143          3,728            135          1,259      6,126,490           0.21
December...        7,143          3,380          3,763            180          1,188      6,128,990           0.19
              ----------     ----------     ----------     ----------     ----------                    ----------
              $   27,419     $   12,650     $   14,769     $      585     $    4,723      6,125,240     $     0.77
              ==========     ==========     ==========     ==========     ==========                    ==========

38  Monroe Bancorp

Shareholder Information

Common Stock Information

                             Price Per Share
Quarter                 High              Low     Dividends Declared
---------------------------------------------------------------------
                   2000     1999     2000    1999     2000    1999
---------------------------------------------------------------------
First Quarter     $10.50   $15.29   $9.00   $13.50   $0.10   $0.08
Second Quarter     10.62    14.06    8.27    10.13    0.10    0.08
Third Quarter      10.25    12.38    8.75     9.75    0.10    0.08
Fourth Quarter      9.38    10.50    7.13    10.00    0.10    0.10
---------------------------------------------------------------------

The table above lists the high and low bid prices per share of which management is aware and dividend payments during 2000 and 1999. Management does not have knowledge of the price paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the common shares of the Company, these prices would not necessarily reflect the prices which the shares would trade in an active market. The bid prices represent prices between dealers, do not include retail mark-up or mark-down or commissions and may not represent actual transactions.

Common Stock Listing
Monroe Bancorp common stock is traded on the OTC Bulletin Board under the trading symbol of MROE (Cusip No. 6103-13-108). At the close of business on December 31, 2000, there were 6,150,240 shares outstanding held by 346 shareholders of record.

Market Makers
The following firms make a market in Monroe Bancorp stock:
McDonald Investments
Herzog, Heine, Geduld, Inc.
Monroe Securities, Inc.
Howe Barnes Investments, Inc.
Baird, Patrick and Co., Inc.

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:

Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroecountybank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(800) 368-5948
kbrotz@rtco.com

Form 10-K and Financial Information
Monroe Bancorp, upon request and without charge, will furnish stockholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission.

Please contact:
Kathy Burns
Senior Vice President and
Chief Financial Officer
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
kburns@monroecountybank.com

Corporate Information
Nature of Business
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe County Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence and Jackson counties.

Annual Meeting
The 2001 Annual Meeting of Shareholders will be held on April 26, 2001 at 10:00 a.m. at the Bloomington Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN 47408
(812) 336-0201
www.monroecountybank.com