Form 10-K, Exhibit 13
period 2001-12-31
MONROE BANCORP
filed 2002-03-29
CIK 745456

Exhibit 13 - 2001 Annual Report

Table of Contents

Independent Auditor's Report - Current Year                             13

Independent Auditor' Report - Prior Year

Five-year Financial Summary                                             14

Management's Discussion and Analysis                                    16

Consolidated Financial Statements                                       26

Notes to Consolidated Financial Statements                              30

Quarterly Results of Operations                                         47

To the Shareholders and
Board of Directors
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended (pages 26-29). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements for the year ended December 31, 1999 were audited by other auditors whose report dated January 19, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Monroe Bancorp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD, LLP

Indianapolis, Indiana
January 22, 2002

                          INDEPENDENT AUDITOR'S REPORT






Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Monroe Bancorp for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Monroe Bancorp's operations and cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.



                                            /s/ Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 19, 2000

Five-Year Financial Summary
---------------------------

(table dollar amounts in thousands, except per share data)

                                                         At or for the Year Ended December 31,
                                          --------------------------------------------------------------
                                             2001         2000         1999         1998         1997
                                          --------------------------------------------------------------
Summary of operations
   Interest income-tax equivalent .....   $   32,346   $   32,427   $   28,277   $   26,715   $   24,785
   Interest expense ...................       14,737       15,941       12,650       11,900       10,893
                                          ----------   ----------   ----------   ----------   ----------
   Net interest income-tax equivalent .       17,609       16,486       15,627       14,815       13,892
   Less:  tax equivalent adjustment (1)          672          792          858          714          636
                                          ----------   ----------   ----------   ----------   ----------
   Net interest income ................       16,937       15,694       14,769       14,101       13,256
   Less: provision for loan losses ....        1,050          720          585          480          450
   Noninterest income .................        4,916        3,734        3,852        3,079        2,275
   Noninterest expenses ...............       12,046       10,744       11,052        9,683        8,416
                                          ----------   ----------   ----------   ----------   ----------
   Income before income taxes .........        8,757        7,964        6,984        7,017        6,665
   Income tax expense .................        3,008        2,631        2,261        2,372        2,281
                                          ----------   ----------   ----------   ----------   ----------
   Net income .........................   $    5,749   $    5,333   $    4,723   $    4,645   $    4,384
                                          ==========   ==========   ==========   ==========   ==========


Per share data
   Basic earnings per share ...........   $     0.94   $     0.87   $     0.77   $     0.76   $     0.72
   Diluted earnings per share .........         0.94         0.87         0.77         0.76         0.72
   Dividends per common share .........         0.44         0.40         0.34         0.32         0.27
   Book value per common share ........         6.67         6.14         5.62         5.25         4.79

   Total cash dividends declared ......   $    2,692   $    2,452   $    2,081   $    1,955   $    1,647
   Average common and common
     equivalent shares outstanding ....    6,128,464    6,135,665    6,125,240    6,115,240    6,105,240

Selected year-end balances
   Total assets .......................   $  495,553   $  441,831   $  416,649   $  375,418   $  323,874
   Earning assets .....................      461,837      406,813      384,388      350,201      299,811
   Total securities ...................       88,450      102,250      109,237       83,309       62,360
   Total loans ........................      371,800      296,759      273,894      244,503      233,414
   Allowance for loan losses ..........        4,198        3,873        3,343        3,562        3,341
   Total deposits .....................      359,206      342,995      313,150      305,058      276,138
   Short-term borrowings ..............       58,212       48,871       46,694       22,967        8,718
   Other borrowings ...................       31,785        6,542       16,188        9,976        5,492
   Shareholders' equity ...............       40,684       37,732       34,444       32,138       29,284

(table dollar amounts in thousands, except per share data)

                                                         At or for the Year Ended December 31,
                                          --------------------------------------------------------------
                                             2001         2000         1999         1998         1997
                                          --------------------------------------------------------------
Selected average balances
   Total assets ....................      $  454,485   $  428,582   $  393,225   $  345,697   $  310,647
   Earning assets ..................         422,460      396,511      364,115      322,006      291,668
   Total securities ................          91,872      105,495       99,718       70,363       59,824
   Total loans .....................         327,125      287,485      254,397      239,611      222,744
   Allowance for loan losses .......           3,949        3,649        3,572        3,380        3,297
   Total deposits ..................         354,185      335,505      314,769      288,204      269,147
   Short-term borrowings ...........          38,065       40,873       30,226       15,776        6,978
   Other borrowings ................          16,362       10,126        9,914        6,135        2,289
   Shareholders' equity ............          39,609       36,075       33,445       30,803       28,217

Performance ratios
   Average loans to average deposits           92.36%       85.69%       80.82%       83.14%       82.76%
   Allowance to period end loans ...            1.13         1.31         1.22         1.46         1.43
   Average equity to average assets             8.72         8.42         8.51         8.91         9.08
   Return on assets ................            1.26         1.24         1.20         1.34         1.41
   Return on equity ................           14.52        14.78        14.12        15.08        15.54
   Dividend payout ratio (2) .......           46.83        45.98        44.06        42.09        37.57
   Efficiency ratio (3) ............           53.78        53.44        55.47        54.11        52.06


(1) Tax equivalent basis was calculated using a 34% tax rate for all periods presented.
(2) Dividends declared on common shares divided by net income available to shareholders.
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.

Management's Discussion and Analysis
------------------------------------

   This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp and its wholly owned subsidiary, Monroe Bank.
   Management's forward-looking statements are intended to benefit the reader, but future results are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to: economic conditions, generally and in the market areas of the Company; increased competition in the financial services industry; actions by the Federal Reserve Board; changes in interest rates; and governmental regulation and legislation.

Description of Business
   Monroe Bancorp ("Company") is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank ("Bank"), which was formed in 1892. The Bank is the primary business of the Company.
   The Bank, with its primary office located in Bloomington, Indiana, conducts business from 15 different locations in Monroe, Jackson, Hendricks and Lawrence counties, Indiana. Approximately 85 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington.

General
   Monroe Bancorp's focus in 2001 was on growing its business lines within its core market, Monroe County, Indiana, while laying the ground work for expanding the Company's business into an attractive new market, Hendricks County, Indiana. The results of these strategies can be seen in the Company's loan growth of 25.3 percent in 2001, the growth of fee income which increased 31.7 percent over 2000, and record earnings of $5.7 million.
   The Company's entry into the rapidly growing Hendricks County market has also yielded positive results. The Company opened its first Hendricks County branch, in Avon, Indiana, in September of 2001 and its second branch, in Plainfield, Indiana, in October. At December 31, 2001, these offices had generated $17.1 million of loans and $11.6 million of deposits. A third Hendricks County branch in Brownsburg, Indiana, is scheduled to open in the second quarter of 2002.
   The Company's operation has yielded ten consecutive years of earnings growth. The Company has also increased its annual dividend each year during that period, increasing it from $.05 per share in 1991 to $0.44 per share in 2001. Based upon the average of the bid and asked price for the Company's stock on December 31, 2001, (MROE: listed on NASDAQ), the Company's $0.44 dividend provided a dividend yield of 3.96 percent.
   Management believes that the Company's culture of community involvement, outstanding service quality, and customer focus has played a significant role in the Company's earnings and balance sheet growth. Other significant factors include, but are not limited to; the economic health of the communities in which the Company operates and opportunities created by the recent level of the interest rates.

Results of Operations
Net Income
   Net income for the year 2001 was $5.7 million, a 7.8 percent increase over net income of $5.3 million in 2000. Basic and diluted earnings per share totaled $0.94 per share, an increase of $0.07, or 8.0 percent, from 2000. Return on equity was 14.52 percent in 2001, down from 14.78 percent in 2000. Return on assets was 1.26 percent in 2001, up from 1.24 percent in 2000.

The Company credits the increase in net income to the following:

o Strong loan growth. Net loans excluding loans held for resale were $359.6 million at December 31, 2001, an increase of 23.1 percent over year-end 2000. Growth occurred primarily in commercial loans and real estate loans. Net interest income on a fully tax equivalent basis increased $1.1 million, or 6.8 percent, over 2000.

o Strong noninterest income growth. The Bank experienced noninterest income growth of $1.2 million, or 31.7 percent in 2001. The increase came primarily from the following areas: deposit fee income grew due to the introduction of a new Overdraft Protector product, and strong growth in secondary market real estate loan sales occurred due to a favorable interest rate climate and increased marketing and additional personnel in the real estate loan department. The Bank's initiative to train and license front-line sales staff to offer both securities and annuities, which began in 1999, recognized a strong increase in commission revenue in 2001.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

Net Interest Income
   Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.
   The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending December 31, 2001. Interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.


                                                                Average
                       Interest    Interest   Net Interest      Earning      Net Interest
                        Income      Expense      Income         Assets          Income
              2001      7.66%        4.17%        3.49%      $   422,484     $    17,609
              2000      8.17%        4.79%        3.38%      $   396,511     $    16,486
              1999      7.76%        4.18%        3.58%      $   364,115     $    15,627

2001 Compared to 2000
   In 2001, asset yields decreased 51 basis points and the cost of interest bearing liabilities decreased 62 basis points, resulting in an 11 basis point increase in the net interest rate spread. This increase resulted from several areas. The loan portfolio grew to comprise 77.4 percent of average earning assets in 2001 compared to 72.5 percent in 2000. The average balance in the investment securities portfolio decreased during 2001, comprising 21.7 percent of average interest earning assets, compared to 26.6 percent during 2000. Having a larger percentage of earning assets in higher yielding loans helped to increase the margin.
   On the liability side, a substantial amount of high-yielding certificates of deposits matured during 2001, and the rate paid on repurchase agreements, which are priced to the federal funds rate, dropped significantly during 2001. As long-term rates dropped, the Bank also obtained longer term funding by taking advances from the Federal Home Loan Bank of Indianapolis (FHLBI).
   The prime rate decreased 475 basis points throughout 2001. The average loans to deposits ratio grew to 92.4 percent during 2001, compared to 85.7 percent in 2000.

2000 Compared to 1999
   In 2000, asset yields increased 41 basis points and the cost of interest bearing liabilities increased 61 basis points, resulting in a 20 basis point decline in the net interest rate spread. This decline resulted from deposit growth occurring in certificates of deposit and repurchase agreements, which are relatively higher cost sources of funds. Deposits and repurchase agreements also repriced more quickly than the Company's loan and security portfolio, which during a period of increasing interest rates, as in 2000, caused the net interest margin to decrease. Net interest income, on a tax-equivalent basis, increased $859,000, or 5.5 percent, in 2000.
   The prime rate increased 100 basis points during the first five months of 2000 and remained stable the rest of the year. The average loans to deposits ratio grew to 85.7 percent in 2000, compared to 80.8 percent in 1999.

Liquidity, Interest Sensitivity and Disclosures about Market Risk
   The balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets. The internal Asset/Liability Committee (ALCO) and the Board of Directors regularly review the Company's exposure to interest rate risk. We measure interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of cash flows from assets and liabilities within a range of assumed changes in market interest rates. Net portfolio value is the market value of the equity and is equal to the market value of assets minus the market value of liabilities.
   If estimated changes to net portfolio value are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits. The current Board approved limit is 10 percent, up or down, on a 200 basis point instantaneous change in interest rates.
   Beginning March 31, 2001, the Bank was able to use computer generated reports to more accurately report the repricing of one-to-four family, multi-family and nonfarm/nonresidential (i.e., commercial) variable rate mortgage loans (see "new method" table). Prior to March 31, 2001, a single average number of months until these loans repriced was calculated for each of these loan types (see "old method" table). The actual repricing terms of these loans has lengthened during 2001, and the "old method" of estimating the repricing of these loans understates the length of their repricing terms.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

   The following tables set forth the change in the Bank's net portfolio value at December 31, 2001 and 2000 in the event of sudden and sustained one-percent to three-percent increases and decreases in market interest rates, with no effect given to any steps that management might take to counteract that change.

Net Portfolio Value at December 31, 2001 (New Method)
-----------------------------------------------------

  Change in Interest Rate                Dollar                           $ Change in                        % Change in
      (Basis Points)                     Amount                               NPV                                NPV
--------------------------------------------------------------------------------------------------------------------------
          +300                        $    58,855                        $    (2,236)                           (3.66 )%
          +200                        $    59,619                        $    (1,472)                           (2.41 )%
          +100                        $    60,358                        $      (733)                           (1.20 )%
             0                        $    61,091                        $       --                                --  %
          -100                        $    61,761                        $       670                             1.10  %
          -200                        $    61,974                        $       883                             1.45  %
          -300                        $    69,062                        $     7,971                            13.05  %


Net Portfolio Value at December 31, 2001 (Old Method)
-----------------------------------------------------

  Change in Interest Rate                Dollar                           $ Change in                        % Change in
      (Basis Points)                     Amount                               NPV                                NPV
--------------------------------------------------------------------------------------------------------------------------

          +300                        $    66,704                        $     5,405                              8.82 %
          +200                        $    65,028                        $     3,729                              6.08 %
          +100                        $    63,226                        $     1,927                              3.14 %
             0                        $    61,299                        $        --                                 --%
          -100                        $    59,172                        $   (2,127)                             (3.47)%
          -200                        $    56,410                        $   (4,889)                             (7.98)%
          -300                        $    54,014                        $   (7,285)                            (11.88)%


Net Portfolio Value at December 31, 2000 (Old Method)
-----------------------------------------------------

  Change in Interest Rate                Dollar                           $ Change in                        % Change in
      (Basis Points)                     Amount                               NPV                                NPV
--------------------------------------------------------------------------------------------------------------------------

          +300                        $    58,148                        $     1,316                             2.32 %
          +200                        $    57,766                        $       934                             1.64 %
          +100                        $    57,324                        $       492                             0.87 %
             0                        $    56,832                        $        --                                --%
          -100                        $    56,125                        $      (707)                           (1.24)%
          -200                        $    55,096                        $    (1,736)                           (3.05)%
          -300                        $    53,858                        $    (2,974)                           (5.23)%

Management's Discussion and Analysis continued
----------------------------------------------

   Management believes a 300 basis point (three percent) immediate and sustained decrease in rates is remote and a 200 basis point (two percent) decrease in rates is highly unlikely. The 300 basis point decrease level is not meaningful based on the Bank's existing rate structure. Management also believes an increase in rates is more probable, therefore, we will focus our discussion on the effects of a 100 basis point (one percent) decrease in rates and an increase of 300 basis points.
   The December 31, 2001 (new method) table on the preceding page indicates that the Bank's estimated NPV would be expected to decrease by 366 basis points as of December 31, 2001 in the event of a sudden and sustained 300 basis point increase in interest rates. This would indicate that the Bank's liabilities are slightly more sensitive to an increase in rates than its assets. In the event of sudden and sustained 100 basis point decrease in prevailing interest rates, the Bank's estimated NPV would be expected to increase 110 basis points. This would indicate the Bank's interest earning assets are slightly more sensitive to a decrease in interest rates. As of December 31, 2001, the Company's estimated changes in NPV were well within the approved guidelines established by the Board of Directors.
   When the December 31, 2001 change in NPV is calculated using the old method of averaging the repricing term of these loans (December 31, 2001 "old method" table on the preceding page), the change in NPV moves in the same direction as the change in NPV at December 31, 2000. The magnitude of the change, both up and down was greater at December 31, 2001 than at December 31, 2000. This occurs because, as mentioned above, the "old method" is less accurate at estimating the average repricing terms of one-to-four family, commercial and multi-family variable rate loans at December 31, 2001 than at December 31, 2000, due to an increase in the length of the actual repricing, which occurred during 2001. Management's analysis of the Bank's gap position indicates that there has been a shortening in the repricing of liabilities that has resulted in the Bank's NPV becoming more sensitive to rising rates. This conclusion is supported by the changes in the NPV when calculated by the "new method."
   Since it is the Bank's practice to sell all of its fixed-rate loans, and the Company's Investment Policy does not allow for investment maturities exceeding seven years, both the Bank's assets and liabilities are relatively short-term and are fairly well matched. As more 5/1 adjustable rate mortgages were booked during 2001, the Bank obtained three- to five-year FHLBI advances to minimize interest rate risk.
   Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.
   Certain shortcomings are inherent in the method of computing the estimated NPV. Actual results may differ from that information presented in the preceding tables should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain at or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

   The Company's liquidity and interest sensitivity position at December 31, 2001, remained adequate to meet the Company's primary goal of achieving the highest possible interest margins while avoiding undue interest rate risk. The table below presents the Company's interest rate sensitivity analysis as of December 31, 2001.

Liquidity and Interest Rate Sensitivity
---------------------------------------

                                                                  At December 31, 2001
                                          ---------------------------------------------------------------
                                           1 - 90       91 - 365         1 - 5       Over
                                            Days          Days           Years      5 Years       Total
---------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
   Federal funds sold and interest
     bearing deposits .................   $      53     $      --     $      --    $      --    $      53
   Investment Securities ..............       8,091        11,452        68,255          652       88,450
   Loans ..............................      97,960        94,114       174,225        5,501      371,800
   Federal Home Loan Bank stock .......       1,534            --            --           --        1,534
                                          ---------     ---------     ---------    ---------    ---------
   Total Rate Sensitive Assets ........     107,638       105,566       242,480        6,153      461,837
                                          ---------     ---------     ---------    ---------    ---------

Rate Sensitive Liabilities:
   Interest-bearing deposits ..........     186,760        68,495        48,693          224      304,172
   Short-term borrowings ..............      58,212            --            --           --       58,212
   Other borrowings ...................          22         4,636        23,785        3,342       31,785
                                          ---------     ---------     ---------    ---------    ---------
   Total Rate Sensitive Liabilities ...     244,994        73,131        72,478        3,566      394,169
                                          ---------     ---------     ---------    ---------    ---------

Interest rate sensitivity gap by period   $(137,356)    $  32,435     $ 170,002    $   2,587    $  67,668
Cumulative rate sensitivity gap .......    (137,356)     (104,921)       65,081       67,668
Cumulative rate sensitivity gap ratio
   at December 31, 2001 ...............       (29.7)%       (22.7)%        14.1%        14.7%

   Loan demand exceeded deposit growth during 2001 and 2000. Management expects this trend to continue in the near future. The Company believed long-term rates were favorable during the last quarter of 2001 and increased its borrowings from the FHLBI. The Company had excess borrowing capacity of $7.3 million at the FHLBI at December 31, 2001, as limited by a Board resolution. If the Company's borrowing capacity were not limited by the Board resolution, the Company would have excess borrowing capacity at the FHLBI of $44.2 million based on collateral which has been pledged. The Board anticipates it would increase its resolution limit if the Bank needs additional liquidity. Management expects to draw on FHLBI advances as needed for liquidity in the future assuming the interest rate environment remains favorable to secure longer term funding.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

Noninterest Income and Expense
------------------------------
                                                                         Year Ended December 31,
                                            ---------------------------------------------------------------------
                                                              % Change                     % Change
                                                  2001        from 2000       2000        from 1999        1999
                                            ---------------------------------------------------------------------
Noninterest Income
   Deposit service charges and fees.........    $   2,128       42.82%      $  1,490        10.04 %      $  1,354
   Trust department income..................    $     839        3.33%      $    812        37.63 %      $    590
   Commission income........................    $     770       18.83%      $    648       190.58 %      $    223
   Security gains/(losses)..................    $    (230)       4.07%      $   (221)     (145.95)%      $    481
   Realized gain on sale of real estate loans   $     515      157.50%      $    200       (49.24)%      $    394
   Other operating income...................    $     894       11.06%      $    805        (0.62)%      $    810
                                                ---------                   --------                     --------
     Total noninterest income...............    $   4,916       31.66%      $  3,734        (3.06)%      $  3,852
                                                =========                   ========

                                                                         Year Ended December 31,
                                            ---------------------------------------------------------------------
                                                              % Change                     % Change
                                                  2001        from 2000       2000        from 1999        1999
                                            ---------------------------------------------------------------------
Noninterest Expense
   Salaries and employee benefits...........    $   7,495       11.42%      $  6,727         7.87 %     $   6,236
   Occupancy and equipment..................    $   1,968        9.58%      $  1,796         2.98 %     $   1,744
   Other....................................    $   2,583       16.30%      $  2,221       (27.70)%     $   3,072
                                                ---------                   --------                    ---------
     Total noninterest expense..............    $  12,046       12.12%      $ 10,744        (2.79)%     $  11,052
                                                =========                   ========                    =========

Other Income
2001 Compared to 2000
   Other noninterest income increased 31.7 percent to $4.9 million compared to $3.7 million in 2000. Security losses are comprised almost entirely of net unrealized losses on trading securities (mutual funds) held in a grantor trust (a rabbi trust) in connection with the Company's Directors' Deferred Compensation Plan. These securities are held as trading securities, hence, unrealized gains and losses are recognized on the income statement. This net unrealized loss is directly offset by a decrease to directors' fee expense, and is included in the item identified on page 27 of the consolidated financial statements as "Appreciation (depreciation) on directors' deferred compensation plan," and is further discussed in Note 13 to the consolidated financial statements (page 40). The activity of the rabbi trust has no effect on the Company's net income. Omitting the rabbi trust activity (securities net losses/gains) from 2001 and 2000, other income increased 30.2 percent to $5.1 million during 2001.

This increase occurred due to the following reasons:

o Deposit service charges and fees increased 42.8 percent in 2001. In January, the Company began offering an "Overdraft Protector" product, whereby customers with checking accounts which met certain criteria were allowed to overdraw their accounts up to $300. This product allows customers to avoid checks being returned for non-sufficient funds (NSF). Many customers took advantage of this, and as a result, overdraft/NSF fees increased by $565,000 in 2001.

o The Bank sells substantially all fixed rate residential mortgage loans on the secondary market. Realized gains on the sale of real estate loans increased $315,000, or 157.5 percent, in 2001. The decrease in interest rates during 2001 substantially increased refinancing activity and new mortgage originations. The Bank also increased its marketing efforts and its staff in the mortgage department. As a result of these and other factors, the Bank led Monroe County in the dollar volume of mortgage loans originated in 2001. Management does not believe this same rate of growth in gains on the sale of real estate loans will occur again in 2002 due to changing market conditions.

Management's Discussion and Analysis continued
----------------------------------------------

o The Company began a platform-based, or branch-based, fixed rate annuity sales program in October 1999, and platform-based mutual funds and variable rate annuities were first sold March 2000. The Company also offers a full service brokerage operation through Raymond James Financial Services, Inc. Platform-based investment sales and brokerage operations generated $770,000 of commission income in 2001 compared to $648,000 in 2000, an increase of
     18.8 percent. At December 31, 2001, the Bank had nine employees who held Series 7 licenses. In addition, 20 branch employees held insurance licenses and were able to sell fixed annuities. Branch personnel continue to receive extensive training and are coached on an ongoing basis to enable them to work in a customer need-focused environment.

2000 Compared to 1999
   Other noninterest income decreased 3.1 percent to $3.7 million compared to $3.9 million in 1999. Without rabbi trust activity (unrealized securities net losses/gains), other income increased 17.3 percent to $4.0 million during 2000.

This increase occurred due to the following reasons:

o Platform-based investment sales and brokerage operations generated $648,000 of commission income in 2000 compared to $223,000 in 1999, an increase of
     190.6 percent. At December 31, 2000, the Bank had seven employees who held Series 7 licenses. In addition, 22 branch employees held insurance licenses and were able to sell fixed annuities.

o The Trust Department also experienced strong growth during 2000. The fair market value of assets managed by the Trust Department was $130.8 million at December 31, 2000 compared to $121.7 million at December 31, 1999. Trustee fees grew 37.6 percent, or $222,000, in 2000. Approximately $110,000 of revenue came from new account relationships and the remainder of the growth was due to an increase in the fee structure that was implemented in the fall of 1999.

o Service fees on deposit accounts increased 10.0 percent to $1.5 million in 2000 due to an increase in the fee structure implemented in August 1999. Other operating income decreased slightly in 2000, primarily because the Company recognized a $49,000 gain on the sale of a warehouse in 1999.

o Realized gains on the sale of real estate loans decreased $194,000, or 49.2 percent, in 2000 primarily because the increase in interest rates substantially slowed refinancing activity.

Other Expense
2001 Compared to 2000
   Other noninterest expense increased 12.1 percent to $12.0 million during 2001. As previously discussed in the Other Income section, the net unrealized losses from securities in the rabbi trust directly reduced director fee expense in 2001 and 2000. Without the effect of the rabbi trust, noninterest expense would have increased to $12.2 million in 2001. The Company's efficiency ratio (noninterest expense divided by the sum of net interest income, on a tax-equivalent basis, and noninterest income) increased to 53.8 percent in 2001 from 53.4 percent in 2000. Management anticipated increased start-up costs in its new Hendricks County market, and the increase in the efficiency ratio was well within management's projections.

The increase in other expenses occurred due to the following reasons:

o Salaries and employee benefits increased $768,000, or 11.4 percent, during 2001. Commissions paid to mortgage originators and platform salespeople increased due to increases in commission revenue in these areas. We also hired a new commissioned mortgage originator and a mortgage processor. Nine additional employees were hired during 2001 to staff the two new branches in Hendricks County. The Bank is partially self-insured and its 2001 employee group health insurance costs also increased by $164,000, or 67.8%, over 2000. Annual raises accounted for the remainder of the increase.

o Occupancy and equipment expense increased by $172,000, or 9.6 percent, during 2001. Approximately $96,000 of this was attributed to the new Hendricks County branches. Without these expenses, occupancy and equipment expense would have increased 4.2 percent over 2000.

o Other expense increased by $362,000, or 16.3 percent during 2001. Outside professional fees increased by $65,000 due to the Bank outsourcing its proof function and initiating document imagining for its checking accounts in November. While this

Management's Discussion and Analysis continued
----------------------------------------------

service will be relatively cost-neutral in the long run, initial start-up expenses exceeded savings in other areas in 2001. Marketing expenses increased by $60,000, primarily due to increased marketing efforts for our new Hendricks County branches.

2000 Compared to 1999
   Other noninterest expense decreased 2.8 percent to $10.7 million during 2000. Without the effect of the rabbi trust on 2000 and 1999, other noninterest expense would have increased 3.7 percent to $11.0 million in 2000.

This increase occurred due to the following reasons:

o Salaries and employee benefits increased 7.9 percent, or $491,000 primarily due to normal salary increases and increased commissions paid to employees on platform-based annuity and mutual fund sales.

o Net occupancy expense only increased 3.0 percent due to a conscious effort to contain costs.

o Advertising and other operating expenses decreased 7.1 percent compared to 1999. The Bank focused on containing costs and on pursuing efficiency through the use of technology and by pushing information and decision making authority to the point of customer contact. The Company's efficiency ratio was 53.4 percent for 2000 compared to 55.5 percent in 1999.

Income Taxes
   The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34 percent is interest on tax-exempt securities and loans.
   The Company's effective tax rate was 34.3 percent, 33.0 percent and 32.4 percent in 2001, 2000 and 1999, respectively. The tax rate increased slightly in 2001 due to a decrease in municipal bond interest income.

Financial Condition
Overview
   Total assets increased to $495.6 million at December 31, 2001, a 12.2 percent increase from $441.8 million at December 31, 2000 with the majority of this growth in the loan portfolio. This growth was funded primarily by the increase in deposits, proceeds from maturities of securities and increased borrowings from the FHLBI.

Securities
   Securities decreased to $88.5 million at December 31, 2001 from $102.3 million at December 31, 2000. As loan growth exceeded deposit growth throughout 2001, proceeds from maturing securities were used to fund loans. During 1998 and 1999, approximately $35 million of securities were purchased to collateralize repurchase agreements which must be secured by U.S. Treasury or government agency securities. The balance of repurchase agreements declined during 2001, primarily due to a conscious effort to switch repurchase agreements belonging to public entities and not-for-profit organizations into interest-bearing NOW accounts which are insured by public deposit insurance. This change allowed the Bank to more efficiently manage the collateral pledged to the remaining repurchase agreements, and virtually no additional securities were purchased to provide collateral during 2001.

Loans
   Net loans and loans held for resale increased to $367.6 million at December 31, 2001, or 25.5 percent, higher than December 31, 2000. The Bank had an unusually large amount of mortgages held for sale on its books at December 31, 2001, $8.0 million compared to $794,000 at December 31, 2000, due to increased loan demand. All of these loans were sold during January 2002. If you remove the loans held for sale from the portfolio, net loans increased 23.1 percent at December 31, 2001 compared to December 31, 2000. The commercial real estate portfolio grew by $28.6 million, or 67.5 percent and 1-4 family real estate loans, excluding loans held for sale, increased $26.7 million or 31.1 percent. Loans secured by one-to-four-family properties continue to be the largest segment of the loan portfolio. It is the Company's practice to sell all fixed rate residential mortgages it originates and add all variable rate loans it originates to its portfolio. The declining interest rate environment, coupled with the Bank's entry into Hendricks County, contributed to extremely strong loan growth during 2001. Management anticipates continued loan growth in 2002, but at a slower rate due to the changing interest rate environment.
   The increase in net loans also reflects the continued healthy loan demand in our primary market area. Indiana University's large

Management's Discussion and Analysis continued
----------------------------------------------

student population contributes to a strong rental market and a strong demand for real estate loans. The Company was, and continues to be, well positioned with its loan products to capitalize on this demand. Growth was achieved while maintaining rates consistent with our competitors and maintaining high credit quality standards.

Asset Quality and Provision for Loan Losses
   The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions.
   The Bank's methodology for assessing the appropriateness of the allowance consists of several key elements:
o             the formula allowance
o             specific allowances
o             the unallocated allowance
   A complete discussion of this process is contained in Note 1 on page 30 of the notes to the consolidated financial statements.
   Net loans charged off during 2001 were $725,000 or 0.22 percent of average loans compared to $190,000 or 0.07 percent of average loans in 2000. At December 31, 2001, non-performing loans totaled $3.2 million, or 0.87 percent of gross loans, down from $3.5 million, or 1.16 percent of gross loans, at December 31, 2000. Increased bankruptcies, the downturn in the economy and the overall increase in the size of the loan portfolio have been factors in the increase in net loans charged off this year. Management believes the reserve is adequate to cover the loss exposure on these non-performing loans.
   At December 31, 2001, impaired loans totaled $877,000, a decrease of $376,000 over December 31, 2000. An allowance for losses was not deemed necessary for impaired loans totaling $590,000, but an allowance of $127,000 was recorded for the remaining balance of impaired loans of $287,000.
   At December 31, 2001, the allowance for loan losses was $4.2 million up from $3.9 million at year-end 2000. The Bank took an additional provision for loan losses of $250,000 during the fourth quarter of 2001 to compensate for the qualitative factors identified during the quarterly analysis of the allowance as having potential impact on the Bank's loan portfolio. These factors include, but are not limited to: local and national economic conditions, the Bank's entrance into a new market in Hendricks County, and trends in volume and concentrations within the loan portfolio. This resulted in the Bank's provision for loan losses increasing from $720,000 in 2000 to $1.1 million in 2001. The Bank's ratio of allowance for loan losses to total loans at year-end 2001 was 1.13 percent, compared to 1.31 percent at December 31, 2000. If $8.0 million of loans held for resale were removed from the calculation, the ratio would be 1.15 percent at December 31, 2001.
   The Company's philosophy encourages loan officers to identify borrowers that should be placed on a watch list. Loans on the watch list are subject to additional scrutiny and monitoring. The Company believes this process ultimately results in the identification of problem loans in a more timely fashion. The Company had loans totaling $2.7 million and $2.9 million on its watch list which were not included in impaired or non-performing loans at December 31, 2001 and 2000, respectively.

Deposits
   Deposits increased $16.2 million or 4.7 percent during 2001. The majority of deposit growth occurred in NOW accounts and money market checking and money market savings deposits. As interest rates fell, customers were less likely to lock in low rates on certificates of deposit. Certificates of deposit and other time deposits declined by $8.9 million, or 5.7 percent, at December 31, 2001 compared to December 31, 2000. This decline was due to the unusually large amount of short-term public fund CDs held at December 31, 2000. Time deposits continue to be the largest single source of the Company's funds.
   Deposits increased $28.2 million or 9.0 percent in 2000. At December 31, 1999, deposits were unusually low due to customer concerns over Y2K, plus the Bank had an unusually large amount of short-term public fund CDs at December 31, 2000, so 2000 growth figures are somewhat inflated. Average deposits grew by $20.7 million or 6.6 percent during 2000.
   To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2001, the Company had $593,000 short-term public fund certificates of deposit compared to $10.6 million of these deposits as of December 31, 2000.

Management's Discussion and Analysis continued
----------------------------------------------

Borrowings
     Aside from the core deposit base and large denomination certificates of deposit mentioned previously, the remaining funding sources include short-term and long-term borrowings (primarily FHLBI advances). Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis and retail repurchase agreements, which mature daily. At December 31, 2001, repurchase agreements were $36.3 million, compared to $48.9 million at December 31, 2000. As mentioned previously in the "Securities" section, a conscious effort was made to switch repurchase agreements belonging to public entities and not-for-profit organizations into interest-bearing checking accounts which are insured by public funds insurance. This was done to alleviate the need to purchase additional U.S. Treasury and government agency securities as collateral. Conversely, during 2000, the Company saw substantial growth in daily repurchase agreements.
     The Company had $21.9 million of federal funds purchased at December 31, 2001, compared to none purchased at year-end 2000. FHLBI advances totaled $30.7 million at December 31, 2001, compared to $6.5 million at December 31, 2000. The Bank took advantage of the favorable long-term rates available on FHLBI advances during the later part of 2001, and utilized these to help fund loan growth.

Capital
     The Company's capital strength continues to exceed regulatory minimums, and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital to average assets ratio was 8.4 percent at December 31, 2001 and 8.7 percent at year-end 2000. At December 31, 2001, the Company had a Tier 1 risk-based capital ratio of 12.0 percent, total risk-based capital percentage of 13.3 percent and a leverage ratio of 8.4 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.
     In 2001, the Bank began to rebuild its Highland Village branch because a city road widening project will reduce the existing branch's customer parking. The new branch was opened in February 2002. The Bank used existing capital resources to build this branch. The former branch was almost 40 years old, and its net book value is negligible.
     During 2001, the Bank opened two new branches in Hendricks County, Indiana. Loan and deposit growth at these branches exceeded expectations, and in 2002 the Bank plans to open one more branch in Hendricks County. The Bank anticipates leasing space for this new branch, as it did with the other two, and does not anticipate incurring material capital expenditures. Neither rebuilding the Highland Village Branch nor making leasehold improvements at the new branch will cause the Bank's capital to drop below the level needed to maintain its status as "well-capitalized."

Accounting Matters
     In July 2001, SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets were issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. The Company has no goodwill or other intangible assets recorded in its financial statements.
     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. The Company currently believes that the impact, if any, of adopting this statement will not be significant to its financial position and net income.

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

Consolidated Balance Sheets
---------------------------

(in thousands, except per share data)

                                                                     December 31,
                                                                  2001         2000
                                                               ----------------------
Assets
Cash and due from banks ....................................   $  17,276    $  19,483
Federal funds sold .........................................          --        6,500
                                                               ---------    ---------
     Cash and cash equivalents .............................      17,276       25,983
Trading securities, at fair value ..........................       3,060        3,171
Investment securities
   Available for sale ......................................      17,821       23,636
   Held to maturity (fair value of $69,181 and $75,217) ....      67,569       75,443
                                                               ---------    ---------
     Total investment securities ...........................      85,390       99,079
Loans held for sale ........................................       8,032          794
Loans, net of allowance for loan losses of $4,198 and $3,873     359,570      292,092
Premises and equipment .....................................      11,633       10,447
Federal Home Loan Bank stock ...............................       1,534        1,257
Other assets ...............................................       9,058        9,008
                                                               ---------    ---------
     Total assets ..........................................   $ 495,553    $ 441,831
                                                               =========    =========

Liabilities
Deposits
   Noninterest bearing .....................................   $  55,034    $  58,846
   Interest bearing ........................................     304,172      284,149
                                                               ---------    ---------
     Total deposits ........................................     359,206      342,995
Short-term borrowings ......................................      58,212       48,871
Other borrowings ...........................................      31,785        6,542
Other liabilities ..........................................       5,666        5,691
                                                               ---------    ---------
     Total liabilities .....................................     454,869      404,099
                                                               ---------    ---------

Shareholders' Equity
Common stock, no par value
   Authorized - 18,000,000 shares
   Issued and outstanding - 6,150,240 shares ...............         137          137
Additional paid-in capital .................................       3,359        3,346
Retained earnings ..........................................      37,449       34,392
Accumulated other comprehensive income (loss) ..............         336          (35)
Unearned ESOT shares .......................................        (597)        (108)
                                                               ---------    ---------
     Total shareholders' equity ............................      40,684       37,732
                                                               ---------    ---------
     Total liabilities and shareholders' equity ............   $ 495,553    $ 441,831
                                                               =========    =========

See notes to Consolidated Financial Statements.

Consolidated Statements of Income
---------------------------------

(in thousands, except per share data)

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                              2001           2000           1999
                                                          -----------------------------------------
Interest Income
   Loans receivable ...................................   $    26,763    $    25,870    $    21,822
   Investment securities
     Taxable ..........................................         3,465          4,033          3,451
     Tax exempt .......................................         1,273          1,501          1,647
     Trading ..........................................            84             87             77
   Federal funds sold .................................            89            144            422
                                                          -----------    -----------    -----------
       Total interest income ..........................        31,674         31,635         27,419
                                                          -----------    -----------    -----------

Interest Expense
   Deposits ...........................................        12,649         13,057         10,776
   Short-term borrowings ..............................         1,224          2,294          1,300
   Other borrowings ...................................           864            590            574
                                                          -----------    -----------    -----------
       Total interest expense .........................        14,737         15,941         12,650
                                                          -----------    -----------    -----------

Net Interest Income ...................................        16,937         15,694         14,769
   Provision for loan losses ..........................         1,050            720            585
                                                          -----------    -----------    -----------
Net Interest Income After  Provision for Loan Losses ..        15,887         14,974         14,184
                                                          -----------    -----------    -----------

Other Income
   Fiduciary activities ...............................           839            812            590
   Service charges on deposit accounts ................         2,128          1,490          1,354
   Commission income ..................................           770            648            223
   Realized and unrealized gains (losses) on securities          (230)          (221)           481
   Net gains on loan sales ............................           515            200            394
   Other income .......................................           894            805            810
                                                          -----------    -----------    -----------
       Total other income .............................         4,916          3,734          3,852
                                                          -----------    -----------    -----------

Other Expenses
   Salaries and employee benefits .....................         7,495          6,727          6,236
   Net occupancy and equipment expenses ...............         1,968          1,796          1,744
   Director and committee fees ........................           121            100            121
   Appreciation (depreciation) in directors' deferred
     compensation plan ................................          (158)          (146)           557
   Advertising ........................................           552            492            552
   Other expenses .....................................         2,068          1,775          1,842
                                                          -----------    -----------    -----------

     Total other expenses .............................        12,046         10,744         11,052
                                                          -----------    -----------    -----------

Income Before Income Tax ..............................         8,757          7,964          6,984
   Income tax expense .................................         3,008          2,631          2,261
                                                          -----------    -----------    -----------

Net Income ............................................   $     5,749    $     5,333    $     4,723
                                                          ===========    ===========    ===========

Basic Earnings per Share ..............................   $       .94    $       .87    $       .77
Diluted Earnings per Share ............................           .94            .87            .77
Weighted-Average Shares Outstanding-Basic .............     6,127,700      6,135,260      6,125,240
Weighted-Average Shares Outstanding-Diluted ...........     6,128,464      6,135,665      6,125,240

See notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity
-----------------------------------------------

(in thousands, except per share data)

                                                                                                              Unearned
                                                                                                Accumulated   Employee
                                      Common Stock                                                 Other        Stock
                                -----------------------               Comprehensive            Comprehensive  Ownership
                                   Shares                  Paid-in       Income     Retained      Income        Trust
                                Outstanding   Amount       Capital       (Loss)     Earnings      (Loss)        Shares       Total
                                ---------------------------------------------------------------------------------------------------
Balances, January 1, 1999 .....   6,150,240  $      137   $    3,322               $   28,869  $        77   $      (267) $  32,138
Comprehensive income
   Net income .................                                       $     4,723       4,723                                 4,723
   Other comprehensive loss
      - unrealized losses on
      securities, net of tax
      benefit of $293 .........                                              (446)                    (446)                    (446)
                                                                      -----------

Comprehensive income ..........                                       $     4,277
                                                                      ===========

ESOT shares earned ............                                   21                                                  89        110
Cash dividends
   ($.34 per share) ...........                                                        (2,081)                               (2,081)
                                -----------  ----------   ----------               ----------  -----------   -----------  ---------

Balances, December 31, 1999 ...   6,150,240         137        3,343                   31,511         (369)         (178)    34,444
Comprehensive income
   Net income .................                                       $     5,333       5,333                                 5,333
   Other comprehensive
      income - unrealized gains
      on securities, net of tax
      of $220 .................                                               334                      334                      334
                                                                      -----------

Comprehensive income ..........                                       $     5,667
                                                                      ===========

ESOT shares earned ............                                    3                                                  89         92
ESOT shares purchased .........                                                                                      (19)       (19)
Cash dividends
   ($.40 per share) ...........                                                        (2,452)                               (2,452)
                                -----------  ----------   ----------               ----------  -----------   -----------  ---------

Balances, December 31, 2000 ...   6,150,240         137        3,346                   34,392          (35)         (108)    37,732
Comprehensive income
   Net income .................                                       $     5,749       5,749                                 5,749
   Other comprehensive
      income - unrealized gains
      on securities, net of tax
      of $247 .................                                               371                      371                      371
                                                                      -----------

Comprehensive income ..........                                       $     6,120
                                                                      ===========

Stock redeemed ................     (50,000)                    (578)                                                          (578)
ESOT shares earned ............                                   13                                                  89        102
ESOT shares purchased .........      50,000                      578                                                (578)
Cash dividends
   ($.44 per share) ...........                                                        (2,692)                               (2,692)
                                -----------  ----------   ----------               ----------  -----------   -----------  ---------

Balances, December 31, 2001 ...   6,150,240  $      137   $    3,359               $   37,449  $       336   $      (597) $  40,684
                                ===========  ==========   ==========               ==========  ===========   ===========  =========

See notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
-------------------------------------

(in thousands, except per share data)

                                                                      Year Ended December 31,
                                                              -----------------------------------
                                                                   2001        2000        1999
                                                              -----------------------------------
Operating Activities
   Net income ................................................   $  5,749    $  5,333    $  4,723
   Items not requiring cash:
     Provision for loan losses ...............................      1,050         720         585
     Depreciation and amortization ...........................        758         628         548
     Deferred income tax .....................................        (53)        (34)         94
     Investment securities amortization, net .................        236         292         354
     Investment securities (gains) losses ....................          7           1          (2)
     Net change in trading securities ........................        103         176      (3,347)
     Origination of loans held for sale ......................    (57,094)    (17,692)    (29,597)
     Proceeds from sale of loans held for sale ...............     50,371      17,521      32,063
     Gain on sale of loans held for sale .....................       (515)       (200)       (394)
     ESOT shares earned ......................................        102          92         110
     ESOT shares purchased ...................................       (578)        (19)         --
     Net change in:
       Interest receivable and other assets ..................       (243)     (1,282)       (325)
       Interest payable and other liabilities ................        (25)       (212)        624
                                                                 --------    --------    --------

         Net cash provided (used) by operating activities ....       (132)      5,324       5,436
                                                                 --------    --------    --------

Investing Activities
   Purchases of securities available for sale ................     (3,609)     (4,999)     (7,843)
   Proceeds from maturities of securities available for sale .      9,920       1,730       1,100
   Proceeds from sales of securities available for sale ......         89         264          28
   Purchases of securities held to maturity ..................     (6,299)     (2,996)    (30,300)
   Proceeds from maturities of securities held to maturity ...     13,971      13,073      13,337
   Net change in loans .......................................    (68,529)    (22,684)    (32,267)
   Purchases of premises and equipment .......................     (1,944)       (713)     (3,725)
   Purchase of FHLB stock ....................................       (277)        (74)        (12)
                                                                 --------    --------    --------
         Net cash used in investing activities ...............    (56,678)    (16,399)    (59,682)
                                                                 --------    --------    --------

Financing Activities
   Net change in:
     Noninterest-bearing, interest-bearing demand
       And savings deposits ..................................     25,111       9,951      10,321
     Certificates of deposit .................................     (8,900)     19,894      (2,229)
     Short-term borrowings ...................................      9,341       1,907      23,997
   Proceeds of long-term debt ................................     27,683          --       9,000
   Repayment of long-term debt ...............................     (2,440)     (9,646)     (2,788)
   Cash dividends ............................................     (2,692)     (2,452)     (2,081)
                                                                 --------    --------    --------
         Net cash provided by financing activities ...........     48,103      19,654      36,220
                                                                 --------    --------    --------

Net Change in Cash and Cash Equivalents ......................     (8,707)      8,579     (18,026)

Cash and Cash Equivalents, Beginning  of Year ................     25,983      17,404      35,430
                                                                 --------    --------    --------

Cash and Cash Equivalents,  End of Year ......................   $ 17,276    $ 25,983    $ 17,404
                                                                 ========    ========    ========

Additional Cash Flows Information
   Interest paid .............................................   $ 14,944    $ 15,748    $ 12,825
   Income tax paid ...........................................      3,000       2,460       2,261

See notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------

   The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank"), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.
   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
   The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.
   The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Monroe, Hendricks, Jackson and Lawrence counties in Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation - The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions.

Trading Activities are engaged in by the Company and consist of investments in various mutual funds held in grantor trusts formed by the Company in connection with a deferred compensation plan. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value. Gains and losses, both realized and unrealized, are included in other income. Interest and dividends are included in net interest income.
   Quoted market prices, when available, are used to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.
    Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
   The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may

Notes to Consolidated Financial Statements continued
----------------------------------------------------

affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
   A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral.
   Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify smaller balance consumer and residential loans for impairment and disclosures.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using primarily the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

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

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2000 and 1999 consolidated financial statements have been made to conform to the 2001 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

   Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2001, was $2,746,000.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 3: Investment Securities
-----------------------------

                                                                Gross             Gross
                                             Amortized       Unrealized        Unrealized          Fair
December 31, 2001                              Cost             Gains            Losses            Value
----------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies.........................$  15,550         $     560         $     --         $  16,110
   State and municipal......................    1,456                20                1             1,475
   Marketable equity securities.............      257                --               21               236
                                            ---------         ---------         --------         ---------
     Total available for sale...............   17,263               580               22            17,821
                                            ---------         ---------         --------         ---------

Held to maturity
   Federal agencies.........................   39,172             1,195               46            40,321
   State and municipal......................   28,375               491               28            28,838
   Mortgage-backed securities...............       22                --               --                22
                                            ---------         ---------         --------         ---------
     Total held to maturity.................   67,569             1,686               74            69,181
                                            ---------         ---------         --------         ---------

     Total investment securities............$  84,832         $   2,266         $     96         $  87,002
                                            =========         =========         ========         =========



                                                                Gross             Gross
                                             Amortized       Unrealized        Unrealized          Fair
December 31, 2000                              Cost             Gains            Losses            Value
----------------------------------------------------------------------------------------------------------
Available for sale
   U. S. Treasury...........................$   4,997         $       4         $      1         $   5,000
   Federal agencies.........................   16,579               118              135            16,562
   State and municipal......................    1,891                 4                4             1,891
   Marketable equity securities.............      229                --               46               183
                                            ---------         ---------         --------         ---------
     Total available for sale...............   23,696               126              186            23,636
                                            ---------         ---------         --------         ---------

Held to maturity
   Federal agencies.........................   43,429               197              192            43,434
   State and municipal......................   31,517                 8              237            31,288
   Mortgage-backed securities...............      497                --                2               495
                                            ---------         ---------         --------         ---------
     Total held to maturity.................   75,443               205              431            75,217
                                            ---------         ---------         --------         ---------

     Total investment securities............$  99,139         $     331         $    617         $  98,853
                                            =========         =========         ========         =========

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 3: Investment Securities continued
---------------------------------------

   The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available for Sale                  Held to Maturity
                                             Amortized          Fair            Amortized          Fair
                                               Cost             Value             Cost             Value
                                            --------------------------------------------------------------
Within one year............................ $   3,965         $   4,018         $ 12,229         $  12,364
One to five years..........................    13,041            13,567           54,666            56,155
Five to ten years..........................        --                --              652               640
                                            ---------         ---------         --------         ---------
                                               17,006            17,585           67,547            69,159
Mortgage-backed securities.................        --                --               22                22
Marketable equity securities...............       257               236               --                --
                                            ---------         ---------         --------         ---------

   Totals.................................. $  17,263         $  17,821         $ 67,569         $  69,181
                                            =========         =========         ========         =========

   Securities with a carrying value of $55,282,000 and $64,915,000 were pledged at December 31, 2001 and 2000 to secure certain deposits and for other purposes as permitted or required by law.
   Proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $89,000, $264,000 and $28,000. Gross gains of $7,000 were realized on the 2001 sales, gross losses of $1,000 were realized on the 2000 sales and gross gains of $2,000 were realized on the 1999 sales.
   There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2001.
   Trading securities, which consist of mutual funds, are recorded at fair value. Unrealized holding losses on trading securities of $224,000 and $320,000 were included in earnings in 2001 and 2000, and unrealized gains of $428,000 were included in earnings for 1999.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 4: Loans and Allowance
---------------------------

                                                                                       December 31,
                                                                                  2001             2000
                                                                             -----------------------------
Commercial and industrial loans............................................. $    72,177       $    65,625
Real estate loans
   (includes $1,256 and $1,457 secured by farmland).........................     239,568           177,471
Construction loans..........................................................      28,013            24,545
Agricultural production financing and other loans to farmers................       1,084               639
Individuals' loans for household and other personal expenditures............      22,463            27,077
Tax-exempt loans............................................................         463               608
                                                                             -----------       -----------
                                                                                 363,768           295,965
Allowance for loan losses...................................................      (4,198)           (3,873)
                                                                             -----------       -----------

   Net loans (excluding loans held for sale)................................ $   359,570       $   292,092
                                                                             ============      ===========

                                                                                          Year Ended December 31,
                                                                             ----------------------------------------------
                                                                                  2001             2000              1999
                                                                             ----------------------------------------------
Allowance for loan losses
   Balances, January 1...................................................... $     3,873       $     3,343      $     3,562
   Provision for losses.....................................................       1,050               720              585
   Recoveries on loans......................................................          95               105               56
   Loans charged off........................................................        (820)             (295)            (860)
                                                                             -----------       -----------      -----------

Balances, December 31....................................................... $     4,198       $     3,873      $     3,343
                                                                             ============      ===========      ===========

Information on impaired loans is summarized below.

   Impaired loans with an allowance......................................... $       287       $       837      $       674
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan................         590               416              451
                                                                             -----------       -----------      -----------

       Total impaired loans................................................. $       877       $     1,253      $     1,125
                                                                             ===========       ===========      ===========

   Allowance for impaired loans (included in the Company's
     allowance for loan losses)............................................. $       127       $       230      $       209

   Average balance of impaired loans........................................         781             1,015            1,103
   Interest income recognized on impaired loans.............................          77                85              154
   Cash-basis interest included above.......................................          58                82              134

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 5: Premises and Equipment
------------------------------

                                                                     December 31,
                                                            ----------------------------
                                                                 2001             2000
                                                            -----------------------------
   Land.................................................... $     1,986      $     1,722
   Buildings...............................................      10,184            9,091
   Equipment...............................................       5,078            4,799
                                                            -----------      -----------
       Total cost..........................................      17,248           15,612
   Accumulated depreciation................................      (5,615)          (5,165)
                                                            -----------      -----------

       Net................................................. $    11,633      $    10,447
                                                            ===========      ===========

Note 6: Deposits
----------------

                                                                     December 31,
                                                            ----------------------------
                                                                2001              2000
                                                            ----------------------------
   Noninterest-bearing deposits............................ $    55,034      $    58,846
   NOW and money market deposits...........................     130,727          100,880
   Savings deposits........................................      16,840           17,765
   Certificates and other time deposits of $100,000 or more      60,180           56,619
   Other certificates and time deposits....................      96,425          108,885
                                                            -----------      -----------

   Total deposits.......................................... $   359,206      $   342,995
                                                            ===========      ===========

Certificates and other time deposits maturing in years ending December 31:

   2002$..................................................      107,688
   2003...................................................       38,962
   2004...................................................        4,798
   2005...................................................        3,403
   2006...................................................        1,530
   Thereafter.............................................          224
                                                          -------------

                                                          $     156,605
                                                          =============

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 7: Short-Term Borrowings
-----------------------------

                                                                     December 31,
                                                            ----------------------------
                                                                2001              2000
                                                            ----------------------------
   Federal funds purchased................................. $    21,900      $        --
   Securities sold under repurchase agreements.............      36,312           48,871
                                                            -----------      -----------

     Total short-term borrowings........................... $    58,212      $    48,871
                                                            ===========      ===========

   Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2001 and 2000 totaled $37,313,000 and $48,871,000 and the daily average of such agreements totaled $35,504,000 and $33,965,000. The agreements at December 31, 2001, mature on January 2, 2002.


Note 8: Other Borrowings
------------------------

                                                                     December 31,
                                                            ----------------------------
                                                                2001              2000
                                                            ----------------------------
   Federal Home Loan Bank advances, variable rates,
     due at various dates through October 15, 2014......... $    30,658      $     6,505
   Other notes payable, 9%, due in Installments
     to December 2002......................................          16               37
   Loans sold under repurchase agreements..................       1,111               --
                                                            -----------      -----------

   Total other borrowings.................................. $    31,785      $     6,542
                                                            ===========      ===========

   The Federal Home Loan Bank advances are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $134,799,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Maturities of FHLB advances and other notes payable in years ending December 31:

   2002$....................................................      4,658
   2003.....................................................      1,654
   2004.....................................................      4,757
   2005.....................................................      3,207
   2006.....................................................     13,056
   Thereafter...............................................      3,342
                                                            -----------

                                                            $    30,674
                                                            ===========

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 9: Income Tax
------------------

                                                                         Year Ended December 31
                                                            ----------------------------------------------
                                                                2001              2000             1999
                                                            ----------------------------------------------
Income tax expense
   Currently payable....................................... $     3,061      $     2,665       $     2,167
   Deferred................................................         (53)             (34)               94
                                                            -----------      -----------       -----------

     Total income tax expense.............................. $     3,008      $     2,631       $     2,261
                                                            ===========      ============      ===========


Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%..................... $     2,977      $     2,708       $     2,375
   Tax-exempt interest.....................................        (374)            (429)             (470)
   Effect of state income taxes............................         392              348               354
   Other...................................................          13                4                 2
                                                            -----------      -----------       -----------

     Actual tax expense.................................... $     3,008      $     2,631       $     2,261
                                                            ===========      ============      ===========

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                     December 31,
                                                            ----------------------------
                                                                2001              2000
                                                            ----------------------------
Assets
   Allowance for loan losses............................... $     1,396      $     1,270
   Directors' deferred compensation plan...................       1,335            1,385
   Other...................................................          --                3
   Accrued health insurance................................          20               27
   Accrued vacation........................................          27               15
   Net unrealized losses on available-for-sale securities..          --               25
   Unrealized losses - trading account.....................          45               --
   Unrealized gains - mortgage loans held for sale.........          38                3
                                                            -----------      -----------
       Total assets........................................       2,861            2,728
                                                            -----------      -----------

Liabilities
   Depreciation............................................        (463)            (344)
   Deferred loan fees......................................         (34)             (23)
   Other...................................................         (17)              --
   Net unrealized gains on available-for-sale securities...        (221)              --
   Unrealized gains - trading account......................          --              (42)
                                                            -----------      -----------
       Total liabilities...................................        (735)            (409)
                                                            -----------      -----------

       Net deferred tax asset.............................. $     2,126      $     2,319
                                                            ===========      ===========

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 10: Commitments and Contingent Liabilities
-----------------------------------------------

   In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party, to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                          2001           2000
                                                      -------------------------

Commitments to extend credit......................... $   17,238     $    9,379
Unused lines of credit and letters of credit.........     52,121         49,960

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.
   The Company and Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 11: Dividend and Capital Restrictions
------------------------------------------

   Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2001 was $40,411,000 of which $34,376,000 was restricted from dividend distribution to the Company.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 12: Regulatory Capital
---------------------------

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.
   There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2001 and 2000, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2001 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                        Required for            To Be Well
                                                      Actual         Adequate Capital (1)     Capitalized (1)
                                          ---------------------------------------------------------------------
                                                Amount     Ratio       Amount    Ratio       Amount     Ratio
                                          ---------------------------------------------------------------------
As of December 31, 2001
Total capital (1) (to risk-weighted assets)
   Consolidated ............................   $44,530     13.3%      $26,840     8.0%          N/A      N/A
   Bank ....................................    44,217     13.3        26,578     8.0       $32,222     10.0 %
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................    40,335     12.0        13,420     4.0           N/A      N/A
   Bank ....................................    40,064     12.1        13,289     4.0        19,933      6.0
Tier I capital (1) (to average assets)
   Consolidated ............................    40,335      8.4        19,229     4.0           N/A      N/A
   Bank ....................................    40,064      8.4        19,103     4.0        23,879      5.0

As of December 31, 2000
Total capital (1) (to risk-weighted assets)
   Consolidated ............................   $41,296     14.5%      $22,724     8.0%          N/A      N/A
   Bank ....................................    40,854     14.6        22,452     8.0       $28,065     10.0 %
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................    37,741     13.3        11,362     4.0           N/A      N/A
   Bank ....................................    37,341     13.3        11,226     4.0        16,839      6.0
Tier I capital (1) (to average assets)
   Consolidated ............................    37,741      8.7        17,350     4.0           N/A      N/A
   Bank ....................................    37,341      8.7        17,202     4.0        21,502      5.0

(1)  As defined by regulatory agencies

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 13: Employee Benefit Plans
-------------------------------

   The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.
   The trust has borrowed funds from the Company which were used to acquire a total of 101,888 shares of the Company's stock (50,000 shares in 1996, 1,888 shares in 2000 and 50,000 shares in 2001). The loans require annual principal payments of approximately $60,000 through 2011. Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants' accounts and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions. Upon termination of employment, trust participants have the opportunity to require the trust to repurchase their shares for a limited period of time.

Information about trust shares and expense for 2001, 2000 and 1999 is as follows:

                                                                2001         2000          1999
                                                            -------------------------------------
   Shares allocated to participants' accounts...............   280,227      300,262       300,977
   Shares earned during the year and released for allocation    10,108       10,049        10,000
   Unreleased shares........................................    51,731       11,839        20,000
   Fair value of unreleased shares.......................... $     576    $     101     $     205
   Total trust expense...................................... $     117    $     130     $     146

   The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. Effective January 1, 1999, the Company established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2001 and 2000 was $3,060,000 and $3,171,000, respectively.
   The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $158,000 for 2001, $139,000 for 2000, and $121,000 for 1999.

Note 14: Related Party Transactions

   The Bank has entered into transactions with certain directors, executive officers and significant shareholders of the Company and the Bank and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2001.................................... $     5,326
   New loans, including renewals................................      18,966
   Payments, etc., including renewals...........................     (20,180)
                                                                 -----------

   Balances, December 31, 2001.................................. $     4,112
                                                                 ===========

Deposits from related parties held by the Bank at December 31, 2001 totaled approximately $6,043,000.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 15: Stock Option Plan
--------------------------

   Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable upon completing the required years of continued employment. During 1999, the Company authorized the grant of options for up to 580,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.
   Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                   2001          2000          1999
                                                                   -----------------------------------
   Risk-free interest rates.................................         --       4.28-5.11%         4.56%
   Dividend yields..........................................         --            4.11%         2.57%
   Volatility factors of expected market price of common stock       --           19.50%          .01%
   Weighted-average expected life of the options............         --         10 years       5 years

   Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                              2001          2000         1999
                                                            ------------------------------------
Net income
   As reported............................................. $   5,749     $  5,333     $   4,723
   Pro forma...............................................     5,749        5,325         4,612
Basic earnings per share
   As reported.............................................       .94          .87           .77
   Pro forma...............................................       .94          .87           .75
Diluted earnings per share
   As reported.............................................       .94          .87           .77
   Pro forma...............................................       .94          .87           .75

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 15: Stock Option Plan continued
------------------------------------

   The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2001, 2000 and 1999.

                                                2001                        2000                          1999
                                      -------------------------------------------------------------------------------------
                                                     Weighted-                   Weighted-                     Weighted-
                                                      Average                     Average                       Average
Options                                  Shares    Exercise Price     Shares   Exercise Price     Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year........    115,000    $   12.91        100,000     $  13.25              --    $
Granted...............................         --                      15,000         9.38         100,000        13.25
                                      -----------                    --------                    ---------
Outstanding, end of year..............    115,000        12.91        115,000        12.91         100,000        13.25
                                      ===========                    ========                    =========
Options exercisable at year end.......    105,000                     105,000                       60,000
Weighted-average fair value of options
   granted during the year............        N/A    $      --                    $   1.66                    $    1.11

   As of December 31, 2001, the 115,000 options outstanding have exercise prices ranging from $8.50 to $13.25 and a weighted-average remaining contractual life of 7.5 years. There were no options exercised, forfeited or that expired during 2001, 2000 or 1999.


Note 16: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                                                         2001
                                                                                       Weighted-            Per Share
                                                                    Income           Average Shares           Amount
                                                                -------------------------------------------------------
Net income..................................................... $     5,749             6,127,700

Basic earnings per share
   Income available to common stockholders.....................                                             $       .94
                                                                                                            ===========

Effect of dilutive securities
   Stock options...............................................          --                   764
                                                                -----------           -----------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions....................................... $     5,749             6,128,464           $       .94
                                                                ===========           ===========           ===========

   Options to purchase 105,000 shares of common stock at $13.25 per share were outstanding at December 31, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 16: Earnings Per Share continued
-------------------------------------

Earnings per share (EPS) were computed as follows:

                                                                                         2000
                                                                                       Weighted-            Per Share
                                                                    Income           Average Shares           Amount
                                                                -------------------------------------------------------
Net income..................................................... $     5,333            6,135,260

Basic and diluted earnings per share
   Income available to common stockholders.....................                                            $     .87
                                                                                                           =========

Effect of dilutive securities
   Stock options...............................................          --                  405
                                                                -----------          -----------

Diluted earnings per share
   Income available to common stockholders
     and assumed conversions................................... $     5,333            6,135,665           $     .87
                                                                ===========          ===========           =========


   Options to purchase 105,000 shares of common stock at prices ranging from $10.25 to $13.25 were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                                         1999
                                                                                       Weighted-            Per Share
                                                                    Income           Average Shares           Amount
                                                                -------------------------------------------------------
Basic and diluted earnings per share
   Income available to common stockholders..................... $     4,723            6,125,240           $     .77
                                                                ===========          ===========           =========

   Options to purchase 105,000 shares of common stock at $13.25 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 17: Fair Values of Financial Instruments
---------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

Loans - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable - The fair values of interest receivable/payable approximate carrying values.

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances and Other Borrowings -
The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Short-term Borrowing - Short-term borrowings consist of federal funds purchased and securities sold under repurchase agreements. The rates at December 31, 2001, approximate market rates, thus the fair value approximates carrying value.

Off-Balance Sheet Commitments - Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:

                                                          2001                             2000
                                            ---------------------------------------------------------------
                                             Carrying            Fair           Carrying           Fair
                                              Amount             Value           Amount            Value
                                            ---------------------------------------------------------------
Assets
   Cash and cash equivalents............... $  17,276         $  17,276        $  25,983         $  25,983
   Trading account securities..............     3,060             3,060            3,171             3,171
   Investment securities available for sale    17,821            17,821           23,636            23,636
   Investment securities held to maturity..    67,569            69,181           75,443            75,217
   Loans including loans held for sale, net   367,602           371,539          292,886           292,455
   Interest receivable.....................     3,552             3,552            4,182             4,182
   Stock in FHLB...........................     1,534             1,534            1,257             1,257

Liabilities
   Deposits................................   359,206           381,806          342,995           343,741
   Short-term borrowings...................    58,212            58,212           48,871            48,871
   Other borrowings........................    31,785            31,986            6,542             6,378
   Interest payable........................     1,015             1,015            1,273             1,273

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 18: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                                                       December 31,
                                                                             -----------------------------
                                                                                  2001             2000
                                                                             -----------------------------
Assets
   Cash and due from banks.................................................. $        19       $       152
   Investment in common stock of subsidiary.................................      40,411            37,333
   Available-for-sale securities............................................         236               183
   Trading securities.......................................................       3,060             3,171
   ESOT note receivable.....................................................          19               108
                                                                             -----------       -----------
     Total assets........................................................... $    43,745       $    40,947
                                                                             ===========       ===========


Liabilities
   Deferred compensation.................................................... $     3,060       $     3,171
   Other....................................................................           1                44
                                                                             -----------       -----------
   Total liabilities........................................................       3,061             3,215


Shareholders' Equity........................................................      40,684            37,732
                                                                             -----------       -----------
   Total liabilities and shareholders' equity............................... $    43,745       $    40,947
                                                                             ===========       ===========

Condensed Statements of Income
------------------------------
                                                                                          Year Ended December 31,
                                                                             ----------------------------------------------
                                                                                  2001             2000             1999
                                                                             ----------------------------------------------
Income
   Dividends from subsidiary................................................ $     3,169       $     1,907     $      1,630
   Other income (loss)......................................................        (128)             (100)             613
                                                                             -----------       -----------      -----------
     Total income...........................................................       3,041             1,807            2,243

Expenses....................................................................         (60)             (123)             565
                                                                             -----------       -----------      -----------


Income before income tax and equity in undistributed
   income of subsidiary.....................................................       3,101             1,930            1,678
   Income tax expense (benefit).............................................         (28)               12               16
                                                                             -----------       -----------      -----------

Income before equity in undistributed income of subsidiary..................       3,129             1,918            1,662

Equity in undistributed income of subsidiary................................       2,620             3,415            3,061
                                                                             -----------       -----------      -----------

Net Income.................................................................. $     5,749       $     5,333     $      4,723
                                                                             ===========       ===========     ============

Notes to Consolidated Financial Statements continued
----------------------------------------------------

(table dollar amounts in thousands, except per share data)

Note 18: Condensed Financial Information (Parent Company Only) continued
------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                         Year Ended December 31,
                                                            ----------------------------------------------
                                                                2001              2000             1999
                                                            ----------------------------------------------
Operating Activities
   Net income.............................................. $     5,749      $     5,333       $     4,723
   Items not requiring cash:
   Equity in undistributed income..........................      (2,620)          (3,415)           (3,061)
   Securities (gains) losses...............................          (1)               1                (2)
   Change in other assets..................................         (31)             176            (3,347)
   Change in other liabilities.............................         (22)            (142)            3,368
                                                            -----------      -----------       -----------
     Net cash provided by operating activities.............       3,075            1,953             1,681
                                                            -----------      -----------       -----------


Investing Activities
   Purchase of securities available for sale...............        (116)             (11)             (510)
   Sales of securities available for sale..................          89              264                28
   Paydown ESOT loan.......................................          89               89                89
   Acquisition of ESOT shares..............................        (578)             (19)               --
                                                            -----------      -----------       -----------
     Net cash provided by (used in) investing activities...        (516)             323              (393)
                                                            -----------      -----------       -----------


Financing Activity - dividends paid........................      (2,692)          (2,452)           (2,081)
                                                            -----------      -----------       -----------

Net Change in Cash and Cash Equivalents....................        (133)            (176)             (793)

Cash and Cash Equivalents at Beginning of Year.............         152              328             1,121
                                                            -----------      -----------       -----------

Cash and Cash Equivalents at End of Year................... $        19      $       152       $       328
                                                            ===========      ============      ===========

Quarterly Results of Operations for the Years Ended December 31, 2001 and 2000
------------------------------------------------------------------------------

(table dollar amounts in thousands, except per share data)

                                                                                               Weighted-      Net Income
Quarter           Interest        Interest     Net Interest    Provision for                Average Shares     Per Share
Ended              Income          Expense        Income        Loan Losses    Net Income     Outstanding  Basic and Diluted
------------------------------------------------------------------------------------------------------------------------------------
2001:
March.............$   8,086      $   4,073       $   4,013      $     150       $  1,447       6,132,740      $     .24
June..............    7,954          3,844           4,110            170          1,504       6,142,189            .24
September.........    7,951          3,589           4,362            225          1,422       6,129,241            .23
December..........    7,683          3,231           4,452            505          1,376       6,101,038            .23
                  ---------      ---------       ---------      ---------       --------                      ---------

                  $  31,674      $  14,737       $  16,937      $   1,050       $  5,749       6,128,464      $     .94
                  =========      =========       =========      =========       ========                      =========


2000:
March.............$   7,450      $   3,608       $   3,842      $     180       $  1,282       6,131,490      $     .21
June..............    7,770          3,883           3,887            180          1,321       6,133,990            .21
September.........    8,143          4,168           3,975            180          1,398       6,136,490            .23
December..........    8,272          4,282           3,990            180          1,332       6,138,990            .22
                  ---------      ---------       ---------      ---------       --------                      ---------

                  $  31,635      $  15,941       $  15,694      $     720       $  5,333       6,135,665      $     .87
                  =========      =========       =========      =========       ========                      =========

Shareholder Information
-----------------------

Common Stock Information
------------------------
                                   Price Per Share
                                   ---------------
Quarter                       High               Low       Dividends Declared
-----------------------------------------------------------------------------
                         2001      2000     2001     2000     2001     2000
-----------------------------------------------------------------------------
First Quarter          $  9.13   $ 10.50   $ 7.88   $ 9.00   $  .11   $  .10
Second Quarter           10.50     10.62     8.00     8.27      .11      .10
Third Quarter            12.45     10.25     9.70     8.75      .11      .10
Fourth Quarter           11.73      9.38    10.30     7.13      .11      .10


The Company's common stock began trading on the NASDAQ National Market System under the symbol "MROE" on May 30, 2001. For the periods prior to May 30, 2001, the Company's common stock was traded on the OTC Bulletin Board. The table above sets forth dividend payments for 2001 and 2000, the high and low bid prices per share as reported by NASDAQ for periods subsequent to May 30, 2001, and the high and low bid prices of which management was aware for periods prior to May 30, 2001. Management did not have knowledge of the price paid in all transactions prior to May 30, 2001 and has not verified the accuracy of those prices that have been reported. Because of the lack of an extablished market for the common shares of the Company prior to May 30, 2001, these prices would not necessarily reflect the prices which the shares would trade in an active market. The bid prices represent prices between dealers, do not include retail mark-up, mark-down, or commissions and may not represent actual transactions.

Common Stock Listing
--------------------
Monroe Bancorp common stock is traded on the NASDAQ national market under the trading symbol MROE (Cusip #6103-13-108). At the close of the business of December 31, 2001, there were 6,150,240 shares outstanding held by 329 shareholders of record.

Market Makers
-------------
Dain Bosworth
Friedman, Billings, Ramsey & Co.
Herzog, Heine, Geduld, Inc.
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Huntleigh Securities
Knight Securities
McConnell, Budd & Romano, Inc.
Monroe Securities
Spear, Leeds & Kellogg

General Stockholder Inquiries
-----------------------------
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
----------------------------------
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
kbrotz@rtco.com

Form 10-K and Financial Information
-----------------------------------
Monroe Bancorp, upon request and without charge, will furnish shareholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact:
Kathy Burns
Vice President, Finance Director
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN 47408
(812) 336-0201
kburns@monroebank.com

Corporate Information
---------------------
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson and Hendricks Counties.

Annual Meeting
--------------
The 2002 Annual Meeting of Shareholders will be held on April 25, 2002, at 10:00a.m. at the Bloomington Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
----------------------
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com