Form 10-K, Exhibit 13
period 2002-12-31
MONROE BANCORP
filed 2003-03-27
CIK 745456

Exhibit 13 - 2002 Annual Report
-------------------------------

Table of Contents


Five-year Financial Summary                                            16

Management's Discussion and Analysis                                   18

Independent Accountant's Report                                        28

Consolidated Financial Statements                                      29

Notes to Consolidated Financial Statements                             33

Quarterly Results of Operations                                        48

Five-Year Financial Summary
---------------------------

(table dollar amounts in thousands, except per share data)

                                                     At or for the Years Ended December 31,
                                       --------------------------------------------------------------
                                           2002         2001         2000         1999         1998
                                       ----------   ----------   ----------   ----------   ----------

Summary of operations
Interest income - tax equivalent...... $   30,619   $   32,346   $   32,427   $   28,277 * $   26,715
Interest expense......................     11,048       14,737       15,941       12,650       11,900
                                       ----------   ----------   ----------   ----------   ----------
Net interest income-tax equivalent....     19,571       17,609       16,486       15,627       14,815
Less:  tax equivalent adjustment (1)..        833          672          792          858          714
                                       ----------   ----------   ----------   ----------   ----------
Net interest income...................     18,738       16,937       15,694       14,769       14,101
Less: provision for loan losses.......      1,762        1,050          720          585          480
Noninterest income....................      6,070        4,916        3,734        3,852        3,079
Noninterest expenses..................     13,931       12,046       10,744       11,052        9,683
                                       ----------   ----------   ----------   ----------   ----------
Income before income taxes............      9,115        8,757        7,964        6,984        7,017
Income tax expense....................      3,017        3,008        2,631        2,261        2,372
                                       ----------   ----------   ----------   ----------   ----------
Net income............................ $    6,098   $    5,749   $    5,333   $    4,723   $    4,645
                                       ==========   ==========   ==========   ==========   ==========

Per share data
Basic earnings per share.............. $     1.00   $     0.94   $     0.87   $     0.77   $     0.76
Diluted earnings per share............       1.00         0.94         0.87         0.77         0.76
Dividends per common share............       0.48         0.44         0.40         0.34         0.32
Book value per common share...........       7.25         6.67         6.14         5.62         5.25

Total cash dividends declared......... $    2,928   $    2,692   $    2,452   $    2,081   $    1,955

Average common and common equivalent
     shares outstanding...............  6,104,793    6,128,464    6,135,665    6,125,240    6,115,240

Selected year-end balances
Total assets.......................... $  533,317   $  495,553   $  441,831   $  416,649   $  375,418
Earning assets........................    497,028      461,837      406,813      384,388      350,201
Total securities......................    103,779       88,450      102,250      109,237       83,309
Total loans...........................    391,315      371,800      296,759      273,894      244,503
Allowance for loan losses.............      4,574        4,198        3,873        3,343        3,562
Total deposits........................    398,567      359,206      342,995      313,150      305,058
Borrowings............................     85,240       89,997       55,413       62,882       32,943
Shareholders' equity..................     44,263       40,684       37,732       34,444       32,138

Five Year Financial Summary continued
-------------------------------------

(table dollar amounts in thousands, except per share data)

                                                      At or for the Years Ended December 31,
                                              ----------------------------------------------------
                                                2002       2001       2000       1999       1998
                                              --------   --------   --------   --------   --------
Selected average balances
Total assets................................. $520,310   $454,485   $428,582   $393,225   $345,697
Earning assets...............................  487,133    422,460    396,511    364,115    322,006
Total Securities.............................   97,974     91,872    105,495     99,718     70,363
Total loans - including loans held for sale..  381,126    327,125    287,485    254,397    239,611
Allowance for loan losses....................    4,206      3,949      3,649      3,572      3,380
Total deposits...............................  392,789    354,185    335,505    314,769    288,204
Borrowings...................................   79,055     54,427     50,999     40,140     21,911
Shareholders' equity.........................   42,588     39,609     36,075     33,445     30,803

Performance ratios
Average loans to average deposits............    97.03 %    92.36 %    85.69 %    80.82 %    83.14 %
Allowance to period end portfolio loans......     1.19       1.15       1.31       1.22       1.47
Average equity to average assets.............     8.19       8.72       8.42       8.51       8.91
Return on assets.............................     1.17       1.26       1.24       1.20       1.34
Return on equity.............................    14.32      14.52      14.78      14.12      15.08
Dividend payout ratio (2)....................    48.01      46.83      45.98      44.06      42.09
Efficiency ratio (3).........................    54.82      53.78      53.44      55.47      54.11

(1) Tax equivalent basis was calculated using a 40% tax rate for the period in 2002 after securities were transferred to the Delaware investment subsidiary and 34% for all other periods presented.
(2) Dividends declared on common shares divided by net income available to shareholders
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effects of these items on net income is zero.

Management's Discussion and Analysis
------------------------------------

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp and its wholly owned subsidiary, Monroe Bank and the Bank's wholly owned subsidiary, MB Portfolio Management, Inc.

Portions of this Management's Discussion and Analysis, as well as the notes to the consolidated financial statements, contain certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), which reflect management's current beliefs and expectations and are intended to benefit the reader. These forward-looking statements are inherently subject to various risks and uncertainties which may cause actual results to differ materially from expected results. Such risks and uncertainties include, but are not limited to, economic conditions, generally and in the market areas of the Company, increased competition in the financial services industry, actions by the Federal Reserve Board, changes in interest rates and governmental regulation and legislation.

Description of Business
Monroe Bancorp ("Company") is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank ("Bank"), which was formed in 1892. The Bank is the primary business of the Company.

The Bank, with its primary office located in Bloomington, Indiana, conducts business from 16 different locations in Monroe, Jackson, Hendricks and Lawrence counties, Indiana. Approximately 85 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington.


General
The Company's operation has yielded eleven consecutive years of earnings growth. The Company has also increased its annual dividend each year during that period, increasing it from $.05 per share in 1991 to $0.48 per share in 2002. Based upon the closing price for the Company's stock on December 31, 2002, (MROE: listed on NASDAQ), the Company's $0.48 dividend provided a dividend yield of 3.53 percent.

Management believes that the Company's culture of community involvement, outstanding service quality, and customer focus has played a significant role in the Company's earnings and balance sheet growth. Other significant factors affecting the Company's growth include, but are not limited to; the attractiveness of the Company's primary markets, an involved Board that sets high performance standards and the increased use of incentive and commission compensation plans.

The Company's strategy in 2002 was to deploy resources to take advantage of the opportunities provided by the weak national economy. Specifically, while commercial and industrial loan and commercial real estate loan demand in the Company's markets was well below 2001 levels, the low interest rate environment provided a great market for residential mortgage activity. As a result of its efforts to maximize this opportunity, the Company was able to realize a 101.2 percent increase in fees associated with the origination and sale of fixed rate residential mortgages. This activity produced $1.0 million in fee income in 2002 as compared to $515,000 in 2001. Due to the likelihood of changing market conditions, management does not expect this rate of growth in loan sales to continue in 2003.

The Company's entry into the rapidly growing Hendricks County market has also yielded important balance sheet growth. The Company opened its first Hendricks County branch, in Avon, Indiana, in September 2001 and its second branch, in Plainfield, Indiana, in October 2001. A third branch was opened in Brownsburg, Indiana in May 2002. At December 31, 2002, these offices had generated $33.0 million of loans, an increase of $15.8 million, or 92.4 percent, over December 31, 2001. Hendricks County deposits at December 31, 2002 totaled $34.0 million, an increase of 22.4 million, or 193.9 percent over December 31, 2001.

Critical Accounting Policies
The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements on pages 33, 34 and 35. Certain of theses policies are important to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be the most subject to revision as new information becomes available.

The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Asset Quality and Provision for Loan Losses section of this financial review.

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)


Results of Operations
Net Income
Net income for the year 2002 was $6.1 million, a 6.1 percent increase over net income of $5.7 million in 2001. Basic and diluted earnings per share totaled $1.00 per share, an increase of $.06, or 6.4 percent, from 2001. Return on equity was 14.32 percent in 2002, down from 14.52 percent in 2001. Return on assets was 1.17 percent in 2002, down from 1.26 percent in 2001. The Company credits the increase in net income to the following:

o Strong loan and deposit growth. Net loans excluding loans held for resale were $379.3 million at December 31, 2002, an increase of 5.5 percent over year-end 2001. This growth was affected by the origination and sale of $83.6 million of fixed rate mortgages and the securitization of $9.9 million of loans with the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Total deposits grew 11.0 percent, with $24 million of growth in time deposits and $15 million in non-interest bearing and interest bearing demand deposit accounts.

o Strong noninterest income growth. The Company experienced noninterest income growth of $1.2 million, or 23.5 percent in 2002. The increase came primarily from the following areas: deposit fee income grew due to the maturation of the Overdraft Protector product and strong growth occurred in secondary market real estate loan sales due to the Company's efforts to take advantage of the favorable interest rate environment.


Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending December 31, 2002. Interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                                                    Average
                          Interest    Interest   Net Interest       Earning        Net Interest
                           Income      Expense      Income          Assets            Income
                          ---------------------------------------------------------------------
2002.................      6.29%        2.27%        4.02%        $   487,133      $    19,571
2001.................      7.66%        3.49%        4.17%        $   422,460      $    17,609
2000.................      8.17%        4.01%        4.16%        $   396,511      $    16,486


2002 Compared to 2001
In 2002, average interest earning asset yields decreased 137 basis points and the cost of interest bearing liabilities decreased 122 basis points (100 basis points equals 1 percent), resulting in a 15 basis point decrease in the net interest margin as a percent of average earning assets. This decrease primarily resulted from the Company experiencing more growth during 2002 in year-to-date average balances of FHLBI borrowings and time deposits, which are higher-yielding deposits, compared to the growth experienced in the average balances of non-interest bearing and interest bearing checking products and federal funds purchased.

The prime rate remained stable during most of 2002, decreasing by 50 basis points in December 2002. The average loans to deposits ratio grew to 97.0 percent during 2002, compared to 92.4 percent in 2001.

2001 Compared to 2000
In 2001, asset yields decreased 51 basis points and the cost of interest bearing liabilities decreased 52 basis points, resulting in an increase of one basis point in the net interest margin as a percent of average earning assets. This slight increase resulted from several areas. The loan portfolio grew to comprise
77.4 percent of average earning assets in 2001 compared to 72.5 percent in 2000. The average balance in the investment securities portfolio decreased during 2001, comprising 21.7 percent of average interest earning assets, compared to
26.6 percent during 2000. Having a larger percentage of earning assets in higher yielding loans helped to increase the margin. However, these increases on the asset side were almost entirely offset by the following changes in deposits and borrowings. In 2001, average time deposits and FHLBI advances, which are higher-yielding deposits, experienced more growth than the average balances of non-interest and interest bearing checking products, savings and federal funds purchased.

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

Liquidity, Interest Sensitivity and Disclosures about Market Risk
Funds are available from a number of sources including the core deposit base, the capital markets, the Federal Home Loan Bank, securities sold under agreement to repurchase and federal funds purchased (overnight loans) from other banks. Funding sources did not change significantly during 2002. Core deposits, the most significant source of funding, comprised approximate 83 percent of funding in 2002 and 87 percent in 2001.

At the [bank] holding company level, the Company primarily uses cash to pay dividends to shareholders. The main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2002, 2001, and 2000, the Bank declared dividends to the holding company of $2.9 million, $3.2 million, and $1.9 million, respectively. As of January 1, 2003, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $5.8 million, versus $6.0 million at January 1, 2002. As discussed in Note 10 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the consolidated statements of cash flows on page 32 may not represent cash immediately available to the holding company.

The balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets. The internal Asset/Liability Committee (ALCO) and the Board of Directors regularly review the Company's exposure to interest rate risk. We measure interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of cash flows from assets and liabilities within a range of assumed changes in market interest rates. Net portfolio value is the market value of the equity and is equal to the net present value of the cash flows derived from its assets minus the net present value of the cash flows derived from its liabilities.

If estimated changes to net portfolio value are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits. The current Board approved limit is 10 percent, up or down, on a 200 basis point instantaneous change in interest rates.

The following tables set forth the change in the Bank's net portfolio value at December 31, 2002 and 2001 in the event of sudden and sustained one percent to three percent increases and one percent to two percent decreases in market interest rates, with no effect given to any steps that management might take to counteract that change.

Net Portfolio Value at December 31, 2002
----------------------------------------

Change in Interest Rate        Dollar        $ Change in     % Change in
  (Basis Points)               Amount            NPV             NPV
--------------------------------------------------------------------------
      +300                  $    61,609      $     2,342         3.95%
      +200                  $    60,980      $     1,713         2.89%
      +100                  $    60,259      $       992         1.68%
         0                  $    59,267      $       --           -- %
      -100                  $    58,012      $    (1,255)      (2.12)%
      -200                  $    61,848      $     2,581         4.36%

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)

Net Portfolio Value at December 31, 2001
----------------------------------------

Change in Interest Rate        Dollar        $ Change in      % Change in
  (Basis Points)               Amount            NPV              NPV
--------------------------------------------------------------------------
     +300                   $    58,855      $    (2,236)       (3.66)%
     +200                   $    59,619      $    (1,472)       (2.41)%
     +100                   $    60,358      $      (733)       (1.20)%
        0                   $    61,091      $       --            -- %
     -100                   $    61,761      $       670          1.10%
     -200                   $    61,974      $       883          1.45%



Management believes a 200 basis point (two percent) decrease in rates is highly unlikely. Management also believes an increase in rates is more probable; therefore, we will focus our discussion on the effects of a 100 basis point (one percent) decrease in rates and an increase of 300 basis points.

The December 31, 2002 table above indicates that the Bank's estimated NPV would be expected to increase by 395 basis points (bps) in the event of a sudden and sustained 300 basis point (bp) increase in interest rates. This is a change in the direction from a decrease of 366 bps at December 31, 2001. This result is primarily driven by two factors associated with the Bank's mix of liabilities. First, total time deposits grew at a rate greater than the rate at which total interest bearing deposits grew. Since time deposits offer protection from rising rates, the increased concentration in time deposits reduced the Bank's overall liability sensitivity. Second, the Bank's federal funds purchased position was $11.9 million less at December 31, 2002 than at year end 2001. Federal funds are extremely rate sensitive and the reduction in the Bank's usage of them at December 31, 2002 further contributed to the overall reduction in the Bank's liability sensitivity from December 31, 2001. In the event of a sudden and sustained 100 bp decrease in prevailing interest rates, the Bank's estimated NPV would be expected to decrease 212 bps, which is a change in direction from an increase of 110 bps at December 31, 2001. The primary reason for this change relates to the current low level of interest rates. While assets can continue to reprice down by the 100 bps assumed in this scenario, many of the Bank's liabilities (e.g., NOW, savings and certain money market savings accounts) no longer have the ability to reprice downwards by 100 bps. The Bank's liability sensitivity is greatly reduced by the fact that these interest sensitive deposit products are approaching their absolute floor rates (0.0 percent). Floors on one-to-four family residential mortgages come into play when rates decrease 200 bps which causes NPV to begin to increase again. As of December 31, 2002, the estimated changes in NPV were within the approved guidelines established by the Board of Directors.

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

The Company's liquidity and interest sensitivity position at December 31, 2002, remained adequate to meet the Company's primary goal of achieving the highest possible interest margins while avoiding undue interest rate risk. The table below presents the Company's interest rate sensitivity analysis as of December 31, 2002.



Liquidity and Interest Rate Sensitivity
---------------------------------------

                                                                              At December 31, 2002
                                                        -----------------------------------------------------------------
                                                          1 - 90        91 - 365        1 - 5        Over
                                                           Days           Days          Years       5 Years       Total
                                                        ---------      -------        -------      -------      ---------
Rate Sensitive Assets:
    Federal funds sold and interest bearing deposits..  $      52      $      --      $      --    $      --    $      52
    Investment Securities.............................     12,438         16,809         73,332        1,200      103,779
    Loans.............................................    108,712         94,654        178,043        9,906      391,315
    Federal Home Loan Bank stock......................      1,882             --             --           --        1,882
                                                        ---------      ---------      ---------    ---------    ---------
        Total Rate Sensitive Assets...................    123,084        111,463        251,375       11,106      497,028
                                                        ---------      ---------      ---------    ---------    ---------

Rate Sensitive Liabilities:
    Interest-bearing deposits.........................    192,585         73,012         71,926          568      338,091
    Borrowings........................................     51,870          5,901         22,457        5,012       85,240
                                                        ---------      ---------      ---------    ---------    ---------
        Total Rate Sensitive Liabilities..............    244,455         78,913         94,383        5,580      423,331
                                                        ---------      ---------      ---------    ---------    ---------

Interest rate sensitivity gap by period...............  $(121,371)     $  32,550      $ 156,992    $   5,526    $  73,697
Cumulative rate sensitivity gap.......................   (121,371)       (88,821)        68,171       73,697           --
Cumulative rate sensitivity gap ratio at
      December 31, 2002...............................     (24.42)%       (17.87)%        13.72 %      14.83 %




Deposit growth exceeded loan demand in 2002, while loan demand exceeded deposit growth during 2001. The Company had excess borrowing capacity of $10.0 million at the FHLBI at December 31, 2002, as limited by the Company's Board resolution. If the Company's borrowing capacity were not limited by the Board resolution, the Company would have excess borrowing capacity at the FHLBI of $56.3 million based on collateral which has been pledged. During 2002, management's primary focus has been on increasing deposits to fund future growth, as is evidenced in the strong growth rate in deposits this year, but the Company's Board may increase its resolution limit if the Company needs additional liquidity.

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)

Noninterest Income and Expense
------------------------------
                                                                  Year Ended December 31,
                                                 --------------------------------------------------------
                                                           % Change                 % Change
                                                   2002    from 2001       2001     from 2000      2000
                                                 --------------------------------------------------------
Noninterest Income
   Deposit service charges and fees .........    $ 2,587      21.57 %    $ 2,128      42.82 %    $ 1,490
   Trust department income ..................        918       9.42 %        839       3.33 %        812
   Commission income ........................        817       6.10 %        770      18.83 %        648
   Realized security gains/(losses) .........        203   3,000.00 %         (7)   (600.00)%         (1)
   Unrealized security gains/(losses) .......       (361)     61.88 %       (223)      1.36 %       (220)
   Realized gain on sale of real estate loans      1,036     101.17 %        515     157.50 %        200
   Other operating income ...................        870      (2.68)%        894      11.06 %        805
                                                 -------                 -------                 -------
     Total noninterest income ...............    $ 6,070      23.47 %    $ 4,916      31.66 %    $ 3,734
                                                 =======                 =======                 =======

                                                                  Year Ended December 31,
                                                 --------------------------------------------------------
                                                           % Change                 % Change
                                                   2002    from 2001       2001     from 2000      2000
                                                 --------------------------------------------------------
Noninterest Expense
   Salaries and employee benefits............    $ 8,542     16.00%      $ 7,364      11.12%     $ 6,627
   Occupancy and equipment...................      2,382     21.04%        1,968       9.58%       1,796
   Other operating expense...................      3,007     10.80%        2,714      16.93%       2,321
                                                 -------                 -------                 -------
     Total noninterest expense...............    $13,931     15.65%      $12,046      12.12%     $10,744
                                                 =======                 =======                 =======

Other Income
2002 Compared to 2001
Other noninterest income increased 23.4 percent to $6.1 million compared to $4.9 million in 2001. Unrealized security losses are comprised entirely of net unrealized losses on trading securities (mutual funds) held in a grantor trust (a rabbi trust) in connection with the Company's Directors' Deferred Compensation Plan. These securities are held as trading securities, hence, unrealized gains and losses are recognized on the income statement. This net unrealized loss is directly offset by a decrease to directors' fee expense, and is included in the item identified on page 30 of the consolidated financial statements as "Depreciation on directors' deferred compensation plan," and is further discussed in Note 12 to the consolidated financial statements (page 43). The activity of the rabbi trust has no effect on the Company's net income. Omitting the rabbi trust activity (securities net losses/gains) from 2002 and 2001, other income increased 24.9 percent to $6.4 million during 2002.



This increase occurred primarily due to the following reasons:
o Deposit service charges and fees increased 21.6 percent in 2002. In January of 2001, the Company began offering an "Overdraft Protector" product, whereby customers with checking accounts that met certain criteria were allowed to overdraw their accounts up to $300. This product allows customers to avoid checks being returned for non-sufficient funds (NSF). As this product matured during 2002, overdraft/NSF fees increased by $509,000.

o The Company sells substantially all fixed rate residential mortgage loans on the secondary market. Realized gains on the sale of real estate loans increased $521,000, or 101.2 percent, in 2002. The low long-term fixed rate interest environment experienced in 2002 substantially increased refinancing activity and new mortgage originations. The Company also restructured the mortgage department in order to better position itself to take advantage of the opportunities resulting from the low rate environment. Management does not believe this same rate of growth in gains on the sale of real estate loans will occur again in 2003 due to the likelihood of changing market conditions

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)

o During 2002, the Company sold several available for sale (AFS) securities from its investment portfolio. It recognized net gains of $198,000 on these sales, compared to a loss of $7,000 on the sale of AFS securities in 2001, for an increase of $205,000. Management may sell AFS securities in the future should the interest rate environment make such sales attractive.


2001 Compared to 2000
Other noninterest income increased 31.7 percent to $4.9 million compared to $3.7 million in 2000. Omitting the rabbi trust activity (securities net losses as discussed on the preceding page) from 2001 and 2000, other income increased 30.2 percent to $5.1 million during 2001.

This increase occurred primarily due to the following reasons:

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

o    Realized gains on the sale of real estate loans increased $315,000, or
     157.5 percent, in 2001. The decrease in interest rates during 2001 substantially increased refinancing activity and new mortgage originations. The Company also increased its marketing efforts and its staff in the mortgage department. As a result of these and other factors, the Company led Monroe County, its primary market, in the dollar volume of mortgage loans originated in 2001.

o The Company began a platform-based, or branch-based, fixed rate annuity sales program in October 1999, and platform-based mutual funds and variable rate annuities were first sold March 2000. The Company also offers a full service brokerage operation through Raymond James Financial Services, Inc. Platform-based investment sales and brokerage operations generated $770,000 of commission income in 2001 compared to $648,000 in 2000, an increase of
     18.8 percent. At December 31, 2001, the Company had nine employees who held Series 7 licenses. In addition, 20 branch employees held insurance licenses and were able to sell fixed annuities.


Other Expense
2002 Compared to 2001
Other noninterest expense increased 15.7 percent to $13.9 million during 2002. As previously discussed in the Other Income section, the net unrealized losses from securities in the rabbi trust directly reduced director fee expense in 2002 and 2001. Without the effect of the rabbi trust, noninterest expense would have increased to $14.2 million, or 16.5 percent, in 2002. The Company's efficiency ratio (noninterest expense divided by the sum of net interest income, on a tax-equivalent basis, and noninterest income) increased to 54.8 percent in 2002 from 53.8 percent in 2001. The Company had all three branches in its new Hendricks County market open during most of 2002, and anticipated the efficiency ratio would increase. The increase in the efficiency ratio was slightly higher than the budgeted ratio of 54.5 percent.

The increase in other expenses occurred primarily due to the following reasons:

o Salaries and employee benefits increased $1.2 million, or 16.0 percent, during 2002. Commissions paid to mortgage originators and processors increased by $207,000 due to significant increases in commission revenue. Two of the new branches in Hendricks County were fully staffed the entire year and the third branch was staffed for eight months which helped to increase the Company's average full-time equivalent number of employees from 180 in 2001 to 191 in 2002. Hendricks County salary and benefits expense increased $421,000, or 159.9 percent over 2001. Several higher level officers were also hired during 2002 to better position the Company for future growth. Annual raises accounted for the remainder of the increase.

o Occupancy and equipment expense increased by $414,000, or 21.0 percent, during 2002. Occupancy expense at the new Hendricks County branches increased $183,000 over 2001. In February 2002, the Company also opened a new larger Highland Village branch in Monroe County to replace a 36-year old branch.

o Other expense increased by $293,000, or 10.8 percent during 2002. The majority of this expense resulted from an increase in outside professional fees which increased by $225,000 due to the Company outsourcing its proof function and initiating document imaging for its checking accounts in November of 2001. This expense was partially offset by eliminating positions in the proof and bookkeeping departments

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)

2001 Compared to 2000
Other noninterest expense increased 12.1 percent to $12.0 million during 2001. As previously discussed in the Other Income section, the net unrealized losses from securities in the rabbi trust directly reduced director fee expense in 2001 and 2000. Without the effect of the rabbi trust, noninterest expense would have increased to $12.2 million in 2001. The Company's efficiency ratio (noninterest expense divided by the sum of net interest income, on a tax-equivalent basis, and noninterest income) increased to 53.8 percent in 2001 from 53.4 percent in 2000. Management anticipated increased start-up costs in its new Hendricks County market, and the increase in the efficiency ratio was well within management's projections.

The increase in other expenses occurred primarily due to the following reasons:

o Salaries and employee benefits increased $768,000, or 11.4 percent, during 2001. Commissions paid to mortgage originators and platform salespeople increased due to increases in commission revenue in these areas. We also hired a new commissioned mortgage originator and a mortgage processor. Nine additional employees were hired during 2001 to staff the two new branches in Hendricks County. The Company is partially self-insured and its 2001 employee group health insurance costs also increased by $164,000, or 67.8%, over 2000. Annual raises accounted for the remainder of the increase.

o Occupancy and equipment expense increased by $172,000, or 9.6 percent, during 2001. Approximately $53,000 of this was attributed to the new Hendricks County branches. Without these expenses, occupancy and equipment expense would have increased 6.0 percent over 2000.

o Other expense increased by $362,000, or 16.3 percent during 2001. Outside professional fees increased by $65,000 due to the Company outsourcing its proof function and initiating document imaging for its checking accounts in November. While this service will be relatively cost-neutral in the long run, initial start-up expenses exceeded savings in other areas in 2001. Marketing expenses increased by $60,000, primarily due to increased marketing efforts for our new Hendricks County branches.


Income Taxes
The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal and state statutory rate of approximately 40 percent is interest on tax-exempt securities.

The Company's effective tax rate was 33.0 percent, 34.3 percent and 33.0 percent in 2002, 2001 and 2000, respectively.


Financial Condition
Overview
Total assets increased to $533.3 million at December 31, 2002, a 7.6 percent increase from $495.6 million at December 31, 2001 with the majority of this growth in the loan portfolio. This growth was funded primarily by an increase in deposits.


Securities
Securities (trading and investment) owned by the Company increased to $103.8 million at December 31, 2002 from $88.5 million at December 31, 2001 an increase of $15.3 million or 17.3 percent. In April 2002, the Company securitized $9.9 million of variable rate mortgage loans with Freddie Mac. Without the securitization, securities would have increased $6.7 million or 7.6 percent at December 31, 2002. Deposit growth exceeded loan growth throughout 2002, and some of the excess funds were invested in fairly short-term bonds.


Loans
Gross loans and loans held for resale increased to $391.3 million at December 31, 2002, which was $19.5 million, or 5.2 percent, higher than December 31, 2001. Had the company not securitized $9.9 million of loans during 2002, gross loans would have increased by $28.1 million or 7.6 percent. The largest growth occurred in the commercial real estate portfolio which grew by $17.6 million, or
24.8 percent. Loan growth in the Hendricks County market accounted for $15.8 million of the total growth. Loans secured by one-to-four family properties continue to be the largest segment of the loan portfolio. It is the Company's practice to sell all fixed rate residential mortgages it originates and add all variable rate loans it originates to its portfolio. During 2002, the

Company sold $83.0 million of fixed rate mortgages. The interest rate environment for long-term fixed rate mortgages was very attractive in 2002, hence, more fixed rate one-to-four family loans were originated and sold and fewer variable rate one-to-four family loans were added to the Company's portfolio.

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)


Asset Quality and Provision for Loan Losses
The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions.
The Company's methodology for assessing the appropriateness of the allowance consists of several key elements:

o    the formula allowance
o    specific allowances
o    the unallocated allowance

A complete discussion of this process is contained in Note 1 on pages 33 and 34 of the notes to the consolidated financial statements.

At December 31, 2002, impaired loans totaled $5.9 million, an increase of $5.1 million over December 31, 2001. The increase was primarily attributable to several loans from related entities of one borrower in Hendricks County which were not impaired at December 31, 2001. An allowance for losses was not deemed necessary for impaired loans totaling $5.8 million, but an allowance of $70,000 was recorded for the remaining balance of impaired loans of $172,000.

Net loans charged off during 2002 were $1.4 million or 0.36 percent of average loans compared to $725,000 or 0.22 percent of average loans in 2001. At December 31, 2002, non-performing loans totaled $4.6 million, or 1.19 percent of gross loans, up from $2.8 million, or 0.75 percent of gross loans, at December 31, 2001. Increased bankruptcies, the downturn in the economy, the overall increase in the size of the loan portfolio, and Management taking a more proactive stance on placing delinquent credits on nonaccrual status have been factors in the increase in net loans charged off and in the increase of non-performing loans this year. Management believes the reserve is adequate to cover the loss exposure on these non-performing loans.

At December 31, 2002, the allowance for loan losses was $4.6 million up from $4.2 million at year-end 2001. The Company recorded an additional provision for loan losses of $400,000 during the fourth quarter of 2002 to compensate for the qualitative factors identified during the quarterly analysis of the allowance as having potential impact on the Company's loan portfolio. These factors include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Hendricks County, and trends in volume and concentrations within the loan portfolio. This additional provision, along with the Company's monthly provisions, resulted in the Company's provision for loan losses increasing from $1.1 million in 2001 to $1.8 million in 2002. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2002 was 1.19 percent at December 31, 2002, compared to 1.15 percent at December 31, 2001.


Deposits
Deposits increased $39.4 million or 11.0 percent at December 31, 2002 compared to December 31, 2001. Approximately $15 million of deposit growth occurred in non-interest and interest bearing demand deposit accounts and savings accounts while $24 million was in time deposits. Time deposits continue to be the largest single source of the Company's funds. Complete details of growth by account type is disclosed in Note 6 page 38 of the notes to the consolidated financial statements.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2002, the Company had $1.2 million short-term public fund certificates of deposit compared to $593,000 of these deposits as of December 31, 2001.


Borrowings
Aside from the core deposit base and large denomination certificates of deposit mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, the majority of which mature daily, FHLBI advances and loans sold under agreements to repurchase.

At December 31, 2002, repurchase agreements were $39.2 million, compared to $36.3 million at December 31, 2001. The Company had $10.1 million of federal funds purchased at December 31, 2002, compared to $21.9 million purchased at year-end 2001. FHLBI advances totaled $35.0 million at December 31, 2002, compared to $30.7 million at December 31, 2001.

Management's Discussion and Analysis continued
----------------------------------------------
                                               (table dollar amounts in
                                               thousands, except per share data)


Capital
The Company's capital strength continues to exceed regulatory minimums, and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital to average assets ratio was 8.2 percent at December 31, 2002 and 8.4 percent at year-end 2001. At December 31, 2002, the Company had a Tier 1 risk-based capital ratio of 11.7 percent, total risk-based capital percentage of 13.0 percent and a leverage ratio of 8.2 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.


Accounting Matters
In October 2002, FASB issued SFAS No. 147 Acquisitions of Certain Financial Institutions, which amends SFAS No. No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. SFAS No. 72 and FASB Interpretation No. 9 provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted by in accordance with SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.147. In addition, SFAS No. 147 amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

The effective date of SFAS No. 147 was October 1, 2002, with earlier application relating to previously recognized unidentifiable intangible assets permitted and did not have a significant impact on the Company upon adoption.

The Financial Accounting Standards Board (FASB) has issued Statement of Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation-- Transition and Disclosure, which amends FASB Statement No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.

Under the provisions of SFAS No. 123, companies that adopted the fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, SFAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect.

SFAS No. 148 also improves the clarity and prominence of disclosures about the proforma effects of using the fair value based method of accounting for stock-based compensation for all companies - regardless of the accounting method used - by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, SFAS No. 148 improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make proforma disclosures only in annual financial statements.

The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

To the Shareholders and
Board of Directors
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Monroe Bancorp as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD, LLP

Indianapolis, Indiana
January 24, 2003

Consolidated Balance Sheets        (amounts in thousands, except per share data)
---------------------------

                                                                     December 31,
                                                               ----------------------
                                                                  2002         2001
                                                               ----------------------
Assets
Cash and due from banks ....................................   $  20,526    $  17,276
Trading securities, at fair value ..........................       2,817        3,060
Investment securities
   Available for sale ......................................      43,033       17,821
   Held to maturity (fair value of $60,152 and $69,181) ....      57,929       67,569
                                                               ---------    ---------
     Total investment securities ...........................     100,962       85,390
Loans held for sale ........................................       7,417        8,032
Loans, net of allowance for loan losses of $4,574 and $4,198     379,324      359,570
Premises and equipment .....................................      11,793       11,633
Federal Home Loan Bank stock ...............................       1,882        1,534
Other assets ...............................................       8,596        9,058
                                                               ---------    ---------
     Total assets ..........................................   $ 533,317    $ 495,553
                                                               =========    =========


Liabilities
Deposits
   Noninterest bearing .....................................   $  60,476    $  55,034
   Interest bearing ........................................     338,091      304,172
                                                               ---------    ---------
     Total deposits ........................................     398,567      359,206
Borrowings .................................................      85,240       89,997
Other liabilities ..........................................       5,247        5,666
                                                               ---------    ---------
     Total liabilities .....................................     489,054      454,869
                                                               ---------    ---------


Shareholders' Equity
Common stock, no par value
   Authorized - 18,000,000 shares
   Issued and outstanding - 6,150,240 shares ...............         137          137
Additional paid-in capital .................................       3,368        3,359
Retained earnings ..........................................      40,619       37,449
Accumulated other comprehensive income .....................         675          336
Unearned ESOT shares .......................................        (536)        (597)
                                                               ---------    ---------
     Total shareholders' equity ............................      44,263       40,684
                                                               ---------    ---------
     Total liabilities and shareholders' equity ............   $ 533,317    $ 495,553
                                                               =========    =========

See notes to consolidated financial statements.

Consolidated Statements of Income  (amounts in thousands, except per share data)
---------------------------------

                                                                Year Ended December 31,
                                                      -----------------------------------------
                                                          2002           2001           2000
                                                      -----------------------------------------
Interest Income
   Loans receivable ...............................   $    24,812    $    26,763    $    25,870
   Investment securities
     Taxable ......................................         3,754          3,465          4,033
     Tax exempt ...................................         1,048          1,273          1,501
     Trading ......................................            75             84             87
   Federal funds sold .............................            97             89            144
                                                      -----------    -----------    -----------
       Total interest income ......................        29,786         31,674         31,635
                                                      -----------    -----------    -----------

Interest Expense
   Deposits .......................................         8,794         12,649         13,057
   Borrowings .....................................         2,254          2,088          2,884
                                                      -----------    -----------    -----------
       Total interest expense .....................        11,048         14,737         15,941
                                                      -----------    -----------    -----------

Net Interest Income ...............................        18,738         16,937         15,694
   Provision for loan losses ......................         1,762          1,050            720
                                                      -----------    -----------    -----------
Net Interest Income After Provision for Loan Losses        16,976         15,887         14,974
                                                      -----------    -----------    -----------

Other Income
   Fiduciary activities ...........................           918            839            812
   Service charges on deposit accounts ............         2,587          2,128          1,490
   Commission income ..............................           817            770            648
   Realized and unrealized losses on securities ...          (158)          (230)          (221)
   Net gains on loan sales ........................         1,036            515            200
   Other income ...................................           870            894            805
                                                      -----------    -----------    -----------
       Total other income .........................         6,070          4,916          3,734
                                                      -----------    -----------    -----------

Other Expenses
   Salaries and employee benefits .................         8,542          7,364          6,627
   Net occupancy and equipment expenses ...........         2,382          1,968          1,796
   Director and committee fees ....................           123            121            100
   Depreciation in directors' deferred
     compensation plan ............................          (290)          (158)          (146)
   Advertising ....................................           584            552            492
   Other expenses .................................         2,590          2,199          1,875
                                                      -----------    -----------    -----------

     Total other expenses .........................        13,931         12,046         10,744
                                                      -----------    -----------    -----------

Income Before Income Tax ..........................         9,115          8,757          7,964
   Income tax expense .............................         3,017          3,008          2,631
                                                      -----------    -----------    -----------

Net Income ........................................   $     6,098    $     5,749    $     5,333
                                                      ===========    ===========    ===========

Basic Earnings per Share ..........................   $      1.00    $       .94    $       .87
Diluted Earnings per Share ........................          1.00            .94            .87
Weighted-Average Shares Outstanding-Basic .........     6,101,189      6,127,700      6,135,260
Weighted-Average Shares Outstanding-Diluted .......     6,104,793      6,128,464      6,135,665

See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity           (amounts in thousands,
-----------------------------------------------           except per share data)

                                                                                                              Unearned
                                                                                               Accumulated    Employee
                                      Common Stock                                                Other        Stock
                               ----------------------                                         Comprehensive  Ownership
                                 Shares                    Paid-in  Comprehensive    Retained    Income        Trust
                               Outstanding     Amount      Capital      Income       Earnings    (Loss)        Shares      Total
                               ----------------------------------------------------------------------------------------------------
Balances, January 1, 2000      6,150,240       $  137      $  3,343                  $ 31,511   $   (369)     $  (178)   $ 34,444
Comprehensive income
   Net income...............                                          $  5,333          5,333                               5,333
   Other comprehensive income
     - unrealized gains on
     securities, net of tax
     of $220................                                               334                       334                      334
                                                                      --------

Comprehensive income........                                          $  5,667
                                                                      ========

ESOT shares earned..........                                      3                                                89          92
ESOT shares purchased.......                                                                                      (19)        (19)
Cash dividends
   ($.40 per share).........                                                           (2,452)                             (2,452)
                               ---------       ------      --------                  --------   --------      -------    --------

Balances, December 31, 2000    6,150,240          137         3,346                    34,392        (35)        (108)     37,732
Comprehensive income
   Net income...............                                          $  5,749          5,749                               5,749
   Other comprehensive
     income - unrealized gains
     on securities, net of tax
     of $247................                                               371                       371                      371
                                                                      --------

Comprehensive income........                                          $  6,120
                                                                      ========

Stock redeemed..............     (50,000)                      (578)                                                         (578)
ESOT shares earned..........                                     13                                                89         102
ESOT shares purchased.......      50,000                        578                                              (578)
Cash dividends
   ($.44 per share).........                                                           (2,692)                             (2,692)
                               ---------       ------      --------                  --------   --------      -------    --------

Balances, December 31, 2001    6,150,240          137         3,359                    37,449        336         (597)     40,684
Comprehensive income
   Net income...............                                          $  6,098          6,098                               6,098
   Other comprehensive
     income - unrealized gains
     on securities, net of tax
     of $175................                                               339                       339                      339
                                                                      --------

Comprehensive income........                                          $  6,437
                                                                      ========

ESOT shares earned..........                                      9                                                61          70
Cash dividends
   ($.48 per share).........                                                           (2,928)                             (2,928)
                               ---------       ------      --------                  --------   --------      -------    --------

Balances, December 31, 2002    6,150,240       $  137      $  3,368                  $ 40,619   $    675      $  (536)   $ 44,263
                               =========       ======      ========                  ========   ========      =======    ========

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows                   (amounts in thousands,
-------------------------------------                   except per share data)

                                                                      Year Ended December 31,
                                                                 --------------------------------
                                                                   2002        2001        2000
                                                                 --------------------------------
Operating Activities
   Net income ................................................   $  6,098    $  5,749    $  5,333
   Items not requiring cash:
     Provision for loan losses ...............................      1,762       1,050         720
     Depreciation and amortization ...........................        858         758         628
     Deferred income tax .....................................         69         (53)        (34)
     Investment securities amortization, net .................        337         236         292
     Investment securities (gains) losses ....................       (198)          7           1
     Net change in trading securities ........................        243         103         176
     Origination of loans held for sale ......................    (83,006)    (57,094)    (17,692)
     Proceeds from sale of loans held for sale ...............     84,657      50,371      17,521
     Gain on sale of loans held for sale .....................     (1,036)       (515)       (200)
     ESOT shares earned ......................................         70         102          92
     ESOT shares purchased ...................................         --        (578)        (19)
     Net change in:
       Interest receivable and other assets ..................        269        (243)     (1,282)
       Interest payable and other liabilities ................       (419)        (25)       (212)
                                                                 --------    --------    --------
         Net cash provided (used) by operating activities ....      9,704        (132)      5,324
                                                                 --------    --------    --------

Investing Activities
   Purchases of securities available for sale ................    (25,428)     (3,609)     (4,999)
   Proceeds from maturities of securities available for sale .      5,192       9,920       1,730
   Proceeds from sales of securities available for sale ......      5,420          89         264
   Purchases of securities held to maturity ..................    (15,949)     (6,299)     (2,996)
   Proceeds from maturities of securities held to maturity ...     25,372      13,971      13,073
   Net change in loans .......................................    (31,371)    (68,529)    (22,684)
   Purchases of premises and equipment .......................     (1,018)     (1,944)       (713)
   Purchase of FHLB stock ....................................       (348)       (277)        (74)
                                                                 --------    --------    --------
         Net cash used in investing activities ...............    (38,130)    (56,678)    (16,399)
                                                                 --------    --------    --------
Financing Activities
   Net change in:
     Noninterest-bearing, interest-bearing demand
       and savings deposits ..................................     15,359      25,111       9,951
     Certificates of deposit .................................     24,002      (8,900)     19,894
     Borrowings ..............................................     (9,055)     10,431       1,885
   Proceeds of Federal Home Loan Bank advances ...............      8,940      25,300          --
   Repayment of Federal Home Loan Bank advances ..............     (4,642)     (1,147)     (9,624)
   Cash dividends ............................................     (2,928)     (2,692)     (2,452)
                                                                 --------    --------    --------
         Net cash provided by financing activities ...........     31,676      48,103      19,654
                                                                 --------    --------    --------

Net Change in Cash and Cash Equivalents ......................      3,250      (8,707)      8,579

Cash and Cash Equivalents, Beginning  of Year ................     17,276      25,983      17,404
                                                                 --------    --------    --------

Cash and Cash Equivalents,  End of Year ......................   $ 20,526    $ 17,276    $ 25,983
                                                                 ========    ========    ========

Additional Cash Flows Information
   Interest paid .............................................   $ 11,203    $ 14,944    $ 15,748
   Income tax paid ...........................................      3,220       3,000       2,460
   Securitization of mortgage loans into mortgage
       backed securities .....................................      9,856          --          --

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------


The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary MB Portfolio Management, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies continued
---------------------------------------------------------------------------

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

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify smaller balance consumer and residential loans for impairment and disclosure.

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

Stock options-At December 31, 2002, the Company had a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                              Year Ended December 31,
                                                         --------------------------------
                                                           2002        2001        2000
                                                         --------------------------------
Net income
   As reported ......................................... $  6,098    $  5,749   $  5,333
    Less: Total stock-based employee compensation costs
       determined under the fair-value based method, net
       of income taxes .................................      (17)         --         (8)
                                                         --------    --------   --------
       Pro forma ....................................... $  6,081    $  5,749   $  5,325
                                                         ========    ========   ========
Basic earnings per share
   As reported ......................................... $   1.00    $    .94   $    .87
   Pro forma ...........................................     1.00         .94        .87
Diluted earnings per share
   As reported .........................................     1.00         .94        .87
   Pro forma ...........................................     1.00         .94        .87

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies continued
---------------------------------------------------------------------------

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2001 and 2000 consolidated financial statements have been made to conform to the 2002 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2002, was $2,865,000.

Note 3: Investment Securities
-----------------------------

                                                Gross      Gross
                                   Amortized  Unrealized Unrealized   Fair
                                     Cost       Gains      Losses     Value
------------------------------------------------------------------------------
December 31, 2002

Available for sale
   Federal agencies ............   $ 25,814   $    859   $      1   $ 26,672
   State and municipal .........      3,471         19          1      3,489
   Mortgage-backed securities ..      9,111        172         --      9,283
   Marketable equity securities       3,617         --         28      3,589
                                   --------   --------   --------   --------
     Total available for sale ..     42,013      1,050         30     43,033
                                   --------   --------   --------   --------

Held to maturity
   Federal agencies ............     35,643      1,539         --     37,182
   State and municipal .........     22,269        685          1     22,953
   Mortgage-backed securities ..         17         --         --         17
                                   --------   --------   --------   --------
     Total held to maturity ....     57,929      2,224          1     60,152
                                   --------   --------   --------   --------

     Total investment securities   $ 99,942   $  3,274   $     31   $103,185
                                   ========   ========   ========   ========


December 31, 2001

Available for sale
   Federal agencies ............   $ 15,550   $    560   $     --   $ 16,110
   State and municipal .........      1,456         20          1      1,475
   Marketable equity securities         257         --         21        236
                                   --------   --------   --------   --------
     Total available for sale ..     17,263        580         22     17,821
                                   --------   --------   --------   --------

Held to maturity
   Federal agencies ............     39,172      1,195         46     40,321
   State and municipal .........     28,375        491         28     28,838
   Mortgage-backed securities ..         22         --         --         22
                                   --------   --------   --------   --------
     Total held to maturity ....     67,569      1,686         74     69,181
                                   --------   --------   --------   --------

     Total investment securities   $ 84,832   $  2,266   $     96   $ 87,002
                                   ========   ========   ========   ========

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

Note 3: Investment Securities continued
---------------------------------------

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Available for Sale      Held to Maturity
                               ------------------    --------------------
                               Amortized    Fair     Amortized    Fair
                                 Cost       Value      Cost       Value
                               ------------------------------------------

Within one year ............    $ 3,935    $ 4,032    $18,810    $19,093
One to five years ..........     25,350     26,130     39,102     41,042
                                -------    -------    -------    -------
                                 29,285     30,162     57,912     60,135

Mortgage-backed securities .      9,111      9,283         17         17
Marketable equity securities      3,617      3,588         --         --
                                -------    -------    -------    -------

   Totals ..................    $42,013    $43,033    $57,929    $60,152
                                =======    =======    =======    =======

Securities with a carrying value of $66,852,000 and $55,282,000 were pledged at December 31, 2002 and 2001 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $5,420,000, $89,000 and $264,000. Gross gains of $199,000 and gross losses of $1,000 were realized on the 2002 sales, gross losses of $7,000 and $1,000 were realized on the 2001 and 2000 sales.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2002.

Trading securities, which consist of mutual funds, are recorded at fair value. Unrealized holding losses on trading securities of $361,000, $224,000 and $320,000 were included in earnings in 2002, 2001 and 2000.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 4: Loans and Allowance
---------------------------

                                                                          December 31,
                                                                    -----------------------
                                                                       2002          2001
                                                                    -----------------------
Commercial and industrial loans ................................    $  76,301     $  72,177
Real estate loans ..............................................      255,940       239,568
Construction loans .............................................       27,470        28,013
Agricultural production financing and other loans to farmers ...        1,322         1,084
Individuals' loans for household and other personal expenditures       22,426        22,463
Tax-exempt loans ...............................................          439           463
                                                                    ---------     ---------
                                                                      383,898       363,768
Allowance for loan losses ......................................       (4,574)       (4,198)
                                                                    ---------     ---------

   Net loans ...................................................    $ 379,324     $ 359,570
                                                                    =========     =========

                                                                     Year Ended December 31,
                                                                -------------------------------
                                                                  2002        2001        2000
                                                                -------------------------------
Allowance for loan losses
   Balances, January 1 .....................................    $ 4,198     $ 3,873     $ 3,343
   Provision for losses ....................................      1,762       1,050         720
   Recoveries on loans .....................................        156          95         105
    Loans charged off ......................................     (1,542)       (820)       (295)
                                                                -------     -------     -------

    Balances, December 31 ..................................    $ 4,574     $ 4,198     $ 3,873
                                                                =======     =======     =======

Information on impaired loans is summarized below ..........

   Impaired loans with an allowance ........................    $   172     $   287     $   837
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan      5,771         590         416
                                                                -------     -------     -------

       Total impaired loans ................................    $ 5,943     $   877     $ 1,253
                                                                =======     =======     =======

   Allowance for impaired loans (included in the Company's
     allowance for loan losses) ............................    $    70     $   127     $   230

   Average balance of impaired loans .......................      2,722         781       1,015
   Interest income recognized on impaired loans ............        362          77          85
   Cash-basis interest included above ......................        290          58          82

At December 31, 2002 and 2001, accruing loans delinquent 90 days or more totaled $588,000 and $1,706,000 respectively. Nonaccruing loans at December 31, 2002 and 2001 were $3,612,000 and $710,000, respectively.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 5: Premises and Equipment
------------------------------

                                                        December 31,
                                                  ---------------------
                                                     2002         2001
                                                  ---------------------

Land .........................................    $  2,014     $  1,986
Buildings ....................................      10,528       10,184
Equipment ....................................       5,438        5,078
                                                  --------     --------
    Total cost ...............................      17,980       17,248
Accumulated depreciation .....................      (6,187)      (5,615)
                                                  --------     --------

    Net.......................................    $ 11,793     $ 11,633
                                                  ========     ========

Note 6: Deposits
----------------
                                                                 December 31,
                                                            --------------------
                                                              2002        2001
                                                            --------------------

Noninterest-bearing deposits .............................  $ 60,476    $ 55,034
NOW and money market deposits ............................   135,025     130,727
Savings deposits .........................................    22,459      16,840
Certificates and other time deposits of $100,000 or more .    70,010      60,180
Other certificates and time deposits .....................   110,597      96,425
                                                            --------    --------

  Total deposits.........................................   $398,567    $359,206
                                                            ========    ========


Certificates and other time deposits maturing in years ending December 31:

   2003................................................ $108,113
   2004................................................   35,090
   2005................................................   19,788
   2006................................................   13,862
   2007................................................    3,186
   Thereafter..........................................      568
                                                        --------
                                                        $180,607
                                                        ========

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 7: Borrowings
------------------

                                                           December 31,
                                                       ------------------
                                                         2002       2001
                                                       ------------------

Federal funds purchased ...........................    $10,050    $21,900
Federal Home Loan Bank advances ...................     34,956     30,658
Securities sold under repurchase agreements .......     39,158     36,312
Other notes payable ...............................         --         16
Loans sold under repurchase agreements ............      1,076      1,111
                                                       -------    -------

  Total borrowings................................     $85,240    $89,997
                                                       =======    =======


Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2002 and 2001 totaled $44,392,000 and $37,313,000 and the daily average of such agreements totaled $39,247,000 and $35,504,000.

The Federal Home Loan Bank (FHLB) advances are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $130,095,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

One FHLB advance totaling $2,000,000 is subject to an option by the FHLB to convert the entire advance to a periodic adjustable rate at April 28, 2003. The adjustable rate would be for the remaining term at a predetermined rate based on LIBOR (London Interbank Offer Rate). If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Company's option, at par and without a penalty.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

               Federal Home Loan   Securities Sold Under      Loans Sold Under
                 Bank Advances     Repurchase Agreements   Repurchase Agreements
                 -------------     ---------------------   ---------------------

2003.............  $  1,691             $  39,053                $  1,076
2004.............     5,796                   105                      --
2005.............     7,249                    --                      --
2006.............    15,100                    --                      --
2007.............       108                    --                      --
Thereafter.......     5,012                    --                      --
                   --------             ---------                --------
                   $ 34,956             $  39,158                $  1,076
                   ========             =========                ========

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 8: Income Tax
------------------

                                                                  Year Ended December 31
                                                             -------------------------------
                                                              2002        2001        2000
                                                             -------------------------------
Income tax expense
   Currently payable ....................................    $ 2,948     $ 3,061     $ 2,665
   Deferred .............................................         69         (53)        (34)
                                                             -------     -------     -------

     Total income tax expense ...........................    $ 3,017     $ 3,008     $ 2,631
                                                             =======     =======     =======


Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34% ..................    $ 3,099     $ 2,977     $ 2,708
   Tax-exempt interest ..................................       (296)       (374)       (429)
   Effect of state income taxes .........................        263         392         348
   Other ................................................        (49)         13           4
                                                             -------     -------     -------

     Actual tax expense .................................    $ 3,017     $ 3,008     $ 2,631
                                                             =======     =======     =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                December 31,
                                                            --------------------
                                                              2002        2001
                                                            --------------------
Assets
   Allowance for loan losses ...........................    $ 1,636     $ 1,396
   Directors' deferred compensation plan ...............      1,223       1,335
   Accrued health insurance ............................         22          20
   Accrued vacation ....................................         27          27
   Unrealized losses - trading account .................        220          45
   Unrealized gains - mortgage loans held for sale .....         39          38
                                                            -------     -------
       Total assets ....................................      3,167       2,861
                                                            -------     -------


Liabilities
   Depreciation ........................................       (714)       (463)
   Deferred loan fees ..................................        (59)        (34)
   Other ...............................................       (116)        (17)
   Net unrealized gains on available-for-sale securities       (345)       (221)
                                                            -------     -------
       Total liabilities ...............................     (1,234)       (735)
                                                            -------     -------

       Net deferred tax asset ..........................    $ 1,933     $ 2,126
                                                            =======     =======

The tax expense/(benefit) applicable to realized securities gains/losses for years ending December 31, 2002, 2001 and 2000 was $80,000, $(3,000) and $0,
respectively.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 9: Commitments and Contingent Liabilities
----------------------------------------------

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                         2002           2001
                                                      ------------------------

Commitments to extend credit.......................   $  45,099      $  39,930
Unused lines of credit and letters of credit.......      65,859         52,121


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

Note 10: Dividend and Capital Restrictions
------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2002 was $43,989,000 of which $38,165,000 was restricted from dividend distribution to the Company.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 11: Regulatory Capital
---------------------------

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2002 and 2001, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2002 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                       Required for         To Be Well
                                                      Actual       Adequate Capital (1)    Capitalized (1)
                                          ------------------------------------------------------------------
                                                Amount     Ratio      Amount    Ratio     Amount      Ratio
                                          ------------------------------------------------------------------
As of December 31, 2002
Total capital (1) (to risk-weighted assets)
   Consolidated ............................    $48,145    12.98%    $29,681     8.00%        N/A       N/A
   Bank ....................................     47,871    13.01      29,443     8.00     $36,804     10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................     43,571    11.74      14,841     4.00         N/A       N/A
   Bank ....................................     43,297    11.76      14,722     4.00      22,082      6.00
Tier I capital (1) (to average assets)
   Consolidated ............................     43,571     8.15      21,280     4.00         N/A       N/A
   Bank ....................................     43,297     8.14      21,395     4.00      26,743      5.00

As of December 31, 2001
Total capital (1) (to risk-weighted assets)
   Consolidated ............................    $44,530    13.27%    $26,840     8.00%        N/A       N/A
   Bank ....................................     44,217    13.31      26,578     8.00     $32,222     10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................     40,335    12.02      13,420     4.00         N/A       N/A
   Bank ....................................     40,064    12.06      13,289     4.00      19,933      6.00
Tier I capital (1) (to average assets)
   Consolidated ............................     40,335     8.39      19,229     4.00         N/A       N/A
   Bank ....................................     40,064     8.39      19,103     4.00      23,879      5.00

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

The trust has borrowed funds from the Company which were used to acquire a total of 101,888 shares of the Company's stock (50,000 shares in 1996, 1,888 shares in 2000 and 50,000 shares in 2001). The loans require annual principal payments of approximately $60,000 through 2011. Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions.

Information about trust shares and expense for 2002, 2001 and 2000 is as follows:

                                                               2002       2001       2000
                                                            -------------------------------
   Shares allocated to participants' accounts...............  285,415    280,227    300,262
   Shares earned during the year and released for allocation    5,317     10,108     10,049
   Unreleased shares........................................   46,414     51,731     11,839
   Fair value of unreleased shares.......................... $    631   $    576   $    101
   Total trust expense...................................... $     95   $    117   $    130

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2002 and 2001 was $2,589,000 and $3,060,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $195,000 for 2002, $158,000 for 2001, and $139,000 for 2000.

Note 13: Related Party Transactions
-----------------------------------

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

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2002....................................... $  4,471
   New loans, including renewals...................................   18,917
   Payments, etc., including renewals..............................  (15,868)
                                                                    --------

   Balances, December 31, 2002..................................... $  7,520
                                                                    ========

Deposits from related parties held by the Bank at December 31, 2002 and 2001 totaled approximately $6,741,000 and $6,043,000.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 14: Stock Option Plan
--------------------------

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

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                 2002      2001       2000
                                                                -----------------------------
   Risk-free interest rates.................................      5.13%     --     4.28-5.11%
   Dividend yields..........................................      3.73%     --          4.11%
   Volatility factors of expected market price of common stock   20.68%     --         19.50%
   Weighted-average expected life of the options............    7 years     --       10 years

   The proforma effect on net income is disclosed in Note 1.


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2002, 2001 and 2000.

                                                 2002                       2001                         2000
                                          -------------------------------------------------------------------------------
                                                     Weighted-                  Weighted-                    Weighted-
                                                      Average                    Average                      Average
Options                                  Shares    Exercise Price    Shares   Exercise Price     Shares    Exercise Price
-------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year .......   115,000     $  12.91        115,000     $  12.91        100,000     $  13.25
Granted ..............................     5,000        11.13             --                      15,000         9.38
Forfeited ............................    (5,000)       13.25             --                          --
                                         -------                     -------                     -------
Outstanding, end of year .............   115,000        12.82        115,000        12.91        115,000        12.91
                                         =======                     =======                     =======
Options exercisable at year end ......   100,000                     105,000                     105,000
Weighted-average fair value of options
   granted during the year ...........               $   2.19                    $     --                    $   1.66

As of December 31, 2002, the 115,000 options outstanding have exercise prices ranging from $8.50 to $13.25 and a weighted-average remaining contractual life of 7 years. In 2002, there were no options exercised or that expired. There were no options exercised, forfeited or that expired during 2001 or 2000.

Notes to Consolidated Financial Statements continued
----------------------------------------------------
                                                        (table dollar amounts in
                                                        thousands, except per
                                                        share data)

Note 15: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                                  Weighted-  Per Share
                                                     Income  Average Shares     Amount
                                                  ------------------------------------
Year Ended December 21, 2002
----------------------------

Net income ...................................    $   6,098    6,101,189

Basic earnings per share
   Income available to common stockholders ...                              $   1.00
                                                                            ========

Effect of dilutive securities
   Stock options .............................           --        3,604
                                                  ---------    ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................    $   6,098    6,104,793    $   1.00
                                                  =========    =========    ========

Year Ended December 31, 2001
----------------------------

Net income ...................................    $   5,749    6,127,700

Basic and diluted earnings per share
   Income available to common stockholders ...                              $    .94
                                                                            ========

Effect of dilutive securities
   Stock options .............................           --          764
                                                  ---------    ---------

Diluted earnings per share
   Income available to common stockholders
     and assumed conversions .................    $   5,749    6,128,464    $    .94
                                                  =========    =========    ========

Options to purchase 105,000 shares of common stock at $13.25 per share were outstanding at December 31, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Year Ended December 31, 2000

Net income....................................    $   5,333    6,135,260

Basic and diluted earnings per share
   Income available to common stockholders....                              $    .87
                                                                            ========

Effect of dilutive securities
   Stock options..............................           --          405
                                                  ---------    ---------

Diluted earnings per share
   Income available to common stockholders
     and assumed conversions..................    $   5,333    6,135,665    $    .87
                                                  =========    =========    ========

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

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, and loans sold under repurchase agreement. The rates at December 31, 2002, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                          2002                             2001
                                          ----------------------------------------------------------------
                                             Carrying            Fair           Carrying           Fair
                                              Amount             Value           Amount            Value
                                          ----------------------------------------------------------------
Assets
   Cash and cash equivalents............... $  20,526         $  20,526        $  17,276         $  17,276
   Trading account securities..............     2,817             2,817            3,060             3,060
   Investment securities available for sale    43,033            43,033           17,821            17,821
   Investment securities held to maturity..    57,929            60,152           67,569            69,181
   Loans including loans held for sale, net   386,741           389,730          367,602           371,539
   Interest receivable.....................     3,195             3,195            3,552             3,552
   Stock in FHLB...........................     1,882             1,882            1,534             1,534

Liabilities
   Deposits................................   398,567           402,118          359,206           381,806
   Borrowings..............................    85,240            87,376           89,997            90,198
   Interest payable........................       861               861            1,015             1,015

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

Note 17: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                                       December 31,
                                                             -----------------------------
                                                                  2002             2001
                                                             -----------------------------
Assets
   Cash and due from banks.................................  $       110       $        19
   Investment in common stock of subsidiary................       43,989            40,411
   Available-for-sale securities...........................          114               236
   Trading securities......................................        2,817             3,060
   ESOT note receivable....................................           --                19
    Other..................................................           50                --
                                                             -----------       -----------
     Total assets..........................................  $    47,080       $    43,745
                                                             ===========       ===========


Liabilities
   Deferred compensation...................................  $     2,817       $     3,060
   Other...................................................           --                 1
                                                             -----------       -----------
        Total liabilities..................................        2,817             3,061


Shareholders' Equity.......................................       44,263            40,684
                                                             -----------       -----------
        Total liabilities and shareholders' equity.........  $    47,080       $    43,745
                                                             ===========       ===========

Condensed Statements of Income
------------------------------
                                                                   Year Ended December 31,
                                                              --------------------------------
                                                                2002        2001        2000
                                                              --------------------------------
Income
   Dividends from subsidiary .............................    $ 2,900     $ 3,169     $ 1,907
   Other loss ............................................       (245)       (128)       (100)
                                                              -------     -------     -------
     Total income ........................................      2,655       3,041       1,807

Expenses .................................................       (230)        (60)       (123)
                                                              -------     -------     -------

Income before income tax and equity in undistributed
   income of subsidiary ..................................      2,885       3,101       1,930
   Income tax expense (benefit) ..........................         (7)        (28)         12
                                                              -------     -------     -------

Income before equity in undistributed income of subsidiary      2,892       3,129       1,918

Equity in undistributed income of subsidiary .............      3,206       2,620       3,415
                                                              -------     -------     -------

Net Income ...............................................    $ 6,098     $ 5,749     $ 5,333
                                                              =======     =======     =======

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

Note 18: Condensed Financial Information (Parent Company Only) continued
------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                 Year Ended December 31,
                                                            -------------------------------
                                                              2002        2001        2000
                                                            -------------------------------
Operating Activities
   Net income ..........................................    $ 6,098     $ 5,749     $ 5,333
   Items not requiring cash:
   Equity in undistributed income ......................     (3,206)     (2,620)     (3,415)
   Securities (gains) losses ...........................         --          (1)          1
   Change in other assets ..............................        281         (31)        176
   Change in other liabilities .........................       (331)        (22)       (142)
                                                            -------     -------     -------
     Net cash provided by operating activities .........      2,842       3,075       1,953
                                                            -------     -------     -------


Investing Activities
   Purchase of securities available for sale ...........         --        (116)        (11)
   Sales of securities available for sale ..............        115          89         264
   Paydown ESOT loan ...................................         61          89          89
   Acquisition of ESOT shares ..........................         --        (578)        (19)
                                                            -------     -------     -------
     Net cash provided by (used in) investing activities        176        (516)        323
                                                            -------     -------     -------


Financing Activity - dividends paid ....................     (2,927)     (2,692)     (2,452)
                                                            -------     -------     -------

Net Change in Cash .....................................         91        (133)       (176)

Cash at Beginning of Year ..............................         19         152         328
                                                            -------     -------     -------

Cash at End of Year ....................................    $   110     $    19     $   152
                                                            =======     =======     =======

Note 19:  Quarterly Results of Operations for the Years Ended
          December 31, 2002 and 2001 (Unaudited)
-------------------------------------------------------------

                                                                                              Weighted Average
                                                                                             Shares Outstanding       Net Income
Quarter         Interest       Interest    Net Interest   Provision for                   -----------------------      Per Share
Ended           Income         Expense        Income       Loan Losses    Net Income        Basic         Diluted   Basic & Diluted
-----------------------------------------------------------------------------------------------------------------------------------
2002:
March         $    7,511     $    2,884     $    4,627     $      276     $    1,499      6,101,055      6,103,097     $    .25
June               7,489          2,842          4,647            276          1,563      6,100,417      6,109,179          .26
September          7,495          2,779          4,716            405          1,657      6,101,859      6,108,514          .27
December           7,291          2,543          4,748            805          1,379      6,103,199      6,107,513          .23
              ----------     ----------     ----------     ----------     ----------
              $   29,786     $   11,048     $   18,738     $    1,762     $    6,098      6,101,189      6,104,793         1.00
              ==========     ==========     ==========     ==========     ==========

2001:
March         $    8,086     $    4,073     $    4,013     $      150     $    1,447      6,139,651      6,139,651     $    .24
June               7,954          3,844          4,110            170          1,504      6,142,189      6,142,189          .24
September          7,951          3,589          4,362            225          1,422      6,129,241      6,129,241          .23
December           7,683          3,231          4,452            505          1,376      6,100,225      6,101,038          .23
              ----------     ----------     ----------     ----------     ----------
              $   31,674     $   14,737     $   16,937     $    1,050     $    5,749      6,127,700      6,128,464          .94
              ==========     ==========     ==========     ==========     ==========

Shareholder Information
-----------------------

Common Stock Information

                             Price Per Share
Quarter                   High              Low        Dividends Declared
---------------------------------------------------------------------------
                     2002     2001     2002     2001     2002      2001
---------------------------------------------------------------------------
First Quarter      $ 12.25  $  9.13  $ 10.72  $  7.88  $  0.12  $   0.11
Second Quarter       14.57    10.50    12.25     8.00     0.12      0.11
Third Quarter        14.00    12.45    13.23     9.70     0.12      0.11
Fourth Quarter       13.91    11.73    12.87    10.30     0.12      0.11

The Company's common stock began trading on the NASDAQ National Market System under the symbol "MROE" on May 30, 2001. For the periods prior to May 30, 2001, the Company's common stock was traded on the OTC Bulletin Board. The table above sets forth dividend payments for 2002 and 2001, the high and low bid prices per share as reported by NASDAQ for periods subsequent to May 30, 2001, and the high and low bid prices of which management was aware for periods prior to May 30, 2001. Management did not have knowledge of the price paid in all transactions prior to May 30, 2001 and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the common shares of the Company prior to May 30, 2001, these prices would not necessarily reflect the prices which the shares would trade in an active market. The bid prices represent prices between dealers, do not include retail mark-up, mark-down, or commissions and may not represent actual transactions.

Common Stock Listing
Monroe Bancorp common stock is traded on the NASDAQ National Market System under the trading symbol MROE (Cusip #6103-13-108). At the close of the business of December 31, 2002, there were 6,150,240 shares outstanding held by 316 shareholders of record.

Market Makers
Archipelago
Brass Utility
Friedman, Billings, Ramsey & Co.
Goldman Sachs
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Knight Securities
McConnell, Budd & Romano, Inc.
RBC Dain Rauscher

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
kbrotz@rtco.com

Form 10-K and Financial Information
Monroe Bancorp, upon request and without charge, will furnish shareholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact:
Kathy Burns
Vice President, Finance Director
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN 47408
(812) 336-0201
kburns@monroebank.com

Corporate Information
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson and Hendricks Counties.

Annual Meeting
The 2003 Annual Meeting of Shareholders will be held on April 24, 2003, at 10:00a.m. at the Bloomington Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com