Form 10-K, Exhibit 13
period 2003-12-31
MONROE BANCORP
filed 2004-03-29
CIK 745456

Exhibit 13 - 2003 Annual Report
-------------------------------

Table of Contents


Five-year Financial Summary                                   12

Management's Discussion and Analysis                          14

Independent Accountants' Report                               29

Consolidated Financial Statements                             30

Notes to Consolidated Financial Statements                    34

Quarterly Results of Operations                               49

Five-Year Financial Summary
---------------------------

(table dollar amounts in thousands, except per share data)


                                                            At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                 2003         2002         2001         2000         1999
                                              ----------   ----------   ----------   ----------   ----------
Summary of operations
Interest income - tax equivalent ..........   $   28,726   $   30,619   $   32,346   $   32,427   $   28,277
Interest expense ..........................        8,792       11,048       14,737       15,941       12,650
                                              ----------   ----------   ----------   ----------   ----------
Net interest income-tax equivalent ........       19,934       19,571       17,609       16,486       15,627
Less:  tax equivalent adjustment (1) ......          794          833          672          792          858
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       19,140       18,738       16,937       15,694       14,769
Less: provision for loan losses ...........        3,920        1,762        1,050          720          585
Noninterest income ........................        8,182        6,070        4,916        3,734        3,852
Noninterest expenses ......................       16,285       13,931       12,046       10,744       11,052
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................        7,117        9,115        8,757        7,964        6,984
Income tax expense ........................        2,063        3,017        3,008        2,631        2,261
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    5,054   $    6,098   $    5,749   $    5,333   $    4,723
                                              ==========   ==========   ==========   ==========   ==========

Per share data
Basic earnings per share ..................   $     0.83   $     1.00   $     0.94   $     0.87   $     0.77
Diluted earnings per share ................         0.83         1.00         0.94         0.87         0.77
Dividends per common share ................         0.49         0.48         0.44         0.40         0.34
Book value per common share ...............         7.49         7.25         6.67         6.14         5.62

Total cash dividends declared .............   $    2,984   $    2,928   $    2,692   $    2,452   $    2,081

Average common and common equivalent
     shares outstanding ...................    6,112,659    6,104,793    6,128,464    6,135,665    6,125,240

Selected year-end balances
Total assets ..............................   $  589,263   $  533,317   $  495,553   $  441,831   $  416,649
Earning assets ............................      536,340      497,028      461,837      406,813      384,388
Total securities ..........................      109,498      103,779       88,450      102,250      109,237
Total loans - including loans held for sale      424,511      391,315      371,800      296,759      273,894
Allowance for loan losses .................        5,019        4,574        4,198        3,873        3,343
Total deposits ............................      436,683      398,567      359,206      342,995      313,150
Borrowings ................................      101,872       85,240       89,997       55,413       62,882
Shareholders' equity ......................       45,375       44,263       40,684       37,732       34,444

Five Year Financial Summary continued

(table dollar amounts in thousands, except per share data)


                                                      At or for the Years Ended December 31,
                                              ----------------------------------------------------
                                                2003       2002       2001       2000       1999
                                              --------   --------   --------   --------   --------
Selected average balances
Total assets ..............................   $562,836   $520,310   $454,485   $428,582   $393,225
Earning assets ............................    527,561    487,133    422,460    396,511    364,115
Total securities ..........................    105,242     97,974     91,872    105,495     99,718
Total loans - including loans held for sale    411,762    381,126    327,125    287,485    254,397
Allowance for loan losses .................      5,689      4,206      3,949      3,649      3,572
Total deposits ............................    425,378    392,789    354,185    335,505    314,769
Borrowings ................................     87,042     79,055     54,427     50,999     40,140
Shareholders' equity ......................     45,188     42,588     39,609     36,075     33,445

Performance ratios
Average loans to average deposits .........       96.80 %   97.03 %    92.36 %    85.69 %    80.82 %
Allowance to period end portfolio loans ...       1.19       1.19       1.15       1.31       1.22
Average equity to average assets ..........       8.03       8.19       8.72       8.42       8.51
Return on assets ..........................       0.90       1.17       1.26       1.24       1.20
Return on equity ..........................      11.18      14.32      14.52      14.78      14.12
Dividend payout ratio (2) .................      59.05      48.01      46.83      45.98      44.06
Efficiency ratio (3) ......................      56.98      54.82      53.78      53.44      55.47

(1) Tax equivalent basis was calculated using a 40% tax rate for 2003 and the period in 2002 after securities were transferred to the Delaware investment subsidiary and 34% for all prior periods presented.

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

Portions of information in this Management's Discussion and Analysis contain forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions;
(2) changes in the interest rate environment; (3) prepayment speeds, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the markets in which the Company does business (5) legislative or regulatory changes adversely affect the business of the Company; and (6) changes in real estate values or the real estate markets.

Executive Overview
Monroe Bancorp ("Company") is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank ("Bank"), which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 16 different locations in Monroe, Jackson, Hendricks and Lawrence Counties, Indiana. Approximately 80 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in and around Hendricks County, a rapidly growing market west of Indianapolis. The Bank increased its share of deposits within its core market of Monroe County, Indiana, to 27.6 percent as of June 30, 2003, holding the largest market share for the fourth consecutive year according to data published annually by the Federal Deposit Insurance Corporation (FDIC).

Definition of Competitive Advantage: The Bank provides a full line of banking services and operates with a focus on relationship building, community involvement and a commitment to exceptional customer service. Management believes that the Company's culture of community service and support, its commitment to be responsive to customer needs, its developing sales culture, and its focus on consistently providing outstanding service quality are keys to its past and future success.

Significant Matters Concerning 2003 Results: The Company earned $0.83 per basic and diluted common share during 2003 as compared to $1.00 per basic and diluted share for 2002. The decline in net income is largely the result of an increase of $2.2 million in the provision for loan losses in 2003 compared to 2002. In 2003, a specific provision of $2.3 million was added to the provision for loan losses as a result of the Bank's analysis of collateral values and other factors involving loans to a real estate developer who filed bankruptcy, and to parties affiliated with the developer. Efforts to resolve the loans that led to the increase in the provision contributed to a $432,000 increase in legal expenses. These expenses were partially offset by increases in several non-interest income categories, most notably gains on the sale of loans, service fees and trust fees as discussed further in the "Other Income Other Expense" section of this document.

As would be suggested by the special provision for loan losses, non-performing loans during 2003 were well above the level for recent years. Non-performing loans began the year at $4.6 million (1.2 percent of total loans), increased to $9.3 million at the end of the third quarter (2.3 percent of total loans), and then decreased to $6.4 million at year end (1.6 percent of total loans). Achieving further reductions in non-performing loans remains a high priority for the Company. The 2003 results were also affected by economic conditions that kept interest rates at historic lows for most of the year. The low rate environment contributed to a decline in the Company's average tax-equivalent net interest margin from 4.02 percent for 2002 to 3.78 percent for 2003. Intense competition in combination with relatively weak loan demand created downward pressure on loan yields which put additional downward pressure on the net interest margin.

The Company has increased its annual dividend for over 15 years, increasing it to $0.49 in 2003 compared to $0.48 in 2002. Based upon the December 31, 2003 closing price for the Company's stock (MROE: listed on NASDAQ), the 2003 dividend provided a dividend yield of 3.44 percent.

Economic or Industry-wide Factors Relevant to Future Performance: The Company's performance will be affected by changes in interest rates that may have an impact on loan demand, the Bank's net interest margin, asset quality and the level of economic activity in the Company's market area. Management believes that higher interest rates are more likely than lower rates over the next few years. If interest rates rise as expected.

Management's Discussion and Analysis continued
----------------------------------------------

Management believes that the overall impact will be neutral to positive on net interest income. However, declining rates would further compress the Company's net interest margin resulting in a possible decline in net interest income.

Challenges and Opportunities On Which Management is Focused: Meeting the Company's financial objectives will require Management to continue to reduce the level of non-performing loans and to strengthen its credit processes to ensure an overall high level of asset quality is maintained. Other challenges include accelerating the growth of low cost core deposits, continued rapid growth of the Company's asset management function, and having double-digit rate of loan growth.

Management believes the Company has significant opportunities as a result of the following:

     o    expansion into the high growth markets near Indianapolis
     o merger activity of several competitors that is expected to have an adverse impact on their customer service and relationships
     o    improved sales skills of existing personnel, and
     o the addition of business development personnel hired during the second half of 2003.

The Company's business strategies are focused on four major areas:

     o    increasing the growth rate of net interest income,
     o    improving credit processes to ensure strong credit quality,
     o increasing the ratio of non-interest income to net interest income, and
     o    increasing operating efficiency.

Management will measure its overall success in terms of earnings per share growth rate, return on equity, the ratio of non-performing loans to total loans, service quality and staff retention rates.

Critical Accounting Policies
Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see the notes to the consolidated financial statements (pages 34 to 36) and discussion throughout this Annual Report. Below is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

Allowance for Loan Losses. The allowance for loan losses represents management's estimate of probable losses inherent in the Company's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

The Company's strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as by establishing a customer-level lending limit which is well below the Company's legal lending limit. The strategy also emphasizes diversification on an industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

The Company's allowance consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates, and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are determined by the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral. The future cash flows are based on management's best estimate and are not guaranteed to equal actual future performance of the loan. The Company evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

Management's Discussion and Analysis continued
----------------------------------------------

Homogenous loans, such as consumer installment and residential mortgage loans are not individually risk graded. Rather, standard credit scoring systems are used to assess credit risks. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Company's internal loan review.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Company's primary market areas for lending are Monroe, Hendricks, Lawrence, Jackson counties and the surrounding counties in Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company's customers.

The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses since December 31, 2001. There have been no material changes in assumptions or estimation techniques as compared to prior periods that have had an impact on the determination of the current period allowance.

Valuation of Securities. The Company's available-for-sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer and the Company's ability to hold the security to maturity. A decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

Non-GAAP Financial Measures
In January 2003, the United States Securities and Exchange Commission ("SEC") issued Regulation G, "Conditions for Use of Non-GAAP Financial Measures." A non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flow that excludes (includes) amounts or adjustments that are included (excluded) in the most directly comparable measure calculated in accordance with generally accepted accounting principles ("GAAP"). Regulation G requires companies that present non-GAAP financial measures to disclose a numerical reconciliation to the most directly comparable measurement using GAAP as well as the reason why the non-GAAP measure is an important measure.


Management has used several non-GAAP financial measures throughout this Management's Discussion and Analysis related to a specific addition to the provision for loan losses (see chart on page 18). We believe the non-GAAP disclosures of net income and various ratios without the specific addition to the provision for loan losses are useful to both investors and management because the specific addition to the provision was entirely related to loans made to one borrower and to parties affiliated with this borrower. As such, the data presented excluding the specific addition in the provision related to this borrower provides insight into how the Company would have performed without this increase in the provision. In the "Other Income / Other Expense" section of this document, we report other income and other expense without the effect of unrealized gains and losses on trading securities in a grantor trust (rabbi trust) held in connection with the Company's Directors' and Executives' Deferred Compensation Plan. These unrealized gains/ losses are reported in Other Income and are directly offset by increases/decreases in director fee expense which is reported in Other Expense. The activity of the rabbi trust has no effect on the Company's net income, therefore, management believes a more relevant presentation of increases/decrease in other income and other expense is obtained by omitting the unrealized gains/losses on the trading securities and their offsetting effect on director fees.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

Results of Operations


                                                                         Year Ended December 31,
                                             -----------------------------------------------------------------------------
                                                      $ Change     % Change               $ Change    % Change
Summary of operations                          2003   from 2002    from 2002       2002   from 2001   from 2001      2001
                                             -------  ---------    ---------     -------  ---------   ---------    -------
Net interest income before provision .....   $19,140   $   402        2.15  %    $18,738   $  1,801     10.63 %    $16,937
Net interest income after provision ......    15,220    (1,756)     (10.34)       16,976      1,089      6.85       15,887
Noninterest income .......................     8,182     2,112       34.79         6,070      1,154     23.47        4,916
Noninterest expense ......................    16,285     2,354       16.90        13,931      1,885     15.65       12,046
Net income ...............................     5,054    (1,044)     (17.12)        6,098        349      6.07        5,749

Per common share
Basic and fully diluted earnings per share   $  0.83   $ (0.17)     (17.00) %    $  1.00   $   0.06      6.38 %    $  0.94
Cash dividends per share .................      0.49      0.01        2.08          0.48       0.04      9.09         0.44

Ratios based on average balances
Return on assets .........................      0.90 %     N/A      (23.08) %       1.17 %      N/A     (7.14) %      1.26 %
Return on equity .........................     11.18 %     N/A      (21.93) %      14.32 %      N/A     (1.38) %     14.52 %


Net Income
2003 Compared to 2002
The following discussion relates to the information presented in the preceding table. The $1.0 million, or 17.1 percent, decline in net income and corresponding declines in earnings per share, return on assets and return on equity are largely the result of a $2.2 million year-over-year increase in the provision for loan losses. As previously disclosed, the increase in the provision occurred because the Bank added $2.3 million to the provision as a result of the Bank's analysis of collateral values and other factors involving loans to a real estate developer who filed bankruptcy, and to parties affiliated with the developer. Excluding the after-tax effect of the increase in the provision related to the real estate developer's loans ($1.4 million), the Company's net income for the year ending December 31, 2003 would have been $6.4 million or $1.05 per diluted common share, a 5.0 percent increase over 2002 diluted earnings per share.


The Company attributes positive increases in other components of net income to the following:

     o Strong loan and deposit growth. Loans, excluding loans held for resale, were $422.3 million at December 31, 2003, an increase of 10.0 percent over year-end 2002. Total deposits grew $38.1 million, or 9.6 percent, with $52.1 million of growth in non-interest bearing and interest bearing demand deposit accounts and a decrease of $14.0 million in time deposits. Over 60 percent of the loan growth and over 55 percent of the deposit growth took place within the Company's new Hendricks County offices. Management believes that the company wide loan and deposit growth rates will continue as the Company continues to build its Central Indiana franchise and strengthens its sales culture within its older markets.


     o Strong noninterest income growth. The Company experienced noninterest income growth of $2.1 million, or 34.8 percent in 2003. The increase came primarily from the following areas: deposit fee income grew due to the continued maturation of the Overdraft Protector product, trust fees increased due to growth in assets under management and strong growth occurred in secondary market real estate loan sales due to the Company's efforts to take advantage of the favorable interest rate environment. Management believes that noninterest income will grow at a significantly lower rate in 2004 primarily due to a decline in expected fees from the sale of residential mortgages that will result from an expected less favorable interest rate environment. However, the Company does expect continued strong noninterest income growth from its asset management and investment sales activities.

2002 Compared to 2001
The $349,000, or 6.1 percent, increase in net income is largely a result of the following:

     o Strong loan and deposit growth. Loans, excluding loans held for resale, were $383.9 million at December 31, 2002, an increase of 5.5 percent over year-end 2001. This growth was affected by the origination and sale of $83.6 million of fixed rate mortgages and the securitization of $9.9 million of loans with the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Total deposits grew 11.0 percent, with $24.0 million of growth in time deposits and $15.4 million in non-interest bearing and interest bearing demand deposit accounts.

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

The following table presents information to assist in analyzing the Company's income with and without the $2.3 million specific provision for loans losses which was related to loans made to the real estate developer and affiliated parties.

Income Statement With and Without the Additional Provision for Loan Losses

                                                             Year Ended December 31, 2003
                                                          ----------------------------------
                                                           Without     Impact       With
                                                          Additional     of       Additional
                                                          Provision   Provision   Provision
                                                          ----------  ---------   ----------
Interest income ........................................   $ 27,932         --     $ 27,932
Interest expense .......................................      8,792         --        8,792
                                                           --------                --------

Net interest income ....................................     19,140         --       19,140
Provision for loan losses ..............................      1,620   $  2,300        3,920
     Net interest income after provision for loan losses     17,520     (2,300)      15,220
                                                           --------   --------     --------

Total other income .....................................      8,182                   8,182
Total other expense ....................................     16,285                  16,285
                                                           --------   --------     --------
     Income before income tax ..........................      9,417     (2,300)       7,117
Income tax expense (benefit) ...........................      2,974       (911)       2,063
                                                           --------   --------     --------
          Net income ...................................   $  6,443   $ (1,389)    $  5,054
                                                           ========   ========     ========

Basic earnings per share ...............................   $   1.06      (0.23)    $   0.83
Diluted earnings per share .............................       1.05      (0.22)        0.83
Return on average equity ...............................      14.26 %    (3.08)%      11.18 %
Return on average assets ...............................       1.14 %    (0.24)%       0.90 %


Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

The table on the following page summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending December 31, 2003. Interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)


                 Interest   Interest  Net Interest  Earning    Net Interest   Tax-equivalent
                  Income     Expense     Margin     Assets         Income       Adjustment
                 ----------------------------------------------------------------------------
     2003........  5.45%      1.67%       3.78%    $ 527,561      $ 19,934        $ 794
     2002........  6.29%      2.27%       4.02%    $ 487,133      $ 19,571        $ 833
     2001........  7.66%      3.49%       4.17%    $ 422,460      $ 17,609        $ 672

2003 Compared to 2002
In 2003, average interest earning asset yields decreased 84 basis points and the cost of interest bearing liabilities decreased 60 basis points (100 basis points equals 1 percent), resulting in a 24 basis point decrease in the net interest margin as a percent of average earning assets. This decrease occurred because the Bank has been liability sensitive for several years (liabilities reprice more quickly than assets). During 2003, adjustable rate loans repriced downward and investment securities also repriced downward as they matured and were replaced with lower yielding securities, while many interest bearing deposit accounts had experienced greater levels of downward repricing during previous years.

The prime rate remained stable during most of 2003, decreasing by 25 basis points in June 2003. The average loans to deposits ratio was 96.8 percent during 2003, compared to 97.0 percent in 2002.

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

The prime rate remained stable during most of 2002, decreasing by 50 basis points in November 2002. The average loans to deposits ratio grew to 97.0 percent during 2002, compared to 92.4 percent in 2001.

Impact of Inflation and Changing Prices
The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The primary assets and liabilities of the Company are monetary in nature. Consequently, interest rates generally have a more significant impact on performance than the effects of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In a period of rapidly rising interest rates, the liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels. The Company constantly monitors the liquidity and maturity structure of its assets and liabilities, and believes active asset/liability management has been an important factor in its ability to record consistent earnings growth through periods of interest rate volatility.

Interest Sensitivity and Disclosures about Market Risk
The Company's interest-earning assets are primarily funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets.

As shown on the Interest Rate Sensitivity table presented on the following page, as of December 31, 2003 the Company has $52 million more interest rate sensitive liabilities subject to repricing within the next twelve months than interest earning assets. Being liability sensitive suggests that the Company's interest income would decline if rates were to rise over the next twelve months and that interest income would increase in the event of declining rates.

However, Management's analysis indicates the opposite result. Due to the current low level of interest rates, the Company has limited ability to lower the average cost of its liabilities and therefore may not be able to reduce interest expense to the same magnitude that interest income

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

would be reduced in the event of a significant rate reduction. Conversely, since many of the Company's repricing liabilities have rates that are administratively set by the Bank (as opposed to being tied to a specific index), Management believes that it has the ability to have many of its deposit rates lag behind an upward movement in market rates. As a result, Management believes that rising rates would have a neutral to positive impact on net interest income instead of a negative impact. However, this result is wholly dependent upon the validity of Management's assumptions concerning its ability to have the rates paid on certain deposit accounts lag changes in market rates, changes to the slope of the yield curve and customer-driven changes in the Company's deposit mix.

Interest Rate Sensitivity
-------------------------

                                                               At December 31, 2003
                                           -------------------------------------------------------------
                                            1 - 90       91 - 365        1 - 5       Over
                                             Days          Days          Years      5 Years      Total
                                           ---------     ---------     ---------   ---------   ---------
Rate Sensitive Assets:
    Investment Securities ..............   $  15,944     $  30,491     $  62,010   $   1,053   $ 109,498
    Loans ..............................     130,730       120,001       166,140       7,640     424,511
    Federal Home Loan Bank stock .......       2,331            --            --          --       2,331
                                           ---------     ---------     ---------   ---------   ---------
        Total Rate Sensitive Assets ....   $ 149,005     $ 150,492     $ 228,150   $   8,693   $ 536,340

Rate Sensitive Liabilities:
    Interest-bearing deposits ..........   $ 224,965     $  63,456     $  73,528   $   1,155   $ 363,104
    Borrowings .........................      59,205         3,952        37,524       1,191     101,872
                                           ---------     ---------     ---------   ---------   ---------
        Total Rate Sensitive Liabilities   $ 284,170     $  67,408     $ 111,052   $   2,346   $ 464,976
                                           ---------     ---------     ---------   ---------   ---------

Interest rate sensitivity gap by period    $(135,165)    $  83,084     $ 117,098   $   6,347   $  71,364
Cumulative rate sensitivity gap ........    (135,165)      (52,081)       65,017      71,364          --
Cumulative rate sensitivity gap ratio at
      December 31, 2003 ................      (25.20)%       (9.71)%       12.12 %     13.31 %



The Company's internal Asset/Liability Committee (ALCO) and the Board of Directors regularly review the Company's exposure to interest rate risk. They measure interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of cash flows from assets and liabilities within a range of assumed changes in market interest rates. Net portfolio value is the market value of the equity and is equal to the net present value of the cash flows derived from its assets minus the net present value of the cash flows derived from its liabilities.

If estimated changes to net portfolio value are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits. The current Board approved limit is 10 percent, up or down, on a 200 basis point instantaneous change in interest rates.

The tables on the following pages set forth the change in the Bank's net portfolio value at December 31, 2003 and 2002 in the event of sudden and sustained one percent to three percent increases and one percent to two percent decreases in market interest rates, with no effect given to any steps that management might take to counteract that change.

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

Net Portfolio Value at December 31, 2003
----------------------------------------

  Change in Interest Rate     Dollar       $ Change in        % Change in
      (Basis Points)          Amount           NPV                NPV
-------------------------------------------------------------------------

          +300            $    66,910      $     2,608            4.06%
          +200                 65,953            1,651            2.57
          +100                 64,826              525            0.82
             0                 64,301               --              --
          -100                 63,484             (817)          (1.27)
          -200                 67,245            2,944            4.58



Net Portfolio Value at December 31, 2002
----------------------------------------

  Change in Interest Rate     Dollar       $ Change in        % Change in
      (Basis Points)          Amount           NPV                NPV
-------------------------------------------------------------------------

          +300            $    61,609      $     2,342            3.95%
          +200                 60,980            1,713            2.89
          +100                 60,259              992            1.68
             0                 59,267               --              --
          -100                 58,012           (1,255)          (2.12)
          -200                 61,848            2,581            4.36


Management believes a 200 basis point (two percent) decrease in rates is highly unlikely. Management also believes an increase in rates is more probable; therefore, we will focus our discussion on the effects of a 100 basis point (one percent) decrease in rates and an increase of 300 basis points.

Based upon the December 31, 2003 NPV estimation, the Company's NPV would increase by 4.06 percent in the event of an immediate 300 basis point increase in interest rates and decrease 1.27 percent in the event of immediate 100 basis point decrease in interest rates. The estimated changes in NPV of the Bank's Equity are well within the guidelines established by the Board of Directors.

While the percentage change in NPV values have changed modestly over the past year, the results of the December 31, 2003 NPV analysis closely mirrors the results of the December 31, 2002 analysis. This indicates that even though the Company's total assets increased by 10.5 percent during 2003, the net interest rate sensitivity of the NPV of the December 31, 2003 mix of assets and liabilities is very similar to the net rate sensitivity of the December 31, 2002 mix of assets and liabilities

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.

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

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

Liquidity
Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. The primary sources of liquidity are cash, interest-bearing deposits in other financial institutions, marketable securities, loan repayments, increased deposits and total institutional borrowing capacity.

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis (FHLB). FHLB advances were $43.8 million at December 31, 2003 compared to $35.0 million at December 31, 2002. At December 31, 2003, the Company had excess borrowing capacity at the FHLB of $13.2 million as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity were not limited by the Board resolution, the Company would have excess borrowing capacity of $42.0 million based on collateral. In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. Additional FHLB advances were obtained during the 2003 to match fund five-year fixed rate loan growth. The Company's internal Asset/Liability Committee (ALCO) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.

                                                  Less than                     More than
        Contractual Obligations           Total    1 Year   1-3 Years 3-5 Years  5 Years
        -----------------------------    -------  --------- --------- --------- ---------
        Long-term debt obligations (1).  $44,465   $ 5,796   $22,349   $14,809   $ 1,511
        Capital lease obligations (2)..       --        --        --        --        --
        Operating lease obligations....      714       316       318        80        --
        Purchase obligations (3).......       --        --        --        --        --
        Other long-term liabilities
            reflected on the balance
            sheet under GAAP (2).......       --        --        --        --        --

                                         -------   -------   -------   -------   -------
             Total.....................  $45,179   $ 6,112   $22,667   $14,889   $ 1,511
                                         =======   =======   =======   =======   =======

       (1)  FHLB advances and loans sold under repurchase agreements
       (2)  none
       (3)  see paragraph below


The preceding table shows contractual obligations of the Company. The Company has entered into various contracts to purchase goods and services from vendors ("purchase obligations"). These contracts are not material in nature and will not affect the liquidity or capital of the Company. The majority of these contracts can also be terminated by providing 30-90 days notice, therefore, they are not disclosed in the table.

At December 31, 2003, the Bank's primary liquidity ratio (net cash, short-term and marketable assets divided by net deposits and short-term liabilities) was
19.1 percent, compared to 18.8 percent at December 31, 2002. Management considers this ratio to be adequate.

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. The main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2003, 2002, and 2001, the Bank declared dividends to the holding company of $4.9 million, $2.9 million, and $3.2 million, respectively. Dividends increased in 2004 to provide funds for a $2.0 million stock repurchase which was announced in September 2003. Dividends were also higher in 2001 due to a repurchase of 50,000 shares of Company stock to fund the Company's Employee Stock Ownership Plan (ESOP). As of January 1, 2004, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $3.4 million, versus $5.8 million at January 1, 2003. As discussed in Note 10 to the

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 33 may not represent cash immediately available to the holding company.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 33 of the consolidated financial statements). During the 2003, $15.3 million of cash was provided by operating activities, compared to $9.7 million during the same period in 2002. The increase in this area was primarily a result of the increase in proceeds from fixed-rate loans sold on the secondary market. During 2003, $57.1 million was used for investing activities, compared to $38.1 million in 2002. The increase in the use of funds in this category occurred primarily because the Company had a $41.9 million increase in loans in 2003 compared to a $31.4 million increase in 2002 and the Company purchased $8.1 million in bank owned life insurance (BOLI) during 2003. In 2003, $51.0 million of cash was provided by financing activities, primarily from growth in noninterest-bearing demand, interest-bearing demand and savings deposits, compared to $31.7 million provided during the same period in 2002 with growth occurring primarily in certificates of deposit in 2002. The majority of the growth in the liquid accounts was from increases in deposits from businesses and non-profit organizations plus significant growth in public funds deposits into money market savings accounts in Hendricks County. Overall, net cash and cash equivalents increased $9.2 million in 2003 compared to an increase of $3.3 million in 2002.


Other Income and Expense

                                                                Year Ended December 31,
                                                ------------------------------------------------------
                                                           % change               % change
                                                  2003     from '02      2002     from '01      2001
                                                --------   --------    --------   --------    --------
Other Income
   Deposit service charges and fees .........   $  2,801       8.27 %  $  2,587      21.57 %  $  2,128
   Trust department income ..................      1,114      21.35 %       918       9.42 %       839
   Commission income ........................        875       7.10 %       817       6.10 %       770
   Realized security gains/(losses) .........        162     (20.20)%       203   3,000.00 %        (7)
   Unrealized security gains/(losses) .......        420     216.34 %      (361)    (61.88)%      (223)
   Realized gain on sale of real estate loans      1,654      59.65 %     1,036     101.17 %       515
   Other operating income ...................      1,156      32.87 %       870      (2.68)%       894
                                                --------               --------               --------
          Total other income ................   $  8,182      34.79 %  $  6,070      23.47 %  $  4,916
                                                ========               ========               ========


Other Expense
   Salaries and employee benefits ...........   $  9,452      10.65 %  $  8,542      16.00 %  $  7,364
   Occupancy and equipment ..................      2,433       2.14 %     2,382      21.04 %     1,968
   Other ....................................      4,400      46.33 %     3,007      10.80 %     2,714
                                                --------               --------               --------
          Total other expense ...............   $ 16,285      16.90 %  $ 13,931      15.65 %  $ 12,046
                                                ========               ========               ========


Other Income
2003 Compared to 2002
Other income increased 34.8 percent to $8.2 million compared to $6.1 million in 2002. Unrealized security gains and losses are comprised entirely of net unrealized gains and losses on trading securities (mutual funds) held in a grantor trust (a rabbi trust) in connection with the Company's Directors' Deferred Compensation Plan. These securities are held as trading securities, hence, unrealized gains and losses are recognized on the income statement. The net realized and unrealized gains or losses are directly offset by an increase or decrease to directors' fee expense, and are included in the item identified on page 31 of the consolidated financial statements as "Appreciation (depreciation) in

Management's Discussion and Analysis continued
----------------------------------------------

(table dollar amounts in thousands, except per share data)

directors' deferred compensation plan." This is further discussed in Note 12 to the consolidated financial statements (page 44). The activity of the rabbi trust has no effect on the Company's net income. Omitting the 2003 rabbi trust realized and unrealized net gains of $414,000 and 2002 net losses of $356,000, other income increased $1.3 million, or 20.9 percent, to $7.8 million during 2003.

This increase occurred primarily due to the following reasons:

o The Company sells substantially all fixed rate residential mortgage loans on the secondary market. Realized gains on the sale of real estate loans increased $618,000, or 59.7 percent, in 2003. Once again in 2003, the low long-term fixed rate interest environment substantially increased refinancing activity and new mortgage originations. The Company added several mortgage originators to take advantage of the favorable interest climate. Management does not believe that the 2003 level of mortgage sales will be sustained in 2004 due to the likelihood of changing market conditions. However, the Company maintains as a goal to outperform the overall mortgage market by adding new mortgage products, hiring additional commissioned originators and increasing business development activities.

o Other operating income grew by $286,000 or 32.9 percent during 2003. This growth resulted primarily because the Company purchased bank owned life insurance (BOLI) in July of 2003 on selected Bank officers to help fund the increasing costs of providing employee health benefits. Tax-free income of $153,000 was recognized on the BOLI policies in 2003.

o Trust Department income grew by $196,000 or 21.4 percent during 2003. This growth resulted from several factors, most notably: increased efforts to attract new accounts, the fact that we offer the only full-service trust department in Monroe County, and the favorable performance of the stock market. Trust assets under management increased to $191.0 million at December 31, 2003 compared to $158.4 million at December 31, 2002. In 2003, the Trust Department also targeted the field of qualified retirement plan administration to be an area of growth and is already administering qualified plans with $21.8 million of assets.


2002 Compared to 2001
Other income increased 23.4 percent to $6.1 million compared to $4.9 million in 2001. As mentioned in the 2003 discussion above, unrealized security losses are comprised entirely of net unrealized losses on trading securities (mutual funds) held in a grantor trust (a rabbi trust) in connection with the Company's Directors' Deferred Compensation Plan and the activity of the rabbi trust has no effect on the Company's net income. Omitting the 2002 rabbi trust realized and unrealized net losses of $356,000 and 2001 net realized and unrealized losses of $231,000, other income increased $1.3 million, or 24.9 percent, to $6.4 million during 2002.

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


Other Expense
2003 Compared to 2002
Other expense increased 16.9 percent to $16.3 million during 2003. As previously discussed in the Other Income section, the net realized and unrealized gains and losses from securities in the rabbi trust directly increased/reduced director fee expense in 2003 and 2002. Omitting the appreciation in Directors' Deferred Compensation Plan (per the statement of income on page 31 of the consolidated financial statements) of $469,000 in 2003 and the depreciation in the Plan of $290,000 in 2002 (which equals the sum of the net of interest and dividends earned on the rabbi trust and the realized and unrealized losses on the securities in the trust), noninterest expense would have increased to $15.8 million, or 11.2 percent, in 2003.

Management's Discussion and Analysis continued
----------------------------------------------


The increase in other expenses occurred primarily due to the following reasons:

o Salaries and employee benefits increased $910,000, or 10.7 percent, during 2003. Commissions paid to mortgage originators and processors increased by $230,000 due to significant increases in commission revenue. Employee health insurance expense increased by $235,000 during 2003 due to the general rising costs of health care. Annual raises and the additions to staff accounted for the remainder of the increase.

o Other expense increased by $1.4 million, or 46.3 percent during 2003. A portion of this increase resulted from an increase in legal fees of $432,000 which was entirely the result of collection efforts on loans made to the real estate developer who filed bankruptcy in 2002, mentioned previously in this document, and to parties affiliated with the developer. The appreciation in directors' deferred compensation related to unrealized security gains in the rabbi trust (discussed above) is included in other expense, and accounts for $759,000 of the increase.

2002 Compared to 2001
Other noninterest expense increased 15.7 percent to $13.9 million during 2002. As previously discussed the net realized and unrealized losses from securities in the rabbi trust directly reduced director fee expense in 2002 and 2001. Omitting the depreciation in Directors' Deferred Compensation Plan (per the statement of income on page 31 of the consolidated financial statements) of $290,000 in 2002 and $158,000 in 2001 (which equals the sum of the net of interest and dividends earned on the rabbi trust and the realized and unrealized losses on the securities in the trust), noninterest expense would have increased to $14.2 million, or 16.5 percent, in 2002.

The increase in other expenses occurred primarily due to the following reasons:

o Salaries and employee benefits increased $1.2 million, or 16.0 percent, during 2002. Commissions paid to mortgage originators and processors increased by $207,000 due to significant increases in commission revenue. Two of the new branches in Hendricks County were fully staffed the entire year and the third branch was staffed for eight months which contributed to the increase in the Company's average full-time equivalent number of employees from 180 in 2001 to 191 in 2002. Hendricks County salary and benefits expense increased $421,000, or 159.9 percent over 2001. Several higher level officers were also hired during 2002 to better position the Company for future growth. Annual raises accounted for the remainder of the increase.

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

The Company's effective tax rate was 28.8 percent, 33.0 percent and 34.3 percent in 2003, 2002 and 2001, respectively. The tax rate declined in 2003 due to the out of state investment subsidiary being in place for its first full year, the addition of tax-exempt income on the bank owned life insurance (BOLI) policies and additional state tax credits obtained from loans made to businesses located in urban enterprise zone.


Financial Condition
Overview
Total assets increased to $589.3 million at December 31, 2003, a 10.5 percent increase from $533.3 million at December 31, 2002 with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in deposits.

Securities
Securities (trading and investment) owned by the Company increased to $109.5 million at December 31, 2003 from $103.8 million at December 31, 2002 an increase of $5.7 million or 5.5 percent. Deposit growth exceeded loan growth throughout 2003, and some of the excess funds were invested in fairly short-term bonds.

Management's Discussion and Analysis continued
----------------------------------------------


Loans
Loans (including loans held for resale) increased to $424.5 million at December 31, 2003, which was $33.2 million, or 8.5 percent, higher than at December 31, 2002. The largest growth occurred in the commercial real estate portfolio which grew by $20.2 million, or 22.8 percent. Loan growth in the Central Indiana market accounted for $24.8 million of the total growth. Commercial real estate loans are the largest segment of the loan portfolio. It is the Company's practice to sell substantially all fixed rate residential mortgages it originates and add all variable rate loans it originates to its portfolio. During 2003, the Company sold $115.1 million of fixed rate mortgages. The interest rate environment for long-term fixed rate mortgages was very attractive in 2003, hence, more fixed rate one-to-four family loans were originated and sold and the balance of one-to-four family portfolio loans kept by the Bank declined due to customers choosing to refinance out of adjustable rate mortgages.


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

The Company's methodology for assessing the appropriateness of the allowance consists of several key elements:

o    the formula allowance
o    specific allowances
o    the unallocated allowance

A complete discussion of this process is contained in Note 1 on pages 34 and 35 of the notes to the consolidated financial statements.

At December 31, 2003, impaired loans totaled $5.6 million, a decrease of $300,000 over December 31, 2002. An allowance for losses was not deemed necessary for impaired loans totaling $4.3 million, but an allowance of $274,000 was recorded for the remaining balance of impaired loans of $1.3 million.

Net loans charged off during 2003 were $3.5 million or 0.85 percent of average loans compared to $1.4 million or 0.36 percent of average loans in 2002. This increase was a result of $2.6 million of loans charged off which were made to the previously mentioned real estate developer who declared bankruptcy and to related entities. At December 31, 2003, non-performing loans totaled $6.4 million, or 1.6 percent of gross loans, up from $4.6 million, or 1.2 percent of gross loans, at December 31, 2002. The majority of this increase resulted from an additional $1.0 million of loans to the aforementioned real estate developer and his related entities being classified as non-performing as of December 31, 2003 over the balance included in non-performing loans at December 31, 2002. Increased bankruptcies, the downturn in the economy, the overall increase in the size of the loan portfolio, and Management taking a more proactive stance on placing delinquent credits on nonaccrual status have also been factors in the increase in non-performing loans this year. Management believes the reserve is adequate to cover the loss exposure on these non-performing loans.

At December 31, 2003, the allowance for loan losses was $5.0 million up from $4.6 million at year-end 2002. The Company's 2003 provision included a specific allowance of $2.3 million which was directly related to an analysis of the collateral values and many other factors related to loans outstanding to the previously mentioned real estate developer, who filed bankruptcy, and to parties affiliated with the developer. Other factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. This additional provision, along with the Company's monthly provisions, resulted in the Company's provision for loan losses increasing from $1.8 million in 2002 to $3.9 million in 2003. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2003 was 1.2 percent at December 31, 2003, virtually unchanged from December 31, 2002.

Management's Discussion and Analysis continued
----------------------------------------------


Deposits
Deposits increased $38.1 million or 9.6 percent at December 31, 2003 compared to December 31, 2002. Approximately $52.1 million of deposit growth occurred in non-interest and interest bearing demand deposit accounts and savings accounts while time deposits declined by $14.0 million. The majority of the growth in the liquid accounts was from increases in deposits from businesses and non-profit organizations, plus, significant growth in public funds deposits into money market savings accounts in Central Indiana. Management believes that consumer interest in time deposits will continue to be soft until certificate of deposit rates are well above their current level. NOW accounts and interest bearing deposit accounts are the largest single source of the Company's funds. Complete details of growth by account type are disclosed in Note 6 page 39 of the notes to the consolidated financial statements.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2003, the Company had $4.9 million short-term public fund certificates of deposit compared to $1.2 million of these deposits as of December 31, 2002.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, the majority of which mature daily, FHLB advances and loans sold under agreements to repurchase.

At December 31, 2003, repurchase agreements were $48.5 million, compared to $39.2 million at December 31, 2002. The growth in repurchase agreements is somewhat skewed by year-end balances. The average balance of repurchase agreements in December 2003 was $44.7 million compared to the $42.2 million average in December 2002. The Company had $8.9 million of federal funds purchased at December 31, 2003, compared to $10.1 million purchased at year-end 2002. FHLB advances totaled $43.8 million at December 31, 2003, compared to $35.0 million at December 31, 2002. Management obtained new FHLB advances during 2003 to match fund five-year fixed rate business and commercial real estate loans.

Capital
The Company's capital strength continues to exceed regulatory minimums, and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital to average assets ratio was 7.8 percent at December 31, 2003 and 8.2 percent at year-end 2002. At December 31, 2003, the Company had a Tier 1 risk-based capital ratio of 10.9 percent, total risk-based capital percentage of 12.1 percent and a leverage ratio of 7.8 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

The Company has no plans for significant capital expenditures in the coming year. Management believes the Company can maintain its "well capitalized" rating over a range of reasonable asset growth rates, net income growth rates, and dividend payout ratios for next several years. Management will regularly forecast and evaluate capital adequacy and take actions to modify its capital level as required by changing circumstances and opportunities.

In September 2003, the Company announced it would be repurchasing $2.0 million of its outstanding common stock from time to time in the open market or in a negotiated transaction. As of December 31, 2003, 54,600 shares had been repurchased at a total cost of $768,000.


Accounting Matters
In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The FASB's Staff Position 150-3 deferred indefinitely the guidance in SFAS No. 150 on certain mandatorily redeemable noncontrolling interests.

Management's Discussion and Analysis continued
----------------------------------------------


In January of 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity. The Company has determined that it has no such instruments.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement clarifies reporting of contracts as either derivatives or hybrid instruments. The Company has determined that it has no such instruments.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 provides guidance with respect to variable interest entities and when the assets, liabilities, noncontrolling interest, and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics are the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, and the right to receive the expected residual returns of the entity if they occur.

In December 2003 the FASB the FASB deferred certain effective dates for Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The effect of the adoption did not have a material impact on the results of operations, financial position or cash flows of the Company.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and net income per share would have been adjusted to the pro forma amounts indicated in
Note 1.

In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN45 instruments of the Company are standby letters of credit. The Company has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.

To the Shareholders and
Board of Directors
Monroe Bancorp
Bloomington, Indiana

We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Monroe Bancorp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD, LLP

Indianapolis, Indiana
January 23, 2004

Consolidated Balance Sheets        (amounts in thousands, except per share data)
---------------------------

                                                                                 December 31,
                                                                           ----------------------
                                                                             2003         2002
                                                                           ----------------------
Assets
Cash and due from banks ................................................   $  29,708    $  20,526
Trading securities, at fair value ......................................       3,329        2,817
Investment securities
   Available for sale ..................................................      66,372       43,033
   Held to maturity (fair value of $40,689 and $60,152) ................      39,797       57,929
                                                                           ---------    ---------
     Total investment securities .......................................     106,169      100,962
Loans ..................................................................     422,292      383,898
   Less: Allowance for loan losses .....................................      (5,019)      (4,574)
                                                                           ---------    ---------
       Net loans .......................................................     417,273      379,324
Loans held for sale ....................................................       2,219        7,417
Premises and equipment .................................................      11,683       11,793
Federal Home Loan Bank stock ...........................................       2,331        1,882
Other assets ...........................................................      16,551        8,596
                                                                           ---------    ---------
     Total assets ......................................................   $ 589,263    $ 533,317
                                                                           =========    =========


Liabilities
Deposits
   Noninterest bearing .................................................   $  73,579    $  60,476
   Interest bearing ....................................................     363,104      338,091
                                                                           ---------    ---------
     Total deposits ....................................................     436,683      398,567
Borrowings .............................................................     101,872       85,240
Other liabilities ......................................................       5,333        5,247
                                                                           ---------    ---------
     Total liabilities .................................................     543,888      489,054
                                                                           ---------    ---------


Shareholders' Equity
Common stock, no par value
   Authorized - 18,000,000 shares
   Issued and outstanding - 6,095,640 and 6,150,240 shares, respectively         137          137
Additional paid-in capital .............................................       2,618        3,368
Retained earnings ......................................................      42,689       40,619
Accumulated other comprehensive income .................................         406          675
Unearned ESOT shares ...................................................        (475)        (536)
                                                                           ---------    ---------
     Total shareholders' equity ........................................      45,375       44,263
                                                                           ---------    ---------
     Total liabilities and shareholders' equity ........................   $ 589,263    $ 533,317
                                                                           =========    =========

See notes to consolidated financial statements.

Consolidated Statements of Income  (amounts in thousands, except per share data)
---------------------------------

                                                                   Year Ended December 31,
                                                          ----------------------------------------
                                                              2003          2002           2001
                                                          ----------------------------------------
Interest Income
   Loans receivable ...................................   $    23,641   $    24,812    $    26,763
   Investment securities
     Taxable ..........................................         3,270         3,754          3,465
     Tax exempt .......................................           878         1,048          1,273
     Trading ..........................................            53            75             84
Federal funds sold ....................................            90            97             89
                                                          -----------   -----------    -----------
       Total interest income ..........................        27,932        29,786         31,674
                                                          -----------   -----------    -----------

Interest Expense
   Deposits ...........................................         6,541         8,794         12,649
   Borrowings .........................................         2,251         2,254          2,088
                                                          -----------   -----------    -----------
       Total interest expense .........................         8,792        11,048         14,737
                                                          -----------   -----------    -----------

Net Interest Income ...................................        19,140        18,738         16,937
   Provision for loan losses ..........................         3,920         1,762          1,050
                                                          -----------   -----------    -----------
Net Interest Income After Provision for Loan Losses ...        15,220        16,976         15,887
                                                          -----------   -----------    -----------

Other Income
   Fiduciary activities ...............................         1,114           918            839
Service charges on deposit accounts ...................         2,801         2,587          2,128
Commission income .....................................           875           817            770
   Realized and unrealized gains (losses) on securities           582          (158)          (230)
   Net gains on loan sales ............................         1,654         1,036            515
   Other income .......................................         1,156           870            894
                                                          -----------   -----------    -----------
Total other income ....................................         8,182         6,070          4,916
                                                          -----------   -----------    -----------

Other Expenses
   Salaries and employee benefits .....................         9,452         8,542          7,364
   Net occupancy and equipment expenses ...............         2,433         2,382          1,968
   Director and committee fees ........................           166           123            121
   Appreciation (depreciation) in directors' deferred
     compensation plan ................................           469          (290)          (158)
    Legal fees ........................................           575           143            131
   Advertising ........................................           571           584            552
   Other expenses .....................................         2,619         2,447          2,068
                                                          -----------   -----------    -----------

     Total other expenses .............................        16,285        13,931         12,046
                                                          -----------   -----------    -----------

Income Before Income Tax ..............................         7,117         9,115          8,757
   Income tax expense .................................         2,063         3,017          3,008
                                                          -----------   -----------    -----------

Net Income ............................................   $     5,054   $     6,098    $     5,749
                                                          ===========   ===========    ===========

Basic Earnings per Share ..............................   $       .83   $      1.00    $       .94
Diluted Earnings per Share ............................           .83          1.00            .94
Weighted-Average Shares Outstanding-Basic .............     6,105,835     6,101,189      6,127,700
Weighted-Average Shares Outstanding-Diluted ...........     6,112,659     6,104,793      6,128,464

See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
-----------------------------------------------
(amounts in thousands, except per share data)

                                                                                                                Unearned
                                                                                                    Accumulated Employee
                                             Common Stock                                              Other     Stock
                                      -----------------------                                     Comprehensive Ownership
                                        Shares                  Paid-in  Comprehensive  Retained      Income     Trust
                                      Outstanding     Amount    Capital     Income      Earnings      (Loss)     Shares    Total
                                      -------------------------------------------------------------------------------------------
Balances, January 1, 2001 .........     6,150,240     $  137    $ 3,346                 $ 34,392      $  (35)   $ (108)  $ 37,732
Comprehensive income
   Net income .....................                                         $ 5,749        5,749                            5,749
   Other comprehensive
     income - unrealized gains
     on securities, net of tax
     of $247 (net of
     reclassification adjustment
     of $7 for realized losses
     included in income) .......                                                371                      371                  371
                                                                            -------
Comprehensive income ..............                                         $ 6,120
                                                                            =======

Stock redeemed ....................       (50,000)                 (578)                                                     (578)
ESOT shares earned ................                                  13                                             89        102
ESOT shares purchased .............        50,000                   578                                           (578)
Cash dividends
   ($.44 per share) ...............                                                       (2,692)                          (2,692)
                                        ---------     ------    -------                 --------      ------    ------   --------

Balances, December 31, 2001 .......     6,150,240        137      3,359                   37,449         336      (597)    40,684

Comprehensive income
   Net income .....................                                         $ 6,098        6,098                            6,098
   Other comprehensive
     income - unrealized gains
     on securities, net of tax
     of $175 (net of
        reclassification adjustment
        of $198 for realized gains
        included in income)  ......                                             339                      339                  339
                                                                            -------
Comprehensive income ..............                                         $ 6,437
                                                                            =======

ESOT shares earned ................                                   9                                             61         70
Cash dividends
   ($.48 per share) ...............                                                       (2,928)                          (2,928)
                                        ---------     ------    -------                 --------      ------    ------   --------

Balances, December 31, 2002 .......     6,150,240        137      3,368                   40,619         675      (536)    44,263

Comprehensive income
   Net income .....................                                         $ 5,054        5,054                            5,054
   Other comprehensive income
     - unrealized losses on
     securities, net of tax
     benefit of $137 (net of
        reclassification adjustment
        of $167 for realized gains
        included in income)  ......                                            (269)                    (269)                (269)
                                                                            -------
Comprehensive income ..............                                         $ 4,785
                                                                            =======

ESOT shares earned ................                                  18                                             61         79
Repurchase of stock, at cost ......       (54,600)                 (768)                                                     (768)
Cash dividends
   ($.49 per share) ...............                                                       (2,984)                          (2,984)
                                        ---------     ------    -------                 --------      ------    ------   --------
Balances, December 31, 2003 .......     6,095,640     $  137    $ 2,618                 $ 42,689      $  406    $ (475)  $ 45,375
                                        =========     ======    =======                 ========      ======    ======   ========

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
-------------------------------------
(amounts in thousands, except per share data)

                                                                             Year Ended December 31,
                                                                      ------------------------------------
                                                                         2003         2002         2001
                                                                      ------------------------------------
Operating Activities
   Net income .....................................................   $   5,054    $   6,098    $   5,749
   Items not requiring cash:
     Provision for loan losses ....................................       3,920        1,762        1,050
     Depreciation and amortization ................................         899          858          758
     Deferred income tax ..........................................        (154)          69          (53)
     Investment securities amortization, net ......................         512          337          236
     Investment securities (gains) losses .........................        (167)        (198)           7
     Net change in trading securities .............................        (512)         243          103
     Origination of loans held for sale ...........................    (104,733)     (83,006)     (57,094)
     Proceeds from sale of loans held for sale ....................     111,586       84,657       50,371
     Gain on sale of loans held for sale ..........................      (1,655)      (1,036)        (515)
     ESOT shares earned ...........................................          79           70          102
     ESOT shares purchased ........................................          --           --         (578)
     Net change in:
       Interest receivable and other assets .......................         399          269         (243)
     Interest payable and other liabilities .......................          86         (419)         (25)
                                                                      ---------    ---------    ---------
         Net cash provided (used) by operating activities .........      15,314        9,704         (132)
                                                                      ---------    ---------    ---------
Investing Activities
   Purchases of securities available for sale .....................     (40,006)     (25,428)      (3,609)
   Proceeds from maturities of securities available for sale ......       8,447        5,192        9,920
   Proceeds from sales of securities available for sale ...........       7,621        5,420           89
   Purchases of securities held to maturity .......................      (1,006)     (15,949)      (6,299)
   Proceeds from maturities of securities held to maturity ........      18,986       25,372       13,971
   Net change in loans ............................................     (41,869)     (31,371)     (68,529)
   Purchases of premises and equipment ............................        (789)      (1,018)      (1,944)
   Purchase of bank owned life insurance (BOLI) ...................      (8,063)          --           --
   Purchase of FHLB stock .........................................        (449)        (348)        (277)
                                                                      ---------    ---------    ---------
         Net cash used in investing activities ....................     (57,128)     (38,130)     (56,678)
                                                                      ---------    ---------    ---------

Financing Activities
   Net change in:
     Noninterest-bearing, interest-bearing demand
       and savings deposits .......................................      52,071       15,359       25,111
     Certificates of deposit ......................................     (13,955)      24,002       (8,900)
     Borrowings ...................................................       7,763       (9,055)      10,431
   Proceeds of Federal Home Loan Bank advances ....................      12,000        8,940       25,300
   Repayment of Federal Home Loan Bank advances ...................      (3,131)      (4,642)      (1,147)
   Repurchase of common stock .....................................        (768)          --           --
   Cash dividends .................................................      (2,984)      (2,928)      (2,692)
                                                                      ---------    ---------    ---------
     Net cash provided by financing activities ....................      50,996       31,676       48,103
                                                                      ---------    ---------    ---------

Net Change in Cash and Cash Equivalents ...........................       9,182        3,250       (8,707)

Cash and Cash Equivalents, Beginning of Year ......................      20,526       17,276       25,983
                                                                      ---------    ---------    ---------

Cash and Cash Equivalents, End of Year ............................   $  29,708    $  20,526    $  17,276
                                                                      =========    =========    =========

Additional Cash Flows Information
   Interest paid ..................................................   $   6,946    $  11,203    $  14,944
   Income tax paid ................................................       2,585        3,220        3,000
   Securitization of mortgage loans into mortgage backed securities          --        9,856           --

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

Consolidation - The consolidated financial statements include the accounts of the Company and Bank after elimination of all material inter-company transactions.

Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)

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

Stock options-At December 31, 2003, the Company had a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                              Year Ended December 31,
                                                            ----------------------------
                                                             2003       2002       2001
                                                           -----------------------------
Net income
   As reported .........................................   $ 5,054    $ 6,098    $ 5,749
    Less: Total stock-based employee compensation costs
       determined under the fair-value based method, net
       of income taxes .................................       (11)       (17)        --
                                                           -------    -------    -------
     Pro forma .........................................   $ 5,043    $ 6,081    $ 5,749
                                                           =======    =======    =======

Basic earnings per share
   As reported .........................................   $   .83    $  1.00    $   .94
   Pro forma ...........................................       .83       1.00        .94
Diluted earnings per share
   As reported .........................................       .83       1.00        .94
   Pro forma ...........................................       .83       1.00        .94

Note 1: Nature of Operations and Summary of Significant Accounting Policies continued
---------------------------------------------------------------------------

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2002 and 2001 consolidated financial statements have been made to conform to the 2003 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2003, was $3,496,000.


Note 3: Investment Securities
-----------------------------


                                               Gross      Gross
                                  Amortized  Unrealized Unrealized    Fair
                                    Cost       Gains      Losses      Value
-----------------------------------------------------------------------------
December 31, 2003

Available for sale
   Federal agencies ............   $ 48,033   $    493   $     55   $ 48,471
   State and municipal .........      4,956         42         --      4,998
   Mortgage-backed securities ..      9,465        157         22      9,600
   Marketable equity securities       3,303         --         --      3,303
                                   --------   --------   --------   --------
     Total available for sale ..     65,757        692         77     66,372
                                   --------   --------   --------   --------

Held to maturity
   Federal agencies ............     22,617        546         --     23,163
   State and municipal .........     17,170        347          2     17,515
   Mortgage-backed securities ..         10          1         --         11
                                   --------   --------   --------   --------
     Total held to maturity ....     39,797        894          2     40,689
                                   --------   --------   --------   --------

     Total investment securities   $105,554   $  1,586   $     79   $107,061
                                   ========   ========   ========   ========


December 31, 2002

Available for sale
   Federal agencies ............   $ 25,814   $    859   $      1   $ 26,672
   State and municipal .........      3,471         19          1      3,489
   Mortgage-backed securities ..      9,111        172         --      9,283
   Marketable equity securities       3,617         --         28      3,589
                                   --------   --------   --------   --------
     Total available for sale ..     42,013      1,050         30     43,033
                                   --------   --------   --------   --------

Held to maturity
   Federal agencies ............     35,643      1,539         --     37,182
   State and municipal .........     22,269        685          1     22,953
   Mortgage-backed securities ..         17         --         --         17
                                   --------   --------   --------   --------
     Total held to maturity ....     57,929      2,224          1     60,152
                                   --------   --------   --------   --------

     Total investment securities   $ 99,942   $  3,274   $     31   $103,185
                                   ========   ========   ========   ========

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)

Note 3: Investment Securities continued
---------------------------------------

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Available for Sale       Held to Maturity
                                -------------------     -------------------
                                Amortized     Fair      Amortized     Fair
                                  Cost        Value       Cost        Value
                                --------------------------------------------

Within one year ............     $10,597     $10,654     $26,238     $26,717
One to five years ..........      42,392      42,815      13,549      13,961
                                 -------     -------     -------     -------
                                  52,989      53,469      39,787      40,678

Mortgage-backed securities .       9,465       9,600          10          11
Marketable equity securities       3,303       3,303          --          --
                                 -------     -------     -------     -------

   Totals ..................     $65,757     $66,372     $39,797     $40,689
                                 =======     =======     =======     =======


Securities with a carrying value of $64,844,000 and $66,852,000 were pledged at December 31, 2003 and 2002 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $7,621,000, $5,420,000 and $89,000. Gross gains of $170,000 and gross losses of $3,000 were realized on the 2003 sales, gross gains of $199,000 and gross losses of $1,000 were realized on the 2002 sales and gross losses of $1,000 were realized on the 2001 sales.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2003.

Trading securities, which consist of mutual funds, are recorded at fair value. Unrealized holding gains on trading securities of $420,000, and unrealized holing losses of $361,000 and $224,000 were included in earnings in 2003, 2002 and 2001, respectively.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)

Note 4: Loans and Allowance
---------------------------

                                                                            December 31,
                                                                     ------------------------
                                                                        2003           2002
                                                                     ------------------------
Commercial and industrial loans ................................     $  81,989      $  76,301
Real estate loans ..............................................       278,018        255,940
Construction loans .............................................        40,560         27,470
Agricultural production financing and other loans to farmers ...         1,028          1,322
Individuals' loans for household and other personal expenditures        20,344         22,426
Tax-exempt loans ...............................................           353            439
                                                                     ---------      ---------
                                                                       422,292        383,898
Allowance for loan losses ......................................        (5,019)        (4,574)
                                                                     ---------      ---------

   Net loans ...................................................     $ 417,273      $ 379,324
                                                                     =========      =========

                                                                   Year Ended December 31,
                                                               -----------------------------
                                                                 2003       2002       2001
                                                               -----------------------------
Allowance for loan losses
   Balances, January 1 .....................................   $ 4,574    $ 4,198    $ 3,873
   Provision for losses ....................................     3,920      1,762      1,050
   Recoveries on loans .....................................       179        156         95
   Loans charged off .......................................    (3,654)    (1,542)      (820)
                                                               -------    -------    -------

    Balances, December 31 ..................................   $ 5,019    $ 4,574    $ 4,198
                                                               =======    =======    =======

Information on impaired loans is summarized below ..........

   Impaired loans with an allowance ........................   $ 1,329    $   172    $   287
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan     4,293      5,771        590
                                                               -------    -------    -------
       Total impaired loans ................................   $ 5,622    $ 5,943    $   877
                                                               =======    =======    =======

Allowance for impaired loans (included in the Company's
     allowance for loan losses) ............................   $   274    $    70    $   127

   Average balance of impaired loans .......................     6,685      2,722        781
   Interest income recognized on impaired loans ............       103        362         77
   Cash-basis interest included above ......................        90        290         58

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2003 and 2002, accruing loans delinquent 90 days or more totaled $173,000 and $588,000 respectively. Nonaccruing loans at December 31, 2003 and 2002 were $5,687,000 and $3,612,000, respectively.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)

Note 5: Premises and Equipment
------------------------------

                                      December 31,
                                ----------------------
                                   2003          2002
                                ----------------------

   Land ...................     $  2,014      $  2,014
   Buildings ..............       10,749        10,528
   Equipment ..............        5,019         5,438
                                --------      --------
       Total cost .........       17,782        17,980
   Accumulated depreciation       (6,099)       (6,187)
                                --------      --------

       Net ................     $ 11,683      $ 11,793
                                ========      ========

Note 6: Deposits
----------------

                                                                      December 31,
                                                                 ---------------------
                                                                   2003         2002
                                                                 ---------------------
   Noninterest-bearing deposits ............................     $ 73,579     $ 60,476
   NOW and money market deposits ...........................      169,591      135,025
   Savings deposits ........................................       26,859       22,459
   Certificates and other time deposits of $100,000 or more        62,904       70,010
   Other certificates and time deposits ....................      103,750      110,597
                                                                 --------     --------

     Total deposits ........................................     $436,683     $398,567
                                                                 ========     ========

Certificates and other time deposits maturing in years ending December 31:

   2004.................................. $  91,971
   2005..................................    48,659
   2006..................................    16,909
   2007..................................     5,411
   2008..................................     2,549
   Thereafter............................     1,155
                                          ---------

                                          $ 166,654
                                          =========

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)

Note 7: Borrowings
------------------

                                                        December 31,
                                                   ---------------------
                                                     2003         2002
                                                   ---------------------

   Federal funds purchased ...................     $  8,900     $ 10,050
   Federal Home Loan Bank advances ...........       43,825       34,956
   Securities sold under repurchase agreements       48,507       39,158
   Loans sold under repurchase agreements ....          640        1,076
                                                   --------     --------

     Total borrowings ........................     $101,872     $ 85,240
                                                   ========     ========


Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2003 and 2002 totaled $48,507,000 and $44,392,000 and the daily average of such agreements totaled $42,835,000 and $39,247,000.

The Federal Home Loan Bank (FHLB) advances are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $125,282,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

                 Federal Home Loan  Securities Sold Under     Loans Sold Under
                   Bank Advances    Repurchase Agreements  Repurchase Agreements
                   -------------    ---------------------  ---------------------

   2004 .....         $ 5,796             $48,398                 $    --
   2005 .....           7,249                 109                      --
   2006 .....          15,100                  --                      --
   2007 .....             108                  --                      --
   2008 .....          14,701                  --                      --
   Thereafter             871                  --                     640
                      -------             -------                 -------
                      $43,825             $48,507                 $   640
                      =======             =======                 =======

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


Note 8: Income Tax
------------------

                                                                Year Ended December 31
                                                            -----------------------------
                                                              2003       2002       2001
                                                            -----------------------------
Income tax expense
   Currently payable ....................................   $ 2,110    $ 2,948    $ 3,061
   Deferred .............................................       (47)        69        (53)
                                                            -------    -------    -------

     Total income tax expense ...........................   $ 2,063    $ 3,017    $ 3,008
                                                            =======    =======    =======


Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34% ..................   $ 2,420    $ 3,099    $ 2,977
   Tax-exempt interest ..................................      (266)      (296)      (374)
   Effect of state income taxes .........................        30        263        392
   Other ................................................      (121)       (49)        13
                                                            -------    -------    -------

     Actual tax expense .................................   $ 2,063    $ 3,017    $ 3,008
                                                            =======    =======    =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                               December 31,
                                                           ------------------
                                                             2003       2002
                                                           ------------------
Assets
   Allowance for loan losses ...........................   $ 1,816    $ 1,636
   Executive management & directors' deferred
        compensation plans .............................     1,424      1,223
   Accrued health insurance ............................        14         22
   Accrued vacation ....................................        27         27
   Unrealized losses - trading account .................        56        220
   Unrealized gains - mortgage loans held for sale .....        14         39
                                                           -------    -------
       Total assets ....................................     3,351      3,167
                                                           -------    -------


Liabilities
   Depreciation ........................................      (827)      (714)
   Deferred loan fees ..................................       (45)       (59)
   FHLB stock dividends ................................       (32)        --
   Other ...............................................      (121)      (116)
   Net unrealized gains on available-for-sale securities      (209)      (345)
                                                           -------    -------
       Total liabilities ...............................    (1,234)    (1,234)
                                                           -------    -------

       Net deferred tax asset ..........................   $ 2,117    $ 1,933
                                                           =======    =======

The tax expense/(benefit) applicable to realized securities gains/losses for years ending December 31, 2003, 2002 and 2001 was $55,000, $80,000 and $(3,000),
respectively.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


Note 9: Commitments and Contingent Liabilities
----------------------------------------------

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                          2003         2002
                                                       ----------------------

Commitments to extend credit.......................... $ 30,875      $ 45,099
Unused lines of credit and letters of credit..........   75,355        65,859


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

Note 10: Dividend and Capital Restrictions
------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2003 was $43,912,000 of which $40,516,000 was restricted from dividend distribution to the Company.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2003 and 2002, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2003 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                   Required for        To Be Well
                                                 Actual        Adequate Capital (1)  Capitalized (1)
                                             -------------------------------------------------------
                                             Amount   Ratio     Amount      Ratio    Amount    Ratio
                                             -------------------------------------------------------
As of December 31, 2003
Total capital (1) (to risk-weighted assets)
   Consolidated ............................ $49,988   12.09%   $33,090     8.00%       N/A      N/A
   Bank ....................................  48,525   11.87     32,712     8.00    $40,890    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................  44,969   10.87     16,545     4.00        N/A      N/A
   Bank ....................................  43,506   10.64     16,356     4.00     24,534     6.00
Tier I capital (1) (to average assets)
   Consolidated ............................  44,969    7.82     22,992     4.00        N/A      N/A
   Bank ....................................  43,506    7.61     22,859     4.00     28,574     5.00

As of December 31, 2002
Total capital (1) (to risk-weighted assets)
   Consolidated ............................ $48,145   12.98%   $29,681     8.00%       N/A      N/A
   Bank ....................................  47,871   13.01     29,443     8.00    $36,804    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated ............................  43,571   11.74     14,841     4.00        N/A      N/A
   Bank ....................................  43,297   11.76     14,722     4.00     22,082     6.00
Tier I capital (1) (to average assets)
   Consolidated ............................  43,571    8.15     21,280     4.00        N/A      N/A
   Bank ....................................  43,297    8.14     21,395     4.00     26,743     5.00

(1) As defined by regulatory agencies

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


Note 12: Employee Benefit Plans
-------------------------------

The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.

The trust has borrowed funds from the Company which were used to acquire a total of 101,888 shares of the Company's stock (50,000 shares in 1996, 1,888 shares in 2001 and 50,000 shares in 2002). The loans require annual principal payments of approximately $60,000 through 2011. Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions.

Information about trust shares and expense for 2003, 2002 and 2001 is as follows:

                                                                  2003      2002       2001
                                                               ------------------------------
   Shares allocated to participants' accounts ..............    264,172    285,415    280,227
   Shares earned during the year and released for allocation      5,380      5,317     10,108
   Unreleased shares .......................................     41,034     46,414     51,731
   Fair value of unreleased shares .........................   $    585   $    631   $    576
   Total trust expense .....................................   $    102   $     95   $    117

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2003 and 2002 was $3,329,000 and $2,817,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $241,000 for 2003, $195,000 for 2002, and $158,000 for 2001.

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

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2003................................   $  6,954
   New loans, including renewals............................     42,377
   Payments, etc., including renewals.......................    (38,727)
                                                               --------

   Balances, December 31, 2003..............................   $ 10,604
                                                               ========


Deposits from related parties held by the Bank at December 31, 2003 and 2002 totaled approximately $7,553,000 and $6,741,000.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


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

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                  2003     2002    2001
                                                                -----------------------
   Risk-free interest rates.................................      2.13%    5.13%     --
   Dividend yields..........................................      3.55%    3.73%     --
   Volatility factors of expected market price of common stock   18.57%   20.68%     --
   Weighted-average expected life of the options............    7 years  7 years     --

   The pro forma effect on net income is disclosed in Note 1.


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2003, 2002 and 2001.

                                                2003                      2002                       2001
                                        ----------------------------------------------------------------------------
                                                   Weighted-                 Weighted-                  Weighted-
                                                    Average                   Average                    Average
Options                                  Shares  Exercise Price   Shares   Exercise Price    Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year .......  115,000     $ 12.82      115,000      $ 12.91       115,000      $ 12.91
Granted ..............................   25,000       14.00        5,000        11.13            --
Forfeited ............................   (5,000)      13.25       (5,000)       13.25            --
                                        -------                  -------                    -------
Outstanding, end of year .............  135,000       13.02      115,000        12.82       115,000        12.91
                                        =======                  =======                    =======

Options exercisable at year end ......  105,000                  100,000                    105,000
Weighted-average fair value of options
   granted during the year ...........              $  2.70                   $  2.19                    $    --

As of December 31, 2003, the 135,000 options outstanding have exercise prices ranging from $8.50 to $14.00 and a weighted-average remaining contractual life of 7 years. In 2003, there were no options exercised or that expired. In 2003 and 2002, 5,000 options were forfeited. There were no options exercised, forfeited or that expired during 2001.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


Note 15: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                                Weighted-       Per Share
                                                    Income    Average Shares     Amount
                                                   --------------------------------------
Year Ended December 21, 2003
----------------------------

Net income ...................................     $   5,054     6,105,835

Basic earnings per share
   Income available to common stockholders ...                                 $     .83
                                                                               =========

Effect of dilutive securities
   Stock options .............................            --         6,824
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................     $   5,054     6,112,659     $     .83
                                                   =========     =========     =========

Year Ended December 31, 2002
----------------------------

Net income ...................................     $   6,098     6,101,189

Basic earnings per share
   Income available to common stockholders ...                                 $    1.00
                                                                               =========

Effect of dilutive securities
   Stock options .............................            --         3,604
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................     $   6,098     6,104,793     $    1.00
                                                   =========     =========     =========


Year Ended December 31, 2001
----------------------------

Net income ...................................     $   5,749     6,127,700

Basic and diluted earnings per share
   Income available to common stockholders ...                                 $     .94
                                                                               =========

Effect of dilutive securities
   Stock options .............................            --           764
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders
     and assumed conversions .................     $   5,749     6,128,464     $     .94
                                                   =========     =========     =========

Options to purchase 105,000 shares of common stock at $13.25 per share were outstanding at December 31, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


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

Loans - The fair value for loans is estimated using discounted cash flow analyses that use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, and loans sold under repurchase agreement. The rates at December 31, 2003, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                         2003                      2002
                                                -----------------------------------------------
                                                Carrying       Fair       Carrying       Fair
                                                 Amount        Value       Amount        Value
                                                -----------------------------------------------
Assets
   Cash and cash equivalents ..............     $ 29,708     $ 29,708     $ 20,526     $ 20,526
   Trading account securities .............        3,329        3,329        2,817        2,817
   Investment securities available for sale       66,372       66,372       43,033       43,033
   Investment securities held to maturity .       39,797       40,689       57,929       60,152
   Loans including loans held for sale, net      419,492      432,628      386,741      389,730
   Interest receivable ....................        2,692        2,692        3,195        3,195
   Stock in FHLB ..........................        2,331        2,331        1,882        1,882

Liabilities
   Deposits ...............................      436,683      440,334      398,567      402,118
   Borrowings .............................      101,872      103,282       85,240       87,376
   Interest payable .......................          649          649          861          861

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)



Note 17: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                        December 31,
                                                     ------------------
                                                       2003      2002
                                                     ------------------

Assets
   Cash and due from banks .......................   $    46   $   110
   Investment in common stock of subsidiary ......    43,912    43,989
   Available-for-sale securities .................     1,248       114
   Trading securities ............................     3,329     2,817
   ESOT note receivable ..........................        --        --
    Other ........................................       169        50
                                                     -------   -------
     Total assets ................................   $48,704   $47,080
                                                     =======   =======


Liabilities
   Deferred compensation .........................   $ 3,329   $ 2,817
   Other .........................................        --        --
                                                     -------   -------
        Total liabilities ........................     3,329     2,817


Shareholders' Equity .............................    45,375    44,263
                                                     -------   -------
        Total liabilities and shareholders' equity   $48,704   $47,080
                                                     =======   =======


Condensed Statements of Income
------------------------------

                                                                Year Ended December 31,
                                                             -----------------------------
                                                               2003       2002       2001
                                                             -----------------------------
Income
   Dividends from subsidiary .............................   $ 4,877    $ 2,900    $ 3,169
   Other income (loss) ...................................       504       (245)      (128)
                                                             -------    -------    -------
     Total income ........................................     2,655      3,041      1,807

     Total income ........................................     5,381      2,655      3,041

Expenses .................................................       527       (230)       (60)
                                                             -------    -------    -------

Income before income tax and equity in undistributed
   income of subsidiary ..................................     4,854      2,885      3,101
   Income tax expense (benefit) ..........................       (10)        (7)       (28)
                                                             -------    -------    -------

Income before equity in undistributed income of subsidiary     4,864      2,892      3,129

Equity in undistributed income of subsidiary .............       190      3,206      2,620
                                                             -------    -------    -------

Net Income ...............................................   $ 5,054    $ 6,098    $ 5,749
                                                             =======    =======    =======

Notes to Consolidated Financial Statements continued
-----------------------------------------------------
(table dollar amounts in thousands, except per share data)


Note 17: Condensed Financial Information (Parent Company Only) continued
------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                   Year Ended December 31,
                                                               -----------------------------
                                                                 2003       2002       2001
                                                               -----------------------------
Operating Activities
   Net income ..............................................   $ 5,054    $ 6,098    $ 5,749
   Items not requiring cash:
     Equity in undistributed income ........................      (190)    (3,206)    (2,620)
     Securities (gains) losses .............................         3         --         (1)
     Change in other assets ................................      (224)       281        (31)
     Change in other liabilities ...........................        94       (331)       (22)
                                                               -------    -------    -------
       Net cash provided by operating activities ...........     4,737      2,842      3,075
                                                               -------    -------    -------


Investing Activities
   Purchases of securities available for sale ..............    (1,236)        --       (116)
   Proceeds from sales of securities available for sale ....       127        115         89
   Pay down ESOT loan ......................................        61         61         89
   Acquisition of ESOT shares ..............................        --         --       (578)
                                                               -------    -------    -------
       Net cash provided by (used in) investing activities .    (1,048)       176       (516)
                                                               -------    -------    -------


Financing Activities
   Dividends paid ..........................................    (2,985)    (2,927)    (2,692)
   Repurchase of common stock ..............................      (768)        --         --
                                                               -------    -------    -------
         Net cash used by financing activities .............    (3,753)    (2,977)    (2,692)

Net Change in Cash .........................................       (64)        91       (133)

Cash at Beginning of Year ..................................       110         19        152
                                                               -------    -------    -------

Cash at End of Year ........................................   $    46    $   110    $    19
                                                               =======    =======    =======

Note 18:  Quarterly Results of Operations for the Years Ended
          December 31, 2003 and 2002 (Unaudited)
          ---------------------------------------------------

                                                                              Weighted Average
                                                                             Shares Outstanding      Net Income
Quarter     Interest   Interest  Net Interest  Provision for               ---------------------      Per Share
Ended        Income    Expense     Income       Loan Losses   Net Income    Basic        Diluted   Basic & Diluted
------------------------------------------------------------------------------------------------------------------
2003:
March       $  7,025   $  2,305   $  4,720        $   405      $  1,605    6,104,489    6,110,125      $  .25
June           7,046      2,287      4,759            405         1,639    6,105,814    6,111,812         .04
September      6,976      2,142      4,834          2,705           262    6,106,939    6,114,296         .27
December       6,885      2,058      4,827            405         1,548    6,106,099    6,114,294         .26
            --------   --------   --------        -------      --------
            $ 27,932   $  8,792   $ 19,140        $ 3,920      $  5,054    6,112,633    6,105,835         .83
            ========   ========   ========        =======      ========

2002:
March       $  7,511   $  2,884   $  4,627        $   276      $  1,499    6,101,055    6,103,097      $  .25
June           7,489      2,842      4,647            276         1,563    6,100,417    6,109,179         .26
September      7,495      2,779      4,716            405         1,657    6,101,859    6,108,514         .27
December       7,291      2,543      4,748            805         1,379    6,103,199    6,107,513         .23
            --------   --------   --------        -------      --------
            $ 29,786   $ 11,048   $ 18,738        $ 1,762      $  6,098    6,101,189    6,104,793        1.00
            ========   ========   ========        =======      ========

Shareholder Information
-----------------------

Common Stock Information

                             Price Per Share
Quarter                 High                 Low          Dividends Declared
-----------------------------------------------------------------------------
                   2003      2002      2003       2002       2003      2002
-----------------------------------------------------------------------------
First Quarter    $ 14.18   $ 12.25   $ 13.11    $ 10.72     $  .12    $  .12
Second Quarter     14.07     14.57     13.00      12.25        .12       .12
Third Quarter      14.50     14.00     13.46      13.23        .12       .12
Fourth Quarter     14.25     13.91     13.81      12.00        .13       .12

Common Stock Listing
Monroe Bancorp common stock is traded on the NASDAQ National Market System under the trading symbol MROE (Cusip #6103-13-108). At the close of the business on December 31, 2003, there were 6,095,640 shares outstanding held by 313 shareholders of record.

Market Makers
Friedman, Billings, Ramsey & Co.
Goldman Sachs
Hill Thompson Magid
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Knight Securities
McConnell, Budd & Romano, Inc.
Charles Schwab

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
kbrotz@rtco.com

Form 10-K and Financial Information
Monroe Bancorp, upon request and without charge, will furnish shareholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact: Kathy Burns Vice President, Director of Finance Monroe Bancorp 210 E. Kirkwood Avenue Bloomington, IN 47408 (812) 336-0201 kburns@monroebank.com

For information online, visit www.monroebank.com
o    2003 Annual Report
o    Quarterly earnings releases
o    Press releases
o    Link to SEC filings

Corporate Information
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson and Hendricks Counties.

Annual Meeting
The 2004 Annual Meeting of Shareholders will be held on April 22, 2004, at 10:00 a.m. at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com

This statement has not been reviewd, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.