Form 10-K, Exhibit 13
period 2004-12-31
MONROE BANCORP
filed 2005-03-15
CIK 745456

Exhibit 13 - 2004 Annual Report - Financial Review

Table of Contents


Five-year Financial Summary................................................2


Management's Discussion and Analysis.......................................4


Independent Accountant's Report...........................................19


Consolidated Financial Statements.........................................20


Notes to Consolidated Financial Statements................................24


Shareholder Information...................................................41

Five-Year Financial Summary                 (dollar amounts in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------

                                                         At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                 2004         2003         2002         2001         2000
                                              ----------   ----------   ----------   ----------   ----------
Summary of operations
Interest income - tax equivalent ..........   $   29,332   $   28,726   $   30,619   $   32,346   $   32,427
Interest expense ..........................        8,868        8,792       11,048       14,737       15,941
                                              ----------   ----------   ----------   ----------   ----------
Net interest income-tax equivalent ........       20,464       19,934       19,571       17,609       16,486
Less:  tax equivalent adjustment (1) ......          600          794          833          672          792
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       19,864       19,140       18,738       16,937       15,694
Less: provision for loan losses ...........        1,320        3,920        1,762        1,050          720
Oher noninterest income ...................        8,302        8,182        6,070        4,916        3,734
Other noninterest expenses ................       16,921       16,285       13,931       12,046       10,744
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................        9,925        7,117        9,115        8,757        7,964
Income tax expense ........................        3,220        2,063        3,017        3,008        2,631
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    6,705   $    5,054   $    6,098   $    5,749   $    5,333
                                              ==========   ==========   ==========   ==========   ==========

Per share data
Basic earnings per share ..................   $     1.11   $     0.83   $     1.00   $     0.94   $     0.87
Diluted earnings per share ................         1.11         0.83         1.00         0.94         0.87
Dividends per common share ................         0.52         0.49         0.48         0.44         0.40
Book value per common share ...............         7.90         7.49         7.25         6.67         6.14

Total cash dividends declared .............   $    3,127   $    2,984   $    2,928   $    2,692   $    2,452

Average common and common equivalent
     shares outstanding ...................    6,038,003    6,112,659    6,104,793    6,128,464    6,135,665

Selected year-end balances
Total assets ..............................   $  633,970   $  589,263   $  533,317   $  495,553   $  441,831
Earning assets ............................      589,671      536,340      497,028      461,837      406,813
Total securities ..........................      109,712      106,195      100,292       88,322      102,119
Total loans - including loans held for sale      477,085      424,511      391,315      371,800      296,759
Allowance for loan losses .................        5,194        5,019        4,574        4,198        3,873
Total deposits ............................      483,534      436,683      398,567      359,206      342,995
Borrowings ................................       97,378      101,872       85,240       89,997       55,413
Shareholders' equity ......................       47,384       45,375       44,263       40,684       37,732

Five-Year Financial Summary continued    (dollar amounts in thousands, except share and per share data)
-------------------------------------------------------------------------------------------------------

                                                     At or for the Years Ended December 31,
                                              ----------------------------------------------------
                                                2004       2003       2002       2001       2000
                                              --------   --------   --------   --------   --------
Selected average balances
Total assets ..............................   $607,619   $562,836   $520,310   $454,485   $428,582
Earning assets ............................    564,646    527,561    487,133    422,460    396,511
Total Securities ..........................    106,703    100,479     96,392     91,743    105,415
Total loans - including loans held for sale    451,055    411,762    381,126    327,125    287,485
Allowance for loan losses .................      5,061      5,689      4,206      3,949      3,649
Total deposits ............................    459,765    425,378    392,789    354,185    335,505
Borrowings ................................     94,962     87,042     79,055     54,427     50,999
Shareholders' equity ......................     46,428     45,188     42,588     39,609     36,075

Performance ratios
Average loans to average deposits .........      98.11 %    96.80 %    97.03 %    92.36 %    85.69 %
Allowance to period end portfolio loans ...       1.09       1.19       1.19       1.15       1.31
Average equity to average assets ..........       7.64       8.03       8.19       8.72       8.42
Return on assets ..........................       1.10       0.90       1.17       1.26       1.24
Return on equity ..........................      14.44      11.18      14.32      14.52      14.78
Dividend payout ratio (2) .................      46.64      59.05      48.01      46.83      45.98
Efficiency ratio (3) ......................      57.95      56.98      54.82      53.78      53.44

(1) Tax equivalent basis was calculated using a 40% tax rate for 2002 through 2004 (after securities were transferred to the Delaware investment subsidiary) and 34% for 2001 and 2000.
(2) Dividends declared on common shares divided by net income available to shareholders.
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.

Management's Discussion and Analysis
------------------------------------

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Financial Review. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp ("Company") and its wholly owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary, MB Portfolio Management, Inc.

Portions of information in this Management's Discussion and Analysis contain forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions;
(2) changes in the interest rate environment; (3) prepayment speeds, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the markets in which the Company does business; (5) legislative or regulatory changes adversely affecting the business of the Company; (6) changes in real estate values or the real estate markets; and (7) the Company's business development efforts in new markets in and around Hendricks and Hamilton counties.

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 16 different locations in Monroe, Jackson, Hendricks and Lawrence Counties, Indiana. Approximately 75 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in and around Hendricks County, a rapidly growing market west of Indianapolis. The Bank has a 27.5 percent share of deposits within its core market of Monroe County as of June 30, 2004, holding the largest market share in Monroe County for the fifth consecutive year according to data published annually by the Federal Deposit Insurance Corporation (FDIC).

Competitive Advantage and Focus: The Bank provides a full line of banking services and operates with a focus on relationship building, community involvement and a commitment to exceptional customer service. Management believes that the Company's culture of community service and support, its commitment to be responsive to customer needs, its developing sales culture, and its focus on consistently providing outstanding service quality are keys to its past and future success.

Significant Matters Concerning 2004 Results: The Company's top priority for 2004 was to address the credit quality issues that had a significant impact on net income in 2003. Considerable progress was made towards this objective as indicated by several measures of credit quality. The Company had a 41.2 percent reduction in non-performing assets and 90-day past due loans year-over-year. At December 31, 2004, non-performing assets and 90-day past due loans totaled $4.1 million (0.64 percent of total assets) compared to $6.9 million (1.17 percent of total assets) one year earlier. The Company also realized a significant improvement in its loan delinquency ratio. The Company's loan delinquency ratio, loan balances past due 30 days or more as a percent of total loans, was 0.92 percent at December 31, 2004, down from 1.95 percent at December 31, 2003.

The Company performed well in terms of several other business priorities, chief among these were loan growth and increasing other noninterest income. The Company's average loan balance for December 2004 was 13.7 percent greater than the average for December 2003, with most of the growth taking place in loans secured by real estate. The loan growth is primarily the result of the hiring of additional lenders and increased business development activities.

Other noninterest income totaled $8.3 million for the twelve months ended December 31, 2004, compared to $8.2 million for the corresponding period of 2003. Included in other income are net realized and unrealized securities gains of $432,000 in 2004, and gains of $582,000 in 2003. Excluding net realized and unrealized securities gains and losses, other income for the year ended December 31, 2004 increased $270,000 or 3.6 percent year-over-year. The significance of this growth is that increases in other income sources such as trust fees, debit card interchange and deposit related fees were able to more than offset a $604,000 (36.5 percent) decline in fees from the sale of residential mortgages. The decline in fees from the sale of residential mortgages was largely the result of a less favorable interest rate environment in 2004 compared to 2003.

The Company experienced continued pressure on its net interest margin in 2004. The tax-equivalent net interest margin declined from 3.78 percent for the twelve months ended December 31, 2003, to 3.62 percent for 2004. The decline in net interest margin was largely the result of

Management's Discussion and Analysis continued
----------------------------------------------

the tax-adjusted yield of the Company's investment portfolio declining from 4.79 percent for 2003 to 3.85 percent for 2004. Approximately 81 percent of the decline in the margin resulted from the decline in the investment portfolio's yield.

The Company earned $1.11 per basic and diluted common share during 2004 as compared to $0.83 per basic and diluted share for 2003. It should be noted that 2003 earnings were reduced by a $1.4 million (after tax) additional loan loss provision. Excluding the additional loan loss provision, net income for the year ended December 31, 2003 would have been $6.4 million, or $1.05 per diluted common share. Refer to the table in the "Non-GAAP Financial Measures" section of this document for a reconcilement of 2003 net income before and after the additional provision.

Return on average assets (ROA) for the twelve months ended December 31, 2004 was
1.10 percent, compared to 0.90 percent for the twelve months ended December 31, 2003. Return on average shareholders' equity (ROE) for 2004 was 14.44 percent, compared to 11.18 percent ROE for the twelve months ended December 31, 2003. Excluding the additional loan loss provision, 2003 ROA would have been 1.14 percent and ROE would have been 13.99 percent. Refer to the table in the "Non-GAAP Financial Measures" section of this document for a reconcilement of 2003 ROA and ROE before and after the additional provision.

The Company has increased its annual dividend each year during the past 16 years, increasing it to $0.52 in 2004 from $0.49 in 2003.

Economic or Industry-wide Factors Relevant to Future Performance: The Company's performance will be affected by changes in interest rates that may have an impact on loan demand, the Bank's net interest margin, asset quality and the level of economic activity in the Company's market area. Management believes that higher interest rates are more likely than lower rates over the next few years. If interest rates rise as expected, management believes that the overall impact on net interest income will be neutral to slightly negative. Declining rates would further compress the Company's net interest margin resulting in a possible decline in net interest income.

Challenges and Opportunities on Which Management is Focused: Meeting the Company's financial objectives will require a continuation of the loan growth that the Bank experienced in 2004. At the same time management will continue to focus on credit processes that will help ensure an overall high level of asset quality is maintained. Other challenges include accelerating the growth of low cost core deposits, managing interest rate risk in a rising rate environment, continuing rapid growth of the Company's Wealth Management Group, and growing noninterest income activities.

Management expects its continued expansion into markets outside of Indianapolis to make a contribution to the Company's loan and deposit growth. The Company will be opening a new loan production office in Hamilton County, north of Indianapolis, in the second quarter of 2005 and expects to open two full service branches in Hendricks County by the end of the first quarter of 2006. Hendricks County is located just west of Indianapolis

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of (1) achieving and sustaining a rapid rate of loan growth, (2) attracting stable funding that provides the desired net interest margin, and (3) maintaining an interest rate risk profile that is as close to neutral as possible. Management believes the funding component of this equation will be as challenging and important to the Company's performance as is the need for strong loan growth.

Management believes the Company has significant opportunities as a result of the following:
     o    expansion into the high growth markets near Indianapolis,
     o merger activity of several competitors that may lead to service disruptions and customer turnover,
     o    asset quality improvement,
     o    strong wealth management capabilities,
     o improved sales skills resulting from our increased focus on the sales and service process, and
     o the addition of business development personnel who are expected to quickly generate new business that will cover their expense.

The Company's business strategies are focused on five major areas:
     o    increasing the growth rate of net interest income,
     o    improving credit processes to ensure strong credit quality,
     o    managing interest rate risk,
     o    increasing the ratio of noninterest income to net interest income, and
     o    increasing operating efficiency.

Management will measure the Company's overall success in terms of earnings per share growth rate, return on equity, the ratio of non-performing loans to total loans, service quality and staff retention rates.

Management's Discussion and Analysis continued
----------------------------------------------

Critical Accounting Policies
Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the consolidated financial statements (pages 24 to 26) and discussion throughout this Management's Discussion and Analysis. Below is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

Allowance for Loan Losses. The allowance for loan losses represents management's estimate of probable losses inherent in the Company's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

The Company's strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as by establishing a customer-level lending limit. The strategy also emphasizes diversification on an industry and customer level, and regular credit quality reviews of loans experiencing deterioration of credit quality.

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

Management's Discussion and Analysis continued
----------------------------------------------

Management has used three non-GAAP financial measures throughout this Management's Discussion and Analysis:

     o In the "Net Interest Income" section, the discussion is focused on tax-equivalent rates and margin. Management believes a discussion of the changes in tax-equivalent rates and margin is more relevant because it better explains changes in after-tax net income.

     o In the "Other Income / Other Expense" section of this document, we report other income and other expense without the effect of unrealized gains and losses on securities in a grantor trust (rabbi trust) which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses on trading securities (mutual funds) held in a grantor trust ("rabbi trust") in connection with the Company's Directors' and Executives' Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend or interest income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors' fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest and dividends earned on the securities in the trust are directly offset by an increase to directors' fee/deferred executive compensation expense. These offsets are included in the line item identified on the Consolidated Income Statements (page 21) as "Appreciation (depreciation) on directors' and executives' deferred compensation plans." The activity in the rabbi trust has no effect on the Company's net income, therefore, management believes a more accurate comparison of current and prior year other income and other expense can be made if the rabbi trust realized and unrealized gains and losses and offsetting appreciation (depreciation) on the deferred compensation plans are removed.

     o Management has used several non-GAAP financial measures throughout this Management's Discussion and Analysis related to a specific addition to the provision for loan losses in 2003 (see chart on following page). We believe the non-GAAP disclosures of net income and various ratios without the 2003 specific addition to the provision for loan losses are useful to both investors and management because the specific addition to the provision was entirely related to loans made to one borrower and to parties affiliated with this borrower. As such, the data presented excluding the specific addition in the provision related to this borrower provides insight into how the Company would have performed in 2003 without this increase in the provision. The first table on the next page reconciles 2003 net income before and after the additional provision.

          Comparative Income Statements With and Without Additional Provision for Loan Losses
          -----------------------------------------------------------------------------------

                                                                                    Year Ended December 31, 2003
                                                                                 ----------------------------------
                                                                     Year Ended   Without     Impact        With
                                                                    December 31, Additional     of       Additional
                                                                       2004      Provision   Provision   Provision
                                                                     --------     --------   --------     --------
          Interest income ........................................   $ 28,732     $ 27,932         --     $ 27,932
          Interest expense .......................................      8,868        8,792         --        8,792
                                                                     --------     --------   --------     --------

          Net interest income ....................................     19,864       19,140         --       19,140
          Provision for loan losses ..............................      1,320        1,620   $  2,300        3,920
                                                                     --------     --------   --------     --------
               Net interest income after provision for loan losses     18,544       17,520     (2,300)      15,220

          Total other income .....................................      8,302        8,182         --        8,182
          Total other expense ....................................     16,921       16,285         --       16,285
                                                                     --------     --------   --------     --------
               Income before income tax ..........................      9,925        9,417     (2,300)       7,117
          Income tax expense (benefit) ...........................      3,220        2,974       (911)       2,063
                                                                     --------     --------   --------     --------
                    Net income ...................................   $  6,705     $  6,443   $ (1,389)    $  5,054
                                                                     ========     ========   ========     ========

          Basic earnings per share ...............................   $   1.11     $   1.06      (0.23)    $   0.83
          Diluted earnings per share .............................       1.11         1.05      (0.22)        0.83
          Return on average equity ...............................      14.44 %      13.99 %    (2.81)%      11.18 %
          Return on average assets ...............................       1.10 %       1.14 %    (0.24)%       0.90 %

Management's Discussion and Analysis continued     (table dollar amounts in thousands, except share and per share data)
-----------------------------------------------------------------------------------------------------------------------

Results of Operations
---------------------

                                                                            Year Ended December 31,
                                                -------------------------------------------------------------------------------
                                                           $ Change    % Change               $ Change    % Change
Summary of Operations                             2004     from 2003   from 2003     2003     from 2002   from 2002      2002
                                                -------    ---------   ---------   -------    ---------   ---------    -------
Net interest income before provision .....      $19,864     $   724        3.78 %  $19,140     $   402        2.15 %   $18,738
Provision for loan losses ................        1,320      (2,600)     (66.33)     3,920       2,158      122.47       1,762
Net interest income after provision ......       18,544       3,324       21.84     15,220      (1,756)     (10.34)     16,976
Other income .............................        8,302         120        1.47      8,182       2,112       34.79       6,070
Other expense ............................       16,921         636        3.91     16,285       2,354       16.90      13,931
Net income ...............................        6,705       1,651       32.67      5,054      (1,044)     (17.12)      6,098

Per Common Share
Basic and fully diluted earnings per share      $  1.11     $  0.28       33.73 %  $  0.83     $ (0.17)     (17.00)%   $  1.00
Cash dividends per share .................         0.52        0.03        6.12       0.49        0.01        2.08        0.48

Ratios Based on Average Balances
Return on assets...........................        1.10 %       N/A       22.22 %     0.90 %       N/A      (23.08)%      1.17 %
Return on equity...........................       14.44 %       N/A       29.16      11.18 %       N/A      (21.93)      14.32 %


Net Income
2004 Compared to 2003
The following discussion relates to the information presented in the preceding two tables. In 2004, net income increased $1.7 million, or 32.7 percent over 2003. This increase in net income and the corresponding increases in earnings per share, return on assets and return on equity are largely a result of a reduction in the provision for loan losses in 2004 compared to 2003. In 2003, a $2.3 million specific addition to the provision to loan losses was made as a result of the Bank's analysis of collateral values and other factors involving loans to a real estate developer who filed bankruptcy, and to parties affiliated with the developer. Excluding the after-tax effect of the specific provision related to the real estate developer's loans ($1.4 million), the Company's net income for the year ended December 31, 2003 would have been $6.4 million, or $1.05 per diluted common share. Comparing 2004 net income to this adjusted 2003 net income figure, 2004 net income increased by $262,000, or 4.1 percent over 2003.

Management attributes positive increases in 2004 income to the following:

     o Loan and deposit growth. Loans, excluding loans held for sale, were $474.3 million at December 31, 2004, an increase of 11.7 percent, or $49.8 million over year-end 2003. Total deposits grew $46.9 million, or 10.7 percent, with $49.3 million of growth in interest bearing deposits and a decrease of $2.4 million in noninterest bearing demand deposit accounts. Approximately 40 percent of the loan growth and 16 percent of the deposit growth took place within the Company's new Hendricks County offices. Management believes that strong company-wide loan and deposit growth rates will continue as the Company continues to build its presence in Central Indiana, specifically by opening a new loan production office during the second quarter of 2005 in Hamilton County, and strengthens its sales culture within its established markets.
     o Improvement in asset quality. Nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $4.1 million, or 0.6 percent of total assets at December 31, 2004 compared to $6.9 million, or 1.2 percent of total loans at December 31, 2003. Net loans of $1.1 million were charged off during 2004 compared to $3.5 million in 2003. In addition to the balance sheet improvement, loan related legal expense, most of which was related to the workout of problem loans, declined by $77,000 in 2004 compared to 2003. Management expects this expense category to show additional improvement in 2005.
     o Growth in other income. Despite an anticipated decline in fees generated from secondary market real estate loan sales in 2004 ($604,000 less than in 2003), total noninterest income increased by $120,000 in 2004 compared to 2003. The Company experienced growth in trust department fee income of $262,000, or 23.5 percent over 2003 and in service charges on deposit accounts which increased $169,000, or
          6.0 percent over 2003. The Company also purchased bank owned life insurance (BOLI) during the last half of 2003, and BOLI income increased $199,000, or 126.4 percent in 2004. Management believes noninterest income will continue to show growth in 2005.

Management's Discussion and Analysis continued
----------------------------------------------

2003 Compared to 2002
The $1.0 million, or 17.1 percent, decline in net income and corresponding declines in earnings per share, return on assets and return on equity were largely the result of a $2.2 million year-over-year increase in the provision for loan losses. As previously disclosed, the increase in the provision occurred because the Bank added $2.3 million as a result of the Bank's analysis of collateral values and other factors involving loans to a real estate developer who filed bankruptcy, and to parties affiliated with the developer. Excluding the after-tax effect of the increase in the provision related to the real estate developer's loans ($1.4 million), the Company's net income for the year ended December 31, 2003 would have been $6.4 million, or $1.05 per diluted common share, a 5.0 percent increase over 2002 diluted earnings per share.

Management attributes positive increases in other components of net income to the following:

     o Loan and deposit growth. Loans, excluding loans held for resale, were $422.3 million at December 31, 2003, an increase of 10.0 percent over year-end 2002. Total deposits grew $38.1 million, or 9.6 percent, with $52.1 million of growth in noninterest bearing and interest bearing demand deposit accounts and a decrease of $14.0 million in time deposits. Over 60 percent of the loan growth and over 55 percent of the deposit growth took place within the Company's new Hendricks County offices.

     o Other income growth. The Company experienced other income growth of $2.1 million, or 34.8 percent in 2003. The increase came primarily from the following areas: deposit fee income growth due to the continued maturation of the Overdraft Protector product, trust fees increases due to growth in assets under management and growth occurring in secondary market real estate loan sales due to the Company's efforts to take advantage of the favorable interest rate environment.


Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2004. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                                                                          Net Interest
            Interest   Interest  Net Interest   Earning   Net Interest  Tax-equivalent    Income (not
             Income    Expense      Margin      Assets       Income        Adjustment    Tax-equivalent)
            --------------------------------------------------------------------------------------------
2004......   5.19%       1.57%       3.62%     $564,646      $20,464         $ 600           $19,864
2003......   5.45%       1.67%       3.78%     $527,561      $19,934         $ 794           $19,140
2002......   6.29%       2.27%       4.02%     $487,133      $19,571         $ 833           $18,738

2004 Compared to 2003
In 2004, the tax-equivalent yield on interest earning assets decreased 26 basis points (100 basis points equals 1 percent) while the cost of interest bearing liabilities decreased 10 basis points, resulting in a 16 basis point decrease in the net interest margin as a percent of average earning assets. The decline in the margin was primarily caused by declines in yields in the investment portfolio. Over one-third of the investment portfolio matured during 2004 and the maturing securities were replaced with securities having significantly lower yields. The prime rate increased 125 basis points during the last half of 2004, but many adjustable rate term loans continued to reprice lower than their previous rates which also contributed to the decline in the margin. The Bank remains liability sensitive (liabilities reprice more quickly than assets), however the Bank was able to have increases on the rates paid on certain deposit products lag increases in market rates during the last half of 2004 which helped the margin.

Management anticipates that the margin will compress further during the first six months of 2005, but if management is able to continue to have the rates paid on certain deposit products lag changes in market rates, management expects that the margin should stabilize during the last six months of 2005.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

2003 Compared to 2002
In 2003, average interest earning asset yields decreased 84 basis points and the cost of interest bearing liabilities decreased 60 basis points, resulting in a 24 basis point decrease in the net interest margin as a percent of average earning assets. This decrease occurred because the Bank had been liability sensitive for several years. During 2003, adjustable rate loans repriced downward and investment securities also repriced downward as they matured and were replaced with lower yielding securities, while many interest bearing deposit accounts had experienced greater levels of downward repricing during previous years.

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

Interest Rate Sensitivity and Disclosures about Market Risk
The Company's interest-earning assets are primarily funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets.

Management uses several techniques to measure interest rate risk. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in the net portfolio value ("NPV") of its cash flows from assets and liabilities in the event of hypothetical changes in interest rates. Management also forecasts the net interest income that the Bank's current balance sheet would yield over the next twelve months assuming the same hypothetical changes in interest rates. A third method used by the Bank to measure interest rate risk is an interest rate sensitivity gap analysis. The gap analysis is utilized to quantify the repricing characteristics of the Bank's assets and liabilities.

While management has historically focused on the NPV analysis as its primary tool for quantifying interest rate risk in its public filings, management has recently concluded that its forecasts of changes in net interest income under various rate shocks are a more valuable and easier to interpret interest rate risk measurement technique. Management believes that interested parties will derive a better understanding of how the Company's intermediation activities will perform under different rate scenarios from its presentation of projected net interest income under various rate shocks. This should help users of the information form clearer opinions of the Company's interest rate sensitivity.

The discussion that follows will present the NPV analysis that was performed on the December 31, 2004 balance sheet and discuss changes in the current analysis to the NPV analysis performed on the December 31, 2003 balance sheet.

The NPV discussion is followed by management's analysis of the impact that various rate shocks would have on net interest income over the next twelve months based on the December 31, 2004 balance sheet. In future periods, management's discussion on the Bank's interest rate risk will focus on forecasted changes in net interest income.

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

NPV is the market value of the equity and is equal to the net present value of the cash flows derived from its assets minus the net present value of the cash flows associated with its liabilities. This particular analysis projects changes in the market value of equity in the event of a sudden and sustained 1 percent to 3 percent (100 to 300 basis point) increase or decrease in interest rates.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

The tables below set forth the change in the Bank's net portfolio value at December 31, 2004 and 2003 in the event of sudden and sustained one percent to three percent increases and one percent to two percent decreases in market interest rates, with no effect given to any steps that management might take to counteract that change.

Net Portfolio Value at December 31, 2004
----------------------------------------

Change in Interest Rate         Dollar          $ Change in         % Change in
    (Basis Points)              Amount               NPV                 NPV
-------------------------------------------------------------------------------

       +300                  $    64,520        $   (1,738)             (2.62)%
       +200                       65,625              (632)             (0.95)
       +100                       66,136              (122)             (0.18)
          0                       66,258                --                 --
       -100                       66,096              (162)             (0.24)
       -200                       65,383              (875)             (1.32)


Net Portfolio Value at December 31, 2003
----------------------------------------

Change in Interest Rate         Dollar          $ Change in         % Change in
   (Basis Points)               Amount               NPV                 NPV
-------------------------------------------------------------------------------

      +300                   $    66,910        $     2,609              4.06%
      +200                        65,953              1,652              2.57
      +100                        64,826                525              0.82
         0                        64,301                 --                --
      -100                        63,484               (817)            (1.27)
      -200                        67,245              2,944              4.58

Management believes a 200 basis point (two percent) decrease in rates is highly unlikely. Management also believes an increase in rates is more probable; therefore, we will focus our discussion on the effects of a 100 basis point (one percent) decrease in rates and an increase of 300 basis points (three percent).

The December 31, 2004 table above indicates that the Bank's estimated NPV would be expected to decrease by 2.62 percent in the event of a sudden and sustained 300 basis point increase in interest rates and decrease 0.24 percent in the event of an immediate 100 basis point decrease in interest rates. The NPV analysis continues to show that the interest rate sensitivities of the expected cash flows from the Bank's assets and liabilities are fairly well matched over rate shocks ranging between a drop of 100 basis points and an increase of 300 basis points. The change in NPV for a 300 basis point increase is modestly negative (-2.62 percent) for the December 31, 2004 analysis while it was positive (+4.06 percent) for the December 31, 2003 analysis. While many factors contributed to this result, changes in the Bank's investment and residential mortgage portfolios in combination with the impact of using higher cash flow discount rates in the December 31, 2004 analysis (due to the increase in the interest rate curve) resulted in materially lower NPVs for those asset categories. On the liability side, the increase in the percentage of funding liabilities that are closely tied to short term indexes (e.g., the Fed Funds rate) had an adverse impact on the Bank's NPV in a rising rate environment.

The NPV results for a 100 basis point rate drop are similar for the two periods. In both cases, the results are driven by the fact that many of the Bank's liabilities were already priced below one percent and therefore lacked the ability to reprice downward by 100 basis points. As a result, a 100 basis point drop in the cash flow discount rate for these liabilities resulted in their cash flows having a higher PV and the Bank to have a lower NPV.

The estimated changes in NPV of the Bank's equity are well within the guidelines established by the Board of Directors.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

The chart below summarizes the results of management's forecast of net interest income that would be generated by the Bank's December 31, 2004 balance sheet under various rate shocks.

                         Projected Net Interest
                             Income Over the       $ Change         % Change
Change in Interest Rate    Next Twelve Months   in Net Interest  in Net Interest
   (basis points)            (in thousands)         Income           Income
--------------------------------------------------------------------------------
        +300                     $19,977            $(118)            (0.6) %
        +200                      20,044              (51)            (0.3)
        +100                      20,084              (11)            (0.1)
           0                      20,095               --               --
        -100                      19,835             (260)            (1.3)
        -200                      19,281             (814)            (4.1)


Management's rate shock forecast of the net interest income over the next twelve months, based on the December 31, 2004 balance sheet, indicate the rate sensitivity of the Bank's assets and liabilities is fairly well matched. As a result, net interest income derived from the December 31, 2004 balance sheet is not forecasted to change by more than 1 percent in the event of sudden rate increases ranging between 100 and 300 basis points.

Sudden rate drops would have a more significant impact on net interest income largely due to the fact that many of the Bank's liabilities are already priced below 1 percent and therefore lack the ability to be repriced downward by 100 basis points.


Interest Rate Sensitivity
-------------------------

                                                                     At December 31, 2004
                                             ---------------------------------------------------------------------
                                               1 - 90        91 - 365          1 - 5         Over
                                                Days           Days            Years        5 Years        Total
                                             ---------       ---------       ---------     ---------     ---------
Rate Sensitive Assets:
    Investment securities ..............     $  13,181       $  21,287       $  66,473     $   8,771     $ 109,712
    Loans ..............................       159,274         126,056         185,830         5,925       477,085
    Federal Home Loan Bank stock .......         2,439              --              --            --         2,439
    Interest earning deposits ..........           435              --              --            --           435
                                             ---------       ---------       ---------     ---------     ---------
        Total rate sensitive assets ....     $ 175,329       $ 147,343       $ 252,303     $  14,696     $ 589,671
                                             ---------       ---------       ---------     ---------     ---------

Rate Sensitive Liabilities:
    Interest bearing deposits ..........     $ 261,710       $  75,608       $  74,046     $   1,028     $ 412,392
    Borrowings .........................        62,775           3,913          29,972           718        97,378
                                             ---------       ---------       ---------     ---------     ---------
        Total rate sensitive liabilities     $ 324,485       $  79,521       $ 104,018     $   1,746     $ 509,770
                                             ---------       ---------       ---------     ---------     ---------

Interest rate sensitivity gap by period      $(149,156)      $  67,822       $ 148,285     $  12,950     $  79,901
Cumulative rate sensitivity gap ........      (149,156)        (81,334)         66,951        79,901            --
Cumulative rate sensitivity gap ratio at
      December 31, 2004 ................        (25.29)%        (13.79)%         11.35 %       13.55 %


As shown on the Interest Rate Sensitivity table presented above, as of December 31, 2004 the Company has $81 million more interest rate sensitive liabilities subject to repricing within the next twelve months than interest earning assets. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is minimal (0.6 percent if rates increase 300 basis points, per the table at the top of this page) is because many of the Company's repricing liabilities have rates that are administratively set by the Bank as opposed to being tied to a specific index.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Management believes that it has the ability to have many of its deposit rates lag behind an upward movement in market rates. As a result, management believes that rising rates would have a minor negative impact. However, this result is wholly dependent upon the validity of management's assumptions concerning its ability to have the rates paid on certain deposit accounts lag changes in market rates, changes to the slope of the yield curve and customer-driven changes in the Company's deposit mix.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management or Bank customers may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.

Certain shortcomings are inherent in the method of computing the estimated NPV and projected net interest income. Actual results may differ from that information presented in the preceding tables should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain at or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Liquidity
Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. The primary sources of liquidity are cash, interest-bearing deposits in other financial institutions, marketable securities, loan repayments, increased deposits and total institutional borrowing capacity.

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis (FHLB). FHLB advances were $38.0 million at December 31, 2004 compared to $43.8 million at December 31, 2003. At December 31, 2004, the Company had excess borrowing capacity at the FHLB of $18.0 million as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity were not limited by the Board resolution, the Company would have excess borrowing capacity of $50.4 million based on collateral. In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. No additional FHLB advances were obtained during 2004. The Company's internal Asset/Liability Committee (ALCO) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.

The following table shows contractual obligations of the Company.

                                                         Less than                               More than
Contractual Obligations                        Total       1 Year      1-3 Years    3-5 Years     5 Years
----------------------------------------     --------     --------     ---------    ---------     --------
Time deposits ..........................     $206,234     $131,160     $ 69,105     $  4,941     $  1,028
Long-term debt obligations (1) .........       38,617        7,927       15,555       14,417          718
Capital lease obligations (2) ..........           --           --           --           --           --
Operating lease obligations ............          494          320          143           31           --
Purchase obligations ...................          609          190          419           --
Other long-term liabilities reflected on
    the balance sheet under GAAP (2) ...           --           --           --           --           --

                                             --------     --------     --------     --------     --------
     Total .............................     $245,954     $139,597     $ 85,222     $ 19,389     $  1,746
                                             ========     ========     ========     ========     ========

(1) FHLB advances and loans sold under repurchase agreements
(2) none

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

At December 31, 2004, the Bank's primary liquidity ratio (net cash plus short-term and marketable securities divided by net deposits and short-term liabilities) was 16.6 percent, compared to 19.1 percent at December 31, 2003. The ratio declined because the growth in net deposits and short-term liabilities significantly outpaced the growth in cash, short-term securities and marketable securities. Management considers this ratio to be adequate.

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. The main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2004, 2003, and 2002, the Bank declared dividends to the holding company of $2.9 million, $4.9 million, and $2.9 million, respectively. Dividends increased in 2003 to provide funds for a $2.0 million stock repurchase which was announced in September 2003. As of January 1, 2005, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $4.0 million, versus $3.4 million at January 1, 2004. As discussed in Note 10 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 23 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2004, the Company had $9.8 million short-term public fund certificates of deposit compared to $4.9 million of these deposits as of December 31, 2003.

The Company is planning on opening a loan production office in Hamilton County, north of Indianapolis, in the second quarter of 2005. The Company anticipates leasing space for this new office and does not anticipate major capital outlays for this office. The Company also anticipates opening one full-service branch in Hendricks County at the end of 2005 and a second full-service branch early in 2006. The estimated cost of these two branches will be approximately $5 million. The Company anticipates using existing capital resources to build these branches, and does not expect them to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 23). During 2004, $9.1 million of cash was provided by operating activities, compared to $15.3 million during the same period in 2003. The decrease in this area was primarily a result of the decrease in proceeds from fixed-rate loans sold on the secondary market. During 2004, $58.9 million was used for investing activities, compared to $57.3 million in 2003. In 2004, $38.2 million of cash was provided by financing activities, primarily from growth in certificates of deposit compared to $51.0 million provided in 2003, primarily from increases in noninterest-bearing demand, interest-bearing demand and savings deposits. Overall, net cash and cash equivalents decreased $11.6 million in 2004 compared to an increase of $9.0 million in 2003.

Other Income and Expense
------------------------

                                                                  Year Ended December 31,
                                                  --------------------------------------------------------
                                                            % Change                % Change
                                                    2004    from 2003      2003     from 2002       2002
                                                    ----    ---------      ----     ---------       ----
Other Income
   Deposit service charges and fees .........     $  2,970     6.03 %    $  2,801      8.27 %    $  2,587
   Trust department income ..................        1,376    23.52 %       1,114     21.35 %         918
   Commission income ........................          932     6.51 %         875      7.10 %         817
   Realized security gains ..................          211    30.25 %         162    (20.20)%         203
   Unrealized security gains/(losses) .......          221   (47.38)%         420    216.34 %        (361)
   Realized gain on sale of real estate loans        1,050   (36.52)%       1,654     59.65 %       1,036
   Debit card ...............................          502    39.06 %         361     25.78 %         287
   Other operating income ...................        1,040    30.82 %         795     36.36 %         583
                                                  --------               --------                --------
          Total other income ................     $  8,302     1.47 %    $  8,182     34.79 %    $  6,070
                                                  ========               ========                ========


Other Expense
   Salaries and employee benefits ...........     $ 10,124     7.11 %    $  9,452     10.65 %    $  8,542
   Occupancy and equipment ..................        2,474     1.69 %       2,433      2.14 %       2,382
   Legal fees ...............................          506   (12.00)%         575    302.10 %         143
   Other ....................................        3,817    (0.21)%       3,825     33.55 %       2,864
                                                  --------     ----      --------     -----      --------
          Total other expense ...............     $ 16,921     3.91 %    $ 16,285     16.90 %    $ 13,931
                                                  ========     ====      ========     =====      ========

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Other Income
2004 Compared to 2003
Other income increased 1.5 percent to $8.3 million compared to $8.2 million in 2003. Omitting the 2004 rabbi trust realized and unrealized net gains of $197,000 and 2003 net gains of $414,000, other income increased $337,000, or 4.3 percent, to $8.1 million during 2004. A complete discussion of the rabbi trust activity is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

This increase occurred primarily due to the following reasons:

     o Trust Department income grew by $262,000, or 23.5 percent during 2004. This growth resulted from several factors, most notably: increased efforts to attract new accounts, the fact that we offer the only full-service trust department in Monroe County, and an increase in the fee structure in the latter half of 2003. Trust assets under management increased to $223.8 million at December 31, 2004 compared to $191.0 million at December 31, 2003. Management anticipates continued growth in this area in 2005.
     o Other operating income increased primarily because bank owned life insurance (BOLI) income increased by $199,000, or 129.4 percent over 2003. The Company purchased BOLI in the last half of 2003 on selected Bank officers to help fund the increasing costs of providing employee health benefits. In 2004, $352,000 of tax-exempt income was recognized on the policy. Management does not anticipate similar increases in BOLI income in 2005.
     o Debit card fee income increased by $141,000, or 39.1 percent over 2003, due to an increase in debit card use and an increase in the interchange fee structure.

The increases mentioned above, combined with increases in deposit fee revenue, more than offset a $604,000 decline in income from mortgages sold in the secondary market. Management anticipated a decline in mortgage sales in 2004, and focused on growing other fee income areas to compensate for the decline.

2003 Compared to 2002
Other income increased 34.8 percent to $8.2 million in 2003 compared to $6.1 million in 2002. Omitting the 2003 rabbi trust realized and unrealized net gains of $414,000 and 2002 net losses of $356,000, other income increased $1.3 million or 20.9 percent to $7.8 million during 2003. A complete discussion of the rabbi trust activity is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

This increase occurred primarily due to the following reasons:

     o The Company sells substantially all fixed rate residential mortgage loans on the secondary market. Realized gains on the sale of real estate loans increased $618,000, or 59.7 percent in 2003. In 2003, the low long-term fixed rate interest environment substantially increased refinancing activity and new mortgage originations. The Company added several mortgage originators in 2003 to take advantage of the favorable interest climate.
     o Other operating income grew by $286,000, or 32.9 percent during 2003. This growth resulted primarily because the Company purchased bank owned life insurance (BOLI) in July of 2003 on selected Bank officers to help fund the increasing costs of providing employee health benefits. Tax-free income of $153,000 was recognized on the BOLI policies in 2003.
     o Trust Department income grew by $196,000, or 21.4 percent during 2003. This growth resulted from several factors, most notably: increased efforts to attract new accounts and the favorable performance of the stock market. Trust assets under management increased to $191.0 million at December 31, 2003 compared to $158.4 million at December 31, 2002. In 2003, the Trust Department also targeted the field of qualified retirement plan administration to be an area of growth and administered qualified plans with $21.8 million of assets at December 31, 2003.

Other Expense
2004 Compared to 2003
Other expense increased 3.9 percent to $16.9 million during 2004. Omitting the appreciation in Directors' and Executives' Deferred Compensation Plan (per the Consolidated Income Statements on page 21 of the consolidated financial statements) of $259,000 in 2004 and $469,000 in 2003, noninterest expense would have increased to $16.7 million or 5.4 percent in 2004. A complete discussion of the rabbi trust activity and its effect on the Directors' and Executives' Deferred Compensation Plan expense is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

The increase in other expenses occurred primarily due to an increase in salaries and employee benefits which increased $672,000, or 7.1 percent. In 2004, salaries were $6.9 million; a $600,000, or 9.5 percent increase over 2003. Annual raises accounted for approximately 2 percent of the increase, with the balance being attributed to additions to staff, primarily in the Central Indiana region. Employee benefit expense was essentially unchanged from 2003 levels and commission expense only increased slightly in 2004.

Management's Discussion and Analysis continued
----------------------------------------------

2003 Compared to 2002
Other expense increased 16.9 percent to $16.3 million during 2003. Omitting the appreciation in Directors' and Executives' Deferred Compensation Plan (per the Consolidated Income Statements on page 22 of the consolidated financial statements) of $469,000 in 2003 and the depreciation in the Plan of $290,000 in 2002, noninterest expense would have increased to $15.8 million or 11.2 percent in 2003. A complete discussion of the rabbi trust activity and its effect on the Directors' and Executives' Deferred Compensation Plan expense is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

The increase in other expenses occurred primarily due to the following reasons:

     o Salaries and employee benefits increased $910,000, or 10.7 percent during 2003. Commissions paid to mortgage originators and processors increased by $230,000 due to significant increases in commission revenue. Employee health insurance expense increased by $235,000 during 2003 due to the general rising costs of health care. Annual raises and the additions to staff accounted for the remainder of the increase.
     o Other expense increased by $1.4 million, or 46.3 percent during 2003. A portion of this increase resulted from an increase in legal fees of $432,000 which was entirely the result of collection efforts on loans made to the real estate developer who filed bankruptcy in 2002, mentioned previously in this document, and to parties affiliated with the developer. The appreciation in directors' deferred compensation related to unrealized security gains in the rabbi trust (discussed in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis) is included in other expense, and accounts for $759,000 of the increase.

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

The Company's effective tax rate was 32.4 percent, 29.0 percent and 33.0 percent in 2004, 2003 and 2002, respectively. The tax rate increased in 2004 primarily because tax-exempt income represented a larger percentage of total pre-tax income in 2003.

Financial Condition
Overview
Total assets increased to $634.0 million at December 31, 2004, a 7.6 percent increase from $589.3 million at December 31, 2003 with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in deposits.

Securities
Securities (trading and investment) owned by the Company increased slightly to $109.7 million at December 31, 2004 from $106.2 million at December 31, 2003 an increase of $3.5 million, or 3.3 percent. Since loan growth exceeded deposit growth in 2004, the Bank did not have excess funds to invest in the securities portfolio.

Loans
Loans (excluding loans held for resale) increased to $474.3 million at December 31, 2004, which was $49.8 million, or 11.7 percent higher than at December 31, 2003. The largest growth occurred in the construction loan portfolio which grew $21.3 million, or 52.4 percent followed closely by the commercial real estate portfolio which grew by $19.3 million, or 17.7 percent. Loan growth in the Central Indiana market accounted for $20.1 million of the total growth. Commercial real estate loans are the largest segment of the loan portfolio. During 2004, the Company sold $70.0 million of fixed rate mortgages compared to $115.1million in 2003. Management expects growth to continue in the Central Indiana region in 2005 with the opening of a new loan production office in Hamilton County, north of Indianapolis, during the second quarter of 2005.

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

Management's Discussion and Analysis continued
----------------------------------------------

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

The Company's methodology for assessing the appropriateness of the allowance consists of several key elements:

o    the formula allowance
o    specific allowances
o    the unallocated allowance

A complete discussion of this process is contained in Note 1 to the consolidated financial statements on page 24 and 25.

One of management's top priorities for 2004 was to improve loan quality. Management is pleased to report significant improvements over December 31, 2003.

At December 31, 2004, impaired loans totaled $2.6 million, a significant decrease from $5.6 million at December 31, 2003. The majority of this decrease occurred because the balance of impaired loans to the aforementioned real estate developer and his related entities were $983,000 less at December 31, 2004 compared to December 31, 2003. Also contributing to the decrease was the removal of two other large credits totaling $1.3 million which were included in impaired loans at December 31, 2003. One of these credits is now in OREO and the other was sold during 2004. An allowance for losses was not deemed necessary for impaired loans totaling $1.8 million, but an allowance of $164,000 was recorded for the remaining balance of impaired loans of $763,000.

Net loans charged off during 2004 were $1.1 million or 0.25 percent of average loans compared to $3.5 million or 0.85 percent of average loans in 2003 and $1.4 million, or 0.36 percent of average loans charged off in 2002. The decline in net loan charge-offs in 2004 compared to 2003 is largely the result of the fact that $2.6 million of expected losses associated with loans to the previously mentioned real estate developer and related entities were recognized in 2003 and contributed to an unusually high net charge-off level for that year. At December 31, 2004, nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $4.1 million, or
0.6 percent of total assets a $2.8 million decrease from $6.9 million, or 1.2 percent of total assets, at December 31, 2003. The majority of this decrease occurred because the balance of non-performing loans to the aforementioned real estate developer and his related entities were $1.3 million less at December 31, 2004 compared to December 31, 2003. Also contributing to the decrease was the previously mentioned removal of two other large credits which were included in non-performing loans at December 31, 2003. One of these credits is now in OREO and the other was sold during 2004. Management believes the reserve is adequate to cover the loss exposure on these non-performing loans.

At December 31, 2004, the allowance for loan losses was $5.2 million up from $5.0 million at year-end 2003. The 2004 provision for loan losses was $1.3 million, a $2.6 million decrease from the $3.9 million provision taken in 2003. The Company's 2003 provision included a specific allowance of $2.3 million which was directly related to an analysis of the collateral values and many other factors related to loans outstanding to the previously mentioned real estate developer, who filed bankruptcy, and to parties affiliated with the developer. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2004 was 1.1 percent, down slightly from 1.2 percent at December 31, 2003.

Deposits
Deposits increased $46.9 million, or 10.7 percent at December 31, 2004 compared to December 31, 2003. Approximately $7.3 million of deposit growth occurred in noninterest and interest bearing demand deposit accounts and savings accounts while time deposits increased by $39.6 million. The majority of the growth in the liquid accounts was from increases in deposits from public funds. Time deposit growth occurred primarily in three areas. First, public fund CD's of $100,000 or more grew by $21.0 million. Second, the Company also began advertising its CD rates periodically on QwickRate.com in 2004 and acquired $8.0 million from this source. While generating core deposits remains a priority, management entered this market to obtain an alternative source of funding. The remainder of the growth was in retail CDs under $100,000. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in Note 6 page 29 of the notes to the consolidated financial statements.

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

Management's Discussion and Analysis continued
----------------------------------------------

At December 31, 2004, repurchase agreements were $41.8 million, compared to $48.5 million at December 31, 2003. Year-end balances skew the decline in repurchase agreements. The average balance of repurchase agreements in December 2004 was $45.1 million compared to the $44.7 million average in December 2003. The Company had $17.0 million of federal funds purchased at December 31, 2004, compared to $8.9 million purchased at year-end 2003. FHLB advances totaled $38.0 million at December 31, 2004, compared to $43.8 million at December 31, 2003. Management obtained no new FHLB advances during 2004.

Capital
The Company's capital strength continues to exceed regulatory minimums, and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital to average assets ratio was 7.6 percent at December 31, 2004 and 7.8 percent at year-end 2003. At December 31, 2004, the Company had a Tier 1 risk-based capital ratio of 10.3 percent, total risk-based capital percentage of 11.5 percent and a leverage ratio of 7.6 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

The Company is planning on opening a loan production office in Hamilton County, north of Indianapolis, during the second quarter of 2005. The Company anticipates leasing space for this new office and does not anticipate major capital outlays for this office. The Company also anticipates opening one full-service branch in Hendricks County at the end of 2005 and a second full-service branch early in 2006. The estimated cost of these two branches will be approximately $5 million. The Company anticipates using existing capital resources to build these branches, and does not expect them to significantly affect capital levels. Management believes the Company can maintain its "well capitalized" rating over a range of reasonable asset growth rates, net income growth rates, and dividend payout ratios for next several years. Management will regularly forecast and evaluate capital adequacy and take actions to modify its capital level as required by changing circumstances and opportunities.

In September 2003, the Company announced a stock repurchase of its common stock in the amount of $2.0 million from time to time in the open market or in a negotiated transaction. As of July 31, 2004, the repurchase was complete, with 130,130 shares repurchased at a total cost of $2.0 million.

Recent Accounting Pronouncements
In March 2004, the Emerging Issues Task Force (EITF) finalized and issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides recognition and measurement guidance regarding when impairments of equity and debt securities are considered other-than-temporary requiring a charge to earnings, and also requires additional annual disclosures for investments in unrealized loss positions. The additional annual disclosure requirements were previously issued by the EITF in November 2003 and were effective for the Company for the year ended December 31, 2003. In September 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) EITF 03-1-1, which delays the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance. We are currently evaluating the effect of the recognition and measurement provisions of EITF 03-1. While our analysis is pending the FASB's revisions to EITF 03-1, we currently believe the adoption of EITF 03-1 will not have a material impact on the Company's results of operations or financial condition.

On December 12, 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). SOP 03-3 requires acquired loans with poor credit quality to be recorded at fair value and prohibits carrying over or creation of valuation allowances in the initial accounting for the loans. SOP 03-3 also limits the yield that may be accreted to income. SOP 03-3 applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. SOP 03-3 is not expected to have a material impact on the Company's results of operations or financial condition.

In December, 2004, the FASB issued an amendment to SFAS 123 (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. SFAS 123R will be effective for the Company beginning July 1, 2005.

SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date.

As of the required effective date, the Company will apply SFAS 123R using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosures. For periods before the required effective date, a company may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS 123.

We are currently evaluating the effect of the recognition and measurement provisions of SFAS 123R but we currently believe the adoption of SFAS 123R will not result in a material impact on the Company's results of operations or financial condition.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Audit Committee, Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monroe Bancorp as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD, LLP

BKD, LLP
Indianapolis, Indiana
January 21, 2005

Consolidated Balance Sheets      (amounts in thousands, except share and per share data)
---------------------------------------------------------------------------------------------------

                                                                                 December 31,
                                                                            ----------------------
                                                                               2004         2003
                                                                            ---------    ---------
Assets
Cash and due from banks .................................................   $  20,961    $  29,708
Interest-earning deposits ...............................................         435        3,303
                                                                            ---------    ---------
     Total cash and cash equivalents ....................................      21,396       33,011

Trading securities, at fair value .......................................       3,223        3,329
Investment securities
     Available for sale .................................................      95,997       63,069
     Held to maturity (fair value of $10,581 and $40,689) ...............      10,492       39,797
                                                                            ---------    ---------
          Total investment securities ...................................     106,489      102,866

Loans ...................................................................     474,345      422,292
     Less:  Allowance for loan losses ...................................      (5,194)      (5,019)
                                                                            ---------    ---------
          Net loans .....................................................     469,151      417,273
Loans held for sale .....................................................       2,740        2,219
Premises and equipment ..................................................      11,575       11,683
Federal Home Loan Bank of Indianapolis stock, at cost ...................       2,439        2,331
Other assets ............................................................      16,957       16,551
                                                                            ---------    ---------
                 Total Assets ...........................................   $ 633,970    $ 589,263
                                                                            =========    =========

Liabilities
Deposits
     Noninterest-bearing ................................................   $  71,142    $  73,579
     Interest-bearing ...................................................     412,392      363,104
                                                                            ---------    ---------
          Total deposits ................................................     483,534      436,683

Borrowings ..............................................................      97,378      101,872
Other liabilities .......................................................       5,674        5,333
                                                                            ---------    ---------
                 Total Liabilities ......................................     586,586      543,888

Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
    Authorized, 18,000,000 shares
    Issued and outstanding - 6,035,110 and 6,095,640 shares, respectively         137          137
Additional paid-in capital ..............................................       1,592        2,618
Retained earnings .......................................................      46,267       42,689
Accumulated other comprehensive income (loss) ...........................        (198)         406
Unearned ESOT shares ....................................................        (414)        (475)
                                                                            ---------    ---------
                 Total Shareholders' Equity .............................      47,384       45,375
                                                                            ---------    ---------
                 Total Liabilities and Shareholders' Equity .............   $ 633,970    $ 589,263
                                                                            =========    =========

See notes to consolidated financial statements.

Consolidated Income Statements     (amounts in thousands, except share and per share data)
------------------------------------------------------------------------------------------

                                                                       Year Ended December 31,
                                                               ---------------------------------------
                                                                  2004          2003          2002
                                                               -----------   -----------   -----------
 Interest Income
   Loans receivable ........................................   $    25,034   $    23,641   $    24,812
   Investment securities
        Taxable ............................................         3,000         3,234         3,733
        Tax exempt .........................................           575           861         1,048
        Trading ............................................            72            53            75
   Federal funds sold ......................................            10            90            97
   Other interest income ...................................            41            53            21
                                                               -----------   -----------   -----------
                   Total interest income ...................        28,732        27,932        29,786
                                                               -----------   -----------   -----------

 Interest Expense
   Deposits ................................................         6,479         6,541         8,794
   Borrowings ..............................................         2,389         2,251         2,254
                                                               -----------   -----------   -----------
                   Total interest expense ..................         8,868         8,792        11,048
                                                               -----------   -----------   -----------

Net Interest Income ........................................        19,864        19,140        18,738
   Provision for loan losses ...............................         1,320         3,920         1,762
                                                               -----------   -----------   -----------
Net Interest Income After Provision for Loan Losses ........        18,544        15,220        16,976
                                                               -----------   -----------   -----------

Other Income
   Fiduciary activities ....................................         1,376         1,114           918
   Service charges on deposit accounts .....................         2,970         2,801         2,587
   Commission income .......................................           932           875           817
   Realized and unrealized gains (losses) on securities ....           432           582          (158)
   Net gains on loan sales .................................         1,050         1,654         1,036
   Debit card ..............................................           502           361           287
   Other income ............................................         1,040           795           583
                                                               -----------   -----------   -----------
                   Total other income ......................         8,302         8,182         6,070
                                                               -----------   -----------   -----------

Other Expenses
   Salaries and employee benefits ..........................        10,124         9,452         8,542
   Net occupancy and equipment expense .....................         2,474         2,433         2,382
   Director and committee fees .............................           166           166           123
   Appreciation (depreciation) in directors' and executives'
        deferred compensation plans ........................           259           469          (290)
   Legal fees ..............................................           506           575           143
   Advertising .............................................           598           571           584
   Other expense ...........................................         2,794         2,619         2,447
                                                               -----------   -----------   -----------
                   Total other expenses ....................        16,921        16,285        13,931
                                                               -----------   -----------   -----------

 Income before income tax ..................................         9,925         7,117         9,115
   Income tax expense ......................................         3,220         2,063         3,017
                                                               -----------   -----------   -----------
Net Income .................................................   $     6,705   $     5,054   $     6,098
                                                               ===========   ===========   ===========

Basic Earnings Per Share ...................................   $      1.11   $      0.83   $      1.00
Diluted Earnings Per Share .................................   $      1.11   $      0.83   $      1.00
Weighted-Average Shares Outstanding-Basic ..................     6,019,875     6,105,835     6,101,189
Weighted-Average Shares Outstanding-Diluted ................     6,038,003     6,112,659     6,104,793

See notes to consolidated condensed financial statements.

Consolidated Statements of Shareholders' Equity    (amounts in thousands, except share and per share data)
----------------------------------------------------------------------------------------------------------

                                                                                                               Unearned
                                                                                               Accumulated     Employee
                                     Common Stock          Additional                             Other          Stock
                                        Shares              Paid in   Comprehensive  Retained  Comprehensive   Ownership
                                     Outstanding   Amount   Capital      Income      Earnings  Income (Loss)  Trust Shares  Total
                                     --------------------------------------------------------------------------------------------
Balances January 1, 2002 ..........    6,150,240  $   137   $ 3,359                  $ 37,449    $  336         $ (597)    $40,684
Comprehensive Income
   Net income .....................                                   $     6,098       6,098                                6,098
   Other comprehensive
        income - unrealized gains
        on securities, net of tax
        of $175 (net of
        reclassification adjustment
        of $198 for realized gains
        included in income) .......                                           339                   339                        339
                                                                      -----------
Comprehensive Income ..............                                   $     6,437
                                                                      ===========
ESOT shares earned ................                               9                                                 61          70
Cash dividend ($.48 per share) ....                                                    (2,928)                              (2,928)
                                     ------------------------------                 ----------------------------------------------

Balances, December 31, 2002 .......    6,150,240      137     3,368                    40,619       675           (536)     44,263

Comprehensive Income:
   Net income .....................                                   $     5,054       5,054                                5,054
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        benefit of $137 (net of
        reclassification adjustment
        of $167 for realized gains
        included in income) .......                                          (269)                 (269)                      (269)
                                                                      -----------
Comprehensive Income ..............                                   $     4,785
                                                                      ===========
ESOT shares earned ................                              18                                                 61          79
Repurchase of stock, at cost ......      (54,600)              (768)                                                          (768)
Cash dividend ($.49 per share) ....                                                    (2,984)                              (2,984)
                                     ------------------------------                 ----------------------------------------------

Balances December 31, 2003 ........    6,095,640      137     2,618                    42,689       406           (475)     45,375

Comprehensive Income:
   Net income .....................                                   $     6,705       6,705                                6,705
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        benefit of $311 (net of
        reclassification adjustment
        of $38 for realized gains
        included in income) .......                                          (604)                 (604)                      (604)
                                                                      -----------
Comprehensive Income ..............                                   $     6,101
                                                                      ===========
ESOT shares earned ................                              31                                                 61          92
Repurchase of stock, at cost ......      (75,530)            (1,232)                                                        (1,232)
Stock options exercised ...........       15,000                175                                                            175
Cash dividend ($.52 per share) ....                                                    (3,127)                              (3,127)
                                     ------------------------------                 ----------------------------------------------

Balances December 31, 2004 ........    6,035,110  $   137   $ 1,592                  $ 46,267    $ (198)        $ (414)    $47,384
                                     ==============================               ================================================

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows     (amounts in thousands except share and per share data)
------------------------------------------------------------------------------------------------

                                                                                       Year Ended December 31,
                                                                                 -----------------------------------
                                                                                   2004         2003         2002
                                                                                 ---------    ---------    ---------
    Operating Activities
        Net income ...........................................................   $   6,705    $   5,054    $   6,098
        Items not requiring cash:
             Provision for loan losses .......................................       1,320        3,920        1,762
             Depreciation and amortization ...................................         928          899          858
             Deferred income tax .............................................         289         (154)          69
             Investment securities amortization, net .........................         452          512          337
             Investment securities gains .....................................        (235)        (167)        (198)
             Net change in trading securities ................................         106         (512)         243
             Origination of loans held for sale ..............................     (70,508)    (104,733)     (83,006)
             Proceeds from sale of loans held for sale .......................      71,037      111,586       84,657
             Gain on sale of loans held for sale .............................      (1,050)      (1,655)      (1,036)
             ESOT shares earned ..............................................          92           79           70
             Net change in:
                  Interest receivable and other assets .......................        (384)         399          269
                  Interest payable and other liabilities .....................         341           86         (419)
                                                                                 ---------    ---------    ---------
                            Net cash provided by operating activities ........       9,093       15,314        9,704
                                                                                 ---------    ---------    ---------

     Investing Activities
        Purchases of securities available for sale ...........................     (59,733)     (40,190)     (22,069)
        Proceeds from maturities of securities available for sale ............      18,565        8,447        5,192
        Proceeds from sales of securities available for sale .................       7,204        7,621        5,420
        Purchases of securities held to maturity .............................          --       (1,006)     (15,949)
        Proceeds from maturities of securities held to maturity ..............      29,209       18,986       25,372
        Net change in loans ..................................................     (53,198)     (41,869)     (31,371)
        Purchase of premises and equipment ...................................        (820)        (789)      (1,018)
        Purchase of bank owned life insurance (BOLI) .........................          --       (8,063)          --
        Purchase of FHLB stock ...............................................        (108)        (449)        (348)
                                                                                 ---------    ---------    ---------
                            Net cash used in investing activities ............     (58,881)     (57,312)     (34,771)
                                                                                 ---------    ---------    ---------

     Financing Activities
        Net change in:
             Noninterest-bearing, interest-bearing demand and savings deposits       7,269       52,071       15,359
             Certificates of deposit .........................................      39,582      (13,955)      24,002
             Borrowings ......................................................       1,302        7,763       (9,055)
        Proceeds from Federal Home Loan Bank advances ........................          --       12,000        8,940
        Repayments of Federal Home Loan Bank advances ........................      (5,796)      (3,131)      (4,642)
        Stock options exercised ..............................................         175           --           --
        Repurchase of common stock ...........................................      (1,232)        (768)          --
        Cash dividends paid ..................................................      (3,127)      (2,984)      (2,928)
                                                                                 ---------    ---------    ---------
                            Net cash provided by financing activities ........      38,173       50,996       31,676
                                                                                 ---------    ---------    ---------
Net Change in Cash and Cash Equivalents ......................................     (11,615)       8,998        6,609
Cash and Cash Equivalents, Beginning of Year .................................      33,011       24,013       17,404
                                                                                 ---------    ---------    ---------
Cash and Cash Equivalents, End of Year .......................................   $  21,396    $  33,011    $  24,013
                                                                                 =========    =========    =========

Additional Cash Flows Information
        Interest paid ........................................................   $   8,700    $   9,004    $  11,203
        Income tax paid ......................................................       2,350        2,585        3,220
        Securitization of mortgage loans into mortgage backed securities .....          --           --        9,856

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------

The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary MB Portfolio Management, Inc. ("MB"), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

Consolidation - The consolidated financial statements include the accounts of the Company, Bank and MB after elimination of all material inter-company transactions.

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

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

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

Stock options-The Company had a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                           Year Ended December 31,
                                                         --------------------------
                                                          2004      2003      2002
                                                         --------------------------
Net Income
   As reported ......................................... $6,705    $5,054    $6,098
    Less: Total stock-based employee compensation costs
       determined under the fair-value based method, net
       of income taxes .................................    (42)      (11)      (17)
                                                          -----    ------    ------
     Pro forma ......................................... $6,663    $5,043    $6,081
                                                          =====    ======    ======

Basic Earnings Per Share
   As reported ......................................... $ 1.11    $ 0.83    $ 1.00
   Pro forma ...........................................   1.11      0.83      1.00
Diluted earnings per share
   As reported .........................................   1.11      0.83      1.00
   Pro forma ...........................................   1.10      0.83      1.00

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies continued
---------------------------------------------------------------------------

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2003 and 2002 consolidated financial statements have been made to conform to the 2004 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2004, was $3,648,000.

Note 3: Investment Securities
-----------------------------


                                                   Gross        Gross
                                     Amortized   Unrealized   Unrealized      Fair
                                       Cost        Gains        Losses        Value
                                     --------     --------     --------     --------
December 31, 2004

Available for Sale
   Federal agencies ............     $ 68,637     $     64     $    419     $ 68,282
   State and municipal .........       10,147           25           24       10,148
    Mortgage-backed securities .       17,512          102           47       17,567
                                     --------     --------     --------     --------
       Total available for sale        96,296          191          490       95,997
                                     --------     --------     --------     --------

Held to Maturity
   Federal agencies ............        4,025           41            4        4,062
   State and municipal .........        6,461           53            1        6,513
   Mortgage-backed securities ..            6           --           --            6
                                     --------     --------     --------     --------
     Total held to maturity ....       10,492           94            5       10,581
                                     --------     --------     --------     --------

     Total investment securities     $106,788     $    285     $    495     $106,578
                                     ========     ========     ========     ========


December 31, 2003

Available for Sale
   Federal agencies ............     $ 48,033     $    493     $     55     $ 48,471
   State and municipal .........        4,956           42           --        4,998
    Mortgage-backed securities .        9,465          157           22        9,600
                                     --------     --------     --------     --------

       Total available for sale        62,454          692           77       63,069
                                     --------     --------     --------     --------

Held to Maturity
   Federal agencies ............       22,617          546           --       23,163
   State and municipal .........       17,170          347            2       17,515
   Mortgage-backed securities ..           10            1           --           11
                                     --------     --------     --------     --------
     Total held to maturity ....       39,797          894            2       40,689
                                     --------     --------     --------     --------

     Total investment securities     $102,251     $  1,586     $     79     $103,758
                                     ========     ========     ========     ========

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 3: Investment Securities continued
---------------------------------------

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Available for Sale      Held to Maturity
                              --------------------    --------------------
                              Amortized     Fair      Amortized     Fair
                                Cost        Value       Cost        Value
                              --------------------------------------------

Within one year ..........     $19,709     $19,692     $ 9,103     $ 9,163
One to five years ........      59,075      58,738       1,383       1,412
                               -------     -------     -------     -------
                                78,784      78,430      10,486      10,575

Mortgage-backed securities      17,512      17,567           6           6
                               -------     -------     -------     -------

   Totals ................     $96,296     $95,997     $10,492     $10,581
                               =======     =======     =======     =======


Securities with a carrying value of $63,103,000 and $64,844,000 were pledged at December 31, 2004 and 2003 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2004, 2003 and 2002 were $7,204,000, $7,621,000 and $5,420,000. Gross gains of $235,000 were realized on the 2004 sales, gross gains of $170,000 and gross losses of $3,000 were realized on the 2003 sales and gross gains of $199,000 and gross losses of $1,000 were realized on the 2002 sales.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2004.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $220,000 and $420,000, and unrealized holding losses of $361,000 were included in earnings in 2004, 2003 and 2002, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2004 was $70.4 million which is approximately 66.1 percent of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

At December 31, 2004, the Company only had one security in a continuous unrealized loss position for more than 12 months. This security had a fair value of $119,000 at year end and its unrealized loss was less than $1,000.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 4: Loans and Allowance
---------------------------

                                                                           December 31,
                                                                     ------------------------
                                                                        2004           2003
                                                                     ------------------------
Commercial and industrial loans ................................     $  85,420      $  81,989
Real estate loans ..............................................       309,333        278,018
Construction loans .............................................        61,828         40,560
Agricultural production financing and other loans to farmers ...           992          1,028
Individuals' loans for household and other personal expenditures        16,412         20,344
Tax-exempt loans ...............................................           360            353
                                                                     ---------      ---------
                                                                       474,345        422,292
Allowance for loan losses ......................................        (5,194)        (5,019)
                                                                     ---------      ---------

   Net loans ...................................................     $ 469,151      $ 417,273
                                                                     =========      =========

                                                                      Year Ended December 31,
                                                                ----------------------------------
                                                                   2004         2003         002
                                                                ----------------------------------
Allowance for loan losses
   Balances, January 1 .....................................     $ 5,019      $ 4,574      $ 4,198
   Provision for losses ....................................       1,320        3,920        1,762
   Recoveries on loans .....................................         351          179          156
   Loans charged off .......................................      (1,496)      (3,654)      (1,542)
                                                                 -------      -------      -------


    Balances, December 31 ..................................     $ 5,194      $ 5,019      $ 4,574
                                                                 =======      =======      =======

Information on impaired loans is summarized below ..........

   Impaired loans with an allowance ........................     $   763      $ 1,329      $   172
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan       1,802        4,293        5,771
                                                                 -------      -------      -------
       Total impaired loans ................................     $ 2,565      $ 5,622      $ 5,943
                                                                 =======      =======      =======

   Allowance for impaired loans (included in the Company's
     allowance for loan losses) ............................     $   164      $   274      $    70

   Average balance of impaired loans .......................       3,723        6,685        2,722
   Interest income recognized on impaired loans ............          53          103          362
   Cash-basis interest included above ......................          48           90          290

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2004 and 2003, accruing loans delinquent 90 days or more totaled $29,000 and $173,000 respectively. Nonaccruing loans at December 31, 2004 and 2003 were $3,282,000 and $5,687,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 5: Premises and Equipment
------------------------------

                                          December 31,
                                     ----------------------
                                        2004         2003
                                     ----------------------

        Land ...................     $  2,014      $  2,014
        Buildings ..............       10,988        10,749
        Equipment ..............        5,487         5,019
                                     --------      --------
            Total cost .........       18,489        17,782
        Accumulated depreciation       (6,914)       (6,099)
                                     --------      --------

            Net ................     $ 11,575      $ 11,683
                                     ========      ========


Note 6: Deposits
----------------

                                                                           December 31,
                                                                      ---------------------
                                                                        2004         2003
                                                                      ---------------------
        Noninterest-bearing deposits ............................     $ 71,142     $ 73,579
        NOW and money market deposits ...........................      182,549      169,591
        Savings deposits ........................................       23,609       26,859
        Certificates and other time deposits of $100,000 or more        85,858       62,904
        Other certificates and time deposits ....................      120,376      103,750
                                                                      --------     --------

          Total deposits ........................................     $483,534     $436,683
                                                                      ========     ========


Certificates and other time deposits maturing in years ending December 31:

        2005..................................................  $131,160
        2006...................................................   56,448
        2007...................................................   12,657
        2008...................................................    2,897
        2009...................................................    2,044
        Thereafter.............................................    1,028
                                                                --------

                                                                $206,234
                                                                ========

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 7: Borrowings
------------------

                                                        December 31,
                                                   ---------------------
                                                     2004         2003
                                                   ---------------------

   Federal funds purchased ...................     $ 17,000     $  8,900
   Federal Home Loan Bank advances ...........       38,029       43,825
   Securities sold under repurchase agreements       41,761       48,507
   Loans sold under repurchase agreements ....          588          640
                                                   --------     --------

     Total borrowings ........................     $ 97,378     $101,872
                                                   ========     ========


Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2004 and 2003 totaled $46,916,000 and $48,507,000 and the daily average of such agreements totaled $42,762,000 and $42,835,000.

The Federal Home Loan Bank (FHLB) advances at rates ranging from 3.10 percent to
6.09 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $129,661,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

                       Federal Home Loan   Securities Sold Under      Loans Sold Under
                          Bank Advances    Repurchase Agreements    Repurchase Agreements
                          -------------    ---------------------    ---------------------
   2005....................  $ 7,339              $41,761                 $ 588
   2006....................   15,270                   --                    --
   2007....................      285                   --                    --
   2008....................   14,300                   --                    --
   2009....................      117                   --                    --
   Thereafter..............      718                   --                    --
                             -------              -------                 -----
                             $38,029              $41,761                 $ 588
                             =======              =======                 =====

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 8: Income Tax
------------------

                                                                  Year Ended December 31
                                                             --------------------------------
                                                               2004        2003        2002
                                                             --------------------------------
Income Tax Expense
   Currently payable ....................................    $ 2,931     $ 2,110     $ 2,948
   Deferred .............................................        289         (47)         69
                                                             -------     -------     -------

     Total income tax expense ...........................    $ 3,220     $ 2,063     $ 3,017
                                                             =======     =======     =======


Reconciliation of Federal Statutory to Actual Tax Expense
   Federal statutory income tax at 34% ..................    $ 3,374     $ 2,420     $ 3,099
   Tax-exempt interest ..................................       (202)       (266)       (296)
   Effect of state income taxes .........................        220          30         263
   Other ................................................       (172)       (121)        (49)
                                                             -------     -------     -------

     Actual tax expense .................................    $ 3,220     $ 2,063     $ 3,017
                                                             =======     =======     =======


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                    December 31,
                                                                -------------------
                                                                  2004        2003
                                                                -------------------
Assets
   Allowance for loan losses ...............................    $ 1,930     $ 1,816
   Executive management & directors' deferred
        compensation plans .................................      1,358       1,424
   Accrued health insurance ................................          8          14
   Accrued vacation ........................................         27          27
   Unrealized losses - trading account .....................         --          56
    Net unrealized losses on available for sale securities .        102          --
   Unrealized gains - mortgage loans held for sale .........         16          14
                                                                -------     -------
       Total assets ........................................      3,441       3,351
                                                                -------     -------


Liabilities
   Depreciation ............................................       (937)       (827)
   Deferred loan fees ......................................        (24)        (45)
    FHLB stock dividends ...................................        (74)        (32)
   Change in prepaid expenses ..............................       (201)         --
    Unrealized gains - trading accounts ....................        (31)         --
    Net unrealized gains on available-for-sale securities ..         --        (209)
   Other ...................................................        (83)       (121)
                                                                -------     -------
       Total liabilities ...................................     (1,350)     (1,234)
                                                                -------     -------

       Net deferred tax asset ..............................    $ 2,091     $ 2,117
                                                                =======     =======

The tax expense applicable to realized securities gains for years ending December 31, 2004, 2003 and 2002 was $79,000, $55,000 and $80,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                        2004          2003
                                                      ----------------------
Commitments to extend credit........................  $ 23,779      $ 30,875
Unused lines of credit and letters of credit........    93,700        79,300


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

The Bank is a plaintiff in an action to recover amounts due on mortgage loans to a real estate developer and related entities. The borrower is in bankruptcy proceedings and has recently been indicted by a federal grand jury. The trustee in the borrower's bankruptcy petition has filed an action against the Bank and other defendants for damages from fraudulent transfer and preference payments, and to set aside certain mortgages granted to the Bank by the borrower. Furthermore, on February 17, 2005, the loan officer who made the loans related to the legal proceedings was indicted by a federal grand jury. Based upon current facts and circumstances, it is not possible at this time to predict the effect that these proceedings will have on the financial statements of the Company.

The Company and Bank are from time to time subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 10: Dividend and Capital Restrictions
------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2004 was $47,173,000 of which $43,148,000 was restricted from dividend distribution to the Company.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2004 and 2003, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2004 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                   Required for        To Be Well
                                                  Actual       Adequate Capital (1)  Capitalized (1)
                                                  --------------------------------------------------
                                             Amount    Ratio     Amount     Ratio    Amount     Ratio
                                          -----------------------------------------------------------
As of December 31, 2004
Total capital (1) (to risk-weighted assets)
   Consolidated...........................  $ 52,776   11.46%   $ 36,852    8.00%        N/A      N/A
   Bank                                       52,565   11.49      36,606    8.00    $ 45,758    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated...........................    47,582   10.33      18,426    4.00         N/A      N/A
   Bank...................................    47,371   10.35      18,303    4.00      27,455     6.00
Tier I capital (1) (to average assets)
   Consolidated...........................    47,582    7.58      25,107    4.00         N/A      N/A
   Bank...................................    47,371    7.59      24,969    4.00      31,211     5.00

As of December 31, 2003
Total capital (1) (to risk-weighted assets)
   Consolidated...........................  $ 49,988   12.09%   $ 33,090    8.00%        N/A      N/A
   Bank                                       48,525   11.87      32,712    8.00     $40,890    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated...........................    44,969   10.87      16,545    4.00         N/A      N/A
   Bank...................................    43,506   10.64      16,356    4.00      24,534     6.00
Tier I capital (1) (to average assets)
   Consolidated...........................    44,969    7.82      22,992    4.00         N/A      N/A
   Bank...................................    43,506    7.61      22,859    4.00      28,574     5.00

(1) As defined by regulatory agencies

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 12: Employee Benefit Plans
-------------------------------

The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.

The trust has borrowed funds from the Company which were used to acquire a total of 101,888 shares of the Company's stock (50,000 shares in 2001, 1,888 shares in 2000 and 50,000 shares in 1996). The loans require annual principal payments of approximately $60,000 through 2011. Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions.

Information about trust shares and expense for 2004, 2003 and 2002 is as follows:

                                                                2004       2003       2002
                                                            --------------------------------
   Shares allocated to participants' accounts...............   268,398    267,615    285,415
   Shares earned during the year and released for allocation     5,267      5,380      5,317
   Unreleased shares........................................    35,767     41,034     46,414
   Fair value of unreleased shares..........................  $    649   $    585   $    631
   Total trust expense......................................  $    113   $    102   $     95

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2004 and 2003 was $3,223,000 and $3,329,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $241,000 for 2004, $241,000 for 2003, and $195,000 for 2002.

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

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2004.........................................  $  7,854
   New loans, including renewals.....................................    67,302
   Payments, etc., including renewals................................   (65,492)
                                                                       --------

   Balances, December 31, 2004.......................................  $  9,664
                                                                       ========


Deposits from related parties held by the Bank at December 31, 2004 and 2003 totaled approximately $6,892,000 and $7,553,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

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

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                  2004      2003      2002
                                                                ---------------------------
   Risk-free interest rates.................................      3.89%     2.13%     5.13%
   Dividend yields..........................................      3.18%     3.55%     3.73%
   Volatility factors of expected market price of common stock   17.99%    18.57%    20.68%
   Weighted-average expected life of the options............    7 years   7 years   7 years

   The pro forma effect on net income is disclosed in Note 1.

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2004, 2003 and 2002.

                                                  2004                        2003                      2002
                                          --------------------------------------------------------------------------------
                                                       Weighted-                  Weighted-                   Weighted-
                                                        Average                    Average                     Average
Options                                     Shares   Exercise Price    Shares   Exercise Price     Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year ..........  135,000      $13.02        115,000      $12.82         115,000      $12.91
Granted .................................   10,000       16.20         25,000       14.00           5,000       11.13
Exercised ...............................  (15,000)      11.67             --          --              --          --
Forfeited ...............................   (7,500)      13.50         (5,000)      13.25          (5,000)      13.25
                                           -------                     ------                      ------
Outstanding, end of year ................  122,500       13.42        135,000       13.02         115,000       12.82
                                           =======                    =======                     =======

Options exercisable at year end .........   95,000                    105,000                     100,000
Weighted-average fair value of options
   granted during the year ..............               $ 2.71                     $ 1.70                      $ 2.19

As of December 31, 2004, the 95,000 options outstanding have exercise prices ranging from $10.25 to $16.20 and a weighted-average remaining contractual life of 6 years.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 15: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                                   Weighted-      Per Share
                                                     Income     Average Shares     Amount
                                                    ---------------------------------------

Year Ended December 21, 2004
----------------------------

Net income ...................................      $   6,705      6,019,875

Basic earnings per share
   Income available to common stockholders ...                                    $   1.11
                                                                                  ========

Effect of dilutive securities
   Stock options .............................             --         18,128
                                                    ---------      ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................      $   6,705      6,038,003      $   1.11
                                                    =========      =========      ========

Year Ended December 21, 2003
----------------------------

Net income ...................................      $   5,054      6,105,835

Basic earnings per share
   Income available to common stockholders ...                                    $   0.83
                                                                                  ========

Effect of dilutive securities
   Stock options .............................             --          6,824
                                                    ---------      ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................      $   5,054      6,112,659      $   0.83
                                                    =========      =========      ========

Year Ended December 31, 2002
----------------------------

Net income ...................................      $   6,098      6,101,189

Basic earnings per share
   Income available to common stockholders ...                                    $   1.00
                                                                                  ========

Effect of dilutive securities
   Stock options .............................             --          3,604
                                                    ---------      ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................      $   6,098      6,104,793      $   1.00
                                                    =========      =========      ========

No options were excluded in the computation of diluted earnings per share in the table above. The exercise price of all outstanding options was less than the average market price of the common shares.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

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

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, and loans sold under repurchase agreement. The rates at December 31, 2004, approximate market rates, thus the fair value approximates carrying value.

Off-Balance Sheet Commitments - Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:

                                                        2004                    2003
                                               --------------------------------------------
                                               Carrying      Fair      Carrying      Fair
                                                Amount       Value      Amount       Value
                                               --------------------------------------------
Assets
   Cash and cash equivalents ..............    $ 21,396    $ 21,396    $ 33,011    $ 33,011
   Trading account securities .............       3,223       3,223       3,329       3,329
   Investment securities available for sale      95,997      95,997      63,069      63,069
   Investment securities held to maturity .      10,492      10,581      39,797      40,689
   Loans including loans held for sale, net     471,891     477,759     419,492     432,628
   Interest receivable ....................       2,427       2,427       2,692       2,692
   Stock in FHLB ..........................       2,439       2,439       2,331       2,331
   Cash surrender value of life insurance         8,966       8,966       8,612       8,612

Liabilities
   Deposits ...............................     483,534     486,416     436,683     440,334
   Borrowings .............................      97,378      97,826     101,872     103,282
   Interest payable .......................         817         817         649         649

Off-Balance Sheet Commitments .............          --          --          --          --

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 17: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                         December 31,
                                                      ------------------
                                                        2004      2003
                                                      ------------------

Assets
   Cash ..........................................    $   172    $    46
   Interest earning deposits .....................         --      1,248
                                                      -------    -------
        Cash and cash equivalents ................        172      1,294

   Investment in common stock of subsidiary ......     47,173     43,912
   Trading securities ............................      3,223      3,329
    Other ........................................         39        169
                                                      -------    -------
        Total assets .............................    $50,607    $48,704
                                                      =======    =======


Liabilities
   Deferred compensation .........................      3,223      3,329
                                                      -------    -------
        Total liabilities ........................      3,223      3,329


Shareholders' Equity .............................     47,384     45,375
                                                      -------    -------
        Total liabilities and shareholders' equity    $50,607    $48,704
                                                      =======    =======


Condensed Statements of Income
------------------------------

                                                                   Year Ended December 31,
                                                              -------------------------------
                                                                2004        2003        2002
                                                              -------------------------------
Income
   Dividends from subsidiary .............................    $ 2,884     $ 4,877     $ 2,900
   Other income (loss) ...................................        300         504        (245)
                                                              -------     -------     -------
     Total income ........................................      3,184       5,381       2,655

Expenses .................................................        332         527        (230)
                                                              -------     -------     -------

Income before income tax and equity in undistributed
   income of subsidiary ..................................      2,852       4,854       2,885
   Income tax expense (benefit) ..........................        (19)        (10)         (7)
                                                              -------     -------     -------

Income before equity in undistributed income of subsidiary      2,871       4,864       2,892

Equity in undistributed income of subsidiary .............      3,834         190       3,206
                                                              -------     -------     -------

Net Income ...............................................    $ 6,705     $ 5,054     $ 6,098
                                                              =======     =======     =======

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------

Note 17: Condensed Financial Information (Parent Company Only) continued
------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                   Year Ended December 31,
                                                              -------------------------------
                                                                2004        2003        2002
                                                              -------------------------------
Operating Activities
   Net income ............................................    $ 6,705     $ 5,054     $ 6,098
   Items not requiring cash:
     Equity in undistributed income ......................     (3,834)       (190)     (3,206)
     Securities losses ...................................         --           3          --
     Change in other assets ..............................        151)       (224)        281
     Change in other liabilities .........................        281          94        (331)
                                                              -------     -------     -------
       Net cash provided by operating activities .........      3,001       4,737       2,842
                                                              -------     -------     -------


Investing Activities
   Proceeds from sales of securities available for sale ..         --         127          --
   Pay down ESOT loan ....................................         61          61          61
                                                              -------     -------     -------
       Net cash provided by (used in) investing activities         61         188          61
                                                              -------     -------     -------


Financing Activities
   Dividends paid ........................................     (3,127)     (2,985)     (2,927)
   Stock options exercised ...............................        175          --          --
   Repurchase of common stock ............................     (1,232)       (768)         --
                                                              -------     -------     -------
        Net cash used by financing activities ............     (4,184)     (3,753)     (2,927)
                                                              -------     -------     -------

Net Change in Cash .......................................     (1,122)      1,172         (24)

Cash at Beginning of Year ................................      1,294         122         146
                                                              -------     -------     -------

Cash at End of Year ......................................    $   172     $ 1,294     $   122
                                                              =======     =======     =======

Note 18:  Quarterly Results of Operations for the Years Ended
          December 31, 2004 and 2003 (Unaudited)
          ---------------------------------------------------

                                                                                     Weighted Average
                                                                                 -------------------------     Net Income
Quarter        Interest     Interest  Net Interest  Provision for                    Shares Outstanding        Per Share
Ended          Income       Expense      Income      Loan Losses  Net Income       Basic         Diluted    Basic & Diluted
---------------------------------------------------------------------------------------------------------------------------
2004:
March ...      $ 6,903      $ 2,031      $ 4,872      $   330      $ 1,653       6,053,560       6,068,348      $ 0.27
June ....        7,081        2,082        4,999          330        1,574       6,028,389       6,046,725        0.26
September        7,210        2,256        4,954          330        1,750       5,998,867       6,016,430        0.29
December         7,538        2,499        5,039          330        1,728       5,998,685       6,020,506        0.29
               -------      -------      -------      -------      -------
               $28,732      $ 8,868      $19,864      $ 1,320      $ 6,705       6,019,875       6,038,003        1.11
               =======      =======      =======      =======      =======

2003:
March ...      $ 7,025      $ 2,305      $ 4,720      $   405      $ 1,605       6,104,489       6,110,125      $ 0.25
June ....        7,046        2,287        4,759          405        1,639       6,105,814       6,111,812        0.04
September        6,976        2,142        4,834        2,705          262       6,106,939       6,114,296        0.27
December         6,885        2,058        4,827          405        1,548       6,106,099       6,114,401        0.26
               -------      -------      -------      -------      -------
               $27,932      $ 8,792      $19,140      $ 3,920      $ 5,054       6,112,659       6,105,835        0.83
               =======      =======      =======      =======      =======

                      (This page left blank intentionally)

Shareholder Information
-----------------------

Common Stock Information

                             Price Per Share
                 -------------------------------------
                        2004                2003          Dividends Declared
                 ----------------   ------------------    ------------------
Quarter            High      Low      High        Low       2004       2003
                 ----------------   ------------------    ------------------

First Quarter    $ 16.45    14.09   $ 14.18    $ 13.11    $  0.13    $  0.12
Second Quarter     16.89    15.80     14.07      13.00       0.13       0.12
Third Quarter      17.00    15.89     14.50      13.46       0.13       0.12
Fourth Quarter     18.44    16.19     14.25      13.81       0.13       0.13

Common Stock Listing
Monroe Bancorp common stock is traded on the NASDAQ National Market System under the trading symbol MROE (Cusip #6103-13-108). At the close of business on December 31, 2004, there were 6,035,110 shares outstanding held by 308 shareholders of record.

Market Makers
Friedman, Billings, Ramsey & Co.
Hill Thompson Magid
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Knight Securities
McConnell, Budd & Romano, Inc.
Charles Schwab

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
kbrotz@rtco.com


Form 10-K and Financial Information
Monroe Bancorp, upon request and without charge, will furnish shareholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact: Kathy Burns Vice President, Director of Finance Monroe Bancorp 210 E. Kirkwood Avenue Bloomington, IN 47408 (812) 336-0201 kburns@monroebank.com

For information online, visit www.monroebank.com
o    2004 Annual Report
o    Quarterly earnings releases
o    Press releases
o    Link to SEC filings

Corporate Information
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson and Hendricks Counties.


Annual Meeting
The 2005 Annual Meeting of Shareholders will be held on April 28, 2005, at 10:00 a.m. at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.