Form 10-K, Exhibit 13
period 2005-12-31
MONROE BANCORP
filed 2006-03-15
CIK 745456

Exhibit 13 - 2005 Annual Report - Financial Review

Table of Contents



Monroe Bancorp 2005 Financial Review

Five-year Financial Summary.................................................2


Management's Discussion and Analysis........................................4


Report of Independent Registered Public Accounting Firm....................19


Consolidated Financial Statements..........................................20


Notes to Consolidated Financial Statements.................................24


Shareholder Information....................................................44

Five-Year Financial Summary
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                          At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                 2005         2004         2003         2002         2001
                                              ----------   ----------   ----------   ----------   ----------
Summary of Operations
Interest income - tax equivalent ..........   $   35,540   $   29,332   $   28,726   $   30,619   $   32,346
Interest expense ..........................       14,055        8,868        8,792       11,048       14,737
                                              ----------   ----------   ----------   ----------   ----------
Net interest income-tax equivalent ........       21,485       20,464       19,934       19,571       17,609
Less:  tax equivalent adjustment (1) ......          661          600          794          833          672
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       20,824       19,864       19,140       18,738       16,937
Less: provision for loan losses ...........        1,140        1,320        3,920        1,762        1,050
Oher noninterest income ...................        9,258        8,302        8,182        6,070        4,916
Other noninterest expenses ................       18,054       16,921       16,285       13,931       12,046
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................       10,888        9,925        7,117        9,115        8,757
Income tax expense ........................        3,665        3,220        2,063        3,017        3,008
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    7,223   $    6,705   $    5,054   $    6,098   $    5,749
                                              ==========   ==========   ==========   ==========   ==========

Per Share Data
Basic earnings per share ..................   $     1.09   $     1.01   $     0.75   $     0.91   $     0.85
Diluted earnings per share ................         1.09         1.01         0.75         0.91         0.85
Dividends per common share ................       0.4745       0.4727       0.4455       0.4364       0.4000
Book value per common share ...............         7.64         7.18         6.81         6.59         6.06

Total cash dividends declared .............   $    3,132   $    3,127   $    2,984   $    2,928   $    2,692

Average common and common equivalent
     shares outstanding ...................    6,623,616    6,641,803    6,723,925    6,715,272    6,741,310

Selected Year-end Balances
Total assets ..............................   $  713,060   $  633,970   $  589,263   $  533,317   $  495,553
Earning assets ............................      654,324      589,671      536,340      497,028      461,837
Total securities ..........................      119,244      109,712      106,195      100,292       88,322
Total loans - including loans held for sale      525,466      477,085      424,511      391,315      371,800
Allowance for loan losses .................        5,585        5,194        5,019        4,574        4,198
Total deposits ............................      576,181      483,534      436,683      398,567      359,206
Borrowings ................................       76,762       97,378      101,872       85,240       89,997
Shareholders' equity ......................       50,514       47,384       45,375       44,263       40,684

Five-Year Financial Summary continued
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                     At or for the Years Ended December 31,
                                              ----------------------------------------------------
                                                2005       2004       2003       2002       2001
                                              --------   --------   --------   --------   --------
Selected Average Balances
Total assets ..............................   $662,806   $607,619   $562,836   $520,310   $454,485
Earning assets ............................    618,092    564,646    527,561    487,133    422,460
Total Securities ..........................    111,778    106,703    100,479     96,392     91,743
Total loans - including loans held for sale    499,503    451,055    411,762    381,126    327,125
Allowance for loan losses .................      5,500      5,061      5,689      4,206      3,949
Total deposits ............................    521,235    459,765    425,378    392,789    354,185
Borrowings ................................     85,104     94,962     87,042     79,055     54,427
Shareholders' equity ......................     48,387     46,428     45,188     42,588     39,609

Performance Ratios
Average loans to average deposits .........      95.83 %    98.11 %    96.80 %    97.03 %    92.36 %
Allowance to period end portfolio loans ...       1.07       1.09       1.19       1.19       1.15
Average equity to average assets ..........       7.30       7.64       8.03       8.19       8.72
Return on assets ..........................       1.09       1.10       0.90       1.17       1.26
Return on equity ..........................      14.93      14.44      11.18      14.32      14.52
Dividend payout ratio (2) .................      43.36      46.64      59.05      48.01      46.83
Efficiency ratio (3) ......................      58.01      57.95      56.98      54.82      53.78

(1)  Tax equivalent basis was calculated using a 40% tax rate.
(2) Dividends declared on common shares divided by net income available to shareholders.
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.

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

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 17 locations in Monroe, Jackson, Hendricks, Hamilton and Lawrence Counties, Indiana. Approximately 75 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in Hendricks County and other markets in the greater Indianapolis area. The Bank had a 30.5 percent share of deposits within its core market of Monroe County as of June 30, 2005, holding the largest market share in Monroe County for the sixth consecutive year according to data published annually by the Federal Deposit Insurance Corporation (FDIC).

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

Significant Matters Concerning 2005 Results: The Company focused much of its effort during 2005 in three areas. The first area of focus was loan growth. As a result of hiring additional lenders and increased business development activity, total loans at December 31, 2005 were $525.5 million which was 10.1 percent greater than the December 31, 2004 total of $477.1 million. Most of the growth took place in commercial real estate, followed by loans secured by multi-family real estate and construction loans. Over half (64.6 percent) of the loan growth took place at the Bank's locations in Central Indiana (Hendricks and Hamilton counties). At year end 2005, the Bank had total loans of $109.1 million at its Central Indiana locations, up from $77.8 million at year end 2004.

The second area of focus was noninterest income growth. Noninterest income totaled $9.3 million for the year ended December 31, 2005 compared to $8.3 million for the previous year. Included in noninterest income are net realized and unrealized securities gains of $169,000 for 2005 and $432,000 for 2004. Excluding net realized and unrealized securities gains, noninterest income increased $1.2 million or 15.5 percent over 2004.

Categories contributing to this growth include service charges on deposit accounts which increased by $568,000 (19.1 percent), trust fees, which increased by $169,000 (12.3 percent), gains on the sale of residential mortgages, which increased by $185,000 (17.6 percent) and fees earned on the Bank's debit card program which increased by $143,000 (28.5 percent).

The third area of focus was improving asset quality. Considerable progress was made towards improving the Company's asset quality. The Company had a 49.9 percent reduction in non-performing assets (nonaccrual loans, restructured loans and other real estate owned) and 90-day past due loans which are still accruing year over year. At December 31, 2005, non-performing assets and 90-day past due loans totaled $2.0 million (0.28 percent of total assets) compared to $4.1 million (0.64 percent of total assets) one year earlier. The Company also realized a significant improvement in net charge-offs. The Company's net charge-offs for 2005 were $749,000, which is a 34.5 percent reduction from the 2004 total of $1.1 million

The Company experienced continued pressure on its net interest margin in 2005. The tax-equivalent net interest margin declined from 3.62 percent for the twelve months ended December 31, 2004, to 3.48 percent for 2005. The decline in net interest margin was largely the result of pricing pressures resulting from the rise in short term rates and the flattening of the yield curve that took place during 2005, as well as competitive pressures affecting asset yields and liability costs.

Management's Discussion and Analysis continued

The Company earned $1.09 per basic and diluted common share during 2005 as compared to $1.01 per basic and diluted share for 2004. Return on average shareholders' equity (ROE) for 2005 was 14.93 percent, compared to 14.44 percent ROE for the year ended December 31, 2004. Return on average assets (ROA) for the year ended December 31, 2005 was 1.09 percent, compared to 1.10 percent for the year ended December 31, 2004

The Company has increased its annual dividend each year during the past 17 years, increasing it to $0.4745 in 2005.

Economic or Industry-wide Factors Relevant to Future Performance: The Company's performance will be affected by changes in interest rates that may have an impact on loan demand, the Bank's net interest margin, asset quality and the level of economic activity in the Company's market area. Management believes that higher short-term rates over the twelve-month horizon will place additional pressure on the Company's net interest margin. However, the Company expects continued growth in net interest income as loan growth offsets the downward pressure on the interest margin. The flat yield curve places additional pressure on the Company's net interest margin. Management believes that the Company's future net interest margin would be enhanced if a more significant positive slope returns to the curve.

Challenges and Opportunities On Which Management is Focused: The Bank will have to continue to have loan growth at the level experienced in 2005 if the Company is to meet its financial objectives. At the same time management will continue to focus on credit processes that will help ensure an overall high level of asset quality is maintained. Other challenges include accelerating the growth of low cost core deposits, managing interest rate risk in a rising rate environment, continuing rapid growth of the Company's Wealth Management Group, and growing other sources of noninterest income.

Management expects its continued expansion into markets outside of Indianapolis to make significant contributions to the Company's loan and deposit growth. The success of the full service branch that the Company opened in Brownsburg (Hendricks County) in January of 2006 is a key component of the strategies being employed to stimulate the growth of core deposits. The Brownsburg office will be followed by the opening of a full service branch in Plainfield (Hendricks County) during the fourth quarter of 2006. Hendricks County is located just west of Indianapolis. The performance of these offices, as well as the loan production office which was opened in Carmel (Hamilton County) in 2005, is very significant to the achievement of the Company's growth objectives.

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of; (1) achieving and sustaining a rapid rate of loan growth, (2) attracting stable funding that provides the desired net interest margin, and (3) maintaining an interest rate risk profile that is as close to neutral as possible. Management believes the funding component of this equation will be as challenging and important to the Company's performance as is the need for strong loan growth.

Management believes the Company has significant opportunities as a result of the following:

     o    expansion into the high growth markets near Indianapolis,
     o merger activity of several competitors that may lead to service disruptions and customer turnover,
     o    asset quality, o strong wealth management capabilities,
     o improved sales skills resulting from our increased focus on the sales and service process, and
     o the addition of business development personnel who are expected to quickly generate new business that will cover their expense.

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

Critical Accounting Policies
Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the consolidated financial statements (pages 24 to 26) and discussion throughout this Management's Discussion and Analysis. Following is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

Management's Discussion and Analysis continued

Allowance for Loan Losses: The allowance for loan losses represents management's estimate of probable losses inherent in the Company's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

The Company's strategy for credit risk management includes conservative, centralized credit policies, uniform underwriting criteria for all loans and establishing a customer-level lending limit. The strategy also emphasizes diversification on an industry and customer level, and regular credit quality reviews of loans experiencing deterioration of credit quality.

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

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors that management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Company's internal loan review.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Company's primary market areas for lending are Monroe, Hendricks, Hamilton, Lawrence, Jackson counties and the surrounding counties in Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company's customers.

The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses since December 31, 2001. There have been no material changes in assumptions or estimation techniques as compared to prior periods that have had an impact on the determination of the current period allowance.

Valuation of Securities: The Company's available-for-sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer and the Company's ability to hold the security to maturity. A decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

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

     o In the "Other Income / Other Expense" section of this document, we report other income and other expense without the effect of unrealized gains and losses on securities in a grantor trust (rabbi trust) which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses on trading securities (mutual funds) held in a grantor trust ("rabbi trust") in connection with the Company's Directors' and Executives' Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend or interest income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors' fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest and dividends earned on the securities in the trust are directly offset by an increase to directors' fee/deferred executive compensation expense. These offsets are included in the line item identified on the Consolidated Income Statements (page 21) as "Appreciation (depreciation) in directors' and executives' deferred compensation plans." The activity in the rabbi trust has no effect on the Company's net income, therefore, management believes a more accurate comparison of current and prior year other income and other expense can be made if the rabbi trust realized and unrealized gains and losses and offsetting appreciation (depreciation) in the deferred compensation plans are removed.

     o Management has used several non-GAAP financial measures throughout this Management's Discussion and Analysis related to a specific addition to the provision for loan losses in 2003. We believe the non-GAAP disclosures of net income and various ratios without the 2003 specific addition to the provision for loan losses are useful to both investors and management because the specific addition to the provision was entirely related to loans made to one borrower and to parties affiliated with this borrower. As such, the data presented excluding the specific addition in the provision related to this borrower provides insight into how the Company would have performed in 2003 without this increase in the provision. The table (below) reconciles 2003 net income before and after the additional provision.

Comparative Income Statements With and Without the 2003 Additional Provision for Loan Losses

                                                                                         Year Ended December 31, 2003
                                                                                    -------------------------------------
                                                         Year Ended    Year Ended    Without       Impact         With
                                                         December 31,  December 31, Additional       of        Additional
                                                             2005          2004     Provision     Provision     Provision
                                                           --------     --------     --------    --------      --------
Interest income ........................................   $ 34,879     $ 28,732     $ 27,932    $     --      $ 27,932
Interest expense .......................................     14,055        8,868        8,792          --         8,792
                                                           --------     --------     --------    --------      --------

Net interest income ....................................     20,824       19,864       19,140          --        19,140
Provision for loan losses ..............................      1,140        1,320        1,620       2,300         3,920
                                                           --------     --------     --------    --------      --------
     Net interest income after provision for loan losses     19,684       18,544       17,520      (2,300)       15,220

Total other income .....................................      9,258        8,302        8,182          --         8,182
Total other expense ....................................     18,054       16,921       16,285          --        16,285
                                                           --------     --------     --------    --------      --------
     Income before income tax ..........................     10,888        9,925        9,417      (2,300)        7,117
Income tax expense (benefit) ...........................      3,665        3,220        2,974        (911)        2,063
                                                           --------     --------     --------    --------      --------
          Net income ...................................   $  7,223     $  6,705     $  6,443    $ (1,389)     $  5,054
                                                           ========     ========     ========    ========      ========

Basic earnings per share ...............................   $   1.09     $   1.01     $   0.96       (0.21)     $   0.75
Diluted earnings per share .............................       1.09         1.01         0.95       (0.20)         0.75
Return on average equity ...............................      14.93 %      14.44 %      13.99 %     (2.81)%       11.18 %
Return on average assets ...............................       1.09 %       1.10 %       1.14 %     (0.24)%        0.90 %

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)

Results of Operations
---------------------

                                                                             Year Ended December 31,
                                               -----------------------------------------------------------------------------------
                                                          $ Change     % Change                 $ Change      % Change
Summary of Operations                            2005     from 2004    from 2004       2004     from 2003     from 2003      2003
                                               -------    ---------    ---------     -------    ---------     ---------    -------
Net interest income before provision .....     $20,824     $   960        4.83 %     $19,864     $   724         3.78 %    $19,140
Provision for loan losses ................       1,140        (180)     (13.64)        1,320      (2,600)      (66.33)       3,920
Net interest income after provision ......      19,684       1,140        6.15        18,544       3,324        21.84       15,220
Other income .............................       9,258         956       11.52         8,302         120         1.47        8,182
Other expense ............................      18,054       1,133        6.70        16,921         636         3.91       16,285
Net income ...............................       7,223         518        7.73         6,705       1,651        32.67        5,054

Per Common Share
Basic and fully diluted earnings per share     $  1.09     $  0.08        8.02 %     $  1.01     $  0.26        35.06 %    $  0.75
Cash dividends per share .................      0.4745      0.0018        0.37        0.4727      0.0272         6.10       0.4455

Ratios Based on Average Balances
Return on assets .........................        1.09 %       N/A       (0.91)%        1.10 %       N/A        22.22 %       0.90 %
Return on equity .........................       14.93         N/A        3.39         14.44         N/A        29.16        11.18


Net Income

2005 Compared to 2004
The following discussion relates to the information presented in the preceding table. In 2005, net income increased $518,000, or 7.7 percent over 2004. Management attributed positive increases in 2005 income to the following:

     o Loan and deposit growth. Loans, excluding loans held for sale, were $524.2 million at December 31, 2005, an increase of 10.5 percent, or $49.8 million over year-end 2004. Total deposits grew $92.6 million, or 19.2 percent, with $78.6 million of growth in interest-bearing deposits. Noninterest-bearing deposits grew $14.1 million or 19.8 percent. Approximately 64 percent of the loan growth and 3 percent of the deposit growth took place within the Company's Hendricks and Hamilton County offices.

     o Improvement in asset quality. Nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $2.0 million, or 0.3 percent of total assets at December 31, 2005 compared to $4.1 million, or 0.6 percent of total loans at December 31, 2004. Net loans of $750,000 were charged off during 2005 compared to $1.1 million in 2004.

     o Growth in other income. Total noninterest income increased by $956,000 in 2005 compared to 2004. The Company experienced growth in service charges on deposit accounts which increased $568,000, or 19.1 percent over 2004, trust department fee income of $169,000, or 12.3 percent and in gains on sales of residential mortgage loans of $185,000 or
          17.6 percent.

2004 Compared to 2003
The following discussion relates to the information presented in the preceding two tables. In 2004, net income increased $1.7 million, or 32.7 percent over 2003. This increase in net income and the corresponding increases in earnings per share, return on assets and return on equity was largely a result of a reduction in the provision for loan losses in 2004 compared to 2003. In 2003, a $2.3 million specific addition to the provision to loan losses was made as a result of the Bank's analysis of collateral values and other factors involving loans to a real estate developer who filed bankruptcy, and to parties affiliated with the developer. Excluding the after-tax effect of the specific provision related to the real estate developer's loans ($1.4 million), the Company's net income for the year ended December 31, 2003 would have been $6.4 million, or $0.95 per diluted common share. Comparing 2004 net income to this adjusted 2003 net income figure, 2004 net income increased by $262,000, or 4.1 percent over 2003.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)

Management attributed positive increases in 2004 income to the following:

     o Loan and deposit growth. Loans, excluding loans held for sale, were $474.3 million at December 31, 2004, an increase of 11.7 percent, or $49.8 million over year-end 2003. Total deposits grew $46.9 million, or 10.7 percent, with $49.3 million of growth in interest-bearing deposits and a decrease of $2.4 million in noninterest-bearing demand deposit accounts. Approximately 40 percent of the loan growth and 16 percent of the deposit growth took place within the Company's new Hendricks County offices.
     o Improvement in asset quality. Nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $4.1 million, or 0.6 percent of total assets at December 31, 2004 compared to $6.9 million, or 1.2 percent of total loans at December 31, 2003. Net loans of $1.1 million were charged off during 2004 compared to $3.5 million in 2003. In addition to the balance sheet improvement, loan related legal expense, most of which was related to the workout of problem loans, declined by $77,000 in 2004 compared to 2003.
     o Growth in other income. Despite an anticipated decline in fees generated from secondary market real estate loan sales in 2004 ($604,000 less than in 2003), total noninterest income increased by $120,000 in 2004 compared to 2003. The Company experienced growth in trust department fee income of $262,000, or 23.5 percent over 2003 and in service charges on deposit accounts which increased $169,000, or
          6.0 percent over 2003. The Company also purchased bank owned life insurance (BOLI) during the last half of 2003, and BOLI income increased $199,000, or 126.4 percent in 2004.


Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2005. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                                                           Tax-equivalent                    Net Interest
                          Interest   Interest   Net Interest    Earning     Net Interest   Tax-equivalent     Income (not
                           Income     Expense      Margin       Assets         Income        Adjustment     Tax-equivalent)
                        ---------------------------------------------------------------------------------------------------
2005....................    5.75%     2.27%        3.48%      $ 618,092       $ 21,485         $ 661           $ 20,824
2004....................    5.19%     1.57%        3.62%        564,646         20,464           600             19,864
2003....................    5.45%     1.67%        3.78%        527,561         19,934           794             19,140


2005 Compared to 2004
In 2005, the tax-equivalent yield on interest-earning assets increased 56 basis points (100 basis points equals 1 percent) while the cost of interest-bearing liabilities increased 70 basis points, resulting in a 14 basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans increased by 63 basis points, yields on securities increased 6 basis points and yields on interest-bearing deposits and borrowings increased by 81 basis points. The decline in the margin was primarily the result of yields in the investment portfolio not increasing at the same pace as rates paid on deposits and borrowings due to the flattening of the yield curve that took place during 2005. The prime rate increased 200 basis points while the yield on five-year treasury bonds only increased by 72 basis points during 2005. The Bank remained liability sensitive (liabilities reprice more quickly than assets), however the Bank was able to have increases on the rates paid on certain deposit products lag increases in market rates during 2005 which helped moderate the impact of being liability sensitive.

2004 Compared to 2003
In 2004, the tax-equivalent yield on interest-earning assets decreased 26 basis points (100 basis points equals 1 percent) while the cost of interest-bearing liabilities decreased 10 basis points, resulting in a 16 basis point decrease in the net interest margin as a percent of average earning assets. The decline in the margin was primarily caused by declines in yields in the investment portfolio. Over one-third of the investment portfolio matured during 2004 and the maturing securities were replaced with securities having significantly lower yields. The prime rate increased 125 basis points during the last half of 2004, but many adjustable rate term loans continued to reprice lower than their previous rates which also contributed to the decline in the margin. The Bank remained liability sensitive (liabilities reprice more quickly than assets), however the Bank was able to have increases on the rates paid on certain deposit products lag increases in market rates during the last half of 2004 which helped the margin.

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

Management uses several techniques to measure interest rate risk. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in the net portfolio value (NPV) of its cash flows from assets and liabilities in the event of hypothetical changes in interest rates. Management also forecasts the net interest income that the Bank's current balance sheet would yield over the next twelve months assuming the same hypothetical changes in interest rates. A third method used by the Bank to measure interest rate risk is an interest rate sensitivity gap analysis. The gap analysis is utilized to quantify the repricing characteristics of the Bank's assets and liabilities.

Management believes that an analysis of projected changes in net interest income under various rate shocks provides the most valuable and easiest to interpret measurement of the Company's current interest rate risk. The information that this analysis provides, which is summarized below, allows interested parties to develop what we believe are more accurate opinions of the Company's interest rate sensitivity.

The charts below and on the following page summarize the results of management's forecast of net interest income that would be generated by the Bank's December 31, 2005 and December 31, 2004 balance sheets under rate shocks ranging from a sudden and sustained increase of three percent (300 basis points) to a sudden and sustained decrease of two percent (200 basis points) with no effect given to any steps that management might take to counteract that change.


Projected Change in Net Interest Income - December 31, 2005

                        Projected Net Interest
                            Income Over the        $ Change         % Change
Change in Interest Rate   Next Twelve Months   in Net Interest   in Net Interest
   (basis points)           (in thousands)          Income           Income
--------------------------------------------------------------------------------
        +300                  $ 22,688             $ (245)           (1.07) %
        +200                    22,833               (100)           (0.44)
        +100                    22,974                 41             0.18
          0                     22,933                  0                0
        -100                    22,994                 60             0.26
        -200                    22,689               (245)           (1.07)

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)


Projected Change in Net Interest Income - December 31, 2004

                         Projected Net Interest
                             Income Over the        $ Change        % Change
Change in Interest Rate    Next Twelve Months   in Net Interest  in Net Interest
    (basis points)           (in thousands)          Income          Income
--------------------------------------------------------------------------------
         +300                  $ 19,977             $ (118)          (0.59) %
         +200                    20,044                (51)          (0.25)
         +100                    20,084                (11)          (0.05)
           0                     20,095                  0               0
         -100                    19,835               (260)          (1.29)
         -200                    19,281               (814)          (4.05)




The analysis of the two periods indicate that the Bank's balance sheet continues to have a relatively low interest rate risk. However, it is worth noting that in 2005, the Bank is slightly more vulnerable to 200 or 300 basis points upward rate shocks and slightly less vulnerable to 200 basis points downward rate shocks.

While many balance sheet and interest rate factors contributed to the year-over-year changes noted above, the primary causes for these changes are the increase in indexed floating liabilities (e.g., money market savings deposits that are tied to the federal funds rate) and the increase in interest rates that has taken place between the two periods. The gap between assets and liabilities that reprice within one year has increased from $81 million at December 31, 2004 to $118 million at December 31, 2005. In both cases, repricing liabilities exceed repricing assets. Importantly, a significant percentage of the increase in liability sensitivity is the result of the growth of indexed deposits subject to repricing on a daily basis. As a result of the increased liability sensitivity, the decline in net interest income that would result from a sudden 300 basis points upward rate shock has increased from $118,000 at December 31, 2004 to $245,000 at December 31, 2005.

The improvement shown in response to a 200 basis points downward rate shock is largely related to the increase in the Bank's liability sensitivity (described above) in combination with the higher interest rates that existed at year-end 2005. The relatively low rates that existed on December 31, 2004 limited the ability of many of the Bank's liabilities to reprice downward by the 200 basis points dictated by the rate shock. The higher rates that were present on December 31, 2005 greatly improved the Bank's ability to appropriately lower liability rates in the event of a downward rate shock.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)

Interest Rate Sensitivity                                                           At December 31, 2005
----------------------------------------------------------------------------------------------------------------------------
                                                             1 - 90        91 - 365        1 - 5        Over
                                                              Days           Days          Years       5 Years       Total
                                                            ---------      ---------     ---------    ---------    ---------
Rate-Sensitive Assets:
    Federal funds sold ...................................  $   7,100      $      --     $      --    $      --    $   7,100
    Investment securities ................................     12,851         21,657        65,305       19,431      119,244
    Loans ................................................    168,264        133,461       210,309       13,432      525,466
    Federal Home Loan Bank stock .........................      2,545             --            --           --        2,545
    Interest earning deposits ............................      2,866             --            --           --        2,866
                                                            ---------      ---------     ---------    ---------    ---------
        Total rate-sensitive assets ......................  $ 193,626      $ 155,118     $ 275,614    $  32,863    $ 657,221
                                                            ---------      ---------     ---------    ---------    ---------

Rate-Sensitive Liabilities:
    Interest-bearing deposits ............................  $ 273,151      $ 137,194     $  80,302    $     336    $ 490,983
    Borrowings ...........................................     42,519         14,000        16,648        3,595       76,762
                                                            ---------      ---------     ---------    ---------    ---------
        Total rate-sensitive liabilities .................  $ 315,670      $ 151,194     $  96,950    $   3,931    $ 567,745
                                                            ---------      ---------     ---------    ---------    ---------

Interest rate sensitivity gap by period ..................  $(122,044)     $   3,924     $ 178,664    $  28,932    $  89,476
 Cumulative rate sensitivity gap .........................   (122,044)      (118,120)       60,544       89,476           --
Cumulative rate sensitivity gap ratio (as a percentage
      of earning assets) at December 31, 2005.............     (18.57)%       (17.97)%        9.21 %      13.61 %


As shown on the Interest Rate Sensitivity table presented above, as of December 31, 2005 the Company has $118 million more interest rate-sensitive liabilities subject to repricing within the next twelve months than interest-earning assets. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is fairly minimal (1.07 percent if rates increase 300 basis points, per the table on the preceding page) is because many of the Company's repricing liabilities have rates that are administratively set by the Bank as opposed to being tied to a specific index. However, as discussed above, more interest-bearing deposits were tied to specific indices in 2005 than in 2004.

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

Certain shortcomings are inherent in the method of computing projected net interest income. Actual results may differ from that information presented in the preceding tables should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain at or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Liquidity
Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. The primary sources of liquidity are cash, interest-bearing deposits in other financial institutions, marketable securities, loan repayments, increased deposits and total institutional borrowing capacity.

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)

are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis (FHLB) and to obtain brokered certificates of deposit. FHLB advances were $33.8 million at December 31, 2005 compared to $38.0 million at December 31, 2004. At December 31, 2005, the Company had excess borrowing capacity at the FHLB of $21.2 million as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity was not limited by the Board resolution, the Company would have excess borrowing capacity of $49.6 million based on collateral. In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. The Company also began using brokered certificates of deposit as a source of funding in 2005. At December 31, 2005, the Company had $49.7 million brokered certificates of deposit on its balance sheet. The Company's internal Asset/Liability Committee (ALCO) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.

The following table shows contractual obligations of the Company.

                                                       Less than                           More than
Contractual Obligations                      Total       1 Year     1-3 Years   3-5 Years   5 Years
-----------------------                      -----       ------     ---------   ---------   -------
Time deposits ..........................    $266,988    $186,350    $ 76,084    $  4,218    $    336
Long-term debt obligations (1) .........      36,243      16,000      16,648          --       3,595
Capital lease obligations (2) ..........          --          --          --          --          --
Operating lease obligations ............       1,512         439         625         448          --
Purchase obligations ...................         621         194         427          --
Other long-term liabilities reflected on
    the balance sheet under GAAP (2) ...          --          --          --          --          --

                                            --------    --------    --------    --------    --------
     Total .............................    $305,364    $202,983    $ 93,784    $  4,666    $  3,931
                                            ========    ========    ========    ========    ========

(1) FHLB advances and loans sold under repurchase agreements
(2) none

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. The main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2005, 2004, and 2003, the Bank declared dividends to the holding company of $2.8 million, $2.9 million, and $4.9 million, respectively. Dividends were higher in 2003 to provide funds for a $2.0 million stock repurchase that was announced in September 2003. As of January 1, 2006, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $8.2 million, versus $4.0 million at January 1, 2005. As discussed in Note 11 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 23 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2005, the Company had $7.4 million short-term public fund certificates of deposit compared to $9.8 million of these deposits as of December 31, 2004.

The Company opened a full-service branch in Brownsburg, Indiana (Hendricks County) west of Indianapolis, on January 16, 2006. The Company also anticipates opening an additional full-service branch in Hendricks County before the end of 2006. The Company had paid $1.7 million toward the estimated $2.3 million cost of the Brownsburg branch at December 31, 2005. The estimated cost of the second Hendricks County branch is approximately $2.5 million. Additionally, the Company leased additional space in December 2005 to increase the size of its Operations Center and will be spending $650,000 on this project in 2006. The Company will also be remodeling its Loan Center in 2006, spending approximately $450,000. The Company anticipates using existing capital resources to build the branches and pay for leasehold improvements and remodeling, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 23). During 2005, $10.9 million of cash was provided by operating activities, compared to $9.1 million during the same period in 2004. The increase in this area was primarily a result of the increase in proceeds from fixed-and variable-rate loans sold on the secondary market. During 2005, $64.5 million was used for investing activities, compared to $58.9 million in 2004. In 2005, $68.9 million of cash was provided by financing activities, primarily from growth in certificates of deposit compared to $38.2 million provided in 2004, also primarily from increases in certificates of deposit. Overall, net cash and cash equivalents increased $15.2 million in 2005 compared to a decrease of $11.6 million in 2004.

Management's Discussion and Analysis continued
(table dollar amounts in thousands, except share and per share data)

Other Income and Expense
------------------------

                                                                       Year Ended December 31,
                                                  ----------------------------------------------------------------
                                                              % Change                    % Change
                                                    2005      from 2004         2004      from 2003         2003
                                                    ----      ---------         ----      ---------         ----
Other Income
  Service charges and fees on deposit accounts    $ 3,538       19.12 %       $ 2,970        6.03 %       $ 2,801
   Fiduciary activities ......................      1,545       12.28           1,376       23.52           1,114
   Commission income .........................        900       (3.43)            932        6.51             875
   Realized security gains ...................         95      (54.98)            211       30.25             162
   Unrealized security gains .................         74      (66.52)            221      (47.38)            420
   Net gains on loan sales ...................      1,235       17.62           1,050      (36.52)          1,654
   Debit card interchange ....................        645       28.49             502       39.06             361
   Other operating income ....................      1,226       17.88           1,040       30.82             795
                                                  -------                     -------                     -------
          Total other income .................    $ 9,258       11.52         $ 8,302        1.47         $ 8,182
                                                  =======                     =======                     =======


Other Expense
   Salaries and employee benefits ............    $10,778        6.46 %       $10,124        7.11 %       $ 9,452
   Occupancy and equipment ...................      2,654        7.28           2,474        1.69           2,433
   Advertising ...............................        653        9.20             598        4.73             571
   Legal fees ................................        526        3.95             506      (12.00)            575
   Other .....................................      3,443        6.96           3,219       (1.08)          3,254
                                                  -------                     -------                     -------
          Total other expense ................    $18,054        6.70         $16,921        3.91         $16,285
                                                  =======                     =======                     =======

Other Income

2005 Compared to 2004
In 2005, other income increased 11.5 percent to $9.3 million compared to $8.3 million in 2004. Omitting the 2005 rabbi trust realized and unrealized net gains of $87,000 and 2004 net gains and losses of $197,000, other income increased $1.1 million, or 13.2 percent, to $9.2 million during 2005. A complete discussion of the rabbi trust activity is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

This increase occurred primarily due to the following reasons:

     o Service charges on deposit accounts increased by $568,000 or 19.1 percent during 2005 primarily due to an increase in overdraft protector fees. The Company does not anticipate growth to continue at this rate in 2006.

     o Income on mortgages sold in the secondary market increased by $185,000 or 17.6 percent in 2005. Interest rates were favorable for refinancing and new home purchases, plus the Company increased its sales efforts in its core markets and new markets in Hendricks and Hamilton counties. Approximately 45 percent of the growth came from loans originated in the Company's Hendricks and Hamilton County locations.

     o    Trust Department income (fiduciary activities) grew by $169,000, or
          12.3 percent during 2005. This growth resulted from several factors, most notably increased efforts to attract new accounts. Trust assets under management increased to $237.0 million at December 31, 2005 compared to $223.8 million at December 31, 2004, a 5.9 percent increase over 2004.

     o Debit card interchange income increased $143,000 or 28.5 percent in 2005 due to increased usage of debit cards by customers.

Management's Discussion and Analysis continued

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


Other Expense

2005 Compared to 2004
Other expense increased 6.7 percent to $18.1 million during 2005. Omitting the appreciation in Directors' and Executives' Deferred Compensation Plan (per the Consolidated Income Statements on page 21 of the consolidated financial statements) of $187,000 in 2005 and $259,000 in 2004, noninterest expense would have increased to $1.2 million or 7.2 percent in 2005. A complete discussion of the rabbi trust activity and its effect on the Directors' and Executives' Deferred Compensation Plan expense is contained in the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.

The increase in other expenses occurred primarily for the following reasons:

     o Salaries and employee benefits increased by $654,000 or 6.5 percent. Approximately 3 percent of the increase can be attributed to annual raises. The remainder is a result of a 5 percent increase in average full-time equivalent employees and increased commission expense tied to increased mortgage sales revenue and increases in bonuses tied to net income growth. The increase in salaries and commissions was partially offset by a decrease in health insurance expense, which declined by $223,000 or 32.4 percent in 2005. This decline occurred due to a decrease in claims filed and because 2005 was the first full year for new insurance options offered to employees.

     o Occupancy and equipment expense increased by $180,000, or 7.3 percent in 2005. Approximately one-third of the increase was a result of opening the new Hamilton County loan production office. As the Company opens two full-service branches in Hendricks County in 2006, increases the size of its Operations Center and remodels its Loan Center, it is anticipated that occupancy expense will increase further.

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

The Company's effective tax rate was 33.7 percent, 32.4 percent and 29.0 percent in 2005, 2004 and 2003, respectively. The tax rate increased in 2005 primarily because tax-exempt income represented a smaller percentage of total pre-tax income.

Financial Condition
Overview
Total assets increased to $713.1 million at December 31, 2005, a 12.5 percent increase from $634.0 million at December 31, 2004, with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in deposits.

Securities
Securities (trading and investment) owned by the Company increased to $119.2 million at December 31, 2005, from $109.7 million at December 31, 2004, an increase of $9.5 million, or 8.7 percent.

Loans
Loans (excluding loans held for resale) increased to $524.1 million at December 31, 2005, which was $49.8 million, or 10.5 percent higher than at December 31, 2004. The largest growth occurred in the commercial real estate loan portfolio which grew $27.8 million, or 21.7 percent, followed by multi-family real estate loans which grew $7.0 million or 13.4 percent, and construction loans which grew $6.2 million or 10.1 percent. Loan growth in the Central Indiana market accounted for $31.2 million of the total growth. Commercial real estate loans are the largest segment of the loan portfolio. During 2005, the Company sold $83.2 million of fixed- and variable-rate mortgages compared to $70.0 million in 2004. Management expects growth to continue in the Central Indiana region in 2006 with the opening of two full-service branches in Hendricks County.

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

The Company's methodology for assessing the appropriateness of the allowance consists of several key elements:

o    the formula allowance
o    specific allowances
o    the unallocated allowance

A complete discussion of this process is contained in Note 1 of the Notes to Consolidated Financial Statements on page 24 and 25.

One of management's top priorities for 2005 was to improve loan quality. Management is pleased to report significant improvements over December 31, 2004.

At December 31, 2005, impaired loans totaled $1.2 million, a significant decrease from $2.6 million at December 31, 2004. The majority of this decrease occurred because the balance of impaired loans to entities related to a real estate developer who declared bankruptcy were $895,000 lower at December 31, 2005, compared to December 31, 2004. An allowance for losses was not deemed necessary for impaired loans totaling $1.0 million, but an allowance of $8,000 was recorded for the remaining balance of impaired loans of $190,000.

Net loans charged off during 2005 were $749,000 or 0.15 percent of average loans compared to $1.1 million or 0.25 percent of average loans in 2004. The decline in net loan charge-offs in 2005 compared to 2004 is largely the result of improvements made in credit quality. At December 31, 2005, nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $2.0 million, or 0.3 percent of total assets a $2.1 million decrease from $4.1 million, or 0.6 percent of total assets, at December 31, 2004. A portion of this decrease occurred because the balance of non-performing loans to the aforementioned real estate developer and his related entities were $786,000 less at December 31, 2005, compared to December 31, 2005. Also contributing to the decrease was the removal of two other large credits which were included in non-performing loans at December 31, 2004. The collateral that secured these credits was sold during 2005.

Management's Discussion and Analysis continued

At December 31, 2005, the allowance for loan losses was $5.6 million up from $5.2 million at year-end 2004. The 2005 provision for loan losses was $1.14 million, a $180,000 decrease from the $1.32 million provision taken in 2004. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2005 was 1.07 percent, down slightly from 1.09 percent at December 31, 2004. Management believes the reserve is adequate to cover the loss exposure on these non-performing loans.

Deposits
Deposits were $576.2 million at December 31, 2005, an increase of $92.6 million, or 19.2 percent compared to December 31, 2004. Year-end balances skew the growth in deposits, so changes in average December balances will be discussed. Average deposits for December 2005, were $563.4 million compared to $495.8 million average deposits in December 2004, an increase of $67.6 million. Approximately $22.7 million of average deposit growth occurred in noninterest- and interest-bearing demand deposit accounts and savings accounts while average time deposits increased by $44.9 million. The growth in the liquid accounts resulted primarily from growth in interest-bearing public fund accounts. Time deposit growth occurred in brokered certificates of deposits (CDs). The Company began using brokered CDs as an alternative funding source during 2005. The December 2005 average balance of brokered CDs was $49.7 million. While generating core deposits remains a priority, management entered the brokered CD market to obtain an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in Note 6 page 30 of the Notes to the Consolidated Financial Statements.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit (including brokered CDs) mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, which mature daily, FHLB advances and loans sold under agreements to repurchase.

At December 31, 2005, repurchase agreements were $40.5 million, compared to $41.8 million at December 31, 2004. The Company had no federal funds purchased at December 31, 2005, compared to $17.0 million purchased at year-end 2004. FHLB advances totaled $33.8 million at December 31, 2005, compared to $38.0 million at December 31, 2004.

Capital
The Company's capital strength continues to exceed regulatory minimums, and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital-to-average assets ratio (leverage ratio) was 7.5 percent at December 31, 2005 and 7.6 percent at year-end 2004. At December 31, 2005, the Company had a Tier 1 risk-based capital ratio of 9.9 percent, total risk-based capital percentage of 10.9 percent and a leverage ratio of 7.5 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

Refer to the Liquidity section (page 13) of this Management's Discussion and Analysis for a complete discussion of the Company's planned 2006 building and remodeling projects. The Company anticipates using existing capital resources to build the branches and make improvements and does not expect the outlays to significantly affect capital levels. Management believes the Company can maintain its "well-capitalized" rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.

Future Accounting Matters
Share-Based Compensation
In December 2004, FASB issued an amendment to SFAS 123 (SFAS 123R), which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. On April 14, 2005, the SEC amended the compliance date for SFAS 123R from the beginning of the first interim or annual period that begins after June 15, 2005 to the next fiscal year beginning after June 15, 2005. The Company adopted SFAS 123R as of January 1, 2006. The effect on the Company's results of operations depends on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided and possible performance condition requirements, and so cannot currently be predicted for future awards.

SFAS 123R applies to all awards granted after the effective date and to awards modified, repurchased, or cancelled after that date. The statement establishes standards for accounting for share-based payment transactions. Share-based payment transactions are those in which an entity exchanges its equity instruments for goods or services or in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of these equity

Management's Discussion and Analysis continued

instruments. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee stock purchase plans.

As of January 1, 2006, the Company applied SFAS 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested stock options and restricted stock awards over the requisite service period (generally the vesting schedule). For liability-classified awards, the Company measures the cost of employee services received in exchange for an award based on its current fair value. The fair value is re-measured subsequently at each reporting date through the settlement date, and changes in fair value are recognized as compensation cost. For equity-classified awards, the grant date fair value is recognized in earnings over the requisite service period.

Earnings Per Share
The FASB has issued a proposed amendment to SFAS No. 128, Earnings Per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The primary impact on the Company of the proposed Statement is the change to the treasury stock method for year-to-date diluted earnings per share.

Currently SFAS No. 128 requires that the number of incremental shares included in the denominator be determined by computing a year-to-date weighted average of the number of incremental shares included in each quarterly diluted EPS computation. Under this proposed Statement, the number of incremental shares included in year-to-date diluted earnings per share would be computed using the average market price of common shares for the year-to-date period, independent of the quarterly computations. This computational change is not expected to have a significant impact on the Company's diluted earnings per share.

             Report of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Monroe Bancorp's internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 6, 2006 expressed unqualified opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting.


/s/ BKD, LLP

Indianapolis, Indiana
February 6, 2006

Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                 December 31,
                                                                            ----------------------
                                                                              2005          2004
                                                                            ---------    ---------
Assets
Cash and due from banks .................................................   $  26,634    $  20,961
Federal funds sold ......................................................       7,100           --
Interest-earning deposits ...............................................       2,866          435
                                                                            ---------    ---------
     Total cash and cash equivalents ....................................      36,600       21,396

Trading securities, at fair value .......................................       3,408        3,223
Investment securities
     Available for sale .................................................     113,483       95,997
     Held to maturity (fair value of $2,350 and $10,581) ................       2,353       10,492
                                                                            ---------    ---------
          Total investment securities ...................................     115,836      106,489

Loans ...................................................................     524,158      474,345
     Less:  Allowance for loan losses ...................................      (5,585)      (5,194)
                                                                            ---------    ---------
          Loans, net of allowance for loan losses .......................     518,573      469,151
Loans held for sale .....................................................       1,308        2,740
Premises and equipment ..................................................      13,039       11,575
Federal Home Loan Bank of Indianapolis stock, at cost ...................       2,545        2,439
Other assets ............................................................      21,751       16,957
                                                                            ---------    ---------
                  Total Assets ..........................................   $ 713,060    $ 633,970
                                                                            =========    =========

Liabilities
Deposits
     Noninterest-bearing ................................................   $  85,198    $  71,142
     Interest-bearing ...................................................     490,983      412,392
                                                                            ---------    ---------
          Total deposits ................................................     576,181      483,534

Borrowings ..............................................................      76,762       97,378
Other liabilities .......................................................       9,603        5,674
                                                                            ---------    ---------
                  Total Liabilities .....................................     662,546      586,586

Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
    Authorized, 18,000,000 shares
    Issued and outstanding - 6,639,842 and 6,638,621 shares, respectively         137          137
Additional paid-in capital ..............................................      11,277        1,592
Retained earnings .......................................................      40,700       46,267
Accumulated other comprehensive loss ....................................      (1,265)        (198)
Unearned ESOT shares ....................................................        (335)        (414)
                                                                            ---------    ---------
                  Total Shareholders' Equity ............................      50,514       47,384
                                                                            ---------    ---------
                  Total Liabilities and Shareholders' Equity ............   $ 713,060    $ 633,970
                                                                            =========    =========

See notes to consolidated financial statements.

Consolidated Income Statements
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                      Year Ended December 31,
                                                               ------------------------------------
                                                                  2005         2004         2003
                                                               ----------   ----------   ----------
Interest Income
   Loans receivable ........................................   $   30,878   $   25,034   $   23,641
   Investment securities
        Taxable ............................................        3,286        3,000        3,234
        Tax exempt .........................................          483          575          861
        Trading ............................................           82           72           53
   Federal funds sold ......................................          104           10           90
   Other interest income ...................................           46           41           53
                                                               ----------   ----------   ----------
                    Total interest income ..................       34,879       28,732       27,932
                                                               ----------   ----------   ----------

 Interest Expense
   Deposits ................................................       11,028        6,479        6,541
   Borrowings ..............................................        3,027        2,389        2,251
                                                               ----------   ----------   ----------
                    Total interest expense .................       14,055        8,868        8,792
                                                               ----------   ----------   ----------

Net Interest Income ........................................       20,824       19,864       19,140
   Provision for loan losses ...............................        1,140        1,320        3,920
                                                               ----------   ----------   ----------
Net Interest Income After Provision for Loan Losses ........       19,684       18,544       15,220
                                                               ----------   ----------   ----------

Other Income
   Fiduciary activities ....................................        1,545        1,376        1,114
   Service charges on deposit accounts .....................        3,538        2,970        2,801
   Commission income .......................................          900          932          875
   Realized and unrealized gains on securities .............          169          432          582
   Net gains on loan sales .................................        1,235        1,050        1,654
   Debit card interchange ..................................          645          502          361
   Other income ............................................        1,226        1,040          795
                                                               ----------   ----------   ----------
                    Total other income .....................        9,258        8,302        8,182
                                                               ----------   ----------   ----------

Other Expenses
   Salaries and employee benefits ..........................       10,778       10,124        9,452
   Net occupancy and equipment expense .....................        2,654        2,474        2,433
   Director and committee fees .............................          185          166          166
   Appreciation in directors' and executives'
        deferred compensation plans ........................          187          259          469
   Legal fees ..............................................          526          506          575
   Advertising .............................................          653          598          571
   Other expense ...........................................        3,071        2,794        2,619
                                                               ----------   ----------   ----------
                    Total other expenses ...................       18,054       16,921       16,285
                                                               ----------   ----------   ----------

 Income before income tax ..................................       10,888        9,925        7,117
   Income tax expense ......................................        3,665        3,220        2,063
                                                               ----------   ----------   ----------
Net Income .................................................   $    7,223   $    6,705   $    5,054
                                                               ==========   ==========   ==========

Basic Earnings Per Share ...................................   $     1.09   $     1.01   $     0.75
Diluted Earnings Per Share .................................   $     1.09   $     1.01   $     0.75
Weighted-Average Shares Outstanding-Basic ..................    6,603,654    6,621,862    6,716,419
Weighted-Average Shares Outstanding-Diluted ................    6,623,616    6,641,803    6,723,925

See notes to consolidated condensed financial statements.

Consolidated Statements of Shareholders' Equity
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                                                Unearned
                                          Common Stock                                          Accumulated     Employee
                                      -------------------  Additional                              Other          Stock
                                         Shares             Paid in    Comprehensive  Retained  Comprehensive   Ownership
                                      Outstanding  Amount   Capital        Income     Earnings  Income (Loss)  Trust Shares  Total
                                      ---------------------------------------------------------------------------------------------
Balances, January 1, 2003 ..........   6,150,240    $137    $ 3,368                   $40,619      $  675        $  (536)   $44,263

Comprehensive Income:
   Net income ......................                                       $ 5,054      5,054                                 5,054
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        benefit and reclassification
        adjustment .................                                          (269)                  (269)                     (269)
                                                                           -------
Comprehensive Income ...............                                       $ 4,785
                                                                           =======
ESOT shares earned .................                             18                                                   61         79
Repurchase of stock, at cost .......     (54,600)              (768)                                                           (768)
Cash dividend ($0.4455 per share) ..                                                   (2,984)                               (2,984)
                                      -----------------------------                  -----------------------------------------------
Balances, December 31, 2003 ........   6,095,640     137      2,618                    42,689         406           (475)    45,375

Comprehensive Income:
   Net income ......................                                       $ 6,705      6,705                                 6,705
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        and reclassification
        adjustment .................                                          (604)                  (604)                     (604)
                                                                           -------
Comprehensive Income ...............                                       $ 6,101
                                                                           =======
ESOT shares earned .................                             31                                                   61         92
Repurchase of stock, at cost .......     (75,530)            (1,232)                                                         (1,232)
Stock options exercised ............      15,000                175                                                             175
Cash dividend ($0.4727 per share) ..                                                   (3,127)                               (3,127)
                                      -----------------------------                  -----------------------------------------------

Balances, December 31, 2004 ........   6,035,110     137      1,592                    46,267        (198)          (414)    47,384

Comprehensive Income:
   Net income ......................                                       $ 7,223      7,223                                 7,223
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        and reclassification
        adjustment .................                                        (1,067)                (1,067)                   (1,067)
                                                                           -------
Comprehensive Income ...............                                       $ 6,156
                                                                           =======
ESOT shares earned .................                             19                                                   79         98
Tax effect of nonqualified
       options exercised ...........                              8                                                               8
Repurchase of stock, at cost .......      (3,826)               (66)                                                            (66)
Stock options exercised ............       5,000                 66                                                              66
Ten percent (10%) stock
       dividend (net of fractional
       shares) .....................     603,558              9,658                    (9,658)
Cash dividend ($0.4745 per share) ..                                                   (3,132)                               (3,132)
                                      -----------------------------                  -----------------------------------------------

Balances, December 31, 2005 ........   6,639,842    $137    $11,277                   $40,700     $(1,265)         $(335)   $50,514
                                      =============================                  ==============================================

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollar amounts in thousands except share and per share data)
--------------------------------------------------------------------------------

                                                                                         Year Ended December 31,
                                                                                  -------------------------------------
                                                                                     2005          2004          2003
                                                                                  ---------     ---------     ---------
    Operating Activities
        Net income ...........................................................    $   7,223     $   6,705     $   5,054
        Items not requiring cash:
             Provision for loan losses .......................................        1,140         1,320         3,920
             Depreciation and amortization ...................................        1,015           928           899
             Deferred income tax .............................................         (407)          289          (154)
             Investment securities amortization, net .........................          213           452           512
             Investment securities gains .....................................          (82)         (235)         (167)
             Net change in trading securities ................................         (185)          106          (512)
             Origination of loans held for sale ..............................      (80,301)      (70,508)     (104,733)
             Proceeds from sale of loans held for sale .......................       82,968        71,037       111,586
             Gain on sale of loans held for sale .............................       (1,235)       (1,050)       (1,655)
             ESOT shares earned ..............................................           98            92            79
             Tax effect of nonqualified stock options exercised ..............            8            --            --
             Net change in:
                  Interest receivable and other assets .......................         (634)         (384)          399
                  Interest payable and other liabilities .....................        1,032           341            86
                                                                                  ---------     ---------     ---------
                            Net cash provided by operating activities ........       10,853         9,093        15,314
                                                                                  ---------     ---------     ---------

     Investing Activities
        Purchases of securities available for sale ...........................      (50,152)      (59,733)      (40,190)
        Proceeds from maturities of securities available for sale ............       19,503        18,565         8,447
        Proceeds from sales of securities available for sale .................       14,354         7,204         7,621
        Purchases of securities held to maturity .............................         (981)           --        (1,006)
        Proceeds from maturities of securities held to maturity ..............        9,075        29,209        18,986
        Net change in loans ..................................................      (50,562)      (53,198)      (41,869)
        Purchase of premises and equipment ...................................       (2,479)         (820)         (789)
        Purchase of bank owned life insurance (BOLI) .........................       (3,200)           --        (8,063)
        Purchase of FHLB stock ...............................................         (106)         (108)         (449)
                                                                                  ---------     ---------     ---------
                            Net cash used in investing activities ............      (64,548)      (58,881)      (57,312)
                                                                                  ---------     ---------     ---------

     Financing Activities
        Net change in:
             Noninterest-bearing, interest-bearing demand and savings deposits       31,894         7,269        52,071
             Certificates of deposit .........................................       60,753        39,582       (13,955)
             Borrowings ......................................................      (16,367)        1,302         7,763
        Proceeds from Federal Home Loan Bank advances ........................       18,000            --        12,000
        Repayments of Federal Home Loan Bank advances ........................      (22,249)       (5,796)       (3,131)
        Stock options exercised ..............................................           66           175            --
        Repurchase of common stock ...........................................          (66)       (1,232)         (768)
        Cash dividends paid ..................................................       (3,132)       (3,127)       (2,984)
                                                                                  ---------     ---------     ---------
                            Net cash provided by financing activities ........       68,899        38,173        50,996
                                                                                  ---------     ---------     ---------
Net Change in Cash and Cash Equivalents ......................................       15,204       (11,615)        8,998
Cash and Cash Equivalents, Beginning of Year .................................       21,396        33,011        24,013
                                                                                  ---------     ---------     ---------
Cash and Cash Equivalents, End of Year .......................................    $  36,600     $  21,396     $  33,011
                                                                                  =========     =========     =========

Additional Cash Flows Information
        Interest paid ........................................................    $  13,527     $   8,700     $   9,004
        Income tax paid ......................................................        4,045         2,350         2,585

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
------------------------------------------

Note 1:  Nature of Operations and Summary of Significant Accounting Policies
----------------------------------------------------------------------------

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

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Monroe, Hendricks, Hamilton, Jackson and Lawrence Counties in Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

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

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)
----------------------------------------------------------------------------

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

Stock options-The Company had a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                 Year Ended December 31,
                                                           -----------------------------------
                                                             2005         2004         2003
                                                           ---------    ---------    ---------
Net Income
   As reported .........................................   $   7,223    $   6,705    $   5,054
    Less: Total stock-based employee compensation costs
       determined under the fair-value based method, net
       of income taxes .................................         (39)         (42)         (11)
                                                           ---------    ---------    ---------
       Pro forma .......................................   $   7,184    $   6,663    $   5,043
                                                           =========    =========    =========

Basic Earnings Per Share
   As reported .........................................   $    1.09    $    1.01    $    0.75
   Pro forma ...........................................        1.09         1.01         0.75
Diluted earnings per share
   As reported .........................................        1.09         1.01         0.75
   Pro forma ...........................................        1.08         1.01         0.75

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)
----------------------------------------------------------------------------

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding. On November 17, 2005, the Company paid a 10 percent stock dividend. All share and per share data have been restated to reflect the stock dividend.

Reclassifications of certain amounts in the 2004 and 2003 consolidated financial statements have been made to conform to the 2005 presentation.

Note 2:  Restriction on Cash and Due from Banks
-----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2005, was $3,955,000.


Note 3: Investment Securities
-----------------------------

                                                              Gross       Gross
                                                Amortized   Unrealized  Unrealized    Fair
                                                   Cost       Gains       Losses      Value
                                                 --------    --------    --------    --------
December 31, 2005

Available for Sale
   Federal agencies .........................    $ 54,497    $     --    $  1,050    $ 53,447
   State and municipal ......................      26,873           2         230      26,645
   Mortgage-backed securities ...............      31,033          36         626      30,443
   Marketable equity securities .............       3,000          --          52       2,948
                                                 --------    --------    --------    --------
       Total available for sale .............     115,403          38       1,958     113,483
                                                 --------    --------    --------    --------

Held to Maturity
   Federal agencies .........................         984          --           2         982
   State and municipal ......................       1,365          --           1       1,364
   Mortgage-backed securities ...............           4          --          --           4
                                                 --------    --------    --------    --------
     Total held to maturity .................       2,353          --           3       2,350
                                                 --------    --------    --------    --------

     Total investment securities ............    $117,756    $     38    $  1,961    $115,833
                                                 ========    ========    ========    ========



December 31, 2004

Available for Sale
   Federal agencies .........................    $ 68,637    $     64    $    419    $ 68,282
   State and municipal ......................      10,147          25          24      10,148
   Mortgage-backed securities ...............      17,512         102          47      17,567
                                                 --------    --------    --------    --------
       Total available for sale .............      96,296         191         490      95,997
                                                 --------    --------    --------    --------

Held to Maturity
   Federal agencies .........................       4,025          41           4       4,062
   State and municipal ......................       6,461          53           1       6,513
   Mortgage-backed securities ...............           6          --          --           6
                                                 --------    --------    --------    --------
     Total held to maturity .................      10,492          94           5      10,581
                                                 --------    --------    --------    --------

     Total investment securities............$     106,788    $    285    $    495    $106,578
                                                 ========    ========    ========    ========

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 3:  Investment Securities (continued)
------------------------------------------

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                Available for Sale       Held to Maturity
                                -------------------    ---------------------
                                Amortized     Fair     Amortized      Fair
                                  Cost        Value       Cost        Value
                                --------------------------------------------

Within one year ............    $ 25,135    $ 24,918    $  1,702    $  1,699
One to five years ..........      45,574      44,539         647         647
Five to ten years ..........      10,661      10,635          --          --
                                --------    --------    --------    --------
                                  81,370      80,092       2,349       2,346

Mortgage-backed securities .      31,033      30,443           4           4
Marketable equity securities       3,000       2,948          --          --
                                --------    --------    --------    --------

   Totals ..................    $115,403    $113,483    $  2,353    $  2,350
                                ========    ========    ========    ========


Securities with a carrying value of $63,760,667 and $63,103,000 were pledged at December 31, 2005 and 2004 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2005, 2004 and 2003 were $14,354,000, $7,204,000 and $7,621,000, respectively. Gross gains of
$107,000 and gross losses of $25,000 were realized on the 2005 sales; gross gains of $235,000 were realized on the 2004 sales; and gross gains of $170,000 and gross losses of $3,000 were realized on the 2003 sales.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2005.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $74,000, $220,000 and $420,000 were included in earnings in 2005, 2004 and 2003, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005 and 2004, was $109,350,000 and $70,427,000, which is approximately 95.2 percent and 66.1 percent respectively, of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.

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

The table on the following page shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 3:  Investment Securities (continued)
------------------------------------------

                                                 December 31, 2005

                        Less than 12 Months         12 Months or More                 Total
   Description of                    Unrealized                 Unrealized                 Unrealized
     Securities       Fair Value       Losses    Fair Value       Losses     Fair Value      Losses
-----------------------------------------------------------------------------------------------------

U.S. government
   agencies .......     $  8,426     $   (162)     $ 46,003     $   (890)     $ 54,429     $ (1,052)
Mortgage-backed
   securities .....       18,170         (325)       10,475         (301)       28,645         (626)
State and political
   subdivisions ...       16,156         (134)        7,172          (97)       23,328         (231)
Marketable equity
   securities .....        2,948          (52)           --           --         2,948          (52)
                        --------     --------      --------     --------      --------     --------

    Total
       temporarily
       impaired
       securities .     $ 45,700     $   (673)     $ 63,650     $ (1,288)     $109,350     $ (1,961)
                        ========     ========      ========     ========      ========     ========


                                                 December 31, 2004

                        Less than 12 Months         12 Months or More                 Total
   Description of                    Unrealized                 Unrealized                 Unrealized
     Securities       Fair Value       Losses    Fair Value       Losses     Fair Value      Losses
-----------------------------------------------------------------------------------------------------

U.S. government
   agencies .......     $ 54,193     $   (420)     $     --     $     --      $ 54,193     $   (420)
Mortgage-backed
   securities .....        9,010          (47)          119           --         9,129          (47)
State and political
   subdivisions ...        7,105          (25)           --           --         7,105          (25)
                        --------     --------      --------     --------      --------     --------

    Total
       temporarily
       impaired
       securities .     $ 70,308     $   (492)     $    119     $     --      $ 70,427     $   (492)
                        ========     ========      ========     ========      ========     ========

Note 4:  Loans and Allowance
----------------------------

                                                                        December 31,
                                                                   ----------------------
                                                                      2005         2004
                                                                   ----------------------
Commercial and industrial loans ................................   $  89,850    $  85,420
Real estate loans ..............................................     344,730      309,333
Construction loans .............................................      68,067       61,828
Agricultural production financing and other loans to farmers ...       1,427          992
Individuals' loans for household and other personal expenditures      19,864       16,412
Tax-exempt loans ...............................................         220          360
                                                                   ---------    ---------
                                                                     524,158      474,345
Allowance for loan losses ......................................      (5,585)      (5,194)
                                                                   ---------    ---------

   Loans, net of allowance for loan losses .....................   $ 518,573    $ 469,151
                                                                   =========    =========

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 4:  Loans and Allowance (continued)
----------------------------------------

                                                                  Year Ended December 31,
                                                               -----------------------------
                                                                 2005       2004       2003
                                                               -----------------------------
Allowance for Loan Losses
   Balances, January 1 .....................................   $ 5,194    $ 5,019    $ 4,574
   Provision for losses ....................................     1,140      1,320      3,920
   Recoveries on loans .....................................       261        351        179
   Loans charged off .......................................    (1,010)    (1,496)    (3,654)
                                                               -------    -------    -------


    Balances, December 31 ..................................   $ 5,585    $ 5,194    $ 5,019
                                                               =======    =======    =======

Information on impaired loans is summarized below.

   Impaired loans with an allowance ........................   $   190    $   763    $ 1,329
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan     1,039      1,802      4,293
                                                               -------    -------    -------
       Total impaired loans ................................   $ 1,229    $ 2,565    $ 5,622
                                                               =======    =======    =======

   Allowance for impaired loans (included in the Company's
     allowance for loan losses) ............................   $     8    $   164    $   274

   Average balance of impaired loans .......................     1,754      3,723      6,685
   Interest income recognized on impaired loans ............        23         53        103
   Cash-basis interest included above ......................        23         48         90


Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2005 and 2004, accruing loans delinquent 90 days or more totaled $99,000 and $29,000 respectively. Nonaccruing loans at December 31, 2005 and 2004 were $1,639,000 and $3,282,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 5:  Premises and Equipment
-------------------------------

                               December 31,
                           --------------------
                             2005        2004
                           --------------------

Land ...................   $  2,765    $  2,014
Buildings ..............     11,943      10,988
Equipment ..............      5,909       5,487
                           --------    --------
    Total cost .........     20,617      18,489
Accumulated depreciation     (7,578)     (6,914)
                           --------    --------

    Net ................   $ 13,039    $ 11,575
                           ========    ========


Note 6:  Deposits
-----------------

                                                                December 31,
                                                            -------------------
                                                              2005       2004
                                                            -------------------

Noninterest-bearing deposits ............................   $ 85,198   $ 71,142
NOW and money market deposits ...........................    202,980    182,549
Savings deposits ........................................     21,015     23,609
Certificates and other time deposits of $100,000 or more     137,406     85,858
Other certificates and time deposits ....................    129,582    120,376
                                                            --------   --------

  Total deposits ........................................   $576,181   $483,534
                                                            ========   ========


Certificates and other time deposits maturing in years ending December 31:

2006..................................................  $ 186,350
2007..................................................     68,707
2008..................................................      7,377
2009..................................................      1,931
2010..................................................      2,287
Thereafter............................................        336
                                                        ---------

                                                        $ 266,988
                                                        =========

In 2005, the Bank began using brokered certificates of deposit as a source of funding. At December 31, 2005, the balance was $49,712,000, or 8.6 percent of total deposits. There were no brokered certificates of deposit at December 31, 2004.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 7:  Borrowings
-------------------

                                                 December 31,
                                              -----------------
                                                2005      2004
                                              -----------------

Federal funds purchased ...................   $    --   $17,000
Federal Home Loan Bank advances ...........    33,781    38,029
Securities sold under repurchase agreements    40,519    41,761
Loans sold under repurchase agreements ....     2,462       588
                                              -------   -------

  Total borrowings ........................   $76,762   $97,378
                                              =======   =======


Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2005 and 2004 totaled $46,622,000 and $46,916,000 and the daily average of such agreements totaled $39,254,000 and $42,762,000.

The Federal Home Loan Bank (FHLB) advances at rates ranging from 3.10 percent to
5.77 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $125,611,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:



             Federal Home Loan  Securities Sold Under      Loans Sold Under
                Bank Advances   Repurchase Agreements   Repurchase Agreements
                -------------   ---------------------   ---------------------

2006 .....        $16,000             $40,519                  $    --
2007 .....          1,000                  --                       --
2008 .....         15,648                  --                       --
2009 .....             --                  --                       --
2010 .....             --                  --                       --
Thereafter          1,133                  --                    2,462
                  -------             -------                  -------
                  $33,781             $40,519                  $ 2,462
                  =======             =======                  =======

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 8:  Income Tax
-------------------

                                                                  Year Ended December 31
                                                            ---------------------------------
                                                               2005        2004        2003
                                                            ---------------------------------
Income Tax Expense
   Currently payable ....................................    $ 4,072     $ 2,931     $ 2,110
   Deferred .............................................       (407)        289         (47)
                                                             -------     -------     -------

     Total income tax expense ...........................    $ 3,665     $ 3,220     $ 2,063
                                                             =======     =======     =======


Reconciliation of Federal Statutory to Actual Tax Expense
   Federal statutory income tax at 34% ..................    $ 3,702     $ 3,374     $ 2,420
   Tax-exempt interest ..................................       (176)       (202)       (266)
   Effect of state income taxes .........................        293         220          30
   Other ................................................       (154)       (172)       (121)
                                                             -------     -------     -------

     Actual tax expense .................................    $ 3,665     $ 3,220     $ 2,063
                                                             =======     =======     =======


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                December 31,
                                                           -------------------
                                                             2005        2004
                                                           -------------------

Assets
   Allowance for loan losses ............................  $ 2,197     $ 1,930
   Deferred loan fees ...................................        4          --
   Executive management & directors' deferred
        compensation plans ..............................    1,426       1,358
   Accrued health insurance .............................       --           8
   Accrued vacation .....................................       27          27
   Net unrealized losses on available for sale securities      656         102
   Unrealized gains - mortgage loans held for sale ......        6          16
                                                           -------     -------
       Total assets .....................................    4,316       3,441
                                                           -------     -------


Liabilities
   Depreciation .........................................     (890)       (937)
   Deferred loan fees ...................................       --         (24)
    FHLB stock dividends ................................      (95)        (74)
   Change in prepaid expenses ...........................     (137)       (201)
    Unrealized gains - trading accounts .................       60)        (31)
     Other ..............................................      (81)        (83)
                                                           -------     -------
       Total liabilities ................................   (1,263)     (1,350)
                                                           -------     -------

       Net deferred tax asset ...........................  $ 3,053     $ 2,091
                                                           =======     =======

The tax expense applicable to realized securities gains for years ending December 31, 2005, 2004 and 2003 was $33,000, $71,000 and $55,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 9:  Other Comprehensive Income (Loss)
------------------------------------------

                                                                   2005
                                                                    Tax
                                                    Before-Tax    Expense     Net-of-Tax
                                                      Amount      (Benefit)     Amount
                                                    -------------------------------------
Unrealized losses on securities
    Unrealized holding losses arising during the
      year .....................................     $(1,539)     $  (526)     $(1,013)
    Less: reclassification adjustment for gains
      realized in net income ...................          82           28           54
                                                     -------      -------      -------

    Net unrealized losses ......................     $(1,621)     $  (554)     $(1,067)
                                                     =======      =======      =======


                                                                   2004
                                                                    Tax
                                                    Before-Tax    Expense     Net-of-Tax
                                                      Amount      (Benefit)     Amount
                                                    -------------------------------------

Unrealized losses on securities
    Unrealized holding losses arising during the
      year .....................................     $  (680)     $  (231)     $  (449)
    Less: reclassification adjustment for gains
      realized in net income ...................         235           80          155
                                                     -------      -------      -------

    Net unrealized losses ......................     $  (915)     $  (311)     $  (604)
                                                     =======      =======      =======

                                                                   2003
                                                                    Tax
                                                    Before-Tax    Expense     Net-of-Tax
                                                      Amount      (Benefit)     Amount
                                                    -------------------------------------

Unrealized losses on securities
    Unrealized holding losses arising during the
      year .....................................     $  (238)     $   (80)     $  (158)
    Less: reclassification adjustment for gains
      realized in net income ...................         168           57          111
                                                     -------      -------      -------

    Net unrealized losses ......................     $  (406)     $  (137)     $  (269)
                                                     =======      =======      =======

Note 10:  Commitments and Contingent Liabilities
------------------------------------------------

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                    2005          2004
                                                 -----------------------

Commitments to extend credit...................  $  31,232      $ 23,779
Unused lines of credit and letters of credit...    110,645        93,700

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 10:  Commitments and Contingent Liabilities (continued)
------------------------------------------------------------

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

The Bank leases operating facilities under operating lease arrangements expiring March 31, 2006 through November 30, 2010. Rental expense included in the consolidated income statements for the years ended December 31, 2005 and 2004 was $369,000 and $321,000, respectively.

Future minimum lease payments under the leases are:

2006...................................................... $  439
2007......................................................    325
2008......................................................    300
2009......................................................    254
2010......................................................    194
Thereafter................................................     --

                                                           ------
     Total minimum lease payments........................  $1,512
                                                           ======


The Company is a creditor in two pending Chapter 11 cases filed by a real estate developer and his real estate development corporation. The Chapter 11 Trustee appointed in the bankruptcy cases filed a complaint in the Bankruptcy Court against the Company and 17 other named defendants seeking unspecified damages on theories of fraudulent transfer and preference. The Company and the Trustee have reached a settlement of the Trustee's claims against the Company for payment of the sum of $50,000, plus assignment of a promissory note payable by the Trustee to the Company in the principal amount of $20,000, subject to Bankruptcy Court approval. Most of the 17 other named defendants alleged cross claims against the Company for indemnification and those claims have been dismissed by the Bankruptcy Court for lack of jurisdiction. These other defendants may subsequently reassert their alleged indemnification claims against the Company in other forums. In addition, some of these other defendants have alleged certain other claims in other pending litigation or have threatened claims against the Bank. While the Company denies any liability for any of these claims, it is impossible to predict the outcome of any such pending litigation or potential future litigation or the full range of potential loss to the Company. Furthermore, on February 17, 2005, the loan officer who made the loans related to the claims and threatened claims was indicted by a federal grand jury. Based upon current facts and circumstances, it is not possible at this time to predict the effect that these proceedings will have on the financial statements of the Company. The Company has not recorded any liability in its December 31, 2005 financial statements for these matters.

The Company and Bank are from time to time subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 11:  Dividend and Capital Restrictions
-------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2005 was $50,546,000 of which $42,292,000 was restricted from dividend distribution to the Company.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 12:  Regulatory Capital
----------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier I capital, and Tier I leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well-capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2005 and 2004, the Company and the Bank are categorized as well-capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2005 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                          Required for               To Be Well
                                                    Actual             Adequate Capital (1)        Capitalized (1)
                                                    --------------------------------------------------------------
                                             Amount         Ratio       Amount       Ratio       Amount        Ratio
                                          ---------------------------------------------------------------------------
As of December 31, 2005
Total capital (1) (to risk-weighted assets)
   Consolidated...........................   $ 57,312       10.94 %    $ 41,918       8.00%          N/A        N/A
   Bank...................................     57,343       11.01        41,660       8.00      $ 52,075     10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated...........................     51,727        9.87        20,959       4.00           N/A        N/A
   Bank...................................     51,758        9.94        20,830       4.00        31,245      6.00
Tier I capital (1) (to average assets)
   Consolidated...........................     51,727        7.47        27,691       4.00           N/A        N/A
   Bank...................................     51,758        7.51        27,565       4.00        34,457      5.00

As of December 31, 2004
Total capital (1) (to risk-weighted assets)
   Consolidated...........................   $ 52,776       11.46%     $ 36,852       8.00%          N/A        N/A
   Bank...................................     52,565       11.49        36,606       8.00       $45,758     10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated...........................     47,582       10.33        18,426       4.00           N/A        N/A
   Bank...................................     47,371       10.35        18,303       4.00        27,455      6.00
Tier I capital (1) (to average assets)
   Consolidated...........................     47,582        7.58        25,107       4.00           N/A       N/A
   Bank...................................     47,371        7.59        24,969       4.00        31,211      5.00

(1) As defined by regulatory agencies

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 13:  Employee Benefit Plans
--------------------------------

The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.

The trust has borrowed funds from the Company which were used to acquire a total of 112,077 shares of the Company's stock (55,000 shares in 2001, 2,077 shares in 2000 and 55,000 shares in 1996). Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders' equity. As the debt is repaid, shares are released and allocated to participants' accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions.

Information about trust shares and expense for 2005, 2004 and 2003 is as follows

                                                               2005         2004       2003
                                                            ---------------------------------
Shares allocated to participants' accounts ..............     285,994     295,238     294,377
Shares earned during the year and released for allocation       7,444       5,794       5,918
Unreleased shares .......................................      31,900      39,344      45,137
Fair value of unreleased shares .........................    $    510    $    649    $    585
Total trust expense .....................................    $    120    $    113    $    102

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2005 and 2004 was $3,408,000 and $3,223,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $257,000 for 2005, $241,000 for 2004, and $241,000 for 2003.

Note 14:  Related Party Transactions
------------------------------------

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

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2005.................................  $  9,664
   Change in composition.....................................       (94)
   New loans, including renewals.............................    69,550
   Payments, etc., including renewals........................   (69,074)
                                                               --------

   Balances, December 31, 2005...............................  $ 10,046
                                                               ========

Deposits from related parties held by the Bank at December 31, 2005 and 2004 totaled approximately $7,511,00 and $6,892,000, respectively.

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 15:  Stock Option Plan
---------------------------

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards that vest and become fully exercisable upon completing the required years of continued employment. During 1999, the Company authorized the grant of options for up to 638,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                  2005       2004       2003
                                                                -----------------------------
   Risk-free interest rates.................................      4.36%      3.89%      2.13%
   Dividend yields..........................................      3.13%      3.18%      3.55%
   Volatility factors of expected market price of common stock   14.78%     17.99%     18.57%
   Weighted-average expected life of the options............    7 years    7 years    7 years

   The pro forma effect on net income is disclosed in Note 1.

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2005, 2004 and 2003.

                                               2005                      2004                     2003
                                          -------------------------------------------------------------------------
                                                   Weighted-                 Weighted-                 Weighted-
                                                    Average                   Average                   Average
Options                                  Shares  Exercise Price   Shares   Exercise Price   Shares   Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year .......  134,750     $ 12.20      148,500      $ 11.84      126,500      $ 11.65
Granted ..............................  240,000       21.25       11,000        14.73       27,500        12.73
Exercised ............................   (5,500)      12.05      (16,500)       10.61           --           --
Forfeited ............................   (5,500)      12.73       (8,250)       12.27       (5,500)       12.05
                                        -------                  -------                   -------
Outstanding, end of year .............  363,750       18.16      134,750        12.20      148,500        11.84
                                        =======                  =======                   =======

Options exercisable at year end ......  104,500                  104,500                   115,500
Weighted-average fair value of options
   granted during the year ........... $   1.05                 $   2.46                  $   1.55


Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 15:  Stock Option Plan (continued)
---------------------------------------

At December 31, 2005, selected other information in exercise price ranges for options outstanding and exercisable is as follows:


                           Outstanding                                    Exercisable
-------------------------------------------------------------    -------------------------------
                              Weighted-     Weighted-Average                     Weighted-
  Exercise        Number       Average         Remaining           Number         Average
 Price Range     of Shares  Exercise Price  Contractual Life      of Shares    Exercise Price
-------------------------------------------------------------    -------------------------------
$ 9.31 - $10.11    11,000       $ 9.71          6.0 years           11,000                 $9.71
 12.04 -  14.72   112,750        12.42          5.0  years          93,500                 12.36
 16.00 -  22.00   240,000        21.25         10.0 years               --                     -

                  -------                                          -------
                  363,750       $18.16          8.3 years          104,500                $12.08
                  =======                                          =======

Note 16:  Earnings Per Share
----------------------------

Earnings per share (EPS) were computed as follows:

                                                                      Weighted-         Per Share
                                                       Income       Average Shares       Amount
                                                      --------------------------------------------
Year Ended December 31, 2005

Net income ...................................        $   7,223        6,603,654

Basic earnings per share
   Income available to common stockholders ...                                          $   1.09
                                                                                        ========
Effect of dilutive securities
   Stock options .............................               --           19,962
                                                      ---------        ---------
Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................        $   7,223        6,623,616        $   1.09
                                                      =========        =========        ========
Year Ended December 31, 2004

Net income ...................................        $   6,705        6,621,862

Basic earnings per share
   Income available to common stockholders ...                                          $   1.01
                                                                                        ========
Effect of dilutive securities
   Stock options .............................               --           19,941
                                                      ---------        ---------
Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................        $   6,705        6,641,803        $   1.01
                                                      =========        =========        ========

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 16:  Earnings Per Share (continued)
----------------------------------------

                                                                      Weighted-         Per Share
                                                       Income       Average Shares       Amount
                                                      --------------------------------------------

Year Ended December 31, 2003

Net income ...................................        $   5,054        6,716,419

Basic earnings per share
   Income available to common stockholders ...                                          $   0.75
                                                                                        ========
Effect of dilutive securities
   Stock options .............................               --            7,506
                                                      ---------        ---------
Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................        $   5,054        6,723,925        $   0.75
                                                      =========        =========        ========

Options to purchase 30,000 shares of common stock at $16 per share and 210,000 shares of common stock at $22 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 17:  Fair Values of Financial Instruments
----------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents and Cash Surrender Value of Life Insurance - The fair value of cash and cash equivalents and the cash surrender value of life insurance approximates carrying value.

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

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, and loans sold under repurchase agreement. The rates at December 31, 2005, approximate market rates, thus the fair value approximates carrying value.

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

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 17:  Fair Values of Financial Instruments (continued)
----------------------------------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                                         2005                              2004
                                          ----------------------------------------------------------------
                                             Carrying            Fair           Carrying           Fair
                                              Amount             Value           Amount            Value
                                          ----------------------------------------------------------------
Assets
   Cash and cash equivalents............... $  36,600        $   36,600       $   21,396        $   21,396
   Trading account securities..............     3,408             3,408            3,223             3,223
   Investment securities available for sale   113,483           113,483           95,997            95,997
   Investment securities held to maturity..     2,353             2,350           10,492            10,581
   Loans including loans held for sale, net   519,881           515,401          471,891           477,759
   Interest receivable.....................     2,975             2,975            2,427             2,427
   Stock in FHLB...........................     2,545             2,545            2,439             2,439
   Cash surrender value of life insurance..    12,518            12,518            8,966             8,966

Liabilities
   Deposits................................   576,181           553,878          483,534           486,416
   Borrowings..............................    76,762            76,803           97,378            97,826
   Interest payable........................     1,346             1,346              817               817

Off-Balance Sheet Commitments..............        --                --               --                --

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 18:  Condensed Financial Information (Parent Company Only)
---------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
                                                          December 31,
                                                      -------------------
                                                        2005      2004
                                                      -------------------

Assets
   Cash ..........................................    $   113    $   172
   Interest-earning deposits .....................         --         --
                                                      -------    -------
        Cash and cash equivalents ................        113        172

   Investment in common stock of subsidiary ......     50,545     47,173
   Trading securities ............................      3,408      3,223
    Other ........................................         --         39
                                                      -------    -------
     Total Assets ................................    $54,066    $50,607
                                                      =======    =======


Liabilities
   Deferred compensation .........................    $ 3,408    $ 3,223
   Other .........................................        144         --
                                                      -------    -------
        Total Liabilities ........................      3,552      3,223


Shareholders' Equity .............................     50,514     47,384
                                                      -------    -------
        Total Liabilities and Shareholders' Equity    $54,066    $50,607
                                                      =======    =======


Condensed Statements of Income

                                                                   Year Ended December 31,
                                                              -------------------------------
                                                                2005        2004        2003
                                                              -------------------------------
Income
   Dividends from subsidiary .............................    $ 2,826     $ 2,884     $ 4,877
   Other income ..........................................        221         300         504
                                                              -------     -------     -------
     Total income ........................................      3,047       3,184       5,381

Expenses .................................................        259         332         527
                                                              -------     -------     -------

Income before income tax and equity in undistributed
   income of subsidiary ..................................      2,788       2,852       4,854
   Income tax benefit ....................................        (15)        (19)        (10)
                                                              -------     -------     -------

Income before equity in undistributed income of subsidiary      2,803       2,871       4,864

Equity in undistributed income of subsidiary .............      4,420       3,834         190
                                                              -------     -------     -------

Net Income ...............................................    $ 7,223     $ 6,705     $ 5,054
                                                              =======     =======     =======

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 18:  Condensed Financial Information (Parent Company Only) (continued)
---------------------------------------------------------------------------

Condensed Statements of Cash Flows

                                                                    Year Ended December 31,
                                                                --------------------------------
                                                                  2005        2004        2003
                                                                --------------------------------
Operating Activities
   Net income ..............................................    $ 7,223     $ 6,705     $ 5,054
   Items not requiring cash:
     Equity in undistributed income ........................     (4,420)     (3,834)       (190)
     Securities losses .....................................         --          --           3
     Change in other assets ................................        (54)       (151)       (224)
     Change in other liabilities ...........................        238         281          94
     Tax effect of nonqualified stock option exercise ......          8          --          --
                                                                -------     -------     -------
       Net cash provided by operating activities ...........      2,995       3,001       4,737
                                                                -------     -------     -------

Investing Activities
   Proceeds from sales of securities available for sale ....         --          --         127
   Pay down ESOT loan ......................................         79          61          61
                                                                -------     -------     -------
       Net cash provided by (used in) investing activities .         79          61         188
                                                                -------     -------     -------

Financing Activities
   Dividends paid ..........................................     (3,132)     (3,127)     (2,985)
   Cash paid for fractional shares .........................         (1)         --          --
   Stock options exercised .................................         66         175          --
   Repurchase of common stock ..............................        (66)     (1,232)       (768)
                                                                -------     -------     -------
        Net cash used by financing activities ..............     (3,133)     (4,184)     (3,753)
                                                                -------     -------     -------

Net Change in Cash .........................................        (59)     (1,122)      1,172

Cash at Beginning of Year ..................................        172       1,294         122
                                                                -------     -------     -------

Cash at End of Year ........................................    $   113     $   172     $ 1,294
                                                                =======     =======     =======

Note 19:  Quarterly Results of Operations for the Years Ended December 31, 2005 and 2004 (Unaudited)
----------------------------------------------------------------------------------------------------

                                                                                  Weighted Average          Net Income
                                                                                 Shares Outstanding          Per Share
Quarter      Interest    Interest  Net Interest  Provision for                 -----------------------   -----------------
Ended         Income     Expense     Income       Loan Losses   Net Income       Basic        Diluted     Basic    Diluted
--------------------------------------------------------------------------------------------------------------------------
2005
March ...    $  7,788    $ 2,762    $    5,026    $      330    $    1,643     6,601,225     6,623,440    $ 0.25   $  0.25
June ....       8,386      3,210         5,176           330         1,852     6,602,740     6,619,982      0.28      0.28
September       9,046      3,716         5,330           240         1,908     6,604,187     6,624,086      0.29      0.29
December        9,659      4,367         5,292           240         1,820     6,606,462     6,626,955      0.28      0.27
             --------    -------    ----------    ----------    ----------
             $ 34,879    $14,055    $   20,824    $    1,140    $    7,223     6,603,654     6,623,616      1.09      1.09
             ========    =======    ==========    ==========    ==========

2004
March ...    $  6,903    $ 2,031    $    4,872    $      330    $    1,653     6,658,916     6,675,183    $ 0.25      0.25
June ....       7,081      2,082         4,999           330         1,574     6,631,228     6,651,469      0.24      0.24
September       7,210      2,256         4,954           330         1,750     6,598,754     6,618,073      0.27      0.26
December        7,538      2,499         5,039           330         1,728     6,598,554     6,622,557      0.26      0.26
             --------    -------    ----------    ----------    ----------
             $ 28,732    $ 8,868    $   19,864    $    1,320    $    6,705     6,621,863     6,641,803      1.01      1.01
             ========    =======    ==========    ==========    ==========

                      (This page left blank intentionally.)

Shareholder Information
-----------------------

Common Stock Information

                                     Price Per Share
-----------------------------------------------------------------------
                      2005              2004          Dividends Declared
-----------------------------------------------------------------------
Quarter           High     Low     High      Low        2005       2004
-----------------------------------------------------------------------

First Quarter   $ 16.50  $ 14.37  $ 14.95  $ 12.81    $0.1182    $0.1182
Second Quarter    15.45    13.34    15.35    14.36     0.1182     0.1182
Third Quarter     15.90    14.36    15.45    14.45     0.1182     0.1182
Fourth Quarter    16.08    14.09    16.76    14.72     0.1200     0.1182


Common Stock Listing
Monroe Bancorp common stock is traded on the NASDAQ National Market System under the trading symbol MROE (Cusip #6103-13-108). At the close of business on December 31, 2005, there were 6,639,842 shares outstanding held by 304 shareholders of record.

Market Makers
Hill Thompson Magid
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Knight Securities
McConnell, Budd & Romano, Inc.
Charles Schwab
Smith Barney
UBS Warburg

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
ecarr@rtco.com


Form 10-K and Financial Information
Monroe Bancorp, upon request and without charge, will furnish shareholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact: Kathryn E. Burns Vice President, Director of Finance Monroe Bancorp 210 E. Kirkwood Avenue Bloomington, IN 47408
(812) 336-0201 kburns@monroebank.com

For information online, visit
www.monroebank.com
o   2005 Annual Report
o   Quarterly earnings releases
o   Press releases
o   Link to SEC filings

Corporate Information
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson, Hendricks and Hamilton counties.


Annual Meeting
The 2006 Annual Meeting of Shareholders will be held on April 27, 2006, at 10:00 a.m. at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.