Form 10-K, Exhibit 13
period 2006-12-31
MONROE BANCORP
filed 2007-03-15
CIK 745456

Exhibit 13 - 2006 Annual Report
-------------------------------

Table of Contents
-----------------


Five-year Financial Summary                                                   16

Management's Discussion and Analysis                                          18

Report of Independent Registered Public Accounting Firm                       32

Consolidated Financial Statements                                             33

Notes to Consolidated Financial Statements                                    37

Five-year Total Shareholder Return                                            55

Executive Management and Board of Directors of Monroe Bank and Monroe Bancorp 55

Shareholder Information                                        Inside back cover

Five-Year Financial Summary                   (dollar amounts in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------

                                                          At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                  2006         2005         2004         2003         2002
                                              --------------------------------------------------------------
Summary of Operations
Interest income - tax equivalent ..........   $   45,852   $   35,540   $   29,332   $   28,726   $   30,619
Interest expense ..........................       21,978       14,055        8,868        8,792       11,048
                                              ----------   ----------   ----------   ----------   ----------
Tax-equivalent net interest income ........       23,874       21,485       20,464       19,934       19,571
Less:  tax-equivalent adjustment (1) ......        1,209          661          600          794          833
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       22,665       20,824       19,864       19,140       18,738
Less: provision for loan losses ...........        1,200        1,140        1,320        3,920        1,762
Other noninterest income ..................        9,492        9,258        8,302        8,182        6,070
Other noninterest expenses ................       20,098       18,054       16,921       16,285       13,931
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................       10,859       10,888        9,925        7,117        9,115
Income tax expense ........................        3,273        3,665        3,220        2,063        3,017
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    7,586   $    7,223   $    6,705   $    5,054   $    6,098
                                              ==========   ==========   ==========   ==========   ==========

Per Share Data
Basic earnings per share ..................   $     1.15   $     1.09   $     1.01   $     0.75   $     0.91
Diluted earnings per share ................         1.15         1.09         1.01         0.75         0.91
Dividends per common share ................       0.4800       0.4745       0.4727       0.4455       0.4364
Book value per common share ...............         8.24         7.64         7.18         6.81         6.59

Total cash dividends declared .............   $    3,150   $    3,132   $    3,127   $    2,984   $    2,928

Average common and common equivalent
     shares outstanding ...................    6,596,772    6,623,616    6,641,803    6,723,925    6,715,272

Selected Year-end Balances
Total assets ..............................   $  748,193   $  713,060   $  633,970   $  589,263   $  533,317
Earning assets ............................      691,156      654,324      589,671      536,340      497,028
Total securities ..........................      120,250      119,244      109,712      106,195      100,292
Total loans - including loans held for sale      559,463      525,466      477,085      424,511      391,315
Allowance for loan losses .................        6,144        5,585        5,194        5,019        4,574
Total deposits ............................      589,328      576,181      483,534      436,683      398,567
Borrowings ................................       98,079       76,762       97,378      101,872       85,240
Shareholders' equity ......................       53,505       50,514       47,384       45,375       44,263


16     Monroe Bancorp 2006 Annual Report

Five-Year Financial Summary                   (dollar amounts in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------

                                                          At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                  2006         2005         2004         2003         2002
                                              --------------------------------------------------------------
Selected Average Balances
Total assets ..............................     $730,137     $662,806     $607,619     $562,836     $520,310
Earning assets ............................      681,999      618,092      564,646      527,561      487,133
Total securities ..........................      117,553      111,778      106,703      100,479       96,392
Total loans - including loans held for sale      549,463      499,503      451,055      411,762      381,126
Allowance for loan losses .................        5,891        5,500        5,061        5,689        4,206
Total deposits ............................      582,762      521,235      459,765      425,378      392,789
Borrowings ................................       87,429       85,104       94,962       87,042       79,055
Shareholders' equity ......................       52,001       48,387       46,428       45,188       42,588

Performance Ratios
Average loans to average deposits .........        94.29 %      95.83 %      98.11 %      96.80 %      97.03 %
Allowance to period end portfolio loans ...         1.10         1.07         1.09         1.19         1.19
Average equity to average assets ..........         7.12         7.30         7.64         8.03         8.19
Return on assets ..........................         1.04         1.09         1.10         0.90         1.17
Return on equity ..........................        14.59        14.93        14.44        11.18        14.32
Dividend payout ratio (2) .................        41.52        43.36        46.64        59.05        48.01
Efficiency ratio (3) ......................        59.29        58.01        57.95        56.98        54.82

(1) Tax-equivalent basis was calculated using a 40% tax rate for municipal bonds and a state statutory rate of 8.5% on U.S. government agency bonds held in an out-of-state investment subsidiary and real estate loans held in a real estate investment trust (REIT).

(2) Dividends declared on common shares divided by net income available to shareholders.

(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.



                                        Monroe Bancorp 2006 Annual Report     17

Management's Discussion and Analysis
--------------------------------------------------------------------------------

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Financial Review. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly-owned subsidiary, MB Portfolio Management, Inc. and MB Portfolio Management's wholly-owned subsidiary, MB REIT, Inc.

Portions of information in this Management's Discussion and Analysis contain forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions;
(2) changes in the interest rate environment; (3) prepayment speeds, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the markets in which the Company does business; (5) legislative or regulatory changes adversely affecting the business of the Company; (6) changes in real estate values or the real estate markets; (7) unexpected and/or adverse outcomes in pending or future litigation; and (8) the Company's business development efforts in new markets in and around Hendricks and Hamilton counties.

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 17 locations in Monroe, Jackson, Hendricks, Hamilton and Lawrence Counties, Indiana. Approximately 70 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in Hendricks County and other markets in the greater Indianapolis area. The Bank had a 31.2 percent share of deposits within its core market of Monroe County as of June 30, 2006, holding the largest market share in Monroe County for the seventh consecutive year according to data published annually by the Federal Deposit Insurance Corporation (FDIC).

Competitive Advantage and Focus: The Bank provides a full line of banking services and operates with a focus on relationship building, community involvement and a commitment to exceptional customer service. Management believes that the Company's culture of community service and support, its commitment to be responsive to customer needs, its sales culture, and its focus on consistently providing outstanding service quality are keys to its past and future success.

Significant Matters Concerning 2006 Results: The Company focused much of its effort during 2006 in four areas. The first area of focus was loan growth. As a result of hiring additional lenders and increased business development activity, total loans at December 31, 2006 were $559,463,000 which was 6.5 percent greater than the December 31, 2005 balance of $525,466,000. Most of the growth took place in commercial real estate, followed by construction loans. All of the loan growth took place at the Bank's locations in Central Indiana (Hendricks and Hamilton counties). At year-end 2006, the Bank had total loans of $146,122,000 at its Central Indiana locations, up from $109,081,000 at year-end 2005.

The second area of Management focus was pricing discipline and other strategies to offset pressure on the Company's net interest margin created by the increase in short term rates and the flat yield curve that took place during 2006. The Company's tax-equivalent margin increased to 3.50 percent for 2006 compared to
3.48 percent for 2005. The two basis point increase experienced in 2006 contrasts to the fourteen basis point decline that took place between 2004 (3.62 percent) and 2005 (3.48 percent). Actions contributing to the improvement include managing rates on certain core deposit products so that they lag changes in market rates, investing the proceeds from maturing securities at higher rates, loans becoming a higher percentage of total earning assets and other factors.

The third area of focus was noninterest income growth primarily in our Wealth Management Group and debit card interchange fees. Income from fiduciary activities (trust and asset management) increased by $156,000 or 10.1 percent over 2005. Trust assets under management grew to $271,766,000 at December 31, 2006, a 14.7 percent increase from the balance of $237,026,000 a year ago. Debit card interchange fees were $776,000 for 2006, compared to $645,000 for 2005, an increase of 20.3 percent. The growth in these areas helped to offset a decline in income from mortgages sold in the secondary market. As interest rates increased the demand for mortgage refinancing and new home loans decreased.

The fourth area of focus was investing in facilities and equipment to enable us to continue our growth. We opened our first full-service banking center in Brownsburg (Hendricks County) in January 2006. Deposits at this banking center grew from an average of $25,996,000 for December 2005 to an average of $44,206,000 for December 2006. This reflects an increase of 70.1 percent. We also purchased land in Plainfield, Indiana, and signed a commitment to purchase land in Avon, Indiana, and will begin building two more full-service banking centers in 2007. We expanded our Operations Center to house our loan operations function and remodeled

18     Monroe Bancorp 2006 Annual Report

--------------------------------------------------------------------------------

our current Loan Center to provide a more efficient and customer-friendly venue. The building was also appropriately renamed the "Business Center" as it now houses employees whose focus is on developing new business and servicing existing customers. We invested in document imaging software and equipment, which will allow us to operate more efficiently as the Company's geographic footprint continues to expand.

The Company earned $1.15 per basic and diluted common share during 2006 as compared to $1.09 per basic and diluted share for 2005. Return on average shareholders' equity (ROE) for 2006 was 14.59 percent, compared to 14.93 percent ROE for the year ended December 31, 2005. Return on average assets (ROA) for the year ended December 31, 2006 was 1.04 percent, compared to 1.09 percent for the year ended December 31, 2005.

The Company has increased its annual dividend each year during the past 18 years, increasing it to $0.4800 in 2006.

Economic or Industry-wide Factors Relevant to Future Performance: The Company's performance will be affected by changes in interest rates that may have an impact on loan demand, the Bank's net interest margin, asset quality and the level of economic activity in the Company's market area. Changes to the shape of the yield curve are also significant to the performance of the Company. The flat yield curve that existed through much of 2006 placed pressure on the Company's net interest margin. Management believes that the Company's future net interest margin would be enhanced if a significant positive slope returns to the curve. Conversely, the Company's net interest margin could compress if a negative interest rate slope were to be maintained in 2007. Refer to the Projected Change in Net Interest Income table on page 23 for details.

Challenges and Opportunities On Which Management is Focused: The Bank will have to continue to have loan growth at or above the level experienced in 2006 if the Company is to meet its financial objectives. At the same time management will continue to focus on credit processes that will help ensure high level of asset quality is maintained overall. Other challenges include accelerating the growth of low cost core deposits, managing interest rate risk in an uncertain and difficult interest rate environment, continuing rapid growth of the Company's Wealth Management Group, growing other sources of noninterest income, and ensuring that operating controls and procedures are appropriate and effective as the Company grows and becomes more complex.

Management expects its continued expansion into markets near Indianapolis to make significant contributions to the Company's loan and deposit growth. The success of the full-service banking center that the Company opened in Brownsburg (Hendricks County) in January of 2006 is a key component of the strategies being employed to stimulate the growth of core deposits. Two new full-service banking centers are expected to open in 2007. The offices will be located in Plainfield and Avon in Hendricks County, which is just west of Indianapolis. The performance of these offices is significant to the achievement of the Company's growth objectives.

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of; (1) achieving and sustaining a rapid rate of loan growth, (2) attracting stable funding that provides the desired net interest margin, and (3) maintaining an interest rate risk profile that is as close to neutral as possible. Management believes the funding component of this equation will be as challenging and important to the Company's performance as is the need for strong loan growth. The funding issue has become an even greater challenge as the industry aggressively competes for deposits in general and core deposits in particular.

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


                                        Monroe Bancorp 2006 Annual Report     19

--------------------------------------------------------------------------------

financial statements (pages 37 to 39) and discussion throughout this Management's Discussion and Analysis. Following is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

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

Non-GAAP Financial Measures
In January 2003, the United States Securities and Exchange Commission ("SEC") issued Regulation G, "Conditions for Use of Non-GAAP Financial Measures." A non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flow that excludes (includes) amounts or adjustments that are included (excluded) in the most directly comparable measure calculated in accordance with generally accepted accounting principles ("GAAP"). Regulation G requires companies that present non-GAAP financial measures to disclose a numerical reconciliation to the most directly

20     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

comparable measurement using GAAP as well as the reason why the non-GAAP measure is an important measure. Management has used the following non-GAAP financial measure throughout this Management's Discussion and Analysis:

     o In the "Net Interest Income" section, the discussion is focused on tax-equivalent rates and margin. Management believes a discussion of the changes in tax-equivalent rates and margin is more relevant because it better explains changes in after-tax net income.


Results of Operations
---------------------

                                                                        Year Ended December 31,
                                               ----------------------------------------------------------------------------

                                                          $ Change      % Change                  $ Change       % Change
Summary of Operations                            2006     from 2005     from 2005        2005     from 2004      from 2004
                                               ----------------------------------------------------------------------------
Net interest income before provision .....     $22,665     $ 1,841         8.84 %      $20,824     $   960          4.83 %
Provision for loan losses ................       1,200          60         5.26          1,140        (180)       (13.64)
Net interest income after provision ......      21,465       1,781         9.05         19,684       1,140          6.15
Other income .............................       9,492         234         2.53          9,258         956         11.52
Other expense ............................      20,098       2,044        11.32         18,054       1,133          6.70
Net income ...............................       7,586         363         5.03          7,223         518          7.73

Per Common Share
Basic and fully diluted earnings per share     $  1.15     $  0.06         5.50 %      $  1.09     $  0.08          8.02 %
Cash dividends per share .................      0.4800      0.0055         1.16         0.4745      0.0018          0.37

Ratios Based on Average Balances
Return on assets .........................        1.04 %       N/A        (4.59)%         1.09 %       N/A         (0.91)%
Return on equity .........................       14.59         N/A        (2.28)         14.93         N/A          3.39


Net Income
2006 Compared to 2005
The following discussion relates to the information presented in the preceding table. In 2006, net income increased $363,000, or 5.0 percent over 2005. Management attributed positive increases in 2006 income to the following:

     o Loan and deposit growth and improvement in the net interest margin. Loans, excluding loans held for sale, were $556,918,000 at December 31, 2006, an increase of $32,760,000, or 6.3 percent, over year-end 2005. Total deposits grew $13,147,000, or 2.3 percent, with $18,562,000 of growth in interest-bearing deposits. Noninterest-bearing deposits declined $5,415,000 or 6.4 percent. All of the loan growth and 52.9 percent of the deposit growth took place within the Company's Hendricks and Hamilton County offices. The tax-equivalent net interest margin as a percent of average interest-earning assets improved to 3.50 percent in 2006 from 3.48 percent in 2005.

     o Growth in other income. Total noninterest income increased by $234,000, or 2.5 percent in 2006 compared to 2005. The Company experienced growth in trust department fee income of $156,000, or 10.1 percent, in debit card interchange income of $131,000, or 20.3 percent and in cash surrender value of bank owned life insurance (BOLI) of $130,000, or 37.2 percent. These increases were partially offset by decreases in gains on sales of residential mortgage loans of $190,000 or 15.4 percent and a decrease of $115,000, or 12.8 percent in commissions from annuity sales and full-service brokerage fees in 2006 compared to 2005.

2005 Compared to 2004
The following discussion relates to the information presented in the preceding table. In 2005, net income increased $518,000, or 7.7 percent over 2004. Management attributed positive increases in 2005 income to the following:

     o Loan and deposit growth. Loans, excluding loans held for sale, were $524,158,000 at December 31, 2005, an increase of 10.5 percent, or $49,813,000 over year-end 2004. Total deposits grew $92,647,000, or
          19.2 percent, with $78,591,000 of growth in interest-bearing deposits. Noninterest-bearing deposits grew $14,056,000 or 19.8 percent.


                                        Monroe Bancorp 2006 Annual Report     21

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

     o Approximately 64 percent of the loan growth and 3 percent of the deposit growth took place within the Company's Hendricks and Hamilton County offices.

     o Improvement in asset quality. Nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $2,032,000, or 0.3 percent of total assets at December 31, 2005 compared to $4,053,000, or 0.6 percent of total loans at December 31, 2004. Net loans of $750,000 were charged off during 2005 compared to $1,145,000 in 2004.

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

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2006. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                                             Tax-equivalent                    Net Interest
                 Interest  Interest  Net Interest   Earning   Net Interest   Tax-equivalent     Income (not
                  Income   Expense      Margin      Assets       Income        Adjustment     Tax-equivalent)
                 --------------------------------------------------------------------------------------------
2006............   6.72%    3.22%       3.50%     $ 681,999     $ 23,874        $ 1,209          $ 22,665
2005............   5.75%    2.27%       3.48%       618,092       21,485            661            20,824
2004............   5.19%    1.57%       3.62%       564,646       20,464            600            19,864


2006 Compared to 2005
In 2006, the tax-equivalent net interest margin increased to 3.50 percent from
3.48 percent in 2005. The two basis point increase experienced in 2006 contrasts to the fourteen basis point decline that took place between 2004 (3.62 percent) and 2005 (3.48 percent). Actions contributing to the improvement include managing rates on certain core deposit products so that they lag changes in market rates, investing the proceeds from maturing securities at higher rates, loans becoming a higher percentage of total earning assets and other factors.

In 2006, the tax-equivalent yield on interest-earning assets increased 97 basis points (100 basis points equals 1 percent) while the cost of interest-bearing liabilities increased 95 basis points, resulting in a two basis point increase in the net interest margin as a percent of average earning assets. Yields on loans increased by 101 basis points, yields on securities increased 81 basis points and yields on interest-bearing deposits and borrowings increased by 105 basis points.

2005 Compared to 2004
In 2005, the tax-equivalent yield on interest-earning assets increased 56 basis points while the cost of interest-bearing liabilities increased 70 basis points, resulting in a 14 basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans increased by 63 basis points, yields on securities increased 6 basis points and yields on interest-bearing deposits and borrowings increased by 81 basis points. The decline in the margin was primarily the result of yields in the investment portfolio not increasing at the same pace as rates paid on deposits and borrowings due to the flattening of the yield curve that took place during 2005. The prime rate increased 200 basis points while the yield on five-year treasury bonds only increased by 72 basis points during 2005. The Bank remained liability sensitive (liabilities reprice more quickly than assets), however the Bank was able to have increases on the rates paid on certain deposit products lag increases in market rates during 2005 which helped moderate the impact of being liability sensitive.

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


22     Monroe Bancorp 2006 Annual Report

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

Management uses several techniques to measure interest rate risk. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in the net portfolio value (NPV) of its cash flows from assets and liabilities in the event of hypothetical changes in interest rates. Management also forecasts the net interest income that the Company's current balance sheet would yield over the next twelve months assuming the same hypothetical changes in interest rates. A third method used by the Company to measure interest rate risk is an interest rate sensitivity gap analysis. The gap analysis is utilized to quantify the repricing characteristics of the Company's assets and liabilities.

Management believes that its forecast of changes in net interest income under various rate shocks is the more valuable and easiest to interpret interest rate risk measurement technique. Management believes that interested parties will derive a better understanding of how the Company's intermediation activities will perform under different rate scenarios from its presentation of projected net interest income under various rate shocks. This should help users of the information form clearer opinions of the Company's interest rate sensitivity.

The charts below summarize the results of management's forecast of net interest income that would be generated by the Company's December 31, 2006 and December 31, 2005 balance sheets under rate shocks ranging from a sudden and sustained increase of three percent (200 basis points) to a sudden and sustained decrease of two percent (200 basis points) with no effect given to any steps that management might take to counteract that change. The Company's Board of Directors adopted an interest rate risk policy which established a 20 percent maximum increase or decrease in net interest income in the event of a sudden and sustained 2 percent (200 basis point) increase or decrease in interest rates.

                      Projected Change in Net Interest Income - December 31, 2006
--------------------------------------------------------------------------------------------------------------
                                Projected Net Interest             $ Change
                                    Income Over the             in Net Interest                % Change
   Change in Interest Rate        Next Twelve Months                Income                  in Net Interest
       (basis points)               (in thousands)              (in thousands)                  Income
--------------------------------------------------------------------------------------------------------------
            +200                     $  20,593                     $ (1,197)                    (5.49) %
            +100                        21,264                         (526)                    (2.41)
              0                         21,790                            0                         0
            -100                        22,070                          280                      1.28
            -200                        21,954                          164                      0.75

                      Projected Change in Net Interest Income - December 31, 2005
--------------------------------------------------------------------------------------------------------------
                                Projected Net Interest             $ Change
                                    Income Over the             in Net Interest                % Change
   Change in Interest Rate        Next Twelve Months                Income                  in Net Interest
       (basis points)               (in thousands)              (in thousands)                  Income
--------------------------------------------------------------------------------------------------------------
            +200                     $  22,833                     $   (100)                    (0.44) %
            +100                        22,974                           41                      0.18
              0                         22,933                            0                         0
            -100                        22,994                           61                      0.26
            -200                        22,689                         (244)                    (1.07)




                                        Monroe Bancorp 2006 Annual Report     23

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

The analysis of the two periods indicates that the Company's balance sheet continues to have a relatively low interest rate risk. However, it is worth noting that at year-end 2006 the Company is more vulnerable to 100 or 200 basis points upward rate shocks and less vulnerable to 100 and 200 basis points downward rate shocks.

While many balance sheet and interest rate factors contributed to the year-over-year changes noted above, the primary causes for these changes are the increase in indexed floating liabilities (e.g., money market savings deposits that are tied to the federal funds rate) and the increase in interest rates that has taken place between the two periods. The gap between assets and liabilities that reprice within one year has increased from $118,120,000 at December 31, 2005 to $178,888,000 at December 31, 2006. In both cases, repricing liabilities exceed repricing assets. Importantly, a significant percentage of the increase in liability sensitivity between the two periods is the result of the growth of indexed deposits subject to repricing on a daily basis. As a result of the increased liability sensitivity, the decline in net interest income that would result from a sudden 200 basis points upward rate shock has increased from $100,000 at December 31, 2005 to $1,197,000 at December 31, 2006.

The improvement shown in response to a 200 basis points downward rate shock is largely related to the increase in the Company's liability sensitivity (described above) in combination with the higher interest rates that existed at year-end 2006. The relatively low rates that existed on December 31, 2005 limited the ability of many of the Company's liabilities to reprice downward by the 200 basis points dictated by the rate shock. The higher rates that were present on December 31, 2006 improved the Company's ability to appropriately lower liability rates in the event of a downward rate shock.

Interest Rate Sensitivity

                                                                                     At December 31, 2006
                                                           ---------------------------------------------------------------------
                                                             1 - 90         91 - 365         1 - 5          Over
                                                              Days            Days           Years        5 Years        Total
                                                           ---------------------------------------------------------------------
Rate-Sensitive Assets:
    Federal funds sold ...............................     $   5,803       $      --       $      --     $      --     $   5,803
    Investment securities ............................        12,305          17,291          61,149        29,505       120,250
    Loans ............................................       200,908         126,047         215,678        16,830       559,463
    Federal Home Loan Bank stock .....................         2,312              --              --            --         2,312
    Interest-earning deposits ........................         3,328              --              --            --         3,328
                                                           ---------       ---------       ---------     ---------     ---------
        Total rate-sensitive assets ..................     $ 224,656       $ 143,338       $ 276,827     $  46,335     $ 691,156
                                                           ---------       ---------       ---------     ---------     ---------

Rate-Sensitive Liabilities:
    Interest-bearing deposits ........................     $ 316,270       $ 155,953       $  37,202     $     120     $ 509,545
    Borrowings .......................................        72,859           1,800          18,721         4,699        98,079
                                                           ---------       ---------       ---------     ---------     ---------
        Total rate-sensitive liabilities .............     $ 389,129       $ 157,753       $  55,923     $   4,819     $ 607,624
                                                           ---------       ---------       ---------     ---------     ---------

Interest rate sensitivity gap by period ..............     $(164,473)      $ (14,415)      $ 220,904     $  41,516     $  83,532
Cumulative rate sensitivity gap ......................      (164,473)       (178,888)         42,016        83,532            --
Cumulative rate sensitivity gap ratio (as a percentage
      of earning assets) at December 31, 2006 ........        (23.80)%        (25.88)%          6.08 %       12.09 %

As shown on the Interest Rate Sensitivity table presented above, as of December 31, 2006 the Company has $178,888,000 more interest rate-sensitive liabilities subject to repricing within the next twelve months than interest-earning assets. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is fairly minimal (5.49 percent if rates increase 200 basis points, per the table on the preceding page) is because many of the Company's repricing liabilities have rates that are administratively set by the Company as opposed to being tied to a specific index. However, as previously discussed more interest-bearing deposits were tied to specific indices in 2006 than in 2005.

Management believes that it has the ability to have many of its administratively set deposit rates lag behind an upward movement in market rates. As a result, management believes that rising rates would have less of an impact than otherwise would be expected in light of the Company's liability sensitivity. However, this result is wholly dependent upon the validity of management's assumptions concerning its ability to have the rates paid on certain deposit accounts lag changes in market rates, changes to the slope of the yield curve and customer-driven changes in the Company's deposit mix.

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


24     Monroe Bancorp 2006 Annual Report

--------------------------------------------------------------------------------

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

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis (FHLB), to obtain brokered certificates of deposit, and from a revolving line of credit. FHLB advances were $19,430,000 at December 31, 2006 compared to $33,781,000 at December 31, 2005. At December 31, 2006, the
Company had excess borrowing capacity at the FHLB of $35,039,000 as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity was not limited by the Board resolution, the Company would have excess borrowing capacity of $58,313,000 based on collateral.

In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. The Company also uses brokered certificates of deposit as a source of longer-term funding. At December 31, 2006, the Company had $27,061,000 brokered certificates of deposit on its balance sheet compared to $49,712,000 at December 31, 2005. In 2006, the Company obtained a revolving line of credit with U. S. Bank. At December 31, 2006, the balance on this line of credit was $800,000 and had a remaining borrowing capacity of $9,200,000. Also in 2006, the Company formed Monroe Bancorp Capital Trust I (Trust). The Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Company's internal Asset/Liability Committee (ALCO) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.




                                        Monroe Bancorp 2006 Annual Report     25

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

The following table shows contractual obligations of the Company.

                                                         Less than                               More than
Contractual Obligations                        Total       1 Year     1-3 Years    3-5 Years      5 Years
----------------------------------------------------------------------------------------------------------
Time deposits ..........................     $247,542     $210,220     $ 33,292     $  3,910     $    120
Long-term debt obligations (1) .........       24,420        1,000       15,628           --        7,792
Capital lease obligations (2) ..........           --           --           --           --           --
Operating lease obligations ............        1,325          405          646          274           --
Purchase obligations ...................          669          209          460           --
Other long-term liabilities reflected on
    the balance sheet under GAAP (2) ...           --           --           --           --           --

                                             --------     --------     --------     --------     --------
     Total .............................     $273,956     $211,834     $ 50,026     $  4,184     $  7,912
                                             ========     ========     ========     ========     ========

(1) FHLB advances, loans sold under repurchase agreements and trust preferred debenture
(2)  None

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. Historically, the main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2006, 2005 and 2004 the Bank declared dividends to the holding company of $1,545,000, $2,826,000, and $2,884,000, respectively. As of January 1, 2007, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $10,586,000, versus $8,254,000 at January 1, 2006. As discussed in
Note 11 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 36 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2006, the Company had $624,000 short-term public fund certificates of deposit compared to $7,416,000 of these deposits as of December 31, 2005.

The Company anticipates opening two full-service banking centers in Avon and Plainfield (Hendricks County) before the end of 2007. The Company had purchased land in the amount of $772,000 for the Plainfield banking center at December 31, 2006. The land purchase for the Avon banking center had not been finalized at year end. The estimated cost of the Plainfield banking center (building, furniture and equipment) is $1,900,000. The estimated cost of the Avon banking center (building, furniture, equipment and land) is $2,900,000. The Company also anticipates buying two additional parcels of land in Central Indiana during 2007 for a total cost of approximately $2,100,000. The Company anticipates using existing capital resources to build the banking centers, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 36). During 2006, $7,041,000 of cash was provided by operating activities, compared to $10,853,000 during the same period in 2005. The decrease in this area was primarily a result of the decrease in proceeds from fixed- and variable-rate loans sold on the secondary market. During 2006, $39,298,000 was used for investing activities, compared to $64,548,000 in 2005. The decrease in 2006 primarily resulted from a decrease in net loan growth and fewer security purchases in 2006. In 2006, $29,203,000 of cash was provided by financing activities, primarily from increases in demand and savings deposits compared to $68,899,000 provided in 2005, primarily from increases in certificates of deposit. Overall, net cash and cash equivalents decreased $3,054,000 in 2006 compared to an increase of $36,600,000 in 2005.




26     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Other Income and Expense
------------------------

                                                                   Year Ended December 31,
                                                   -------------------------------------------------------------
                                                                % Change                   % Change
                                                     2006       from 2005       2005       from 2004       2004
                                                   -------------------------------------------------------------
Other Income
  Service charges and fees on deposit accounts     $ 3,614         2.15 %     $ 3,538        19.12 %     $ 2,970
   Fiduciary activities ......................       1,701        10.10         1,545        12.28         1,376
   Commission income .........................         785       (12.78)          900        (3.43)          932
   Realized security gains ...................         115        21.05            95       (54.98)          211
   Unrealized security gains .................          74        --               74       (66.52)          221
   Net gains on loan sales ...................       1,045       (15.38)        1,235        17.62         1,050
   Debit card interchange ....................         776        20.31           645        28.49           502
   Other operating income ....................       1,382        12.72         1,226        17.88         1,040
                                                   -------                    -------                    -------
          Total other income .................     $ 9,492         2.53       $ 9,258        11.52       $ 8,302
                                                   =======                    =======                    =======


Other Expense
   Salaries and employee benefits ............     $11,994        11.28 %     $10,778         6.46 %     $10,124
   Occupancy and equipment ...................       3,151        18.73         2,654         7.28         2,474
   Advertising ...............................         712         9.04           653         9.20           598
   Legal fees ................................         307       (41.63)          526         3.95           506
   Other .....................................       3,934        14.26         3,443         6.96         3,219
                                                   -------                    -------                    -------
          Total other expense ................     $20,098        11.32       $18,054         6.70       $16,921
                                                   =======                    =======                    =======

Other Income
2006 Compared to 2005
Other income increased $234,000, or 2.5 percent, to $9,492,000 compared to $9,258,000 in 2005. This increase occurred primarily due to the following reasons:

     o Trust Department income grew by $156,000, or 10.1 percent during 2006. This growth resulted from several factors, most notably: growth in trust assets under management, increased efforts to attract new accounts and the fact that we offer the only full-service trust department in Monroe County. Trust assets under management increased to $271,766,000 at December 31, 2006 compared to $237,026,000 at
          December 31, 2005.

     o Other operating income increased primarily because bank owned life insurance (BOLI) income increased by $130,000, or 12.7 percent over 2005. The increase in BOLI income resulted primarily from the purchase of $3,200,000 of additional insurance near the end of 2005.

     o Debit card fee income increased by $131,000, or 20.3 percent over 2005, due to an increase in debit card use and changes to the Visa interchange fee schedule that took effect early in 2006.

The increases mentioned above, combined with increases in deposit fee revenue, more than offset a $190,000, or 15.4 percent decline in income from mortgages sold in the secondary market. Management anticipated a decline in mortgage sales in 2006, and focused on growing other fee income areas to compensate for the decline. The Company also experienced a $115,000, or 12.8 percent decline in commission income from investment sales as this business transitioned from a transaction based commission business into one that is management fees based.

2005 Compared to 2004
Other income increased $956,000, or 11.5 percent, to $9,258,000 for 2005 compared to $8,302,000 for 2004. This increase occurred primarily due to the following reasons:

     o Service charges on deposit accounts increased by $568,000, or 19.1 percent during 2005 primarily due to an increase in overdraft protector fees. The Company does not anticipate growth to continue at this rate in 2006.


                                        Monroe Bancorp 2006 Annual Report     27

--------------------------------------------------------------------------------

     o Income on mortgages sold in the secondary market increased by $185,000, or 17.6 percent in 2005. Interest rates were favorable for refinancing and new home purchases, plus the Company increased its sales efforts in its core markets and new markets in Hendricks and Hamilton counties. Approximately 45 percent of the growth came from loans originated in the Company's Hendricks and Hamilton County locations.

     o    Trust Department income (fiduciary activities) grew by $169,000, or
          12.3 percent during 2005. This growth resulted from several factors, most notably increased efforts to attract new accounts. Trust assets under management increased to $237,026,000 at December 31, 2005, compared to $223,828,000 at December 31, 2004, a 5.9 percent increase.

     o Debit card interchange income increased $143,000 or 28.5 percent in 2005 due to increased usage of debit cards by customers.

Other Expense
2006 Compared to 2005
Other expense increased $2,044,000, or 11.3 percent, to $20,098,000 for 2006 compared to $18,054,000 for 2005. The increase in other expense occurred primarily due to the following reasons:

     o Salaries and employee benefits increased by $1,216,000, or 11.3 percent. Salary expense increased by $748,000 (10.2 percent). Annual salary increases contributed approximately $300,000 to the increase in this area. The remainder of the increase was a result of adding personnel to the Bank's wealth management and commercial lending functions, as well as staff for the new Brownsburg full-service banking center and other areas. Benefits expense increased $489,000, primarily due to a $402,000 increase in the expense of the Company's health insurance plan due to a significant increase in claims compared to 2005.

     o Occupancy and equipment expense increased by $497,000, or 18.7 percent. Occupancy expense increased primarily due to; the opening of the Bank's Brownsburg full-service banking center, a significant expansion to the Bank's Operations Center, which was completed early in 2006, and a major renovation of the Bank's Business Center (formerly called the Loan Center).

     o Other operating expenses increased $491,000, or 14.3 percent. The only significant increase in this category was a write off of $113,000 of previous building improvements when the Company remodeled its Business Center.

These increases were partially offset by a $219,000, or 41.6 percent decrease in legal fees. A lawsuit with a builder who filed bankruptcy and his related entities, which had been ongoing since 2003, was partially settled in early 2006 and legal fees decreased significantly as a result. Refer to Note 10 Commitments and Contingent Liabilities (page 47) for a summary of the litigation.

2005 Compared to 2004
Other expense increased $1,133,000, or 6.7 percent, to $18,054,000 for 2005 compared to $16,921,000 for 2004. The increase in other expense occurred primarily due to the following reasons:

     o Salaries and employee benefits increased by $654,000, or 6.5 percent. Approximately 3 percent of the increase can be attributed to annual raises. The remainder is a result of a 5 percent increase in average full-time equivalent employees and increased commission expense tied to increased mortgage sales revenue and increases in bonuses tied to net income growth. The increase in salaries and commissions was partially offset by a decrease in health insurance expense, which declined by $223,000, or 32.4 percent in 2005. This decline occurred due to a decrease in claims filed and because 2005 was the first full year for new insurance options offered to employees.

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

The Company's effective tax rate was 30.1 percent, 33.7 percent and 32.4 percent in 2006, 2005 and 2004, respectively. The tax rate decreased in 2006 primarily because tax-exempt income represented a larger percentage of total pre-tax income.


28     Monroe Bancorp 2006 Annual Report

--------------------------------------------------------------------------------

Financial Condition
Overview
Total assets increased to $748,193,000 at December 31, 2006, a 4.9 percent increase from $713,060,000 at December 31, 2005, with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in borrowings and deposits.

Securities
Securities (trading and investment) owned by the Company increased to $120,250,000 at December 31, 2006, from $119,244,000 at December 31, 2005, an increase of $1,006,000, or 0.8 percent.

Loans
Loans (excluding loans held for resale) increased to $556,918,000 at December 31, 2006, which was $32,760,000, or 6.3 percent higher than at December 31, 2005. The largest growth occurred in the construction loan portfolio which grew $28,939,000, or 42.5 percent, followed by commercial real estate loans which grew $9,445,000 or 6.1 percent. Central Indiana market loans grew $37,041,000 during 2006, while loans in the Bank's core market of Monroe County and its surrounding counties declined by $4,210,000. Commercial real estate loans are the largest segment of the loan portfolio. During 2006, the Company sold $72,772,000 of fixed- and variable-rate mortgages compared to $83,166,000 in 2005. Management expects growth to continue in the Central Indiana region in 2007 with the opening of two more full-service banking centers in Hendricks County.

Asset Quality and Provision for Loan Losses
The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively and management's estimation of expected loan losses inherent in the loan portfolio. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions.

The Company's methodology for assessing the appropriateness of the allowance consists of several key elements:

     o    the formula allowance

     o    specific allowances

     o    the unallocated allowance

A complete discussion of this process is contained in Note 1 of the Notes to Consolidated Financial Statements on pages 37 to 39.

At December 31, 2006, impaired loans totaled $1,343,000, a slight increase from $1,229,000 at December 31, 2005. An allowance for losses was not deemed necessary for impaired loans totaling $904,000, but an allowance of $45,000 was recorded for the remaining balance of impaired loans of $439,000.

Net loans charged off during 2006 were $641,000 or 0.15 percent of average loans compared to $749,000 or 0.15 percent of average loans in 2005. At December 31, 2006, nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $2,497,000, or 0.33 percent of total assets a $465,000 increase from $2,032,000, or 0.28 percent of total assets, at December 31, 2005. Although nonperforming assets increased in 2006, management believes overall credit quality of the loan portfolio is good, and nonperforming assets as a percent of loans remains very low.

At December 31, 2006, the allowance for loan losses was $6,144,000 up from $5,585,000 at year-end 2005. The 2006 provision for loan losses was $1,200,000, a $60,000 increase from the $1,140,000 provision taken in 2005. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2006 was 1.10 percent, up slightly from 1.07 percent at December 31, 2005. Management believes the reserve is adequate to cover the loss exposure on non-performing loans.

Deposits
Deposits were $589,328,000 at December 31, 2006, an increase of $13,147,000, or
2.3 percent compared to $576,181,000 December 31, 2005. Year-end balances skew the growth in deposits, so changes in average December balances will be discussed. Average deposits for December 2006 were $614,184,000 compared to $563,381,000 average deposits in December 2005, an increase of $50,803,000. Approximately $29,992,000 of average deposit growth occurred in not-for-profit and public fund NOW


                                        Monroe Bancorp 2006 Annual Report     29

--------------------------------------------------------------------------------

account deposits, while $21,794,000 of growth occurred in money market savings accounts. Average time deposits increased by $3,610,000. Average brokered CDs declined from an average of $49,718,000 in December 2005 to an average of $29,423,000 in December 2006. This decline was more than offset by growth in other CDs over $100,000. While generating core deposits remains a priority, management uses the brokered CD market as an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in
Note 6 on page 43 of the Notes to the Consolidated Financial Statements.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit (including brokered CDs) mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, which mature daily, FHLB advances, a revolving line of credit, a trust preferred debenture and loans sold under agreements to repurchase.

At December 31, 2006, repurchase agreements were $70,784,000, compared to $40,519,000 at December 31, 2005. The Company had $2,075,000 federal funds purchased at December 31, 2006, compared to none purchased at year-end 2005. FHLB advances totaled $19,430,000 at December 31, 2006 compared to $33,781,000 at December 31, 2005. The Company obtained a $10,000,000 revolving line of credit during 2006 which had a balance of $800,000 at December 31, 2006. The company also issued trust preferred securities during 2006 and the aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company.

Capital
The Company's capital strength continues to exceed regulatory minimums and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital-to-average assets ratio (leverage ratio) was 7.7 percent at December 31, 2006 and 7.5 percent at year-end 2005. At December 31, 2006, the Company had a Tier 1 risk-based capital ratio of 10.0 percent, total risk-based capital percentage of 11.1 percent and a leverage ratio of 7.7 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

Refer to the Liquidity section (page 25) of this Management's Discussion and Analysis for a complete discussion of the Company's planned 2007 building projects. The Company anticipates using existing capital resources to build the banking centers and does not expect the outlays to significantly affect capital levels. Management believes the Company can maintain its "well-capitalized" rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.

Future Accounting Matters

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting standards and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect that the adoption of SFAS No. 157 will have a material impact on our financial condition or results of operations.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (Interpretation No. 48). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes in financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective for the Company beginning January 1, 2007. We have evaluated the requirements of Interpretation No. 48 and determined that it will not have a material effect on our financial condition or results of operations.

In September 2006, the SEC Staff issued Staff Accounting Bulletin ("SAB") No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 will require registrants to quantify misstatements using both the balance sheet and income statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is determined to be material, SAB No. 108 allows registrants to record that effect as a cumulative effect adjustment to beginning retained earnings. The requirements are effective for the Company beginning January 1, 2007. We have evaluated the requirements of SAB No. 108 and determined that it will not have a material effect on our financial condition or results of operations.

In September 2006, the Emerging Issues Task Force Issue 06-4 (EITF 06-4), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, was ratified. EITF 06-4 addresses


30     Monroe Bancorp 2006 Annual Report

--------------------------------------------------------------------------------

accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying EITF 06-4 must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. For calendar year companies, EITF 06-4 is effective beginning January 1, 2008. Early adoption is permitted as of January 1, 2007. We do not expect the adoption of EITF 06-4 to have a material effect on our consolidated financial statements.


































                                        Monroe Bancorp 2006 Annual Report     31

Report of Independent Registered Public Accounting Firm
--------------------------------------------------------------------------------

Audit Committee, Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Monroe Bancorp's internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 2, 2007 expressed unqualified opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting.



/s/ BKD, LLP

Indianapolis, Indiana
March 2, 2007



32     Monroe Bancorp 2006 Annual Report

Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                  December 31,
                                                                            ----------------------
                                                                               2006         2005
                                                                            ----------------------
Assets
Cash and due from banks .................................................   $  24,415    $  26,634
Federal funds sold ......................................................       5,803        7,100
Interest-earning deposits ...............................................       3,328        2,866
                                                                            ---------    ---------
     Total cash and cash equivalents ....................................      33,546       36,600

Trading securities, at fair value .......................................       3,557        3,408
Investment securities
     Available for sale .................................................     115,040      113,483
     Held to maturity (fair value of $1,652 and $2,350) .................       1,653        2,353
                                                                            ---------    ---------
          Total investment securities ...................................     116,693      115,836

Loans ...................................................................     556,918      524,158
     Less:  Allowance for loan losses ...................................      (6,144)      (5,585)
                                                                            ---------    ---------
          Loans, net of allowance for loan losses .......................     550,774      518,573
Loans held for sale .....................................................       2,545        1,308
Premises and equipment ..................................................      15,078       13,039
Federal Home Loan Bank of Indianapolis stock, at cost ...................       2,312        2,545
Other assets ............................................................      23,688       21,751
                                                                            ---------    ---------
            Total Assets ................................................   $ 748,193    $ 713,060
                                                                            =========    =========

Liabilities
Deposits
     Noninterest-bearing ................................................   $  79,783    $  85,198
     Interest-bearing ...................................................     509,545      490,983
                                                                            ---------    ---------
          Total deposits ................................................     589,328      576,181

Borrowings ..............................................................      98,079       76,762
Other liabilities .......................................................       7,281        9,603
                                                                            ---------    ---------
            Total Liabilities ...........................................     694,688      662,546

Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
    Authorized, 18,000,000 shares
    Issued and outstanding - 6,515,342 and 6,639,842 shares, respectively         137          137
Additional paid-in capital ..............................................       9,284       11,277
Retained earnings .......................................................      45,136       40,700
Accumulated other comprehensive loss ....................................        (818)      (1,265)
Unearned ESOT shares ....................................................        (234)        (335)
                                                                            ---------    ---------
            Total Shareholders' Equity ..................................      53,505       50,514
                                                                            ---------    ---------
            Total Liabilities and Shareholders' Equity ..................   $ 748,193    $ 713,060
                                                                            =========    =========

See notes to consolidated financial statements.


                                        Monroe Bancorp 2006 Annual Report     33

Consolidated Income Statements
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                     Year Ended December 31,
                                                                               ------------------------------------
                                                                                  2006         2005         2004
                                                                               ------------------------------------
Interest Income
  Loans receivable .........................................................   $   39,363   $   30,878   $   25,034
  Investment securities
       Taxable .............................................................        3,561        3,286        3,000
       Tax exempt ..........................................................        1,010          483          575
       Trading .............................................................          106           82           72
  Federal funds sold .......................................................          491          104           10
  Other interest income ....................................................          112           46           41
                                                                               ----------   ----------   ----------
             Total interest income .........................................       44,643       34,879       28,732
                                                                               ----------   ----------   ----------

Interest Expense
  Deposits .................................................................       18,005       11,028        6,479
  Borrowings ...............................................................        3,973        3,027        2,389
                                                                               ----------   ----------   ----------
             Total interest expense ........................................       21,978       14,055        8,868
                                                                               ----------   ----------   ----------

Net Interest Income ........................................................       22,665       20,824       19,864
  Provision for loan losses ................................................        1,200        1,140        1,320
                                                                               ----------   ----------   ----------
Net Interest Income After Provision for Loan Losses ........................       21,465       19,684       18,544
                                                                               ----------   ----------   ----------

Other Income
  Fiduciary activities .....................................................        1,701        1,545        1,376
  Service charges on deposit accounts ......................................        3,614        3,538        2,970
  Commission income ........................................................          785          900          932
  Realized and unrealized gains on securities ..............................          189          169          432
  Net gains on loan sales ..................................................        1,045        1,235        1,050
  Debit card interchange ...................................................          776          645          502
  Other income .............................................................        1,382        1,226        1,040
                                                                               ----------   ----------   ----------
             Total other income ............................................        9,492        9,258        8,302
                                                                               ----------   ----------   ----------

Other Expenses
  Salaries and employee benefits ...........................................       11,994       10,778       10,124
  Net occupancy and equipment expense ......................................        3,151        2,654        2,474
  Director and committee fees ..............................................          177          185          166
  Appreciation in directors' and executives' deferred compensation plans....          301          187          259
  Legal fees ...............................................................          307          526          506
  Advertising ..............................................................          712          653          598
  Other expense ............................................................        3,456        3,071        2,794
                                                                               ----------   ----------   ----------
             Total other expenses ..........................................       20,098       18,054       16,921
                                                                               ----------   ----------   ----------

Income before income tax ...................................................       10,859       10,888        9,925
  Income tax expense .......................................................        3,273        3,665        3,220
                                                                               ----------   ----------   ----------
Net Income .................................................................   $    7,586   $    7,223   $    6,705
                                                                               ==========   ==========   ==========

Basic Earnings Per Share ...................................................   $     1.15   $     1.09   $     1.01
Diluted Earnings Per Share .................................................   $     1.15   $     1.09   $     1.01
Weighted-Average Shares Outstanding-Basic ..................................    6,574,092    6,603,654    6,621,862
Weighted-Average Shares Outstanding-Diluted ................................    6,596,772    6,623,616    6,641,803

See notes to consolidated condensed financial statements.

34     Monroe Bancorp 2006 Annual Report

Consolidated Statements of Shareholders' Equity
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                                               Unearned
                                          Common Stock                                          Accumulated    Employee
                                      -------------------  Additional                              Other         Stock
                                         Shares             Paid in   Comprehensive  Retained  Comprehensive   Ownership
                                      Outstanding  Amount   Capital       Income     Earnings  Income (Loss)  Trust Shares   Total
                                      ----------------------------------------------------------------------------------------------
Balances, January 1, 2004...........   6,095,640   $ 137    $ 2,618                  $ 42,689      $ 406         $ (475)   $ 45,375

Comprehensive Income:
   Net income.......................                                      $ 6,705       6,705                                 6,705
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        and reclassification
        adjustment..................                                         (604)                  (604)                      (604)
                                                                          -------
Comprehensive Income................                                      $ 6,101
                                                                          =======
ESOT shares earned..................                             31                                                  61          92
Repurchase of stock, at cost........     (75,530)            (1,232)                                                         (1,232)
Stock options exercised.............      15,000                175                                                             175
Cash dividend ($0.4727 per share)...                                                   (3,127)                               (3,127)
                                      ------------------------------                ------------------------------------------------

Balances, December 31, 2004.........   6,035,110     137      1,592                    46,267       (198)          (414)     47,384

Comprehensive Income:
   Net income.......................                                      $ 7,223       7,223                                 7,223
   Other comprehensive
        income - unrealized losses
        on securities, net of tax
        and reclassification
        adjustment..................                                       (1,067)                (1,067)                    (1,067)
                                                                          -------
Comprehensive Income................                                      $ 6,156
                                                                          =======
ESOT shares earned..................                             19                                                  79          98
Tax effect of nonqualified
        options exercised...........                              8                                                               8
Repurchase of stock, at cost........      (3,826)               (66)                                                            (66)
Stock options exercised.............       5,000                 66                                                              66
Ten percent (10%) stock
        dividend (net of fractional
        shares).....................     603,558              9,658                    (9,658)
Cash dividend ($0.4745 per share)...                                                   (3,132)                               (3,132)
                                      ------------------------------                ------------------------------------------------

Balances, December 31, 2005.........   6,639,842     137     11,277                    40,700     (1,265)          (335)     50,514

Comprehensive Income:
   Net income.......................                                      $ 7,586       7,586                                 7,586
   Other comprehensive
        income - unrealized gains
        on securities, net of tax
        and reclassification
        adjustment..................                                          447                    447                        447
                                                                          -------
Comprehensive Income................                                      $ 8,033
                                                                          =======
ESOT shares earned..................                             53                                                 101         154
Stock option compensation
        expense.....................                             65                                                              65
Repurchase of stock, at cost........    (130,000)            (2,162)                                                         (2,162)
Stock options exercised.............       5,500                 51                                                              51
Cash dividend ($0.4800 per share)                                                      (3,150)                               (3,150)
                                      ------------------------------                ------------------------------------------------

Balances, December 31, 2006.........   6,515,342   $ 137    $ 9,284                  $ 45,136     $ (818)        $ (234)   $ 53,505
                                      ==============================                ================================================

See notes to consolidated financial statements.

                                        Monroe Bancorp 2006 Annual Report     35

Consolidated Statements of Cash Flows
(dollar amounts in thousands except share and per share data)
--------------------------------------------------------------------------------

                                                                                      Year Ended December 31,
                                                                                  --------------------------------
                                                                                    2006        2005        2004
                                                                                  --------------------------------
Operating Activities
     Net income ...............................................................   $  7,586    $  7,223    $  6,705
     Items not requiring cash:
         Provision for loan losses ............................................      1,200       1,140       1,320
         Depreciation and amortization ........................................      1,150       1,015         928
         Deferred income tax ..................................................       (233)       (407)        289
         Investment securities amortization, net ..............................         39         213         452
         Investment securities gains ..........................................       (115)        (82)       (235)
         Net change in trading securities .....................................        (94)       (185)        106
         Loss on disposal of premises and equipment ...........................        113          --          --
         Origination of loans held for sale ...................................    (75,246)    (80,301)    (70,508)
         Proceeds from sale of loans held for sale ............................     75,053      82,968      71,037
         Gain on sale of loans held for sale ..................................     (1,044)     (1,235)     (1,050)
         ESOT shares earned ...................................................        154          98          92
         Stock-based compensation expense .....................................         65          --          --
         Tax effect of nonqualified stock options exercised ...................         --           8          --
         Net change in:
              Interest receivable and other assets ............................     (1,928)       (634)       (384)
              Interest payable and other liabilities ..........................        341       1,032         341
                                                                                  --------    --------    --------
                        Net cash provided by operating activities..............      7,041      10,853       9,093
                                                                                  --------    --------    --------

Investing Activities
     Purchases of securities available for sale ...............................    (41,326)    (50,152)    (59,733)
     Proceeds from maturities of securities available for sale ................     35,802      19,503      18,565
     Proceeds from sales of securities available for sale .....................      1,990      14,354       7,204
     Purchases of securities held to maturity .................................     (1,006)       (981)         --
     Proceeds from maturities of securities held to maturity ..................      1,712       9,075      29,209
     Net change in loans ......................................................    (33,401)    (50,562)    (53,198)
     Purchase of premises and equipment .......................................     (3,302)     (2,479)       (820)
     Purchase of bank owned life insurance (BOLI) .............................         --      (3,200)         --
     Sale (purchase) of FHLB stock ............................................        233        (106)       (108)
                                                                                  --------    --------    --------
                        Net cash used in investing activities .................    (39,298)    (64,548)    (58,881)
                                                                                  --------    --------    --------

Financing Activities
     Net change in:
         Noninterest-bearing, interest-bearing demand and savings deposits ....     32,593      31,894       7,269
         Certificates of deposit ..............................................    (19,447)     60,753      39,582
         Borrowings ...........................................................     32,575     (16,367)      1,302
     Proceeds from Federal Home Loan Bank advances ............................      1,765      18,000          --
     Repayments of Federal Home Loan Bank advances ............................    (16,115)    (22,249)     (5,796)
     Proceeds from trust preferred debentures .................................      3,093          --          --
     Stock options exercised ..................................................         51          66         175
     Repurchase of common stock ...............................................     (2,162)        (66)     (1,232)
     Cash dividends paid ......................................................     (3,150)     (3,132)     (3,127)
                                                                                  --------    --------    --------
                        Net cash provided by financing activities..............     29,203     68,899      38,173
                                                                                  --------    --------    --------
Net Change in Cash and Cash Equivalents .......................................     (3,054)     15,204     (11,615)
Cash and Cash Equivalents, Beginning of Year ..................................     36,600      21,396      33,011
                                                                                  --------    --------    --------
Cash and Cash Equivalents, End of Year ........................................   $ 33,546    $ 36,600    $ 21,396
                                                                                  ========    ========    ========

Additional Cash Flows Information
     Interest paid ............................................................   $ 21,880    $ 13,527    $  8,700
     Income tax paid ..........................................................      3,782       4,045       2,350

See notes to consolidated financial statements.

36     Monroe Bancorp 2006 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------

The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary MB Portfolio Management, Inc. ("MB") and MB's wholly-owned subsidiary MB REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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


                                        Monroe Bancorp 2006 Annual Report     37

--------------------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------------------

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

Stock options - At December 31, 2006, the Company had a stock-based employee compensation plan, which is described more fully in Note 15. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, in 2005 and 2004, no stock-based employee compensation cost was reflected in net income, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the grant date.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

The table on the following page illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. Table dollar amounts are in thousands except share and per share data.






38     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------------------

                                                           Year Ended December 31,
                                                           -----------------------
                                                              2005         2004
                                                           -----------------------
Net Income
   As reported .........................................   $   7,223    $   6,705
    Less: Total stock-based employee compensation costs
       determined under the fair-value based method, net
       of income taxes .................................         (39)         (42)
                                                           ---------    ---------
     Pro forma .........................................   $   7,184    $   6,663
                                                           =========    =========

Basic Earnings Per Share
   As reported .........................................   $    1.09    $    1.01
   Pro forma ...........................................        1.09         1.01
Diluted earnings per share
   As reported .........................................        1.09         1.01
   Pro forma ...........................................        1.08         1.01

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding. In 2005, the Company paid a 10 percent stock dividend. All prior share and per share data have been restated to reflect the stock dividend.

Reclassifications of certain amounts in the 2005 and 2004 consolidated financial statements have been made to conform to the 2006 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2006 was $2,484,000.


Note 3: Investment Securities
-----------------------------

                                                   Gross        Gross
                                    Amortized    Unrealized   Unrealized      Fair
                                      Cost         Gains        Losses        Value
-------------------------------------------------------------------------------------
December 31, 2006

Available for Sale
   Federal agencies ............     $ 39,174     $      9     $    450     $ 38,733
   State and municipal .........       34,236           73          212       34,097
   Mortgage-backed securities ..       39,879           62          653       39,288
   Marketable equity securities         3,000           --           78        2,922
                                     --------     --------     --------     --------
       Total available for sale       116,289          144        1,393      115,040
                                     --------     --------     --------     --------

Held to Maturity
   Federal agencies ............        1,006           --            1        1,005
   State and municipal .........          645           --           --          645
   Mortgage-backed securities ..            2           --           --            2
                                     --------     --------     --------     --------
     Total held to maturity ....        1,653           --            1        1,652
                                     --------     --------     --------     --------

     Total investment securities     $117,942     $    144     $  1,394     $116,692
                                     ========     ========     ========     ========



                                        Monroe Bancorp 2006 Annual Report     39

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 3: Investment Securities (continued)
-----------------------------------------

                                                   Gross        Gross
                                    Amortized    Unrealized   Unrealized      Fair
                                      Cost         Gains        Losses        Value
-------------------------------------------------------------------------------------
December 31, 2005

Available for Sale
   Federal agencies ............     $ 54,497     $     --     $  1,050     $ 53,447
   State and municipal .........       26,873            2          230       26,645
   Mortgage-backed securities ..       31,033           36          626       30,443
   Marketable equity securities         3,000           --           52        2,948
                                     --------     --------     --------     --------
       Total available for sale       115,403           38        1,958      113,483
                                     --------     --------     --------     --------

Held to Maturity
   Federal agencies ............          984           --            2          982
   State and municipal .........        1,365           --            1        1,364
   Mortgage-backed securities ..            4           --           --            4
                                     --------     --------     --------     --------
     Total held to maturity ....        2,353           --            3        2,350
                                     --------     --------     --------     --------

     Total investment securities     $117,756     $     38     $  1,961     $115,833
                                     ========     ========     ========     ========

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Available for Sale         Held to Maturity
                                      Amortized      Fair       Amortized      Fair
                                        Cost         Value        Cost         Value
                                     ------------------------------------------------
Within one year .................     $ 21,764     $ 21,601     $    645     $    645
One to five years ...............       34,414       33,993        1,006        1,005
Five to ten years ...............       17,232       17,236           --           --
                                      --------     --------     --------     --------
                                        73,410       72,830        1,651        1,650

Mortgage-backed securities ......       39,879       39,288            2            2
Marketable equity securities ....        3,000        2,922           --           --
                                      --------     --------     --------     --------

   Totals .......................     $116,289     $115,040     $  1,653     $  1,652
                                      ========     ========     ========     ========

Securities with a carrying value of $76,094,300 and $63,760,667 were pledged at December 31, 2006 and 2005 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2006, 2005 and 2004 were $1,990,000, $14,354,000 and $7,204,000. Gross gains of $60,000 were realized on the 2006 sales, gross gains of $107,000 and gross losses of $25,000 were realized on the 2005 sales and gross gains of $235,000 were realized on the 2004 sales.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2006.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $74,000, $74,000 and $220,000 were included in earnings in 2006, 2005 and 2004, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2006 and 2005, was $95,489,000 and $109,350,000, which


40     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 3:  Investment Securities (continued)
------------------------------------------

is approximately 81.8 percent and 95.2 percent respectively, of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.

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

The table below shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

                                                                  December 31, 2006
                                    -----------------------------------------------------------------------------
                                      Less than 12 Months        12 Months or More                Total
                                    -----------------------------------------------------------------------------
                                                 Unrealized                 Unrealized                 Unrealized
Description of Securities           Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
-----------------------------------------------------------------------------------------------------------------
U.S. government agencies .......     $  3,479     $     (5)     $ 32,528     $   (446)     $ 36,007     $   (451)
Mortgage-backed securities .....        8,394          (23)       22,770         (630)       31,164         (653)
State and political subdivisions       10,269          (32)       15,127         (180)       25,396         (212)
Marketable equity securities ...           --           --         2,922          (78)        2,922          (78)
                                     --------     --------      --------     --------      --------     --------
Total temporarily
  impaired securities ..........     $ 22,142     $    (60)     $ 73,347     $ (1,334)     $ 95,489     $ (1,394)
                                     ========     ========      ========     ========      ========     ========


                                                                  December 31, 2005
                                    -----------------------------------------------------------------------------
                                      Less than 12 Months        12 Months or More                Total
                                    -----------------------------------------------------------------------------
                                                 Unrealized                 Unrealized                 Unrealized
Description of Securities           Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
-----------------------------------------------------------------------------------------------------------------

U.S. government agencies .......     $  8,426     $   (162)     $ 46,003     $   (890)     $ 54,429     $ (1,052)
Mortgage-backed securities .....       18,170         (325)       10,475         (301)       28,645         (626)
State and political subdivisions       16,156         (134)        7,172          (97)       23,328         (231)
Marketable equity securities ...        2,948          (52)           --           --         2,948          (52)
                                     --------     --------      --------     --------      --------     --------

Total temporarily
  impaired securities ..........     $ 45,700     $   (673)     $ 63,650     $ (1,288)     $109,350     $ (1,961)
                                     ========     ========      ========     ========      ========     ========



                                        Monroe Bancorp 2006 Annual Report     41

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 4: Loans and Allowance
---------------------------

                                                                            December 31,
                                                                     ------------------------
                                                                        2006           2005
                                                                     ------------------------
Commercial and industrial loans ................................     $  92,528      $  89,850
Real estate loans ..............................................       347,268        344,730
Construction loans .............................................        97,006         68,067
Agricultural production financing and other loans to farmers ...         1,384          1,427
Individuals' loans for household and other personal expenditures        18,696         19,864
Tax-exempt loans ...............................................            36            220
                                                                     ---------      ---------
                                                                       556,918        524,158
Allowance for loan losses ......................................        (6,144)        (5,585)
                                                                     ---------      ---------

   Loans, net of allowance for loan losses .....................     $ 550,774      $ 518,573
                                                                     =========      =========

                                                                       Year Ended December 31,
                                                                 ---------------------------------
                                                                   2006         2005         2004
                                                                 ---------------------------------
Allowance for loan losses
   Balances, January 1 .....................................     $ 5,585      $ 5,194      $ 5,019
   Provision for losses ....................................       1,200        1,140        1,320
   Recoveries on loans .....................................         437          261          351
    Loans charged off ......................................      (1,078)      (1,010)      (1,496)
                                                                 -------      -------      -------


    Balances, December 31 ..................................     $ 6,144      $ 5,585      $ 5,194
                                                                 =======      =======      =======

Information on impaired loans is summarized below ..........

   Impaired loans with an allowance ........................     $   439      $   190      $   763
   Impaired loans for which the discounted cash flows or
     collateral value exceeds the carrying value of the loan         904        1,039        1,802
                                                                 -------      -------      -------
       Total impaired loans ................................     $ 1,343      $ 1,229      $ 2,565
                                                                 =======      =======      =======

   Allowance for impaired loans (included in the Company's
     allowance for loan losses) ............................     $    45      $     8      $   164

   Average balance of impaired loans .......................       1,027        1,754        3,723
   Interest income recognized on impaired loans ............          68           23           53
   Cash-basis interest included above ......................          46           23           48

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2006 and 2005, accruing loans delinquent 90 days or more totaled $644,000 and $99,000 respectively. Nonaccruing loans at December 31, 2006 and 2005 were $1,670,000 and $1,639,000, respectively.


42     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 5: Premises and Equipment
------------------------------

                                                                     December 31,
                                                              ------------------------
                                                                 2006           2005
                                                              ------------------------
Land ....................................................     $   3,556      $   2,765
Buildings ...............................................        13,165         11,943
Equipment ...............................................         6,817          5,909
                                                              ---------      ---------
    Total cost ..........................................        23,538         20,617
Accumulated depreciation ................................        (8,460)        (7,578)
                                                              ---------      ---------

    Net .................................................     $  15,078      $  13,039
                                                              =========      =========

Note 6: Deposits
----------------

                                                                     December 31,
                                                              ------------------------
                                                                 2006           2005
                                                              ------------------------
Noninterest-bearing deposits ............................     $  79,783      $  85,198
NOW and money market deposits ...........................       244,120        202,980
Savings deposits ........................................        17,883         21,015
Certificates and other time deposits of $100,000 or more        116,041        137,406
Other certificates and time deposits ....................       131,501        129,582
                                                              ---------      ---------

  Total deposits ........................................     $ 589,328      $ 576,181
                                                              =========      =========

Certificates and other time deposits maturing in years ending December 31:

   2007..................................................       210,220
   2008..................................................        30,623
   2009..................................................         2,669
   2010..................................................         2,915
   2011..................................................           995
   Thereafter............................................           120
                                                              ---------

                                                              $ 247,542
                                                              =========

In 2005, the Bank began using brokered certificates of deposit as a source of funding. The balance of brokered deposits was $27,061,000, or 4.6 percent of total deposits at December 31, 2006 and $49,712,000, or 8.6 percent of total deposits at December 31, 2005.


                                        Monroe Bancorp 2006 Annual Report     43

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 7: Borrowings
------------------
                                                          December 31,
                                                     -------------------
                                                       2006        2005
                                                     -------------------

Federal funds purchased ........................     $ 2,075     $    --
Federal Home Loan Bank advances ................      19,430      33,781
Subordinated debentures ........................       3,093          --
Securities sold under repurchase agreements ....      70,784      40,519
Other debt .....................................         800          --
Loans sold under repurchase agreements .........       1,897       2,462
                                                     -------     -------

  Total borrowings .............................     $98,079     $76,762
                                                     =======     =======

Federal funds purchased are overnight borrowings from other financial institutions.

Securities sold under agreements to repurchase ("repurchase agreements") consist of obligations of the Company to other parties. All obligations mature daily. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2006 and 2005 totaled $70,784,000 and $46,622,000 and the daily average of such agreements totaled $54,644,000 and $39,254,000.

At December 31, 2006, two construction companies had repurchase agreement balances exceeding 10 percent of total equity capital. The balances in these accounts were $14,454,000 and $12,101,000, respectively. These obligations both matured on a daily basis.

The Federal Home Loan Bank (FHLB) advances at rates ranging from 3.10 percent to
5.77 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $85,395,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Other debt consists of an unsecured line of credit with U. S. Bank. Interest is payable quarterly and principal is payable October 30, 2007. The maximum amount that can be borrowed is $10,000,000. The line of credit carries a variable interest rate of 1.50 percent over LIBOR and changes monthly.

On July 24, 2006, the Company formed Monroe Bancorp Capital Trust I (Trust). The Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 7.1475 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Trust to holders of the Capital Securities.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:


                               Federal Home Loan       Loans Sold Under
                                 Bank Advances      Repurchase Agreements
                               ------------------------------------------

2007 .......................      $     1,000           $         --
2008 .......................           15,628                     --
2009 .......................               --                     --
2010 .......................               --                     --
2011 .......................               --                     --
Thereafter .................            2,802                  1,897
                                  -----------           ------------
                                  $    19,430           $      1,897
                                  ===========           ============



44     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 8: Income Tax
------------------

                                                                   Year Ended December 31
                                                              ---------------------------------
                                                                2006         2005         2004
                                                              ---------------------------------
Income Tax Expense
   Currently payable ....................................     $ 3,506      $ 4,072      $ 2,931
   Deferred .............................................        (233)        (407)         289
                                                              -------      -------      -------

     Total income tax expense ...........................     $ 3,273      $ 3,665      $ 3,220
                                                              =======      =======      =======


Reconciliation of Federal Statutory to Actual Tax Expense
   Federal statutory income tax at 34% ..................     $ 3,692      $ 3,702      $ 3,374
   Tax-exempt interest ..................................        (404)        (176)        (202)
   Effect of state income taxes .........................         183          293          220
   Other ................................................        (198)        (154)        (172)
                                                              -------      -------      -------

     Actual tax expense .................................     $ 3,273      $ 3,665      $ 3,220
                                                              =======      =======      =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                   December 31,
                                                              --------------------
                                                                2006         2005
                                                              --------------------
Assets
   Allowance for loan losses ............................     $ 2,412      $ 2,197
   Deferred loan fees ...................................          50            4
   Executive management & directors' deferred
        compensation plans ..............................       1,470        1,426
   Accrued vacation .....................................          27           27
   Net unrealized losses on available for sale securities         431          656
   Nonqualified stock options ...........................          15           --
   Unrealized gains - mortgage loans held for sale ......           8            6
                                                              -------      -------
       Total assets .....................................       4,413        4,316
                                                              -------      -------

Liabilities
   Depreciation .........................................        (863)        (890)
   FHLB stock dividends .................................         (95)         (95)
   Change in prepaid expenses ...........................        (208)        (137)
    Unrealized gains - trading accounts .................         (89)         (60)
     Other ..............................................         (97)         (81)
                                                              -------      -------
       Total liabilities ................................      (1,352)      (1,263)
                                                              -------      -------

       Net deferred tax asset ...........................     $ 3,061      $ 3,053
                                                              =======      =======

The tax expense applicable to realized securities gains for years ending December 31, 2006, 2005 and 2004 was $42,000, $33,000 and $71,000, respectively.


                                        Monroe Bancorp 2006 Annual Report     45

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 9:  Other Comprehensive Income (Loss)
------------------------------------------

                                                                                         2006
                                                                         ------------------------------------
                                                                         Before-Tax       Tax      Net-of-Tax
                                                                           Amount       Expense       Amount
                                                                         ------------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during the year .................     $   731      $   244      $   487
    Less: reclassification adjustment for gains realized in net income          60           20           40
                                                                           -------      -------      -------

    Net unrealized gains .............................................     $   671      $   224      $   447
                                                                           =======      =======      =======

                                                                                         2005
                                                                         ------------------------------------
                                                                                          Tax
                                                                         Before-Tax     Expense    Net-of-Tax
                                                                           Amount      (Benefit)      Amount
                                                                         ------------------------------------
Unrealized losses on securities
    Unrealized holding losses arising during the year ................     $(1,539)     $  (526)     $(1,013)
    Less: reclassification adjustment for gains realized in net income          82           28           54
                                                                           -------      -------      -------

    Net unrealized losses ............................................     $(1,621)     $  (554)     $(1,067)
                                                                           =======      =======      =======

                                                                                         2004
                                                                         ------------------------------------
                                                                                          Tax
                                                                         Before-Tax     Expense    Net-of-Tax
                                                                           Amount      (Benefit)      Amount
                                                                         ------------------------------------
Unrealized losses on securities
    Unrealized holding losses arising during the year ................     $  (680)     $  (231)     $  (449)
    Less: reclassification adjustment for gains realized in net income         235           80          155
                                                                           -------      -------      -------

    Net unrealized losses ............................................     $  (915)     $  (311)     $  (604)
                                                                           =======      =======      =======

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                               2006           2005
                                                            ------------------------
Commitments to extend credit..............................  $  35,499      $  31,232
Unused lines of credit and letters of credit..............    121,179        110,645


46     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

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

The Bank leases operating facilities under operating lease arrangements expiring February 28, 2007 through August 31, 2011. Rental expense included in the consolidated statements of income for the years ended December 31, 2006 and 2005 was $441,000 and $369,000.

Future minimum lease payments under the leases are:


2007..............................................    $     405
2008..............................................          346
2009..............................................          300
2010..............................................          239
2011..............................................           35
Thereafter........................................           --
                                                      ---------
    Total minimum lease payments..................    $   1,325
                                                      =========

The Company is a creditor in two Chapter 11 cases filed by a real estate developer and his real estate development corporation. The Chapter 11 Trustee appointed in the bankruptcy cases filed a complaint in the Bankruptcy Court against the Company and 17 other named defendants seeking unspecified damages on theories of fraudulent transfer and preference. The Company and the Trustee reached a settlement in April 2006 of the Trustee's claims against the Company for payment of the sum of $50,000, plus assignment of a promissory note payable by the Trustee to the Company in the principal amount of $20,000. Most of the 17 other named defendants alleged cross claims against the Company for indemnification and those claims have been dismissed by the Bankruptcy Court for lack of jurisdiction. These other defendants may subsequently reassert their alleged indemnification claims against the Company in other forums. In addition, some of these other defendants have alleged certain other claims in other pending litigation or have threatened claims against the Bank. While the Company denies any liability for any of these claims, it is impossible to predict the outcome of any such pending litigation or potential future litigation or the full range of potential loss to the Company. Furthermore, on February 17, 2005, the loan officer who made the loans related to the claims and threatened claims was indicted by a federal grand jury. Based upon current facts and circumstances, it is not possible at this time to predict the effect that these proceedings will have on the financial statements of the Company. The Company has not recorded any liability in its December 31, 2006 financial statements for these matters.

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


Note 11: Dividend and Capital Restrictions
------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2006 was $57,212,000 of which $46,626,000 was restricted from dividend distribution to the Company.


                                        Monroe Bancorp 2006 Annual Report     47

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

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

There are five capital categories defined in the regulations, ranging from well-capitalized to critically under-capitalized. Classification of a bank in any of the under-capitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2006 and 2005, the Company and the Bank are categorized as well-capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2006 that management believes have changed the Company's or Bank's classification.

The actual and required capital amounts and ratios are as follows:

                                                                        Required for            To Be Well -
                                                   Actual            Adequate Capital (1)      Capitalized (1)
                                              Amount    Ratio         Amount      Ratio       Amount      Ratio
                                          ---------------------------------------------------------------------
As of December 31, 2006
Total capital (1) (to risk-weighted assets)
   Consolidated............................. $ 63,513   11.08%      $ 45,838      8.00%           N/A      N/A
   Bank.....................................   64,127   11.26         45,568      8.00       $ 56,960    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated.............................   57,369   10.01         22,919      4.00            N/A      N/A
   Bank.....................................   57,983   10.18         22,784      4.00         34,176     6.00
Tier I capital (1) (to average assets)
   Consolidated.............................   57,369    7.70         29,800      4.00            N/A      N/A
   Bank.....................................   57,983    7.82         29,658      4.00         37,073     5.00

As of December 31, 2005
Total capital (1) (to risk-weighted assets)
   Consolidated............................. $ 57,312   10.94%      $ 41,918      8.00%           N/A      N/A
   Bank.....................................   57,343   11.01         41,660      8.00       $ 52,075    10.00%
Tier I capital (1) (to risk-weighted assets)
   Consolidated.............................   51,727    9.87         20,959      4.00            N/A      N/A
   Bank.....................................   51,758    9.94         20,830      4.00         31,245     6.00
Tier I capital (1) (to average assets)
   Consolidated.............................   51,727    7.47         27,691      4.00            N/A      N/A
   Bank.....................................   51,758    7.51         27,565      4.00         34,457     5.00

(1) As defined by regulatory agencies




48     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

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

Information about trust shares and expense for 2006, 2005 and 2004 is as follows:

                                                                     2006           2005           2004
                                                            ----------------------------------------------
   Shares allocated to participants' accounts..................      268,310        285,982        295,238
   Shares earned during the year and released for allocation ..        9,600          7,444          5,794
   Unreleased shares...........................................       22,300         31,900         39,344
   Fair value of unreleased shares.............................  $       374    $       510    $       649
   Total trust expense.........................................  $       169    $       120    $       113

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2006 and 2005 was $3,557,000 and $3,408,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $273,000 for 2006, $257,000 for 2005, and $241,000 for 2004.

Note 14: Related Party Transactions
-----------------------------------

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

The aggregate amount of loans, as defined, to such related parties were as follows:

   Balances, January 1, 2006 ........................   $    10,046
   Change in composition ............................            --
   New loans, including renewals ....................        60,797
   Payments, etc., including renewals ...............       (65,155)
                                                        -----------

   Balances, December 31, 2006 ......................   $     5,688
                                                        ===========


Deposits from related parties held by the Bank at December 31, 2006 and 2005 totaled approximately $6,044,000 and $7,511,000, respectively.


                                        Monroe Bancorp 2006 Annual Report     49

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 15: Stock Option Plan
--------------------------

The Company's incentive stock option plan (the Plan), which is shareholder approved, permits the grant of share options to certain employees for up to 638,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company's stock at the date of grant; those option awards generally vest based on three to four years of continuous service and have ten-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Company generally issues shares from its authorized shares to satisfy option exercises.

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company's stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U. S. Treasury yield curve in effect at the time of the grant.

                                                                   2006      2005      2004
                                                                   -------------------------
   Risk-free interest rates .....................................    --      4.36%     3.89%
   Dividend yields ..............................................    --      3.13%     3.18%
   Volatility factors of expected market price of common stock ..    --     14.78%    17.99%
   Weighted-average expected life of the options ................    --    7 years   7 years

A summary of option activity under the Plan as of December 31, 2006, and changes during the year then ended, is presented below:

                                                                   Weighted-
                                                                    Average
                                                   Weighted-       Remaining
                                                    Average       Contractual     Aggregate
Options                                Shares    Exercise Price   Term (Years)  Intrinsic Value
-----------------------------------------------------------------------------------------------
Outstanding, beginning of year ...     363,750      $  18.16
Granted ..........................          --            --
Exercised ........................      (5,500)         9.32                          --
Forfeited or expired .............          --            --
                                      --------
Outstanding, end of year .........     358,250      $  18.30          7.4         $  548
                                      ========      ========          ===         ======
Exercisable, end of year .........      99,000      $  12.23          3.7         $  448
                                      ========      ========          ===         ======

The weighted-average grant-date fair value of options granted during the years 2005 and 2004 was $1.05 and $2.46, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $37,000, $20,000 and $68,000, respectively.

As of December 31, 2006, there was $128,000 total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of
1.7 years.

During 2006, the Company recognized $65,000 of stock-based compensation expense and $26,000 of tax benefit related to the stock-based compensation expense.


50     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 16: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                                 Weighted-     Per Share
                                                     Income    Average Shares   Amount
                                                   -------------------------------------
Year Ended December 31, 2006
----------------------------

Net income ...................................     $   7,586     6,574,092

Basic earnings per share
   Income available to common stockholders ...                                  $   1.15
                                                                                ========

Effect of dilutive securities
   Stock options .............................            --        22,680
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................     $   7,586     6,596,772      $   1.15
                                                   =========     =========      ========

Year Ended December 31, 2005
----------------------------

Net income ...................................     $   7,223     6,603,654

Basic earnings per share
   Income available to common stockholders ...                                  $   1.09
                                                                                ========

Effect of dilutive securities
   Stock options .............................            --        19,962
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................     $   7,223     6,623,616      $   1.09
                                                   =========     =========      ========

Year Ended December 31, 2004
----------------------------

Net income ...................................     $   6,705     6,621,862

Basic earnings per share
   Income available to common stockholders ...                                  $   1.01
                                                                                ========

Effect of dilutive securities
   Stock options .............................            --        19,941
                                                   ---------     ---------

Diluted earnings per share
   Income available to common stockholders and
     assumed conversions .....................     $   6,705     6,641,803      $   1.01
                                                   =========     =========      ========

Options to purchase 210,000 shares of common stock at $22 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Options to purchase 30,000 shares of common stock at $16 per share and 210,000 shares of common stock at $22 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                        Monroe Bancorp 2006 Annual Report     51

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

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

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, a trust preferred subordinated debenture and loans sold under repurchase agreement. The rates at December 31, 2006 approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                          2006                      2005
                                               ------------------------------------------------
                                                Carrying       Fair       Carrying       Fair
                                                 Amount        Value       Amount        Value
                                               ------------------------------------------------
Assets
   Cash and cash equivalents ..............     $ 33,546     $ 33,546     $ 36,600     $ 36,600
   Trading account securities .............        3,557        3,557        3,408        3,408
   Investment securities available for sale      115,040      115,040      113,483      113,483
   Investment securities held to maturity .        1,653        1,652        2,353        2,350
   Loans including loans held for sale, net      553,319      549,710      519,881      515,401
   Interest receivable ....................        3,642        3,642        2,975        2,975
   Stock in FHLB ..........................        2,312        2,312        2,545        2,545

Liabilities
   Deposits ...............................      589,328      566,427      576,181      553,878
   Borrowings .............................       98,079       99,270       76,762       76,803
   Interest payable .......................        1,444        1,444        1,346        1,346

Off-Balance Sheet Commitments .............           --           --           --           --

52     Monroe Bancorp 2006 Annual Report

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                          December 31,
                                                      -------------------
                                                        2006        2005
                                                      -------------------

Assets
   Cash .........................................     $   113     $   113
   Interest-earning deposits ....................          96          --
                                                      -------     -------
        Cash and cash equivalents ...............         209         113

   Investment in common stock of subsidiaries ...      57,304      50,545
   Trading securities ...........................       3,557       3,408
                                                      -------     -------
     Total Assets ...............................     $61,070     $54,066
                                                      =======     =======

Liabilities
Borrowings
   Line of Credit ...............................     $   800     $    --
   Subordinated Debenture .......................       3,093          --
                                                      -------     -------
     Total Borrowings ...........................       3,893          --

Other Liabilities
   Deferred compensation ........................       3,557       3,408
    Other .......................................         115         144
                                                      -------     -------
       Total Other Liabilities ..................       3,672       3,552
     Total Liabilities ..........................       7,565       3,552

Shareholders' Equity ............................      53,505      50,514
                                                      -------     -------
       Total Liabilities and Shareholders' Equity     $61,070     $54,066
                                                      =======     =======


Condensed Statements of Income
------------------------------

                                                                    Year Ended December 31,
                                                               ---------------------------------
                                                                 2006         2005         2004
                                                               ---------------------------------
Income
   Dividends from subsidiary .............................     $ 1,545      $ 2,826      $ 2,884
   Other income ..........................................         253          221          300
                                                               -------      -------      -------
     Total income ........................................       1,798        3,047        3,184

Expenses .................................................         440          259          332
                                                               -------      -------      -------

Income before income tax and equity in undistributed
   income of subsidiary ..................................       1,358        2,788        2,852
        Income tax benefit ...............................         (61)         (15)         (19)
                                                               -------      -------      -------

Income before equity in undistributed income of subsidiary       1,419        2,803        2,871

Equity in undistributed income of subsidiary .............       6,167        4,420        3,834
                                                               -------      -------      -------

Net Income ...............................................     $ 7,586      $ 7,223      $ 6,705
                                                               =======      =======      =======


                                        Monroe Bancorp 2006 Annual Report     53

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18: Condensed Financial Information (Parent Company Only)  (continued)
---------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                Year Ended December 31,
                                                          ---------------------------------
                                                            2006         2005         2004
                                                          ---------------------------------
Operating Activities
   Net income .......................................     $ 7,586      $ 7,223      $ 6,705
   Items not requiring cash:
     Equity in undistributed income .................      (6,167)      (4,420)      (3,834)
     Securities losses ..............................          --           --           --
     Tax effect of nonqualified stock option exercise          --            8           --
     Other adjustments ..............................          37          184          130
                                                          -------      -------      -------
       Net cash provided by operating activities ....       1,456        2,995        3,001
                                                          -------      -------      -------


Investing Activities
   Investment in Monroe Bancorp Trust I .............         (93)          --           --
   Pay down ESOT loan ...............................         101           79           61
                                                          -------      -------      -------
       Net cash provided by investing activities ....           8           79           61
                                                          -------      -------      -------


Financing Activities
   Dividends paid ...................................      (3,150)      (3,132)      (3,127)
   Cash paid for fractional shares ..................          --           (1)          --
   Proceeds from trust preferred debenture ..........       3,093           --           --
   Net change in borrowings .........................         800           --           --
   Stock options exercised ..........................          51           66          175
   Repurchase of common stock .......................      (2,162)         (66)      (1,232)
                                                          -------      -------      -------
       Net cash used by financing activities ........      (1,368)      (3,133)      (4,184)
                                                          -------      -------      -------

Net Change in Cash ..................................          96          (59)      (1,122)

Cash at Beginning of Year ...........................         113          172        1,294
                                                          -------      -------      -------

Cash at End of Year .................................     $   209      $   113      $   172
                                                          =======      =======      =======

Note 19: Quarterly Results of Operations for the Years Ended December 31, 2006 and 2005 (Unaudited)
--------------------------------------------------------------------------

                                                                              Weighted Average          Net Income
                                                                             Shares Outstanding         Per Share
Quarter       Interest  Interest  Net Interest  Provision for               ---------------------   -----------------
Ended          Income   Expense      Income      Loan Losses   Net Income    Basic       Diluted     Basic    Diluted
---------------------------------------------------------------------------------------------------------------------
2006
March ......  $10,175   $ 4,744     $ 5,431        $   300       $ 1,773    6,608,905   6,629,671   $  0.27   $  0.27
June .......   10,956     5,273       5,683            300         1,941    6,610,830   6,631,551      0.29      0.29
September ..   11,590     5,796       5,794            300         2,053    6,574,798   6,598,229      0.31      0.31
December ...   11,922     6,165       5,757            300         1,819    6,501,837   6,527,635      0.28      0.28
              -------   -------     -------        -------       -------
              $44,643   $21,978     $22,665        $ 1,200       $ 7,586    6,574,092   6,596,772      1.15      1.15
              =======   =======     =======        =======       =======

2005
March ......  $ 7,788   $ 2,762     $ 5,026        $   330       $ 1,643    6,601,225   6,623,440   $  0.25   $  0.25
June .......    8,386     3,210       5,176            330         1,852    6,602,740   6,619,982      0.28      0.28
September ..    9,046     3,716       5,330            240         1,908    6,604,187   6,624,086      0.29      0.29
December ...    9,659     4,367       5,292            240         1,820    6,606,462   6,626,955      0.28      0.27
              -------   -------     -------        -------       -------
              $34,879   $14,055     $20,824         $1,140       $ 7,223    6,603,654   6,623,616      1.09      1.09
              =======   =======     =======        =======       =======


54     Monroe Bancorp 2006 Annual Report

Five-Year Total Shareholder Return
--------------------------------------------------------------------------------

The indexed graph below indicates Monroe Bancorp's total return to its shareholders on its common stock for the past five years, assuming dividend reinvestment, as compared to total return for the Russell 2000 Index, the Bancorp's peer group index (which is a line-of-business index prepared by an independent third party consisting of banks with assets between $500 million and $1 billion). The comparison of total return on investment for each of the periods assumes that $100 was invested on January 1, 2002, in each of Monroe Bancorp, the Russell 2000 Index, and the peer group index.

The values for Monroe Bancorp's stock are the year-end closing price per share as reported by NASDAQ.


                 [TOTAL RETURN PERFORMANCE CHART APPEARS HERE]


                                                                  Period Ending
                                   --------------------------------------------------------------------------
Index                              12/31/01     12/31/02     12/31/03      12/31/04     12/30/05     12/31/06
-------------------------------------------------------------------------------------------------------------
Monroe Bancorp ..................   100.00       131.13       142.41        187.28       187.37       202.26
Russell 2000 ....................   100.00        79.52       117.09        138.55       144.86       171.47
SNL $500M-$1B Bank Index ........   100.00       127.67       184.09        208.62       217.57       247.44

Executive Management and Board of Directors of Monroe Bank and Monroe Bancorp
-----------------------------------------------------------------------------

Executive Management

Name                                     Title
--------------------------------------------------------------------------------
Mark D. Bradford            President, Chief Executive Officer
Gordon  M. Dyott            Executive Vice President , Chief Financial Officer
John E. Christy             President, Central Indiana Region
J. Scot Davidson            Senior Vice President, Retail Banking
Christopher G. Tietz        Senior Vice President, Chief Credit Officer
R. Scott Walters            Senior Vice President, Wealth Management Group,
                            Monroe Bank and Secretary, Monroe Bancorp

Board of Directors

Name                                     Employment
--------------------------------------------------------------------------------
Charles R. Royal, Jr., Chairman    President/Dealer/Principal, Royal Chevrolet,
                                   Inc., an automobile dealership
Bradford J. Bomba, Jr., M.D.       Physician, Internal Medicine Associates
Mark D. Bradford                   President, Chief Executive Officer, Monroe
                                   Bank and Bancorp
James D. Bremner                   President, BremnerDuke Healthcare Real
                                   Estate, a national healthcare real estate
                                   development and management firm
Steven R. Crider                   Vice President, Crider & Crider, Inc., a
                                   highway/site development contractor
Timothy D. Ellis                   Real Estate Broker & Auctioneer, Tim Ellis
                                   Realtors & Auctioneers, Inc.
Joyce Claflin Harrell              President, Claflin Enterprise, LLC, a company
                                   that markets home healthcare products and
                                   President, Claflin Enterprise, Inc., d/b/a
                                   Home Instead Senior Care, Greenwood,
                                   Indiana, a provider of home care services
Harry F. McNaught, Jr.             President, Denison Properties, Inc., a
                                   commercial real estate development company
Paul W. Mobley                     Chairman and Chief Executive Officer, Noble
                                   Roman's, Inc., which sells and services
                                   franchises for Noble Roman's Pizza and
                                   Tuscano's Italian Style Subs



                                        Monroe Bancorp 2006 Annual Report     55

                       (this page is intentionally blank)

Shareholder Information

Common Stock Information

                              Price Per Share
                    -----------------------------------
                           2006               2005         Dividends Declared
                    -----------------------------------   ---------------------
Quarter               High     Low       High     Low         2006       2005
                    -----------------------------------   ---------------------

First Quarter ...   $ 16.00  $ 15.00   $ 16.50  $ 14.37    $ 0.1200   $ 0.1182
Second Quarter ..     15.93    15.10     15.45    13.34      0.1200     0.1182
Third Quarter ...     16.74    15.46     15.90    14.36      0.1200     0.1182
Fourth Quarter ..     17.31    16.38     16.08    14.09      0.1200     0.1200

Common Stock Listing
Monroe Bancorp common stock is traded on the NASDAQ Global Market System under the trading symbol MROE (Cusip #6103-13-108). At the close of business on December 31, 2006, there were 6,515,342 shares outstanding held by 285 shareholders of record.

Market Makers
E-Trade
Hill Thompson Magid
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments
Knight Securities
Smith Barney
UBS Warburg

General Stockholder Inquiries
Stockholders and interested investors may obtain information about the Company upon written request or by calling:
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
bradford@monroebank.com

Stock Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
frodriguez@rtco.com



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

For information online, visit
www.monroebank.com

    o    2006 Annual Report
    o    Quarterly earnings releases
    o    Press releases
    o    Link to SEC filings

Corporate Information
Monroe Bancorp is an independently owned bank holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence, Jackson, Hendricks and Hamilton counties in Indiana.

Annual Meeting
The 2007 Annual Meeting of Shareholders will be held on April 26, 2007, at 10:00 a.m. at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana.

Corporate Headquarters
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN  47408
(812) 336-0201
monroebank.com

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.