Form 10-K, Exhibit 13
period 2007-12-31
MONROE BANCORP
filed 2008-03-13
CIK 745456

Exhibit 13 - 2007 Annual Report
-------------------------------

Table of Contents
-----------------

Five-year Financial Summary                                                   18

Management's Discussion and Analysis                                          20

Report of Independent Registered Public Accounting Firm                       32

Consolidated Financial Statements                                             33

Notes to Consolidated Financial Statements                                    37

Five-year Total Shareholder Return                                            56

Shareholder Information                                        Inside back cover

Five-Year Financial Summary                           (dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------------------------------------------
                                                                   At or for the Years Ended December 31,
                                                   -----------------------------------------------------------------
                                                       2007         2006          2005          2004          2003
                                                   ----------   ----------    ----------    ----------    ----------
Summary of Operations

Interest income - tax equivalent.................. $   49,170   $   45,275    $   35,156    $   29,056    $   28,393

Interest expense..................................     25,435       21,978        14,055         8,868         8,792
                                                   ----------   ----------    ----------    ----------    ----------

Tax-equivalent net interest income................     23,735       23,297        21,101        20,188        19,601

Less: tax-equivalent adjustment (1)...............        696          632           277           324           461
                                                   ----------   ----------    ----------    ----------    ----------

Net interest income...............................     23,039       22,665        20,824        19,864        19,140

Less: provision for loan losses...................      2,035        1,200         1,140         1,320         3,920

Other noninterest income..........................     10,251        9,492         9,258         8,302         8,182

Other noninterest expenses........................     20,626       20,098        18,054        16,921        16,285
                                                   ----------   ----------    ----------    ----------    ----------

Income before income taxes........................     10,629       10,859        10,888         9,925         7,117

Income tax expense................................      2,823        3,273         3,665         3,220         2,063
                                                   ----------   ----------    ----------    ----------    ----------

Net income........................................ $    7,806   $    7,586    $    7,223    $    6,705    $    5,054
                                                   ==========   ==========    ==========    ==========    ==========


Per Share Data

Basic earnings per share.......................... $    1.240   $    1.154    $    1.094    $    1.013    $    0.751

Diluted earnings per share........................      1.235        1.150         1.091         1.010         0.750

Dividends per common share........................     0.4900       0.4800        0.4745        0.4727        0.4455

Book value per common share.......................       8.76         8.24          7.64          7.18          6.81


Total cash dividends declared..................... $    3,061   $    3,150    $    3,132    $    3,127    $    2,984


Average common and common equivalent

   shares outstanding.............................  6,320,317    6,596,772     6,623,616     6,641,803     6,723,925


Selected Year-end Balances

Total assets...................................... $  778,080   $  748,193    $  713,060    $  633,970    $  589,263

Earning assets....................................    718,512      691,156       654,324       589,671       536,340

Total securities..................................    125,658      120,250       119,244       109,712       106,195

Total loans - including loans held for sale.......    584,831      559,463       525,466       477,085       424,511

Allowance for loan losses.........................      6,654        6,144         5,585         5,194         5,019

Total deposits....................................    619,717      589,328       576,181       483,534       436,683

Borrowings........................................     96,421       98,079        76,762        97,378       101,872

Shareholders' equity..............................     54,452       53,505        50,514        47,384        45,375


Selected Average Balances

Total assets...................................... $  753,683   $  730,137    $  662,806    $  607,619    $  562,836

Earning assets....................................    703,675      681,999       618,092       564,646       527,561

Total securities..................................    122,736      117,553       111,778       106,703       100,479

Total loans - including loans held for sale.......    564,483      549,463       499,503       451,055       411,762

Allowance for loan losses.........................      6,354        5,891         5,500         5,061         5,689

Total deposits....................................    611,907      582,762       521,235       459,765       425,378

Borrowings........................................     80,759       87,429        85,104        94,962        87,042

Shareholders' equity..............................     52,774       52,001        48,387        46,428        45,188

                               Monroe Bancorp 18

Five-Year Financial Summary continued                 (dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------------------------------------------
                                                                   At or for the Years Ended December 31,
                                                   -----------------------------------------------------------------
                                                      2007         2006          2005          2004          2003
                                                   ----------   ----------    ----------    ----------    ----------
Performance Ratios

Average loans to average deposits.................      92.25 %      94.29 %       95.83 %       98.11 %       96.80 %

Allowance to period end portfolio loans...........       1.14         1.10          1.07          1.09          1.19

Average equity to average assets..................       7.00         7.12          7.30          7.64          8.03

Return on assets..................................       1.04         1.04          1.09          1.10          0.90

Return on equity..................................      14.79        14.59         14.93         14.44         11.18

Dividend payout ratio (2).........................      39.21        41.52         43.36         46.64         59.05

Efficiency ratio (3)..............................      59.78        60.33         58.75         58.52         57.68


Reconciliation of GAAP Net Interest Margin to Non-
GAAP Net Interest Margin on a Tax-Equivalent
Basis

Net interest income............................... $   23,039   $   22,665    $   20,824    $   19,864    $   19,140

Tax equivalent adjustment.........................        696          632           277           324           461
                                                   ----------   ----------    ----------    ----------    ----------

Net interest income - tax equivalent.............. $   23,735   $   23,297    $   21,101    $   20,188    $   19,601
                                                   ==========   ==========    ==========    ==========    ==========

Average earning assets............................ $  703,675   $  681,999    $  618,092    $  564,646    $  527,561

Net interest margin...............................       3.27 %       3.32 %        3.37 %        3.52 %        3.63 %

Net interest margin - tax equivalent..............       3.37         3.42          3.41          3.58          3.72


Financial Impact on Net Income of Deferred
Compensation Plan

Interest and dividend income...................... $      117   $      106    $       82    $       72    $       53

Realized and unrealized gains (losses)............         66          129            87           197           414

Other income......................................         99           79            31             3            13
                                                   ----------   ----------    ----------    ----------    ----------

Total income from plan............................ $      282   $      314    $      200    $      272    $      480
                                                   ==========   ==========    ==========    ==========    ==========


Change in deferred compensation liability......... $      267   $      301    $      187    $      260    $      469

Trustee fees......................................         15           13            13            12            11

                                                   ----------   ----------    ----------    ----------    ----------
Total expense of plan............................. $      282   $      314    $      200    $      272    $      480
                                                   ==========   ==========    ==========    ==========    ==========


Net impact of plan................................ $        -   $        -    $        -    $        -    $        -


Reconciliation of GAAP Noninterest Income &
Expense to Noninterest Income & Expense Without the Financial Impact of the Deferred Compensation
Plan

Total noninterest income.......................... $   10,251   $    9,492    $    9,258    $    8,302    $    8,182
Income of deferred compensation plan included in
noninterest income................................       (165)        (208)         (118)         (200)         (427)
                                                   ----------   ----------    ----------    ----------    ----------

Adjusted noninterest income....................... $   10,086   $    9,284    $    9,140    $    8,102    $    7,755
                                                   ==========   ==========    ==========    ==========    ==========


Total noninterest expense......................... $   20,626   $   20,098    $   18,054    $   16,921    $   16,285

Expense of deferred compensation plan.............       (282)        (314)         (200)         (272)         (480)
                                                   ----------   ----------    ----------    ----------    ----------

Adjusted noninterest expense...................... $   20,344   $   19,784    $   17,854    $   16,649    $   15,805
                                                   ==========   ==========    ==========    ==========    ==========

(1) Interest income has been adjusted to convert the interest income on tax-exempt investment securities to a fully tax equivalent basis using a marginal income tax rate of 34%.
(2) Dividends declared on common shares divided by net income available to shareholders.
(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.

                               Monroe Bancorp 19

Management's Discussion and Analysis


This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp ("Company") and its wholly owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary, MB Portfolio Management, Inc. and MB Portfolio Management's wholly owned subsidiary, MB REIT, Inc.

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

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 16 locations in Monroe, Jackson, Hendricks and Lawrence Counties, Indiana. Approximately 70 percent of the Company's business is in Monroe County and is concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in Hendricks County, Hamilton County and other markets in the greater Indianapolis area. The Bank had a 29.7 percent share of deposits within its core market of Monroe County as of June 30, 2007, holding the largest market share in Monroe County for the eighth consecutive year according to data published annually by the Federal Deposit Insurance Corporation (FDIC).

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

Significant Matters Concerning 2007 Results: The Company focused much of its effort during 2007 in five areas. The first area of focus was loan growth. Total loans at December 31, 2007 were $584,831,000 which was 4.5 percent greater than the December 31, 2006 balance of $559,463,000. The 4.5 percent loan growth experienced in 2007 is lower than the loan growth rate for 2006 (6.5 percent) and 2005 (10.1 percent). The lower growth rate experienced in 2007 resulted from a slowing economy which reduced loan demand and other factors. Most of the loan growth took place at the Bank's locations in Central Indiana (Hendricks and Hamilton counties). At year-end 2007, the Bank had total loans of $165,720,000 at its Central Indiana locations, up from $146,122,000 at year-end 2006.

The second area of focus during 2007 was managing the deterioration of asset quality resulting from slowing economic activity and stresses in the multi-family residential housing markets. Management's efforts focused on developing methodologies to identify potentially weak credits as early as possible, which enabled a proactive and aggressive approach to managing these credits. Nonetheless, loans 30 days past due increased from $7,022,000 (1.3 percent of total loans) at December 31, 2006 to $10,084,000 (1.7 percent of total loans) at December 31, 2007. Past due loans increased during this period by $3,062,000 or 43.6 percent. During the same period, non-performing loans (non-accrual loans and troubled debt restructuring) increased from $1,712,000 (0.3 percent of total loans) to $6,938,000 (1.2 percent of total loans) at December 31, 2007. Of the non-performing loans outstanding at December 31, 2007, $6,868,000 were secured by real estate (net of any charge-downs previously taken). The increase in past due loans and non-performing loans was driven by loans internally defined as residential real estate development. Management believes the presence of real estate collateral mitigates the level of expected loss. Residential real estate development loans that were 30 days past due at year-end 2007 totaled $5,047,000 (11.2 percent of the Bank's total residential real estate development loans at year- end 2007). The total delinquencies in this category were comprised of four notes at year-end 2007.

The third area of Management focus was pricing discipline and other strategies to offset pressure on the Company's net interest margin created by the flat and sometimes inverted yield curve that existed during much of 2007 in addition to the margin impact created by an increase in non-accrual loans. To combat these adverse factors, Management's efforts to improve its net interest margin included the development of a loan pricing model, increased efforts to attract lower cost checking accounts, and a reduction in the use of relatively expensive brokered certificates of deposit. Despite these and other actions, the Company's tax-equivalent margin decreased to 3.37 percent for 2007 compared to 3.42 percent for 2006. The five basis point decline experienced in 2007 contrasts to the one point increase that took place between 2005 (3.41 percent) and 2006 (3.42 percent). The tax-equivalent net interest margin was affected in 2007 by the increase in loans being placed on non-accrual during the year. Non-accrual loans totaled $6,919,000 at year-end 2007 compared to $1,670,000 at year-end 2006, an increase of $5,249,000 or 314.3 percent. The increase in non-accrual loans resulted from slowing economic activity and stresses in the residential housing market.

                               Monroe Bancorp 20

The fourth area of focus was noninterest income growth primarily in our Wealth Management Group and debit card interchange fees. Income from fiduciary activities (trust and asset management) increased by $542,000 or 31.9 percent over 2006. Trust assets under management grew to $353,668,000 at December 31, 2007, a 30.1 percent increase from the balance of $271,766,000 a year ago. Management does not anticipate that it will be able to sustain this rate of growth for trust assets on an ongoing basis. Debit card interchange fees were $950,000 for 2007, compared to $776,000 for 2006, an increase of 22.4 percent. The growth in these areas helped to offset a decline in income from mortgages sold in the secondary market. With the downturn in the economy, the demand for mortgage refinancing and new home loans decreased.

The fifth area of focus was investing in facilities and equipment to enable us to continue our growth. In December 2007, we opened a full-service banking center in Plainfield, Hendricks County, with another banking center opening in Avon, also in Hendricks County, in January 2008. The Company opened its first full-service banking center in Hendricks County (Brownsburg) in 2006. Prior to 2006, the Company serviced the Brownsburg market from a limited service branch located in a less visible location. Deposits at the Brownsburg banking center grew from an average of $25,996,000 for December 2005, $44,206,000 for December 2006 to $57,575,000 for December 2007. This reflects an increase of 30.2 percent since December 2006. We also purchased land in Noblesville (Hamilton County) and expect to open our first full-service banking center in Hamilton County in the late summer of 2008.

The Company earned $1.240 per basic and $1.235 per diluted common share during 2007 as compared to $1.154 per basic and $1.150 per diluted share for 2006. Return on average shareholders' equity (ROE) for 2007 was 14.79 percent, compared to 14.59 percent ROE for the year ended December 31, 2006. Return on average assets (ROA) for the year ended December 31, 2007 was 1.04 percent which equaled the 1.04 percent for the year ended December 31, 2006.

The Company has increased its annual dividend each year during the past twenty years, increasing it to $0.49 in 2007.

Economic or Industry-wide Factors Relevant to Future Performance: The Company's performance will be affected by changes in interest rates that may have an impact on loan demand, the Bank's net interest margin, asset quality and the level of economic activity in the Company's market area. Changes to the shape of the yield curve are also significant to the performance of the Company. The flat yield curve that existed through much of 2007 placed pressure on the Company's net interest margin as it eliminated much of the spread that is typically available by funding three year assets (for example) with relatively short term deposits. Management believes that the Company's future net interest margin would be enhanced if a significant positive slope returns to the curve. Conversely, the Company's net interest margin could compress if a negative interest rate slope were to occur in 2008.

Challenges and Opportunities On Which Management is Focused: The Bank will have to continue to have loan growth at or above the level experienced in 2007 if the Company is to meet its financial objectives. At the same time management will continue to focus on credit processes that will help ensure a high level of asset quality is maintained overall. Other challenges include accelerating the growth of low cost core deposits, managing interest rate risk in an uncertain and difficult interest rate environment, continuing growth of the Company's Wealth Management Group, growing other sources of noninterest income, and ensuring that operating controls and procedures are appropriate and effective as the Company grows and becomes more complex. Management expects its continued expansion into markets near Indianapolis to make significant contributions to the Company's loan and deposit growth. The success of the full-service Hendricks County banking centers that the Company opened in Brownsburg in January 2006, Plainfield in December 2007 and Avon in January 2008 is a key component of the strategies being employed to stimulate the growth of core deposits. A new full-service banking center in Noblesville (Hamilton County) is expected to open in the late summer of 2008.

The performance of these offices is significant to the achievement of the Company's growth objectives.

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of: (1) achieving and sustaining a rapid rate of loan growth, (2) attracting stable funding that provides the desired net interest margin, and (3) maintaining an interest rate risk profile that is as close to neutral as possible. Management believes the funding component of this equation will be as challenging and important to the Company's performance as is the need for strong loan growth. The funding issue has become an even greater challenge as the industry aggressively competes for deposits in general and core deposits in particular.

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

                               Monroe Bancorp 21

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

Critical Accounting Policies
Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the consolidated financial statements (pages 37-39) and discussion throughout this Management's Discussion and Analysis. Following is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

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

Importantly, Management's approach to credit risk management decreased the likelihood of the Company having a material direct exposure to sub-prime residential mortgages in the form of whole loans or investment securities (the Company's mortgage backed securities are all agency issued and secured). The sub-prime residential mortgage crisis has contributed to a general weakening of 1-4 family residential lending markets, which in turn creates stress for loan customers involved with residential development. The Company is activity monitoring its exposure to this market segment as part of its over all credit management strategy.

The Company's allowance for loan losses consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates, and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.

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

                               Monroe Bancorp 22

(table dollar amounts in thousands, except share and per share data)

The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses since December 31, 2001. There have been no material changes in assumptions or estimation techniques as compared to prior periods that have had an impact on the determination of the current period allowance.

Valuation of Securities: The Company's available-for-sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other- than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer and the Company's ability to hold the security to maturity. A decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

Non-GAAP Financial Measures
In January 2003, the United States Securities and Exchange Commission ("SEC") issued Regulation G, "Conditions for Use of Non-GAAP Financial Measures." A non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flow that excludes (includes) amounts or adjustments that are included (excluded) in the most directly comparable measure calculated in accordance with generally accepted accounting principles ("GAAP"). Regulation G requires companies that present non-GAAP financial measures to disclose a numerical reconciliation to the most directly comparable measurement using GAAP as well as the reason why the non-GAAP measure is an important measure. Management has used the following non-GAAP financial measure throughout this Management's Discussion and Analysis:

     o In the "Net Interest Income" section, the discussion is focused on tax-equivalent rates and margin. Municipal bond and municipal loan interest has been converted to a tax-equivalent rate using a federal tax rate of 34 percent. Management believes a discussion of the changes in tax-equivalent rates and margin is more relevant because it better explains changes in after-tax net income.
     o In the "Five-Year Financial Summary" section of this Annual Report (page
       19), we report noninterest income and noninterest expense without the effect of unrealized gains and losses on securities in a grantor trust ("rabbi trust") which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses and capital gain dividends on trading securities (mutual funds) held in a rabbi trust in connection with the Company's Directors' and Executives' Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend, interest and capital gain dividend income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors' fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest, dividends and capital gain dividends earned on the securities in the trust are directly offset by an increase to directors' fee/deferred executive compensation expense. These offsets are included in the line item identified on page 34 of the consolidated financial statements as "Appreciation in directors' and executives' deferred compensation plans." The activity in the rabbi trust has no effect on the Company's net income, therefore, management believes a more accurate comparison of current and prior year noninterest income and noninterest expense can be made if the rabbi trust realized and unrealized gains, losses, capital gain dividends and offsetting appreciation (depreciation) on the deferred compensation plans and trustee fees are removed.

         Results of Operations
         ---------------------

                                                                    Year Ended December 31,
                                               --------------------------------------------------------------
                                                          $ Change  % Change              $ Change  % Change
                                                            from       from                  from      from
Summary of Operations                             2007      2006       2006        2006      2005      2005
                                               --------   --------  ---------   --------  --------  ---------
Net interest income before provision.......... $ 23,039   $    374     1.65 %   $ 22,665  $  1,841     8.84 %
Provision for loan losses.....................    2,035        835    69.58        1,200        60     5.26
Net interest income after provision...........   21,004       (461)   (2.15)      21,465     1,781     9.05
Other income..................................   10,251        759     8.00        9,492       234     2.53
Other expense.................................   20,626        528     2.63       20,098     2,044    11.32
Net income....................................    7,806        220     2.90        7,586       363     5.03

Per Common Share
Basic earnings per share...................... $  1.240   $  0.086     7.45 %   $  1.154  $  0.060     5.48 %
Fully diluted earnings per share..............    1.235      0.085     7.39        1.150     0.059     5.41
Cash dividends per share......................   0.4900     0.0100     2.08       0.4800    0.0055     1.16

Ratios Based on Average Balances
Return on assets..............................     1.04 %      N/A     0.00 %       1.04 %     N/A    (4.59) %
Return on equity..............................    14.79        N/A     1.37        14.59       N/A    (2.28)

                               Monroe Bancorp 23

(table dollar amounts in thousands, except share and per share data)

Net Income

2007 Compared to 2006
The following discussion relates to the information presented in the preceding table. In 2007, net income increased $220,000, or 2.9 percent over 2006. Management attributed positive increases in 2007 income to the following:

    o Loan and deposit growth and decline in the net interest margin. Loans, excluding loans held for sale, were $581,857,000 at December 31, 2007, an increase of $24,939,000, or 4.5 percent, over year-end 2006. Total deposits grew $30,389,000, or 5.2 percent, with $28,630,000 of growth in interest-bearing deposits. Noninterest-bearing deposits increased $1,759,000 or 2.2 percent. The Company's Hendricks and Hamilton County offices accounted for 78.6 percent of the loan growth in 2007 and 60.3 percent of the deposit growth. The tax-equivalent net interest margin as a percent of average interest-earning assets decreased to 3.37 percent in 2007 from 3.42 percent in 2006.

    o Growth in other income. Total noninterest income increased by $759,000, or
      8.0 percent in 2007 compared to 2006. The Company experienced growth in trust department fee income of $542,000, or 31.9 percent, in debit card interchange income of $174,000, or 22.4 percent and in commissions from annuity sales and full-service brokerage fees of $125,000, or 15.9 percent. These increases were partially offset by decreases in gains on sales of residential mortgage loans of $228,000 or 21.8 percent in 2007 compared to 2006.

2006 Compared to 2005
The following discussion relates to the information presented in the preceding table. In 2006, net income increased $363,000, or 5.0 percent over 2005. Management attributed positive increases in 2006 income to the following:

    o Loan and deposit growth and improvement in the net interest margin. Loans, excluding loans held for sale, were $556,918,000 at December 31, 2006, an increase of $32,760,000, or 6.3 percent, over year-end 2005. Total deposits grew $13,147,000, or 2.3 percent, with $18,562,000 of growth in interest-bearing deposits. Noninterest-bearing deposits declined $5,415,000 or 6.4 percent. All of the loan growth and 52.9 percent of the deposit growth took place within the Company's Hendricks and Hamilton County offices. The tax-equivalent net interest margin as a percent of average interest-earning assets improved to 3.42 percent in 2006 from 3.41 percent in 2005.

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

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2007. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                     Tax-equivalent          Tax-equivalent                   Net Interest
                  Interest  Interest  Net Interest  Earning   Net Interest   Tax-equivalent    Income (not
                   Income   Expense     Margin      Assets       Income        Adjustment    Tax-equivalent)
                  ------------------------------------------------------------------------------------------
   2007...........  6.99%    3.62%      3.37%      $703,675     $23,735          $  696         $ 23,039
   2006...........  6.64%    3.22%      3.42%       681,999      23,297             632           22,665
   2005...........  5.69%    2.28%      3.41%       618,092      21,101             277           20,824

2007 Compared to 2006
In 2007, the tax-equivalent net interest margin decreased to 3.37 percent from
3.42 percent in 2006. The five basis point decrease experienced in 2007 contrasts to the one basis point increase that took place between 2005 (3.41 percent) and 2006 (3.42 percent). The tax-equivalent net interest margin was affected in 2007 by the increase in loans being placed on non-accrual during the year.

Overall increases in rates on interest bearing assets compared to increases in rates on interest bearing liabilities were not evenly matched. In 2007, the tax-equivalent yield on interest-earning assets increased 35 basis points (100 basis points equals 1 percent) while the cost of interest-bearing liabilities increased 40 basis points, resulting in a five basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans increased by 33 basis points, yields on securities increased 52 basis points and yields on interest-bearing deposits and borrowings increased by 43 basis points.

                               Monroe Bancorp 24

(table dollar amounts in thousands, except share and per share data)

2006 Compared to 2005
In 2006, the tax-equivalent net interest margin increased to 3.42 percent from
3.41 percent in 2005. The one basis point increase experienced in 2006 contrasts to the seventeen basis point decline that took place between 2004 (3.58 percent) and 2005 (3.41 percent). Actions contributing to the improvement in 2006 include managing rates on certain core deposit products so that they lag changes in market rates, investing the proceeds from maturing securities at higher rates, loans becoming a higher percentage of total earning assets and other factors.

In 2006, the tax-equivalent yield on interest-earning assets increased 95 basis points (100 basis points equals 1 percent) while the cost of interest-bearing liabilities increased 94 basis points, resulting in a one basis point increase in the net interest margin as a percent of average earning assets. Yields on loans increased by 100 basis points, yields on securities increased 75 basis points and yields on interest-bearing deposits and borrowings increased by 105 basis points.

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

The following charts summarize the results of management's forecast of net interest income that would be generated by the Company's December 31, 2007 and December 31, 2006 balance sheets under rate shocks ranging from a sudden and sustained increase of two percent (200 basis points) to a sudden and sustained decrease of two percent (200 basis points) with no effect given to any steps that management might take to counteract that change. The Company's Board of Directors adopted an interest rate risk policy which established a 20 percent maximum increase or decrease in net interest income in the event of a sudden and sustained two percent (200 basis point) increase or decrease in interest rates.

     Projected Change in Net Interest Income - December 31, 2007

                               Projected Net Interest       $ Change
                                  Income Over the        in Net Interest      % Change
      Change in Interest Rate   Next Twelve Months           Income        in Net Interest
          (basis points)          (in thousands)          (in thousands)       Income
      ------------------------------------------------------------------------------------
              +200                  $ 20,726                $ (1,247)          (5.68) %
              +100                    21,434                    (539)          (2.45)
                 0                    21,973                       0               0
              -100                    22,092                     119            0.54
              -200                    22,030                      57            0.26

                               Monroe Bancorp 25

(table dollar amounts in thousands, except share and per share data)


     Projected Change in Net Interest Income - December 31, 2006

                               Projected Net Interest       $ Change
                                  Income Over the        in Net Interest      % Change
      Change in Interest Rate   Next Twelve Months           Income        in Net Interest
          (basis points)          (in thousands)          (in thousands)       Income
      ------------------------------------------------------------------------------------
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

The analysis of the two periods indicates that the Company's balance sheet continues to have a relatively low interest rate risk. However, it is worth noting that at year-end 2007 the Company is slightly more vulnerable to 100 or 200 basis points upward rate shocks and benefits slightly less from 100 and 200 basis points downward rate shocks.

While many balance sheet and interest rate factors contribute to the modeled results, the primary factor is that the Company was and remains liability sensitive. The liability sensitivity can be seen in the difference in interest bearing assets and liabilities that are subject to repricing over the twelve-month horizon. The gap between assets and liabilities that reprice within one year was $182,351,000 at December 31, 2007 and $178,888,000 at December 31,
2006. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is fairly minimal (5.68 percent if rates increase 200 basis points) is because many of the Company's repricing liabilities have rates that are administratively set by the Company as opposed to being tied to a specific index.

Interest Rate Sensitivity                                                  At December 31, 2007
-----------------------------------------------------------------------------------------------------------------------
                                                         1 - 90       91 - 365      1 - 5         Over
                                                          Days          Days        Years        5 Years        Total
                                                        ---------    ---------    ---------     --------      ---------
Rate-Sensitive Assets:
   Federal funds sold.................................  $   1,077    $       -    $       -     $       -     $   1,077
   Investment securities..............................      9,685       12,819       75,695        27,459       125,658
   Loans..............................................    216,433      140,272      208,240        19,886       584,831
   Federal Home Loan Bank stock.......................      2,312            -            -             -         2,312
   Interest-earning deposits..........................      4,634            -            -             -         4,634
                                                        ---------    ---------    ---------     --------      ---------
      Total rate-sensitive assets.....................  $ 234,141    $ 153,091    $ 283,935     $  47,345     $ 718,512
                                                        ---------    ---------    ---------     --------      ---------


Rate-Sensitive Liabilities:
   Interest-bearing deposits..........................  $ 318,554    $ 167,234    $  52,179     $     208     $ 538,175
   Borrowings.........................................     68,045       15,750        8,948         3,678        96,421
                                                        ---------    ---------    ---------     --------      ---------
      Total rate-sensitive liabilities................  $ 386,599    $ 182,984    $  61,127     $   3,886     $ 634,596
                                                        ---------    ---------    ---------     --------      ---------


Interest rate sensitivity gap by period...............  $(152,458)   $ (29,893)   $ 222,808     $  43,459     $  83,916
Cumulative rate sensitivity gap.......................   (152,458)    (182,351)      40,457        83,916             -
Cumulative rate sensitivity gap ratio (as a percentage
    of earning assets) at December 31, 2007...........     (21.22) %    (25.38) %      5.63 %       11.68 %

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

                               Monroe Bancorp 26

(table dollar amounts in thousands, except share and per share data)

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

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis (FHLB), to obtain brokered certificates of deposit, and from a revolving line of credit. FHLB advances were $18,273,000 at December 31, 2007 compared to $19,430,000 at December 31, 2006. At December 31, 2007, the
Company had excess borrowing capacity at the FHLB of $36,196,000 as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity was not limited by the Board resolution, the Company would have excess borrowing capacity of $46,087,000 based on collateral. In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. The Company also uses brokered certificates of deposit as a source of longer-term funding. At December 31, 2007, the Company had $10,034,000 of brokered certificates of deposit on its balance sheet compared to $27,061,000 at December 31, 2006. In 2006, the Company obtained a revolving line of credit with U. S. Bank. The maximum amount that could be borrowed was $10,000,000. The line of credit carried a variable interest rate of 1.50 percent over LIBOR and changed monthly. During 2007, the U.S. Bank unsecured line of credit expired but is expected to be renewed in 2008. In 2006, the Company formed Monroe Bancorp Capital Trust I (Trust). The Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. On March 20, 2007, the Company formed Monroe Bancorp Statutory Trust II (Statutory Trust). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities. The Company's internal Asset/Liability Committee (ALCO) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.

The following table shows contractual obligations of the Company.

                                                           Less than                           More than
     Contractual Obligations                      Total      1 Year    1-3 Years   3-5 Years    5 Years
     ------------------------------------------ ---------  ---------   ---------   ---------   ---------
     Time deposits............................. $ 290,033  $ 237,646   $  49,635   $   2,544    $    208
     Long-term debt obligations (1)............    28,376     15,750         341         359      11,926
     Capital lease obligations (2).............         -          -           -           -           -
     Operating lease obligations...............       822        308         478          36           -
     Purchase obligations......................       518        233         285                       -
     Other long-term liabilities reflected on
       the balance sheet under GAAP (2)........         -          -           -           -           -
                                                ---------  ---------   ---------   ---------    --------
        Total.................................. $ 319,749  $ 253,937   $  50,739   $   2,939    $ 12,134
                                                =========  =========   =========   =========    ========

     (1) FHLB advances, loans sold under repurchase agreements and trust preferred debentures
     (2) None

                               Monroe Bancorp 27

(table dollar amounts in thousands, except share and per share data)

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. Historically, the main source of funding for the holding company is dividends from its subsidiary (the Bank). During 2007, 2006 and 2005 the Bank declared dividends to the holding company of $4,769,000, $1,545,000, and $2,826,000, respectively. As of January 1, 2008, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $9,628,000, versus $10,586,000 at January 1, 2007. As discussed in
Note 11 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 36 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large- balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2007, the Company had $2,486,000 short-term public fund certificates of deposit compared to $624,000 of these deposits as of December 31, 2006.

The Company opened two full-service banking centers in Plainfield and Avon (Hendricks County) in December 2007 and January 2008, respectively. The estimated cost of the Plainfield banking center (building, furniture, equipment and land) is $2,779,000. The estimated cost of the Avon banking center (building, furniture, equipment and land) is $2,811,000. In 2007, the Company purchased a parcel of land in Noblesville (Hamilton County) on which it expects to open a full-service banking center with an estimated cost of $3,080,000 (building, furniture, equipment and land) during the late summer of 2008. The Company anticipates buying an additional parcel of land in Central Indiana during 2008 for approximately $1,100,000. The Company anticipates using existing capital resources to build the banking centers, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 36). During 2007, $7,639,000 of cash was provided by operating activities, compared to $7,041,000 during the same period in 2006. The increase in this area was primarily a result of an increase in the provision for loan losses in 2007. During 2007, $36,153,000 was used for investing activities, compared to $39,298,000 in 2006. The decrease in 2007 primarily resulted from a decrease in net loan growth and an increase in proceeds from maturities of securities available for sale in 2007. In 2007, $20,608,000 of cash was provided by financing activities, primarily from increases in certificates of deposit compared to $29,203,000 provided in 2006, primarily from increases in demand and savings deposits. Overall, net cash and cash equivalents decreased $7,906,000 in 2007 compared to a decrease of $3,054,000 in 2006.

Other Income and Expense
------------------------

                                                    -------------------------------------------------------
Other Income and Expense                                           Year Ended December 31,
                                                    -------------------------------------------------------
                                                              % Change                % Change
                                                      2007    from 2006       2006    from 2005      2005
                                                    --------  ----------    --------  ----------  ---------
Other Income
 Service charges and fees on deposit accounts.....  $  3,680      1.83 %    $  3,614      2.15 %   $  3,538
  Fiduciary activities............................     2,243     31.86         1,701     10.10        1,545
  Commission income...............................       910     15.92           785    (12.78)         900
  Realized security gains.........................        49    (57.39)          115     21.05           95
  Unrealized security gains.......................        17    (77.03)           74         -           74
  Net gains on loan sales.........................       817    (21.82)        1,045    (15.38)       1,235
  Debit card interchange..........................       950     22.42           776     20.31          645
  Other operating income..........................     1,585     14.69         1,382     12.72        1,226
                                                    --------                --------               --------
      Total other income..........................  $ 10,251      8.00      $  9,492      2.53     $  9,258
                                                    ========                ========               ========

Other Expense
  Salaries and employee benefits..................  $ 12,132      1.15 %    $ 11,994     11.28 %   $ 10,778
  Occupancy and equipment.........................     3,100     (1.62)        3,151     18.73        2,654
  Advertising.....................................       667     (6.32)          712      9.04          653
  Legal fees......................................       566     84.36           307    (41.63)         526
  Other...........................................     4,161      5.77         3,934     14.26        3,443
                                                    --------                --------               --------
      Total other expense.........................  $ 20,626      2.63      $ 20,098     11.32     $ 18,054
                                                    ========                ========               ========

                               Monroe Bancorp 28

Other Income

2007 Compared to 2006
Other income increased $759,000, or 8.0 percent, to $10,251,000 compared to $9,492,000 in 2006. This increase occurred primarily due to the following reasons:

    o Trust Department income grew by $542,000, or 31.9 percent during 2007. This growth resulted from several factors, most notably: growth in trust assets under management, increased efforts to attract new accounts and our status as the only full- service trust department in Monroe County. Trust assets under management increased to $353,668,000 at December 31, 2007 compared to $271,766,000 at December 31, 2006.

    o Debit card fee income increased by $174,000, or 22.4 percent over 2006, due to an increase in debit card use and changes to the Visa interchange fee schedule that took effect early in 2006.

    o Commissions from annuity sales and full-service brokerage fees increased $125,000, or 15.9 percent over 2006.

The increases mentioned above, combined with increases in deposit fee revenue, more than offset a $228,000, or 21.8 percent decline in income from mortgages sold in the secondary market. Management anticipated a decline in mortgage sales in 2007 and focused on growing other fee income areas to compensate for the decline.

2006 Compared to 2005
Other income increased $234,000, or 2.5 percent, to $9,492,000 compared to $9,258,000 in 2005. This increase occurred primarily due to the following reasons:

    o Trust Department income grew by $156,000, or 10.1 percent during 2006. This growth resulted from several factors, most notably: growth in trust assets under management, increased efforts to attract new accounts and our status as the only full- service trust department in Monroe County. Trust assets under management increased to $271,766,000 at December 31, 2006 compared to $237,026,000 at December 31, 2005.

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

Other Expense

2007 Compared to 2006
Other expense increased $528,000, or 2.6 percent, to $20,626,000 for 2007 compared to $20,098,000 for 2006. The increase in other expense occurred primarily due to the following reasons:

     o Salaries and employee benefits increased by $138,000, or 1.2 percent. Salary expense increased by $544,000 (6.7 percent). Annual salary increases contributed approximately $300,000 to the increase in this area. The remainder of the increase was a result of adding personnel to the Bank's wealth management, as well as staff for the new Plainfield and Avon full-service banking centers and other areas. Benefits expense decreased $281,000, primarily due to a $250,000 decrease in the expense of the Company's health insurance plan due to a decrease in claims compared to 2006.
     o Legal fees increased $259,000, or 84.4 percent, due to increased focus on credit quality and collection efforts associated with the increased nonperforming loan balances.
     o Other operating expenses increased $243,000, or 7.0 percent. The most significant increase in this category was the $197,000 amortization of the Bank's investment in CBAI CDE III, LLC, designed primarily to promote community welfare, such as the economic rehabilitation and development of low-income areas, by providing housing, services or jobs for residents.

     These increases were partially offset by a $113,000 decrease in other operating expenses due to the write off of previous building improvements when the Company remodeled its business center in 2006.

                               Monroe Bancorp 29

2006 Compared to 2005
Other expense increased $2,044,000, or 11.3 percent, to $20,098,000 for 2006 compared to $18,054,000 for 2005. The increase in other expense occurred primarily due to the following reasons:

     o Salaries and employee benefits increased by $1,216,000, or 11.3 percent. Salary expense increased by $748,000 (10.2 percent). Annual salary increases contributed approximately $300,000 to the increase in this area. The remainder of the increase was a result of adding personnel to the Bank's wealth management and commercial lending functions, as well as staff for the new Brownsburg full-service banking center and other areas. Benefits expense increased $489,000, primarily due to a $402,000 increase in the expense of the Company's health insurance plan due to a significant increase in claims compared to 2005.
     o Occupancy and equipment expense increased by $497,000, or 18.7 percent. Occupancy expense increased primarily due to the opening of the Bank's Brownsburg full-service banking center, a significant expansion to the Bank's operations center, which was completed early in 2006, and a major renovation of the Bank's Business Center (formerly called the Loan Center).
     o Other operating expenses increased $491,000, or 14.3 percent. The only significant increase in this category was a write off of $113,000 of previous building improvements when the Company remodeled its business center.

     These increases were partially offset by a $219,000, or 41.6 percent decrease in legal fees. A lawsuit with a builder who filed bankruptcy and his related entities, which had been ongoing since 2003, was partially settled in early 2006 and legal fees decreased significantly as a result.

Income Taxes
The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major differences between the effective tax rate applied to the Company's financial statement income and the federal and state statutory rate of approximately 40 percent are interest on tax-exempt securities, the Bank's investment in CBAI CDE III, LLC, and the increase in cash surrender value of the Bank's owned life insurance.

The Company's effective tax rate was 26.6 percent, 30.1 percent, and 33.7 percent in 2007, 2006 and 2005, respectively. The tax rate decreased in 2007 and 2006 primarily because tax-exempt income has become an increasingly larger percentage of total pre-tax income.

Financial Condition

Overview
Total assets increased to $778,080,000 at December 31, 2007, a 4.0 percent increase from $748,193,000 at December 31, 2006, with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in deposits.

Securities
Securities (trading and investment) owned by the Company increased to $125,658,000 at December 31, 2007, from $120,250,000 at December 31, 2006, an increase of $5,408,000, or 4.5 percent.

Loans
Loans (excluding loans held for resale) increased to $581,857,000 at December 31, 2007, which was $24,939,000, or 4.5 percent higher than at December 31, 2006. The largest growth occurred in the multi-family residential loan portfolio which grew $9,894,000, or 16.6 percent and business line of credit loans which grew $7,279,000, or 17.0 percent. Central Indiana market loans grew $19,598,000 during 2007, while loans in the Bank's core market of Monroe County and its surrounding counties grew by $5,770,000. Commercial real estate loans are the largest segment of the loan portfolio. During 2007, the Company sold $58,489,000 of fixed- and variable-rate mortgages compared to $72,772,000 in 2006. Management expects growth to continue in the Central Indiana region in 2008 with the recent opening of two full-service banking centers in Hendricks County in addition to the anticipated opening of a full-service banking center in Hamilton County in the late summer of 2008.

Asset Quality and Provision for Loan Losses

The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively and management's estimation of expected loan losses inherent in the loan portfolio. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions. A complete discussion of this process is contained in the Critical Accounting Policies on pages 22-23 and Note 1 of the Notes to Consolidated Financial Statements on pages 37-39.

                               Monroe Bancorp 30

At December 31, 2007, impaired loans totaled $8,520,000, a significant increase from $1,343,000 at December 31, 2006. An allowance for losses was not deemed necessary for impaired loans totaling $5,143,000 because full repayment of principal and interest was expected, but an allowance of $246,000 was recorded for the remaining balance of impaired loans of $3,377,000.

Net loans charged off during 2007 were $1,525,000 or 0.27 percent of average loans compared to $641,000 or 0.12 percent of average loans in 2006. At December 31, 2007, nonperforming assets (nonaccrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $8,214,000, or
1.06 percent of total assets, a $5,717,000 increase from $2,497,000, or 0.33 percent of total assets, at December 31, 2006. Although nonperforming assets increased significantly in 2007, management believes overall credit quality of the loan portfolio is good.

At December 31, 2007, the allowance for loan losses was $6,654,000 up from $6,144,000 at year-end 2006. The 2007 provision for loan losses was $2,035,000, an $835,000 increase from the $1,200,000 provision taken in 2006. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2007 was 1.14 percent, up slightly from 1.10 percent at December 31, 2006. Management believes the reserve is adequate to cover the loss exposure inherent to the loan portfolio.

Deposits
Deposits were $619,717,000 at December 31, 2007, an increase of $30,389,000, or
5.2 percent compared to $589,328,000 on December 31, 2006. Year-end balances skew the growth in deposits, so changes in average December balances will be discussed. Average deposits for December 2007 were $639,704,000 compared to $614,184,000 average deposits in December 2006, an increase of $25,520,000. Approximately $27,174,000 of average deposit growth occurred in non-brokered CDs over $100,000 while CDs under $100,000 grew $18,030,000. Average brokered CDs declined from an average of $29,423,000 in December 2006 to an average of $10,034,000 in December 2007. Average not-for-profit and public fund NOW account deposits grew $4,482,000 and average IRA accounts grew $3,575,000. While generating core deposits remains a priority, management uses the brokered CD market as an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in Note 6 on page 43 of the Notes to the Consolidated Financial Statements.

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

At December 31, 2007 repurchase agreements were $43,195,000, compared to $70,784,000 at December 31, 2006. The Company had $24,850,000 federal funds purchased at December 31, 2007, compared to $2,075,000 purchased at year-end 2006. FHLB advances totaled $18,273,000 at December 31, 2007 compared to $19,430,000 at December 31, 2006. The Company obtained a $10,000,000 revolving line of credit during 2006 which expired in 2007 and had no balance at December 31, 2007 compared to a balance of $800,000 at December 31, 2006. The Company issued trust preferred securities during 2007 and the aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Company also issued trust preferred securities during 2006 and the aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company.

Capital
The Company's capital strength continues to exceed regulatory minimums and the Company is considered to be "well-capitalized" as defined by its regulatory agencies. The Tier 1 capital-to-average assets ratio (leverage ratio) was 8.1 percent at December 31, 2007 and 7.7 percent at year-end 2006. At December 31, 2007, the Company had a Tier 1 risk-based capital ratio of 10.2 percent, total risk-based capital percentage of 11.3 percent and a leverage ratio of 8.1 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent. Complete details of the Company's capital ratios are disclosed in Note 12 on pages 47-48 of the Notes to the Consolidated Financial Statements.

Refer to the Liquidity section (pages 27-28) of this Management's Discussion and Analysis for a complete discussion of the Company's 2007 and planned 2008 building and remodeling projects. The Company anticipates using existing capital resources to build the banking centers and does not expect the outlays to significantly affect capital levels. Management believes the Company can maintain its "well-capitalized" rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.













                               Monroe Bancorp 31

            Report of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Monroe Bancorp's internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 29, 2008 expressed unqualified opinion on the effectiveness of the Company's internal control over financial reporting.



/s/ BKD LLP

Indianapolis, Indiana
February 29, 2008




                               Monroe Bancorp 32

Consolidated Balance Sheets               (dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------------------------------

                                                                                      December 31,
                                                                            ----------------------------
                                                                               2007              2006
                                                                            ----------------------------
Assets
Cash and due from banks...................................................  $   19,929        $   24,415
Federal funds sold........................................................       1,077             5,803
Interest-earning deposits.................................................       4,634             3,328
                                                                            ----------        ----------
   Total cash and cash equivalents........................................      25,640            33,546

Trading securities, at fair value.........................................       3,647             3,557
Investment securities
   Available for sale.....................................................     121,005           115,040
   Held to maturity (fair value of $1,040 and $1,652).....................       1,006             1,653
                                                                            ----------        ----------
       Total investment securities........................................     122,011           116,693

Loans.....................................................................     581,857           556,918
   Less: Allowance for loan losses........................................      (6,654)          (6,144)
                                                                            ----------        ----------
       Loans, net of allowance for loan losses............................     575,203           550,774
Loans held for sale.......................................................       2,974             2,545
Premises and equipment....................................................      20,029            15,411
Federal Home Loan Bank of Indianapolis stock, at cost.....................       2,312             2,312
Other assets..............................................................      26,264            23,355
                                                                            ----------        ----------
               Total Assets...............................................  $  778,080        $  748,193
                                                                            ==========        ==========

Liabilities
Deposits
   Noninterest-bearing....................................................  $   81,542        $   79,783
   Interest-bearing.......................................................     538,175           509,545
                                                                            ----------        ----------
       Total deposits.....................................................     619,717           589,328

Borrowings................................................................      96,421            98,079
Other liabilities.........................................................       7,490             7,281
                                                                            ----------        ----------
               Total Liabilities..........................................     723,628           694,688

Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
  Authorized, 18,000,000 shares
  Issued and outstanding - 6,227,550 and 6,515,342 shares, respectively...         137               137
Additional paid-in capital................................................       4,349             9,284
Retained earnings.........................................................      49,881            45,136
Accumulated other comprehensive income (loss).............................         223              (818)
Unearned ESOT shares......................................................        (138)             (234)
                                                                            ----------        ----------
               Total Shareholders' Equity.................................      54,452            53,505
                                                                            ----------        ----------
               Total Liabilities and Shareholders' Equity.................  $  778,080        $  748,193
                                                                            ==========        ==========

See notes to consolidated financial statements.

                               Monroe Bancorp 33

Consolidated Income Statements                            (dollar amounts in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------

                                                                                        Year Ended December 31,
                                                                              ------------------------------------------
                                                                                  2007            2006            2005
                                                                              ------------------------------------------
Interest Income
  Loans receivable..........................................................  $   42,358      $   39,363      $   30,878
  Investment securities
     Taxable................................................................       4,051           3,561           3,286
     Tax exempt.............................................................       1,241           1,010             483
     Trading................................................................         117             106              82
  Federal funds sold........................................................         599             491             104
  Other interest income.....................................................         108             112              46
                                                                              ----------      ----------      ----------
                 Total interest income......................................      48,474          44,643          34,879
                                                                              ----------      ----------      ----------

Interest Expense
  Deposits..................................................................      21,639          18,005          11,028
  Borrowings................................................................       3,796           3,973           3,027
                                                                              ----------      ----------      ----------
                 Total interest expense.....................................      25,435          21,978          14,055
                                                                              ----------      ----------      ----------

Net Interest Income.........................................................      23,039          22,665          20,824
  Provision for loan losses.................................................       2,035           1,200           1,140
                                                                              ----------      ----------      ----------
Net Interest Income After Provision for Loan Losses.........................      21,004          21,465          19,684
                                                                              ----------      ----------      ----------

Other Income
  Fiduciary activities......................................................       2,243           1,701           1,545
  Service charges on deposit accounts.......................................       3,680           3,614           3,538
  Commission income.........................................................         910             785             900
  Realized and unrealized gains on securities...............................          66             189             169
  Net gains on loan sales...................................................         817           1,045           1,235
  Debit card interchange....................................................         950             776             645
  Other income..............................................................       1,585           1,382           1,226
                                                                              ----------      ----------      ----------
                 Total other income.........................................      10,251           9,492           9,258
                                                                              ----------      ----------      ----------

Other Expenses
  Salaries and employee benefits............................................      12,132          11,994          10,778
  Net occupancy and equipment expense.......................................       3,100           3,151           2,654
  Director and committee fees...............................................         195             177             185
  Appreciation in directors' and executives' deferred compensation plans....         267             301             187
  Legal fees................................................................         566             307             526
  Advertising...............................................................         667             712             653
  Other expense.............................................................       3,699           3,456           3,071
                                                                              ----------      ----------      ----------
                 Total other expenses.......................................      20,626          20,098          18,054
                                                                              ----------      ----------      ----------

Income before income tax....................................................      10,629          10,859          10,888
  Income tax expense........................................................       2,823           3,273           3,665
                                                                              ----------      ----------      ----------
Net Income..................................................................  $    7,806      $    7,586      $    7,223
                                                                              ==========      ==========      ==========

Basic Earnings Per Share....................................................  $    1.240      $    1.154      $    1.094
Diluted Earnings Per Share..................................................  $    1.235      $    1.150      $    1.091
Weighted-Average Shares Outstanding-Basic...................................   6,294,519       6,574,092       6,603,654
Weighted-Average Shares Outstanding-Diluted.................................   6,320,317       6,596,772       6,623,616

  See notes to consolidated condensed financial statements.

                               Monroe Bancorp 34

Consolidated Statements of Shareholders' Equity               (dollar amounts in thousands, except share and per share data)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                          Unearned
                                      Common Stock                                          Accumulated   Employee
                                   ------------------  Additional                              Other       Stock
                                      Shares            Paid in   Comprehensive  Retained  Comprehensive  Ownership
                                   Outstanding Amount   Capital      Income      Earnings  Income (Loss) Trust Shares  Total
----------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2005.......... 6,035,110   $137    $1,592                   $46,267     $  (198)     $ (414)    $47,384

Comprehensive Income:
 Net income........................                                 $ 7,223        7,223                               7,223
 Other comprehensive
    income - unrealized losses
    on securities, net of tax
    and reclassification
    adjustment.....................                                  (1,067)                  (1,067)                 (1,067)
                                                                    -------
Comprehensive Income...............                                 $ 6,156
                                                                    =======
ESOT shares earned.................                         19                                                79          98
Tax effect of nonqualified
    options exercised..............                          8                                                             8
Repurchase of stock, at cost.......    (3,826)             (66)                                                          (66)
Stock options exercised............     5,000               66                                                            66
Ten percent (10%) stock
    dividend (net of fractional
    shares)........................   603,558            9,658                    (9,658)
Cash dividend ($0.4745 per share)..                                               (3,132)                             (3,132)
                                    --------------------------                   -------------------------------------------

Balances, December 31, 2005........ 6,639,842    137    11,277                    40,700      (1,265)       (335)     50,514

Comprehensive Income:
 Net income........................                                 $ 7,586        7,586                               7,586
 Other comprehensive
    income - unrealized gains
    on securities, net of tax
    and reclassification
    adjustment.....................                                     447                      447                     447
                                                                    -------
Comprehensive Income...............                                 $ 8,033
                                                                    =======
ESOT shares earned.................                         53                                               101         154
Stock option compensation
    expense........................                         65                                                            65
Repurchase of stock, at cost.......  (130,000)          (2,162)                                                       (2,162)
Stock options exercised............     5,500               51                                                            51
Cash dividend ($0.4800 per share)                                                 (3,150)                             (3,150)
                                    --------------------------                   -------------------------------------------

Balances, December 31, 2006........ 6,515,342    137     9,284                    45,136        (818)       (234)     53,505


Comprehensive Income:
 Net income........................                                 $ 7,806        7,806                               7,806
 Other comprehensive
    income - unrealized gains
    on securities, net of tax
    and reclassification
    adjustment.....................                                   1,041                    1,041                   1,041
                                                                    -------
Comprehensive Income...............                                 $ 8,847
                                                                    =======
ESOT shares earned.................                         60                                                96         156
Stock option compensation
    expense........................                         67                                                            67
Repurchase of stock, at cost.......  (287,792)          (5,062)                                                       (5,062)
Cash dividend ($0.4900 per share)                                                 (3,061)                             (3,061)
                                    --------------------------                   -------------------------------------------

Balances, December 31, 2007........ 6,227,550   $137   $ 4,349                   $49,881      $  223       $(138)    $54,452
                                    ==========================                   ===========================================

See notes to consolidated financial statements.

                               Monroe Bancorp 35

Consolidated Statements of Cash Flows                   (dollar amounts in thousands except share and per share data)
---------------------------------------------------------------------------------------------------------------------
                                                                                          Year Ended December 31,
                                                                                    ---------------------------------
                                                                                       2007        2006       2005
                                                                                    ---------------------------------
  Operating Activities
     Net income.................................................................... $  7,806    $  7,586    $  7,223
     Items not requiring cash:
          Provision for loan losses................................................    2,035       1,200       1,140
          Depreciation and amortization............................................    1,077       1,150       1,015
          Deferred income tax......................................................     (152)       (233)       (407)
          Investment securities amortization, net..................................      (45)         39         213
          Investment securities gains including redemptions........................      (49)       (115)        (82)
          Net change in trading securities.........................................      (42)        (94)       (185)
          (Gain) Loss on disposal of premises and equipment........................      (65)        113           -
          Origination of loans held for sale.......................................  (58,918)    (75,246)    (80,301)
          Proceeds from sale of loans held for sale................................   59,306      75,053      82,968
          Gain on sale of loans held for sale......................................     (817)     (1,044)     (1,235)
          ESOT shares earned.......................................................      156         154          98
          (Gain) Loss on sale of foreclosed assets.................................        6           -           -
          Stock-based compensation expense.........................................       67          65           -
          Tax effect of nonqualified stock options exercised.......................        -           -           8
          Net change in:
              Interest receivable and other assets.................................   (2,598)     (1,928)       (634)
              Interest payable and other liabilities...............................     (128)        341       1,032
                                                                                    --------    --------    --------
                    Net cash provided by operating activities......................    7,639       7,041      10,853
                                                                                    --------    --------    --------

  Investing Activities
     Purchases of securities available for sale....................................  (46,963)    (41,326)    (50,152)
     Proceeds from maturities of securities available for sale.....................   42,143      35,802      19,503
     Proceeds from sales of securities available for sale..........................      249       1,990      14,354
     Purchases of securities held to maturity......................................        -      (1,006)       (981)
     Proceeds from maturities of securities held to maturity............                 647       1,712       9,075
     Net change in loans...........................................................  (27,235)    (33,401)    (50,562)
     Purchase of premises and equipment............................................   (5,282)     (3,302)     (2,479)
     Proceeds from sale of premises and equipment..................................      223           -           -
     Proceeds from foreclosed asset sales..........................................       65           -           -
     Purchase of bank owned life insurance (BOLI)..................................        -           -      (3,200)
     Sale (purchase) of FHLB stock.................................................        -         233        (106)
                                                                                    --------    --------    --------
                    Net cash used in investing activities..........................  (36,153)    (39,298)    (64,548)
                                                                                    --------    --------    --------

  Financing Activities
     Net change in:
          Noninterest-bearing, interest-bearing demand and savings deposits........  (12,102)     32,593      31,894
          Certificates of deposit..................................................   42,492     (19,447)     60,753
          Borrowings...............................................................   (5,657)     32,575     (16,367)
     Proceeds from Federal Home Loan Bank advances.................................        -       1,765      18,000
     Repayments of Federal Home Loan Bank advances.................................   (1,157)    (16,115)    (22,249)
     Proceeds from trust preferred debentures......................................    5,155       3,093           -
     Stock options exercised.......................................................        -          51          66
     Repurchase of common stock....................................................   (5,062)     (2,162)        (66)
     Cash dividends paid...........................................................   (3,061)     (3,150)     (3,132)
                                                                                    --------    --------    --------
                    Net cash provided by financing activities......................   20,608      29,203      68,899
                                                                                    --------    --------    --------
Net Change in Cash and Cash Equivalents............................................   (7,906)     (3,054)     15,204
Cash and Cash Equivalents, Beginning of Year.......................................   33,546      36,600      21,396
                                                                                    --------    --------    --------
Cash and Cash Equivalents, End of Year............................................. $ 25,640    $ 33,546    $ 36,600
                                                                                    ========    ========    ========

Additional Cash Flows Information
     Interest paid................................................................. $ 24,995    $ 21,880    $ 13,527
     Income tax paid...............................................................    2,925       3,782       4,045

See notes to consolidated financial statements.

                               Monroe Bancorp 36

Notes to Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------
The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiary MB Portfolio Management, Inc. ("MB") and MB's wholly owned subsidiary MB REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

                               Monroe Bancorp 37

Notes to Consolidated Financial Statements continued

Note 1: Nature of Operations and Summary of Significant
        Accounting Policies (continued)
--------------------------------------------------------------------------------
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral.

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

The Company adopted the provisions of the Financial Accounting Standards Board
(FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FIN 48, the Company did not identify any uncertain tax positions that it believes should be recognized in the financial statements.

Stock options- At December 31, 2007, the Company had a stock-based employee compensation plan, which is described more fully in Note 15. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, in 2005, no stock-based employee compensation cost was reflected in net income, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the grant date.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

The table on the following page illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock- based employee compensation. Table dollar amounts are in thousands except share and per share data.

                               Monroe Bancorp 38

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 1: Nature of Operations and Summary of Significant
        Accounting Policies (continued)
--------------------------------------------------------------------------------

                                                         Year Ended December 31,
                                                                  2005

Net Income
 As reported................................................    $ 7,223
  Less: Total stock-based employee compensation costs
    determined under the fair-value based method, net
    of income taxes.........................................        (39)
                                                                -------
    Pro forma...............................................    $ 7,184
                                                                =======

Basic Earnings Per Share
 As reported................................................    $ 1.094
 Pro forma..................................................      1.088
Diluted earnings per share
 As reported................................................      1.091
 Pro forma .................................................      1.085


Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2006 and 2005 consolidated financial statements have been made to conform to the 2007 presentation.

Note 2: Restriction on Cash and Due From Banks
----------------------------------------------

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2007 was $2,833,000.

Note 3: Investment Securities
-----------------------------
                                                  Gross       Gross
                                     Amortized  Unrealized  Unrealized    Fair
                                       Cost       Gains       Losses      Value
--------------------------------------------------------------------------------
December 31, 2007

Available for Sale
 Federal agencies................... $ 28,205     $  127      $   62    $ 28,270
 Corporate Bonds ...................    1,994          -          13       1,981
 State and municipal................   37,583        267          18      37,832
  Mortgage-backed securities........   49,890        278         205      49,963
 Marketable equity securities.......    3,000          -          41       2,959
                                     --------     ------      ------    --------
       Total available for sale ....  120,672        672         339     121,005
                                     --------     ------      ------    --------

Held to Maturity
 Federal agencies...................    1,005         34           -       1,039
 Mortgage-backed securities ........        1          -           -           1
                                     --------     ------      ------    --------
    Total held to maturity..........    1,006         34           -       1,040
                                     --------     ------      ------    --------

    Total investment securities..... $121,678     $  706      $  339    $122,045
                                     ========     ======      ======    ========


                               Monroe Bancorp 39

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 3: Investment Securities (continued)
-----------------------------------------
                                                  Gross       Gross
                                     Amortized  Unrealized  Unrealized    Fair
                                       Cost       Gains       Losses      Value
--------------------------------------------------------------------------------
December 31, 2006

Available for Sale
  Federal agencies.................. $ 39,174     $    9      $  450    $ 38,733
  State and municipal...............   34,236         73         212      34,097
  Mortgage-backed securities........   39,879         62         653      39,288
  Marketable equity securities......    3,000          -          78       2,922
                                     --------     ------      ------    --------
       Total available for sale ....  116,289        144       1,393     115,040
                                     --------     ------      ------    --------

Held to Maturity
  Federal agencies..................    1,006          -           1       1,005
  State and municipal...............      645          -           -         645
  Mortgage-backed securities .......        2          -           -           2
                                     --------     ------      ------    --------
     Total held to maturity.........    1,653          -           1       1,652
                                     --------     ------      ------    --------

     Total investment securities.... $117,942     $  144      $1,394    $116,692
                                     ========     ======      ======    ========

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available for Sale      Held to Maturity
                                    ---------------------   --------------------
                                    Amortized     Fair      Amortized     Fair
                                       Cost       Value       Cost        Value
                                    --------------------------------------------
Within one year..................... $ 12,735    $ 12,732     $    -    $      -
One to five years...................   46,868      47,100      1,005       1,039
Five to ten years...................    8,179       8,251          -           -
                                     --------    --------     ------    --------
                                       67,782      68,083      1,005       1,039

Mortgage-backed securities..........   49,890      49,963          1           1
Marketable equity securities .......    3,000       2,959          -           -
                                     --------    --------     ------    --------

  Totals ........................... $120,672    $121,005     $1,006    $  1,040
                                     ========    ========     ======    ========


Securities with a carrying value of $62,757,000 and $76,094,000 were pledged at December 31, 2007 and 2006 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2007, 2006 and 2005 were $249,000, $1,990,000 and $14,354,000. There were no gross gains realized in 2007, whereas gross gains of $60,000 were realized on 2006 sales, and gross gains of $107,000 and gross losses of $25,000 were realized on the 2005 sales. During 2007, the Bank realized a gain of $1,000 on a redeemed available for sale security. There were no redemptions of available for sale securities in 2006 or 2005.

There were no sales of held-to-maturity securities during the three years in the period ended December 31, 2007.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $17,000, $74,000 and $74,000 were included in earnings in 2007, 2006 and 2005, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2007 and 2006, was $45,222,000 and $95,489,000, which is approximately 37.1 percent and 81.8 percent respectively, of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.

                               Monroe Bancorp 40

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 3: Investment Securities (continued)
-----------------------------------------
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The table below shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

                                        December 31, 2007

                         Less than 12 Months     12 Months or More           Total
   Description of                  Unrealized             Unrealized             Unrealized
     Securities         Fair Value   Losses    Fair Value   Losses    Fair Value   Losses
--------------------------------------------------------------------------------------------
U.S. government
   agencies............ $    2,716    $ (9)    $   12,845    $  (52)  $   15,561   $   (61)
Corporate
   Bonds............         1,981     (13)             -         -        1,981       (13)
Mortgage-backed
   securities..........      1,202      (3)        16,126      (203)      17,328      (206)
State and political
   subdivisions........        254       -          7,139       (18)       7,393       (18)
Marketable equity
   securities..........          -       -          2,959       (41)       2,959       (41)
                        ----------    ----     ----------    ------   ----------   -------
    Total temporarily
       impaired
       securities...... $    6,153    $(25)    $   39,069    $ (314)  $   45,222   $  (339)
                        ==========    ====     ==========    ======   ==========   =======

                                        December 31, 2006

                         Less than 12 Months     12 Months or More           Total
   Description of                  Unrealized             Unrealized             Unrealized
     Securities         Fair Value   Losses    Fair Value   Losses    Fair Value   Losses
--------------------------------------------------------------------------------------------
U.S. government
   agencies............ $    3,479    $ (5)   $    32,528    $ (446)  $   36,007   $  (451)
Mortgage-backed
   securities..........      8,394     (23)        22,770      (630)      31,164      (653)
State and political
   subdivisions........     10,269     (32)        15,127      (180)      25,396      (212)
Marketable equity
   securities..........          -       -          2,922       (78)       2,922       (78)
                        ----------    ----     ----------    ------   ----------   -------
    Total temporarily
       impaired
       securities...... $   22,142    $(60)   $    73,347   $(1,334)  $   95,489   $(1,394)
                        ==========    ====     ==========    ======   ==========   =======

                               Monroe Bancorp 41

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 4: Loans and Allowance
---------------------------

                                                                              December 31,
                                                                       ------------------------
                                                                          2007           2006
                                                                       ------------------------
Commercial and industrial loans ...................................... $ 102,781      $  92,528
Real estate loans ....................................................   357,727        347,268
Construction loans ...................................................   101,011         97,006
Agricultural production financing and other loans to farmers .........     1,542          1,384
Individuals' loans for household and other personal expenditures .....    18,349         18,696
Tax-exempt loans......................................................       447             36
                                                                       ---------      ---------
                                                                         581,857        556,918
Allowance for loan losses.............................................    (6,654)        (6,144)
                                                                       ---------      ---------
  Loans, net of allowance for loan losses ............................ $ 575,203      $ 550,774
                                                                       =========      =========

                                                                               Year Ended December 31,
                                                                       ---------------------------------------
                                                                          2007           2006           2005
                                                                       ---------------------------------------
Allowance for loan losses
  Balances, January 1................................................. $   6,144      $   5,585      $   5,194
  Provision for losses................................................     2,035          1,200          1,140
  Recoveries on loans ................................................       580            437            261
  Loans charged off ..................................................    (2,105)        (1,078)        (1,010)
                                                                       ---------      ---------      ---------
  Balances, December 31............................................... $   6,654      $   6,144      $   5,585
                                                                       =========      =========      =========
Information on impaired loans is summarized below.

  Impaired loans with an allowance.................................... $   3,377      $     439      $     190
  Impaired loans for which the discounted cash flows or
    collateral value exceeds the carrying value of the loan ..........     5,143            904          1,039
                                                                       ---------      ---------      ---------
      Total impaired loans............................................ $   8,520      $   1,343      $   1,229
                                                                       =========      =========      =========

  Allowance for impaired loans (included in the Company's
    allowance for loan losses) ....................................... $     246      $      45      $       8

  Average balance of impaired loans...................................     5,315          1,027          1,754
  Interest income recognized on impaired loans........................       354             68             23
  Cash-basis interest included above .................................       338             46             23

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2007 and 2006, accruing loans delinquent 90 days or more totaled $435,000 and $644,000, respectively. Nonaccruing loans at December 31, 2007 and 2006 were $6,919,000 and $1,670,000, respectively.


                               Monroe Bancorp 42

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 5: Premises and Equipment
------------------------------
                                                                December 31,
                                                             ------------------
                                                                2007      2006
                                                             ------------------
  Land...................................................... $  5,485  $  3,556
  Buildings.................................................   15,938    13,165
  Equipment.................................................    8,455     6,817
                                                             --------  --------
       Total cost...........................................   29,878    23,538
  Accumulated depreciation .................................   (9,849)   (8,460)
                                                             --------  --------
       Net.................................................. $ 20,029  $ 15,078
                                                             ========  ========

Note 6: Deposits
----------------
                                                                 December 31,
                                                              ------------------
                                                                 2007      2006
                                                              ------------------
  Noninterest-bearing deposits .............................. $ 81,542  $ 79,783
  NOW and money market deposits .............................  230,430   244,120
  Savings deposits...........................................   17,712    17,883
  Certificates and other time deposits of $100,000 or more...  128,602   116,041
  Other certificates and time deposits.......................  161,431   131,501
                                                              --------  --------
    Total deposits .......................................... $619,717  $589,328
                                                              ========  ========

Certificates and other time deposits maturing in years ending December 31:

  2008 ...................................................... $237,646
  2009 ......................................................   46,146
  2010 ......................................................    3,489
  2011 ......................................................    1,493
  2012 ......................................................    1,051
  Thereafter.................................................      208
                                                              --------

                                                              $290,033
                                                              ========

In 2005, the Bank began using brokered certificates of deposit as a source of funding. The balance of brokered deposits was $10,034,000, or 1.6 percent of total deposits at December 31, 2007 and $27,061,000, or 4.6 percent of total deposits at December 31, 2006.

                               Monroe Bancorp 43

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 7: Borrowings
------------------
                                                                 December 31,
                                                              ------------------
                                                                 2007      2006
                                                              ------------------
  Federal funds purchased ................................... $ 24,850  $  2,075
  Federal Home Loan Bank advances............................   18,273    19,430
  Subordinated debentures....................................    8,248     3,093
  Securities sold under repurchase agreements................   43,195    70,784
  Other debt.................................................        -       800
  Loans sold under repurchase agreements.....................    1,855     1,897
                                                              --------  --------
     Total borrowings ....................................... $ 96,421  $ 98,079
                                                              ========  ========

Federal funds purchased are overnight borrowings from other financial institutions.

Securities sold under agreements to repurchase ("repurchase agreements") consist of obligations of the Company to other parties. All obligations mature daily. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2007 and 2006 totaled $65,589,000 and $70,784,000 and the daily average of such agreements totaled $49,884,000 and $54,644,000.

At December 31, 2007, one construction company had a repurchase agreement balance exceeding 10 percent of total equity capital. The balance in this account was $6,062,000. The obligation matures on a daily basis.

The Federal Home Loan Bank (FHLB) advances at rates ranging from 3.10 percent to
5.77 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $97,428,000. Advances are subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

Other debt at December 31, 2006 consisted of an unsecured line of credit with U.
S. Bank. Interest was payable quarterly and principal was payable October 30, 2007. The maximum amount that could be borrowed was $10,000,000. The line of credit carried a variable interest rate of 1.50 percent over LIBOR and changed monthly. During 2007, the U.S. Bank unsecured line of credit expired but was renewed in January of 2008.

On July 24, 2006, the Company formed Monroe Bancorp Capital Trust I (Capital Trust). The Capital Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Capital Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 7.1475 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus
1.60 percent. The Company has guaranteed payment of amounts owed by the Capital Trust to holders of the Capital Securities.

On March 20, 2007, the Company formed Monroe Bancorp Statutory Trust II (Statutory Trust). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

                             Federal Home Loan     Loans Sold Under
                               Bank Advances     Repurchase Agreements
                             -----------------   ---------------------

  2008.........................   $  15,750            $     -
  2009.........................         152                 27
  2010.........................         162                  -
  2011.........................         169                  -
  2012.........................         190                  -
  Thereafter...................       1,850              1,828
                                  ---------            -------
                                  $  18,273            $ 1,855
                                  =========            =======

                               Monroe Bancorp 44

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 8: Income Tax
------------------

                                                               Year Ended December 31
                                                            ---------------------------
                                                              2007      2006      2005
                                                            ---------------------------
Income Tax Expense
  Currently payable........................................ $ 2,975   $ 3,506   $ 4,072
  Deferred.................................................    (152)     (233)     (407)
                                                            -------   -------   -------
    Total income tax expense............................... $ 2,823   $ 3,273   $ 3,665
                                                            =======   =======   =======

Reconciliation of Federal Statutory to Actual Tax Expense
  Federal statutory income tax at 34%...................... $ 3,614   $ 3,692   $ 3,702
  Tax-exempt interest .....................................    (455)     (404)     (176)
  Effect of state income taxes ............................     (62)      183       293
  Cash surrender value of life insurance...................    (174)     (171)     (127)
  New markets tax credit ..................................    (173)        -         -
  Other....................................................      73       (27)      (27)
                                                            -------   -------   -------
    Actual tax expense .................................... $ 2,823   $ 3,273   $ 3,665
                                                            =======   =======   =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                               December 31,
                                                            -----------------
                                                              2007      2006
                                                            -----------------
Assets
  Allowance for loan losses................................ $ 2,615   $ 2,412
  Deferred loan fees.......................................      71        50
  Executive management & directors' deferred
    compensation plans.....................................   1,527     1,470
  Accrued vacation ........................................       -        27
  Net unrealized losses on available for sale securities...       -       431
  Nonqualified stock options...............................      31        15
  Unrealized gains - mortgage loans held for sale .........      15         8
                                                            -------   -------
       Total assets .......................................   4,259     4,413
                                                            -------   -------


Liabilities
  Depreciation.............................................    (910)     (863)
  FHLB stock dividends.....................................     (95)      (95)
  Change in prepaid expenses...............................    (124)     (208)
  Unrealized gains - trading accounts......................    (129)      (89)
  Unrealized gains - available for sale....................    (108)        -
  Other....................................................    (219)      (97)
                                                            -------   -------
       Total liabilities...................................  (1,585)   (1,352)
                                                            -------   -------

       Net deferred tax asset ............................. $ 2,674   $ 3,061
                                                            =======   =======

The tax expense applicable to realized securities gains for years ending December 31, 2007, 2006 and 2005 was $20,000, $42,000 and $33,000, respectively.

                               Monroe Bancorp 45

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 9: Other Comprehensive Income (Loss)
-----------------------------------------

                                                                          2007
                                                             Before-Tax   Tax     Net-of-Tax
                                                               Amount    Expense    Amount
                                                             -------------------------------
  Unrealized gains on securities
       Unrealized holding gains arising during the year...... $ 1,585     $ 543    $ 1,042
       Less: reclassification adjustment for gains realized
          in net income......................................       1         -          1
                                                              -------     -----    -------

       Net unrealized gains.................................. $ 1,584     $ 543    $ 1,041
                                                              =======     =====    =======

                                                                          2006
                                                             Before-Tax   Tax     Net-of-Tax
                                                               Amount    Expense    Amount
                                                             -------------------------------
  Unrealized gains on securities
       Unrealized holding gains arising during the year...... $   731     $ 244    $   487
       Less: reclassification adjustment for gains realized
          in net income......................................      60        20         40
                                                              -------     -----    -------

       Net unrealized gains.................................. $   671     $ 224    $   447
                                                              =======     =====    =======

                                                                          2005
                                                                          Tax
                                                             Before-Tax  Expense  Net-of-Tax
                                                               Amount   (Benefit)   Amount
                                                             -------------------------------
  Unrealized losses on securities
       Unrealized holding losses arising during the year..... $(1,539)    $(526)   $(1,013)
       Less: reclassification adjustment for gains realized
          in net income......................................      82        28         54
                                                              -------     -----    -------

       Net unrealized losses................................. $(1,621)    $(554)   $(1,067)
                                                              =======     =====    =======

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                        2007       2006
                                                      -------------------

Commitments to extend credit..........................$ 20,394   $ 35,499

Unused lines of credit and letters of credit.......... 126,086    121,179

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

                               Monroe Bancorp 46

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 10: Commitments and Contingent Liabilities (continued)
-----------------------------------------------------------

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Bank leases operating facilities under operating lease arrangements expiring October 31, 2008 through August 31, 2011. Rental expense included in the consolidated statements of income for the years ended December 31, 2007 and 2006 was $401,000 and $441,000.

Future minimum lease payments under the leases are:


2008......................................... $  308
2009.........................................    252
2010.........................................    226
2011.........................................     36
2012.........................................      -
Thereafter...................................      -
                                              ------
    Total minimum lease payments............. $  822
                                              ======


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

Note 11: Dividend and Capital Restrictions
------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2007 was $62,025,000 of which $52,397,000 was restricted from dividend distribution to the Company.

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2007 and 2006, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2007 that management believes have changed the Company's or Bank's classification.

                               Monroe Bancorp 47

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 12: Regulatory Capital (continued)
---------------------------------------

The actual and required capital amounts and ratios are as follows:

                                                                        Required for         To Be Well
                                                       Actual        Adequate Capital (1)   Capitalized (1)
                                                  -----------------------------------------------------------
                                                   Amount   Ratio      Amount    Ratio      Amount    Ratio
As of December 31, 2007
Total capital (1) (to risk-weighted assets)
     Consolidated................................ $ 69,106  11.37 %   $ 48,624   8.00 %         N/A     N/A
     Bank........................................   68,430  11.33       48,325   8.00      $ 60,406   10.00 %
Tier I capital (1) (to risk-weighted assets)
     Consolidated................................   62,452  10.28       24,312   4.00           N/A     N/A
     Bank........................................   61,776  10.23       24,162   4.00        36,244    6.00
Tier I capital (1) (to average assets)
     Consolidated................................   62,452   8.14       30,701   4.00           N/A     N/A
     Bank........................................   61,776   8.09       30,548   4.00        38,185    5.00

As of December 31, 2006
Total capital (1) (to risk-weighted assets)
     Consolidated................................ $ 63,513  11.08 %   $ 45,852   8.00 %         N/A     N/A
     Bank........................................   64,127  11.26       45,568   8.00      $ 56,960   10.00 %
Tier I capital (1) (to risk-weighted assets)
     Consolidated................................   57,369  10.01       22,926   4.00           N/A     N/A
     Bank........................................   57,983  10.18       22,784   4.00        34,176    6.00
Tier I capital (1) (to average assets)
     Consolidated................................   57,369   7.70       29,800   4.00           N/A     N/A
     Bank........................................   57,983   7.82       29,658   4.00        37,073    5.00

(1) As defined by regulatory agencies


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

Information about trust shares and expense for 2007, 2006 and 2005 is as follows

                                                                 2007      2006      2005
                                                              -----------------------------
  Shares allocated to participants' accounts..................  273,300   268,310   285,982
  Shares earned during the year and released for allocation ..    9,200     9,600     7,444
  Unreleased shares ..........................................   13,100    22,300    31,900
  Fair value of unreleased shares............................. $    210  $    374  $    510
  Total trust expense......................................... $    167  $    169  $    120

                               Monroe Bancorp 48

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 13: Employee Benefit Plans (continued)
-------------------------------------------

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2007 and 2006 was $3,647,000 and $3,557,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $292,000 for 2007, $273,000 for 2006, and $257,000 for 2005.

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

The aggregate amount of loans, as defined, to such related parties were as follows:

  Balances, January 1, 2007............................ $  5,688
  Change in composition................................   (3,708)
  New loans, including renewals .......................   21,570
  Payments, etc., including renewals ..................  (16,373)
                                                        --------
  Balances, December 31, 2007.......................... $  7,177
                                                        ========

Deposits from related parties held by the Bank at December 31, 2007 and 2006 totaled approximately $10,345,000 and $6,044,000, respectively.

Note 15: Stock Option Plan
--------------------------

The Company's incentive stock option plan ("Plan"), which is shareholder approved, permits the grant of share options to certain employees for up to 638,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company's stock at the date of grant; those option awards generally vest based on three to four years of continuous service and have ten-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Company generally issues shares from its authorized shares to satisfy option exercises.

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

                                                                  2007    2006    2005
                                                                -----------------------
  Risk-free interest rates ..................................     5.16%     -     4.36%
  Dividend yields............................................     2.93%     -     3.13%
  Volatility factors of expected market price of common stock    13.26%     -    14.78%
  Weighted-average expected life of the options..............   7 years     -   7 years

                               Monroe Bancorp 49

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 15: Stock Option Plan (continued)
--------------------------------------

A summary of option activity under the Plan as of December 31, 2007, and changes during the year then ended, is presented below:

                                                             Weighted-
                                                              Average
                                              Weighted-      Remaining
                                               Average      Contractual      Aggregate
Options                           Shares    Exercise Price  Term (Years)  Intrinsic Value
--------------------------------- -------   -------------- -------------- ---------------
Outstanding, beginning of year... 358,250     $   18.30
Granted..........................  13,000         16.83
Exercised........................       -             -
Forfeited or expired.............       -             -
                                  -------
Outstanding, end of year......... 371,250     $   18.25          6.3           $ 436
                                  =======     =========       ======          ======
Exercisable, end of year......... 118,250     $   12.31          2.4           $ 436
                                  =======     =========       ======          ======

The weighted-average grant-date fair value of options granted during 2007 and 2005 was $2.93 and $1.05, respectfully. There were no stock option grants during 2006. The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $37,000 and $20,000, respectively. There were no stock options exercised during 2007.

As of December 31, 2007 and 2006, there was $94,000 and $128,000, respectfully, of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.4 years.

During the years ended December 31, 2007 and 2006, the Company recognized $67,000 and $65,000, respectfully, of stock-based compensation expense and $27,000 and $26,000, respectfully, of tax benefit related to the stock-based compensation expense.

Note 16: Earnings Per Share
---------------------------

Earnings per share (EPS) were computed as follows:

                                                              Weighted-    Per Share
                                                  Income   Average Shares    Amount
                                                 -----------------------------------
Year Ended December 31, 2007
----------------------------
Net income...................................... $ 7,806      6,294,519

Basic earnings per share
  Income available to common stockholders.......                             $1.240
                                                                             ======
Effect of dilutive securities
  Stock options.................................       -         25,798
                                                 -------      ---------
Diluted earnings per share
  Income available to common stockholders and
     assumed conversions ....................... $ 7,806      6,320,317      $1.235
                                                 =======      =========      ======

                               Monroe Bancorp 50

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 16: Earnings Per Share (continued)
---------------------------------------

Year Ended December 31, 2006
----------------------------
Net income...................................... $ 7,586      6,574,092

Basic earnings per share
   Income available to common stockholders......                             $1.154
                                                                             ======
Effect of dilutive securities
   Stock options................................       -         22,680
                                                 -------      ---------
Diluted earnings per share
   Income available to common stockholders and
     assumed conversions ....................... $7,586       6,596,772      $1.150
                                                 =======      =========      ======
Year Ended December 31, 2005
----------------------------
Net income...................................... $7,223       6,603,654

Basic earnings per share
   Income available to common stockholders......                             $1.094
                                                                             ======
Effect of dilutive securities
   Stock options................................      -          19,962
                                                 -------      ---------
Diluted earnings per share
   Income available to common stockholders and
     assumed conversions ....................... $7,223       6,623,616      $1.091
                                                 =======      =========      ======

Options to purchase 210,000 shares of common stock at $22 per share and 13,000 shares of common stock at $16.83 were outstanding at December 31, 2007, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

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

                               Monroe Bancorp 51

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 17: Fair Values of Financial Instruments (continued)
---------------------------------------------------------

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, a trust preferred subordinated debenture and loans sold under repurchase agreement. The rates at December 31, 2007, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                      2007                 2006
                                               ---------------------------------------
                                               Carrying   Fair      Carrying   Fair
                                                Amount    Value      Amount    Value
                                               ---------------------------------------
Assets
  Cash and cash equivalents .................. $ 25,640  $ 25,640   $ 33,546  $ 33,546
  Trading account securities .................    3,647     3,647      3,557     3,557
  Investment securities available for sale....  121,005   121,005    115,040   115,040
  Investment securities held to maturity .....    1,006     1,040      1,653     1,652
  Loans including loans held for sale, net....  578,177   563,808    553,319   549,710
  Interest receivable.........................    3,804     3,804      3,642     3,642
  Stock in FHLB...............................    2,312     2,312      2,312     2,312

Liabilities
  Deposits ...................................  619,717   604,918    589,328   566,427
  Borrowings .................................   96,421    97,812     98,079    99,270
  Interest payable............................    1,884     1,884      1,444     1,444

Off-Balance Sheet Commitments.................        -         -          -         -






















                               Monroe Bancorp 52

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 18: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                         December 31,
                                                    ----------------------
                                                      2007          2006
                                                    ----------------------
Assets
  Cash ............................................ $     93      $    113
  Interest earning deposits........................      329            96
                                                    --------      --------
      Cash and cash equivalents....................      422           209

  Investment in common stock of subsidiary.........   62,273        57,304
  Available for sale securities....................       11             -
  Trading securities...............................    3,647         3,557
                                                    --------      --------
     Total Assets.................................. $ 66,353      $ 61,070
                                                    ========      ========
Liabilities
Borrowings
  Line of Credit................................... $      -      $    800
  Subordinated Debenture...........................    8,248         3,093
                                                    --------      --------
     Total Borrowings .............................    8,248         3,893

Other Liabilities
  Deferred compensation............................ $  3,647      $  3,557
  Other............................................        6           115
                                                    --------      --------
     Total Other Liabilities.......................    3,653         3,672
     Total Liabilities.............................   11,901         7,565

Shareholders' Equity...............................   54,452        53,505
                                                    --------      --------
     Total Liabilities and Shareholders' Equity.... $ 66,353      $ 61,070
                                                    ========      ========

Condensed Statements of Income
------------------------------

                                                                Year Ended December 31,
                                                               -------------------------
                                                                 2007     2006     2005
                                                               -------------------------
Income
  Dividends from subsidiary................................... $ 4,769  $ 1,545  $ 2,826
  Other income ...............................................    (209)     253      221
                                                               -------  -------  -------
    Total income..............................................   4,560    1,798    3,047

Expenses .....................................................     472      440      259
                                                               -------  -------  -------

Income before income tax and equity in undistributed
  Income of subsidiary........................................   4,088    1,358    2,788
  Income tax benefit .........................................    (257)     (61)     (15)
                                                               -------  -------  -------

Income before equity in undistributed income of subsidiary....   4,345    1,419    2,803

Equity in undistributed income of subsidiary .................   3,461    6,167    4,420
                                                               -------  -------  -------

Net Income.................................................... $ 7,806  $ 7,586  $ 7,223
                                                               =======  =======  =======

                               Monroe Bancorp 53

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)


Note 18: Condensed Financial Information (Parent Company Only) (continued)
--------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                   Year Ended December 31,
                                                              --------------------------------
                                                                2007         2006        2005
                                                              --------------------------------
Operating Activities
  Net income................................................. $ 7,806      $ 7,586     $ 7,223
  Items not requiring cash:
    Equity in undistributed income...........................  (3,461)      (6,167)     (4,420)
    Tax effect of nonqualified stock option exercise.........       -            -           8
    Other adjustments........................................    (293)          37         184
                                                              -------      -------     -------
      Net cash provided by operating activities..............   4,052        1,456       2,995
                                                              -------      -------     -------

Investing Activities
  Investment in trust preferred stock........................    (155)         (93)          -
  Investment in available for sale securities................     (13)           -           -
  Pay down ESOT loan.........................................      97          101          79
                                                              -------      -------     -------
      Net cash provided by (used in) investing activities ...     (71)           8          79
                                                              -------      -------     -------

Financing Activities
  Dividends paid.............................................  (3,061)      (3,150)     (3,132)
  Cash paid for fractional shares............................       -            -          (1)
  Proceeds from trust preferred debenture....................   5,155        3,093           -
  Net change in borrowings...................................    (800)         800           -
  Stock options exercised....................................       -           51          66
  Repurchase of common stock.................................  (5,062)      (2,162)        (66)
                                                              -------      -------     -------
         Net cash used by financing activities...............  (3,768)      (1,368)     (3,133)
                                                              -------      -------     -------

Net Change in Cash ..........................................     213           96         (59)

Cash at Beginning of Year ...................................     209          113         172
                                                              -------      -------     -------

Cash at End of Year ......................................... $   422      $   209     $   113
                                                              =======      =======     =======

                               Monroe Bancorp 54

Notes to Consolidated Financial Statements continued
(table dollar amounts in thousands, except share and per share data)

Note 19: Quarterly Results of Operations for the Years Ended
         December 31, 2007 and 2006 (Unaudited)
------------------------------------------------------------

                                                                            Weighted Average       Net Income
                                                                           Shares Outstanding       Per Share
Quarter      Interest  Interest  Net Interest  Provision for              ---------------------  ----------------
Ended         Income   Expense     Income       Loan Losses  Net Income     Basic     Diluted     Basic   Diluted
-----------------------------------------------------------------------------------------------------------------
2007
March....... $ 11,852  $  6,121    $  5,731       $   285      $ 2,012    6,440,420   6,466,126  $ 0.312  $ 0.311
June........   12,249     6,396       5,853           255        2,190    6,298,724   6,324,960    0.348    0.346
September...   12,232     6,528       5,704           345        1,998    6,228,789   6,256,710    0.321    0.319
December....   12,141     6,390       5,751         1,150        1,606    6,213,450   6,236,779    0.259    0.258
             --------  --------    --------       -------      -------
             $ 48,474  $ 25,435    $ 23,039       $ 2,035      $ 7,806    6,294,519   6,320,317    1.240    1.235
             ========  ========    ========       =======      =======

2006
March....... $ 10,175  $  4,744    $  5,431       $   300      $ 1,773    6,608,905   6,629,671  $ 0.268  $ 0.267
June........   10,956     5,273       5,683           300        1,941    6,610,830   6,631,551    0.294    0.293
September...   11,590     5,796       5,794           300        2,053    6,574,798   6,598,229    0.312    0.311
December....   11,922     6,165       5,757           300        1,819    6,501,837   6,527,635    0.280    0.279
             --------  --------    --------       -------      -------
             $ 44,643  $ 21,978    $ 22,665       $ 1,200      $ 7,586    6,574,092   6,596,772    1.154    1.150
             ========  ========    ========       =======      =======

During the fourth quarter of 2007 Management augmented the Company's allowance for loan loss by $1,150,000, which is a significant increase when compared to the three prior quarters of 2007, and all of 2006. The increase in the Company's allowance for loan losses resulted from Management's regular assessment of asset quality (e.g., level of non-performing assets and loan delinquencies), evaluation of specific credits, economic trends and other factors. Management feels this increase will mitigate future issues with loans that are currently being criticized.

Note 20: Future Accounting Pronouncements
-----------------------------------------

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting standards and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS No. 157 on January 1, 2008 did not have a material impact on our financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities; including an Amendment of FASB Statement No. 115" (SFAS No. 159). SFAS No. 159 permits entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. The statement establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The adoption of SFAS No. 159 on January 1, 2008 did not have a material impact on our financial condition or results of operations.

                               Monroe Bancorp 55

Five-Year Total Shareholder Return

The indexed graph below indicates Monroe Bancorp's total return to its shareholders on its common stock for the past five years, assuming dividend reinvestment, as compared to total returns for the Russell 2000 Index and the Bancorp's peer group index (which is a line-of- business index prepared by an independent third party consisting of banks with assets between $500 million and $1 billion). The comparison of total return on investment for each of the periods assumes that $100 was invested on January 1, 2003, in each of Monroe Bancorp, the Russell 2000 Index, and the peer group index.

The values for Monroe Bancorp's stock are the year-end closing price per share as reported by NASDAQ.



                 [TOTAL RETURN PERFORMANCE CHART APPEARS HERE]









                                                Period Ending
                          ----------------------------------------------------------
Index                     12/31/02  12/31/03  12/31/04  12/31/05  12/31/06  12/31/07
------------------------------------------------------------------------------------
Monroe Bancorp             100.00    108.61    142.83    142.89    154.24    151.61
Russell 2000               100.00    147.25    174.24    182.18    215.64    212.26
SNL Bank $500M-$1B Index   100.00    144.19    163.41    170.41    193.81    155.31

                               Monroe Bancorp 56

SHAREHOLDER INFORMATION

COMMON STOCK INFORMATION

                                    Price Per Share
                         ------------------------------------
                               2007                2006          Dividends Declared
                         ------------------------------------   --------------------
 Quarter                   High     Low        High     Low       2007         2006
                         ------------------------------------   --------------------
 First Quarter ......... $ 17.96  $ 16.20    $ 16.00  $ 15.00   $  0.12      $  0.12
 Second Quarter.........   17.54    16.00      15.93    15.10      0.12         0.12
 Third Quarter..........   18.77    16.50      15.46    16.74      0.12         0.12
 Fourth Quarter.........   17.99    15.42      16.38    17.31      0.13         0.12


COMMON STOCK LISTING                                    FORM 10K AND FINANCIAL INFORMATION
Monroe Bancorp common stock is traded on the            Monroe Bancorp, upon request and without
NASDAQ Global Market under the trading symbol           charge, will furnish shareholders, security
MROE (Cusip #6103-13-108). At the close of business     analysts and investors a copy of Form
on December 31, 2007, there were 6,227,550 shares       10-K filed with the Securities and Exchange
outstanding held by 265 shareholders of record.         Commission. Please contact:
                                                             David T. Meier
MARKET MAKERS                                                Vice President, Director of Finance
Citadel                                                      Monroe Bancorp
E-Trade                                                      210 E. Kirkwood Avenue
Friedman Billings Ramsey Group Inc.                          Bloomington, IN 47408
Hill Thompson Magid                                          (812) 336-0201
Hudson Securities, Inc.                                      meierd@monroebank.com
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments                                 For information online, visit
Knight Securities                                       www.monroebank.com
Smith Barney                                                 o Annual Reports
Susquehanna Financial Group, LLP                             o Quarterly earnings releases
UBS Warburg                                                  o Press releases
                                                             o Link to SEC filings
GENERAL STOCKHOLDER INQUIRIES
Stockholders and interested investors may obtain        CORPORATE INFORMATION
information about the Company upon written              Monroe Bancorp is an independently owned bank
request or by calling:                                  holding company headquartered in Bloomington,
Monroe Bancorp                                          Indiana, with Monroe Bank as its wholly owned
210 E. Kirkwood Avenue                                  subsidiary. The Bank is locally owned and
Bloomington, IN 47408                                   managed, and offers a full range of financial,
Attention: Mark D. Bradford                             trust and investment services through banking
President and Chief Executive Officer                   centers located in Monroe, Lawrence, Jackson,
(812) 336-0201                                          and Hendricks Counties. A new banking center in
bradford@monroebank.com                                 Hamilton County is scheduled to open in the late
                                                        summer of 2008.
STOCK TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company                          ANNUAL MEETING
10 Commerce Drive                                       The 2007 Annual Meeting of Shareholders will
Cranford, New Jersey 07016                              be held on April 24, 2008, at 10:00 a.m. at the
(800) 368-5948                                          Bloomington/Monroe County Convention Center,
frodriguez@rtco.com                                     302 South College Avenue, Bloomington, Indiana.

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