Form 10-K/A, Exhibit 13
period 2008-12-31
MONROE BANCORP
filed 2009-04-16
CIK 745456

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

Five-Year Financial Summary
(dollar amounts in thousands, except share and per share data)

                                                           At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                 2008         2007         2006         2005         2004
                                              ----------   ----------   ----------   ----------   ----------
Summary of Operations
Interest income - tax-equivalent ..........   $   43,179   $   49,170   $   45,275   $   35,156   $   29,056
Interest expense ..........................       18,861       25,435       21,978       14,055        8,868
                                              ----------   ----------   ----------   ----------   ----------
Tax-equivalent net interest income ........       24,318       23,735       23,297       21,101       20,188
Less: tax-equivalent adjustment (1) .......          717          696          632          277          324
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       23,601       23,039       22,665       20,824       19,864
Less: provision for loan losses ...........        8,880        2,035        1,200        1,140        1,320
Other noninterest income ..................       10,033       10,251        9,492        9,258        8,302
Other noninterest expenses ................       20,732       20,626       20,098       18,054       16,921
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................        4,022       10,629       10,859       10,888        9,925
Income tax expense ........................           43        2,823        3,273        3,665        3,220
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    3,979   $    7,806   $    7,586   $    7,223   $    6,705
                                              ==========   ==========   ==========   ==========   ==========

Per Share Data
Basic earnings per share ..................   $    0.640   $    1.240   $    1.154   $    1.094   $    1.013
Diluted earnings per share ................        0.639        1.235        1.150        1.091        1.010
Dividends per common share ................       0.5200       0.4900       0.4800       0.4745       0.4727
Book value per common share ...............         8.99         8.76         8.24         7.64         7.18

Total cash dividends declared .............   $    3,232   $    3,061   $    3,150   $    3,132   $    3,127

Average common and common
  equivalent shares outstanding ...........    6,224,951    6,320,317    6,596,772    6,623,616    6,641,803

Selected Year-end Balances
Total assets ..............................   $  819,799   $  778,080   $  748,193   $  713,060   $  633,970
Earning assets ............................      769,102      718,512      691,156      654,324      589,671
Total securities ..........................      121,530      125,658      120,250      119,244      109,712
Total loans - including loans held for sale      633,091      584,831      559,463      525,466      477,085
Allowance for loan losses .................       11,172        6,654        6,144        5,585        5,194
Total deposits ............................      665,179      619,717      589,328      576,181      483,534
Borrowings ................................       93,203       96,421       98,079       76,762       97,378
Shareholders' equity ......................       55,921       54,452       53,505       50,514       47,384

Selected Average Balances
Total assets ..............................   $  792,004   $  753,683   $  730,137   $  662,806   $  607,619
Earning assets ............................      736,903      703,675      681,999      618,092      564,646
Total securities ..........................      114,067      122,736      117,553      111,778      106,703
Total loans - including loans held for sale      601,875      564,483      549,463      499,503      451,055
Allowance for loan losses .................        8,103        6,354        5,891        5,500        5,061
Total deposits ............................      649,540      611,907      582,762      521,235      459,765
Borrowings ................................       76,802       80,759       87,429       85,104       94,962
Shareholders' equity ......................       55,940       52,774       52,001       48,387       46,428

18 Monroe Bancorp

(dollar amounts in thousands, except share and per share data)

                                                              At or for the Years Ended December 31,
                                                -----------------------------------------------------------------
                                                   2008          2007          2006          2005          2004
                                                ---------     ---------     ---------     ---------     ---------
Performance Ratios
Average loans to average deposits ...........       92.66%        92.25%        94.29%        95.83%        98.11%
Allowance to period end portfolio loans .....        1.77          1.14          1.10          1.07          1.09
Average equity to average assets ............        7.06          7.00          7.12          7.30          7.64
Return on assets ............................        0.50          1.04          1.04          1.09          1.10
Return on equity ............................        7.11         14.79         14.59         14.93         14.44
Dividend payout ratio (2) ...................       81.23         39.21         41.52         43.36         46.64
Efficiency ratio (3) ........................       60.50         59.78         60.33         58.75         58.52

Reconciliation of GAAP Net Interest Margin
to Non-GAAP Net Interest Margin on a Tax-
Equivalent Basis
Net interest income .........................   $  23,601     $  23,039     $  22,665     $  20,824     $  19,864
Tax-equivalent adjustment ...................         717           696           632           277           324
                                                ---------     ---------     ---------     ---------     ---------
Net interest income - tax-equivalent ........   $  24,318     $  23,735     $  23,297     $  21,101     $  20,188
                                                =========     =========     =========     =========     =========
Average earning assets ......................   $ 736,903     $ 703,675     $ 681,999     $ 618,092     $ 564,646
Net interest margin .........................        3.20%         3.27%         3.32%         3.37%         3.52%
Net interest margin - tax-equivalent ........        3.30          3.37          3.42          3.41          3.58

Financial Impact on Net Income of Deferred
Compensation Plan
Interest and dividend income ................   $     106     $     117     $     106     $      82     $      72
Realized and unrealized gains (losses) ......        (829)           66           129            87           197
Other income ................................          30            99            79            31             3
                                                ---------     ---------     ---------     ---------     ---------
Total income from plan ......................   $    (693)    $     282     $     314     $     200     $     272
                                                =========     =========     =========     =========     =========

Change in deferred compensation liability ...   $    (707)    $     267     $     301     $     187     $     260
Trustee fees ................................          14            15            13            13            12
                                                ---------     ---------     ---------     ---------     ---------
Total expense of plan .......................   $    (693)    $     282     $     314     $     200     $     272
                                                =========     =========     =========     =========     =========

Net impact of plan ..........................   $    --       $    --       $    --       $    --       $    --

Reconciliation of GAAP Noninterest Income
& Expense to Noninterest Income & Expense
Without the Financial Impact of the Deferred
Compensation Plan
Total noninterest income ....................   $  10,033     $  10,251     $   9,492     $   9,258     $   8,302
Income of deferred compensation plan included
  in noninterest income .....................         799          (165)         (208)         (118)         (200)
                                                ---------     ---------     ---------     ---------     ---------
Adjusted noninterest income .................   $  10,832     $  10,086     $   9,284     $   9,140     $   8,102
                                                =========     =========     =========     =========     =========

Total noninterest expense ...................   $  20,732     $  20,626     $  20,098     $  18,054     $  16,921
Expense of deferred compensation plan .......         693          (282)         (314)         (200)         (272)
                                                ---------     ---------     ---------     ---------     ---------
Adjusted noninterest expense ................   $  21,425     $  20,344     $  19,784     $  17,854     $  16,649
                                                =========     =========     =========     =========     =========

(1) Interest income has been adjusted to convert the interest income on tax-exempt investment securities to a fully tax-equivalent basis using a marginal income tax rate of 34%.

(2) Dividends declared on common shares divided by net income available to shareholders.

(3) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a tax-equivalent basis, and noninterest income. Rabbi trust income and expense have been excluded from this calculation, as the effect of these items on net income is zero.

                                                           2008 Annual Report 19

Management's Discussion and Analysis
--------------------------------------------------------------------------------

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp ("Company") and its wholly owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiaries, HIE Enterprises, LLC (formed in 2008 to manage certain troubled real estate loans and foreclosed properties) and MB Portfolio Management, Inc. and MB Portfolio Management's wholly owned subsidiary, MB REIT, Inc.

Portions of the information in this Management's Discussion and Analysis contain forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) changes in competitive pressures among depository institutions; (2) changes in the interest rate environment; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) changes in general economic conditions, either national or in the markets in which the Company does business; (5) legislative or regulatory changes adversely affecting the business of the Company; (6) changes in real estate values or the real estate markets;
(7) unexpected and/or adverse outcomes in pending or future litigation; and (8) the Company's business development efforts in new markets in and around Hendricks and Hamilton counties.

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 18 locations in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties, Indiana. Approximately 75 percent of the Company's deposits are in Monroe County and are concentrated in and around the city of Bloomington. This concentration is expected to decline as the Company increases its business development efforts in Hendricks County, Hamilton County and other markets in the greater Indianapolis area. The Bank had a 30.8 percent share of deposits within its core market of Monroe County as of June 30, 2008, holding the largest market share in Monroe County for the ninth consecutive year according to data published annually by the Federal Deposit Insurance Corporation ("FDIC").

Competitive Advantage and Focus: The Bank provides a full line of banking services and operates with a focus on relationship building, community involvement and a commitment to exceptional customer service. Management believes that the Company's culture of community service and support, its commitment to being responsive to customer needs, its sales culture and its focus on consistently providing outstanding service quality are keys to its past and future success.

Significant Matters Concerning 2008 Results: The primary issue that affected the Company in 2008 was the downturn in the economy and related stress in residential housing markets. The Company focused much of its efforts on managing the deterioration of asset quality resulting from the effect that deteriorating economic conditions had on loans made primarily to residential real estate development related projects. The increase in the Company's provision for loan losses ($8,880,000 in 2008 compared to $2,035,000 in 2007) was largely due to asset quality issues related to this market segment.

Management's efforts focused on developing methodologies to identify potentially weak credits as early as possible, which enabled a proactive and aggressive approach to managing these credits and the development of workout strategies as appropriate. Nonetheless, loans 30 days past due increased from $10,084,000 (1.7 percent of total loans) at December 31, 2007 to $17,319,000 (2.7 percent of total loans) at December 31, 2008. Past due loans increased during this period by $7,235,000 or 71.7 percent. During the same period, non-performing loans (non-accrual loans and troubled debt restructuring) increased from $6,938,000 (1.2 percent of total loans) to $14,329,000 (2.3 percent of total loans) at December 31, 2008. Of the non-performing loans outstanding at December 31, 2008, $13,955,000 or 97.4 percent were secured by real estate (net of any charge-downs previously taken). The increase in past due loans and non-performing loans was driven by loans internally defined as Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties. Management believes the presence of real estate collateral mitigates the level of expected loss though the level of mitigation is uncertain due to the difficulty ascertaining real estate values at this time. Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties that were 30 days or more past due at year-end 2008 totaled $11,083,000.

A second area of focus for the Company was investing in facilities and equipment to enable us to continue our growth. In January 2008, we opened a full-service banking center in Avon, Hendricks County, which followed the December 2007 opening of our new banking center in Plainfield, also in Hendricks County. The Company opened its first full-service banking center in Hendricks County (Brownsburg) in 2006. Prior to the opening of these banking centers, the company serviced these markets from limited service branches located in less visible locations. The Company's growth plans in the northeast area of the Indianapolis metropolitan region commenced with the opening on September 2, 2008 of a new, full-service banking center in Noblesville located in rapidly growing Hamilton County.

A third area of focus was noninterest income growth primarily in our debit card interchange fees, service charges on deposit accounts and Wealth Management Group. Debit card interchange fees were $1,098,000 in 2008, compared to $950,000 in 2007, an increase of 15.6 percent largely due to increased debit card usage. Service charges on deposit accounts were $3,796,000 in 2008, compared to $3,680,000 in 2007, an increase of 3.2 percent primarily due to increased overdraft activity. Despite a depressed stock market, income from fiduciary activities (trust and asset management) increased by $144,000 or 6.4 percent over 2007 primarily due

20 Monroe Bancorp

--------------------------------------------------------------------------------

to a fee schedule increase implemented in April 2007 that was phased in over several months in 2007. Trust assets under management declined to $300,534,000 at December 31, 2008, a 15.0 percent decrease from the balance of $353,668,000 a year ago. The income growth in these areas helped to offset a decline in income from mortgages sold in the secondary market. With the downturn in the economy, the demand for mortgage refinancing and new home loans decreased.

A fourth area of Management focus was pricing discipline and other strategies to offset pressure on the Company's net interest margin created by an increase in non-accrual loans. To combat this and other adverse factors, Management's efforts to improve its net interest margin included the development of a loan pricing model, establishing floors on variable and adjustable rate loan products, increased efforts to attract lower cost checking accounts and increased use of competitively priced brokered certificates of deposit. Despite these and other actions, the Company's tax-equivalent net interest margin decreased to 3.30 percent for 2008 compared to 3.37 percent for 2007. The seven basis point decline experienced in 2008 is similar to the five point decrease that took place between 2006 (3.42 percent) and 2007 (3.37 percent). The tax-equivalent net interest margin was affected in 2008 by the increase in loans being placed on non-accrual during the year. Non-accrual loans totaled $14,329,000 at year-end 2008 compared to $6,919,000 at year-end 2007, an increase of $7,410,000 or 107.1 percent. The increase in non-accrual loans resulted from slowing economic activity and stresses in the residential housing market.

Total loans at December 31, 2008 were $633,091,000 which was 8.3 percent greater than the December 31, 2007 balance of $584,831,000. The loan growth experienced in 2008 exceeded the loan growth rate for 2007 (4.5 percent) and 2006 (6.5 percent). In 2008, most of the loan growth took place at the Bank's locations in Monroe County. At year-end 2008, the Bank had total loans of $171,968,000 at its Central Indiana locations (Hendricks and Hamilton counties), up $6,248,000 or
3.8 percent from $165,720,000 at year-end 2007.

The Company's and Bank's capital strength continues to exceed regulatory minimums and the Bank is considered "well-capitalized" as defined by its regulatory agencies. At December 31, 2008, the Bank had a Tier 1 risk-based capital ratio of 10.0 percent and a total risk-based capital percentage of 11.3 percent with $8.0 million of excess total capital above the regulatory total risk-based capital ratio of 10.0 percent required to be considered "well-capitalized".

Separately, the Company announced that it has applied for approval to participate in the U.S. Treasury Department's Capital Purchase Program ("CPP"). If approved to participate in the CPP and if the Company ultimately determines to accept funds under the CPP, the Company could sell to the Treasury Department up to approximately $19 million in newly issued preferred stock. Authorization of the preferred stock would require shareholder approval. As part of its investment, the Treasury Department also would receive warrants to purchase common stock of the Company having an aggregate market price of 15 percent of the investment amount. The Treasury Department is not obligated to accept the Company's application to participate in the CPP or may decide to purchase less than the $19 million of preferred stock requested by the Company in its application. The Company cannot predict when or if it will be approved to participate in the CPP, or if it is approved to participate, whether it will accept funds under the CPP.

The Company earned $0.640 per basic and $0.639 per diluted common share during 2008 as compared to $1.240 per basic and $1.235 per diluted share for 2007. Return on average shareholders' equity for 2008 was 7.11 percent, compared to
14.79 percent for the year ended December 31, 2007. Return on average assets for the year ended December 31, 2008 was 0.50 percent, compared to 1.04 percent for the year ended December 31, 2007.

The Company has increased its annual dividend each year during the past 21 years, increasing it to $0.52 in 2008.

Economic or Industry-wide Factors Relevant to Future Performance: Management expects unfavorable economic conditions and problems in the housing market to continue to adversely affect the performance of the Company in 2009 and possibly into 2010. Conditions are likely to keep the provision for loan losses, non-performing loans, other real estate owned ("OREO") balances and workout related expenses elevated above historic norms during this period. Other factors relevant to future performance include the level of interest rates, the shape (i.e., amount of slope) of the yield curve and liquidity issues affecting the banking industry.

Challenges and Opportunities On Which Management is Focused: As discussed earlier, Management's primary focus is asset quality and working to return asset quality measures to more normal levels. Success in this area will have a greater impact on the Company's future performance than any other Management initiative. Nonetheless, Management will also pursue activities such as cost management and attracting new banking relationships to its new banking centers. At the same time, Management will continue to focus on credit processes that will help ensure a high level of asset quality is maintained overall. Other challenges include accelerating the growth of low cost core deposits, managing interest rate risk in an uncertain and difficult interest rate environment, continuing growth of the Company's Wealth Management Group, growing other sources of noninterest income, and ensuring that operating controls and procedures are appropriate and effective as the Company grows and becomes more complex. Management expects its continued expansion into markets near Indianapolis to make significant contributions to the Company's loan and deposit growth. The success of the full-service Hendricks and Hamilton County banking centers that the Company opened in Brownsburg in January 2006, Plainfield in December 2007, Avon in January 2008 and Noblesville in September 2008 is a key component of the strategies being employed to stimulate the growth of core deposits.

The performance of these offices is significant to the achievement of the Company's growth objectives.

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of: (1) achieving and sustaining a moderate rate of loan growth, (2) attracting stable funding that provides the desired net interest margin, and (3) maintaining an interest rate risk profile that is as close to neutral as possible or prudent. Management believes the funding component of this equation will be as challenging and important to the Company's performance as is the need for future loan growth. The funding issue has become an even greater challenge as the industry aggressively competes for deposits in general and core deposits in particular.


                                                           2008 Annual Report 21

--------------------------------------------------------------------------------

Management believes the Company has significant opportunities as a result of the following:
     o    expansion into the high growth markets near Indianapolis;
     o merger activity of several competitors that may lead to service disruptions and customer turnover;
     o attractive loan customers/prospects due to the actions (e.g., pricing, terms, lack of responsiveness) of competitors;
     o    strong wealth management capabilities; and
     o improved sales skills resulting from our continuing focus on the sales and service process.

The Company's business strategies are focused on five major areas:
     o    improving asset quality and strengthening credit processes;
     o    increasing the Company's net interest margin;
     o    managing interest rate risk;
     o    increasing the ratio of noninterest income to net interest income; and
     o    increasing operating efficiency.

Management will continue to measure the Company's overall success in terms of earnings per share growth rate, return on equity, the ratio of non-performing loans to total loans, service quality and staff retention rates.

Critical Accounting Policies
Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the consolidated financial statements (pages 37-38) and discussion throughout this Management's Discussion and Analysis. Following is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

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

Importantly, Management's approach to credit risk management avoided direct exposure to sub-prime residential mortgages in the form of whole loans or investment securities (the Company's mortgage backed securities are all agency issued and secured). The sub-prime residential mortgage crisis has contributed to a general weakening of 1-4 family residential lending markets, which in turn creates stress for loan customers involved with residential development. The Company is actively monitoring its exposure to this market segment as part of its overall credit management strategy.

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

Homogenous loans, such as consumer installment and residential mortgage loans are risk graded and standard credit scoring systems are used to assess credit risks. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors that management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and non-accrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Company's internal loan review.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Company's primary market areas for lending are Monroe, Hamilton, Hendricks, Jackson, Lawrence counties and the surrounding counties in Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company's customers.


22 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

The Company has not substantively changed any aspect of its overall approach to determining the allowance for loan losses but the weight placed on various risk components used in our approach has changed as deemed appropriate with economic conditions and other factors such as recent trends.

Valuation of Securities: The Company's available for sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available for sale and held to maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer and the Company's ability to hold the security to maturity. A decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

Non-GAAP Financial Measures
In January 2003, the United States Securities and Exchange Commission ("SEC") issued Regulation G, "Conditions for Use of Non-GAAP Financial Measures." A non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flow that excludes (includes) amounts or adjustments that are included (excluded) in the most directly comparable measure calculated in accordance with generally accepted accounting principles ("GAAP"). Regulation G and Item 10 to Regulation SK require companies that present non-GAAP financial measures in filed documents to disclose (i) with equal or greater prominence, the most directly comparable GAAP financial measure, (ii) quantitative reconciliation to the most directly comparable GAAP financial measure, (iii) a statement of the reasons why management believes the non-GAAP measure provides useful information to investors about financial condition or results of operations of the Company, and (iv) any additional purposes for which management uses the non-GAAP measure. Management has used the following non-GAAP financial measure throughout this Management's Discussion and
Analysis:

     o In the "Net Interest Income" section, the discussion is focused on tax-equivalent rates and margin. Municipal bond and municipal loan interest has been converted to a tax-equivalent rate using a federal tax rate of 34 percent. Management believes a discussion of the changes in tax-equivalent rates and margin is more relevant because it better explains changes in after-tax net income.

     o In the "Five-Year Financial Summary" section of this Annual Report (page 19), we report noninterest income and noninterest expense without the effect of unrealized gains and losses on securities in a grantor trust ("rabbi trust") which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses and capital gain dividends on trading securities (mutual funds) held in a rabbi trust in connection with the Company's Directors' and Executives' Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend, interest and capital gain dividend income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors' fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest, dividends and capital gain dividends earned on the securities in the trust are directly offset by an increase to directors' fee/deferred executive compensation expense. These offsets are included in the line item identified on page 34 of the consolidated financial statements as "Appreciation (depreciation) in directors' and executives' deferred compensation plans." The activity in the rabbi trust has no effect on the Company's net income, therefore, management believes a more accurate comparison of current and prior year noninterest income and noninterest expense can be made if the trustee fees and rabbi trust realized and unrealized gains, losses, capital gain dividends and offsetting appreciation (depreciation) are removed.

Results of Operations
---------------------

                                                            Year Ended December 31,
                                       ------------------------------------------------------------------
                                                  $ Change  % Change                $ Change    % Change
                                                    from      from                    from        from
Summary of Operations                    2008       2007      2007         2007       2006        2006
                                       ------------------------------------------------------------------
Net interest income before provision   $23,601    $   562      2.44%     $23,039    $   374        1.65%
Provision for loan losses ..........     8,880      6,845    336.36        2,035        835       69.58
Net interest income after provision     14,721     (6,283)   (29.91)      21,004       (461)      (2.15)
Other income .......................    10,033       (218)    (2.13)      10,251        759        8.00
Other expense ......................    20,732        106      0.51       20,626        528        2.63
Net income .........................     3,979     (3,827)   (49.03)       7,806        220        2.90

Per Common Share
Basic earnings per share ...........   $ 0.640    $(0.600)   (48.39)%    $ 1.240    $ 0.086        7.45%
Fully diluted earnings per share ...     0.639     (0.596)   (48.26)       1.235      0.085        7.39
Cash dividends per share ...........      0.52       0.03      6.12         0.49       0.01        2.08

Ratios Based on Average Balances
Return on assets ...................      0.50%       N/A    (51.92)%       1.04%       N/A        0.00%
Return on equity ...................      7.11        N/A    (51.93)       14.79        N/A        1.37

                                                           2008 Annual Report 23

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Net Income
2008 Compared to 2007
The following discussion relates to the information presented in the preceding table. In 2008, net income decreased $3,827,000 or 49.0 percent from 2007. Management determined the following significant factors affected 2008 net income:

     o Provision for Loan Losses. The provision for loan losses was $8,880,000 in 2008, an increase of $6,845,000 or 336.4 percent over
          2007. With the current economic problems, most notably the downturn in the housing market, an increase in the provision expense was necessary to insure adequate coverage of probable incurred losses inherent in the Bank's loan portfolio.

     o Loan and deposit growth and decline in the net interest margin. Loans, excluding loans held for sale, were $629,702,000 at December 31, 2008, an increase of $47,845,000, or 8.2 percent, over year-end 2007. Total deposits grew $45,462,000, or 7.3 percent, with $41,687,000 of growth in interest-bearing deposits. Noninterest-bearing deposits increased $2,775,000 or 3.4 percent. The Company's Hendricks and Hamilton County offices accounted for 13.1 percent of the overall loan growth in 2008 while their deposits decreased by $9,186,000 in 2008. The tax-equivalent net interest margin as a percent of average interest-earning assets decreased to 3.30 percent in 2008 from 3.37 percent in 2007.

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

The following table summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2008. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                            Tax-                         Tax-
                                       equivalent                  equivalent           Tax-      Net Interest
             Interest     Interest   Net Interest   Earning      Net Interest     equivalent       Income (not
               Income      Expense         Margin    Assets            Income     Adjustment   Tax-equivalent)
             -------------------------------------------------------------------------------------------------
2008 .......   5.86%        2.56%        3.30%     $736,903        $ 24,318        $    717        $ 23,601
2007 .......   6.99%        3.62%        3.37%     $703,675        $ 23,735        $    696        $ 23,039
2006 .......   6.64%        3.22%        3.42%     $681,999        $ 23,297        $    632        $ 22,665

2008 Compared to 2007
The net interest margin decreased to 3.20 percent in 2008 from 3.27 percent in 2007. Adjusting for tax-exempt income and expense, as discussed in the "Non-GAAP Financial Measures" section on page 23 and detailed in the "Reconciliation of GAAP Net Interest Margin to Non-GAAP Net Interest Margin on a Tax-Equivalent Basis" on page 19, the tax-equivalent net interest margin decreased to 3.30 percent in 2008 from 3.37 percent in 2007. The seven basis point (100 basis points equals 1 percent) decrease in the tax- equivalent net interest margin in 2008 is similar to the five basis point decrease that took place between 2006 (3.42 percent) and 2007 (3.37 percent). The tax-equivalent net interest margin was affected in 2008 by the increase in loans being placed on non-accrual during the year.

Overall increases in rates on interest bearing assets compared to increases in rates on interest bearing liabilities were not evenly matched. In 2008, the tax-equivalent yield on interest-earning assets decreased 113 basis points while the cost of interest-bearing liabilities decreased 106 basis points, resulting in a seven basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans decreased by 132 basis points, yields on securities decreased eight basis points and yields on interest-bearing deposits and borrowings decreased by 122 basis points.

24 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

2007 Compared to 2006
The net interest margin decreased to 3.27 in 2007 from 3.32 percent in 2006. Adjusting for tax-exempt income and expense, as discussed in the "Non-GAAP Financial Measures" section on page 23 and detailed in the "Reconciliation of GAAP Net Interest Margin to Non-GAAP Net Interest Margin on a Tax-Equivalent Basis" on page 19, the tax-equivalent net interest margin decreased to 3.37 percent in 2007 from 3.42 percent in 2006. The five basis point decrease in the tax-equivalent net interest margin in 2007 contrasts the one basis point increase that took place between 2005 (3.41 percent) and 2006 (3.42 percent). The tax-equivalent net interest margin was affected in 2007 by the increase in loans being placed on non-accrual during the year.

Overall increases in rates on interest bearing assets compared to increases in rates on interest bearing liabilities were not evenly matched. In 2007, the tax-equivalent yield on interest-earning assets increased 35 basis points while the cost of interest-bearing liabilities increased 40 basis points, resulting in a five basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans increased by 33 basis points, yields on securities increased 52 basis points and yields on interest-bearing deposits and borrowings increased by 43 basis points.

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

Interest Rate Sensitivity and Disclosures about Market Risk
The Company's interest-earning assets are primarily funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets.

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

The following charts summarize the results of management's forecast of net interest income that would be generated by the Company's December 31, 2008 and December 31, 2007 balance sheets under rate shocks ranging from a sudden and sustained increase of two percent (200 basis points) to a sudden and sustained decrease of two percent (200 basis points) with no effect given to any steps that management might take to counteract that change. The Company's Board of Directors adopted an interest rate risk policy which established a 20 percent maximum increase or decrease in net interest income in the event of a sudden and sustained two percent (200 basis point) increase or decrease in interest rates.

                   Projected Change in Net Interest Income - December 31, 2008
--------------------------------------------------------------------------------------------------
                          Projected Net Interest                 $ Change
                                 Income Over the          in Net Interest
   Change in Interest         Next Twelve Months                   Income        % Change in Net
   Rate (basis points)            (in thousands)           (in thousands)        Interest Income
--------------------------------------------------------------------------------------------------
                 +200           $         24,437            $     (1,438)                  (5.56)%
                 +100                     24,867                  (1,008)                  (3.90)
                    0                     25,875                       0                       0
                 -100                     26,449                     574                    2.22
                 -200                     26,465                     590                    2.28

                                                           2008 Annual Report 25

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                   Projected Change in Net Interest Income - December 31, 2007
--------------------------------------------------------------------------------------------------
                          Projected Net Interest                 $ Change
                                 Income Over the          in Net Interest
   Change in Interest         Next Twelve Months                   Income        % Change in Net
   Rate (basis points)            (in thousands)           (in thousands)        Interest Income
--------------------------------------------------------------------------------------------------
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

While many balance sheet and interest rate factors contribute to the modeled results, the primary factors are the relative level of interest rates and the fact that the Company remains liability sensitive. The liability sensitivity can be seen in the difference in interest bearing assets and liabilities that are subject to repricing over the twelve-month horizon. The gap between assets and liabilities that reprice within one year was $206,409,000 at December 31, 2008 and $182,351,000 at December 31, 2007. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is fairly minimal (5.56 percent if rates increase 200 basis points) is because many of the Company's repricing liabilities have rates that are administratively set by the Company as opposed to being tied to a specific index. Management believes that it would be able to lag rate increases on certain administratively set deposit products in the event of rapidly rising rates.

Interest Rate Sensitivity

                                                                          At December 31, 2008
                                              ----------------------------------------------------------------------------------
                                              1 - 90 Days     91 - 365 Days       1 - 5 Years      Over 5 Years         Total
                                              ----------------------------------------------------------------------------------
Rate-Sensitive Assets:
 Federal funds sold ...................        $   8,663         $    --           $    --           $    --          $   8,663
  Investment securities ...............           19,166             9,878            37,264            55,222          121,530
  Loans ...............................          202,270           123,208           281,809            25,804          633,091
  Federal Home Loan Bank stock ........            2,312              --                --                --              2,312
  Interest-earning deposits ...........            3,506              --                --                --              3,506
                                               ---------         ---------         ---------         ---------        ---------
   Total rate-sensitive assets ........        $ 235,916         $ 133,086         $ 319,073         $  81,026        $ 769,102
                                               ---------         ---------         ---------         ---------        ---------

Rate-Sensitive Liabilities:
  Interest-bearing deposits ...........        $ 351,412         $ 156,416         $  72,798         $     236        $ 580,862
  Borrowings ..........................           67,445               139            23,897             1,722           93,203
                                               ---------         ---------         ---------         ---------        ---------
   Total rate-sensitive liabilities ...        $ 418,857         $ 156,555         $  96,695         $   1,958        $ 674,065
                                               ---------         ---------         ---------         ---------        ---------

Interest rate sensitivity gap by period        $(182,940)        $ (23,469)        $ 222,378         $  79,068        $  95,037
Cumulative rate sensitivity gap .......         (182,940)         (206,409)           15,969            95,037             --

Cumulative rate sensitivity gap ratio
  (as a percentage of earning
  assets) at December 31, 2008 ........           (23.79)%          (26.84)%            2.08%            12.36%

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


26 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

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

As discussed on page 21, the Company has applied for approval to participate in the CPP. If the Company is approved and ultimately determines to accept funds under the CPP, the Company could sell to the Treasury Department up to approximately $19 million in newly issued preferred stock with a cumulative dividend rate of five percent per annum for the first five years and a rate of nine percent per annum after year five. Authorization of the preferred stock would require shareholder approval. The Company has adequate liquidity to pay the annual preferred stock dividends but cannot predict when or if it will be approved to participate in the CPP, or if it is approved to participate, whether it will accept funds under the CPP.

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis ("FHLB") and to obtain brokered certificates of deposit. FHLB advances were $25,523,000 at December 31, 2008 compared to $18,273,000 at December 31, 2007. At December 31, 2008, the Company had excess borrowing capacity at the FHLB of $36,951,000 as limited by the Company's Board resolution in effect at that date. If the Company's borrowing capacity was not limited by the Board resolution, the Company would have excess borrowing capacity of $48,083,000 based on collateral. In terms of managing the Company's liquidity, management's primary focus is on increasing deposits to fund future growth. However, the Board may increase its resolution limit on FHLB advances if the Company needs additional liquidity. The Company also uses brokered certificates of deposit as a source of longer-term funding. At December 31, 2008, the Company had $66,101,000 of brokered certificates of deposit on its balance sheet compared to $10,034,000 at December 31, 2007. In 2006, the Company obtained a revolving line of credit with U. S. Bank. The maximum amount that could be borrowed was $10,000,000. The line of credit carried a variable interest rate of 1.50 percent over LIBOR and changed monthly. During 2008, the U.S. Bank unsecured line of credit expired and was not renewed. In 2006, the Company formed Monroe Bancorp Capital Trust I ("Capital Trust"). The Capital Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Capital Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. On March 20, 2007, the Company formed Monroe Bancorp Statutory Trust II ("Statutory Trust"). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities. The Company's internal Asset/Liability Committee ("ALCO") meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage the Company's gap position and minimize interest rate risk.

The following table shows contractual obligations of the Company.

                                                                   Less than                                       More than
Contractual Obligations                              Total            1 Year       1-3 Years       3-5 Years         5 Years
----------------------------------------------------------------------------------------------------------------------------
Time deposits ..............................        $348,873        $275,839        $ 68,146        $  4,652        $    236
Long-term debt obligations(1) ..............          33,799           8,180           4,331          11,318           9,970
Capital lease obligations(2) ...............            --              --              --              --              --
Operating lease obligations ................             804             315             389             100            --
Purchase obligations .......................             281             281            --              --              --
Other long-term liabilities reflected on the
   balance sheet under GAAP(2) .............            --              --              --              --              --
                                                    --------        --------        --------        --------        --------
    Total ..................................        $383,757        $284,615        $ 72,866        $ 16,070        $ 10,206
                                                    ========        ========        ========        ========        ========

(1) FHLB advances, loans sold under repurchase agreements and trust preferred debenture
(2)  None

                                                           2008 Annual Report 27

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. Historically, the main source of funding for the holding company is dividends from the Bank. During 2008, 2007 and 2006 the Bank declared dividends to the holding company of $3,568,000, $4,769,000 and $1,545,000, respectively. As of January 1, 2009, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $4,317,000, versus $9,628,000 at January 1, 2008. As discussed in Note 12 to the consolidated financial statements and Item 1 of Form 10 K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 36 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large- balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2008, the Company had $28,388,000 of short-term public fund certificates of deposit compared to $2,486,000 of these deposits as of December 31, 2007.

The Company opened two full-service banking centers in Plainfield and Avon (Hendricks County) in December 2007 and January 2008, respectively. The cost (building, furniture, equipment and land) of the Plainfield and Avon banking centers were $2,656,000 and $2,598,000, respectively. The Company also opened a full-service banking center in Noblesville (Hamilton County) in September 2008 at a cost (building, furniture, equipment and land) of $2,891,000. The Company anticipates buying an additional parcel of land in Central Indiana in the future at an estimated cost of $1,100,000. The Company anticipates using existing capital resources to purchase any additional parcels of land or build future banking centers, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 36). During 2008, $13,007,000 of cash was provided by operating activities, compared to $7,639,000 during the same period in 2007. The increase in cash provided in 2008 was primarily a result of the net change in interest receivable and other assets. During 2008, $55,756,000 was used for investing activities, compared to $36,153,000 in 2007. The increase in cash used in 2008 primarily resulted from an increase in net loan growth. In 2008, $40,830,000 of cash was provided by financing activities, primarily from increases in certificates of deposit and net proceeds from Federal Home Loan Bank advances compared to $20,608,000 provided in 2007, primarily from increases in certificates of deposit. Overall, net cash and cash equivalents decreased $1,919,000 in 2008 compared to a decrease of $7,906,000 in 2007.

Other Income and Expense
------------------------

                                                                                 Year Ended December 31,
                                                        ------------------------------------------------------------------------
                                                                         % Change                        % Change
                                                            2008        from 2007           2007        from 2006          2006
                                                        ------------------------------------------------------------------------
Other Income
Service charges and fees on deposit accounts ...        $  3,796             3.15%      $  3,680            1.83%      $  3,614
Fiduciary activities ...........................           2,387             6.42          2,243           31.86          1,701
Commission income ..............................             874            (3.96)           910           15.92            785
Realized security gains ........................             964         1,867.35             49          (57.39)           115
Unrealized security gains ......................            (843)       (5,058.82)            17          (77.03)            74
Net gains on loan sales ........................             703           (13.95)           817          (21.82)         1,045
Debit card interchange .........................           1,098            15.58            950           22.42            776
Other operating income .........................           1,054           (33.50)         1,585           14.69          1,382
                                                        --------                        --------                       --------
  Total other income ...........................        $ 10,033            (2.13)      $ 10,251            8.00       $  9,492
                                                        ========                        ========                       ========

Other Expense
Salaries and employee benefits .................        $ 12,291             1.31%      $ 12,132            1.15%      $ 11,994
Occupancy and equipment ........................           3,373             8.81          3,100           (1.62)         3,151
Advertising ....................................             724             8.55            667           (6.32)           712
Appreciation (depreciation) in directors' and
  executives' Deferred compensation plans ......            (707)         (364.79)           267          (11.30)           301
Legal fees .....................................             566               --            566           84.36            307
Federal Deposit Insurance Corporation assessment             481           597.10             69           (2.82)            71
Other ..........................................           4,004             4.68          3,825            7.38          3,562
                                                        --------                        --------                       --------
  Total other expense ..........................        $ 20,732             0.51       $ 20,626            2.63       $ 20,098
                                                        ========                        ========                       ========

28 Monroe Bancorp

--------------------------------------------------------------------------------

Other Income
2008 Compared to 2007
Other income decreased $218,000, or 2.1 percent, to $10,033,000 compared to $10,251,000 in 2007. This decrease occurred primarily due to the following reasons:

     o Securities gains of $964,000 were realized from sales and redemptions of securities during 2008 compared to $49,000 in 2007. These gains were offset by unrealized losses of $843,000 in the directors' and executives' rabbi trust deferred compensation plan compared to gains of $17,000 in 2007. The rabbi trust is discussed in greater detail on page 23.

     o Losses on the sale of repossessions and foreclosed assets (included as an offset to Other Operating Income) totaled $226,000 in 2008 compared to gains of $7,000 in 2007. This decrease to income resulted primarily from declines in market values in the residential housing market and declining general economic conditions during the Company's holding period for these assets.

     o Official check fee income (included in Other Operating Income) decreased by $142,000, or 65.1 percent during 2008. This decrease resulted from a decline in the reimbursement rate that the Company received from its official check provider. Due to this decline and other market considerations, the Company initiated a change of its official check fee process in December 2008.

     o Net gains on loan sales decreased by $114,000, or 14.0 percent during 2008. This decrease resulted from a decline in the residential mortgage activity due to the depressed housing market.

The decreases mentioned above more than offset a $148,000, or 15.6 percent increase in income from debit card fee income due to increased debit card use and a $116,000, or 3.2 percent increase in service charges on deposit accounts primarily due to increased overdraft activity.

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

Other Expense
2008 Compared to 2007
Other expense increased $106,000, or 0.5 percent, to $20,732,000 for 2008 compared to $20,626,000 for 2007. The increase in other expense occurred primarily due to the following reasons:

     o Federal Deposit Insurance Corporation assessment expense increased $412,000, or 597.1 percent related to the new insurance assessment methodology set forth in the Federal Deposit Insurance Reform Act of 2005 ("FDIC Act"). The FDIC Act allocated credits to the Bank that could be applied toward quarterly FDIC assessments. The Bank's credits were depleted in the first quarter of 2008 which resulted in the increased expense.

     o Occupancy expense increased $273,000, or 8.8 percent due to the opening of three new full-service banking centers, one in December 2007, the second in January 2008, and the third in September 2008.

     o Salaries and employee benefits increased by $159,000, or 1.3 percent. Benefits expense increased $302,000, or 48.5 percent primarily due to a $299,000 increase in the expense of the Company's health insurance plan due to an increase in claims compared to 2007. Salary expense increased by $122,000 (1.4 percent), primarily the result of adding staff for the new Plainfield, Avon and Noblesville full-service banking centers. Commissions and incentives decreased by $257,000, or
          15.4 percent because the net income threshold necessary to trigger various bonus payments was not met.

These increases were partially offset by a $707,000 decline in the value of the directors' and executives' rabbi trust deferred compensation plan, discussed in greater detail on page 23.

                                                           2008 Annual Report 29

--------------------------------------------------------------------------------

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

     o Legal fees increased $259,000, or 84.4 percent, due to increased focus on credit quality and collection efforts associated with the increased non-performing loan balances.

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

Income Taxes
The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major differences, detailed in Note 9 on page 44 of the Notes to the Consolidated Financial Statements, between the effective tax rate applied to the Company's financial statement income and the federal and state statutory rate of approximately 40 percent are interest on tax-exempt securities, the Bank's investment in CBAI CDE III, LLC, and the increase in cash surrender value of the Bank's owned life insurance.

The Company's effective tax rate was 1.1 percent, 26.6 percent, and 30.1 percent in 2008, 2007 and 2006, respectively. The tax rate decreased in 2008 and 2007 primarily because tax-exempt income has become an increasingly larger percentage of total pre-tax income.

Financial Condition
Overview
Total assets increased to $819,799,000 at December 31, 2008, a 5.4 percent increase from $778,080,000 at December 31, 2007, with the majority of this growth occurring in the loan portfolio. This growth was funded primarily by an increase in deposits.

Securities
Securities (trading and investment) owned by the Company decreased to $121,530,000 at December 31, 2008, from $125,658,000 at December 31, 2007, a decrease of $4,128,000, or 3.3 percent.

Loans
Loans (excluding loans held for resale) increased to $629,702,000 at December 31, 2008, which was $47,845,000, or 8.2 percent higher than at December 31, 2007. The largest growth occurred in the commercial real estate (nonfarm, nonresidential) portfolio which grew $27,044,000, or 16.7 percent and the multi-family residential loan portfolio which grew $14,561,000, or 21.0 percent. Central Indiana market loans grew $6,248,000 during 2008, while loans in the Bank's core market of Monroe County and its surrounding counties grew by $41,597,000. Commercial real estate loans are the largest segment of the loan portfolio. During 2008, the Company sold $44,230,000 of fixed- and variable-rate mortgages compared to $58,489,000 in 2007. Management expects moderate loan growth in the Central Indiana region in 2009 with the recent opening of two full-service banking centers in Hendricks County and the opening of a full-service banking center in Hamilton County.

Asset Quality and Provision for Loan Losses
The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively and management's estimation of expected loan losses inherent in the loan portfolio. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions. A complete discussion of this process is contained in the Critical Accounting Policies on pages 22-23 and Note 1 of the Notes to Consolidated Financial Statements on pages 37-38.

At December 31, 2008, impaired loans totaled $16,449,000, a significant increase from $8,520,000 at December 31, 2007. An allowance for losses was not deemed necessary for impaired loans totaling $7,355,000 because full repayment of principal and interest was expected, but an allowance of $1,375,000 was recorded for the remaining balance of impaired loans of $9,094,000.

Net loans charged off during 2008 were $4,362,000 or 0.72 percent of average loans compared to $1,525,000 or 0.27 percent of average loans in 2007. At December 31, 2008, non-performing assets (non-accrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $18,780,000, or 2.29 percent of total assets, a $10,566,000 increase from $8,214,000, or 1.06 percent of total assets at December 31, 2007.

30 Monroe Bancorp

--------------------------------------------------------------------------------

At December 31, 2008, the allowance for loan losses was $11,172,000, up from $6,654,000 at year-end 2007. The 2008 provision for loan losses was $8,880,000, a $6,845,000 increase from the $2,035,000 provision taken in 2007. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2008 was 1.77 percent, up from 1.14 percent at December 31, 2007. Management believes the reserve is adequate to cover the loss exposure inherent to the loan portfolio.

Deposits
Deposits were $665,179,000 at December 31, 2008, an increase of $45,462,000, or
7.3 percent compared to $619,717,000 on December 31, 2007. Year-end balances skew the growth in deposits, so changes in average December balances will be discussed. Average deposits for December 2008 were $680,661,000 compared to $639,704,000 in December 2007, an increase of $40,957,000. Average brokered CDs increased from an average of $10,034,000 in December 2007 to an average of $66,101,000 in December 2008. The Company introduced the Certificate of Deposit Account Registry Service ("CDARS") program in September 2008. This program offers customers access to multi-million dollar FDIC insurance on their certificate of deposit balances up to $50 million per customer. This program has been beneficial to customers who have sought alternative ways to insure funds that exceed FDIC maximums. CDARS deposits contributed $17,369,000 of average deposit growth in December 2008 while CDs under $100,000 (non-CDARS) and average NOW account deposits decreased $11,176,000 and $28,662,000, respectively. While generating core deposits remains a priority, management uses the brokered CD market as an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in Note 7 on page 42 of the Notes to the Consolidated Financial Statements.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit (including brokered CDs) mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, which mature daily, FHLB advances, a trust preferred debenture and loans sold under agreements to repurchase.

At December 31, 2008, repurchase agreements were $59,404,000, compared to $43,195,000 at December 31, 2007. The Company did not have any federal funds purchased at December 31, 2008, compared to $24,850,000 purchased at year-end 2007. FHLB advances totaled $25,523,000 at December 31, 2008 compared to $18,273,000 at December 31, 2007. The Company obtained a $10,000,000 revolving line of credit during 2006 and had no balance at December 31, 2007. During 2008, the unsecured line of credit expired and was not renewed. The Company issued trust preferred securities during 2007 and the aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Company also issued trust preferred securities during 2006 and the aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company.

Capital
The Company's and Bank's capital strength continues to exceed regulatory minimums and the Bank is considered to be "well- capitalized" as defined by its regulatory agencies. The Company's Tier 1 capital-to-average assets ratio (leverage ratio) was 7.7 percent at December 31, 2008 and 8.1 percent at year-end 2007. At December 31, 2008, the Company had a Tier 1 risk-based capital ratio of 10.1 percent and total risk-based capital percentage of 11.3 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent. Complete details of the Company's capital ratios are disclosed in Note 13 on pages 46-47 of the Notes to the Consolidated Financial Statements.

Refer to the Liquidity section (pages 27-28) of this Management's Discussion and Analysis for a discussion of the Company's 2008 and planned 2009 building and remodeling projects. The Company anticipates using existing capital resources to purchase any additional parcels of land or build future banking centers and does not expect the outlays to significantly affect capital levels. Management believes the Company can maintain its "well-capitalized" rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.

                                                           2008 Annual Report 31

Report of Independent Registered Public Accounting Firm
--------------------------------------------------------------------------------

Audit Committee, Board of Directors and Shareholders
Monroe Bancorp
Bloomington, Indiana



We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2008, and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.

As discussed in Note 18, in 2008, the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Monroe Bancorp's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 3, 2009 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.



BKD, LLP


Indianapolis, Indiana
March 3, 2009


32 Monroe Bancorp

Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                  December 31,
                                                           -------------------------
                                                                2008            2007
                                                           ---------       ---------
Assets
Cash and due from banks .............................      $  11,552       $  19,929
Federal funds sold ..................................          8,663           1,077
Interest-earning deposits ...........................          3,506           4,634
                                                           ---------       ---------
 Total cash and cash equivalents ....................         23,721          25,640

Trading securities, at fair value ...................          2,981           3,647
Investment securities
 Available for sale .................................        113,495         121,005
 Held to maturity (fair value of $5,135 and $1,040) .          5,054           1,006
                                                           ---------       ---------
   Total investment securities ......................        118,549         122,011


Loans ...............................................        629,702         581,857
 Less: Allowance for loan losses ....................        (11,172)         (6,654)
                                                           ---------       ---------
   Loans, net of allowance for loan losses ..........        618,530         575,203
Loans held for sale .................................          3,389           2,974
Premises and equipment ..............................         20,750          20,029
Federal Home Loan Bank of Indianapolis stock, at cost          2,312           2,312
Other assets ........................................         29,567          26,264
                                                           ---------       ---------
     Total Assets ...................................      $ 819,799       $ 778,080
                                                           =========       =========

Liabilities
Deposits
 Noninterest-bearing ................................      $  84,317       $  81,542
 Interest-bearing ...................................        580,862         538,175
                                                           ---------       ---------
   Total deposits ...................................        665,179         619,717

Borrowings ..........................................         93,203          96,421
Other liabilities ...................................          5,496           7,490
                                                           ---------       ---------
     Total Liabilities ..............................        763,878         723,628


Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
 Authorized, 18,000,000 shares
 Issued and outstanding - 6,227,550 shares ..........            137             137
Additional paid-in capital ..........................          4,419           4,349
Retained earnings ...................................         50,628          49,881
Accumulated other comprehensive income ..............            817             223
Unearned ESOT shares ................................            (80)           (138)
                                                           ---------       ---------
     Total Shareholders' Equity .....................         55,921          54,452
                                                           ---------       ---------
     Total Liabilities and Shareholders' Equity .....      $ 819,799       $ 778,080
                                                           =========       =========

See notes to consolidated financial statements.

                                                           2008 Annual Report 33

Consolidated Income Statements
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                         Year Ended December 31,
                                                                          ----------------------------------------------
                                                                                 2008              2007             2006
                                                                          -----------       -----------      -----------
Interest Income
  Loans receivable .................................................      $    37,194       $    42,358      $    39,363
  Investment securities
   Taxable .........................................................            3,561             4,051            3,561
   Tax-exempt ......................................................            1,240             1,241            1,010
   Trading .........................................................              106               117              106
  Federal funds sold ...............................................              177               599              491
  Other interest income ............................................              184               108              112
                                                                          -----------       -----------      -----------
      Total interest income ........................................           42,462            48,474           44,643
                                                                          -----------       -----------      -----------

Interest Expense
  Deposits .........................................................           16,692            21,639           18,005
  Borrowings .......................................................            2,169             3,796            3,973
                                                                          -----------       -----------      -----------
      Total interest expense .......................................           18,861            25,435           21,978
                                                                          -----------       -----------      -----------

Net Interest Income ................................................           23,601            23,039           22,665
  Provision for loan losses ........................................            8,880             2,035            1,200
                                                                          -----------       -----------      -----------
Net Interest Income After Provision for Loan Losses ................           14,721            21,004           21,465
                                                                          -----------       -----------      -----------

Other Income
  Fiduciary activities .............................................            2,387             2,243            1,701
  Service charges on deposit accounts ..............................            3,796             3,680            3,614
  Commission income ................................................              874               910              785
  Realized and unrealized gains on securities ......................              121                66              189
  Net gains on loan sales ..........................................              703               817            1,045
  Debit card interchange ...........................................            1,098               950              776
  Other income .....................................................            1,054             1,585            1,382
                                                                          -----------       -----------      -----------
      Total other income ...........................................           10,033            10,251            9,492
                                                                          -----------       -----------      -----------

Other Expenses
  Salaries and employee benefits ...................................           12,291            12,132           11,994
  Net occupancy and equipment expense ..............................            3,373             3,100            3,151
  Director and committee fees ......................................              184               195              177
  Appreciation (depreciation) in directors' and executives' deferred
    compensation plans .............................................             (707)              267              301
  Legal fees .......................................................              566               566              307
  Advertising ......................................................              724               667              712
  Federal Deposit Insurance Corporation assessment .................              481                69               71
  Other expense ....................................................            3,820             3,630            3,385
                                                                          -----------       -----------      -----------
      Total other expenses .........................................           20,732            20,626           20,098
                                                                          -----------       -----------      -----------

Income before income tax ...........................................            4,022            10,629           10,859
  Income tax expense ...............................................               43             2,823            3,273
                                                                          -----------       -----------      -----------
Net Income .........................................................      $     3,979       $     7,806      $     7,586
                                                                          ===========       ===========      ===========

Basic Earnings Per Share ...........................................      $     0.640       $     1.240      $     1.154
Diluted Earnings Per Share .........................................      $     0.639       $     1.235      $     1.150
Weighted-Average Shares Outstanding-Basic ..........................        6,218,353         6,294,519        6,574,092
Weighted-Average Shares Outstanding-Diluted ........................        6,224,951         6,320,317        6,596,772

See notes to consolidated condensed financial statements.

34 Monroe Bancorp

Consolidated Statements of Shareholders' Equity
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                                                  Unearned
                                                                                                                  Employee
                                        Common Stock                                                Accumulated      Stock
                                   ----------------------  Additional                                     Other  Ownership
                                        Shares                Paid-in  Comprehensive   Retained   Comprehensive      Trust
                                   Outstanding     Amount     Capital         Income   Earnings   Income (Loss)     Shares    Total
                                   -------------------------------------------------------------------------------------------------
Balances, January 1, 2006 .......    6,639,842   $    137    $ 11,277                   $40,700        $(1,265)    $ (335)  $50,514

Comprehensive Income:
 Net income .....................                                            $ 7,586      7,586                               7,586
 Other comprehensive
  income - unrealized gains
  on securities, net of tax
  and reclassification adjustment                                                447                       447                  447
                                                                             -------
Comprehensive Income ............                                            $ 8,033
                                                                             =======
ESOT shares earned ..............                                  53                                                 101       154
Stock option compensation
 expense ........................                                  65                                                            65
Repurchase of stock, at cost ....     (130,000)                (2,162)                                                       (2,162)
Stock options exercised .........        5,500                     51                                                            51

Cash dividend ($0.48 per share) .                                                        (3,150)                             (3,150)
                                   ----------------------------------                   -------------------------------------------
Balances, December 31, 2006 .....    6,515,342   $    137    $  9,284                   $45,136        $  (818)    $ (234)  $53,505

Comprehensive Income:
 Net income .....................                                            $ 7,806      7,806                               7,806
 Other comprehensive
  income - unrealized gains
  on securities, net of tax
  and reclassification adjustment                                              1,041                     1,041                1,041
                                                                             -------
Comprehensive Income ............                                            $ 8,847
                                                                             =======
ESOT shares earned ..............                                  60                                                  96       156
Stock option compensation
 expense ........................                                  67                                                            67
Repurchase of stock, at cost ....     (287,792)                (5,062)                                                       (5,062)
Cash dividend ($0.49 per share) .                                                        (3,061)                             (3,061)
                                   ----------------------------------                   -------------------------------------------
Balances, December 31, 2007 .....    6,227,550   $    137    $  4,349                   $49,881        $   223     $ (138)  $54,452

Comprehensive Income:
 Net income .....................                                            $ 3,979      3,979                               3,979
 Other comprehensive
  income - unrealized gains
  on securities, net of tax
  and reclassification adjustment                                                594                       594                  594
                                                                             -------
Comprehensive Income ............                                            $ 4,573
                                                                             =======
ESOT shares earned ..............                                  11                                                  58        69
Stock option compensation
 expense ........................                                  59                                                            59
Repurchase of stock, at cost ....           --                     --                                                            --
Cash dividend ($0.52 per share) .                                                        (3,232)                             (3,232)
                                   ----------------------------------                   -------------------------------------------
Balances, December 31, 2008 .....    6,227,550   $    137    $  4,419                   $50,628        $   817     $  (80)  $55,921
                                   ==================================                   ===========================================

See notes to consolidated financial statements.

                                                           2008 Annual Report 35

Consolidated Statements of Cash Flows
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                    Year Ended December 31,
                                                                          -----------------------------------------
                                                                               2008            2007            2006
                                                                          ---------       ---------       ---------
Operating Activities
  Net income .......................................................      $   3,979       $   7,806       $   7,586
  Items not requiring cash:
   Provision for loan losses .......................................          8,880           2,035           1,200
   Depreciation and amortization ...................................          1,178           1,077           1,150
   Deferred income tax .............................................         (1,843)           (152)           (233)
   Investment securities amortization, net .........................            (25)            (45)             39
   Investment securities gains including redemptions ...............           (964)            (49)           (115)
   Net change in trading securities ................................            680             (42)            (94)
   (Gain) loss on disposal of premises and equipment ...............             (6)            (65)            113
   Origination of loans held for sale ..............................        (44,645)        (58,918)        (75,246)
   Proceeds from sale of loans held for sale .......................         44,933          59,306          75,053
   Gain on sale of loans held for sale .............................           (703)           (817)         (1,045)
   ESOT shares earned ..............................................             69             156             154
   Loss on foreclosed assets .......................................            146               6            --
   Stock-based compensation expense ................................             59              67              65
   Net change in:
      Interest receivable and other assets .........................          2,751          (2,598)         (1,928)
      Interest payable and other liabilities .......................         (1,482)           (128)            342
                                                                          ---------       ---------       ---------
       Net cash provided by operating activities ...................         13,007           7,639           7,041
                                                                          ---------       ---------       ---------

Investing Activities
  Purchases of securities available for sale .......................       (109,463)        (46,963)        (41,326)
  Proceeds from maturities of securities available for sale ........         53,814          42,143          35,802
  Proceeds from sales of securities available for sale .............         65,035             249           1,990
  Purchases of securities held to maturity .........................         (4,050)           --            (1,006)
  Proceeds from maturities of securities held to maturity ..........           --               647           1,712
  Net change in loans ..............................................        (57,881)        (27,235)        (33,401)
  Purchase of premises and equipment ...............................         (2,411)         (5,282)         (3,302)
  Proceeds from sale of premises and equipment .....................              6             223            --
  Proceeds from foreclosed asset sales .............................          1,294              65            --
  Purchase of bank owned life insurance (BOLI) .....................         (2,100)           --              --
  Sale of FHLB stock ...............................................           --              --               233
                                                                          ---------       ---------       ---------
       Net cash used in investing activities .......................        (55,756)        (36,153)        (39,298)
                                                                          ---------       ---------       ---------

Financing Activities
  Net change in:
   Noninterest-bearing, interest-bearing demand and savings deposits        (13,377)        (12,102)         32,593
   Certificates of deposit .........................................         58,839          42,492         (19,447)
   Borrowings ......................................................         (8,650)         (5,657)         32,575
  Proceeds from Federal Home Loan Bank advances ....................         43,000            --             1,765
  Repayments of Federal Home Loan Bank advances ....................        (35,750)         (1,157)        (16,115)
  Proceeds from trust preferred debentures .........................           --             5,155           3,093
  Stock options exercised ..........................................           --              --                51
  Repurchase of common stock .......................................           --            (5,062)         (2,162)
  Cash dividends paid ..............................................         (3,232)         (3,061)         (3,150)
                                                                          ---------       ---------       ---------
       Net cash provided by financing activities ...................         40,830          20,608          29,203
                                                                          ---------       ---------       ---------
Net Change in Cash and Cash Equivalents ............................         (1,919)         (7,906)         (3,054)
Cash and Cash Equivalents, Beginning of Year .......................         25,640          33,546          36,600
                                                                          ---------       ---------       ---------
Cash and Cash Equivalents, End of Year .............................      $  23,721       $  25,640       $  33,546
                                                                          =========       =========       =========

Additional Cash Flows Information
  Interest paid ....................................................      $  19,094       $  24,995       $  21,880
  Income tax paid ..................................................          2,700           2,925           3,782

See notes to consolidated financial statements.

36 Monroe Bancorp

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------
The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiaries, HIE Enterprises, LLC (formed in 2008 to manage certain troubled real estate loans and foreclosed properties) and MB Portfolio Management, Inc. ("MB") and MB's wholly owned subsidiary MB REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties in Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

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

                                                           2008 Annual Report 37

--------------------------------------------------------------------------------

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

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using primarily the straight- line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

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

The Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FIN 48, the Company did not identify any uncertain tax positions that it believes should be recognized in the financial statements.

Stock options - At December 31, 2008, the Company had a stock-based employee compensation plan, which is described more fully in Note 15. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2007 and 2006 consolidated financial statements have been made to conform to the 2008 presentation.

Note 2: Significant Estimates and Concentrations
------------------------------------------------
Current Economic Conditions
The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 3: Restriction on Cash and Due From Banks
----------------------------------------------
Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2008 was $1,085,000.

38 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 4: Investment Securities
-----------------------------

                                                    Gross         Gross
                                  Amortized    Unrealized    Unrealized          Fair
                                       Cost         Gains        Losses         Value
-------------------------------------------------------------------------------------
December 31, 2008

Available for Sale
 Federal agencies ...........      $ 28,088      $     67      $   --        $ 28,155
 Corporate bonds ............         2,529          --             126         2,403
 State and municipal ........        32,098           661             3        32,756
 Mortgage-backed securities .        46,536           694            14        47,216
 Marketable equity securities         3,013          --              48         2,965
                                   --------      --------      --------      --------
  Total available for sale ..       112,264         1,422           191       113,495
                                   --------      --------      --------      --------

Held to Maturity
 Federal agencies ...........         1,003            81          --           1,084
 State and municipal ........         4,050          --            --           4,050
 Mortgage-backed securities .             1          --            --               1
                                   --------      --------      --------      --------
  Total held to maturity ....         5,054            81          --           5,135
                                   --------      --------      --------      --------

  Total investment securities      $117,318      $  1,503      $    191      $118,630
                                   ========      ========      ========      ========

                                                    Gross         Gross
                                  Amortized    Unrealized    Unrealized          Fair
                                       Cost         Gains        Losses         Value
-------------------------------------------------------------------------------------
December 31, 2007

Available for Sale
 Federal agencies ...........      $ 28,205      $    127      $     62      $ 28,270
 Corporate Bonds ............         1,994          --              13         1,981
 State and municipal ........        37,583           267            18        37,832
 Mortgage-backed securities .        49,890           278           205        49,963
 Marketable equity securities         3,000          --              41         2,959
                                   --------      --------      --------      --------
  Total available for sale ..       120,672           672           339       121,005
                                   --------      --------      --------      --------

Held to Maturity
 Federal agencies ...........         1,005            34          --           1,039
 Mortgage-backed securities .             1          --            --               1
                                   --------      --------      --------      --------
  Total held to maturity ....         1,006            34          --           1,040
                                   --------      --------      --------      --------

  Total investment securities      $121,678      $    706      $    339      $122,045
                                   ========      ========      ========      ========

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2008, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           2008 Annual Report 39

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 4: Investment Securities (continued)
-----------------------------------------

                                    Available for Sale           Held to Maturity
                                 ------------------------   ------------------------
                                 Amortized          Fair     Amortized          Fair
                                      Cost         Value          Cost         Value
                                 ------------------------   ------------------------
Within one year ............      $ 21,895      $ 21,888      $   --        $   --
One to five years ..........        29,812        30,150         1,003         1,084
Five to ten years ..........        11,008        11,276          --            --
Over ten years .............          --            --           4,050         4,050
                                  --------      --------      --------      --------
                                    62,715        63,314         5,053         5,134

Mortgage-backed securities .        46,536        47,216             1             1
Marketable equity securities         3,013         2,965          --            --
                                  --------      --------      --------      --------

  Totals ...................      $112,264      $113,495      $  5,054      $  5,135
                                  ========      ========      ========      ========

Securities with a carrying value of $75,882,000 and $62,757,000 were pledged at December 31, 2008 and 2007 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2008, 2007 and 2006 were $65,035,000, $249,000 and $1,990,000. Gross gains of $948,000 were realized on the 2008 sales, there were no gross gains realized in 2007, whereas gross gains of $60,000 were realized on the 2006 sales. During 2008 and 2007, the Bank realized gains of $3,000 and $1,000 on redeemed available for sales securities. There were no redemptions of available for sale securities in 2006.

There were no sales of held to maturity securities during the three years in the period ended December 31, 2008.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding losses on trading securities of $843,000 were included in earnings in 2008 and unrealized holding gains of $17,000 and $74,000 were included in earnings in 2007 and 2006, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2008 and 2007, was $22,821,000 and $45,222,000, which is approximately 19.3 percent and 37.1 percent respectively, of the Company's available for sale and held to maturity investment portfolio.

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

The table below and on the following page shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

                                                                       December 31, 2008
                                          ------------------------------------------------------------------------------
                                            Less than 12 Months         12 Months or More                Total
                                          ------------------------------------------------------------------------------
                                                        Unrealized                 Unrealized                 Unrealized
Description of Securities                 Fair Value        Losses   Fair Value        Losses   Fair Value        Losses
                                          ------------------------- -------------------------- -------------------------
U.S. government agencies ..............      $ 9,055      $  --         $  --        $  --         $ 9,055      $  --
Corporate bonds .......................        1,471          (61)          932          (65)        2,403         (126)
Mortgage-backed securities ............        7,950          (14)         --           --           7,950          (14)
State and political subdivisions ......          448           (3)         --           --             448           (3)
Marketable equity securities ..........         --           --           2,965          (48)        2,965          (48)
                                             -------      -------       -------      -------       -------      -------

Total temporarily impaired securities .      $18,924      $   (78)      $ 3,897      $  (113)      $22,821      $  (191)
                                             =======      =======       =======      =======       =======      =======

40 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                       December 31, 2007
                                        -------------------------------------------------------------------------------
                                          Less than 12 Months         12 Months or More                Total
                                        -------------------------------------------------------------------------------
                                                      Unrealized                 Unrealized                 Unrealized
Description of Securities               Fair Value        Losses   Fair Value        Losses   Fair Value        Losses
                                        ------------------------- -------------------------- --------------------------
U.S. government agencies ............      $ 2,716      $    (9)      $12,845      $   (53)      $15,561      $   (62)
Corporate bonds .....................        1,981          (13)         --           --           1,981          (13)
Mortgage-backed securities ..........        1,202           (3)       16,126         (202)       17,328         (205)
State and political subdivisions ....          254         --           7,139          (18)        7,393          (18)
Marketable equity securities ........         --           --           2,959          (41)        2,959          (41)
                                           -------      -------       -------      -------       -------      -------
Total temporarily impaired securities      $ 6,153      $   (25)      $39,069      $  (314)      $45,222      $  (339)
                                           =======      =======       =======      =======       =======      =======

Note 5: Loans and Allowance
---------------------------

                                                                             December 31,
                                                                      -------------------------
                                                                           2008            2007
                                                                      ---------       ---------
Commercial and industrial loans ................................      $ 102,837       $ 102,781
Real estate loans ..............................................        427,809         357,727
Construction loans .............................................         80,917         101,011
Agricultural production financing and other loans to farmers ...          1,658           1,542
Individuals' loans for household and other personal expenditures         16,134          18,349
Tax-exempt loans ...............................................            347             447
                                                                      ---------       ---------
                                                                        629,702         581,857

Allowance for loan losses ......................................        (11,172)         (6,654)
                                                                      ---------       ---------

 Loans, net of allowance for loan losses .......................      $ 618,530       $ 575,203
                                                                      =========       =========

                                                                        Year Ended December 31,
                                                                --------------------------------------
                                                                    2008           2007           2006
                                                                --------       --------       --------
Allowance for Loan Losses
 Balances, January 1 .....................................      $  6,654       $  6,144       $  5,585
 Provision for losses ....................................         8,880          2,035          1,200
 Recoveries on loans .....................................           351            580            437
 Loans charged off .......................................        (4,713)        (2,105)        (1,078)
                                                                --------       --------       --------

 Balances, December 31 ...................................      $ 11,172       $  6,654       $  6,144
                                                                ========       ========       ========

Information on impaired loans is summarized below ........

 Impaired loans with an allowance ........................      $  9,094       $  3,377       $    439
 Impaired loans for which the discounted cash flows or
   collateral value exceeds the carrying value of the loan         7,355          5,143            904
                                                                --------       --------       --------
    Total impaired loans .................................      $ 16,449       $  8,520       $  1,343
                                                                ========       ========       ========

 Allowance for impaired loans (included in the Company's
   allowance for loan losses) ............................      $  1,375       $    246       $     45

 Average balance of impaired loans .......................        12,368          5,315          1,027
 Interest income recognized on impaired loans ............           182            354             68
 Cash-basis interest included above ......................            77            338             46

                                                           2008 Annual Report 41

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

At December 31, 2008 and 2007, accruing loans delinquent 90 days or more totaled $1,194,000 and $435,000, respectively. Non-accruing loans at December 31, 2008 and 2007 were $14,329,000 and $6,919,000, respectively.

Note 6: Premises and Equipment
------------------------------

                                                                  December 31,
                                                            -----------------------
                                                                2008           2007
                                                            --------       --------
Land .................................................      $  5,485       $  5,485
Buildings ............................................        17,176         15,938
Equipment ............................................         9,100          8,455
                                                            --------       --------
  Total cost .........................................        31,761         29,878
Accumulated depreciation                                     (11,011)        (9,849)
                                                            --------       --------

  Net ................................................      $ 20,750       $ 20,029
                                                            ========       ========


Note 7: Deposits
----------------

                                                                    December 31,
                                                              ----------------------
                                                                  2008          2007
                                                              --------      --------
Noninterest-bearing deposits ...........................      $ 84,317      $ 81,542
NOW and money market deposits ..........................       215,370       230,430
Savings deposits .......................................        16,619        17,712
Certificates and other time deposits of $100,000 or more       127,589       128,602
Other certificates and time deposits ...................       221,284       161,431
                                                              --------      --------

  Total deposits .......................................      $665,179      $619,717
                                                              ========      ========

Certificates and other time deposits maturing in years ending December 31:

2009 ....................................................     $275,839
2010 ....................................................       52,896
2011.....................................................       15,250
2012 ....................................................        3,931
2013 ....................................................          721
Thereafter...............................................          236
                                                              --------
                                                              $348,873
                                                              ========

In 2005, the Bank began using brokered certificates of deposit as a source of funding. The balance of brokered deposits was $66,101,000, or 9.9 percent of total deposits at December 31, 2008 and $10,034,000, or 1.6 percent of total deposits at December 31, 2007.

42 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 8: Borrowings
------------------

                                                      December 31,
                                                 --------------------
                                                    2008         2007
                                                 -------      -------
Federal funds purchased ...................      $  --        $24,850
Federal Home Loan Bank advances ...........       25,523       18,273
Subordinated debentures ...................        8,248        8,248
Securities sold under repurchase agreements       59,404       43,195
Loans sold under repurchase agreements ....           28        1,855
                                                 -------      -------
 Total borrowings .........................      $93,203      $96,421
                                                 =======      =======

Federal funds purchased are overnight borrowings from other financial institutions.

Securities sold under agreements to repurchase ("repurchase agreements") consist of obligations of the Company to other parties. All obligations mature daily. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2008 and 2007 totaled $59,404,000 and $65,589,000 and the daily average of such agreements totaled $45,686,000 and $49,884,000.

At December 31, 2008, two companies had repurchase agreement balances exceeding 10 percent of total equity capital. The balances in these accounts were $9,500,000 and $6,017,000. These obligations mature on a daily basis.

The Federal Home Loan Bank advances at rates ranging from 0.65 percent to 5.64 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $102,252,000. Advances may be subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

The Company had an unsecured line of credit with U. S. Bank with a $10,000,000 maximum amount that could be borrowed. Interest was payable quarterly and principal was payable October 30, 2008. The line of credit carried a variable interest rate of 1.50 percent over LIBOR and changed monthly. During 2008, the U.S. Bank unsecured line of credit expired and was not renewed.

On July 24, 2006, the Company formed Monroe Bancorp Capital Trust I ("Capital Trust"). The Capital Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Capital Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 7.1475 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus
1.60 percent. The Company has guaranteed payment of amounts owed by the Capital Trust to holders of the Capital Securities.

On March 20, 2007, the Company formed Monroe Bancorp Statutory Trust II ("Statutory Trust"). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

                                                             Loans
                                         Federal Home   Sold Under
                                            Loan Bank   Repurchase
                                             Advances   Agreements
                                         ------------   ----------
2009 ...................................      $ 8,152           28
2010 ...................................          162         --
2011 ...................................        4,169         --
2012 ...................................        4,191         --
2013 ...................................        7,127         --
Thereafter .............................        1,722         --
                                              -------      -------
                                              $25,523      $    28
                                              =======      =======

                                                           2008 Annual Report 43

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 9: Income Tax
------------------

                                                                      Year Ended December 31
                                                               -----------------------------------
                                                                  2008          2007          2006
                                                               -------       -------       -------
Income Tax Expense
  Currently payable .....................................      $ 1,886       $ 2,975       $ 3,506
  Deferred ..............................................       (1,843)         (152)         (233)
                                                               -------       -------       -------
   Total income tax expense .............................      $    43       $ 2,823       $ 3,273
                                                               =======       =======       =======

Reconciliation of Federal Statutory to Actual Tax Expense
  Federal statutory income tax at 34% ...................      $ 1,367       $ 3,614       $ 3,692
  Tax-exempt interest ...................................         (460)         (455)         (404)
  Effect of state income taxes ..........................         (446)          (62)          183
  Cash surrender value of life insurance ................         (194)         (174)         (171)
  New market tax credit .................................         (194)         (173)         --
  Other .................................................          (30)           73           (27)
                                                               -------       -------       -------
   Actual tax expense ...................................      $    43       $ 2,823       $ 3,273
                                                               =======       =======       =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                          December 31
                                                                    ----------------------
                                                                        2008          2007
                                                                     -------       -------
Assets
  Allowance for loan losses ...................................      $ 4,391       $ 2,615
  Deferred loan fees ..........................................          107            71
  Executive management & directors' deferred compensation plans        1,253         1,527
  Net unrealized losses on trading securities .................          209          --
  Nonqualified stock options ..................................           46            31
  Unrealized gains - mortgage loans held for sale .............           15            15
                                                                     -------       -------
   Total assets ...............................................        6,021         4,259
                                                                     -------       -------

Liabilities
  Depreciation ................................................       (1,007)         (910)
  FHLB stock dividends ........................................          (86)          (95)
  Change in prepaid expenses ..................................         (138)         (124)
  Unrealized gains - trading accounts .........................         --            (129)
  Unrealized gains - available for sale .......................         (414)         (108)
  Other .......................................................         (165)         (219)
                                                                     -------       -------
   Total liabilities ..........................................       (1,810)       (1,585)
                                                                     -------       -------
   Net deferred tax asset .....................................      $ 4,211       $ 2,674
                                                                     =======       =======

The tax expense applicable to realized securities gains for years ending December 31, 2008, 2007 and 2006 was $331,000, $20,000 and $42,000,
respectively.

44 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 10: Other Comprehensive Income (Loss)
------------------------------------------

                                                                                     2008
                                                                     ----------------------------------
                                                                     Before-Tax         Tax  Net-of-Tax
                                                                         Amount     Expense      Amount
                                                                     ----------------------------------
Unrealized gains on securities
 Unrealized holding gains arising during the year .................      $1,856      $  637      $1,219
 Less: reclassification adjustment for gains realized in net income         951         326         625
                                                                         ------      ------      ------
   Net unrealized gains ...........................................      $  905      $  311      $  594
                                                                         ======      ======      ======

                                                                                     2007
                                                                     ----------------------------------
                                                                     Before-Tax         Tax  Net-of-Tax
                                                                         Amount     Expense      Amount
                                                                     ----------------------------------
Unrealized gains on securities
 Unrealized holding gains arising during the year .................      $1,585      $  543      $1,042
 Less: reclassification adjustment for gains realized in net income           1        --             1
                                                                         ------      ------      ------
   Net unrealized gains ...........................................      $1,584      $  543      $1,041
                                                                         ======      ======      ======

                                                                                     2006
                                                                     ----------------------------------
                                                                     Before-Tax         Tax  Net-of-Tax
                                                                         Amount     Expense      Amount
                                                                     ----------------------------------
Unrealized gains on securities
 Unrealized holding gains arising during the year .................      $  731      $  244      $  487
 Less: reclassification adjustment for gains realized in net income          60          20          40
                                                                         ------      ------      ------
   Net unrealized gains ...........................................      $  671      $  224      $  447
                                                                         ======      ======      ======

Note 11: Commitments and Contingent Liabilities
-----------------------------------------------

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                           2008       2007
                                                       -------------------
Commitments to extend credit.........................  $ 14,397   $ 20,394

Unused lines of credit and letters of credit.........   106,411    126,086

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

                                                           2008 Annual Report 45

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 11: Commitments and Contingent Liabilities (continued)
-----------------------------------------------------------
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Bank leases operating facilities under operating lease arrangements expiring March 1, 2009 through November 1, 2013. Rental expense included in the consolidated statements of income for the years ended December 31, 2008 and 2007 was $330,000 and $401,000.

Future minimum lease payments under the leases are:

2009 ...........................................................  $  315
2010 ...........................................................     289
2011............................................................     100
2012 ...........................................................      59
2013 ...........................................................      41
Thereafter......................................................      --
                                                                  ------
  Total minimum lease payments..................................  $  804
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

Note 12: Dividend and Capital Restrictions
------------------------------------------
Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2008 was $63,487,000 of which $59,170,000 was restricted from dividend distribution to the Company.

Note 13: Regulatory Capital
---------------------------
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2008 and 2007, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2008 that management believes have changed the Company's or Bank's classification.

46 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 13: Regulatory Capital (continued)
---------------------------------------
The actual and required capital amounts and ratios are as follows:

                                                                    Required for Adequate    To Be Well-
                                                       Actual             Capital (1)      Capitalized (1)
                                                  ---------------------------------------------------------
                                                  Amount     Ratio     Amount     Ratio     Amount    Ratio
                                                  ---------------------------------------------------------
As of December 31, 2008
Total capital(1) (to risk-weighted assets)
   Consolidated ...........................      $71,214     11.34%   $50,224      8.00%       N/A      N/A
   Bank ...................................       70,498     11.28     49,999      8.00    $62,499    10.00%

Tier I capital(1) (to risk-weighted assets)
   Consolidated ...........................       63,326     10.09     25,112      4.00        N/A      N/A
   Bank ...................................       62,644     10.02     25,000      4.00     37,499     6.00

Tier I capital(1) (to average assets)
   Consolidated ...........................       63,326      7.74     32,734      4.00        N/A      N/A
   Bank ...................................       62,644      7.69     32,600      4.00     40,750     5.00


As of December 31, 2007
Total capital(1) (to risk-weighted assets)
   Consolidated ...........................      $69,106     11.37%   $48,624      8.00%       N/A      N/A
   Bank ...................................       68,430     11.33     48,325      8.00    $60,406    10.00%

Tier I capital(1) (to risk-weighted assets)
   Consolidated ...........................       62,452     10.28     24,312      4.00        N/A      N/A
   Bank ...................................       61,776     10.23     24,162      4.00     36,244     6.00

Tier I capital(1) (to average assets)
   Consolidated ...........................       62,452      8.14     30,701      4.00        N/A      N/A
   Bank ...................................       61,776      8.09     30,548      4.00     38,185     5.00

(1)  As defined by regulatory agencies

Note 14: Employee Benefit Plans
-------------------------------
The Bank maintains an employee stock ownership plan and related trust ("trust") that covers substantially all full-time employees and invests primarily in Company stock.

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

Information about trust shares and expense for 2008, 2007 and 2006 is as follows:

                                                                   2008          2007          2006
                                                               ------------------------------------
Shares allocated to participants' accounts ..............       262,628       273,300       268,310
Shares earned during the year and released for allocation         5,499         9,200         9,600
Unreleased shares .......................................         7,601        13,100        22,300
Fair value of unreleased shares .........................      $     61      $    210      $    374
Total trust expense .....................................      $     75      $    167      $    169

                                                           2008 Annual Report 47

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 14: Employee Benefit Plans (continued)
-------------------------------------------
The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of management to defer compensation. The Company has established grantor trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and an offsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2008 and 2007 was $2,981,000 and $3,647,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. The Company's expense for the plan was $307,000 for 2008, $292,000 for 2007, and $273,000 for 2006.

Note 15: Related Party Transactions
-----------------------------------
The Bank has entered into transactions with certain directors, executive officers and significant shareholders of the Company and the Bank and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2008 ..................................  $  7,177
Change in composition ......................................       --
New loans, including renewals...............................    15,862
Payments, etc., including renewals .........................   (18,354)
                                                              --------
Balances, December 31, 2008 ................................  $  4,685
                                                              ========

Deposits from related parties held by the Bank at December 31, 2008 and 2007 totaled approximately $8,289,000 and $10,345,000, respectively.

Note 16: Stock Option Plan
--------------------------
The Company's incentive stock option plan ("Plan"), which is shareholder approved, permits the grant of share options to certain employees for up to 638,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company's stock at the date of grant; those option awards generally vest based on three to four years of continuous service and have ten-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Company generally issues shares from its authorized shares to satisfy option exercises.

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

                                                              2008        2007     2006
                                                              -------------------------
Risk-free interest rates ..................................     --       5.16%       --
Dividend yields ...........................................     --       2.93%       --
Volatility factors of expected market price of common stock     --      13.26%       --
Weighted-average expected life of the options .............     --    7 years        --

48 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 16: Stock Option Plan (continued)
--------------------------------------
A summary of option activity under the Plan as of December 31, 2008, and changes during the year then ended, is presented below:

                                                                         Weighted-
                                                      Weighted-  Average Remaining
                                               Average Exercise        Contractual        Aggregate
Options                                Shares             Price       Term (Years)  Intrinsic Value
---------------------------------------------------------------------------------------------------
Outstanding, beginning of year        371,250            $18.25
Granted ......................           --                 --
Exercised ....................           --                 --
Forfeited or expired .........           --                 --
                                      -------
Outstanding, end of year .....        371,250            $18.25               5.3               --
                                      =======            ======            ======            =====
Exercisable, end of year .....        148,250            $13.06               2.5               --
                                      =======            ======            ======            =====

The weighted-average grant-date fair value of options granted during 2007 was $2.93. There were no stock option grants during 2008 and 2006. The total intrinsic value of options exercised during the year ending December 31, 2006 was $37,000. There were no stock options exercised during 2008 and 2007.

As of December 31, 2008, 2007 and 2006, there was $35,000, $94,000 and $128,000, respectively, of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.2 years.

During the years ended December 31, 2008, 2007 and 2006, the Company recognized $59,000, $67,000 and $65,000, respectively, of stock-based compensation expense and $24,000, $27,000 and $26,000, respectively, of tax benefit related to the stock-based compensation expense.

                                                           2008 Annual Report 49

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 17: Earnings Per Share
---------------------------
Earnings per share ("EPS") were computed as follows:

                                                                      Weighted-      Per Share
                                                        Income   Average Shares         Amount
                                                     -----------------------------------------
Year Ended December 31, 2008
----------------------------
Net income ..................................        $   3,979        6,218,353
Basic earnings per share
  Income available to common stockholders ...                                       $    0.640
                                                                                    ==========
Effect of dilutive securities
  Stock options .............................             --              6,598
                                                     ---------        ---------
Diluted earnings per share
  Income available to common stockholders and
   assumed conversions ......................        $   3,979        6,224,951     $    0.639
                                                     =========        =========     ==========

Year Ended December 31, 2007
----------------------------
Net income ..................................        $   7,806        6,294,519
Basic earnings per share
  Income available to common stockholders ...                                       $    1.240
                                                                                    ==========
Effect of dilutive securities
  Stock options .............................             --             25,798
                                                     ---------        ---------
Diluted earnings per share
  Income available to common stockholders and
   assumed conversions ......................        $   7,806        6,320,317     $    1.235
                                                     =========        =========     ==========

Year Ended December 31, 2006
----------------------------
Net income ..................................        $   7,586        6,574,092
Basic earnings per share
  Income available to common stockholders ...                                       $    1.154
                                                                                    ==========
Effect of dilutive securities
  Stock options .............................             --             22,680
                                                     ---------        ---------
Diluted earnings per share
  Income available to common stockholders and
   assumed conversions ......................        $   7,586        6,596,772     $    1.150
                                                     =========        =========     ==========

Options to purchase 30,000 shares of common stock at $16 per share, and 210,000 shares of common stock at $22 per share, and 13,000 shares of common stock at $16.83 were outstanding at December 31, 2008, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

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

50 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18: Disclosures About Fair Value of Financial Instruments
--------------------------------------------------------------
Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the period.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

  Level 1: Quoted prices in active markets for identical assets or liabilities

  Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

  Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Below is a description of the valuation methodologies used for instruments measured at fair value on a recurring and non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Trading and Available for Sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. At this time the Company has no securities classified as Level 3 securities.

Impaired Loans
Loans impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent. During 2008, certain impaired loans were partially charged-off or re-evaluated, resulting in a remaining balance for these loans, net of specific allowance, of $9,821,000 as of December 31, 2008. This valuation would be considered Level 3. Level 3 inputs for impaired loans included current and prior appraisals, discounting factors, the borrowers' financial results and other considerations including expected cash flows.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring and non-recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

                                                                     Fair Value Measurements Using
                                                            ------------------------------------------------
                                                            Quoted Prices in     Significant
                                                              Active Markets           Other     Significant
                                                               for Identical      Observable    Unobservable
                                                                      Assets          Inputs          Inputs
                                                  Fair Value       (Level 1)       (Level 2)       (Level 3)
                                                  ----------------------------------------------------------
Fair value measured on a recurring basis
  Trading securities .......................        $  2,981        $  2,981        $   --          $   --
  Available for sale securities ............         113,495          15,966          97,529            --

Fair value measured on a non-recurring basis
  Impaired loans, net of specific allowance            9,821            --              --             9,821

The following methods and assumptions were used to estimate the fair value of all other financial instruments not recognized in the accompanying balance sheet:

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

                                                           2008 Annual Report 51

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18: Disclosures About Fair Value of Financial Instruments (continued)
--------------------------------------------------------------------------
Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, a trust preferred subordinated debenture and loans sold under repurchase agreement. The rates at December 31, 2008, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                          2008                        2007
                                                --------------------------------------------------
                                                Carrying          Fair      Carrying          Fair
                                                  Amount         Value        Amount         Value
                                                --------------------------------------------------
Assets
  Cash and cash equivalents ..............      $ 23,721      $ 23,721      $ 25,640      $ 25,640
  Trading account securities .............         2,981         2,981         3,647         3,647
  Investment securities available for sale       113,945       113,945       121,005       121,005
  Investment securities held to maturity .         5,054         5,135         1,006         1,040
  Loans including loans held for sale, net       621,919       599,766       578,177       563,808
  Interest receivable ....................         3,087         3,087         3,804         3,804
  Stock in FHLB ..........................         2,312         2,312         2,312         2,312

Liabilities
  Deposits ...............................       665,179       650,897       619,717       604,918
  Borrowings .............................        93,203        92,893        96,421        97,812
  Interest payable .......................         1,651         1,651         1,884         1,884
Off-Balance Sheet Commitments ............          --            --            --            --

52 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 19: Condensed Financial Information (Parent Company Only)
--------------------------------------------------------------
Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
------------------------
                                                      December 31,
                                                 --------------------
                                                    2008         2007
                                                 -------      -------
Assets
 Cash .....................................      $   139      $    93
 Interest-earning deposits ................           30          329
                                                 -------      -------
   Cash and cash equivalents ..............          169          422

Investment in common stock of subsidiary ..       63,735       62,273
Available for sale securities .............            9           11
Trading securities ........................        2,981        3,647
Other .....................................          320         --
                                                 -------      -------
   Total Assets ...........................      $67,214      $66,353
                                                 =======      =======

Liabilities
Borrowings
 Subordinated debenture ...................      $ 8,248      $ 8,248
                                                 -------      -------
   Total Borrowings .......................        8,248        8,248

Other Liabilities
 Deferred compensation ....................        2,981        3,647
 Other ....................................           64            6
                                                 -------      -------
   Total Other Liabilities ................        3,045        3,653
   Total Liabilities ......................       11,293       11,901

Shareholders' Equity ......................       55,921       54,452
                                                 -------      -------
 Total Liabilities and Shareholders' Equity      $67,214      $66,353
                                                 =======      =======

Condensed Statements of Income
------------------------------

                                                                                      Year Ended December 31,
                                                                               -----------------------------------
                                                                                  2008          2007          2006
                                                                               -------       -------       -------
Income
 Dividends from subsidiary ..............................................      $ 3,568       $ 4,769       $ 1,545
 Other income ...........................................................         (666)          318           351
                                                                               -------       -------       -------
   Total Income .........................................................        2,902         5,087         1,896

Expenses ................................................................           53           999           538
                                                                               -------       -------       -------

Income before income tax and equity in undistributed income of subsidiary        2,849         4,088         1,358
   Income tax benefit ...................................................         (274)         (257)          (61)
                                                                               -------       -------       -------

Income before equity in undistributed income of subsidiary ..............        3,123         4,345         1,419

Equity in undistributed income of subsidiary ............................          856         3,461         6,167
                                                                               -------       -------       -------

Net Income ..............................................................      $ 3,979       $ 7,806       $ 7,586
                                                                               =======       =======       =======

                                                           2008 Annual Report 53

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 19: Condensed Financial Information (Parent Company Only) (continued)
--------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                      Year Ended December 31,
                                                               -----------------------------------
                                                                  2008          2007          2006
                                                               -------       -------       -------
Operating Activities
  Net income ............................................      $ 3,979       $ 7,806       $ 7,586
  Items not requiring cash:
   Equity in undistributed income .......................         (856)       (3,461)       (6,167)
   Other adjustments ....................................         (202)         (293)           37
                                                               -------       -------       -------
      Net cash provided by operating activities .........        2,921         4,052         1,456
                                                               -------       -------       -------

Investing Activities
  Investment in trust preferred stock ...................         --            (155)          (93)
  Investment in available for sale securities ...........         --             (13)         --
  Pay down ESOT loan ....................................           58            97           101
                                                               -------       -------       -------
      Net cash provided by (used in) investing activities           58           (71)            8
                                                               -------       -------       -------

Financing Activities
  Dividends paid ........................................       (3,232)       (3,061)       (3,150)
  Proceeds from trust preferred debenture ...............         --           5,155         3,093
  Net change in borrowings ..............................         --            (800)          800
  Stock options exercised ...............................         --            --              51
  Repurchase of common stock ............................         --          (5,062)       (2,162)
                                                               -------       -------       -------
      Net cash used by financing activities .............       (3,232)       (3,768)       (1,368)
                                                               -------       -------       -------

Net Change in Cash ......................................         (253)          213            96
Cash at Beginning of Year ...............................          422           209           113
                                                               -------       -------       -------
Cash at End of Year .....................................      $   169       $   422       $   209
                                                               =======       =======       =======

Note 20: Quarterly Results of Operations for the Years Ended December 31, 2008 and 2007 (Unaudited)
-------------------------------------------------------------------------

                                                                                  Weighted Average         Net Income
                                                                                 Shares Outstanding        Per Share
                                                                               ----------------------------------------
Quarter        Interest    Interest  Net Interest  Provision for        Net
Ended            Income     Expense        Income   Loan Losses      Income        Basic      Diluted    Basic  Diluted
-----------------------------------------------------------------------------------------------------------------------
2008
March ......   $ 11,483    $  5,607      $  5,876      $    880    $  1,593    6,215,650    6,231,278   $0.256   $0.256
June .......     10,366       4,610         5,756         1,050       1,860    6,218,050    6,228,079    0.299    0.299
September ..     10,472       4,492         5,980         2,800         735    6,220,450    6,221,187    0.118    0.118
December ...     10,141       4,152         5,989         4,150        (209)   6,219,262    6,219,262   (0.034)  (0.034)
               --------    --------      --------      --------    --------
               $ 42,462    $ 18,861      $ 23,601      $  8,880    $  3,979    6,218,353    6,224,951    0.640    0.639
               ========    ========      ========      ========    ========

2007
March ......   $ 11,852    $  6,121      $  5,731      $    285    $  2,012    6,440,420    6,466,126   $0.312   $0.311
June .......     12,249       6,396         5,853           255       2,190    6,298,724    6,324,960    0.348    0.346
September ..     12,232       6,528         5,704           345       1,998    6,228,789    6,256,710    0.321    0.319
December ...     12,141       6,390         5,751         1,150       1,606    6,213,450    6,236,779    0.259    0.258
               --------    --------      --------      --------    --------
               $ 48,474    $ 25,435      $ 23,039      $  2,035    $  7,806    6,294,519    6,320,317    1.240    1.235
               ========    ========      ========      ========    ========

54 Monroe Bancorp

--------------------------------------------------------------------------------

Note 20: Quarterly Results of Operations for the Years Ended December 31, 2008 and 2007 (Unaudited) (continued)
------------------------------------------------------------------------------
During the fourth quarter of 2008 Management augmented the Company's allowance for loan loss by $4,150,000, which is a significant increase when compared to the three prior quarters of 2008, and all of 2007. The increase in the Company's allowance for loan losses resulted from Management's regular assessment of asset quality (e.g., level of non-performing assets and loan delinquencies), evaluation of specific credits, economic trends and other factors. Management feels this increase will mitigate future issues with loans that are currently being criticized.

Note 21: Future Accounting Pronouncements
-----------------------------------------
In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" which replaces SFAS No. 141, "Business Combinations". This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is used for all business combinations and that an acquirer is identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement requires that loans acquired in a purchase business combination be the present value of amounts to be received. Valuation allowances should reflect only those losses incurred by the investor after acquisition. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The provisions of this Statement may have an effect on the Company's financial position if the Company pursues a business combination in the future.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an Amendment to ARB No. 51." This Statement establishes new accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity. The Statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently in the process of determining what effect the provisions of this Statement will have on the Company's financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133." This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management is currently in the process of determining what effect the provisions of this Statement will have on the Company's consolidated financial statements.

Note 22: Subsequent Events
--------------------------
In February 2009, the Board of Directors of the Federal Deposit Insurance Corporation voted to amend the restoration plan for the Deposit Insurance Fund
(DIF). The amended restoration plan extended the period of time to raise the DIF reserve ratio to 1.15 percent from five to seven years. The amended restoration plan also includes a final rule that sets assessment rates. Under this final rule, beginning on April 1, 2009 the Company expects the FDIC premium assessed to the Company to increase.

The Board of the FDIC also adopted an interim rule imposing a 20 basis point special assessment on insured institutions as of June 30, 2009 which will be payable on September 30, 2009. The interim rule would also allow the assessment of additional special assessments of up to 10 basis points after June 30, 2009 as deemed necessary. Comments on the interim rule are due within 30 days of publication in the Federal Register.

While the Company has not fully evaluated the impact the increased assessment rates and the pending special assessment will have on the 2009 financial results, it is anticipated the impact will be material to the 2009 results of operations.

                                                           2008 Annual Report 55

Five-Year Total Shareholder Return
--------------------------------------------------------------------------------

The indexed graph below indicates Monroe Bancorp's total return to its shareholders on its common stock for the past five years, assuming dividend reinvestment, as compared to total returns for the Russell 2000 Index and the Bancorp's peer group index (which is a line-of-business index prepared by an independent third party consisting of banks with assets between $500 million and $1 billion). The comparison of total return on investment for each of the periods assumes that $100 was invested on January 1, 2004 in each of Monroe Bancorp, the Russell 2000 Index, and the peer group index.

The values for Monroe Bancorp's stock are the year-end closing price per share as reported by NASDAQ.



                 [TOTAL RETURN PERFORMANCE CHART APPEARS HERE]


                                                          Period Ending
                               -------------------------------------------------------------------
Index                          12/31/03    12/31/04    12/31/05    12/30/06    12/31/07   12/31/08
--------------------------------------------------------------------------------------------------
Monroe Bancorp ............      100.00      131.51      131.57      142.02      139.60      73.09
Russell 2000 ..............      100.00      118.33      123.72      146.44      144.15      95.44
SNL $500M-$1B Bank Index ..      100.00      113.32      118.18      134.41      107.71      69.02

Executive Management
--------------------
Name                                 Title

Mark D. Bradford                     President, Chief Executive Officer
Gordon M. Dyott                      Executive Vice President, Chief Financial Officer
John E. Christy                      President, Central Indiana Region
J. Scot Davidson                     Senior Vice President, Retail Banking
Christopher G. Tietz                 Senior Vice President, Chief Credit Officer
R. Scott Walters                     Senior Vice President, Wealth Management Group, Monroe Bank and Secretary, Monroe Bancorp

Board of Directors
------------------
Name                                 Employment

Charles R. Royal, Jr., Chairman      President/Dealer/Principal, Royal Mazda, an automobile dealership
Bradford J. Bomba, Jr., M.D.         Physician, Internal Medicine Associates
Mark D. Bradford                     President, Chief Executive Officer, Monroe Bank and Monroe Bancorp
James D. Bremner                     President, BremnerDuke Healthcare Real Estate, a national healthcare real estate development and management firm
James G. Burkhart, CPA               Chief Executive Officer, American Senior Communities, LLC, a senior housing company
Steven R. Crider                     Vice President, Crider & Crider, Inc., a highway/site development contractor
Joyce Claflin Harrell                President, Claflin Enterprise, LLC, a company that markets home healthcare products, and
                                     President, Claflin Enterprise, Inc., d/b/a Home Instead Senior Care, a provider of home care services
Harry F. McNaught, Jr.               President, Denison Properties, Inc., a commercial real estate development company
Paul W. Mobley                       Chairman and Chief Executive Officer, Noble Roman's, Inc., which sells and services franchises for Noble Roman's Pizza and Tuscano's Italian Style Subs

56 Monroe Bancorp

SHAREHOLDER INFORMATION


COMMON STOCK INFORMATION

                                          Price Per Share
                               ----------------------------------
                                      2008              2007       Dividends Declared
                               ----------------------------------  ------------------
Quarter                          High     Low      High     Low      2008       2007
                               ----------------------------------  ------------------
First Quarter ................ $ 16.25  $ 13.13  $ 17.97  $ 15.23   $ 0.13    $ 0.12
Second Quarter...........        14.83    11.75    17.75    16.00     0.13      0.12
Third Quarter...............     12.99    10.49    18.77    16.39     0.13      0.12
Fourth Quarter.............      12.00     6.00    17.99    15.28     0.13      0.13

COMMON STOCK LISTING                                      FORM 10-K AND FINANCIAL INFORMATION
Monroe Bancorp common stock is traded on the              Monroe Bancorp, upon request and without
NASDAQ National Market System under the trading           charge, will furnish shareholders, security analysts
symbol MROE (Cusip #6103-13-108).At the close of          and investors a copy of Form 10-K filed with the
business on December 31, 2008, there were 6,227,550       Securities and Exchange Commission.
shares outstanding held by 260 shareholders of record.    Please contact:
                                                               David T. Meier
MARKET MAKERS                                                  Vice President, Director of Finance
Citadel Derivatives Group, LLC                                 Monroe Bancorp
Citigroup Global Markets, Inc.                                 210 E. Kirkwood Avenue
E*Trade Capital Markets, LLC                                   Bloomington, IN 47408
FIG Partners, LLC                                              (812) 336-0201
HillThompson Magid & Co., Inc.                                 meierd@monroebank.com
Howe Barnes Hoefer & Arnett, Inc.
J.J.B. Hilliard,W.L. Lyons, Inc.                          For information online, visit
Knight Equity Markets, L.P.                               www.monroebank.com
Morgan Stanley & Co., Inc.                                     o Annual reports
Susquehanna Capital Group                                      o Quarterly earnings releases
Susquehanna Financial Group, LLLP                              o Press releases
UBS Securities LLC                                             o Link to SEC filings

GENERAL STOCKHOLDER INQUIRIES                             CORPORATE INFORMATION
Stockholders and interested investors may obtain          Monroe Bancorp is an independent bank holding
information about the Company upon written request        company headquartered in Bloomington, Indiana, with
or by calling:                                            Monroe Bank as its wholly owned subsidiary. The Bank
Mark D. Bradford                                          is locally owned and managed, and offers a full range of
President and Chief Executive Officer                     financial, trust and investment services through banking
Monroe Bancorp                                            centers located in Monroe, Lawrence, Jackson, Hendricks
210 E. Kirkwood Avenue                                    and Hamilton counties.
Bloomington, IN 47408
(812) 336-0201                                            ANNUAL MEETING
bradford@monroebank.com                                   The Annual Meeting of Shareholders will be held on
                                                          April 30, 2009, at 10:00 a.m. at the Bloomington/Monroe
STOCKTRANSFER AGENT AND                                   County Convention Center, 302 South College Avenue,
REGISTRAR                                                 Bloomington, Indiana.
Registrar and Transfer Company
10 Commerce Drive                                         CORPORATE HEADQUARTERS
Cranford, New Jersey 07016                                Monroe Bancorp
(800) 368-5948                                            210 East Kirkwood Avenue
frodriguez@rtco.com                                       Bloomington, IN 47408
                                                          (812) 336-0201
                                                          monroebank.com


                                                          This statement has not been reviewed, or confirmed
                                                          for accuracy or relevance, by the Federal Deposit
                                                          Insurance Corporation.