Form 10-K, Exhibit 13
period 2009-12-31
MONROE BANCORP
filed 2010-03-15
CIK 745456

Exhibit 13 - 2009 Annual Report
-------------------------------

Table of Contents
-----------------


Five-year Financial Summary                                               5

Management's Discussion and Analysis                                      7

Report of Independent Registered Public Accounting Firm                  22

Consolidated Financial Statements                                        23

Notes to Consolidated Financial Statements                               27

Five-year Total Shareholder Return                                       48

Shareholder Information                                   Inside back cover

Five-Year Financial Summary
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                          At or for the Years Ended December 31,
                                              --------------------------------------------------------------
                                                 2009         2008         2007         2006         2005
                                              --------------------------------------------------------------
Summary of Operations
Interest income - tax equivalent ..........   $   36,736   $   43,179   $   49,170   $   45,275   $   35,156
Interest expense ..........................       12,604       18,861       25,435       21,978       14,055
                                              ----------   ----------   ----------   ----------   ----------
Tax-equivalent net interest income ........       24,132       24,318       23,735       23,297       21,101
Less:  tax-equivalent adjustment (1) ......          295          717          696          632          277
                                              ----------   ----------   ----------   ----------   ----------
Net interest income .......................       23,837       23,601       23,039       22,665       20,824
Less: provision for loan losses ...........       11,850        8,880        2,035        1,200        1,140
Other noninterest income ..................       11,983       10,033       10,251        9,492        9,258
Other noninterest expenses ................       21,930       20,732       20,626       20,098       18,054
                                              ----------   ----------   ----------   ----------   ----------
Income before income taxes ................        2,040        4,022       10,629       10,859       10,888
Income tax expense ........................           65           43        2,823        3,273        3,665
                                              ----------   ----------   ----------   ----------   ----------
Net income ................................   $    1,975   $    3,979   $    7,806   $    7,586   $    7,223
                                              ==========   ==========   ==========   ==========   ==========

Per Share Data
Basic earnings per share ..................   $    0.317   $    0.640   $    1.240   $    1.154   $    1.094
Diluted earnings per share ................        0.317        0.639        1.235        1.150        1.091
Dividends per common share ................       0.1600       0.5200       0.4900       0.4800       0.4745
Book value per common share ...............         9.03         8.99         8.76         8.24         7.64

Total cash dividends declared .............   $      996   $    3,232   $    3,061   $    3,150   $    3,132

Average common and common equivalent
     shares outstanding ...................    6,222,700    6,224,951    6,320,317    6,596,772    6,623,616

Selected Year-end Balances
Total assets ..............................   $  802,451   $  819,799   $  778,080   $  748,193   $  713,060
Earning assets ............................      746,705      769,102      718,512      691,156      654,324
Total securities ..........................      121,250      121,530      125,658      120,250      119,244
Total loans - including loans held for sale      587,365      633,091      584,831      559,463      525,466
Allowance for loan losses .................       15,256       11,172        6,654        6,144        5,585
Total deposits ............................      634,254      665,179      619,717      589,328      576,181
Borrowings ................................      106,056       93,203       96,421       98,079       76,762
Shareholders' equity ......................       56,202       55,921       54,452       53,505       50,514

Selected Average Balances
Total assets ..............................   $  823,991   $  792,004   $  753,683   $  730,137   $  662,806
Earning assets ............................      766,456      736,903      703,675      681,999      618,092
Total securities ..........................      106,587      114,067      122,736      117,553      111,778
Total loans - including loans held for sale      618,590      601,875      564,483      549,463      499,503
Allowance for loan losses .................       12,939        8,103        6,354        5,891        5,500
Total deposits ............................      662,565      649,540      611,907      582,762      521,235
Borrowings ................................       93,327       76,802       80,759       87,429       85,104
Shareholders' equity ......................       56,614       55,940       52,774       52,001       48,387

                                                            2009 Annual Report 5

(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                             At or for the Years Ended December 31,
                                                  -------------------------------------------------------------
                                                     2009         2008         2007         2006         2005
                                                  -------------------------------------------------------------
Performance Ratios
Average loans to average deposits .............       93.36 %      92.66 %      92.25 %      94.29 %      95.83 %
Allowance to period end portfolio loans .......        2.61         1.77         1.14         1.10         1.07
Average equity to average assets ..............        6.87         7.06         7.00         7.12         7.30
Return on assets ..............................        0.24         0.50         1.04         1.04         1.09
Return on equity ..............................        3.49         7.11        14.79        14.59        14.93
Dividend payout ratio (2) .....................       50.43        81.23        39.21        41.52        43.36
Efficiency ratio (3) ..........................       59.60        60.50        59.78        60.33        58.75

Reconciliation of GAAP Net Interest Margin to
Non-GAAP Net Interest Margin on a
Tax-Equivalent Basis
Net interest income ...........................   $  23,837    $  23,601    $  23,039    $  22,665    $  20,824
Tax equivalent adjustment .....................         295          717          696          632          277
                                                  ---------    ---------    ---------    ---------    ---------
Net interest income - tax equivalent ..........   $  24,132    $  24,318    $  23,735    $  23,297    $  21,101
                                                  =========    =========    =========    =========    =========
Average earning assets ........................   $ 766,456    $ 736,903    $ 703,675    $ 681,999    $ 618,092
Net interest margin ...........................        3.11 %       3.20 %       3.27 %       3.32 %       3.37 %
Net interest margin - tax equivalent ..........        3.15         3.30         3.37         3.42         3.41

Financial Impact on Net Income of Deferred
Compensation Plan
Interest and dividend income ..................   $      60    $     106    $     117    $     106    $      82
Realized and unrealized gains (losses) ........         317         (829)          66          129           87
Other income ..................................        --             30           99           79           31
                                                  ---------    ---------    ---------    ---------    ---------
Total income from plan ........................   $     377    $    (693)   $     282    $     314    $     200
                                                  =========    =========    =========    =========    =========

Change in deferred compensation liability .....   $     364    $    (707)   $     267    $     301    $     187
Trustee fees ..................................          13           14           15           13           13
                                                  ---------    ---------    ---------    ---------    ---------
Total expense of plan .........................   $     377    $    (693)   $     282    $     314    $     200
                                                  =========    =========    =========    =========    =========

Net impact of plan ............................   $    --      $    --      $    --      $    --      $    --

Reconciliation of GAAP Noninterest Income &
Expense to Noninterest Income & Expense Without
the Financial Impact of the Deferred
Compensation Plan
Total noninterest income ......................   $  11,983    $  10,033    $  10,251    $   9,492    $   9,258
Income of deferred compensation plan included
   in noninterest income ......................        (317)         799         (165)        (208)        (118)
                                                  ---------    ---------    ---------    ---------    ---------
Adjusted noninterest income ...................   $  11,666    $  10,832    $  10,086    $   9,284    $   9,140
                                                  =========    =========    =========    =========    =========

Total noninterest expense .....................   $  21,930    $  20,732    $  20,626    $  20,098    $  18,054
Expense of deferred compensation plan .........        (377)         693         (282)        (314)        (200)
                                                  ---------    ---------    ---------    ---------    ---------
Adjusted noninterest expense ..................   $  21,553    $  21,425    $  20,344    $  19,784    $  17,854
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

6 Monroe Bancorp

Management's Discussion and Analysis
--------------------------------------------------------------------------------

This Management's Discussion and Analysis should be read with the consolidated financial statements included in this Annual Report. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp ("Company") and its wholly owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiaries, Sycamore Property Investments, LLC (formed in 2009 to manage certain troubled real estate loans and foreclosed properties), HIE Enterprises, LLC and MB Portfolio Management, Inc. and MB Portfolio Management's majority owned subsidiary, MB REIT, Inc.

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

Executive Overview
Monroe Bancorp is a one-bank holding company formed under Indiana law in 1984. The Company holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The Bank is the primary business of the Company. The Bank, with its primary office located in Bloomington, Indiana, conducts business from 18 locations in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties, Indiana. Approximately 78 percent of the Company's deposits are in Monroe County and are concentrated in and around the city of Bloomington. This concentration may decline as the Company increases its business development efforts in Hendricks County, Hamilton County and other markets in the greater Indianapolis area. The Bank had a 30.9 percent share of deposits within its core market of Monroe County as of June 30, 2009, holding the largest market share in Monroe County for the tenth consecutive year according to data published annually by the Federal Deposit Insurance Corporation ("FDIC").

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

Significant Matters Concerning 2009 Results: The primary issue that affected the Company in 2009 was the continued weakness of the economy and related stress in residential housing markets. The Company focused much of its efforts on managing asset quality issues resulting from the effect that economic conditions had on loans made primarily to residential real estate development related projects. The increase in the Company's provision for loan losses ($11,850,000 in 2009 compared to $8,880,000 in 2008) was largely asset quality issues related to this market segment.

Management's efforts focused on developing methodologies to identify potentially weak credits as early as possible, which enabled a proactive and aggressive approach to managing these credits and the development of workout strategies as appropriate. Nonetheless, loans 30 days past due increased from $17,319,000 (2.7 percent of total loans) at December 31, 2008 to $38,843,000 (6.6 percent of total loans) at December 31, 2009. Past due loans increased during this period by $21,524,000 or 124.3 percent. During the same period, non-performing loans (non-accrual loans and troubled debt restructuring) increased from $14,329,000 (2.3 percent of total loans) to $20,603,000 (3.5 percent of total loans) at December 31, 2009. Of the non-performing loans outstanding at December 31, 2009, $20,299,000 or 98.5 percent were secured by real estate (net of any charge-downs previously taken). The increase in past due loans and non-performing loans was driven by loans internally defined as Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties. Management believes the presence of real estate collateral mitigates the level of expected loss though the level of mitigation is uncertain due to the difficulty ascertaining real estate values at this time. Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties that were 30 days or more past due at year-end 2009 totaled $13,038,000.

A second area of focus was the growth of noninterest income. The Company experienced significant noninterest income growth during the year, primarily in gains on sales of available for sale securities, net gains on loan sales and debit card interchange fees. Gains on sales of available for sale securities were $2,146,000 in 2009, compared to $951,000 in 2008, an increase of 125.7 percent primarily due to the quality and increased value of the Company's investment portfolio. Net gains on loan sales were $1,364,000 in 2009, compared to $703,000 in 2008, an increase of 94.0 percent largely due to strong residential mortgage refinancing activity. The Company does not anticipate security gains and net gains on loan sales to continue at the same rate in 2010. Debit card interchange fees were $1,178,000 in 2009, compared to $1,098,000 in 2008, an increase of 7.3 percent primarily due to increased debit card usage.


                                                            2009 Annual Report 7

--------------------------------------------------------------------------------

A third area of Management focus was staff efficiency and cost management. Excluding the effect of the directors' and executives' rabbi trust deferred compensation plan and the $1,004,000 increase in FDIC assessment, the Company reduced all other operating expenses in 2009 by $876,000, or 4.2 percent compared to 2008. The reduction in expenses was largely due to a $729,000 decrease in salaries and employee benefits largely driven by a reduction in the average number of employees from 225 in 2008 to 210 in 2009. A reduction in advertising expenditures also contributed to the decline in operating expense. Advertising expense decreased $188,000, or 26.0 percent in 2009 compared to 2008 due to the Company's cost management efforts.

A fourth area of Management focus was pricing discipline and other strategies to offset pressure on the Company's net interest margin created by the interest expense for the subordinated debt issuance in July 2009 and the increase in non-accrual loans. To combat this and other adverse factors, Management's efforts to improve its net interest margin included the development of a loan pricing model, establishing floors on variable rate loan products, increased efforts to attract lower cost checking accounts and increased use of competitively priced brokered certificates of deposit. Despite these and other actions, the Company's tax-equivalent net interest margin decreased to 3.15 percent for 2009 compared to 3.30 percent for 2008. The fifteen basis point (100 basis points equals 1 percent) decline was largely a result of the $624,000 of interest expense for the subordinated debt issued in July 2009 and the increase in non-accrual loan balances, which decreased the tax-equivalent net interest margin by approximately eight basis points and three basis points, respectively, in 2009. Non-accrual loans totaled $20,603,000 at year-end 2009 compared to $14,329,000 at year-end 2008, an increase of $6,274,000 or 43.8 percent. The increase in non-accrual loans resulted from slowing economic activity and stresses in the residential housing market.

In addition to the areas of focus discussed above, Management took steps in 2009 to reduce interest rate risk associated with the increasing possibility of rising rates or a yield curve with increasing slope. To this end, Management reduced its liability sensitivity by adding short term assets that shortened the average life of the Company's investment portfolio and by adding interest rate floors to many new and renewing loans. The results of these and other actions are discussed in greater detail later in the Interest Rate Sensitivity and Disclosures about Market Risk section on page 13.

Total loans (including loans held for sale) at December 31, 2009 were $587,365,000 which was $45,726,000 or 7.2 percent less than the December 31, 2008 balance of $633,091,000. Conversely, the Company experienced loan growth rate in 2008 over 2007 of 4.5 percent. The majority ($28,277,000) of the 2009 decline in loan balances took place in loans originated out of the Company's Monroe County offices while the remainder ($17,449,000) occurred in loans originated out of the Company's offices in Hendricks and Hamilton Counties. At year-end 2009, the Bank had total loans of $154,519,000 at its Central Indiana locations (Hendricks and Hamilton Counties).

The Company's and Bank's capital strength continues to exceed regulatory minimums and the Bank is considered "well-capitalized" as defined by its regulatory agencies. At December 31, 2009, the Bank had a Tier 1 risk-based capital ratio of 12.1 percent and a total risk-based capital percentage of 13.3 percent with $19.6 million of excess total capital above the regulatory total risk-based capital ratio of 10.0 percent required to be considered "well-capitalized".

The Company took several actions in 2009 to preserve and increase capital. On April 27, 2009, the Company announced it would preserve capital by reducing its quarterly dividend from $0.13 per share to $0.01 per share and announced its plan to issue Subordinated Debentures. On July 17, 2009, $13,000,000 of Tier 2 capital was raised by the Company through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. The Company has the right to call the Subordinated Debentures at any time after three years. On July 23, 2009, the Company's Board of Directors voted to provide $10,000,000 of the net proceeds of the offering to the Bank as additional capital with the remaining proceeds to be used by the Company for general corporate purposes.

The Company did not participate in the U. S. Treasury's Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) based upon the Board's conclusion that it was not in the best long term interest of the Company to do so.

The Company earned $0.317 per basic and $0.317 per diluted common share during 2009 as compared to $0.640 per basic and $0.639 per diluted share for 2008. Return on average shareholders' equity for 2009 was 3.49 percent, compared to
7.11 percent for the year ended December 31, 2008. Return on average assets for the year ended December 31, 2009 was 0.24 percent, compared to 0.50 percent for the year ended December 31, 2008.

Economic or Industry-wide Factors Relevant to Future Performance: Management expects unfavorable economic conditions and weakness in the housing market to continue to adversely affect the performance of the Company in 2010. Conditions are likely to keep the provision for loan losses, non-performing loans, other real estate owned balances and workout related expenses elevated above historic norms during this period. Other factors relevant to future performance include the level of interest rates, the shape (i.e., amount of slope) of the yield curve and liquidity issues affecting the banking industry.

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

8 Monroe Bancorp

--------------------------------------------------------------------------------

continuing growth of the Company's Wealth Management Group, growing other sources of noninterest income, and ensuring that operating controls and procedures are appropriate and effective as the Company grows and becomes more complex.

Management recognizes, and is focused on, controlling the short- and long-term risks created by the interaction of: (1) maintaining a stable level of loans,
(2) attracting stable funding that provides the desired net interest margin, and
(3) maintaining an interest rate risk profile that is as close to neutral as possible or prudent. Presently, loan demand is soft, short term investment opportunities are unattractive, low yielding liquidity is high, and deposit customers are showing a strong liquidity preference due to the low level of interest rates and their expectation for higher rates in the future. The successful management of these factors will be significant to our 2010 results and how well we will be positioned for the possibility of rising rates later this year.

Management believes the Company has significant opportunities as a result of the following:

     o attractiveness of its new locations in the high growth markets near Indianapolis,
     o shortness of the Company's investment portfolio and the size of its liquidity position leaves the Company well positioned in the event of a steepening of the yield curve,
     o limited loan growth opportunities allows Management to fund a higher percentage of the Company's assets with attractive core deposits,
     o    strong wealth management capabilities, and
     o improved retail and commercial sales skills resulting from our continuing focus on the sales and service process.

The Company's business strategies are focused on five major areas:

     o    improving asset quality and strengthening credit processes,
     o    increasing the Company's net interest margin,
     o    managing interest rate risk,
     o    increasing the ratio of noninterest income to net interest income, and
     o    increasing operating efficiency.

Management will continue to measure the Company's overall success in terms of earnings per share growth rate, return on equity, the ratio of non-performing loans to total loans, service quality and staff retention rates.

Critical Accounting Policies
Generally accepted accounting principles require Management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the consolidated financial statements (pages 27-28) and discussion throughout this Management's Discussion and Analysis. Following is a discussion of the Company's critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements. Management has reviewed the application of these policies with the Company's Audit Committee.

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

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on Management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired. Any allowances for impaired loans are determined by the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral. The future cash flows are based on Management's best estimate and are not guaranteed to equal actual future performance of the loan. The Company evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

                                                            2009 Annual Report 9

--------------------------------------------------------------------------------

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

Valuation of Securities: The Company's available for sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available for sale and held to maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security's performance including expected cash flows, the credit worthiness of the issuer and the Company's ability to hold the security to maturity. The credit portion of a decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

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

     o In the "Five-Year Financial Summary" section of this Annual Report (page 6), we report noninterest income and noninterest expense without the effect of unrealized gains and losses on securities in a grantor trust ("rabbi trust") which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses and capital gain dividends on trading securities (mutual funds) held in a rabbi trust in connection with the Company's Directors' and Executives' Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend, interest and capital gain dividend income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors' fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest, dividends and capital gain dividends earned on the securities in the rabbi trust are directly offset by an increase to directors' fee/deferred executive compensation expense. These offsets are included in the line item identified on page 24 of the consolidated financial statements as "Appreciation in directors' and executives' deferred compensation plans." The activity in the rabbi trust has no effect on the Company's net income, therefore, Management believes a more accurate comparison of current and prior year noninterest income and noninterest expense can be made if the trustee fees and rabbi trust realized and unrealized gains, losses, capital gain dividends and offsetting appreciation (depreciation) are removed.

10 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Results of Operations
---------------------

                                                                     Year Ended December 31,
                                       ---------------------------------------------------------------------------------
                                                 $ Change    % Change               $ Change     % Change
                                                   from        from                   from         from
Summary of Operations                    2009      2008        2008         2008      2007         2007          2007
                                       ---------------------------------------------------------------------------------
Net interest income before provision   $23,837   $   236        1.00 %    $23,601   $   562         2.44 %     $23,039
Provision for loan losses ..........    11,850     2,970       33.45        8,880     6,845       336.36         2,035
Net interest income after provision     11,987    (2,734)     (18.57)      14,721    (6,283)      (29.91)       21,004
Other income .......................    11,983     1,950       19.44       10,033      (218)       (2.13)       10,251
Other expense ......................    21,930     1,198        5.78       20,732       106         0.51        20,626
Net income .........................     1,975    (2,004)     (50.36)       3,979    (3,827)      (49.03)        7,806

Per Common Share
Basic earnings per share ...........   $ 0.317   $(0.323)     (50.47)%    $ 0.640   $(0.600)      (48.39)%     $ 1.240
Fully diluted earnings per share ...     0.317    (0.322)     (50.39)       0.639    (0.596)      (48.26)        1.235
Cash dividends per share ...........      0.16     (0.36)     (69.23)        0.52      0.03         6.12          0.49

Ratios Based on Average Balances
Return on assets ...................      0.24 %     N/A      (52.00)%       0.50 %     N/A       (51.92)%        1.04 %
Return on equity ...................      3.49       N/A      (50.91)        7.11       N/A       (51.93)        14.79
------------------------------------------------------------------------------------------------------------------------

Net Income
2009 Compared to 2008
The following discussion relates to the information presented in the preceding table. In 2009, net income decreased $2,004,000 or 50.4 percent from 2008. Management determined the following significant factors affected 2009 net income:

     o Provision for Loan Losses. The provision for loan losses was $11,850,000 in 2009, an increase of $2,970,000 or 33.5 percent over
          2008. With the current economic problems, most notably the continued weakness in the housing market, an increase in the provision expense was necessary to insure adequate coverage of probable losses inherent in the Bank's loan portfolio.

     o Declines in loans, deposits and net interest margin. Loans, excluding loans held for sale, were $584,139,000 at December 31, 2009, a decrease of $45,563,000, or 7.2 percent, over year-end 2008. Total deposits declined $30,925,000, or 4.6 percent, of which $36,641,000 was a decline in interest-bearing deposits. Noninterest-bearing deposits increased $5,716,000 or 6.8 percent. The tax-equivalent net interest margin as a percent of average interest-earning assets decreased to 3.15 percent in 2009 from 3.30 percent in 2008.

     o Federal Deposit Insurance Corporation assessment. Federal Deposit Insurance Corporation assessment expense increased $1,004,000, or
          208.7 percent related to the new insurance assessment methodology set forth in the Federal Deposit Insurance Reform Act of 2005 ("FDIC Act"). The FDIC Act allocated credits to the Bank that could be applied toward quarterly FDIC assessments. The Bank's credits were depleted in the first quarter of 2008 which resulted in the increased expense.

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

                                                           2009 Annual Report 11

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Net Interest Income
Net interest income is the primary source of the Company's earnings. It is a function of net interest margin and the level of average earning assets.

The table below summarizes the Company's asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2009. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

                                       Tax-                       Tax-
                                 equivalent                 equivalent         Tax-     Net Interest
          Interest   Interest  Net Interest     Earning   Net Interest   equivalent      Income (not
            Income    Expense        Margin      Assets         Income   Adjustment  Tax-equivalent)
          ------------------------------------------------------------------------------------------
2009         4.79%      1.64%         3.15%    $766,456       $ 24,132     $    295         $ 23,837
2008         5.86%      2.56%         3.30%    $736,903       $ 24,318     $    717         $ 23,601
2007         6.99%      3.62%         3.37%    $703,675       $ 23,735     $    696         $ 23,039

2009 Compared to 2008
The net interest margin decreased to 3.11 percent in 2009 from 3.20 percent in 2008. Adjusting for tax-exempt income and expense, as discussed in the "Non-GAAP Financial Measures" section and detailed in the "Reconciliation of GAAP Net Interest Margin to Non-GAAP Net Interest Margin on a Tax-Equivalent Basis" on page 6, the tax-equivalent net interest margin decreased to 3.15 percent in 2009 from 3.30 percent in 2008. The fifteen basis point decline was largely a result of the $624,000 of interest expense for the subordinated debt issued in July 2009 and the increase in non-accrual loan balances, which decreased the tax-equivalent net interest margin by approximately eight basis points and three basis points, respectively, in 2009. The change in tax-equivalent net interest margin in 2008 (3.30 percent) from 2007 (3.37 percent) was a seven basis point decrease.

Overall decreases in rates on interest bearing assets compared to decreases in rates on interest bearing liabilities were not evenly matched. In 2009, the tax-equivalent yield on interest-earning assets decreased 107 basis points while the cost of interest-bearing liabilities decreased 92 basis points, resulting in a fifteen basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans decreased by 76 basis points, yields on securities decreased 196 basis points and yields on interest-bearing deposits and borrowings decreased by 104 basis points.

2008 Compared to 2007
The net interest margin decreased to 3.20 percent in 2008 from 3.27 percent in 2007. Adjusting for tax-exempt income and expense, as discussed in the "Non-GAAP Financial Measures" section and detailed in the "Reconciliation of GAAP Net Interest Margin to Non-GAAP Net Interest Margin on a Tax-Equivalent Basis" on page 6, the tax-equivalent net interest margin decreased to 3.30 percent in 2008 from 3.37 percent in 2007. The seven basis point decrease in the tax-equivalent net interest margin in 2008 is similar to the five basis point decrease that took place between 2006 (3.42 percent) and 2007 (3.37 percent). The tax-equivalent net interest margin was affected in 2008 by the increase in loans being placed on non-accrual during the year.

Overall decreases in rates on interest bearing assets compared to decreases in rates on interest bearing liabilities were not evenly matched. In 2008, the tax-equivalent yield on interest-earning assets decreased 113 basis points while the cost of interest-bearing liabilities decreased 106 basis points, resulting in a seven basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans decreased by 132 basis points, yields on securities decreased eight basis points and yields on interest-bearing deposits and borrowings decreased by 122 basis points.

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

12 Monroe Bancorp

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

Management uses several techniques to measure interest rate risk. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in the net economic value (Economic Value of Equity or EVE) of its cash flows from assets and liabilities in the event of hypothetical changes in interest rates. Management also forecasts the net interest income that the Company's current balance sheet would yield over the next twelve months assuming the same hypothetical changes in interest rates. A third method used by the Company to measure interest rate risk is an interest rate sensitivity gap analysis. The gap analysis is utilized to quantify the repricing characteristics of the Company's assets and liabilities.

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

The following charts summarize the results of Management's forecast of net interest income that would be generated by the Company's December 31, 2009 and December 31, 2008 balance sheets under a variety of sudden and sustained interest rate changes (shocks). The 2008 analysis includes shocks that range from an increase of two percent (200 basis points) to a decrease of two percent (200 basis points). Due to current economic conditions, Management felt that more extreme upward rate shocks should be performed as part of the December 2009 analysis. Accordingly, the December 2009 analysis includes the shocks that were performed for year-end 2008 and adds both a three and four percent (300 and 400 basis point) upward rate shock. In all cases, the shocks do not reflect any steps that Management might take to counteract that change.

The Company's Board of Directors adopted an interest rate risk policy which established a 20 percent maximum increase or decrease in net interest income in the event of a sudden and sustained two percent (200 basis point) increase or decrease in interest rates.


           Projected Change in Net Interest Income - December 31, 2009
--------------------------------------------------------------------------------
                     Projected Net Interest           $ Change
                            Income Over the    in Net Interest    % Change in
Change in Interest       Next Twelve Months             Income   Net Interest
Rate (basis points)          (in thousands)     (in thousands)         Income
--------------------------------------------------------------------------------
              +400                 $ 19,907          $ (2,658)       (11.78)%
              +300                   20,610            (1,955)        (8.66)
              +200                   21,317            (1,248)        (5.53)
              +100                   21,814              (751)        (3.33)
                 0                   22,565                 0             0
              -100                   22,813               248          1.10
              -200                   22,303              (262)        (1.16)


           Projected Change in Net Interest Income - December 31, 2008
--------------------------------------------------------------------------------
                     Projected Net Interest           $ Change
                            Income Over the    in Net Interest    % Change in
Change in Interest       Next Twelve Months             Income   Net Interest
Rate (basis points)          (in thousands)     (in thousands)         Income
--------------------------------------------------------------------------------
              +200                 $ 24,437          $ (1,438)        (5.56)%
              +100                   24,867            (1,008)        (3.90)
                 0                   25,875                 0             0
              -100                   26,449               574          2.22
              -200                   26,465               590          2.28


The analysis of the two periods indicates that the Company's balance sheet continues to have a relatively low interest rate risk.

                                                           2009 Annual Report 13

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

While many balance sheet and interest rate factors contribute to the modeled results, the primary factors are the relative level of interest rates and the fact that the Company remains liability sensitive. The liability sensitivity can be seen in the difference in interest bearing assets and liabilities that are subject to repricing over the twelve-month horizon. The gap between assets and liabilities that reprice within one year was $118,513,000 at December 31, 2009 and $206,409,000 at December 31, 2008. Being liability sensitive suggests that the Company's net interest income would decline if rates were to rise over the next twelve months. The reason the decline is fairly minimal (5.53 percent if rates increase 200 basis points) is because many of the Company's repricing liabilities have rates that are administratively set by the Company as opposed to being tied to a specific index.

Interest Rate Sensitivity

                                                                        At December 31, 2009
                                             --------------------------------------------------------------------------
                                             1 - 90 Days     91 - 365 Days     1 - 5 Years   Over 5 Years       Total
                                             --------------------------------------------------------------------------
Rate-Sensitive Assets:
    Federal funds sold .................      $  14,154        $    --          $    --        $    --        $  14,154
    Investment securities ..............         33,758              868           66,685         19,939        121,250
    Loans ..............................        189,589          127,666          252,480         17,630        587,365
    Federal Home Loan Bank stock .......          2,353             --               --             --            2,353
    Interest-earning deposits ..........         21,583             --               --             --           21,583
                                              ---------        ---------        ---------      ---------      ---------
        Total rate-sensitive assets ....      $ 261,437        $ 128,534        $ 319,165      $  37,569      $ 746,705
                                              ---------        ---------        ---------      ---------      ---------

Rate-Sensitive Liabilities:
    Interest-bearing deposits ..........      $ 313,167        $ 133,226        $  97,418      $     410      $ 544,221
    Borrowings .........................         61,942              149           24,200         19,765        106,056
                                              ---------        ---------        ---------      ---------      ---------
        Total rate-sensitive liabilities      $ 375,109        $ 133,375        $ 121,618      $  20,175      $ 650,277
                                              ---------        ---------        ---------      ---------      ---------

Interest rate sensitivity gap by period       $(113,672)       $  (4,841)       $ 197,547      $  17,394      $  96,428
Cumulative rate sensitivity gap ........       (113,672)        (118,513)          79,034         96,428           --
Cumulative rate sensitivity gap ratio
    (as a percentage of earning assets)
    at December 31, 2009 ...............         (15.22)%         (15.87)%          10.58 %        12.91 %

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

Cash Requirements
Management believes that the Company has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by the Company retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of the Company to borrow from the Federal Home Loan Bank of Indianapolis ("FHLB") and to obtain brokered certificates of deposit. FHLB advances were $17,371,000 at December 31, 2009 compared to $25,523,000 at December 31, 2008. At December 31, 2009, the Company had excess borrowing capacity at the FHLB of $48,660,000 based on

14 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

collateral. In terms of managing the Company's liquidity, Management's primary focus is on increasing deposits to fund future growth. The Company also uses brokered certificates of deposit as a source of longer-term funding. At December 31, 2009, the Company had $46,201,000 of brokered certificates of deposit on its balance sheet compared to $66,101,000 at December 31, 2008.

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

                                                           Less than                                 More than
Contractual Obligations                          Total        1 Year     1-3 Years     3-5 Years       5 Years
--------------------------------------------------------------------------------------------------------------
Time deposits ..........................      $279,193      $181,365      $ 88,216      $  9,202      $    410
Long-term debt obligations (1) .........        44,127           162         8,386         7,566        28,013
Capital lease obligations (2) ..........          --            --            --            --            --
Operating lease obligations ............           497           296           160            41          --
Purchase obligations ...................         1,189           555           634          --
Other long-term liabilities reflected on
    the balance sheet under GAAP (2) ...          --            --            --            --            --
                                              --------      --------      --------      --------      --------
     Total .............................      $325,006      $181,823      $ 97,317      $ 17,443      $ 28,423
                                              ========      ========      ========      ========      ========

(1) FHLB advances, loans sold under repurchase agreements, trust preferred debenture and subordinated debenture
(2)  None

At the bank holding company level, the Company primarily uses cash to pay dividends to shareholders. Historically, the main source of funding for the holding company is dividends from the Bank. During 2009, 2008 and 2007 the Bank declared dividends to the holding company of $2,266,000, $3,568,000 and $4,769,000, respectively. As of January 1, 2010, the amount of dividends the Bank can pay to the parent company without prior regulatory approval was $1,368,000, versus $4,317,000 at January 1, 2009. As discussed in Note 12 to the consolidated financial statements and Item 1 of Form 10-K, the Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page 26 may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Company will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2009, the Company had $817,000 of short-term public fund certificates of deposit compared to $28,388,000 of these deposits as of December 31, 2008.

The Company determined a higher level of liquidity was prudent during 2009 and maintained an average balance of $27,388,000 in Fed Funds sold (funds invested overnight with correspondent banks) during 2009 compared to $8,754,000 during 2008. The average yield on Fed Funds sold for 2009 was 0.14 percent. The Company maintained an elevated Fed Funds position in 2009 due to uncertainties in the banking industry but anticipates a positive impact when the position is lowered as financial market conditions stabilize.

The Company opened two full-service banking centers in Plainfield and Avon (Hendricks County) in December 2007 and January 2008, respectively. The cost (building, furniture, equipment and land) of the Plainfield and Avon banking centers were $2,656,000 and $2,598,000, respectively. The Company also opened a full-service banking center in Noblesville (Hamilton County) in September 2008 at a cost (building, furniture, equipment and land) of $2,891,000. The Company did not purchase any additional land in 2009 and does not anticipate buying land in 2010 but may purchase parcels of land for new banking centers in Central

                                                           2009 Annual Report 15

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Indiana in the future. The Company anticipates using existing capital resources to purchase any additional parcels of land or build future banking centers, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash
The following discussion relates to the Consolidated Statements of Cash Flows (page 26). During 2009, $7,756,000 of cash was provided by operating activities, compared to $13,007,000 during the same period in 2008. The decrease in cash provided in 2009 was primarily a result of the net change in interest receivable and other assets. During 2009, $37,722,000 was provided by investing activities, compared to $55,756,000 used in investing activities in 2008. The increase in cash provided in 2009 primarily resulted from net loan reductions. In 2009, $19,068,000 of cash was used in financing activities, primarily from decreases in certificates of deposit offset by increases in noninterest-bearing, interest-bearing demand and savings deposits compared to $40,830,000 provided in 2008, primarily from increases in certificates of deposit and net proceeds from Federal Home Loan Bank advances. Overall, net cash and cash equivalents increased $26,410,000 in 2009 compared to a decrease of $1,919,000 in 2008.

Other Income and Expense
-----------------------

                                                                         Year Ended December 31,
                                                       ------------------------------------------------------------
                                                                   % Change                  % Change
                                                           2009   from 2008          2008   from 2007          2007
                                                       ------------------------------------------------------------
Other Income
  Service charges and fees on deposit accounts ....    $  3,477       (8.40)%    $  3,796        3.15 %    $  3,680
   Fiduciary activities ...........................       2,313       (3.10)        2,387        6.42         2,243
   Commission income ..............................         872       (0.23)          874       (3.96)          910
   Gains on sales of available for sale securities        2,146      125.66           951   95,000.00             1
   Gains (losses) on sales of trading securities ..        (201)  (1,646.15)           13      (72.92)           48
   Unrealized gains (losses) on trading securities          518     (161.45)         (843)  (5,058.82)           17
   Net gains on loan sales ........................       1,364       94.03           703      (13.95)          817
   Debit card interchange .........................       1,178        7.29         1,098       15.58           950
   Net gain (loss) on foreclosed assets ...........        (906)     300.88          (226)  (3,328.57)            7
   Other operating income .........................       1,222       (4.53)        1,280      (18.88)        1,578
                                                       --------                  --------                  --------
          Total other income ......................    $ 11,983       19.44      $ 10,033       (2.13)     $ 10,251
                                                       ========                  ========                  ========

Other Expense
   Salaries and employee benefits .................    $ 11,562       (5.93)%    $ 12,291        1.31 %    $ 12,132
   Occupancy and equipment ........................       3,652        8.27         3,373        8.81         3,100
   Advertising ....................................         536      (25.97)          724        8.55           667
   Appreciation (depreciation) in directors' and
   executives' deferred compensation plans ........         364      151.49          (707)    (364.79)          267
   Legal fees .....................................         435      (23.14)          566         --            566
   Federal Deposit Insurance Corporation assessment       1,485      208.73           481      597.10            69
   Other ..........................................       3,896       (2.70)        4,004        4.68         3,825
                                                       --------                  --------                  --------
          Total other expense .....................    $ 21,930        5.78      $ 20,732        0.51      $ 20,626
                                                       ========                  ========                  ========

Other Income

2009 Compared to 2008
Other income increased $1,950,000, or 19.4 percent, to $11,983,000 compared to $10,033,000 in 2008. This increase occurred primarily due to the following reasons:

     o Gains of $2,146,000 were realized from sales of available for sale securities during 2009 compared to $951,000 in 2008. There was $518,000 of unrealized gains in the directors' and executives' rabbi trust deferred compensation plan in 2009 compared to $843,000 of unrealized losses in 2008. The rabbi trust is discussed in greater detail on page 10.
     o Net gains on loan sales increased by $661,000, or 94.0 percent during 2009. This increase resulted primarily from strong residential mortgage refinancing activity due to the low interest rate market.

The increases noted above more than offset the increased losses on repossessions and foreclosed assets (included as an offset to Other Income) which totaled $906,000 in 2009 compared to losses of $226,000 in 2008. This decrease to income resulted primarily from declines in market values in the residential housing market and declining general economic conditions during the Company's holding period for these assets.

16 Monroe Bancorp

--------------------------------------------------------------------------------

2008 Compared to 2007
Other income decreased $218,000, or 2.1 percent, to $10,033,000 compared to $10,251,000 in 2007. This decrease occurred primarily due to the following reasons:

     o Gains of $951,000 were realized from sales of available for sale securities during 2009 compared to $1,000 in 2008. These gains were offset by unrealized losses of $843,000 in the directors' and executives' rabbi trust deferred compensation plan compared to unrealized gains of $17,000 in 2007. The rabbi trust is discussed in greater detail on page 10.
     o Losses on the sale of repossessions and foreclosed assets (included as an offset to Other Income) totaled $226,000 in 2008 compared to gains of $7,000 in 2007. This decrease to income resulted primarily from declines in market values in the residential housing market and declining general economic conditions during the Company's holding period for these assets.
     o Official check fee income (included in Other Income) decreased by $142,000, or 65.1 percent during 2008. This decrease resulted from a decline in the reimbursement rate that the Company received from its official check provider. Due to this decline and other market considerations, the Company initiated a change of its official check fee process in December 2008.
     o Net gains on loan sales decreased by $114,000, or 14.0 percent during 2008. This decrease resulted from a decline in the residential mortgage activity due to the depressed housing market.

The decreases mentioned above more than offset a $148,000, or 15.6 percent increase in income from debit card fee income due to increased debit card use and a $116,000, or 3.2 percent increase in service charges on deposit accounts primarily due to increased overdraft activity.

Other Expense

2009 Compared to 2008
Other expense increased $1,198,000, or 5.8 percent, to $21,930,000 for 2009 compared to $20,732,000 for 2008. The increase in other expense occurred primarily due to the following reasons:

     o Federal Deposit Insurance Corporation assessment expense increased $1,004,000, or 208.7 percent related to the new insurance assessment methodology set forth in the FDIC Act.
     o Appreciation in the value of the directors' and executives' rabbi trust deferred compensation plan was $364,000 in 2009 compared to a decline in value of $707,000 in 2008. The rabbi trust is discussed in greater detail on page 10.
     o Occupancy expense increased $279,000, or 8.3 percent largely due to the full year impact of a new full-service banking center opened in September of 2008 and increased property taxes.

These increases were partially offset by a $729,000, or 5.9 percent decrease in salaries and employee benefits due to a reduction in staff levels and the reduction and elimination of certain incentive plans.

2008 Compared to 2007
Other expense increased $106,000, or 0.5 percent, to $20,732,000 for 2008 compared to $20,626,000 for 2007. The increase in other expense occurred primarily due to the following reasons:

     o Federal Deposit Insurance Corporation assessment expense increased $412,000, or 597.1 percent related to the new insurance assessment methodology set forth in the FDIC Act.
     o Occupancy expense increased $273,000, or 8.8 percent due to the opening of three new full-service banking centers, one in December 2007, the second in January 2008, and the third in September 2008.
     o Salaries and employee benefits increased by $159,000, or 1.3 percent. Benefits expense increased $302,000, or 48.5 percent primarily due to a $299,000 increase in the expense of the Company's health insurance plan due to an increase in claims compared to 2007. Salary expense increased by $122,000 (1.4 percent), primarily the result of adding staff for the new Plainfield, Avon and Noblesville full-service banking centers. Commissions and incentives decreased by $257,000, or
          15.4 percent because the net income threshold necessary to trigger various bonus payments was not met.

These increases were partially offset by a $707,000 decline in the value of the directors' and executives' rabbi trust deferred compensation plan, discussed in greater detail on page 10.

Income Taxes

The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major differences, detailed in Note 9 on page 34 of the Notes to the Consolidated Financial Statements, between the effective tax rate applied to the Company's financial statement income and the federal and state statutory rate of approximately 40

                                                           2009 Annual Report 17

--------------------------------------------------------------------------------

percent are interest on tax-exempt securities, the Bank's investment in CBAI CDE III, LLC, and the increase in cash surrender value of the Bank's owned life insurance.

The deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. The net deferred tax asset was $6,019,000 at December 31, 2009, an increase of $1,808,000 or 42.9% compared to $4,211,000 at December 31, 2008. The increase in the net deferred tax asset was primarily due to timing differences in the amount of provision for loan loss that was expensed in 2009 compared to the charge-offs experienced. Management estimates charge-offs in future periods will exceed provision for loan loss expense and the Company's projected future taxable income will enable the Company to utilize the net deferred tax asset. In 2009, the Company recorded a deferred tax asset valuation allowance of $179,000 to reduce deferred state tax assets to the amount Management concluded was expected to be utilized in future periods. The Company adjusts its unrecognized tax benefits as necessary when additional information becomes available. The reassessment of the Company's unrecognized tax benefits may have a material impact on its effective tax rate in the period in which it occurs.

The Company's effective tax rate was 3.2 percent, 1.1 percent, and 26.6 percent in 2009, 2008 and 2007, respectively. The tax rate decreased in 2009 and 2008 because tax-exempt income has become an increasingly larger percentage of total pre-tax income.

Off-Balance Sheet Arrangements

The Company incurs off-balance sheet risks in the normal course of business in order to meet the financing needs of its customers. These risks derive from commitments to extend credit and standby letters of credit. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. See Note 11 to the Consolidated Financial Statements for additional details on the Company's off-balance sheet arrangements.

Financial Condition

Overview
Total assets decreased to $802,451,000 at December 31, 2009, a 2.1 percent decrease from $819,799,000 at December 31, 2008, with the majority of this decline occurring in the loan portfolio.

Securities
Securities (trading and investment) owned by the Company decreased to $121,250,000 at December 31, 2009, from $121,530,000 at December 31, 2008, a decrease of $280,000, or 0.2 percent.

Loans
Loans (excluding loans held for resale) decreased to $584,139,000 at December 31, 2009, which was $45,563,000, or 7.2 percent lower than at December 31, 2008. The largest decreases occurred in the commercial construction and land development portfolio which decreased $16,989,000, or 22.3 percent and the commercial line of credit portfolio which decreased $12,029,000, or 24.7 percent. Central Indiana market loans decreased $17,449,000 during 2009, while loans in the Bank's core market of Monroe County and its surrounding counties decreased by $28,114,000. Commercial real estate loans are the largest segment of the loan portfolio. During 2009, the Company sold $93,490,000 of fixed- and variable-rate mortgages compared to $44,230,000 in 2008.

Asset Quality and Provision for Loan Losses
The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch list" and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively and Management's estimation of probable incurred losses in the loan portfolio. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions. A complete discussion of this process is contained in the Critical Accounting Policies on pages 9-10 and Note 1 of the Notes to Consolidated Financial Statements on pages 27-28.

Loans on the watch list tend to be more dependent on collateral if the borrower's repayment capacity is diminished and the Bank devotes additional attention to revaluing the collateral as appropriate in assessing the probability of loss. When a loan is downgraded and placed on the watch list, a new valuation is completed. This valuation is generally an externally prepared appraisal from a licensed appraiser, but in some cases it may be an internal evaluation based on market comparables, tax assessment data, or for income producing properties, internal value estimates based on net operating income with a capitalization rate appropriate for the property type and location.

18 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                     12/31/2009  12/31/2008
                                                    ------------------------
Total Loans (including loans held for sale) $ .....    $587,365    $633,091
Number of Watch List Customers ....................          69          52
Total Watch List Loans $ ..........................      76,208      59,172
Total Watch List $ > 30 Days Past Due .............      32,728      14,751
Total Watch List $ Customers Secured by Real Estate      71,450      55,507
Total Watch List $ Secured by Non R/E .............       3,103       3,268
Total Watch List $ Unsecured ......................       1,655         397

As of December 31, 2009, 57.1 percent of the watch list exposure was less than thirty days past due, compared to 75.1 percent as of December 31, 2008. Of the $76,208,000 of loans on the watch list on December 31, 2009, $55,303,000 (72.6 percent) were originated out of the Central Indiana (greater Indianapolis) offices.

The chart that follows provides details of watch list loans by collateral type.

                                                          Total Bank                  % on                Total $
                                                               Owned       Watch     Watch        Non   > 30 Days
                                                             Balance        List      List    Accrual        Late
                                                          -------------------------------------------------------
Total Loans at 12/31/09 ................................    $587,365    $ 76,208      13.0%  $ 20,603    $ 38,843
Participations Sold and Loans in Process ...............       5,572        --      --           --          --
                                                            --------    --------             --------    --------
   Loans Analyzed Below: ...............................    $581,793    $ 76,208      13.1%  $ 20,603    $ 38,843
                                                            ========    ========             ========    ========

Secured by Real Estate
----------------------

Construction & Development
Spec 1-4  Residential Construction .....................    $ 13,435    $  8,414      62.6%  $  2,214    $  3,234
Pre Sold 1-4 Residential Construction ..................       1,402         861      61.4%      --           738
Land Development Residential ...........................      32,312      25,679      79.5%     5,453       5,453
                                                            --------    --------             --------    --------
  Total 1-4 Residential Construction and Development: ..      47,149      34,954      74.1%     7,667       9,425
                                                            --------    --------             --------    --------

Other CRE Owner Occupied Construction ..................       1,471        --      --           --          --
Other CRE Non-Owner Occupied Construction ..............      10,790        --      --           --          --
Land Development Commercial ............................       1,450         328      22.6%       328         328
                                                            --------    --------             --------    --------
  Total Commercial Construction and Development: .......      13,711         328       2.4%       328         328
                                                            --------    --------             --------    --------

    Total Construction and Development: ................      60,860      35,282      58.0%     7,995       9,753
                                                            --------    --------             --------    --------

1-4 Family
1-4 Family Owner Occupied ..............................      77,596       1,744       2.2%       132       1,618
1-4 Family Non-Owner Occupied (Rental & Other) .........      50,471       3,711       7.4%       602       3,613
                                                            --------    --------             --------    --------
  Total 1-4 Family: ....................................     128,067       5,455       4.3%       734       5,231
                                                            --------    --------             --------    --------

Multi Family - Other than Construction .................      87,288       4,891       5.6%     2,902       4,696
                                                            --------    --------             --------    --------

Other CRE Owner Occupied - Other Than Construction .....      95,591      11,265      11.8%       607       2,349
Other CRE Non-Owner Occupied - Other Than Construction .     111,821      11,726      10.5%     6,934      11,985
Other CRE Non-Development Land - Other Than Construction      10,894       2,831      26.0%     1,127       1,208
                                                            --------    --------             --------    --------
  Total Other CRE Loans - Other Than Construction: .....     218,306      25,822      11.8%     8,668      15,542
                                                            --------    --------             --------    --------

                                                            --------    --------             --------    --------
      Total Secured by Real Estate: ....................    $494,521    $ 71,450      14.4%  $ 20,299    $ 35,222
                                                            ========    ========             ========    ========

Other Secured Loans
-------------------

Business Assets ........................................    $ 51,627    $  3,076       6.0%  $    279    $  2,798
Consumer Products ......................................      10,416          27       0.3%        25         198
Financial Assets .......................................      10,702        --         0.0%      --           237
                                                            --------    --------             --------    --------
  Total Other Secured Loans: ...........................    $ 72,745    $  3,103       4.3%  $    304    $  3,233
                                                            ========    ========             ========    ========

Unsecured Loans
---------------

Unsecured Loans ........................................    $ 14,527    $  1,655      11.4%  $   --      $    388
                                                            ========    ========             ========    ========

                                                           2009 Annual Report 19

--------------------------------------------------------------------------------

As of December 31, 2009, the Company had little or no exposure to option adjustable rate mortgage products, subprime loans or purchase money loans with teaser rates. In addition, the Company's exposure to junior mortgages is generally limited to products secured by Owner Occupied 1-4 Family Residential properties. This exposure consists of $22,446,000 in funded balances with an additional unfunded commitment of $13,185,000 of which $457,000 of the funded balance was on the watch list and $245,000 was greater than thirty days past due as of December 31, 2009. As a matter of policy, the Company does not make loans in excess of supervisory limits except under unusual circumstances with a higher level of internal oversight and approval required.

At December 31, 2009, impaired loans totaled $25,141,000, a significant increase from $16,449,000 at December 31, 2008. An allowance for losses was not deemed necessary for impaired loans totaling $14,610,000 because full repayment of principal and interest was expected, but an allowance of $3,075,000 was recorded for the remaining balance of impaired loans of $10,531,000.

Net loans charged off during 2008 were $7,766,000 or 1.26 percent of average loans compared to $4,362,000 or 0.72 percent of average loans in 2008. At December 31, 2008, non-performing assets (non-accrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $25,424,000, or 3.17 percent of total assets, a $6,644,000 increase from $18,780,000, or 2.29 percent of total assets at December 31, 2008.

At December 31, 2009, the allowance for loan losses was $15,256,000, up from $11,172,000 at year-end 2008. The 2009 provision for loan losses was $11,850,000, a $2,970,000 increase from the $8,880,000 provision taken in 2008.
Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, the Company's entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. The Company's ratio of allowance for loan losses to total portfolio loans at year-end 2009 was 2.61 percent, up from 1.77 percent at December 31, 2008. Management believes the reserve is adequate to cover the loss exposure inherent to the loan portfolio. Additional details of the allowance for loan losses are disclosed in Note 5 on pages 31-32 of the Notes to the Consolidated Financial Statements.

Other Real Estate Owned

Other real estate owned ("OREO") was $3,768,000 at December 31, 2009, an increase of $511,000, or 15.7 percent compared to $3,257,000 at December 31, 2008. The year-end 2009 OREO balance was comprised of $2,985,000 of commercial and residential real estate development, $323,000 of 1-4 family non-owner occupied residential real estate and $460,000 of commercial real estate. Gains or losses on sales and adjustments of the fair market value of OREO due to subsequent appraisals are included as a gain or loss on foreclosed assets in Other Income.

Deposits
Deposits were $634,254,000 at December 31, 2009, a decrease of $30,925,000, or
4.6 percent compared to $665,179,000 on December 31, 2008. Year-end balances can skew the reduction in deposits, so changes in average December balances will be discussed. Average deposits for December 2009 were $647,640,000 compared to $680,661,000 in December 2008, a decrease of $33,021,000. Average retail and public certificates of deposits ($100,000 and over) were $88,081,000 in December 2009 compared to $127,336,000 in December 2008, a decrease of $39,255,000.
Average brokered CDs decreased $19,900,000 from an average of $66,101,000 in December 2008 to an average of $46,201,000 in December 2009. Average NOW and money market deposits were $260,089,000 in December 2009 compared to 229,280,000 in December 2008, an increase of $30,809,000. The Company introduced the Certificate of Deposit Account Registry Service ("CDARS") program in September 2008. This program offers customers access to multi-million dollar FDIC insurance on their certificate of deposit balances up to $50 million per customer. This program has been beneficial to customers who have sought alternative ways to insure funds that exceed FDIC maximums. Average CDARS deposits were $7,352,000 in December 2009, a decrease of $10,288,000 from the $17,640,000 average in December 2008. While generating core deposits remains a priority, Management uses the brokered CD market as an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of the Company's funds. Complete details of growth by account type are disclosed in
Note 7 on page 33 of the Notes to the Consolidated Financial Statements.

Borrowings
Aside from the core deposit base and large denomination certificates of deposit (including brokered CDs) mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, which mature daily, FHLB advances, a trust preferred debenture, a Subordinated Debenture and loans sold under agreements to repurchase.

At December 31, 2009, repurchase agreements were $61,929,000, compared to $59,404,000 at December 31, 2008. FHLB advances totaled $17,371,000 at December 31, 2009 compared to $25,523,000 at December 31, 2008. The Company issued trust preferred securities during 2007 and the aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Company also issued trust preferred securities during 2006 and the aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. In 2009, the Company raised $13,000,000 through the issuance of Subordinated Debentures of which $10,000,000 was provided to the Bank as additional capital with the remaining proceeds to be used by the Company for general corporate purposes.

20 Monroe Bancorp

--------------------------------------------------------------------------------

Capital
The Company's and Bank's capital strength continues to exceed regulatory minimums and the Bank is considered to be "well-capitalized" as defined by its regulatory agencies. The Company's Tier 1 capital-to-average assets ratio (leverage ratio) was 7.5 percent at December 31, 2009 and 7.7 percent at year-end 2008. At December 31, 2009, the Company had a Tier 1 risk-based capital ratio of 10.4 percent and total risk-based capital percentage of 13.9 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent. Complete details of the Company's capital ratios are disclosed in Note 13 on pages 37-38 of the Notes to the Consolidated Financial Statements.

On July 17, 2009, $13,000,000 of Tier 2 capital was raised through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. The Company has the right to call the Subordinated Debentures at any time after three years. The Subordinated Debentures were issued pursuant to the prospectus filed as part of the Company's registration statement under the Securities Act of 1933. On July 23, 2009, the Company's Board of Directors voted to provide $10,000,000 of the net proceeds of the offering to the Bank as additional capital with the remaining proceeds to be used by the Company for general corporate purposes.

Refer to the Liquidity section (pages 14-16) of this Management's Discussion and Analysis for a discussion of the Company's 2009 and planned 2010 building and remodeling projects. Management believes the Company can maintain its "well-capitalized" rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.






                                                           2009 Annual Report 21

Report of Independent Registered Public Accounting Firm
--------------------------------------------------------------------------------

Audit Committee, Board of Directors and Stockholders
Monroe Bancorp
Bloomington, Indiana


We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2009, and 2008, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in 2009. Our 2009 audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2009, and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the Unites States of America.






BKD, LLP

Indianapolis, Indiana
March 15, 2010

22 Monroe Bancorp

Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                           December 31,
                                                                    -----------------------
                                                                         2009          2008
                                                                    -----------------------
Assets
Cash and due from banks ........................................    $  14,394     $  11,552
Federal funds sold .............................................       14,154         8,663
Interest-earning deposits ......................................       21,583         3,506
                                                                    ---------     ---------
     Total cash and cash equivalents ...........................       50,131        23,721

Trading securities, at fair value ..............................        3,385         2,981
Investment securities
     Available for sale ........................................      110,813       113,495
     Held to maturity (fair value of $7,059 and $5,135) ........        7,052         5,054
                                                                    ---------     ---------
          Total investment securities ..........................      117,865       118,549

Loans ..........................................................      584,139       629,702
     Less:  Allowance for loan losses ..........................      (15,256)      (11,172)
                                                                    ---------     ---------
          Loans, net of allowance for loan losses ..............      568,883       618,530
Loans held for sale ............................................        3,226         3,389
Premises and equipment .........................................       19,879        20,750
Federal Home Loan Bank of Indianapolis stock, at cost ..........        2,353         2,312
Other assets ...................................................       36,729        29,567
                                                                    ---------     ---------
                      Total Assets .............................    $ 802,451     $ 819,799
                                                                    =========     =========

Liabilities
Deposits
     Noninterest-bearing .......................................    $  90,033     $  84,317
     Interest-bearing ..........................................      544,221       580,862
                                                                    ---------     ---------
          Total deposits .......................................      634,254       665,179

Borrowings .....................................................      106,056        93,203
Other liabilities ..............................................        5,939         5,496
                                                                    ---------     ---------
                      Total Liabilities ........................      746,249       763,878

Commitments and Contingent Liabilities

Shareholders' Equity
Common stock, no-par value
    Authorized, 18,000,000 shares
    Issued and outstanding - 6,227,550 shares ..................          137           137
Additional paid-in capital .....................................        4,391         4,419
Retained earnings ..............................................       51,607        50,628
Accumulated other comprehensive income .........................           89           817
Unearned ESOT shares ...........................................          (22)          (80)
                                                                    ---------     ---------
                      Total Shareholders' Equity ...............       56,202        55,921
                                                                    ---------     ---------
                      Total Liabilities and Shareholders' Equity    $ 802,451     $ 819,799
                                                                    =========     =========

See notes to consolidated financial statements.

                                                           2009 Annual Report 23

Consolidated Income Statements
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                                    Year Ended December 31,
                                                                                         -------------------------------------------
                                                                                                2009            2008            2007
                                                                                         -------------------------------------------
      Interest Income
Loans receivable ....................................................................    $    33,602     $    37,194     $    42,358
Investment securities
     Taxable ........................................................................          2,116           3,561           4,051
     Tax exempt .....................................................................            562           1,240           1,241
     Trading ........................................................................             60             106             117
Federal funds sold ..................................................................             37             177             599
Other interest income ...............................................................             64             184             108
                                                                                         -----------     -----------     -----------
                    Total interest income ...........................................         36,441          42,462          48,474
                                                                                         -----------     -----------     -----------

      Interest Expense
Deposits ............................................................................         10,496          16,692          21,639
Borrowings ..........................................................................          2,108           2,169           3,796
                                                                                         -----------     -----------     -----------
                    Total interest expense ..........................................         12,604          18,861          25,435
                                                                                         -----------     -----------     -----------

     Net Interest Income ............................................................         23,837          23,601          23,039
Provision for loan losses ...........................................................         11,850           8,880           2,035
                                                                                         -----------     -----------     -----------
     Net Interest Income After Provision for Loan Losses ............................         11,987          14,721          21,004
                                                                                         -----------     -----------     -----------

     Other Income
Fiduciary activities ................................................................          2,313           2,387           2,243
Service charges on deposit accounts .................................................          3,477           3,796           3,680
Commission income ...................................................................            872             874             910
Gains on sales of available for sale securities .....................................          2,146             951               1
Gains (losses) on sales of trading securities .......................................           (201)             13              48
Unrealized gains (losses) on trading securities .....................................            518            (843)             17
Net gains on loan sales .............................................................          1,364             703             817
Debit card interchange ..............................................................          1,178           1,098             950
Bank owned life insurance (BOLI) ....................................................            641             552             489
Net gain (loss) on foreclosed assets ................................................           (906)           (226)              7
Other income ........................................................................            581             728           1,089
                                                                                         -----------     -----------     -----------
                    Total other income ..............................................         11,983          10,033          10,251
                                                                                         -----------     -----------     -----------

     Other Expenses
Salaries and employee benefits ......................................................         11,562          12,291          12,132
Net occupancy and equipment expense .................................................          3,652           3,373           3,100
Director and committee fees .........................................................            171             184             195
Appreciation (depreciation) in directors' and executives' deferred compensation plans            364            (707)            267
Legal fees ..........................................................................            435             566             566
Advertising .........................................................................            536             724             667
Federal Deposit Insurance Corporation assessment ....................................          1,485             481              69
Other expense .......................................................................          3,725           3,820           3,630
                                                                                         -----------     -----------     -----------
                    Total other expenses ............................................         21,930          20,732          20,626
                                                                                         -----------     -----------     -----------

      Income before income tax ......................................................          2,040           4,022          10,629
Income tax expense ..................................................................             65              43           2,823
                                                                                         -----------     -----------     -----------
     Net Income .....................................................................    $     1,975     $     3,979     $     7,806
                                                                                         ===========     ===========     ===========

     Basic Earnings Per Share .......................................................    $     0.317     $     0.640     $     1.240
     Diluted Earnings Per Share .....................................................    $     0.317     $     0.639     $     1.235
     Weighted-Average Shares Outstanding-Basic ......................................      6,222,700       6,218,353       6,294,519
     Weighted-Average Shares Outstanding-Diluted ....................................      6,222,700       6,224,951       6,320,317

See notes to consolidated condensed financial statements.

24 Monroe Bancorp

Consolidated Statements of Shareholders' Equity
(dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

                                                                                                                 Unearned
                                                                                                Accumulated      Employee
                                          Common Stock    Additional                                  Other         Stock
                                          Shares             Paid in Comprehensive  Retained  Comprehensive     Ownership
                                     Outstanding   Amount    Capital        Income  Earnings  Income (Loss)  Trust Shares     Total
                                     -----------------------------------------------------------------------------------------------
Balances, January 1, 2007 .......      6,515,342   $  137    $ 9,284                $ 45,136        $ (818)       $ (234)  $ 53,505

Comprehensive Income:
   Net income ...................                                          $ 7,806     7,806                                  7,806
   Other comprehensive
        income - unrealized gains
        on securities, net of tax
        and reclassification
        adjustment ..............                                            1,041                   1,041                    1,041
                                                                           -------
Comprehensive Income ............                                          $ 8,847
                                                                           =======
ESOT shares earned ..............                                 60                                                  96        156
Stock option compensation
        expense .................                                 67                                                             67
Repurchase of stock, at cost ....       (287,792)             (5,062)                                                        (5,062)
Cash dividend ($0.49 per share) .                                                     (3,061)                                (3,061)
                                     -------------------------------                -----------------------------------------------

Balances, December 31, 2007 .....      6,227,550   $  137    $ 4,349                $ 49,881        $  223        $ (138)  $ 54,452

Comprehensive Income:
   Net income ...................                                          $ 3,979     3,979                                  3,979
   Other comprehensive
        income - unrealized gain
        on securities, net of tax
        and reclassification
        adjustment ..............                                              594                     594                      594
                                                                           -------
Comprehensive Income ............                                          $ 4,573
                                                                           =======
ESOT shares earned ..............                                 11                                                  58         69
Stock option compensation
        expense .................                                 59                                                             59
Cash dividend ($0.52 per share) .                                                     (3,232)                                (3,232)
                                     -------------------------------                -----------------------------------------------

Balances, December 31, 2008 .....      6,227,550   $  137    $ 4,419                $ 50,628        $  817        $  (80)  $ 55,921

Comprehensive Income:
   Net income ...................                                          $ 1,975     1,975                                  1,975
   Other comprehensive
        income - unrealized gain
        on securities, net of tax
        and reclassification
        adjustment ..............                                             (728)                   (728)                    (728)
                                                                           -------
Comprehensive Income ............                                          $ 1,247
                                                                           =======
ESOT shares (forfeited) earned ..                                (17)                                                 58         41
Stock options forfeited, net of
        expense .................                                (11)                                                           (11)
Cash dividend ($0.16 per share) .                                                       (996)                                  (996)
                                     -------------------------------                -----------------------------------------------

Balances, December 31, 2009 .....      6,227,550   $  137    $ 4,391                $ 51,607        $   89        $  (22)  $ 56,202
                                     ===============================                ===============================================

See notes to consolidated financial statements.

                                                           2009 Annual Report 25

Consolidated Statements of Cash Flows
(dollar amounts in thousands except share and per share data)
--------------------------------------------------------------------------------

                                                                                                    Year Ended December 31,
                                                                                          -------------------------------------
                                                                                               2009          2008          2007
                                                                                          -------------------------------------
    Operating Activities
             Net income ..............................................................    $   1,975     $   3,979     $   7,806
             Items not requiring cash:
                     Provision for loan losses .......................................       11,850         8,880         2,035
                     Depreciation and amortization ...................................        1,213         1,178         1,077
                     Deferred income tax .............................................       (1,435)       (1,843)         (152)
                     Investment securities accretion, net ............................          (17)          (25)          (45)
                     Available for sale securities gains including redemptions .......       (2,146)         (951)           (1)
                     Trading securities (gains) losses including redemptions .........          201           (13)          (48)
                     Net change in trading securities ................................         (605)          680           (42)
                     (Gain)/Loss on disposal of premises and equipment ...............           12            (6)          (65)
                     Origination of loans held for sale ..............................      (93,327)      (44,645)      (58,918)
                     Proceeds from sale of loans held for sale .......................       94,854        44,933        59,306
                     Gain on sale of loans held for sale .............................       (1,364)         (703)         (817)
                     ESOT shares earned ..............................................           41            69           156
                     Loss on foreclosed assets .......................................          858           146             6
                     Stock-based compensation expense (forfeiture) ...................          (11)           59            67
                     Net change in:
                          Interest receivable and other assets .......................       (4,845)        2,751        (2,598)
                          Interest payable and other liabilities .....................          502        (1,482)         (128)
                                                                                          ---------     ---------     ---------
                                    Net cash provided by operating activities ........        7,756        13,007         7,639
                                                                                          ---------     ---------     ---------

     Investing Activities
             Purchases of securities available for sale ..............................     (348,619)     (109,463)      (46,963)
             Proceeds from maturities of securities available for sale ...............      255,319        53,814        42,143
             Proceeds from sales of securities available for sale ....................       97,047        65,035           249
             Purchases of securities held to maturity ................................       (2,000)       (4,050)         --
             Proceeds from maturities of securities held to maturity .................         --            --             647
             Net change in loans .....................................................       35,764       (57,881)      (27,235)
             Purchase of premises and equipment ......................................         (413)       (2,411)       (5,282)
             Proceeds from sale of premises and equipment ............................         --               6           223
             Proceeds from foreclosed asset sales ....................................          665         1,294            65
             Purchase of bank owned life insurance (BOLI) ............................         --          (2,100)         --
             Purchase of FHLB stock ..................................................          (41)         --            --
                                                                                          ---------     ---------     ---------
                                    Net cash provided (used) by investing activities .       37,722       (55,756)      (36,153)
                                                                                          ---------     ---------     ---------

     Financing Activities
             Net change in:
                     Noninterest-bearing, interest-bearing demand and savings deposits       38,755       (13,377)      (12,102)
                     Certificates of deposit .........................................      (69,680)       58,839        42,492
                     Borrowings ......................................................        8,005        (8,650)       (5,657)
             Proceeds from Federal Home Loan Bank advances ...........................       10,000        43,000          --
             Repayments of Federal Home Loan Bank advances ...........................      (18,152)      (35,750)       (1,157)
             Proceeds from trust preferred debentures ................................         --            --           5,155
             Proceeds from subordinated debentures ...................................       13,000          --            --
             Repurchase of common stock ..............................................         --            --          (5,062)
             Cash dividends paid .....................................................         (996)       (3,232)       (3,061)
                                                                                          ---------     ---------     ---------
                                    Net cash provided (used) by financing activities .      (19,068)       40,830        20,608
                                                                                          ---------     ---------     ---------
Net Change in Cash and Cash Equivalents ..............................................       26,410        (1,919)       (7,906)
Cash and Cash Equivalents, Beginning of Year .........................................       23,721        25,640        33,546
                                                                                          ---------     ---------     ---------
Cash and Cash Equivalents, End of Year ...............................................    $  50,131     $  23,721     $  25,640
                                                                                          =========     =========     =========

Additional Cash Flows Information
             Interest paid ...........................................................    $  13,337     $  19,094     $  24,995
             Income tax paid .........................................................          450         2,700         2,925
             Real estate acquired in settlement of loans .............................        2,033         3,856           771

See notes to consolidated financial statements.

26 Monroe Bancorp

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1: Nature of Operations and Summary of Significant Accounting Policies
---------------------------------------------------------------------------

The accounting and reporting policies of Monroe Bancorp ("Company") and its wholly-owned subsidiary, Monroe Bank ("Bank") and the Bank's wholly owned subsidiaries, Sycamore Property Investments, LLC (formed in 2009 to manage certain troubled real estate loans and foreclosed properties), HIE Enterprises, LLC and MB Portfolio Management, Inc. ("MB") and MB's majority owned subsidiary MB REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted of money market accounts with brokers, certificates of deposit and federal funds sold.

One or more of the financial institutions holding the Company's cash accounts are participating in the FDIC's Transaction Account Guarantee Program. Under the program, through June 30, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.

For financial institutions opting out of the FDIC's Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC's insurance limits increased to $250,000, effective October 3, 2008. The increase in federally insured limits is currently set to expire December 31, 2013. At December 31, 2009, the Company's cash accounts exceeded federally insured limits by approximately $36,996,000.

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

                                                           2009 Annual Report 27

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

In January 2007, the Financial Accounting Standards Board ("FASB") issued new accounting guidance on a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance is also provided on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management has determined the adoption of this guidance did not identify any uncertain tax positions that it believes should be recognized in the Company's financial statements.

Stock options - At December 31, 2009, the Company had a stock-based employee compensation plan, which is described more fully in Note 16.

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2008 and 2007 consolidated financial statements have been made to conform to the 2009 presentation.

Note 2: Significant Estimates and Concentrations
------------------------------------------------

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2009, the Company held $219,309,000 in loans collateralized by commercial real estate including $66,740,000 in the Greater Indianapolis geographic area, and $13,711,000 in loans collateralized by commercial construction and development real estate including $10,966,000 in the Greater Indianapolis geographic area. At December 31, 2009, the Company held $47,149,000 in loans collateralized by residential construction and development real estate including $34,965,000 in the Greater Indianapolis geographic area. Due to national, state and local economic conditions,

28 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 2: Significant Estimates and Concentrations (continued)
------------------------------------------------------------

values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

At December 31, 2009, the Company held $14,783,000 in loans in the hospitality industry, including $7,541,000 in the Greater Indianapolis geographic area. Due to national, state and local economic conditions, values for commercial real estate and, specifically, hotel properties, have declined significantly and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Company.
Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 3: Restriction on Cash and Due From Banks
----------------------------------------------
Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2009 was $748,000.

Note 4: Investment Securities
-----------------------------

                                                    Gross       Gross
                                    Amortized  Unrealized  Unrealized       Fair
                                         Cost       Gains      Losses      Value
--------------------------------------------------------------------------------
December 31, 2009
Available for Sale
    Federal Agencies .............   $ 71,996    $     59    $     48   $ 72,007
    Corporate Bonds ..............      1,000        --          --        1,000
    State and municipal ..........      1,843           2        --        1,845
    Mortgage-backed securities ...     32,831         260         117     32,974
    Marketable equity securities .      3,013        --            26      2,987
                                     --------    --------    --------   --------
       Total available for sale ..    110,683         321         191    110,813
                                     --------    --------    --------   --------

Held to Maturity
    Federal Agencies .............      1,002          61        --        1,063
    State and municipal ..........      6,050          36          90      5,996
                                     --------    --------    --------   --------
       Total held to maturity ....      7,052          97          90      7,059
                                     --------    --------    --------   --------

       Total investment securities   $117,735    $    418    $    281   $117,872
                                     ========    ========    ========   ========

                                                    Gross       Gross
                                    Amortized  Unrealized  Unrealized       Fair
                                         Cost       Gains      Losses      Value
--------------------------------------------------------------------------------
December 31, 2008
Available for Sale
    Federal Agencies .............   $ 28,088    $     67    $   --     $ 28,155
    Corporate Bonds ..............      2,529        --           126      2,403
    State and municipal ..........     32,098         661           3     32,756
    Mortgage-backed securities ...     46,536         694          14     47,216
    Marketable equity securities .      3,013        --            48      2,965
                                     --------    --------    --------   --------
       Total available for sale ..    112,264       1,422         191    113,495
                                     --------    --------    --------   --------

Held to Maturity
    Federal Agencies .............      1,003          81        --        1,084
    State and municipal ..........      4,050        --          --        4,050
    Mortgage-backed securities ...          1        --          --            1
                                     --------    --------    --------   --------
       Total held to maturity ....      5,054          81        --        5,135
                                     --------    --------    --------   --------

       Total investment securities   $117,318    $  1,503    $    191   $118,630
                                     ========    ========    ========   ========

                                                           2009 Annual Report 29

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 4:  Investment Securities (continued)
------------------------------------------

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Available for Sale       Held to Maturity
                               ---------------------   ----------------------
                               Amortized        Fair   Amortized        Fair
                                    Cost       Value        Cost       Value
                               ----------------------------------------------
Within one year ............    $ 27,383    $ 27,386    $    980    $    998
One to five years ..........      47,456      47,466       2,022       2,101
Five to ten years ..........        --          --         4,050       3,960
Over ten years .............        --          --          --          --
                                --------    --------    --------    --------
                                  74,839      74,852       7,052       7,059

Mortgage-backed securities .      32,831      32,974        --          --
Marketable equity securities       3,013       2,987        --          --
                                --------    --------    --------    --------

   Totals ..................    $110,683    $110,813    $  7,052    $  7,059
                                ========    ========    ========    ========


Securities with a carrying value of $85,854,000 and $75,882,000 were pledged at December 31, 2009 and 2008 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2009, 2008 and 2007 were $97,047,000, $65,035,000 and $249,000. Gross gains of $2,137,000 and
$948,000 were realized on the 2009 and 2008 sales and there were no gross gains realized in 2007. During 2009, 2008 and 2007, the Bank realized gains of $9,000, $3,000 and $1,000 on redeemed available for sales securities.

There were no sales of held to maturity securities during the three years in the period ended December 31, 2009.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors' and executives' deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $518,000 and $17,000 were included in earnings in 2009 and 2007, respectively, and unrealized holding losses of $843,000 were included in earnings in 2008.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2009 and 2008, was $51,162,000 and $22,821,000, which is approximately 43.4 percent and 19.2 percent respectively, of the Company's available for sale and held to maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, Management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting credit portion of the loss recognized in net income in the period the other-than-temporary impairment is identified.

The table on the following page shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

30 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 4:  Investment Securities (continued)
------------------------------------------

                                                                 December 31, 2009
                                      --------------------------------------------------------------------
                                        Less than 12 Months    12 Months or More           Total
                                      --------------------------------------------------------------------
                                                  Unrealized             Unrealized             Unrealized
Description of Securities             Fair Value      Losses Fair Value      Losses Fair Value      Losses
                                      ----------  ---------- ----------  ---------- ----------  ----------
U.S. government agencies ............    $37,649    $   (48)    $  --      $  --       $37,649    $   (48)
Mortgage-backed securities ..........      6,566       (117)       --         --         6,566       (117)
State and political subdivisions ....      3,960        (90)       --         --         3,960        (90)
Marketable equity securities ........       --         --         2,987        (26)      2,987        (26)
                                         -------    -------     -------    -------     -------    -------

Total temporarily impaired securities    $48,175    $  (255)    $ 2,987    $   (26)    $51,162    $  (281)
                                         =======    =======     =======    =======     =======    =======

                                                                 December 31, 2008
                                      --------------------------------------------------------------------
                                        Less than 12 Months    12 Months or More           Total
                                      --------------------------------------------------------------------
                                                  Unrealized             Unrealized             Unrealized
Description of Securities             Fair Value      Losses Fair Value      Losses Fair Value      Losses
                                      ----------  ---------- ----------  ---------- ----------  ----------
U.S. government agencies ............    $ 9,055    $  --       $  --      $  --       $ 9,055    $  --
Corporate bonds .....................      1,471        (61)        932        (65)      2,403       (126)
Mortgage-backed securities ..........      7,950        (14)       --         --         7,950        (14)
State and political subdivisions ....        448         (3)       --         --           448         (3)
Marketable equity securities ........       --         --         2,965        (48)      2,965        (48)
                                         -------    -------     -------    -------     -------    -------

Total temporarily impaired securities    $18,924    $   (78)    $ 3,897    $  (113)    $22,821    $  (191)
                                         =======    =======     =======    =======     =======    =======

Note 5: Loans and Allowance
---------------------------

                                                                           December 31,
                                                                    -----------------------
                                                                         2009          2008
                                                                    -----------------------
Commercial and industrial loans ................................    $  79,325     $ 102,837
Real estate loans ..............................................      424,930       427,809
Construction loans .............................................       62,351        80,917
Agricultural production financing and other loans to farmers ...        1,557         1,658
Individuals' loans for household and other personal expenditures       15,722        16,134
Tax-exempt loans ...............................................          254           347
                                                                    ---------     ---------
                                                                      584,139       629,702
Allowance for loan losses ......................................      (15,256)      (11,172)
                                                                    ---------     ---------

Loans, net of allowance for loan losses ........................    $ 568,883     $ 618,530
                                                                    =========     =========

                                                           2009 Annual Report 31

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 5:  Loans and Allowance (continued)
----------------------------------------

                                                                         Year Ended December 31,
                                                                   ----------------------------------
                                                                       2009         2008         2007
                                                                   ----------------------------------
Allowance for Loan Losses
        Balances, January 1 ...................................    $ 11,172     $  6,654     $  6,144
        Provision for losses ..................................      11,850        8,880        2,035
        Recoveries on loans ...................................         326          351          580
        Loans charged off .....................................      (8,092)      (4,713)      (2,105)
                                                                   --------     --------     --------
        Balances, December 31 .................................    $ 15,256     $ 11,172     $  6,654
                                                                   ========     ========     ========

Information on impaired loans is summarized below

     Impaired loans with an allowance .........................    $ 10,531     $  9,094     $  3,377
     Impaired loans for which the discounted cash flows or
        collateral value exceeds the carrying value of the loan      14,610        7,355        5,143
                                                                   --------     --------     --------
           Total impaired loans ...............................    $ 25,141     $ 16,449     $  8,520
                                                                   ========     ========     ========

     Allowance for impaired loans (included in the Company's
        allowance for loan losses) ............................    $  3,075     $  1,375     $    246

     Average balance of impaired loans ........................      19,340       12,368        5,315
     Interest income recognized on impaired loans .............         225          182          354
     Cash-basis interest included above .......................         171           77          338

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when Management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2009 and 2008, accruing loans delinquent 90 days or more totaled $1,053,000 and $1,194,000, respectively. Non-accruing loans at December 31, 2009 and 2008 were $20,603,000 and $14,329,000, respectively.

Note 6:  Premises and Equipment
-------------------------------

                                  December 31,
                            ---------------------
                                2009         2008
                            ---------------------
Land ...................    $  5,485     $  5,485
Buildings ..............      17,215       17,176
Equipment ..............       8,496        9,100
                            --------     --------
    Total cost .........      31,196       31,761
Accumulated depreciation     (11,317)     (11,011)
                            --------     --------

   Net .................    $ 19,879     $ 20,750
                            ========     ========


32 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 7:  Deposits
-----------------
                                                                  December 31,
                                                            --------------------
                                                                2009        2008
                                                            --------------------
Noninterest-bearing deposits ...........................    $ 90,033    $ 84,317
NOW and money market deposits ..........................     246,577     215,370
Savings deposits .......................................      18,451      16,619
Certificates and other time deposits of $100,000 or more      95,159     127,589
Other certificates and time deposits ...................     184,034     221,284
                                                            --------    --------
   Total deposits ......................................    $634,254    $665,179
                                                            ========    ========


Certificates and other time deposits maturing in years ending December 31:

2010 ..................................................    $181,365
2011 ..................................................      63,251
2012 ..................................................      24,965
2013 ..................................................       8,871
2014 ..................................................         331
Thereafter ............................................         410
                                                           --------
                                                           $279,193
                                                           ========


In 2005, the Bank began using brokered certificates of deposit as a source of funding. The balance of brokered deposits was $46,201,000, or 7.3 percent of total deposits at December 31, 2009 and $66,101,000, or 9.9 percent of total deposits at December 31, 2008.

Note 8:  Borrowings
-------------------

                                                     December 31,
                                               --------------------
                                                   2009        2008
                                               --------------------
Federal Home Loan Bank advances ...........    $ 17,371    $ 25,523
Subordinated debentures ...................      21,248       8,248
Securities sold under repurchase agreements      61,929      59,404
Loans sold under repurchase agreements ....       5,508          28
                                               --------    --------

   Total borrowings .......................    $106,056    $ 93,203
                                               ========    ========

Securities sold under agreements to repurchase ("repurchase agreements") consist of obligations of the Company to other parties. All obligations mature daily. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2009 and 2008 totaled $67,345,000 and $59,404,000 and the daily average of such agreements totaled $59,046,000 and $45,686,000.

At December 31, 2009, two companies had repurchase agreement balances exceeding 10 percent of total equity capital. The balances in these accounts were $11,562,000 and $10,039,000. These obligations mature on a daily basis. The Federal Home Loan Bank advances at rates ranging from 3.59 percent to 5.64 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $105,293,000. Advances may be subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

                                                           2009 Annual Report 33

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 8:  Borrowings (continued)
-------------------------------

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

On July 17, 2009, $13,000,000 of Tier 2 capital was raised through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. The Company has the right to call the Subordinated Debentures at any time after three years. On July 23, 2009, the Company's Board of Directors voted to provide $10,000,000 of the net proceeds of the offering to the Bank as additional capital with the remaining proceeds to be used by the Company for general corporate purposes.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

                                             Loans
                        Federal Home    Sold Under
                           Loan Bank    Repurchase
                            Advances    Agreements
                        --------------------------
2010 ....................    $   162       $  --
2011 ....................      4,169          --
2012 ....................      4,191            26
2013 ....................      7,127          --
2014 ....................        439          --
Thereafter ..............      1,283         5,482
                             -------       -------
                             $17,371       $ 5,508
                             =======       =======

Note 9:  Income Tax
-------------------

                                              Year Ended December 31,
                                          --------------------------------
                                             2009        2008        2007
                                          --------------------------------
Currently payable ....................    $ 1,500     $ 1,886     $ 2,975
Deferred .............................     (1,435)     (1,843)       (152)
                                          -------     -------     -------

     Total income tax expense ........    $    65     $    43     $ 2,823
                                          =======     =======     =======


Federal statutory income tax at 34% ..    $   693     $ 1,367     $ 3,614
Tax-exempt interest ..................       (181)       (460)       (455)
Effect of state income taxes .........       --          (446)        (62)
Cash surrender value of life insurance       (224)       (194)       (174)
New markets tax credit ...............       (194)       (194)       (173)
Other ................................        (29)        (30)         73
                                          -------     -------     -------

     Actual tax expense ..............    $    65     $    43     $ 2,823
                                          =======     =======     =======

34 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 9:  Income Tax (continued)
-------------------------------

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                      December 31,
                                                                  -------------------
                                                                     2009        2008
                                                                  -------------------
Assets
     Allowance for loan losses ...............................    $ 5,996     $ 4,391
     Deferred loan fees ......................................         71         107
     Executive management & directors' deferred
         compensation plans ..................................      1,398       1,253
     Net unrealized losses on trading securities .............       --           209
     Nonqualified stock options ..............................         43          46
     Unrealized gains - mortgage loans held for sale .........         18          15
     Other real estate owned .................................        371        --
     Other ...................................................         50        --
                                                                  -------     -------
             Total assets ....................................      7,947       6,021
                                                                  -------     -------

Liabilities
     Depreciation ............................................     (1,136)     (1,007)
     FHLB stock dividends ....................................        (86)        (86)
     Change in prepaid expenses ..............................       (160)       (138)
     Unrealized gains - trading accounts .....................       (326)       --
     Unrealized gains - available for sale ...................        (41)       (414)
     Other ...................................................       --          (165)
                                                                  -------     -------
             Total liabilities ...............................     (1,749)     (1,810)
                                                                  -------     -------

             Net deferred tax asset before valuation allowance    $ 6,198     $ 4,211
                                                                  -------     -------

     Valuation allowance
             Beginning balance ...............................       --          --
             Increase during the period ......................       (179)       --
                                                                  -------     -------
             Ending balance ..................................       (179)       --
                                                                  -------     -------

             Net deferred tax asset ..........................    $ 6,019     $ 4,211
                                                                  =======     =======

The tax expense applicable to realized securities gains for years ending December 31, 2009, 2008 and 2007 was $656,000, $331,000 and $20,000,
respectively.

Note 10:  Other Comprehensive Income (Loss)
-------------------------------------------

                                                                                         2009
                                                                         -----------------------------------
                                                                         Before-Tax         Tax  Net-of-Tax
                                                                             Amount     Expense      Amount
                                                                         -----------------------------------
Unrealized gains on securities
      Unrealized holding gains arising during the year .................    $ 1,045     $   354     $   691
      Less: reclassification adjustment for gains realized in net income      2,146         727       1,419
                                                                            -------     -------     -------
          Net unrealized gains .........................................    $(1,101)    $  (373)    $  (728)
                                                                            =======     =======     =======

                                                           2009 Annual Report 35

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 10:  Other Comprehensive Income (Loss) (continued)
-------------------------------------------------------

                                                                                     2008
                                                                        --------------------------------
                                                                        Before-Tax       Tax  Net-of-Tax
                                                                            Amount   Expense      Amount
                                                                        --------------------------------
Unrealized gains on securities
      Unrealized holding gains arising during the year .................    $1,856    $  637      $1,219
      Less: reclassification adjustment for gains realized in net income       951       326         625
                                                                            ------    ------      ------
          Net unrealized gains .........................................    $  905    $  311      $  594
                                                                            ======    ======      ======

                                                                                     2007
                                                                        --------------------------------
                                                                        Before-Tax       Tax  Net-of-Tax
                                                                            Amount   Expense      Amount
                                                                        --------------------------------
Unrealized gains on securities
      Unrealized holding gains arising during the year .................    $1,585    $  543      $1,042
      Less: reclassification adjustment for gains realized in net income         1      --             1
                                                                            ------    ------      ------
          Net unrealized gains .........................................    $1,584    $  543      $1,041
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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                    2009        2008
                                                --------------------
Commitments to extend credit ...............    $  4,841    $ 14,397
Unused lines of credit and letters of credit      91,745     106,411


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

The Bank leases operating facilities under operating lease arrangements expiring April 30, 2010 through November 1, 2013. Rental expense included in the consolidated statements of income for the years ended December 31, 2009 and 2008 was $328,000 and $330,000.


36 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 11: Commitments and Contingent Liabilities (continued)
-----------------------------------------------------------

Future minimum lease payments under the leases are:


2010......................................    $  296
2011......................................       101
2012......................................        59
2013......................................        41
2014......................................       --
Thereafter................................       --
                                              ------
      Total minimum lease payments........    $ 497
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

Note 12:  Dividend and Capital Restrictions
-------------------------------------------

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders' equity of the Bank at December 31, 2009 was $73,257,000 of which $71,889,000 was restricted from dividend distribution to the Company.

Note 13:  Regulatory Capital
----------------------------

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2009 and 2008, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2009 that Management believes have changed the Company's or Bank's classification.





                                                           2009 Annual Report 37

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 13:  Regulatory Capital (continued)
----------------------------------------

The actual and required capital amounts and ratios are as follows:

                                                                      Required for          To Be Well
                                                     Actual       Adequate Capital (1)    Capitalized (1)
                                               -----------------------------------------------------------
                                                Amount    Ratio       Amount   Ratio       Amount    Ratio
                                               -----------------------------------------------------------
As of December 31, 2009
Total capital(1) (to risk-weighted assets)
  Consolidated ..............................  $82,066    13.86 %    $47,367    8.00 %        N/A      N/A
  Bank ......................................   78,436    13.33       47,063    8.00      $58,828    10.00 %
Tier I capital(1) (to risk-weighted assets)
  Consolidated ..............................   61,568    10.40       23,684    4.00          N/A      N/A
  Bank ......................................   70,985    12.07       23,531    4.00       35,297     6.00
Tier I capital(1) (to average assets)
  Consolidated ..............................   61,568     7.47       32,957    4.00          N/A      N/A
  Bank ......................................   70,985     8.65       32,822    4.00       41,027     5.00

As of December 31, 2008
Total capital(1) (to risk-weighted assets)
  Consolidated ..............................  $71,214    11.34 %    $50,224    8.00 %        N/A      N/A
  Bank ......................................   70,498    11.28       49,999    8.00      $62,499    10.00 %
Tier I capital(1) (to risk-weighted assets)
  Consolidated ..............................   63,326    10.09       25,112    4.00          N/A      N/A
  Bank ......................................   62,644    10.02       25,000    4.00       37,499     6.00
Tier I capital(1) (to average assets)
  Consolidated ..............................   63,326     7.74       32,734    4.00          N/A      N/A
  Bank ......................................   62,644     7.69       32,600    4.00       40,750     5.00

(1)  As defined by regulatory agencies


Note 14:  Employee Benefit Plans
--------------------------------

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

Information about trust shares and expense for 2009, 2008 and 2007 is as follows:

                                                                 2009        2008        2007
                                                             --------------------------------
Shares allocated to participants' accounts ..............     266,507     262,628     273,300
Shares earned during the year and released for allocation       5,499       5,499       9,200
Unreleased shares .......................................       2,102       7,601      13,100
Fair value of unreleased shares .........................    $     13    $     61    $    210
Total trust expense .....................................    $     42    $     75    $    167


The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors' fees and certain members of Management to defer compensation. The Company has established rabbi trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants' direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and anoffsetting expense or benefit is recognized as directors' compensation. The asset and corresponding liability recognized under this plan at December 31, 2009 and 2008 was $3,385,000 and $2,981,000, respectively.

38 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 14:  Employee Benefit Plans (continued)
--------------------------------------------

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. For the first six months of 2009, the Company matched employees' contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. Beginning on July 1, 2009, the Company began matching employees' contributions at the rate of 50 percent for the first 5 percent of base salary contributed by participants. The Company's expense for the plan was $233,000 for 2009, $307,000 for 2008, and $292,000 for 2007.

Note 15:  Related Party Transactions
------------------------------------

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

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2009 ..................    $  4,685
Change in composition ......................        --
New loans, including renewals ..............      18,203
Payments, etc., including renewals .........     (18,809)
                                                --------
Balances, December 31, 2009 ................    $  4,079
                                                ========


Deposits from related parties held by the Bank at December 31, 2009 and 2008 totaled approximately $15,871,000 and $8,289,000, respectively.

Note 16:  Stock Option Plan
---------------------------

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

                                                                 2009   2008     2007
                                                              -----------------------
Risk-free interest rates ..................................     2.97%    --     5.16%
Dividend yields ...........................................     1.83%    --     2.93%
Volatility factors of expected market price of common stock    21.88%    --    13.26%
Weighted-average expected life of the options .............   7 years    --   7 years

                                                           2009 Annual Report 39

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 16: Stock Option Plan (continued)
--------------------------------------

A summary of option activity under the Plan as of December 31, 2009, and changes during the year then ended, is presented below:

                                                             Weighted-
                                                               Average
                                               Weighted-     Remaining
                                                 Average   Contractual         Aggregate
Options                           Shares  Exercise Price  Term (Years)   Intrinsic Value
-----------------------------------------------------------------------------------------
Outstanding, beginning of year   371,250       $   18.25
Granted ......................    30,000            6.00
Exercised ....................      --              --
Forfeited or expired .........  (133,250)         (15.30)
                                --------       ---------
Outstanding, end of year .....   268,000       $   18.34          6.2                  7
                                ========       =========     ========          =========
Exercisable, end of year .....   228,000       $   20.03          5.7              --
                                ========       =========     ========          =========


The weighted-average grant-date fair value of options granted during 2009 and 2007 was $1.37 and $2.93, respectively. There were no stock option grants during 2008. There were no stock options exercised during 2009, 2008 and 2007.

As of December 31, 2009, 2008 and 2007, there was $39,000, $35,000 and $94,000, respectively, of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.9 years.

For the year ended December 31, 2009, the Company recognized $11,000 of stock options forfeited resulting in $5,000 of tax expense. During the years ended December 31, 2008 and 2007, the Company recognized $59,000 and $67,000, respectively, of stock-based compensation expense and $24,000 and $27,000, respectively, of tax benefit related to the stock-based compensation expense.








40 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 17: Earnings Per Share
---------------------------

Earnings per share ("EPS") were computed as follows:

                                                                    Weighted-     Per Share
                                                       Income  Average Shares        Amount
                                                    ---------------------------------------
Year Ended December 31, 2009
----------------------------

Net income .....................................    $   1,975       6,222,700

Basic earnings per share
     Income available to common stockholders ...                                 $    0.317
                                                                                 ==========

Effect of dilutive securities
     Stock options .............................         --              --
                                                    ---------       ---------

Diluted earnings per share
     Income available to common stockholders and
        assumed conversions ....................    $   1,975       6,222,700    $    0.317
                                                    =========       =========    ==========


Year Ended December 31, 2008

Net income .....................................    $   3,979       6,218,353

Basic earnings per share
     Income available to common stockholders ...                                 $    0.640
                                                                                 ==========

Effect of dilutive securities
     Stock options .............................         --             6,598
                                                    ---------       ---------

Diluted earnings per share
     Income available to common stockholders and
        assumed conversions ....................    $   3,979       6,224,951    $    0.639
                                                    =========       =========    ==========


Year Ended December 31, 2007

Net income .....................................    $   7,806       6,294,519

Basic earnings per share
     Income available to common stockholders ...                                 $    1.240
                                                                                 ==========

Effect of dilutive securities
     Stock options .............................         --            25,798
                                                    ---------       ---------

Diluted earnings per share
     Income available to common stockholders and
        assumed conversions ....................    $   7,806       6,320,317    $    1.235
                                                    =========       =========    ==========


Options to purchase 30,000 shares at $6.00 per share, 5,500 shares at $10.12 per share, 16,500 shares at $12.73 per share, 11,000 shares at $14.73 per share, 25,000 shares of common stock at $16 per share, and 170,000 shares of common stock at $22 per share, and 10,000 shares of common stock at $16.83 were outstanding at December 31, 2009, but were not included in the computation of diluted EPS because the options were antidilutive.

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

                                                           2009 Annual Report 41

--------------------------------------------------------------------------------

Note 18:  Disclosures About Fair Value of Financial Instruments
---------------------------------------------------------------

Effective January 1, 2008, the Company adopted FASB Accounting Standards Codification ("ASC") Topic 820. ASC Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 has been applied prospectively as of the beginning of the period.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

     Level 1: Quoted prices in active markets for identical assets or liabilities,

     Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities,

     Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Below is a description of the valuation methodologies used for instruments measured at fair value on a recurring and non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Trading and Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, certain market information, and quoted prices of securities with similar characteristics or discounted cash flows. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's term and conditions. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. At this time the Company has no securities classified as Level 3 securities. The Company obtains fair value measurements from an independent pricing service.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value include using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Other Real Estate Owned

Other real estate owned are reported at fair value less cost to sell and are measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring and non-recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall:

42 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18:  Disclosures About Fair Value of Financial Instruments (continued)
---------------------------------------------------------------------------

                                                         Fair Value Measurements Using
                                              ----------------------------------------------------
                                                       Quoted Prices in  Significant
                                                         Active Markets        Other   Significant
                                                          for Identical   Observable  Unobservable
                                                                 Assets       Inputs        Inputs
                                              Fair Value      (Level 1)    (Level 2)     (Level 3)
                                              ----------------------------------------------------
As of December 31, 2009
-----------------------
Fair value measured on a recurring basis
Trading securities .........................    $  3,385       $  3,385     $   --        $   --
Available for sale securities
    Federal agencies .......................      72,006         33,692       38,314          --
    Corporate bonds ........................       1,000           --          1,000          --
    State and municipal ....................       1,845           --          1,845          --
    Mortgage-backed securities .............      32,975          6,986       25,989          --
    Marketable equity securities ...........       2,987          2,987        --             --
                                                --------       --------     --------      --------
        Total ..............................    $110,813       $ 43,665     $ 67,148      $   --
                                                ========       ========     ========      ========

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net
   of specific allowance ...................    $ 12,287       $   --       $   --        $ 12,287
Other real estate owned ....................       3,080           --           --           3,080

As of December 31, 2008
-----------------------
Fair value measured on a recurring basis
Trading securities .........................    $  2,981       $  2,981     $   --        $   --
Available for sale securities
    Federal agencies .......................      28,155          9,055       19,100          --
    Corporate bonds ........................       2,403           --          2,403          --
    State and municipal ....................      32,756           --         32,756          --
    Mortgage-backed securities .............      47,216          3,946       43,270          --
    Marketable equity securities ...........       2,965          2,965         --            --
                                                --------       --------     --------      --------
        Total ..............................    $113,495       $ 15,966     $ 97,529      $   --
                                                ========       ========     ========      ========

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net
   of specific allowance ...................    $  9,821       $   --       $   --        $  9,821


The following methods and assumptions were used to estimate the fair value of all other financial instruments not recognized in the accompanying balance sheet:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Held-to-maturity Securities - The fair value is based on quoted market prices, if available. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities.

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

                                                           2009 Annual Report 43

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 18:  Disclosures About Fair Value of Financial Instruments (continued)
---------------------------------------------------------------------------

Borrowings - The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, a trust preferred subordinated debenture and loans sold under repurchase agreement. The rates at December 31, 2009, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                            2009                   2008
                                                  --------------------------------------------
                                                  Carrying        Fair    Carrying        Fair
                                                    Amount       Value      Amount       Value
                                                  --------------------------------------------
Assets
      Cash and cash equivalents ..............    $ 50,131    $ 50,131    $ 23,721    $ 23,721
      Trading account securities .............       3,385       3,385       2,981       2,981
      Investment securities available for sale     110,813     110,813     113,945     113,945
      Investment securities held to maturity .       7,052       7,059       5,054       5,135
      Loans including loans held for sale, net     572,109     574,568     621,919     599,766
      Interest receivable ....................       2,402       2,402       3,087       3,087
      Stock in FHLB ..........................       2,353       2,353       2,312       2,312

Liabilities
      Deposits ...............................     634,254     613,354     665,179     650,897
      Borrowings .............................     106,056      99,511      93,203      92,893
      Interest payable .......................         918         918       1,651       1,651

Off-Balance Sheet Commitments ................        --          --          --          --




44 Monroe Bancorp

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 19:  Condensed Financial Information (Parent Company Only)
---------------------------------------------------------------

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:


Condensed Balance Sheets
------------------------
                                                             December 31,
                                                        ------------------
                                                           2009       2008
                                                        ------------------
Assets
      Cash .........................................    $ 2,496    $   139
      Interest earning deposits ....................         30         30
                                                        -------    -------
          Cash and cash equivalents ................      2,526        169

      Investment in common stock of subsidiaries ...     73,505     63,735
      Available for sale securities ................          6          9
      Trading securities ...........................      3,385      2,981
      Other ........................................      1,478        320
                                                        -------    -------
          Total Assets .............................    $80,900    $67,214
                                                        =======    =======

Liabilities
Borrowings
      Subordinated Debenture .......................    $21,248    $ 8,248
                                                        -------    -------
          Total Borrowings .........................     21,248      8,248

Other Liabilities
      Deferred compensation ........................      3,385      2,981
      Other ........................................         65         64
                                                        -------    -------
          Total Other Liabilities ..................      3,450      3,045
                                                        -------    -------
          Total Liabilities ........................     24,698     11,293

Shareholders' Equity ...............................     56,202     55,921
                                                        -------    -------
          Total Liabilities and Shareholders' Equity    $80,900    $67,214
                                                        =======    =======


Condensed Statements of Income
------------------------------

                                                                   Year Ended December 31,
                                                               -------------------------------
                                                                  2009        2008        2007
                                                               -------------------------------
Income
      Dividends from subsidiary ...........................    $ 2,266     $ 3,568     $ 4,769
      Other income ........................................        399        (666)        318
                                                               -------     -------     -------
          Total income ....................................      2,665       2,902       5,087

Expenses ..................................................      1,619          53         999
                                                               -------     -------     -------

Income before income tax and equity in undistributed income
  of subsidiary ...........................................      1,046       2,849       4,088
      Income tax benefit ..................................       (417)       (274)       (257)
                                                               -------     -------     -------

Income before equity in undistributed income of subsidiary       1,463       3,123       4,345

Equity in undistributed income of subsidiary ..............        512         856       3,461
                                                               -------     -------     -------

Net Income ................................................    $ 1,975     $ 3,979     $ 7,806
                                                               =======     =======     =======

                                                           2009 Annual Report 45

(table dollar amounts in thousands, except share and per share data)
--------------------------------------------------------------------------------

Note 19:  Condensed Financial Information (Parent Company Only) (continued)
---------------------------------------------------------------------------

Condensed Statements of Cash Flows
----------------------------------

                                                                            Year Ended December 31,
                                                                     ----------------------------------
                                                                         2009         2008         2007
                                                                     ----------------------------------
Operating Activities
      Net income ................................................    $  1,975     $  3,979     $  7,806
      Items not requiring cash:
          Equity in undistributed income ........................        (512)        (856)      (3,461)
          Other adjustments .....................................      (1,169)        (202)        (293)
                                                                     --------     --------     --------
              Net cash provided by operating activities .........         294        2,921        4,052
                                                                     --------     --------     --------

Investing Activities
      Investment in trust preferred stock .......................        --           --           (155)
      Investment in subsidiaries ................................     (10,000)        --           --
      Investment in available for sale securities ...............        --           --            (13)
      Pay down ESOT loan ........................................          58           58           97
                                                                     --------     --------     --------
              Net cash provided by (used in) investing activities      (9,942)          58          (71)
                                                                     --------     --------     --------

Financing Activities
      Dividends paid ............................................        (995)      (3,232)      (3,061)
      Proceeds from trust preferred debenture ...................        --           --          5,155
      Proceeds from subordinated debentures .....................      13,000         --           --
      Net change in borrowings ..................................        --           --           (800)
      Repurchase of common stock ................................        --           --         (5,062)
                                                                     --------     --------     --------
              Net cash provided by (used in) financing activities      12,005       (3,232)      (3,768)
                                                                     --------     --------     --------

Net Change in Cash ..............................................       2,357         (253)         213
Cash at Beginning of Year .......................................         169          422          209
                                                                     --------     --------     --------
Cash at End of Year .............................................    $  2,526     $    169     $    422
                                                                     ========     ========     ========

Note 20: Quarterly Results of Operations for the Years Ended December 31, 2009 and 2008 (Unaudited)
-------------------------------------------------------------------------------

                                                                             Weighted Average
                                                                            Shares Outstanding     Net Income Per Share
Quarter      Interest  Interest  Net Interest  Provision for                ------------------     --------------------
Ended          Income   Expense        Income    Loan Losses  Net Income     Basic     Diluted      Basic      Diluted
------------------------------------------------------------------------------------------------------------------------
2009
March .....  $  9,378  $ 3,436       $  5,942       $  2,600     $ 1,107   6,220,637  6,220,637    $ 0.178     $ 0.178
June ......     9,177    3,132          6,045          2,200         776   6,222,012  6,222,012      0.125       0.125
September .     9,175    3,091          6,084          2,200         710   6,223,387  6,223,387      0.114       0.114
December ..     8,711    2,945          5,766          4,850        (618)  6,224,762  6,224,762     (0.099)     (0.099)
             --------  -------       --------       --------     -------
             $ 36,441  $12,604       $ 23,837       $ 11,850     $ 1,975   6,222,700  6,222,700      0.317       0.317
             ========  =======       ========       ========     =======

2008
March .....  $ 11,483  $ 5,607       $  5,876       $    880     $ 1,593   6,215,650  6,231,278    $ 0.256     $ 0.256
June ......    10,366    4,610          5,756          1,050       1,860   6,218,050  6,228,079      0.299       0.299
September .    10,472    4,492          5,980          2,800         735   6,220,450  6,221,187      0.118       0.118
December ..    10,141    4,152          5,989          4,150        (209)  6,219,262  6,219,262     (0.034)     (0.034)
             --------  -------       --------       --------     -------
             $ 42,462  $18,861       $ 23,601       $  8,880     $ 3,979   6,218,353  6,224,951      0.640       0.639
             ========  =======       ========       ========     =======


During the fourth quarter of 2009 Management augmented the Company's allowance for loan loss by $4,850,000, which is a significant increase when compared to the three prior quarters of 2009. The increase in the Company's allowance for loan losses resulted from Management's regular assessment of asset quality (e.g., level of non-performing assets and loan delinquencies), evaluation of specific credits, economic trends and other factors. Management feels this increase will mitigate future issues with loans that are currently being criticized.

46 Monroe Bancorp

--------------------------------------------------------------------------------

Note 21:  Future Accounting Pronouncements
------------------------------------------

In April 2009, the FASB issued new accounting guidance on determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This new guidance requires a reporting entity to disclose in interim and annual periods the inputs and valuation technique(s) used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Management has determined the adoption of this guidance did not have a material effect on the Company's financial position or results of operations.

In April 2009, the FASB issued new accounting guidance for recognition and presentation of other-than-temporary impairments. This new guidance amended the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This new guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. An entity shall disclose information for interim and annual periods that enables users of its financial statements to understand the types of available-for-sale and held-to maturity debt and equity securities held, including information about investments in an unrealized loss position for which an other-than-temporary impairment has or has not been recognized. In addition, for interim and annual periods, an entity shall disclose information that enables users of financial statements to understand the reasons that a portion of an other-than-temporary impairment of a debt security was not recognized in earnings and the methodology and significant inputs used to calculate the portion of the total other-than-temporary impairment that was recognized in earnings. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Management has determined the adoption of this guidance did not have a material effect on the Company's financial position or results of operations.

In April 2009, the FASB issued new accounting guidance requiring interim disclosures about fair value of financial instruments. This guidance requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and to require those disclosures in summarized financial information at interim reporting periods. This guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Management has determined the adoption of this guidance did not have a material effect on the Company's financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets. The Board's objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This guidance must be applied to transfers occurring on or after the effective date. Management has determined the adoption of this guidance did not have a material effect on the Company's financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity. This new guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Management has determined the adoption of this guidance did not have a material effect on the Company's financial position or results of operations.

In June 2009, the FASB issued an accounting standard which established the Codification to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, "Generally Accepted Accounting Principles," had no impact on retained earnings and will have no impact on the Company's financial position or results of operations.


                                                           2009 Annual Report 47

Five-Year Total Shareholder Return
--------------------------------------------------------------------------------

The indexed graph below indicates Monroe Bancorp's total return to its shareholders on its common stock for the past five years, assuming dividend reinvestment, as compared to total returns for the Russell 2000 Index and the Bancorp's peer group index (which is a line-of-business index prepared by an independent third party consisting of banks with assets between $500 million and $1 billion). The comparison of total return on investment for each of the periods assumes that $100 was invested on January 1, 2005 in each of Monroe Bancorp, the Russell 2000 Index, and the peer group index.

The values for Monroe Bancorp's stock are the year-end closing price per share as reported by NASDAQ.


                                 MONROE BANCORP




                 [TOTAL RETURN PERFORMANCE CHART APPEARS HERE]


                                           Period Ending
                      ----------------------------------------------------------
Index                 12/31/04  12/31/05  12/31/06  12/31/07  12/31/08  12/31/09
--------------------------------------------------------------------------------
Monroe Bancorp .....    100.00    100.05    107.99    106.15     55.58     44.18
Russell 2000 .......    100.00    104.55    123.76    121.82     80.66    102.58
SNL Bank $500M-$1B .    100.00    104.29    118.61     95.04     60.90     58.00


Board of Directors

Name                                         Employment
--------------------------------------------------------------------------------------------------------------------------------
Charles R. Royal, Jr., Chairman             President/Dealer/Principal, Royal Mazda., an automobile dealership.
Bradford J. Bomba, Jr., M.D.                Physician, Internal Medicine Associates.
Mark D. Bradford                            President, Chief Executive Officer, Monroe Bank and Monroe Bancorp.
James D. Bremner                            President, BremnerDuke Healthcare Real Estate, a national healthcare real estate development and management firm.
James G. Burkhart                           Chief Executive Officer, American Senior Communities, LLC, a senior housing company.
Steven R. Crider                            Vice President, Crider & Crider, Inc., a highway/site development contractor.
Joyce Claflin Harrell                       President, Claflin Enterprise, LLC, a company that markets home healthcare products, and President, Claflin Enterprise, Inc., d/b/a Home Instead Senior Care, a provider of home care services.
Harry F. McNaught, Jr.                      President, Denison Properties, Inc., a commercial real estate development company.
Paul W. Mobley                              Chairman and Chief Executive Officer, Noble Roman's, Inc., which sells and services franchises for Noble Roman's Pizza and Tuscano's Italian Style Subs.

48 Monroe Bancorp

  COMMON STOCK INFORMATION


                                      Price Per Share
                            ------------------------------------
                                  2009                 2008                               Dividends Declared
                            ------------------------------------                    -----------------------------
  Quarter                    High      Low        High      Low                       2009                2008
                            ------------------------------------                    -----------------------------
  First Quarter............ $ 9.23   $ 5.50      $16.25   $13.13                    $  0.13             $   0.13
  Second Quarter...........   9.50     7.16       14.83    11.75                       0.01                 0.13
  Third Quarter............   8.03     6.17       12.99    10.49                       0.01                 0.13
  Fourth Quarter...........   7.75     5.50       12.00     6.00                       0.01                 0.13


SHAREHOLDER INFORMATION
COMMON STOCK LISTING                                                    Visit monroebank.com for online information on annual
Monroe Bancorp common stock is traded on the NASDAQ Global              reports, quarterly earnings releases, press releases, and a
Market under the trading symbol MROE (Cusip #6103-13-108). At           link to SEC filings.
the close of business on March 12, 2010, there were 6,227,656 shares
outstanding held by 251 shareholders of record.                         CORPORATE INFORMATION
                                                                        Monroe Bancorp is an independent bank holding company
MARKET MAKERS                                                           headquartered in Bloomington, Indiana, with Monroe Bank
Barclays Capital, Inc.                                                  as its wholly owned subsidiary. The Bank is locally owned
Citadel Derivatives Group, LLC                                          and managed, and offers a full range of financial, trust and
Citigroup Global Markets, Inc.                                          investment services through banking centers located in
FIG Partners, LLC                                                       Monroe, Lawrence, Jackson, Hendricks and Hamilton
Hill Thompson Magid & Co., Inc.                                         Counties.
Howe Barnes Hoefer & Arnett, Inc.
J.J.B. Hilliard, W.L. Lyons, Inc.                                       ANNUAL MEETING
Knight Equity Markets, L.P.                                             The Annual Meeting of Shareholders will be held on Thurs-
Lime Brokerage, LLC                                                     day, April 29, 2010, at 10:00 a.m. at the Bloomington/Monroe
Merrill Lynch & Co., Inc.                                               County Convention Center, 302 South College Avenue,
Morgan Stanley & Co., Inc.                                              Bloomington, Indiana.
Penson Financial Services, Inc.
Raymond James and Associates, Inc.                                      CORPORATE HEADQUARTERS
UBS Securities, LLC                                                     Monroe Bancorp
Wedbush Morgan Securities, Inc.                                         210 East Kirkwood Avenue
                                                                        Bloomington, IN 47408
GENERAL STOCKHOLDER INQUIRIES                                           (812) 336-0201, monroebank.com
Stockholders and interested investors may obtain information
about the Company upon written request or by calling:                   This statement has not been reviewed, or confirmed for
Mark D. Bradford                                                        accuracy or relevance, by the Federal Deposit Insurance
President and Chief Executive Officer                                   Corporation.
Monroe Bancorp
210 E. Kirkwood Avenue
Bloomington, IN 47408
(812) 336-0201, bradford@monroebank.com

STOCK TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company                                              Front Cover Photographs, top left to bottom right:
10 Commerce Drive                                                           David M. Snyder, VP, Trust Officer, presenting one of
Cranford, New Jersey 07016                                                  several wealth management seminars; Erin M. Gerth,
(800) 368-5948, frodriguez@rtco.com                                         AVP, Marketing Officer, (facing) and Sharon R. Clark,
                                                                            Commercial Loan Administrative Assistant II,
FORM 10-K AND FINANCIAL INFORMATION                                         providing volunteer services at United Way's Day of
Monroe Bancorp, upon request and without charge, will furnish               Action; Michelle J. McManus, AVP, Manager of Monroe
shareholders, security analysts and investors a copy of Form                Bank's Kirkwood Avenue Banking Center in Bloom-
10-K filed with the Securities and Exchange Commission.                     ington; Kathleen Madison, Senior Executive Assistant,
Please contact:                                                             examining a fiber artwork at a Monroe Bank Art Gallery
David T. Meier                                                              exhibition; Mark D. Bradford, President and CEO of
Vice President, Director of Finance                                         Monroe Bank, welcoming Monroe Bank Prime Time Club
Monroe Bancorp                                                              customers to a holiday function; Monroe Bank's newest
210 E. Kirkwood Avenue                                                      banking center located in Noblesville, Hamilton County;
Bloomington, IN 47408                                                       and a Monroe Bank sponsored animal micro-chipping
(812) 336-0201, meierd@monroebank.com.                                      day at the Noblesville Banking Center.